As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-228857

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONVERSIONPOINT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	83-2687415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

840 Newport Center Drive, Suite 450

Newport Beach, California 92660

(888) 706-6764

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Tallack

President and Chief Executive Officer

ConversionPoint Holdings, Inc.

840 Newport Center Drive, Suite 450

Newport Beach, California 92660

(888) 706-6764

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Larry A. Cerutti, Esq. Bardia Moayedi, Esq. Troutman Sanders LLP 5 Park Plaza, 14th Floor Irvine, California 92614 (949) 622-2700 / (949) 622-2739 (fax)	Richard K. Howe President and Chief Executive Officer Inuvo, Inc. 500 President Clinton Avenue, Suite 300 Little Rock, Arkansas 72201 (501) 205-8508	Jeremy Siegfried, Esq. Matthew P. Navarre, Esq. Porter Wright Morris & Arthur LLP 41 South High Street, Suite 2900 Columbus, Ohio 43215 (614) 227-2181 / (614) 227-2100 (fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. ConversionPoint Holdings may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated April 1, 2019

TO THE STOCKHOLDERS OF CONVERSIONPOINT TECHNOLOGIES INC. AND INUVO, INC.

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2019

Dear Stockholders:

ConversionPoint Technologies Inc., referred to as ConversionPoint, and Inuvo, Inc., referred to as Inuvo, have entered into an Agreement and Plan of Merger, dated as of November 2, 2018 (as it may be amended from time to time), referred to as the merger agreement. The merger agreement provides for a proposed business combination transaction between ConversionPoint and Inuvo.

Subject to the terms and conditions of the merger agreement, ConversionPoint and Inuvo will be combined under a new holding company currently named ConversionPoint Holdings, Inc., referred to as New Parent. The combination will bring together two e-commerce companies with complementary products and services and valuable intellectual property assets. Robert Tallack will serve as President and Chief Executive Officer and Richard K. Howe will serve as the non-executive Chairman of the Board of the combined organization. New Parent will be renamed ConversionPoint Technologies Inc. following completion of the combination.

The combination will be effected by two mergers, between subsidiaries of New Parent, on the one hand, and each of ConversionPoint and Inuvo, on the other hand. Upon completion of the merger between ConversionPoint and a subsidiary of New Parent, each share of ConversionPoint common stock will be converted into the right to receive 0.97314 of a share of common stock of New Parent (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers), which we refer to as the ConversionPoint exchange ratio. We refer to the consideration that each share of ConversionPoint common stock will be converted into, as the ConversionPoint merger consideration. Upon completion of the merger between Inuvo and a subsidiary of New Parent, each share of Inuvo common stock will be converted into the right to receive $0.45 in cash and 0.18877 of a share of common stock of New Parent (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers), which we refer to as the Inuvo exchange ratio. We refer to the consideration that each share of Inuvo common stock will be converted into, as the Inuvo merger consideration. We anticipate that ConversionPoint stockholders will own approximately 70.76%, and Inuvo stockholders will own approximately 29.24%, of the shares of New Parent common stock issued and outstanding immediately after consummation of the mergers and prior to the issuance of any stock in connection with a financing that is a condition to closing of the mergers.

The value of the shares of New Parent common stock issued in connection with the mergers will depend on the price per share of New Parent common stock at the time the mergers are completed. That price will not be known at the time of the special meetings of the ConversionPoint and Inuvo stockholders due to the contemplated underwritten public offering of New Parent common stock which we anticipate to occur after the time of the special meetings and at the time of the closing of the mergers, which we refer to as the New Parent public offering, in order for New Parent to satisfy the material condition contained in the merger agreement that New Parent receive at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms reasonably agreeable to ConversionPoint and Inuvo in good faith, which we refer to as the financing condition. See “Questions and Answers About the Mergers and the Special Meetings—What conditions must be satisfied to complete the mergers?” and “How will the financing condition be satisfied?” in this joint proxy statement/prospectus for a discussion of the financing condition and the New Parent public offering.

The size of New Parent’s board of directors, which we refer to as the New Parent board, will be set at seven with Robert Tallack and Raghunath “Raghu” Kilambi being appointed by ConversionPoint, Richard K. Howe and Gordon Cameron being appointed by Inuvo, and three individuals being appointed by New Parent, on or after the closing date. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the three directors who will be appointed by the New Parent board on or after the date of closing.

Completion of the mergers requires, among other things, the separate adoption and approval of the merger agreement by both ConversionPoint stockholders and Inuvo stockholders. To obtain these required adoptions, and approvals, ConversionPoint and Inuvo will hold special meetings of their respective stockholders on [●], 2019. At the special meeting of ConversionPoint stockholders, ConversionPoint stockholders will be asked to consider and vote on (1) a proposal to adopt the merger agreement, referred to as the ConversionPoint merger proposal, and (2) a proposal to adjourn the ConversionPoint special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the ConversionPoint merger proposal, referred to as the ConversionPoint adjournment proposal. At the special meeting of Inuvo stockholders, Inuvo stockholders will be asked to consider and vote on (1) a proposal to adopt and approve the merger agreement, referred to as the Inuvo merger proposal, (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Inuvo, (3) a proposal to approve and adopt a certificate of amendment to Inuvo’s articles of incorporation to increase the number of authorized shares of Inuvo common stock from 40,000,000 shares to 60,000,000 shares, referred to as the Inuvo articles amendment proposal, and (4) a proposal to adjourn the Inuvo special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Inuvo merger proposal and the Inuvo articles amendment proposal, referred to as the Inuvo adjournment proposal.

CONVERSIONPOINT’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CONVERSIONPOINT MERGER PROPOSAL AND “FOR” THE CONVERSIONPOINT ADJOURNMENT PROPOSAL

INUVO’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INUVO MERGER PROPOSAL, “FOR” APPROVAL OF THE MERGER-RELATED COMPENSATION PROPOSAL, “FOR” THE INUVO ARTICLES AMENDMENT PROPOSAL AND “FOR” THE INUVO ADJOURNMENT PROPOSAL

Information about the special meetings, the mergers and the other business to be considered by ConversionPoint stockholders and Inuvo stockholders is contained in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus, which we urge you to read carefully. The obligations of ConversionPoint and Inuvo to complete the mergers are subject to the satisfaction or waiver of several conditions set forth in the merger agreement including, among others, the financing condition. ConversionPoint and Inuvo encourage you to read this entire joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 29 of this joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Inuvo common stock or ConversionPoint common stock that you own. Whether or not you plan to attend the special meeting of ConversionPoint stockholders or the special meeting of Inuvo stockholders, as applicable, please mark, sign, date and return all proxy cards that you receive in the postage-paid envelope provided, or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet, so that your shares may be represented and voted at the ConversionPoint or Inuvo special meeting, as applicable. Your failure to vote with respect to the ConversionPoint merger proposal or Inuvo merger proposal will have the same effect as voting against such proposal. If you hold your shares in “street name,” you should instruct your broker how to vote your shares in accordance with your voting instruction form.

We hope to see you at the special meetings and look forward to the successful completion of the mergers and the other transactions.

/s/ Robert Tallack	/s/ Richard K. Howe
Robert Tallack	Richard K. Howe
President and Chief Executive Officer	Chief Executive Officer
ConversionPoint Technologies Inc.	Inuvo, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2019, and is first being mailed or otherwise delivered to stockholders of ConversionPoint and stockholders of Inuvo on or about [●], 2019.

ConversionPoint Technologies Inc.
840 Newport Center Drive, Suite 450
Newport Beach, CA 92660
(888) 706-6764

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [●], 2019

To the Stockholders of ConversionPoint Technologies Inc.:

A special meeting of all stockholders of ConversionPoint Technologies Inc. will be held at 840 Newport Center Drive, Suite 450, Newport Beach, California, 92660 on [●], 2019 at [●] a.m., local time, for the following purposes:

1.	To adopt and approve the Agreement and Plan of Merger, dated as of November 2, 2018 (as it may be amended from time to time, the “merger agreement”), by and among, ConversionPoint Technologies Inc. (“ConversionPoint”), ConversionPoint Holdings, Inc. (“New Parent”), Inuvo, Inc. (“Inuvo”), CPT Merger Sub, Inc. (“ConversionPoint Merger Sub”), and CPT Cigar Merger Sub, Inc. (“Inuvo Merger Sub”).

2.	To adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

If you held shares of ConversionPoint common stock at the close of business on [●], 2019, you are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. If a new record date is set, you will be entitled to vote at the special meeting if you held shares in ConversionPoint as of such record date.

The ConversionPoint board has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of ConversionPoint and its stockholders, and unanimously recommends that ConversionPoint stockholders vote “FOR” the ConversionPoint merger proposal and “FOR” the ConversionPoint adjournment proposal.

Your vote is very important. If you do not submit your proxy by telephone, the Internet, or return your signed proxy card(s) by mail or vote in person at your special meeting, it will be more difficult for ConversionPoint to obtain the necessary quorum to hold its special meeting.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet as soon as possible. If you attend the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Robert Tallack
Newport Beach, CA	Robert Tallack
[●], 2019	President and Chief Executive Officer

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CONTACT CONVERSIONPOINT’S GENERAL COUNSEL, JEFFREY MARKS VIA EMAIL AT JEFF@CONVERSIONPOINT.COM.

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, Arkansas 72201
(501) 205-8508

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2019

To the Stockholders of Inuvo, Inc.:

A special meeting of all stockholders of Inuvo, Inc. will be held at 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201 on [●], 2019 at [●], local time, for the following purposes:

1.	To adopt and approve the Agreement and Plan of Merger, dated as of November 2, 2018 (as it may be amended from time to time, the “merger agreement”), by and among, ConversionPoint Technologies Inc. (“ConversionPoint”), ConversionPoint Holdings, Inc. (“New Parent”), Inuvo, Inc. (“Inuvo”), CPT Merger Sub, Inc. (“ConversionPoint Merger Sub”), and CPT Cigar Merger Sub, Inc. (“Inuvo Merger Sub”).

2.	To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Inuvo that is based on or otherwise relates to the completion of the Inuvo merger (the “Inuvo merger-related compensation proposal”).

3.	To adopt a certificate of amendment to Inuvo’s articles of incorporation (the “articles amendment”) to increase the number of authorized shares of Inuvo common stock from 40,000,000 shares to 60,000,000 shares (the “Inuvo articles amendment proposal”).

4.	To adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or the articles amendment (the “Inuvo adjournment proposal”).

5.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

If you held shares of Inuvo common stock at the close of business on [●], 2019, you are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. If a new record date is set, you will be entitled to vote at the special meeting if you held shares in Inuvo as of such record date.

The Inuvo board has unanimously approved the merger agreement and the articles amendment, has determined that the merger agreement, the articles amendment and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Inuvo and its stockholders, and unanimously recommends that Inuvo stockholders vote “FOR” the Inuvo merger proposal, “FOR” the Inuvo merger-related compensation proposal “FOR” the Inuvo articles amendment proposal and “FOR” the Inuvo adjournment proposal.

Your vote is very important. If you do not submit your proxy by telephone, the Internet, or return your signed proxy card(s) by mail or vote in person at your special meeting, it will be more difficult for Inuvo to obtain the necessary quorum to hold its special meeting.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. If you attend the special meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Richard K. Howe
Little Rock, Arkansas	Richard K. Howe
[●], 2019	Chief Executive Officer

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INUVO’S CHIEF FINANCIAL OFFICER, WALLACE D. RUIZ AT (501) 205-8397 OR VIA EMAIL AT WALLACE.RUIZ@INUVO.COM.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Inuvo that is not included in or being delivered with this joint proxy statement/prospectus. The incorporated information that is not included in or being delivered with this joint proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this joint proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the investor relations page of Inuvo’s website at www.inuvo.com or by requesting it in writing or by telephone from Inuvo at the following address or telephone number:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, Arkansas 72201
(501) 205-8508
Attn.: Corporate Secretary
Website: www.inuvo.com

If you would like to request any documents, please do so by [●], 2019 in order to receive them before the Inuvo special meeting. See “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [●], 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to ConversionPoint and Inuvo stockholders nor the issuance by New Parent of shares of New Parent common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Inuvo has been provided by Inuvo and information contained in this document regarding ConversionPoint has been provided by ConversionPoint.

(continued)

ii

(continued)

iii

(continued)

Annex A	Agreement and Plan of Merger, dated as of November 2, 2018, by and among ConversionPoint Technologies Inc., Inuvo, Inc., ConversionPoint Holdings, Inc., CPT Merger Sub, Inc. and CPT Cigar Merger Sub, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated March 1, 2019

Annex B	Amended and Restated Certificate of Incorporation of ConversionPoint Holdings, Inc.

Annex C	Bylaws of ConversionPoint Holdings, Inc.

Annex D	Form of ConversionPoint Support Agreement

iv

(continued)

Annex E	Form of Inuvo Support Agreement

Annex F	Opinion of Canaccord Genuity LLC

Annex G	Section 262 of the General Corporation Law of the State of Delaware

Annex H	Amended Certificate of Incorporation of ConversionPoint Technologies Inc.

Annex I	Bylaws of ConversionPoint Technologies Inc.

Annex J-1	Amended Articles of Incorporation of Inuvo, Inc.

Annex J-2	Proposed Certificate of Amendment to Articles of Incorporation of Inuvo, Inc.

Annex K	Amended and Restated Bylaws of Inuvo, Inc.

v

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the mergers and the special meetings. These questions and answers may not address all questions that may be important to you as a stockholder of ConversionPoint or Inuvo. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 229. All references in this joint proxy statement/prospectus to “ConversionPoint” refer to ConversionPoint Technologies Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to “Inuvo” refer to Inuvo, Inc., a Nevada corporation. All references in this joint proxy statement/prospectus to “New Parent” refer to ConversionPoint Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of ConversionPoint, which will be renamed “ConversionPoint Technologies Inc.” following consummation of the mergers. All references in this joint proxy statement/prospectus to “ConversionPoint Merger Sub” refer to CPT Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of New Parent. All references in this joint proxy statement/prospectus to “Inuvo Merger Sub” refer to CPT Cigar Merger Sub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of New Parent. All references in this joint proxy statement/prospectus to the “Merger Subs” refer to the ConversionPoint Merger Sub and the Inuvo Merger Sub, collectively. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to ConversionPoint and Inuvo. All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 2, 2018 (as it may be amended from time to time), by and among ConversionPoint, Inuvo, New Parent, ConversionPoint Merger Sub and Inuvo Merger Sub, a copy of which, including each amendment thereto through the date hereof, is attached as Annex A to this joint proxy statement/prospectus.

About the Mergers

Q:     Why am I receiving this joint proxy statement/prospectus?

A:     ConversionPoint and Inuvo have entered into the merger agreement which provides for the combination of ConversionPoint and Inuvo under ConversionPoint Holdings, Inc., a new holding company which we refer to as, New Parent. Pursuant to the merger agreement, ConversionPoint Merger Sub will be merged with and into ConversionPoint with ConversionPoint as the surviving company, and Inuvo Merger Sub will be merged with and into Inuvo with Inuvo as the surviving company. As a result, ConversionPoint and Inuvo will each become wholly-owned subsidiaries of New Parent. As a result of the transactions contemplated by the merger agreement, former ConversionPoint and Inuvo stockholders will own stock in New Parent. The approval for listing of New Parent’s stock on The NASDAQ Capital Market, which we refer to as NASDAQ, subject to official notice of issuance, and on the Toronto Stock Exchange, which we refer to as the TSX, subject to standard listing conditions, are, among others, conditions to the obligations of Inuvo and ConversionPoint to consummate the mergers. We refer to these mergers as the ConversionPoint merger and the Inuvo merger, respectively, and together as the mergers. We refer to the date upon which the mergers are consummated as the closing date.

ConversionPoint is holding a special meeting of stockholders, which we refer to as the ConversionPoint special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. We refer to this approval as the ConversionPoint stockholder approval. ConversionPoint stockholders will also be asked to approve the adjournment of the ConversionPoint special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to obtain the ConversionPoint stockholder approval.

Inuvo is holding a special meeting of stockholders, which we refer to as the Inuvo special meeting, in order to obtain the stockholder approval necessary to adopt and approve the merger agreement, which we refer to as the Inuvo stockholder approval. Inuvo stockholders will also be asked to approve (i) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Inuvo that is based on or otherwise relates to the completion of the mergers, which we sometimes refer to as the merger-related compensation, (ii) a proposal to adopt a certificate of amendment to Inuvo’s articles of incorporation to increase the number of authorized shares of Inuvo common stock from 40,000,000 shares to 60,000,000 shares, which we sometimes refer to as the Inuvo articles amendment proposal, and (iii) the adjournment of the Inuvo special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to obtain the Inuvo stockholder approval and adoption of the Inuvo articles amendment proposal. The proposed certificate of amendment is attached hereto as Annex J-2, which we sometimes refer to as the Inuvo articles amendment.

We will be unable to complete the mergers unless both the ConversionPoint stockholder approval and the Inuvo stockholder approval are obtained at the respective special meetings and the other conditions to the mergers have been met. See “What conditions must be satisfied to complete the mergers” below for a discussion of the material conditions including the condition that New Parent receives at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms reasonably agreeable to ConversionPoint and Inuvo in good faith, which we refer to as the financing condition. New Parent intends to satisfy the financing condition through an underwritten public offering of New Parent common stock.

Q:     How will the financing condition be satisfied?

A:     In order to secure the necessary funds to satisfy the financing condition, New Parent intends to undertake an underwritten public offering of its common stock that will close at or prior to the closing of the mergers, referred to as the New Parent public offering, and as a condition to the consummation of the mergers, New Parent must receive at least $36 million in gross proceeds from the New Parent public offering. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of New Parent common stock in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Although New Parent intends to conduct the New Parent public offering to satisfy the financing conditions, under the terms of the merger agreement, New Parent (either directly or indirectly through ConversionPoint) may also satisfy the financing condition through the private issuances of debt, equity or equity-linked securities. Thus, if New Parent does not consummate the New Parent public offering, the financing condition to the mergers could be satisfied by New Parent and/or ConversionPoint through the private issuance of debt, equity or equity-linked securities.

Q:     Why are ConversionPoint and Inuvo conducting the mergers?

A:     The board of directors of ConversionPoint, which we refer to as the ConversionPoint board, consulted with ConversionPoint’s management and legal and financial advisors to approve the merger agreement and the transactions contemplated thereby, and determined that the terms of the ConversionPoint merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, ConversionPoint and its stockholders. The ConversionPoint board believes that the strategic nature of the transaction is in the best interests of both ConversionPoint and Inuvo and their respective stockholders. The mergers will combine ConversionPoint’s and Inuvo’s respective businesses to create a new company that will sell marketing, data and e-commerce optimization technologies in a single platform serving e-commerce clients. Among other things, the combined company would have a strong balance sheet and the ability to invest in and improve new technology, services and products for customers. In reaching its conclusion, the ConversionPoint board considered a variety of factors, including financial and operating information relating to the two companies. To review the reasons for the mergers considered by ConversionPoint in greater detail, see “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152.

The board of directors of Inuvo, which we refer to as the Inuvo board, has consulted with Inuvo’s management and legal and financial advisors and periodically reviewed and considered various strategic opportunities available to Inuvo, including whether the continued execution of Inuvo’s strategy as a stand-alone company, or the possible sale of Inuvo to or a combination of Inuvo with a third party offered the best avenue to maximize stockholder value. The Inuvo board concluded that the consummation of the Inuvo merger would maximize value to Inuvo’s stockholders by providing the opportunity to participate in the growth and opportunities of the combined company and to receive cash for a portion of the value of the stockholders’ shares. The Inuvo board believes that the consummation of the mergers and the transactions contemplated by the merger agreement will allow the combined company to achieve strategic and financial benefits, including cost savings and operating synergies, which are expected to create value for the combined company’s stockholders. In reaching its conclusion, the Inuvo board considered a variety of factors, including financial and operating information relating to the two companies. To review Inuvo’s reasons for the Inuvo merger, please see “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152.

Q:     What are the positive and negative factors that each of the ConversionPoint board and the Inuvo board considered in connection with the mergers?

A:     The ConversionPoint board and the Inuvo board considered a variety of factors, both positive and negative, in connection with the mergers. The reasons in favor of the mergers considered by the ConversionPoint board included, but are not limited to, the fact that the combination of ConversionPoint’s and Inuvo’s respective businesses are expected to create combined annual cost synergies; the fact that ConversionPoint stockholders would have the opportunity to participate in the future performance of the combined company based on their majority ownership of New Parent common stock upon completion of the mergers; and the fact that the combined company would have a strong balance sheet and the ability to add new technology, services and products for customers. The potentially negative factors associated with the mergers considered by the ConversionPoint board include, but are not limited to, the dilution associated with the shares that New Parent is required to issue to satisfy the financing condition; the risk that the mergers might not be consummated in a timely manner; the risk that certain key employees of ConversionPoint or Inuvo might not choose to remain with the combined company; the potential challenges and difficulties relating to integrating the operations of ConversionPoint and Inuvo; and the potential $2,800,000 termination fee that ConversionPoint will be required to pay to Inuvo in certain circumstances if the merger agreement is terminated. To review the potentially positive and negative factors considered by the ConversionPoint board in greater detail, see “The Mergers—Recommendation of the ConversionPoint Board; and its Reasons for the ConversionPoint Merger” beginning on page 152.

The Inuvo board considered a number of positive factors, including the facts that the Inuvo merger is expected to result in a company with a stronger balance sheet; that the proposed cash consideration portion alone of the Inuvo merger consideration represented a premium over the market price at which Inuvo’s common stock traded prior to entering into the merger agreement; that by including both cash and stock, the Inuvo stockholders might participate in the future of the combined, publicly traded company; that the combination of technologies from both parties represents an alignment with a market-based consolidation of marketing, data and e-commerce optimization technologies; that certain Inuvo technologies could be immediately sold to certain ConversionPoint clients; that the marketplace that the combined company will operate in possesses significant competitive barriers to entry; and that the combined company would have scale sufficient to attract capital market interest. The Inuvo board also considered a number of negative factors, including the facts that the transaction is not all cash, ConversionPoint is a privately held company without a valuation set by public trading of its common stock, the unknown value of the portion of the consideration to Inuvo’s stockholders to be paid in New Parent common stock and the potential $2,800,000 termination fee that Inuvo will be required to pay to ConversionPoint in certain circumstances if the transactions are terminated. To review the full list of factors, positive and negative, that the Inuvo board considered in connection with the Inuvo merger, see “The Mergers—Recommendation of the Inuvo Board; and its Reasons for the Inuvo Merger” beginning on page 152.

Q:     What will Inuvo stockholders receive in the Inuvo merger?

A:     In the Inuvo merger, each share of Inuvo common stock, par value $0.001 per share, which we refer to as Inuvo common stock will be converted into the right to receive $0.45 in cash and 0.18877 of a share of validly issued, fully-paid and non-assessable common stock, par value $0.0001 per share, of New Parent, which we refer to as New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers). We refer to the consideration that each share of Inuvo common stock will be converted into as the Inuvo merger consideration. Shares held by Inuvo as treasury stock or that are owned by Inuvo, Inuvo Merger Sub or any other wholly-owned subsidiary of Inuvo, which we refer to as the Inuvo excluded shares, will not be converted into the Inuvo merger consideration and will be canceled. For a discussion of how the amount of the stock portion of the Inuvo merger consideration may be adjusted downward based on the number of shares of Inuvo common stock issued and outstanding on the closing date of the mergers, see “The Merger Agreement and Related Agreement—Merger Consideration Received by Inuvo Stockholders” beginning on page 173.

Q:     What will ConversionPoint stockholders receive in the ConversionPoint merger?

A:     Upon completion of the ConversionPoint merger, each share of common stock of ConversionPoint, par value $0.0001 per share, which we refer to as ConversionPoint common stock, will be converted into 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers), which we refer to as the ConversionPoint merger consideration. Shares held by ConversionPoint as treasury stock or that are owned by ConversionPoint, ConversionPoint Merger Sub or any other wholly-owned subsidiary of ConversionPoint, which we refer to as the ConversionPoint excluded shares, will not be converted into the ConversionPoint merger consideration and will be canceled. For a discussion of how the ConversionPoint merger consideration may be adjusted downward based on the number of shares of ConversionPoint common stock issued and outstanding on the closing date of the mergers, see “The Merger Agreement and Related Agreement—Merger Consideration Received by ConversionPoint Stockholders” beginning on page 172.

Q:     What was the effect of the amendment to the merger agreement?

A:     On March 1, 2019, ConversionPoint, Inuvo, New Parent, Inuvo Merger Sub, and CPT Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger, which we sometimes refer to herein as the first merger amendment, to, among other things, (i) extend the outside dates for financing and completion of the mergers, (ii) to permit the issuance by Inuvo of an aggregate of $1,440,000 principal of Original Issue Discount Unsecured Subordinated Convertible Notes by September 1, 2020, which we refer to as the Inuvo convertible notes, (iii) to permit the Inuvo exchange ratio to adjust downward upon the issuance of additional shares of Inuvo common stock, including in connection with the conversion of the Inuvo convertible notes, and (iv) to permit an increase in Inuvo’s authorized shares. The first merger amendment is more fully described at “The Merger Agreement and Related Agreements—Amendment No. 1 to the Agreement and Plan of Merger” beginning on page 193.

Q:     Should I send in my stock certificates now for the exchange?

A:     ConversionPoint Stockholders: Because all shares of ConversionPoint common stock have been issued in book entry form, ConversionPoint stockholders do not have any certificates to exchange. As of the effective time of the ConversionPoint merger, holders of ConversionPoint common stock will receive from New Parent’s exchange agent, a letter of transmittal and information on how to obtain the ConversionPoint consideration.

Inuvo Stockholders: No. Inuvo stockholders should keep any stock certificates they hold at this time. After the mergers are completed, Inuvo stockholders holding Inuvo stock certificates will receive a letter of transmittal and instructions on how to obtain the Inuvo merger consideration from New Parent’s exchange agent.

Q:     What equity stake will former ConversionPoint stockholders and Inuvo stockholders hold in New Parent?

A:     Upon completion of the mergers, it is anticipated that ConversionPoint stockholders, on the one hand, and Inuvo stockholders, on the other hand, will hold approximately 70.76% and 29.24%, respectively, of the shares of common stock of New Parent issued and outstanding immediately after the consummation of the mergers (on a fully diluted basis, including dilution from the exercise of outstanding stock options and warrants prior to the consummation of the mergers, and restricted stock units, based on the treasury method) and prior to the issuance by New Parent of any equity securities in connection with the New Parent public offering or in connection with a private offering of equity and/or equity-linked securities to satisfy the financing condition.

Since we do not know the value of the shares of New Parent common stock or the amount of shares of New Parent common stock that may be issued in connection with the New Parent public offering or the value or amount of New Parent or ConversionPoint common stock and/or equity-linked securities that may be issued privately to satisfy the financing condition should New Parent not proceed with the New Parent public offering, we will not know the exact percentage of equity former Inuvo stockholders or ConversionPoint stockholders will hold in New Parent until after the closing of the New Parent public offering and/or private offering.

Q:     How do I calculate the value of the ConversionPoint merger consideration?

A:     New Parent will issue 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers) in exchange for each share of ConversionPoint common stock. The value of the ConversionPoint merger consideration that ConversionPoint stockholders will receive in the ConversionPoint merger for each share of ConversionPoint common stock will depend on the price per share of New Parent’s common stock on NASDAQ at the time the ConversionPoint merger is completed.

Q:     How do I calculate the value of the Inuvo merger consideration?

A:     New Parent will issue $0.45 in cash and 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers) in exchange for each share of Inuvo common stock. The value of the Inuvo merger consideration that Inuvo stockholders will receive in the Inuvo merger for each share of Inuvo common stock will depend, in part, on the price per share of New Parent’s common stock on NASDAQ at the time the Inuvo merger is completed.

Q:     What are the material risks associated with the mergers?

A:     There are certain material risks associated with the mergers which you should carefully consider in deciding whether to vote for adoption and approval of the merger agreement. These material risks include the fact that the implied value to Inuvo stockholders of the Inuvo merger consideration and the implied value to ConversionPoint stockholders of the ConversionPoint merger consideration will not be known until the closing of the mergers that will occur after the special meetings. For a more complete summary of the material risks associated with the mergers, see “Risk Factors” beginning on page 29.

Q:     What will be the composition of New Parent’s Board of Directors after the mergers?

A:     After the mergers, the size of New Parent’s board of directors, which we refer to as the New Parent board, will initially be set at no less than five and no more than seven with Robert Tallack and Raghu Kilambi being appointed by ConversionPoint, Richard K. Howe and Gordon Cameron being appointed by Inuvo, and three individuals being appointed by New Parent after the closing date. As of the date of this joint proxy statement/prospectus, no determination has been made as to the identity of the three directors who will be appointed by the New Parent board after the date of closing.

Q:     What conditions must be satisfied to complete the mergers?

A:     ConversionPoint and Inuvo are not required to complete the mergers unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of both the ConversionPoint stockholder approval and Inuvo stockholder approval; (ii) that the shares of New Parent common stock have been approved for listing on NASDAQ, subject to official notice of issuance, and the TSX, subject to standard listing conditions; (iii) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the mergers; (iv) effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or proceedings for that purpose; (v) New Parent, having met the financing condition at or prior to the closing of the mergers; and (vi) that ConversionPoint shall not have received demands for appraisal rights from holders of ConversionPoint common stock representing more than 10% of the issued and outstanding shares of ConversionPoint common stock.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see “The Merger Agreement and Related Agreements—Covenants and Agreements—Conditions to Completion of the Mergers” beginning on page 189.

Q:     Why am I being asked to cast a non-binding advisory vote on the proposal approving the merger-related compensation, sometimes referred to as the merger-related compensation proposal?

A:     The Securities and Exchange Commission requires Inuvo to seek a non-binding advisory vote on the merger-related compensation proposal. The merger-related compensation consists of certain golden parachute payments to be received after closing by certain of Inuvo’s executive officers pursuant to Separation Agreements, which will be entered into by New Parent and such executive officers as a condition of closing of the mergers. If the mergers are completed, New Parent will be contractually obligated to make these payments to these executive officers under certain circumstances. Mr. Richard Howe will receive aggregate consideration in an amount equal to $1,251,457, Mr. Wallace Ruiz will receive aggregate consideration in an amount equal to $607,706, and Mr. Trey Barrett will receive aggregate consideration in an amount equal to $254,000. The executive officers will receive a mix of cash and equity consideration. For further discussion of the merger-related compensation, see “The Mergers—Merger-Related Compensation” beginning on page 168 for further information.

Q:     What will happen if the Inuvo shareholders do not approve the merger-related compensation proposal at the special meeting?

A:     Approval of the merger-related compensation proposal is not a condition to completion of the mergers. The vote with respect to the merger-related compensation proposal is an advisory vote and will not be binding on Inuvo (or New Parent or ConversionPoint following the mergers). Accordingly, as such compensation is contractual, such compensation will become payable if the mergers are completed regardless of the outcome of the advisory vote.

 Q:    Why is Inuvo proposing adoption of the Inuvo articles amendment?

A:    Inuvo is proposing adoption of the Inuvo articles amendment to increase the number of authorized shares of Inuvo common stock from 40,000,000 shares to 60,000,000 shares. Because Inuvo is a Nevada corporation, it is subject to the Nevada Revised Statutes, which we refer to as the NRS. In order to amend Inuvo’s articles of incorporation, the NRS effectively requires that such amendment be approved by stockholders representing a majority of the outstanding shares of Inuvo.

As a condition to the closing of the issuance of the Inuvo convertible notes, and in connection with the first merger amendment, the Inuvo board was required by the purchasers of the notes and CPT Investments to recommend the adoption and approval of the Inuvo articles amendment to the Inuvo stockholders. For further discussion of the Inuvo articles amendment, see “Proposal 3—Adoption of the Certificate of Amendment to the Inuvo Amended Articles of Incorporation” beginning on page 137.

Q:     What are the consequences to ConversionPoint and Inuvo if the merger agreement is terminated?

A:     The merger agreement may be terminated and the mergers may be abandoned at any time prior to the completion of the mergers (including after stockholder approval) by mutual written consent of ConversionPoint and Inuvo. The merger agreement may also be terminated by either ConversionPoint or Inuvo under certain conditions as described in greater detail in “The Merger Agreement and Related Agreements—Termination” beginning on page 190. If the merger agreement is terminated, a termination fee may be payable. To review the consequences if the merger agreement is terminated in greater detail, see “The Merger Agreement and Related Agreements—Termination Fee and Expenses” beginning on page 192.

If the mergers are not completed for any reason, ConversionPoint stockholders will not receive the ConversionPoint merger consideration and Inuvo stockholders will not receive the Inuvo merger consideration. Instead, ConversionPoint will remain a private company and Inuvo will remain an independent public company and its common stock will continue to be listed and traded on the NYSE American.

Q:     What constitutes a quorum?

A:     ConversionPoint Special Meeting: Holders of a majority in voting power of the ConversionPoint common stock issued and outstanding and entitled to vote at the ConversionPoint special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, stockholders holding a majority of the shares of ConversionPoint common stock, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the ConversionPoint special meeting, [●] shares of ConversionPoint common stock would be required to achieve a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares of ConversionPoint common stock considered to be present at the meeting.

Inuvo Special Meeting: Holders of a majority of the outstanding shares of Inuvo common stock entitled to vote at the Inuvo special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, the chairman of the meeting or stockholders holding a majority of the shares of Inuvo common stock, present in person or represented by proxy, will have the power to adjourn the special meeting. As of the record date for the Inuvo special meeting, [●] shares of Inuvo common stock would be required to achieve a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares of Inuvo common stock considered to be present at the meeting.

Q:     What vote is required to approve each ConversionPoint proposal?

A:     Proposal to Adopt the Merger Agreement by ConversionPoint Stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of ConversionPoint common stock outstanding and entitled to vote. Accordingly, a ConversionPoint stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal to Adjourn the ConversionPoint Special Meeting by ConversionPoint Stockholders: At the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of ConversionPoint common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:     What vote is required to approve each Inuvo proposal?

A:     Proposal to Adopt the Merger Agreement by Inuvo Stockholders: Adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of Inuvo common stock outstanding and entitled to vote. Accordingly, a Inuvo stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Inuvo stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement.

Merger-Related Compensation Proposal: Approving the advisory merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of Inuvo common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the merger-related compensation proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of such vote. Approval of the advisory merger-related compensation proposal is not a condition to completion of the mergers. The vote is an advisory (non-binding) vote. If the mergers are completed, Inuvo may pay the specified compensation to its named executive officers in connection with the mergers even if Inuvo stockholders fail to approve the advisory merger-related compensation proposal.

Inuvo Articles Amendment Proposal: Approving and adopting the Inuvo articles amendment proposal requires the affirmative vote of holders of a majority of the shares of Inuvo common stock outstanding and entitled to vote. Accordingly, an Inuvo stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or a broker non-vote, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the Inuvo articles amendment.

Proposal to Adjourn the Inuvo Special Meeting by Inuvo Stockholders: Approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement or the Inuvo articles amendment requires the affirmative vote of holders of a majority of the shares of Inuvo common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:     What are the recommendations of the ConversionPoint board of directors?

A:     The ConversionPoint board has (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the ConversionPoint merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, ConversionPoint and its stockholders, (iii) directed that the merger agreement be submitted to ConversionPoint stockholders for adoption, (iv) recommended that ConversionPoint stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The ConversionPoint board recommends that ConversionPoint stockholders vote:

“FOR” the proposal to adopt the merger agreement; and

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

See “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152.

Q:     What are the recommendations of the Inuvo board of directors?

A:     The Inuvo board has (i) approved the merger agreement and consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement, the Inuvo merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Inuvo and its stockholders, (iii) directed that the merger agreement be submitted to Inuvo stockholders for adoption and approval at the Inuvo special meeting, (iv) recommended that Inuvo’s stockholders adopt and approve the merger agreement and (v) declared that the merger agreement is advisable.

Additionally, the Inuvo board has (i) determined that the terms of the Inuvo articles amendment is in the best interests of Inuvo and its stockholders, (ii) approved the Inuvo articles amendment, (iii) directed that the Inuvo articles amendment be submitted to Inuvo stockholders for adoption and approval at the Inuvo special meeting, and (iv) recommended that Inuvo’s stockholders adopt and approve the Inuvo articles amendment.

The Inuvo board recommends that Inuvo stockholders vote:

“FOR” the proposal to adopt and approve the merger agreement;

“FOR” the proposal to approve, on a non-binding advisory basis, the merger-related compensation;

“FOR” the proposal to adopt and approve the Inuvo articles amendment; and

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement or the Inuvo articles amendment.

See “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152.

Q:     When do you expect the mergers to be completed?

A:     ConversionPoint and Inuvo are working to complete the mergers as quickly as possible, and we anticipate that they will be completed in the second quarter of 2019. However, the mergers are subject to conditions which are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of both companies could result in the mergers being completed at a later time, or not at all.

Q:     What are my U.S. federal income tax consequences as a result of the mergers?

A:     For United States federal income tax purposes, it is intended that the ConversionPoint merger, the Inuvo merger, and, to the extent New Parent satisfies the financing condition through the issuance of New Parent equity securities, which we refer to as an equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to ConversionPoint’s obligation to complete the ConversionPoint merger that ConversionPoint receive an opinion of its counsel, Troutman Sanders LLP, which we refer to as Troutman Sanders, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. It is a condition to Inuvo’s obligation to complete the Inuvo merger that Inuvo receive a written opinion of its counsel, Porter Wright Morris & Arthur LLP, which we refer to as Porter Wright, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. If the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, qualify as an “exchange” within the meaning of Section 351(a) of the Code, then:

●	U.S. holders (as defined in the section entitled “The Mergers—Material United States Federal Income Tax Consequences of the Mergers”) of ConversionPoint common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of ConversionPoint common stock for New Parent common stock, except with respect to cash received in lieu of fractional shares of New Parent common stock; and

●	U.S. holders of Inuvo common stock generally will recognize gain, but not loss, on the exchange of Inuvo common stock for a combination of New Parent common stock and cash equal to the lesser of:

(1)	the excess, if any, of (i) the sum of the fair market value of New Parent common stock received in the Inuvo merger and the amount of cash received in the Inuvo merger over (ii) such U.S. holder’s tax basis in the Inuvo common stock surrendered in the Inuvo merger, and

(2)	the amount of cash received by such stockholder in the Inuvo merger.

Tax matters can be complicated, and the tax consequences of the transactions to a particular stockholder will depend on such stockholder’s particular facts and circumstances. You are strongly urged to consult with a tax advisor to determine the U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. See “The Mergers—Material United States Federal Income Tax Consequences of the Mergers” on page 195.

Q:     Are ConversionPoint stockholders entitled to appraisal rights?

A:     Pursuant to Section 262, which we refer to as Section 262, of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, holders of shares of ConversionPoint common stock that meet certain requirements will have the right to obtain payment in cash for the fair value of their shares of ConversionPoint common stock, as determined by the Delaware Court of Chancery, rather than the ConversionPoint merger consideration. Appraisal rights are only available to ConversionPoint stockholders who do not vote in favor of adopting the merger agreement and a vote in favor of adopting the merger agreement will constitute a waiver of the stockholders’ appraisal rights. To exercise appraisal rights, ConversionPoint stockholders must strictly follow the procedures prescribed by Section 262. These procedures are summarized under the section entitled “The Mergers—Appraisal Rights” beginning on page 169. In addition, the text of Section 262 is included as Annex G to this joint proxy statement/prospectus.

Q:     Are Inuvo stockholders entitled to appraisal rights?

A:     No. Under the NRS, appraisal rights shall not apply and holders of shares of Inuvo common stock will not have the right to obtain payment in cash for the fair value of their shares of Inuvo common stock.

Q:     If the mergers are completed, when can I expect to receive the New Parent common stock for my shares of ConversionPoint common stock?

A:     Each holder of record of one or more shares of ConversionPoint common stock whose shares will be converted into the right to receive the ConversionPoint merger consideration will automatically, upon the effective time of the ConversionPoint merger, be entitled to receive, and New Parent will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the New Parent common stock to which such holder is entitled under the merger agreement. Because ConversionPoint has not issued any stock certificates, none of ConversionPoint’s stockholders will be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the ConversionPoint merger consideration.

Q:     If the mergers are completed, when can I expect to receive the Inuvo merger consideration for my shares of Inuvo common stock?

A:     Certificated Shares: As soon as reasonably practicable after the effective time of the mergers, New Parent will cause an exchange agent to mail to each holder of certificated shares of Inuvo common stock a form of letter of transmittal and instructions for use in effecting the exchange of Inuvo common stock for the Inuvo merger consideration. After receiving the proper documentation from a holder of Inuvo common stock, the exchange agent will deliver to such holder the cash and New Parent common stock to which such holder is entitled under the merger agreement. More information on the documentation a holder of Inuvo common stock is required to deliver to the exchange agent may be found under the section entitled “The Merger Agreement and Related Agreements—Conversion of Shares; Exchange of Certificates; No Fractional Shares” beginning on page 175.

Book Entry Shares: Each holder of record of one or more book entry shares of Inuvo common stock whose shares will be converted into the right to receive the Inuvo merger consideration will automatically, upon the effective time of the mergers, be entitled to receive, and New Parent will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the cash and New Parent common stock to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the Inuvo merger consideration.

Q:     What happens if I sell my shares of ConversionPoint common stock or Inuvo common stock after the record date but before the applicable special meeting?

A:     The record dates for the ConversionPoint special meeting, which we refer to as the ConversionPoint record date and for the Inuvo special meeting, which we refer to as the Inuvo record date, are earlier than the date of the special meetings and the date that the mergers are expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless you grant the transferee a proxy, you will retain your right to vote at such special meeting, but will have transferred the right to receive the ConversionPoint merger consideration or the Inuvo merger consideration, as applicable, in the mergers. In order to receive the ConversionPoint merger consideration or the Inuvo merger consideration, as applicable, you must hold your shares through completion of the mergers.

Q:     What happens if I sell my shares of ConversionPoint common stock or Inuvo common stock after the applicable special meeting, but before the applicable effective time of the mergers?

A:     If you transfer your shares after the applicable special meeting, but before the effective time of the mergers, you will have transferred the right to receive ConversionPoint merger consideration or Inuvo merger consideration, as applicable, in the mergers. In order to receive the ConversionPoint merger consideration or the Inuvo merger consideration, you must hold your shares of ConversionPoint or Inuvo, as applicable, through completion of the mergers (i.e., through the effective times of the mergers).

About the Special Meetings

Q:     When and where will the ConversionPoint and Inuvo special meetings be held?

A:     ConversionPoint: The ConversionPoint special meeting will be held at the principal executive offices of ConversionPoint, 840 Newport Center Drive, Suite 450, Newport Beach, California 92660, on [●], 2019 at [●] a.m., local time, unless the special meeting is adjourned or postponed.

Inuvo: The Inuvo special meeting will be held at 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201, on [●], 2019 at [●] local time, unless the special meeting is adjourned or postponed.

Q:     Who is entitled to vote at the ConversionPoint and Inuvo special meetings?

A:     ConversionPoint Special Meeting: ConversionPoint has fixed [●], 2019 as the ConversionPoint record date. If you were a ConversionPoint stockholder at the close of business on the ConversionPoint record date, you are entitled to vote on matters that come before the ConversionPoint special meeting. However, a ConversionPoint stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the ConversionPoint special meeting.

Inuvo Special Meeting: Inuvo has fixed [●], 2019 as the Inuvo record date. If you were an Inuvo stockholder at the close of business on the Inuvo record date, you are entitled to vote on matters that come before the Inuvo special meeting. However, an Inuvo stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Inuvo special meeting.

Q:     How many votes do I have?

A:     ConversionPoint: ConversionPoint stockholders are entitled to one vote at the ConversionPoint special meeting for each share of ConversionPoint common stock held of record as of the ConversionPoint record date. As of the close of business on the ConversionPoint record date, there were [●] outstanding shares of ConversionPoint common stock.

Inuvo: Inuvo stockholders are entitled to one vote at the Inuvo special meeting for each share of Inuvo common stock held of record as of the Inuvo record date. As of the close of business on the Inuvo record date, there were [●] outstanding shares of Inuvo common stock.

Q:     What if I hold shares in both ConversionPoint and Inuvo?

A:     If you are a stockholder of both ConversionPoint and Inuvo, you will receive two separate packages of proxy materials. A vote as an Inuvo stockholder for the proposal to adopt and approve the merger agreement will not constitute a vote as a ConversionPoint stockholder for the proposal to adopt the merger agreement, or vice versa.

THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM CONVERSIONPOINT OR INUVO, OR SUBMIT A PROXY AS BOTH A CONVERSIONPOINT AND INUVO STOCKHOLDER OVER THE INTERNET OR BY TELEPHONE.

Q:     My shares of Inuvo common stock are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:     No. If your shares of Inuvo common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

We believe that (i) under the NRS, broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Inuvo special meeting and (ii) under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers do not have discretionary authority to vote on any of the Inuvo proposals. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement but will have no effect on the other proposals.

Q:     What do I need to do now?

A:     Read and consider the information contained in this joint proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at your company’s special meeting.

Q:     How do I vote?

A:     You can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting. For detailed information, see “Information About the ConversionPoint Special Meeting and Vote—Voting of Shares; Proxies” beginning on page 126 and “Information About the Inuvo Special Meeting and Vote—Voting of Shares; Proxies” beginning on page 133. YOUR VOTE IS VERY IMPORTANT.

Q:     Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:     Yes. You can change your vote by revoking your proxy at any time before it is voted at the ConversionPoint or Inuvo special meeting, as applicable. You can do this in one of four ways: (1) submit a proxy again by telephone or over the Internet prior to midnight on the night before the special meeting; (2) sign another proxy card with a later date and return it prior to midnight on the night before the special meeting; (3) attend the applicable special meeting and complete a ballot; or (4) send a written notice of revocation to the secretary of ConversionPoint or Inuvo, as applicable, so that it is received prior to midnight on the night before the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:     What should stockholders do if they receive more than one set of voting materials for a special meeting?

A:     You may receive more than one set of voting materials for a special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:     Who should I call if I have questions about the proxy materials or voting procedures?

A:     If you have questions about the mergers, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a ConversionPoint stockholder, you should contact Jeffrey Marks, General Counsel, by mail at 840 Newport Center Drive, Suite 450, Newport Beach, California 92660, or by email at jeff@conversionpoint.com.

If you are an Inuvo stockholder, you should contact Georgeson LLC, the proxy solicitation agent for Inuvo, by telephone at (800) 509-1312 (toll free) or by email at Inuvo@georgeson.com.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Q:     Will any fractional shares be issued in connection with the mergers?

A:     No fractional shares of New Parent common stock will be issued. Holders of ConversionPoint common stock and Inuvo common stock to whom fractional shares would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales price of one share of New Parent common stock, as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the mergers.

Q:     Are there any ConversionPoint or Inuvo stockholders already committed to vote in favor of the merger-related proposals?

A:     Yes. ConversionPoint, New Parent, Inuvo, and the Merger Subs have entered into support agreements dated as of November 1 and 2, 2018 (as they may be amended from time to time), referred to collectively as the support agreements, with certain stockholders of ConversionPoint and Inuvo pursuant to which each such stockholder has agreed to vote the number of shares of ConversionPoint common stock or Inuvo common stock, as the case may be, beneficially owned by them as of the record date in favor of the adoption of the merger agreement and, with respect to the stockholders of Inuvo, against any alternative transaction with respect to Inuvo.

The following stockholders of ConversionPoint have entered into support agreements: (i) Andre Peschong, (ii) Jack Thomsen, (iii) Christopher Jahnke, (iv) Haig Newton, (v) Hybrid Theory Capital Ltd., (vi) Jeffrey Marks, (vii) Peter Nguyen, (viii) Raghu Kilambi and (ix) Stephen Blazick. The ConversionPoint stockholders that have entered into the support agreements collectively own approximately, 58% of the outstanding shares of ConversionPoint as of March 8, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the ConversionPoint common stock outstanding and entitled to vote. Given that holders of more than a majority of the shares of ConversionPoint common stock outstanding have executed support agreements as described above, ConversionPoint does not require the affirmative vote of any non-affiliated stockholder of ConversionPoint to approve the ConversionPoint merger.

The following stockholders of Inuvo entered into support agreements: (i) G. Kent Burnett, (ii) Don “Trey” Barrett III, (iii) Gordon J. Cameron, (iv) Richard K. Howe, (v) Charles D. Morgan, (vi) John B. Pisaris, (vii) Wallace D. Ruiz, and (viii) Patrick Terrell. The Inuvo stockholders that have entered into support agreements collectively own approximately, 14.9% of the outstanding shares of Inuvo common stock as of March 12, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Inuvo common stock outstanding and entitled to vote. 35.2% of the non-affiliated public stockholders of Inuvo must affirmatively vote in favor of approving and adopting the merger agreement in addition to the Inuvo stockholders described above who have entered into support agreements in order for Inuvo to receive the requisite majority approval of the merger agreement.

For more information, please see copies of the forms of support agreements attached as Annex D and Annex E to this joint proxy statement/prospectus and the section titled “The Merger Agreement and Related Agreements—Support Agreements” beginning on page 192 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. ConversionPoint and Inuvo urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Unless stated otherwise, all references in this joint proxy statement/prospectus to ConversionPoint refer to ConversionPoint Technologies Inc., a Delaware corporation, all references to Inuvo refer to Inuvo, Inc., a Nevada corporation, all references to ConversionPoint Merger Sub refer to CPT Merger Sub, Inc., a Delaware corporation, all references to Inuvo Merger Sub refer to CPT Cigar Merger Sub, Inc., a Nevada corporation, all references to New Parent refer to ConversionPoint Holdings, Inc., a Delaware corporation, and all references to the merger agreement refer to the Agreement and Plan of Merger, dated as of November 2, 2018 (as it may be amended from time to time), by and among ConversionPoint, New Parent, Inuvo, ConversionPoint Merger Sub, and Inuvo Merger Sub, a copy of which, including each amendment thereto through the date hereof, is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. See “Where you Can Find More Information” beginning on page 229.

Information about the Companies Involved in the Mergers

ConversionPoint

ConversionPoint, through its wholly-owned subsidiaries, helps e-commerce companies and brands target, convert, manage and re-engage their customers using sophisticated online tracking and data analytics. ConversionPoint’s suite of technologies manages and optimizes multiple aspects of e-commerce including: rich media content creation, product information management and syndication, audience targeting, conversion optimization, remarketing, logistics and customer management. ConversionPoint both delivers its technologies to its customers through software-as-a-service, or SaaS, and uses its technologies to provide managed digital marketing and e-commerce technology services to brands and advertisers, which we refer to as managed services. ConversionPoint also uses its own technologies to sell various products directly to consumers, which we refer to as e-commerce product sales. ConversionPoint’s vision is to simplify the entire e-commerce experience by integrating its technologies and offering a broad range of e-commerce solutions on a single, easy-to-use platform. ConversionPoint’s principal executive offices are located at 840 Newport Center Drive, Suite 450, Newport Beach, California 92660. ConversionPoint’s phone number is (888) 706-6764 and its website is www.conversionpoint.com.

For additional information about ConversionPoint and its subsidiaries, see “Description of ConversionPoint” beginning on page 63.

Inuvo

Inuvo develops data, analytics and artificial intelligence technology that empowers its clients to execute their business-to-business and business-to-consumer strategies. These capabilities allow Inuvo’s clients to engage with customers and prospects in a manner that drives closer collaboration through knowledge. These unique and patented technologies have been used to serve numerous world-renowned customers in industries that have included retail, automotive, insurance, health care, technology, telecommunications and finance. Inuvo’s principal executive offices are located at 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201. Inuvo’s phone number is (501) 205-8508 and its website is www.inuvo.com.

For additional information about Inuvo and its subsidiaries, see “Description of Inuvo” beginning on page 93.

ConversionPoint Holdings, Inc.

New Parent is a Delaware corporation and a direct wholly-owned subsidiary of ConversionPoint. New Parent was organized on November 1, 2018 solely for the purpose of effecting the mergers and, following consummation of the mergers, New Parent intends to change its name to “ConversionPoint Technologies Inc.” Pursuant to the merger agreement, ConversionPoint Merger Sub will be merged with and into ConversionPoint, and Inuvo Merger Sub will be merged with and into Inuvo. As a result, Inuvo and ConversionPoint will each become wholly-owned subsidiaries of New Parent. As a result of the transactions contemplated by the merger agreement, New Parent will become a publicly traded corporation, and former ConversionPoint and Inuvo stockholders will own stock in New Parent. New Parent has not carried on any activities other than in connection with the mergers and the establishment of an equity incentive plan. New Parent’s principal executive offices are located at 840 Newport Center Drive, Suite 450, Newport Beach, California 92660. For additional information about New Parent, see “Description of New Parent” beginning on page 117.

ConversionPoint Merger Sub

ConversionPoint Merger Sub, a wholly-owned subsidiary of New Parent, is a Delaware corporation formed on November 1, 2018 for the sole purpose of effecting the ConversionPoint merger. Upon completion of the ConversionPoint merger, ConversionPoint Merger Sub will merge with and into ConversionPoint, with ConversionPoint surviving as a wholly-owned subsidiary of New Parent after the ConversionPoint merger. Upon completion of the ConversionPoint merger, ConversionPoint intends to change its name to “CPT, Inc.”

Inuvo Merger Sub

Inuvo Merger Sub, a wholly-owned subsidiary of New Parent, is a Nevada corporation formed on November 1, 2018 for the sole purpose of effecting the Inuvo merger. Upon completion of the Inuvo merger, Inuvo Merger Sub will merge with and into Inuvo, with Inuvo surviving as a wholly-owned subsidiary of New Parent after the Inuvo merger.

The Mergers

ConversionPoint and Inuvo have entered into the merger agreement providing for the combination of ConversionPoint and Inuvo under a new holding company we refer to as New Parent. As a result of the transactions contemplated by the merger agreement, former Inuvo stockholders and ConversionPoint stockholders will own stock in New Parent. It is a condition to the mergers that New Parent common stock be approved for listing on NASDAQ, subject to official notice of issuance, and the TSX, subject to standard listing conditions. Pursuant to the merger agreement, Inuvo Merger Sub will be merged with and into Inuvo, and ConversionPoint Merger Sub will be merged with and into ConversionPoint. As a result, Inuvo and ConversionPoint will each become wholly-owned subsidiaries of New Parent.

A copy of the merger agreement, including each amendment thereto through the date hereof, is attached as Annex A to this joint proxy statement/prospectus. ConversionPoint and Inuvo encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement and Related Agreements” beginning on page 171.

The mergers are expected to be completed during the second quarter of 2019, subject to the satisfaction or waiver of the closing conditions.

The CPT Bridge Note

On November 1, 2018, Inuvo and CPT Investments, LLC, an affiliate of ConversionPoint, entered into a securities purchase agreement, which we refer to as the CPT purchase agreement, pursuant to which CPT Investments agreed to loan up to $2,000,000 to Inuvo. Pursuant to the CPT purchase agreement, Inuvo issued and sold to CPT Investments a $1,000,000 principal amount, senior unsecured subordinated convertible promissory note that accrues interest at a rate of 10% per annum and is due and payable on or before the earlier of November 1, 2021 and the closing of the mergers, which we refer to as the CPT bridge note. CPT Investments is owned by (1) Bridgewater Capital Corporation, which is controlled by Mr. Peschong, ConversionPoint’s Chief Strategy Officer and a director and Mr. Thomsen, ConversionPoint’s Treasurer, (2) Mr. Marks, ConversionPoint’s General Counsel, and (3) Mr. Kilambi, ConversionPoint’s Vice Chair, Chief Financial Officer and a director. The Inuvo board approved the CPT bridge note at the same board meeting that the Inuvo board approved the merger agreement, and the CPT bridge note was part of the total mix of information that the Inuvo board considered when determining whether to approve the merger agreement.

Merger Consideration Received by ConversionPoint Stockholders

At the effective time of the mergers, each outstanding share of ConversionPoint common stock, other than ConversionPoint excluded shares, will be converted into 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers). ConversionPoint stockholders will not receive any fractional shares of New Parent common stock pursuant to the ConversionPoint merger. Instead of receiving any fractional shares, after aggregating all fractional New Parent common stock shares that otherwise would be received by such ConversionPoint stockholder as ConversionPoint merger consideration, each holder of ConversionPoint common stock will be paid an amount in cash, without interest, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales price of one share of New Parent common stock, as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the mergers. A description of the New Parent common stock to be issued in connection with the ConversionPoint merger is set forth in the section entitled “Description of New Parent Capital Stock” beginning on page 207.

Merger Consideration Received by Inuvo Stockholders

At the effective time of the mergers, each outstanding share of Inuvo common stock, other than Inuvo excluded shares, will be converted into, subject to the right to receive $0.45 per share in cash, without interest, and 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers). Inuvo stockholders will not receive any fractional shares of New Parent common stock pursuant to the Inuvo merger. Instead of receiving any fractional shares, after aggregating all fractional New Parent common stock shares that otherwise would be received by such Inuvo stockholder as Inuvo merger consideration, each holder of Inuvo common stock will be paid an amount in cash, without interest, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales price of one share of New Parent common stock, as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the mergers. A description of the New Parent common stock to be issued in connection with the Inuvo merger is set forth under the section entitled “Description of New Parent Capital Stock” beginning on page 207.

Total New Parent Common Stock to be Issued

It is expected that a maximum of approximately 24,586,144 shares of New Parent common stock will be issued at the closing of the mergers (calculated on a fully-diluted basis and assuming no exercise of any outstanding ConversionPoint options and warrants and Inuvo options), prior to the issuance of any shares of common stock to meet the financing condition of the merger agreement.

Comparative Per Share Market Price and Dividend Information

There is no public market for ConversionPoint common stock. Inuvo common stock is listed on the NYSE American under the symbol “INUV.” The following table shows the closing prices of Inuvo common stock as reported on November 2, 2018, the last trading day before the merger agreement was publicly announced and on [●], 2019, the latest practicable date prior to the date of this joint proxy statement/prospectus.

	Inuvo Common Stock
November 2, 2018		$0.41
[●], 2019	$	[●]

The market prices of Inuvo common stock will fluctuate prior to the consummation of the mergers. You should obtain current market quotations for the shares.

Neither ConversionPoint nor Inuvo currently pays a quarterly dividend on its common stock. Under the terms of the merger agreement, during the period before the effective times of the mergers, ConversionPoint is prohibited from paying any dividends on its common stock and Inuvo is prohibited from paying any dividends on its common stock, unless ConversionPoint or Inuvo has received written consent from the other party.

For a detailed description of equivalent and comparative per share information see, “Equivalent and Comparative Per Share Information” beginning on page 27.

Treatment of ConversionPoint Stock Options and Warrants

New Parent will assume outstanding options and warrants to purchase shares of ConversionPoint common stock in the ConversionPoint merger. Each outstanding option and warrant to acquire ConversionPoint common stock will be converted automatically at the effective time of the merger into an option or warrant to acquire New Parent common stock, and will be governed by the terms of the ConversionPoint Holdings, Inc. 2018 Omnibus Incentive Plan, which we refer to as the New Parent 2018 Plan, except that the number of shares of ConversionPoint common stock for which each option or warrant is exercisable and the exercise price of each option or warrant will be adjusted based on the ConversionPoint exchange ratio in the ConversionPoint merger. For a more complete discussion of the treatment of ConversionPoint options and other stock-based awards, see “The Merger Agreement and Related Agreements—Treatment of ConversionPoint Stock Options and Other Stock-Based Awards” beginning on page 173 and “The Merger Agreement and Related Agreements—Treatment of ConversionPoint Warrants” beginning on page 174. For a discussion of the New Parent 2018 Plan, see “Description of New Parent” beginning on page 117.

Treatment of ConversionPoint Restricted Stock Units

To the extent ConversionPoint’s restricted stock units have not been terminated in accordance with their terms, the ConversionPoint board intends to accelerate the vesting of the restricted stock units at the effective time of the ConversionPoint merger, provided that the recipient of a restricted stock unit continues to be employed at the effective time of the ConversionPoint merger. All 928,893 ConversionPoint restricted stock units will vest in full and all such 928,893 shares of ConversionPoint common stock issued in connection with such vesting will be considered outstanding shares for all purposes of the merger agreement including the right to receive the ConversionPoint merger consideration which will be equal to 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers) for each share of ConversionPoint common stock (i.e., 0.97314 of a share of New Parent common stock will be issued upon vesting of the ConversionPoint restricted stock units at the 0.97314 exchange ratio). For a more complete discussion of the treatment of ConversionPoint restricted stock units, see “The Merger Agreement and Related Agreements—Treatment of ConversionPoint Stock Options and Other Stock-Based Awards” beginning on page 173 and “Description of New Parent— New Parent 2018 Plan” beginning on page 117.

Treatment of Inuvo Stock Options

New Parent will assume outstanding options to purchase shares of Inuvo common stock in the Inuvo merger. Each outstanding option to acquire Inuvo common stock will be converted automatically at the effective time of the merger into an option to acquire New Parent common stock, and will be governed by the terms of New Parent’s 2018 Omnibus Incentive Plan, except that the number of shares of Inuvo common stock for which each option is exercisable will be adjusted to receive 0.2370 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers) for each one share of Inuvo common stock issuable upon exercise of such option and the exercise price will be adjusted based on such option exchange ratio. For a more complete discussion of the treatment of Inuvo options and other stock-based awards, see “The Merger Agreement and Related Agreements—Treatment of Inuvo Stock Options and Other Stock-Based Awards” beginning on page 174.

 Treatment of Inuvo Restricted Stock Units

To the extent Inuvo’s restricted stock units have not been terminated in accordance with their terms, at the effective time of the mergers, all 1,620,429 Inuvo restricted stock units will vest in full and all such 1,620,429 shares of Inuvo common stock issued in connection with such vesting will be considered outstanding shares for all purposes of the merger agreement including the right to receive the Inuvo merger consideration which will be comprised of $0.45 in cash and 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers) for each share of Inuvo common stock (i.e., 0.18877 of a share of New Parent common stock will be issued upon vesting of the Inuvo restricted stock units at the 0.18877 exchange ratio). For a more complete discussion of the treatment of Inuvo restricted stock units, see “The Merger Agreement and Related Agreements—Treatment of Inuvo Stock Options and Other Stock-Based Awards” beginning on page 174.

Directors and Executive Officers of New Parent Following the Mergers

As of the effective time of the mergers, the board of directors of New Parent will be comprised of Robert Tallack, Raghu Kilambi, Richard K. Howe and Gordon Cameron, with three vacancies, and the executive officers of New Parent will be comprised of Robert Tallack as Chief Executive Officer and Raghu Kilambi as Vice Chairman and Chief Financial Officer. See “The Merger Agreement and Related Agreements—Directors and Executive Officers of New Parent and New Parent Subsidiaries” beginning on page 193 for additional information on the composition of board of directors and executive officers of New Parent.

Recommendation of the ConversionPoint Board

After careful consideration, the board of directors of ConversionPoint, which we refer to as the ConversionPoint board, unanimously recommends that holders of ConversionPoint common stock vote “FOR” the adoption of the merger agreement and approval of the merger, and vote “FOR” the adjournment of the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the ConversionPoint merger.

For a more complete description of ConversionPoint’s reasons for the ConversionPoint merger and the recommendations of the ConversionPoint board, see “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152.

Recommendation of the Inuvo Board

After careful consideration, the board of directors of Inuvo, which we refer to as the Inuvo board, unanimously recommends that holders of Inuvo common stock vote “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the merger-related compensation proposal, “FOR” the Inuvo articles amendment proposal and vote “FOR” the adjournment of the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and approve the Inuvo merger or to adopt and approve the Inuvo articles amendment proposal.

For a more complete description of Inuvo’s reasons for the merger and the recommendation of the Inuvo board, see “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152.

Opinion of Canaccord Genuity LLC

 In connection with the transaction, the Inuvo board received a written opinion from Canaccord Genuity LLC, which we refer to as Canaccord, as to the fairness, from a financial point of view and as of the date of its opinion, of the Inuvo merger consideration to be paid to the holders of Inuvo common stock (other than ConversionPoint, New Parent and ConversionPoint Merger Sub and their respective affiliates). The full text of Canaccord’s written opinion, dated November 1, 2018, is attached to this joint proxy statement/prospectus as Annex F. Holders of Inuvo common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Canaccord’s opinion was provided to the Inuvo board in connection with its evaluation of the Inuvo merger consideration in the transaction from a financial perspective, does not address the merits of the underlying decision by Inuvo to engage in the transaction or the relative merits of any alternatives discussed by the Inuvo board, does not constitute an opinion with respect to Inuvo’s underlying business decision to effect the transaction, any legal, tax, regulatory or accounting issues concerning the transaction, or any terms of the transaction (other than the Inuvo merger consideration) and does not constitute advice or a recommendation to any holder of Inuvo common stock as to how such stockholder should vote with respect to the mergers or any other aspect of the transaction or how such stockholders should otherwise act on any matter relating to the transaction.

For a more complete description of Canaccord’s opinion, see “The Mergers—Opinion of Financial Advisor to the Inuvo Board” beginning on page 154. See also Annex F to this joint proxy statement/prospectus.

Interests of Certain ConversionPoint and Inuvo Directors and Executive Officers in the Mergers

You should be aware that some ConversionPoint and Inuvo directors and executive officers may have interests in the mergers that may be different from, or in addition to, the interests of stockholders of ConversionPoint and Inuvo. For a discussion of interests of certain ConversionPoint and Inuvo directors and executive officers in the mergers, see “The Mergers—Interests of Officers and Directors in the Mergers” beginning on page 165.

Material United States Federal Income Tax Consequences of the Mergers

For United States federal income tax purposes, it is intended that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. It is a condition to ConversionPoint’s obligation to complete the ConversionPoint merger that ConversionPoint receive an opinion of its counsel, Troutman Sanders, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. It is a condition to Inuvo’s obligation to complete the Inuvo merger that Inuvo receive a written opinion of its counsel, Porter Wright, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. If the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, qualify as an “exchange” within the meaning of Section 351(a) of the Code, then:

●	U.S. holders (as defined in the section entitled “The Mergers—Material United States Federal Income Tax Consequences of the Mergers”) of ConversionPoint common stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of ConversionPoint common stock for New Parent common stock, except with respect to cash received in lieu of fractional shares of New Parent common stock; and

●	U.S. holders of Inuvo common stock generally will recognize gain, but not loss, on the exchange of Inuvo common stock for a combination of New Parent common stock and cash equal to the lesser of:

(1)	the excess, if any, of (i) the sum of the fair market value of New Parent common stock received in the Inuvo merger and the amount of cash received in the Inuvo merger over (ii) such U.S. holder’s tax basis in the Inuvo common stock surrendered in the Inuvo merger, and

(2)	the amount of cash received by such stockholder in the Inuvo merger.

Tax matters can be complicated, and the tax consequences of the transactions to a particular holder will depend on such holder’s particular facts and circumstances. You are strongly urged to consult with a tax advisor to determine the U.S. federal, state or local or foreign income or other tax consequences of the mergers to you. For a more complete description of the material United States federal income tax consequences of the mergers, see “Material United States Federal Income Tax Consequences” beginning on page 175.

Accounting Treatment of the Mergers

The business combination will be accounted for as an acquisition by ConversionPoint of Inuvo, as that term is used under United States generally accepted accounting principles, for accounting and financial reporting purposes. In identifying ConversionPoint as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of ConversionPoint will become the historical financial statements of New Parent. The assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of Inuvo will be recorded at their respective fair values at the acquisition date and be added to those of ConversionPoint. Any excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. In the rare event there is any excess of the fair value of the assets acquired and liabilities assumed over the purchase price, such excess will be recognized as a gain in earnings on the acquisition date by New Parent. Financial statements of New Parent issued after the mergers will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Inuvo. The results of operations of Inuvo will be included in the results of operations of New Parent beginning on the effective date of the mergers. See “Selected Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 26 for more information.

Conditions to Completion of the Mergers

ConversionPoint and Inuvo expect to complete the mergers after all the conditions to the mergers in the merger agreement are satisfied or waived, including after the receipt of stockholder approvals at their respective stockholder meetings. In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the merger agreement must be satisfied. ConversionPoint and Inuvo currently expect to complete the mergers during the second quarter of 2019. However, it is possible that factors outside of either company’s control could cause the mergers to be completed at a later time or not at all.

Additionally, it is a covenant under the merger agreement that New Parent shall cause all outstanding indebtedness incurred by Inuvo and certain of its subsidiaries under the Amended and Restated Business Finance Agreement, dated as of October 11, 2018, by and among Western Alliance Bank (f/k/a Bridge Bank, N.A.), as amended, supplemented, or otherwise supplemented from time to time, to be paid in full. As of March 12, 2019, the amount outstanding under the loan is $4.88 million.

The merger agreement provides that certain of these conditions may be waived, in whole or in part, by ConversionPoint or Inuvo, to the extent legally allowed. Neither ConversionPoint nor Inuvo currently expects to waive any material condition to the completion of the mergers. If either ConversionPoint or Inuvo determines to waive any condition to the mergers that would result in a material and adverse change in the terms of the mergers to ConversionPoint or Inuvo stockholders (including any change in the tax consequences of the transaction to Inuvo stockholders), proxies would be resolicited from the ConversionPoint or Inuvo stockholders, as applicable.

Financing Condition

One of the conditions to closing the mergers is that New Parent receives at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms mutually reasonably agreeable to Inuvo and ConversionPoint in good faith.  ConversionPoint, New Parent and the Merger Subs shall cause the financing to occur as promptly as practicable and in no event later than July 12, 2019, which date may be extended by thirty (30) day increments with the consent of Inuvo, which consent may be withheld in the sole discretion of Inuvo. If the financing does not occur by July 12, 2019, subject to Inuvo’s right to extend such time period, ConversionPoint shall be in material breach of the merger agreement. New Parent intends to satisfy the financing condition through an underwritten public offering of New Parent common stock.

Although New Parent intends to conduct the New Parent public offering to satisfy the financing condition, under the terms of the merger agreement, New Parent (either directly or indirectly through ConversionPoint) may also satisfy the financing condition through the private issuances of debt, equity or equity-linked securities. Thus, if New Parent does not consummate the New Parent public offering, the financing condition to the mergers could be satisfied by New Parent and/or ConversionPoint through the private issuance of debt, equity or equity-linked securities.

For a more complete discussion of the conditions to the mergers, see “The Merger Agreement and Related Agreements—Covenants and Agreements—Conditions to Completion of the Merger” beginning on page 189.

Delisting and deregistration of Inuvo Common Stock and Registration of New Parent Common Stock

If the mergers are completed, (i) the Inuvo common stock will be delisted from the NYSE American and its registration under the Exchange Act will be terminated by the filing of a Form 15, and (ii) the New Parent common stock will trade on NASDAQ and the TSX and will be registered under the Exchange Act upon filing of a Form 8-A.

No Solicitation of Other Offers

The merger agreement contains certain restrictions on the ability of Inuvo to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire Inuvo’s equity or assets. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Inuvo receives an unsolicited bona fide proposal from a third party to acquire a significant interest in it that the Inuvo board determines in good faith is reasonably likely to lead to a proposal that is superior to the terms and conditions of the merger agreement, Inuvo may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement and Related Agreements—Covenants and Agreements—No Solicitation; Change in Recommendation” beginning on page 185.

Termination

ConversionPoint and Inuvo may mutually agree at any time prior to the completion of the mergers (including after stockholder approval) to terminate the merger agreement and abandon the mergers. In addition, the merger agreement may be terminated by either ConversionPoint or Inuvo under certain circumstances or upon the occurrence of certain events.

For a discussion of termination provisions of the merger agreement, see “The Merger Agreement and Related Agreements—Termination” beginning on page 190.

Termination Fees and Expenses

Inuvo is required to pay a termination fee of $2,800,000 to ConversionPoint in the event (A) the merger agreement is terminated by Inuvo in connection with the entry into an agreement for a superior proposal or (B) the merger agreement is terminated by ConversionPoint if, prior to the time that the Inuvo stockholder vote approving the merger has been obtained, (i) Inuvo’s board of directors makes a change in recommendation in favor of the merger with ConversionPoint, (ii) Inuvo’s board of directors approves or recommends to its stockholders a takeover proposal from someone other than ConversionPoint, (iii) a tender offer or exchange offer for shares of Inuvo’s common stock that constitutes a takeover proposal is commenced by someone other than ConversionPoint and the Inuvo board recommends that holders of Inuvo common stock tender their shares in such tender offer or exchange offer or the Inuvo board fails to recommend that holders of Inuvo common stock reject such tender offer or exchange offer, or (iv) there has been a material breach by Inuvo of its obligations under the merger agreement to call a special meeting of the Inuvo stockholders for the purpose of adopting the merger agreement and recommending that all Inuvo stockholders vote to approve the merger or the non-solicitation provisions of the merger agreement.

ConversionPoint is required to pay a termination fee of $2,800,000 to Inuvo in the event the merger agreement is terminated by Inuvo as a result of (i)  the failure to satisfy the financing condition by July 12, 2019, among other conditions related to the failure of the financing condition, or (ii) ConversionPoint’s or New Parent’s failure to close the mergers within three days of Inuvo having satisfied all of Inuvo’s conditions to closing.

See “The Merger Agreement and Related Agreements—Termination Fee and Expenses” beginning on pages 192.

Support Agreements

As an inducement for ConversionPoint and Inuvo to enter into the merger agreement, on November 1 and 2, 2018, several Inuvo stockholders and ConversionPoint stockholders entered into support agreements with Inuvo, ConversionPoint, New Parent and the Merger Subs pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all securities of Inuvo or ConversionPoint, as the case may be, (i) in favor of the merger and the adoption of the merger agreement, (ii) in favor of any proposal to adjourn or postpone the applicable stockholders’ meeting to a later date if there are not sufficient votes to adopt the merger agreement and/or if there are not sufficient shares present in person or by proxy at the applicable stockholders’ meeting to constitute a quorum, (iii) in favor of any other matter necessary to consummate the transactions contemplated by the merger agreement, and, in the case of Inuvo stockholders only, and (iv) against the following actions: (1) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Inuvo, any of its subsidiaries and any other person (including any takeover proposal), other than the mergers and (2) any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the mergers or any other transaction contemplated by the merger agreement, including the consummation thereof. In addition, the ConversionPoint stockholders agreed to waive their appraisal rights under Section 262 of the DGCL.

The following stockholders of ConversionPoint entered into support agreements with respect to the following number of shares of ConversionPoint common stock beneficially owned by such stockholders: (i) Andre Peschong (470,282), (ii) Jack Thomsen (470,282), (iii) Christopher Jahnke (1,378,750), (iv) Haig Newton (1,378,750), (v) Hybrid Theory Capital Ltd. (1,182,274), (vi) Jeffrey Marks (197,667), (vii) Peter Nguyen (1,575,315), (viii) Raghu Kilambi (519,667) and (ix) Stephen Blazick (1,448,526). The ConversionPoint stockholders that have entered into the support agreements collectively own approximately, 58% of the outstanding shares of ConversionPoint as of March 8, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the ConversionPoint common stock outstanding and entitled to vote. Given that holders of more than a majority of the shares of ConversionPoint common stock outstanding have executed support agreements as described above, ConversionPoint does not require the affirmative vote of any non-affiliated stockholder of ConversionPoint to approve the ConversionPoint merger.

The following stockholders of Inuvo entered into support agreements with respect to the following number of shares of Inuvo common stock beneficially owned by such stockholders as of the effective date of the support agreements: (i) G. Kent Burnett (134,724), (ii) Don “Trey” Barrett III (319,290), (iii) Gordon J. Cameron (75,244), (iv) Richard K. Howe (974,808), (v) Charles D. Morgan (2,022,239), (vi) John B. Pisaris (320,825), (vii) Wallace D. Ruiz (330,483), and (viii) Patrick Terrell (645,733). The Inuvo stockholders that have entered into the support agreements collectively own approximately, 14.9% of the outstanding shares of Inuvo common stock as of March 12, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Inuvo common stock outstanding and entitled to vote. 35.2% of the non-affiliated public stockholders of Inuvo must affirmatively vote in favor of approving and adopting the merger agreement in addition to the Inuvo stockholders described above who have entered into support agreements in order for Inuvo to receive the requisite majority approval of the merger agreement.

Nothing in the support agreements limits or restricts any of the stockholders who are party to the agreements or any of their affiliates from acting in its capacity as an officer, director or employee of ConversionPoint or Inuvo, as the case may be.

Copies of forms of the support agreements are attached to this joint proxy statement/prospectus as Annex D and Annex E. See “The Merger Agreement and Related Agreements—Support Agreements” beginning on page 192.

Shares Beneficially Owned by Directors and Executive Officers of ConversionPoint and Inuvo

ConversionPoint’s directors and executive officers beneficially owned [●] shares of ConversionPoint common stock on [●], 2019, the record date for the special meeting. These shares represent in total [●]% of the total voting power of ConversionPoint’s voting securities outstanding and entitled to vote as of the record date. ConversionPoint currently expects that ConversionPoint’s directors and executive officers will vote their shares “FOR” all the proposals to be voted on at the special meeting, although none of them, other than those directors and executive officers who have executed the support agreements discussed above, has entered into any agreements obligating them to do so.

Inuvo’s directors and executive officers beneficially owned [●] shares of Inuvo common stock on [●], 2019, the record date for the special meeting. These shares represent in total [●]% of the total voting power of Inuvo’s voting securities outstanding and entitled to vote as of the record date. Inuvo currently expects that Inuvo’s directors and executive officers will vote their shares “FOR” all the proposals to be voted on at the special meeting, although none of them, other than those directors and executive officers who have executed the support agreements discussed above, has entered into any agreements obligating them to do so.

Appraisal Rights

Under Delaware law, ConversionPoint stockholders of record have appraisal rights under the DGCL in connection with the ConversionPoint merger. Under Nevada law, Inuvo stockholders are not entitled to appraisal rights in connection with the issuance of shares of New Parent common stock as contemplated by the merger agreement. For further discussion of appraisal rights, see “The Mergers—Appraisal Rights” beginning on page 169.

Comparison of the Rights of ConversionPoint and Inuvo Stockholders

The rights of ConversionPoint stockholders and Inuvo stockholders after the mergers will be governed by New Parent’s certificate of incorporation and bylaws and the laws of the State of Delaware. Those rights differ from the rights of ConversionPoint stockholders under ConversionPoint’s certificate of incorporation and bylaws and of Inuvo stockholders under Inuvo’s articles of incorporation and bylaws. See “Comparison of Stockholder Rights” beginning on page 211.

Implications of Being an Emerging Growth Company

New Parent is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. New Parent will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the mergers, (b) in which New Parent has total annual gross revenue of at least $1.07 billion, or (c) in which New Parent is deemed to be a large accelerated filer, which means the market value of shares of New Parent common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which New Parent has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References in this joint proxy statement/prospectus to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

As an emerging growth company, New Parent may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about New Parent’s executive compensation arrangements;

•	no requirement that New Parent hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of New Parent’s internal control over financial reporting.

New Parent has elected to adopt certain reduced disclosure requirements for purposes of this joint proxy statement/prospectus. In addition, for so long as New Parent qualifies as an emerging growth company, New Parent expects to take advantage of certain of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports New Parent will file with the Securities and Exchange Commission and proxy statements that New Parent will use to solicit proxies from its stockholders. As a result, the information contained in this proxy statement/prospectus and in New Parent’s future periodic reports and proxy statements may be different than the information provided by other public companies.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. New Parent has elected to avail itself of this exemption from new or revised accounting standards. As a result of this election, New Parent’s financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

For certain risks related to New Parent’s status as an emerging growth company, see the section titled “Risk Factors—Risks Related to the Combined Company if the Mergers are Completed —New Parent is an “emerging growth company,” and New Parent cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make shares of New Parent common stock less attractive to investors.”

Risk Factors

THE PROPOSED REORGANIZATION OF CONVERSIONPOINT AND INUVO IS A COMPLEX TRANSACTION AND INVOLVES SIGNIFICANT RISKS. STOCKHOLDERS OF CONVERSIONPOINT AND INUVO ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERENCED TO UNDER “RISK FACTORS” BEGINNING ON PAGE 29.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CONVERSIONPOINT

The selected historical consolidated financial data of ConversionPoint for the years ended December 31, 2018 and 2017 and for the period from May 20 (Inception) through December 31, 2016 have been derived from ConversionPoint’s audited consolidated financial statements and related notes, included herein beginning at page F-3. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of ConversionPoint or the combined company, and you should read the following information together with ConversionPoint’s audited consolidated financial statements, the related notes and the section entitled “Description of ConversionPoint—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 68.

	As of and for the Years Ended December 31, 2018 and 2017 and for the period from May 20 (Inception) Through December 31, 2016
	2018	2017	2016
Consolidated Statements of Operations Data:
Net revenues	$39,780,941	$49,920,621	$8,819,927
Cost of revenues	$29,898,887	$37,776,678	$7,949,212
Gross profit	$9,882,054	$12,143,943	$870,715
Operating expenses	$36,124,174	$11,353,088	$2,286,736
Interest expense, net	$7,306,092	$829,169	$109,576
Income tax expense (benefit)	$(308,719)	$(434,974)	$-
Net (loss) income available to common stock holders	$(33,239,493)	$396,660	$(1,525,597)
Net (loss) income per share Basic and Diluted	$(2.43)	$0.04	$(0.21)
Shares used in per share calculation
Basic and Diluted	13,676,220	9,670,302	7,367,500

Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,282,526	$4,695,803	$644,930
Total assets	$48,961,064	$55,435,947	$1,756,058
Long-term debt (current and non-current)	$5,767,996	$11,221,123	$1,615,000
Total liabilities	$12,951,634	$17,577,717	$3,281,655
Total stockholders’ equity	$36,009,430	$37,858,230	$(1,525,597)

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF INUVO

The selected historical consolidated financial data of Inuvo for each of the years ended December 31, 2018 and 2017, and as of December 31, 2018 and 2017 have been derived from Inuvo’s audited consolidated financial statements and related notes included herein beginning on page F-87. The selected historical consolidated financial data for the years ended December 31, 2016, 2015, and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from Inuvo’s audited consolidated financial statements and related notes, which have not been incorporated by reference in this joint proxy statement/prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Inuvo or the combined company, and you should read the following information together with Inuvo’s audited consolidated financial statements, the related notes and the section entitled “Description of Inuvo—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 91.

	As of and for the Years Ended December 31,
	2018	2017	2016	2015	2014
Consolidated Statements of Operations Data:
Net revenues	$73,330,642	$79,554,493	$71,530,102	$70,438,116	$49,599,486
Cost of revenues.	$29,921,482	$36,669,543	$21,364,795	$23,721,996	$20,424,561
Gross profit	$43,409,160	$42,884,950	$50,165,307	$46,716,120	$29,174,925
Operating expenses	$48,879,540	$47,121,424	$51,022,473	$44,569,147	$26,677,916
Interest expense, net	$420,452	$318,193	$99,965	$141,311	$351,225
Net (loss) income from discontinued operations	$—	$(1,109)	$155,287	$33,969	$(40,670)
Income (loss) available to common stock holders	$(5,890,832)	$(3,057,700)	$(772,584)	$2,339,774	$2,105,114
Net income (loss) from continuing operations per share Basic	$(0.19)	$(0.11)	$(0.04)	$0.10	$0.09
Net income (loss) from discontinued operations per share Basic	$—	$—	$0.01	$—	$—
Net income (loss) per share Basic	$(0.19)	$(0.11)	$(0.03)	$0.10	$0.09
Shares used in per share calculation
Basic	31,019,623	28,155,320	24,660,995	24,249,852	23,527,872
Diluted	31,019,623	28,155,320	24,660,995	24,539,555	24,145.823

Consolidated Balance Sheet Data:
Cash and cash equivalents	$228,956	$4,084,686	$3,946,804	$4,257,204	$3,714.525
Total assets	$28,665,882	$38,247,836	$27,561,139	$28,732,526	$25,606,677
Long term debt (current and noncurrent)	$3,109,853	$4,900,000	$—	$—	$3,626,609
Total liabilities	$17,632,067	$24,160,494	$16,035.347	$17,772,082	$17,332,942
Total stockholders’ equity	$11,033,815	$14,087,342	$11,525,792	$10,960,444	$8,273,735

SELECTED UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following selected unaudited pro forma combined condensed consolidated financial information has been prepared to illustrate the effect of the mergers. The unaudited pro forma combined condensed consolidated balance sheet information gives effect to the mergers as if it occurred on December 31, 2018. The unaudited pro forma combined condensed consolidated statements of operations information for the year ended December 31, 2018 gives effect to the mergers as if it occurred on January 1, 2018.

This unaudited pro forma combined condensed consolidated financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the mergers been completed on the assumed date or for the periods presented. A final determination of the fair value of Inuvo’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities that exist as of the date of closing of the mergers and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the merger consideration to be paid in shares of ConversionPoint common stock will be determined based on the trading price of New Parent’s common stock at the time of the closing of the mergers.

This unaudited pro forma combined condensed consolidated financial information should not be considered predictive of results that may be realized in the future. For a discussion of the factors the ConversionPoint board considered in evaluating Inuvo’s historical financial information, see “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152. For a discussion of the factors the Inuvo board considered in evaluating ConversionPoint’s historical financial information, see “The Mergers—Recommendation of the Inuvo Board and its Reason for the Inuvo Merger,” beginning on page 152.

Year Ended December 31, 2018
Pro Forma Statements of Operations Information
Revenue	$113,111,583
Operating loss	(43,318,832)
Net loss	(49,117,926)
Net loss per share - Basic and diluted	$(2.23)

December 31, 2018
Pro Forma Balance Sheet Information
Total current assets	$26,234,359
Property and equipment, net	2,725,942
Total assets	152,220,656
Total liabilities	22,390,518
Total stockholders equity	$129,830,138

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

Inuvo. Inuvo common stock is traded on the NYSE American under the symbol “INUV.” The table below lists the high and low quarterly sales prices for the Inuvo common stock as reported in published financial sources for each fiscal quarter during the periods presented below.

	High	Low
Year Ending December 31, 2019:
First Quarter, as of March 13, 2019	$1.40	$1.05
Year Ended December 31, 2018:
First Quarter	$1.05	$0.78
Second Quarter	$1.03	$0.68
Third Quarter	$0.78	$0.57
Fourth Quarter	$1.55	$0.36
Year Ended December 31, 2017:
First Quarter	$1.74	$1.21
Second Quarter	$1.39	$0.96
Third Quarter	$1.24	$0.88
Fourth Quarter	$1.12	$0.70

On November 2, 2018, the last full trading day before the joint public announcement by ConversionPoint and Inuvo of the signing of the merger agreement, the closing sale price per share of Inuvo common stock as reported by the NYSE American was $0.41. On [●], 2019, the closing sale price per share of Inuvo common stock as reported by the NYSE American was $[●].

Inuvo has not declared or paid any cash dividends on its common stock during the last five completed fiscal years or during the current fiscal year to date. Inuvo currently intends to retain future earnings, if any, to fund the development and growth of its businesses and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on common stock of New Parent will depend upon the results of operations, financial condition and capital expenditure plans of New Parent, as well as such other factors as the New Parent board, in its sole discretion, may consider relevant.

The number of Inuvo stockholders of record, as of February 28, 2019 is approximately 407.

ConversionPoint. There is no public market for ConversionPoint common stock.

ConversionPoint has never declared or paid any cash dividends on its common stock. ConversionPoint currently intends to retain all of its earnings, if any, for the future operation and expansion of its business and does not contemplate distributing any dividends to stockholders. Any future decision concerning the payment of dividends on the common stock of ConversionPoint will depend upon the results of operations, financial condition and capital expenditure plans of New Parent, as well as such other factors as the New Parent board, in its sole discretion, may consider relevant.

New Parent. There is not yet a public market for New Parent common stock. However, following the mergers, it is intended that New Parent common stock will trade on NASDAQ and the TSX, and Inuvo common stock will no longer trade on the NYSE American and will represent only the right to receive the Inuvo merger consideration under the merger agreement.

New Parent has applied with NASDAQ to be traded on The NASDAQ Capital Market under the symbol “CPTI” and intends to apply with the TSX to be traded on the TSX under the symbol “CPTI.”

New Parent currently intends to retain all of its earnings, if any, for the future operation and expansion of its business and does not contemplate distributing any dividends to stockholders. Any future decision concerning the payment of dividends on the common stock of New Parent will depend upon the results of operations, financial condition and capital expenditure plans of New Parent, as well as such other factors as the New Parent board, in its sole discretion, may consider relevant.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 62, you should carefully consider the following risks associated with the mergers, the businesses of ConversionPoint and Inuvo and New Parent if the mergers are completed before deciding how to vote. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229.

Risks Related to the Mergers

Because the market price of New Parent common stock is uncertain and will fluctuate, ConversionPoint stockholders cannot be sure of the market value of the New Parent common stock that they will receive in the mergers.

Upon consummation of the mergers, each share of ConversionPoint common stock will be converted into the right to receive 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers), and each share of Inuvo common stock will be converted into the right to receive 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers) and $0.45 in cash. Since we will not know the value of the shares of New Parent common stock that will be issued in connection with the New Parent public offering until the closing of the mergers, we do not know the exact value of shares of New Parent common stock that ConversionPoint and Inuvo stockholders will receive in the mergers.

The market price of Inuvo common stock will continue to fluctuate until the completion of the mergers. For example, during the fourth quarter of 2018, the closing sales price of Inuvo common stock ranged from a low of $0.40 to a high of $1.36, as reported on the NYSE American. The merger agreement does not provide for any price-based termination right for either party. Accordingly, the market value of the shares of New Parent common stock that New Parent issues and ConversionPoint stockholders and Inuvo shareholders will be entitled to receive when the parties complete the mergers will depend on the market value of shares of New Parent common stock at the time that the parties complete the mergers and could vary significantly from the value of ConversionPoint common stock or the market price of Inuvo common stock on the date of this joint proxy statement/prospectus or the date of the ConversionPoint or Inuvo special meetings.

The announcement and pendency of the mergers could have an adverse effect on the value of ConversionPoint’s stock and the market price of Inuvo’s common stock, as well as New Parent’s business, financial condition, results of operations or business prospects.

While neither ConversionPoint nor Inuvo is aware of any significant adverse effects to date, the announcement and pendency of the mergers could disrupt ConversionPoint’s and/or Inuvo’s businesses in the following ways, among others:

●	customers and other third-party business partners of ConversionPoint or Inuvo may seek to terminate and/or renegotiate their relationships with ConversionPoint or Inuvo as a result of the mergers, whether pursuant to the terms of their existing agreements with ConversionPoint or Inuvo or otherwise;

●	the attention of ConversionPoint and/or Inuvo management may be directed toward the completion of the mergers and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to ConversionPoint or Inuvo; and

●	current and prospective employees may experience uncertainty regarding their future roles with the combined company, which might adversely affect ConversionPoint’s and/or Inuvo’s ability to retain, recruit and motivate key personnel.

Should they occur, any of these matters could adversely affect the value of ConversionPoint’s shares, the market price of Inuvo’s common stock, or harm the financial condition, results of operations or business prospects of, ConversionPoint, Inuvo and New Parent.

The market price of New Parent common stock after the mergers may be affected by factors different from those currently affecting the value of ConversionPoint common stock or the market price of Inuvo common stock.

Upon completion of the mergers, holders of ConversionPoint common stock and Inuvo common stock will become holders of New Parent common stock. The results of operations of New Parent and the market price of New Parent common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of ConversionPoint or Inuvo. For a discussion of the businesses of ConversionPoint and Inuvo and of certain factors to consider in connection with those businesses, see the risk factors included in this joint proxy statement/prospectus under the section entitled “Risk Factors—Risks Related to ConversionPoint’s Business” beginning on page 34, “Risk Factors—Risks Related to Inuvo’s Business” beginning on page 45, “Risk Factors—Risks Related to the Combined Company if the Mergers Are Completed,” the description of ConversionPoint’s business under the section entitled “Description of ConversionPoint” beginning on page 63, and the description of Inuvo’s business under the section entitled “Description of Inuvo” beginning on page 93.

ConversionPoint and Inuvo will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on ConversionPoint and/or Inuvo and consequently on the combined company. These uncertainties may impair ConversionPoint’s or Inuvo’s ability to retain and motivate key personnel and could cause customers and others that conduct business with ConversionPoint or Inuvo to defer entering into contracts with ConversionPoint or Inuvo or making other decisions concerning ConversionPoint or Inuvo, or seek to change existing business relationships with ConversionPoint or Inuvo. Certain of Inuvo’s customer contracts contain change of control restrictions that may give rise to a right of termination or cancellation in connection with the mergers. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the mergers, Inuvo’s and ConversionPoint’s businesses could be harmed. In addition, the merger agreement restricts ConversionPoint and Inuvo from making certain acquisitions and taking other specified actions until the mergers occur without the consent of the other party. These restrictions may prevent ConversionPoint and Inuvo from pursuing attractive business opportunities that may arise prior to the completion of the mergers. See the section entitled “The Merger Agreement and the Related Agreements—Covenants and Agreements” beginning on page 180 for a description of the restrictive covenants applicable to ConversionPoint and Inuvo.

The merger agreement limits Inuvo’s ability to pursue alternatives to the mergers.

Inuvo has agreed that it will not solicit, initiate, knowingly encourage or take any other action designed to facilitate inquiries or the making of any proposals which may reasonably be expected to lead to any takeover proposal, engage in discussions or negotiations regarding takeover proposals, provide any confidential information or data in relation to a takeover proposal, approve or recommend (or propose publicly to do the same) any takeover proposal or any letter of intent, merger agreement or similar agreement related to any takeover proposal, subject to limited exceptions, including Inuvo’s right to take certain actions if it receives an unsolicited takeover proposal that constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and the Inuvo board determines in good faith, after consultation with its outside legal counsel, that a failure to take action with respect to such takeover proposal would be inconsistent with its fiduciary duties. Inuvo has also agreed that the Inuvo board will not change its recommendation to its stockholders or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the applicable stockholder approval, the Inuvo board may make a change in recommendation in response to a superior proposal, if the Inuvo board concludes that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its stockholders under applicable laws and, if requested by the other party, its representatives shall have negotiated in good faith with the other party for five business days regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party in response to such superior proposal. The merger agreement also requires each party to call, give notice of and hold a meeting of its stockholders for the purposes of obtaining the applicable stockholder approval. This special meeting requirement does not apply to a party in the event that the merger agreement is terminated in accordance with its terms. See “The Merger Agreement and Related Agreements—Termination.” In addition, under specified circumstances, ConversionPoint or Inuvo may be required to pay a termination fee of $2,800,000 to the other party if certain termination rights are triggered. See the section entitled “The Merger Agreement and Related Agreements—Termination Fee and Expenses” beginning on page 192 for a description of the circumstances under which such termination fees are payable. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Inuvo from considering or proposing an acquisition, or might result in a potential competing acquiror proposing to pay a lower price per share to acquire Inuvo than it might otherwise have been willing to pay.

Litigation related to the mergers is filed against Inuvo and the Inuvo board and/or ConversionPoint and the ConversionPoint board that could prevent or delay the completion of the mergers and/or result in the payment of damages following the completion of the mergers.

On December 19, 2018 and December 20, 2018, respectively, Peter D’Arcy and Morris Akerman, both of whom claim to be stockholders of Inuvo, filed separate putative class action lawsuits, captioned D’Arcy v. Inuvo, Inc. et al., No. 1:18-cv-02023-UNA, in the United States District Court for the District of Delaware; and Akerman v. Inuvo, Inc. et al., No. 2:18-cv-02407, in the United States District Court for the District of Nevada. The two lawsuits each named Inuvo and the members of Inuvo’s board of directors as defendants. The D’Arcy action also names ConversionPoint and various entities created to effect the merger as defendants. The complaints filed in the lawsuits assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in a joint consent solicitation statement/prospectus.

On December 21, 2018, Domenic Spagnolo, another purported stockholder of Inuvo, filed a substantially similar lawsuit, captioned Spagnolo v. Inuvo, Inc. et al., No. 1:18-cv-12099, in the United States District Court for the Southern District of New York. This lawsuit also challenges the adequacy of disclosure under the same sections of the Exchange Act against Inuvo and its directors.

Each of the foregoing lawsuits seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.  Inuvo and ConversionPoint believe the claims asserted in the lawsuits are without merit.  We believe the allegations in the lawsuits have been mooted by the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019.  Inuvo intends to vigorously contest any continued litigation, and any fee petitions brought by Plaintiffs’ counsels. On February 4, 2019, Inuvo filed a motion to dismiss, or in the alternative stay, the Akerman and Spagnolo actions pending the resolution of the first-filed D’Arcy case.  Then, on March 4, 2019, Inuvo filed a second motion to dismiss the Spagnolo action based on a failure to state a claim under the law. In the Spagnolo action, the court issued an order giving Plaintiff Spagnolo an opportunity to amend his complaint in response to the second motion to dismiss, or alternatively, serve his opposition to the motion to dismiss by March 25, 2019.  Additionally, Plaintiff Spagnolo filed a preliminary injunction, seeking to enjoin a shareholder vote on the merger.  Per court order, Inuvo responded to the preliminary injunction on March 1, 2019.  Plaintiff Spagnolo replied on March 8, 2019.  Following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Spagnolo withdrew his motion for preliminary injunction.  The next day, the court dismissed the Spagnolo action as moot, and set a deadline of April 11, 2019 for Plaintiff Spagnolo to make an application for attorney’s fees and expenses.  On March 25, 2019, Plaintiff Spagnolo filed a motion for an award of attorney’s fees and expenses.  Inuvo’s opposition is due Monday April 8, 2019.

In the Akerman action, following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Akerman filed a stipulation of dismissal, dismissing the entire action, except with respect to a fee and expense request.  No deadline has been set for Plaintiff Akerman to file a fee and expense request.

On January 4, 2019 and January 8, 2019, respectively, two more purported stockholders of Inuvo, Adam Franchi and Les Thomas, commenced substantially similar putative class action lawsuits, captioned Franchi v. Inuvo, Inc. et al., No. A-19-787021-C and Thomas v. Inuvo, Inc. et al., No. T19-57, in the District Court of the State of Nevada in the County of Clark. These complaints also name Inuvo and the members of Inuvo’s board of directors as defendants. The Franchi action also names ConversionPoint and various entities created to effect the merger as defendants. Both complaints assert breach of fiduciary duties claims arising from the adequacy of the disclosures relating to the merger transactions made in a joint consent solicitation statement/prospectus, and both complaints seek an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.

Inuvo and ConversionPoint believe the claims asserted in the Franchi and Thomas lawsuits are similarly without merit.  We believe the allegations in the lawsuits have been mooted by the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019. ConversionPoint and Inuvo intend to vigorously contest any continued litigation, and any fee petitions brought by Plaintiffs’ counsel. On January 25, 2018, the Thomas plaintiff filed a preliminary injunction seeking to enjoin the merger.  A hearing on the preliminary injunction was held on March 18, 2019. The Franchi and Thomas complaints seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.  Inuvo and ConversionPoint believe the claims asserted in the lawsuits are without merit.  On February 5 and 14, 2019, Inuvo filed motions to dismiss, or in the alternative to stay, the Franchi and Thomas actions, respectively, pending the resolution of the first-filed D’Arcy action. A hearing on the Franchi motion is yet to be scheduled. Following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Thomas filed a stipulation of dismissal, dismissing the action, but requesting the court maintain jurisdiction to determine Plaintiff’s mootness fee claim.  Plaintiff Thomas’s mootness fee claim is due April 12, 2019.  Inuvo must respond by May 3, 2019.  Plaintiff Thomas’s reply is due May 17, 2019.

Because certain directors and executive officers of ConversionPoint and Inuvo, as the case may be, are parties to agreements or are participants in other arrangements that give them interests that may be different from, or in addition to, your interests as a stockholder of ConversionPoint or Inuvo, these persons may have conflicts of interest in recommending that ConversionPoint and Inuvo stockholders vote to adopt the merger agreement and approve the mergers.

The directors and executive officers of ConversionPoint and Inuvo, as the case may be, are parties to certain agreements or are participants in other arrangements that give them interests that may be different from, or in addition to, your interests as a stockholder of ConversionPoint or Inuvo. This difference of interests stems from employment agreements covering certain executive officers under which such officers are entitled to severance payments, change of control payments and other benefits related to their employment resulting from the mergers. In addition, New Parent has an obligation under the merger agreement to indemnify ConversionPoint’s and Inuvo’s directors and executive officers for acts or omission occurring prior to the effective time of the merger. The merger agreement also provides that New Parent will purchase “tail” officers’ and directors’ liability insurance policies. The interests of the directors and executive officers of ConversionPoint and Inuvo in the mergers that are different than those of the ConversionPoint and Inuvo stockholders are described under “The Mergers—Interests of Officers and Directors in the Mergers” beginning on page 165.

The shares of New Parent common stock to be received by ConversionPoint and Inuvo stockholders as a result of the mergers will have different rights from shares of ConversionPoint common stock and Inuvo common stock.

Following completion of the mergers, ConversionPoint stockholders and Inuvo stockholders will no longer be stockholders of ConversionPoint and Inuvo, but will instead be stockholders of New Parent. There will be important differences between your current rights as a ConversionPoint stockholder or Inuvo stockholder and your rights as a New Parent stockholder. See “Comparison of Stockholder Rights” beginning on page 211 for a discussion of the different rights associated with ConversionPoint common stock, Inuvo common stock and New Parent common stock.

Both ConversionPoint stockholders and Inuvo stockholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

After the completion of the mergers, the ConversionPoint stockholders and Inuvo stockholders, as a group, will own a smaller percentage of New Parent than they currently own of ConversionPoint and Inuvo, respectively. Upon completion of the mergers, it is anticipated that ConversionPoint stockholders, on the one hand, and Inuvo stockholders, on the other hand, will hold approximately 70.76% and 29.24%, respectively, of the shares of common stock of New Parent issued and outstanding immediately after the consummation of the mergers (on a fully diluted basis, including dilution from stock options (including options to purchase up to 1,300,000 shares of New Parent common stock to be issued by New Parent to certain employees of Inuvo at the closing of the mergers),warrants and restricted stock units, based on the treasury method), and before the issuance of any equity or equity-based securities of New Parent to satisfy the financing condition contained in the merger agreement.

Failure to complete the mergers could negatively impact the value of ConversionPoint common stock, the market price of Inuvo common stock and/or the businesses and financial results of ConversionPoint and Inuvo.

If the mergers are not completed, the ongoing businesses of ConversionPoint and Inuvo may be adversely affected and ConversionPoint and Inuvo will be subject to several risks and consequences, including the following:

●	ConversionPoint may be required, under certain circumstances, to pay Inuvo a termination fee of $2,800,000;

●	Inuvo may be required, under certain circumstances, to pay ConversionPoint a termination fee of $2,800,000;

●	ConversionPoint and Inuvo will be required to pay their own costs relating to the mergers, whether or not the mergers are completed, such as significant fees and expenses relating to legal, accounting, financial advisor, and printing fees;

●	under the merger agreement, each of ConversionPoint and Inuvo is subject to certain restrictions on the conduct of its business prior to completing the mergers which may adversely affect its ability to execute certain of its business strategies;

●	the conversion of a certain Convertible Promissory Note, in the principal amount of $1,000,000, executed by Inuvo in favor of CPT Investments, LLC, at a rate of $0.35 per share of Inuvo common stock in the event that the merger agreement is terminated could negatively affect the market price of Inuvo common stock; and

●	matters relating to the mergers may require substantial commitments of time and resources by ConversionPoint and Inuvo management, which could otherwise have been devoted to other opportunities that may have been beneficial to ConversionPoint and Inuvo as independent companies, as the case may be.

In addition, if the mergers are not completed, ConversionPoint and/or Inuvo may experience negative reactions from the financial markets and from their respective customers and employees. ConversionPoint and Inuvo also could be subject to litigation related to a failure to complete the mergers or to enforce their respective obligations under the merger agreement. If the mergers are not consummated, ConversionPoint and Inuvo cannot assure their respective stockholders that the risks described above, will not materially adversely affect the value of ConversionPoint common stock, the market price of Inuvo common stock and/or the business and financial results of ConversionPoint or Inuvo.

ConversionPoint, Inuvo and New Parent will incur significant transaction and merger-related transition costs in connection with the mergers.

ConversionPoint and Inuvo expect that they, and New Parent, will incur significant, non-recurring costs in connection with consummating the mergers and integrating the operations of the two companies. ConversionPoint and Inuvo may incur additional costs to maintain employee morale and to retain key employees. ConversionPoint and Inuvo will also incur significant fees and expenses relating to legal, accounting and other transaction fees and other costs associated with the mergers. Some of these costs are payable regardless of whether the mergers are completed. Moreover, under specified circumstances, ConversionPoint or Inuvo may be required to pay a termination fee of $2,800,000 if the mergers are not consummated. See “The Merger Agreement and Related Agreements—Termination Fee and Expenses” beginning on page 192.

The fairness opinion received by the Inuvo board from Canaccord does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Canaccord delivered to the Inuvo board its fairness opinion dated November 1, 2018. The opinion does not speak as of the time the Inuvo merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the merger agreement, changes to the operations and prospects of Inuvo or ConversionPoint, changes in general market and economic conditions or regulatory or other factors including. Any such changes may materially alter or affect the relative values of Inuvo and ConversionPoint.

New Parent has applied for listing of New Parent common stock issued in connection with the mergers on NASDAQ and intends to apply for listing of New Parent common stock on the TSX. There is no guarantee that New Parent common stock will be listed on either or both NASDAQ or the TSX.

New Parent has applied to have shares of New Parent common stock issued in connection with the mergers listed for trading on NASDAQ and intends to apply for listing of New Parent common stock on the TSX. On the date of this joint proxy statement/prospectus, New Parent believes that it will satisfy the listing requirements and expects that New Parent common stock it plans to issue in connection with the mergers will be listed on NASDAQ and the TSX. These listings, which are conditions to the closing of the mergers, however, are not guaranteed. Even if such listings are approved, there can be no assurance any broker will be interested in trading New Parent’s common stock issued in connection with the mergers. Therefore, it may be difficult to sell any shares of New Parent common stock you receive in connection with the mergers if you desire or need to sell them. No person will be obligated to make a market in New Parent common stock, and even after making a market, any such person can discontinue market making at any time without notice. New Parent cannot provide any assurance that an active and liquid trading market in New Parent common stock will develop or, if developed, that the market will continue.

Risks Related to ConversionPoint’s Business

ConversionPoint experienced a significant loss in 2018 as compared to 2017, a decline in revenues in 2018 from 2017 and may not achieve or sustain profitability in the future.

ConversionPoint reported a net loss of approximately $33.2 million in 2018 as compared to net income of approximately $400,000 in 2017 and its net revenues in 2018 declined approximately $10.2 million from approximately $50.0 million in 2017 to approximately $39.8 million in 2018. As of December 31, 2018, ConversionPoint had an accumulated deficit of approximately $34.4 million. ConversionPoint expects net losses to decrease during 2019, as it focuses on growing its higher margin managed services and SaaS revenues. These efforts may prove more expensive than ConversionPoint currently anticipates, and it may not succeed in increasing its revenue sufficiently, or at all, to achieve and sustain profitability. Growth of ConversionPoint’s revenue may slow or revenue may decline for a number of possible reasons, including a decrease in its ability to attract and retain customers, increasing competition, decreasing growth of its overall market, and an inability to timely and cost-effectively introduce new products and services that are favorably received by customers. If ConversionPoint is unable to meet these risks and challenges as it encounters them, its business and operating results may be adversely affected, and even if it were able to achieve profitability, ConversionPoint may not be able to sustain or increase such profitability.

ConversionPoint has substantial debt.

ConversionPoint and its subsidiaries are parties to a Loan and Security Agreement with Montage Capital II, L.P., and Partners for Capital Growth IV, L.P. As of March 1, 2019, $2,438,664, in principal and interest was outstanding under the loan and which is due and payable upon the earlier of the closing of New Parent initial public offering and May 31, 2020. In addition, as of March 1, 2019, (i) ConversionPoint had an outstanding convertible promissory note with $143,425 in principal and interest outstanding and an outstanding non-interest bearing promissory note in the amount of $225,000, both of which are due and payable on April 30, 2019, (ii) ConversionPoint had outstanding unsecured subordinated promissory notes issued to certain directors having an aggregate outstanding balance of principal and interest in the amount of $253,334 due and payable with 30 days after ConversionPoint repays the Montage Capital loan, (iii) SellPoints, a wholly-owned subsidiary of ConversionPoint, had outstanding unsecured subordinated promissory notes, under which an aggregate of $3,110,935 in principal and accrued interest is outstanding, which are due and payable on May 31, 2019, however, the notes are subject to automatic 90-day extensions; and (iv) SellPoints had $68,491, outstanding under a revenue royalty agreement. A default under any loan agreement note or the revenue royalty agreement could result in a charging order, or in the case of its secured lenders, a foreclosure on all of ConversionPoint’s assets, which, in either case, would have a material adverse effect on its business, results of operations or financial condition.

 ConversionPoint’s management has concluded that factors raise substantial doubt about its ability to continue as a going concern and its independent registered public accounting firm has included an explanatory paragraph relating to ConversionPoint’s ability to continue as a going concern in its report on ConversionPoint’s audited consolidated financial statements included in this proxy statement/prospectus.

The report of ConversionPoint’s independent registered public accounting firm for the year ended December 31, 2018 included herein contains an explanatory paragraph indicating that there is substantial doubt as to ConversionPoint’s ability to continue as a going concern as a result of the significant loss from operations in 2018, negative operating cash flows and a significant accumulated deficit. This report is dated March 15, 2019 and does not take into account any proceeds New Parent will receive in the proposed public offering of New Parent common stock. ConversionPoint’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that ConversionPoint will continue to operate as a going concern. ConversionPoint’s financial statements do not contain any adjustments that might result if it were unable to continue as a going concern. ConversionPoint’s ability to continue as a going concern will be determined by its and New Parent’s ability to complete the proposed public offering. If ConversionPoint is unable to obtain adequate funding from the proposed public offering of New Parent common stock or in the future, or if ConversionPoint is unable to grow its revenue to achieve and sustain profitability, ConversionPoint may not be able to continue as a going concern.

If an event of default is declared under ConversionPoint’s secured loan agreement, ConversionPoint could lose possession of its assets, which would have a material adverse effect on its business.

ConversionPoint’s loan with Montage and Partners for Growth, is secured by all of ConversionPoint’s assets. The loan includes certain debt covenants which require ConversionPoint to maintain a minimum cash reserve and minimum EBITDA. As of September 31, 2018, ConversionPoint had certain technical defaults and an anticipated financial covenant default under the loan agreement, and on November 1, 2018, entered into an amendment pursuant to which the lenders agreed to forbear from exercising remedies arising out of the existing defaults and the anticipated default until the earlier to occur of (i) ConversionPoint’s timely compliance with certain non-financial covenants under the loan agreement, upon which time the existing defaults and anticipated default shall automatically be waived, (ii) the occurrence of another event of default, or (iii) February 15, 2019. The lenders also agreed to decrease certain minimum cash covenants and eliminate certain revenue and EBITDA covenants until February 15, 2019. As of February 15, 2019, ConversionPoint remained in breach of the financial covenants under the loan agreement, however, on March 13, 2019, the lenders agreed to forbear from exercising remedies arising from such defaults, and that such forbearance shall be converted into a waiver of such defaults, provided that ConversionPoint raises a minimum of $5,000,000 on or before May 31, 2019. If $5,000,000 is not raised by May 31, 2019, through New Parent’s initial public offering, or otherwise by ConversionPoint, then on June 1, 2019, and on the first day of each month thereafter, until such time as such financing milestone is satisfied, ConversionPoint shall be required to pay the lenders a cash fee, equal to 5% of the aggregate advances outstanding under the loan agreement as of such date. If ConversionPoint defaults on the loan, or is unable to repay the debt upon any default, the lenders could take control of ConversionPoint’s bank accounts, and/or seek to foreclose on ConversionPoint’s assets in an effort to seek repayment under the loan. If successful, ConversionPoint would be unable to conduct its business as it is presently conducted and its ability to generate revenues and fund its ongoing operations would be materially adversely affected.

ConversionPoint operates in a rapidly developing and changing industry, which makes it difficult to evaluate its current business and future prospects.

ConversionPoint has encountered and will continue to encounter risks and difficulties frequently experienced by companies in rapidly developing and changing industries, including challenges in hiring and retaining qualified employees, determining appropriate investments of its limited resources, market acceptance of its existing and future solutions, effectively integrating acquired software platforms, competition from established companies with greater financial and technical resources, acquiring and retaining customers, making improvements to its existing solutions and developing new solutions. ConversionPoint’s current operations infrastructure may require changes for ConversionPoint to achieve profitability and scale its operations efficiently. If ConversionPoint fails to implement these changes in a timely manner or is unable to implement them due to factors beyond its control, its business may suffer, its revenue may decline, and it may not be able to achieve further growth or profitability. It cannot be assured that ConversionPoint will be successful in addressing these and other challenges it may face in the future.

If the market for ConversionPoint’s solutions slows or declines, its business, growth prospects, and financial condition would be adversely affected.

The future growth of digital marketing and e-commerce could be constrained by the level of acceptance and expansion of digital marketing and e-commerce SaaS solutions and managed services.  Even if these services become widely adopted, brands, product companies, advertisers and agencies may not make significant investments in such solutions.  It is difficult to predict customer adoption rates, customer demand for ConversionPoint’s technologies, the future growth rate and size of the digital marketing solutions or the entry of competitive solutions. The continued expansion of the market for digital marketing solutions depends on a number of factors, including the continued growth of e-commerce, the online advertising market, and social and mobile advertising, and the cost, performance and perceived value associated with online marketing solutions, as well as ConversionPoint’s ability to address security and privacy concerns and comply with applicable legal requirements which are continually evolving.

ConversionPoint expects to derive, in the future, a substantial portion of its revenue from the sale of its solutions delivered under a SaaS model. As a result, widespread use and acceptance of this business model is critical to its future growth and success. Under the more traditional license model for software procurement, users of software typically run the applications in-house on their own hardware. Because many companies are generally predisposed to maintaining control of their information technology systems and infrastructure, there may be resistance to the concept of accessing software functionality as a service provided by a third party. In addition, the market for SaaS solutions is still evolving, and existing and new market participants may introduce new types of solutions and different approaches to enable organizations to address their needs. If the market for SaaS solutions fails to grow or grows slower than ConversionPoint currently anticipates, demand for its solutions and its revenue, gross margin and other operating results could be negatively impacted.

ConversionPoint’s growth depends in part on the success of its strategic relationships with third parties.

ConversionPoint anticipates that it will continue to depend on its relationships with various third parties, including online retailers, ad networks, affiliate marketing companies, fulfillment companies, credit card processors, and technology and content providers, in order to grow its business. Identifying, negotiating and documenting relationships with these third parties may require significant time and resources as does integrating their content and technology with ConversionPoint’s solutions. If the third-party content or technology integrated with ConversionPoint’s solutions is not well received by its customers, ConversionPoint’s brand and reputation could be negatively affected. ConversionPoint’s agreements with third-party business partners such as Walmart and Costco, are typically non-exclusive and do not prohibit them from working with ConversionPoint’s competitors or from offering competing services. If and to the extent that any of these third parties compete with ConversionPoint or cease to do business with ConversionPoint, it could hurt ConversionPoint’s growth prospects.

If ConversionPoint does not retain its senior management team and key employees, or if it fails to attract and retain additional highly skilled sales talent, ConversionPoint may not be able to sustain its growth or achieve its business objectives.

ConversionPoint’s future success is substantially dependent on the continued service of its senior management team including, among others, Robert Tallack, President and Chief Executive Officer and Raghu Kilambi, Vice Chair and Chief Financial Officer. ConversionPoint’s future success also depends on its ability to continue to attract, retain, integrate and motivate highly skilled technical, sales and administrative employees. Competition for these employees in ConversionPoint’s industry is intense. As a result, ConversionPoint may be unable to attract or retain management executives and other key personnel that are critical to ConversionPoint’s success, resulting in harm to ConversionPoint’s key client relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs. The loss of the services of ConversionPoint’s senior management or other key employees could make it more difficult to successfully operate ConversionPoint’s business and pursue its business goals.

ConversionPoint may not realize all of the anticipated benefits of its acquisitions, or these benefits may take longer to realize than expected.

ConversionPoint completed its acquisitions of Branded Response and Push Holdings in April 2017, and of SellPoints in December 2017. Even if ConversionPoint is successful in integrating these acquisitions and their related technologies into ConversionPoint’s existing operations, and into an end-to-end e-commerce platform, ConversionPoint may not derive the benefits, such as administrative or operational synergy or anticipated earnings increases, that were expected from such acquisitions, which may result in the commitment of capital resources without the expected returns on the capital.

ConversionPoint stores personally identifiable information of its customers and consumers which is subject to vast regulation.

ConversionPoint stores personally identifiable information such as credit card information, addresses, phone numbers and other confidential information of its customers and consumers who purchase products and services from it to enable payment for such products and services and for shipping such products. ConversionPoint also captures and stores non-personally identifiable information from consumers and customers such as IP addresses, online behavioral information and geographic information through ConversionPoint’s web analytics tracking solutions, that enable ConversionPoint to display digital advertisements to targeted population segments, as well as collect, manage and store data regarding the measurement and valuation of their digital advertising and marketing campaigns. As such, ConversionPoint is subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and ConversionPoint’s agreements with certain merchants require ConversionPoint to notify them in the event of a security incident. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, and the California Consumer Privacy Act of 2018, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit ConversionPoint’s ability to operate or expand its business. Such laws and regulations require or may require ConversionPoint or its customers to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by ConversionPoint or its customers, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Other proposed legislation could, if enacted, impose additional requirements and prohibit the use of specific technologies, such as those that track individuals’ activities on web pages or record when individuals click on a link contained in an email message. Such laws and regulations could restrict ConversionPoint’s ability and its customers’ ability to collect and use web browsing data and personal information, which may reduce ConversionPoint’s customers’ demand for its solutions.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of ConversionPoint’s sales and marketing practices. If ConversionPoint’s solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, ConversionPoint or its customers may be subject to public criticism.

Any failure on ConversionPoint’s part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with ConversionPoint’s solutions, even if unfounded, could subject ConversionPoint to liability, damage ConversionPoint’s reputation, impair its sales and harm its business. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in ConversionPoint’s profitability and/or limit adoption of and demand for its solutions.

Domestic and foreign government regulation and enforcement of data tracking technologies is expansive, not clearly defined and rapidly evolving. Such regulation could directly restrict portions of ConversionPoint’s business or indirectly affect its business by constraining its customers’ use of ConversionPoint’s platform.

ConversionPoint’s services, through the use of cookies and tracking pixel technologies, enable ConversionPoint and its customers to track consumer online behavior and display digital advertisements to targeted population segments at opportune times. Federal, state, municipal and/or foreign governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering technologies such as cookies and tracking pixels, that are used to collect, store and/or process data. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging Internet and mobile technologies, creates a risk that regulators, lawmakers or other third parties, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for ConversionPoint’s services or impose burdensome requirements on its services and/or customers’ use of its services, thereby rendering ConversionPoint’s business unprofitable.

This area of the law is currently under intense government scrutiny and many governments, including the U.S. government, are considering a variety of proposed regulations that would restrict or impact the conditions under which data obtained from or through the activities of visitors could be collected, processed or stored. ConversionPoint may have to develop alternative systems to collect, store and manage user data if users block cookies, tracking pixels or regulations introduce barriers to collecting cookie data or using tracking pixels. In addition, third parties may develop technology or policies to track consumer online behavior, including through next-generation web browsers or other means, which could subsequently prevent ConversionPoint from directly importing data to ConversionPoint’s systems. ConversionPoint may not be able to develop adequate alternatives to cookie data and pixel data collection, which could negatively impact ConversionPoint’s revenue and operating results.

Cybersecurity incidents could harm ConversionPoint’s business and negatively impact its financial results.

ConversionPoint stores personally identifiable information, credit card information and other confidential information of its customers and consumers. ConversionPoint may experience successful attempts by third parties to obtain unauthorized access to such personally identifiable information. This information could also be otherwise exposed through human error or malfeasance. The unauthorized access or compromise of this personally identifiable information could have an adverse effect on ConversionPoint’s business, financial condition and results of operations.

Cybersecurity incidents could endanger the confidentiality, integrity and availability of ConversionPoint’s information resources and the information it collects, uses, stores and discloses. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to ConversionPoint’s information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. ConversionPoint believes that it takes reasonable steps to protect the security, integrity and confidentiality of the information ConversionPoint collects, uses, stores, and discloses, and is continuously taking steps to strengthen its security protocols and infrastructure, but there is no guarantee that inadvertent or unauthorized data access will not occur despite its efforts. For example, ConversionPoint could be negatively impacted by software bugs or other technical malfunctions, as well as employee error or malfeasance. Any unauthorized access or use of information, virus or similar breach or disruption to ConversionPoint’s, its customers’, or its partners’ systems could result in disrupted operations, loss of information, damage to ConversionPoint’s reputation and customer relationships, early termination of ConversionPoint’s contracts and other business losses, indemnification of its customers, liability for stolen assets or information, increased cybersecurity protection and insurance costs, financial penalties, litigation, regulatory investigations, and other significant liabilities, any of which could materially harm ConversionPoint’s business.

If ConversionPoint cannot efficiently implement its solutions for customers, ConversionPoint may lose customers.

ConversionPoint’s customers have a variety of different data formats, enterprise applications and infrastructure and ConversionPoint’s platform must support its customers’ data formats and integrate with complex enterprise applications and infrastructures. If ConversionPoint’s platform does not support a customer’s required data format or appropriately integrate with a customer’s applications and infrastructure, then ConversionPoint may choose to configure its platform to do so, which would increase ConversionPoint’s expenses. Additionally, ConversionPoint does not control its customers’ implementation schedules. As a result, as ConversionPoint has experienced in the past, if ConversionPoint’s customers do not allocate internal resources necessary to meet their implementation responsibilities or if ConversionPoint faces unanticipated implementation difficulties, the implementation may be delayed. If the customer implementation process is not executed successfully or if execution is delayed, ConversionPoint could incur significant costs, customers could become dissatisfied and decide not to increase usage of ConversionPoint’s platform, not to use ConversionPoint’s platform beyond an initial period prior to their term commitment and revenue recognition could be delayed. In addition, competitors with more efficient operating models that have lower implementation costs, could penetrate ConversionPoint’s customer relationships.

Additionally, large customers may request or require specific features or functions unique to their particular business processes, which increase ConversionPoint’s upfront investment in sales and deployment efforts and the revenues resulting from the customers under ConversionPoint’s typical contract term may not cover ConversionPoint’s upfront investments. If prospective large customers require specific features or functions that ConversionPoint does not offer, then the market for ConversionPoint’s solutions will be more limited and ConversionPoint’s business could suffer. If ConversionPoint is unable to address the needs of these customers in a timely fashion or further develop and enhance ConversionPoint’s solutions, these customers may not renew their subscriptions, seek to terminate their relationship with ConversionPoint, renew on less favorable terms, or reduce their marketing spend on ConversionPoint’s platform. If any of these were to occur, ConversionPoint’s revenues may decline and its operating results could be adversely affected.

If ConversionPoint fails to manage and increase the capacity of its hosted infrastructure, ConversionPoint’s customers may be unable to use ConversionPoint’s platform, which could harm ConversionPoint’s reputation and demand for its solutions.

ConversionPoint has experienced significant growth in the number of users, transactions and data that ConversionPoint’s hosting infrastructure supports. ConversionPoint seeks to maintain sufficient excess capacity in its third party hosted infrastructure to be sufficiently flexible and scalable to meet the needs of all of its customers. However, the provision of new hosting infrastructure requires significant lead time. If ConversionPoint does not accurately predict its infrastructure capacity requirements, its customers could experience service outages that may subject ConversionPoint to financial penalties or other liabilities, result in customer losses, harm ConversionPoint’s reputation and adversely affect its ability to grow its revenue.

Mobile and other devices are increasingly being used to conduct e-commerce, and if ConversionPoint’s solutions do not operate as effectively, when accessed through these devices, or in different formats and resolutions, ConversionPoint’s customers may not be satisfied with ConversionPoint’s services, which could harm ConversionPoint’s business.

Effective functionality on mobile and other devices, and across multiple platforms and using different resolutions, is integral to ConversionPoint’s long-term development and growth strategy. In the event that ConversionPoint’s customers have difficulty accessing and using ConversionPoint’s platform on mobile and other devices, ConversionPoint’s business and operating results could be adversely affected.  In addition, ConversionPoint is taking steps to comply with the Twenty-First Century Communications and Video Accessibility Act and similar accessibilities laws that require making the internet fully accessible to people with disabilities.

ConversionPoint must develop and introduce enhancements and new features that achieve market acceptance or that keep pace with technological developments to remain competitive in the evolving online marketing industry.

ConversionPoint operates in a dynamic market characterized by rapidly changing technologies and industry and legal standards. The introduction of new digital marketing solutions by ConversionPoint’s competitors, the market acceptance of solutions based on new or alternative technologies, or the emergence of new industry standards could render ConversionPoint’s platforms obsolete. ConversionPoint’s ability to compete successfully, attract new customers and increase revenues from existing customers depends in large part on its ability to enhance and improve its existing digital marketing solutions and to continually introduce or acquire new features that are in demand by the markets ConversionPoint serves. ConversionPoint is in the process of a significant upgrade to its software platform infrastructure, and the success of this project or any other enhancement or new solution depends on several factors, including, timely completion, adequate quality testing, and appropriate introduction and market acceptance. Any new platform or feature that ConversionPoint develops or acquires may not be introduced in a timely manner, may contain defects, may be costlier to complete than ConversionPoint anticipates or may not achieve the broad market acceptance necessary to generate significant revenues. If ConversionPoint is unable to complete the upgrade to its software platform infrastructure and integrate its various service offerings effectively or in a timely manner, or to anticipate or timely and successfully develop or acquire new offerings or features or enhance ConversionPoint’s existing platform to meet customer requirements, ConversionPoint’s business and operating results will be adversely affected.

ConversionPoint’s business and prospects would be harmed if changes to technologies used in its platform or new versions or upgrades of operating systems and internet browsers adversely impact the process by which merchants, brands and consumers interface with ConversionPoint’s platform.

In the future, providers of internet browsers could introduce new features that would make it difficult for ConversionPoint to provide certain of its services such as retargeter, or for ConversionPoint’s customers to use ConversionPoint’s platform. In addition, internet browsers for desktop or mobile devices could introduce new features, change existing browser specifications such that they would be incompatible with ConversionPoint’s platform, or prevent customers from accessing ConversionPoint’s platform. In addition, the growing use of ad blockers in internet browsers could impact ConversionPoint’s ability to serve ads. Any changes to technologies used in ConversionPoint’s platform, to existing features that ConversionPoint relies on, or to operating systems or internet browsers that make it difficult for customers to access or use ConversionPoint’s platform, may make it more difficult for ConversionPoint to maintain or increase its revenues and could adversely impact its business and prospects.

ConversionPoint derives a portion of its revenue from monthly subscription agreements, and intends to increase the proportion of its revenue which is generated through monthly subscription agreements.

ConversionPoint derives a portion of its revenue from subscription agreements and intends to increase the portion of its revenue which is generated through subscription agreements. Subscription agreements are typically month-to-month or one year in length, and often terminable on 30 days’ notice. As a result, a portion of the revenue ConversionPoint reports in each quarter is generated from customer agreements entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in ConversionPoint’s financial performance in that quarter but might negatively affect ConversionPoint’s revenue in future quarters. Accordingly, the effect of significant declines in sales and market acceptance of ConversionPoint’s solutions may not be reflected in ConversionPoint’s short-term results of operations.

ConversionPoint derives some of its revenue from usage-based pricing models, which makes it difficult to forecast revenues from its current customers and future prospects.

Some of ConversionPoint’s services are offered on a usage-based pricing model in which ConversionPoint’s fees are calculated based on the customer’s use of aspects of ConversionPoint’s services. This pricing model makes it difficult to accurately forecast revenues because ConversionPoint’s customers’ activities on ConversionPoint’s platform may vary from month to month based on the variety of industries in which ConversionPoint’s advertisers operate, the seasonality of those industries and fluctuations in ConversionPoint’s customers’ marketing budgets or other factors. If ConversionPoint incorrectly forecasts revenues for these customers and the amount of revenue is less than projections ConversionPoint provides to investors, the price of ConversionPoint’s common stock could decline substantially. Additionally, if ConversionPoint overestimates usage, ConversionPoint may incur additional expenses in adding infrastructure, without a commensurate increase in revenues, which would harm ConversionPoint’s gross margins and other operating results.

If ConversionPoint fails to maintain a consistently high level of customer service, its brand, business and financial results may be harmed.

ConversionPoint believes its focus on customer service and support is critical to onboarding new customers, retaining existing customers and growing ConversionPoint’s business. If ConversionPoint is unable to maintain a consistently high level of customer service and technical support, ConversionPoint may lose existing customers. In addition, ConversionPoint’s ability to attract new customers is highly dependent on ConversionPoint’s reputation and on positive recommendations from its existing customers. Any failure to maintain a consistently high level of customer service, or a market perception that ConversionPoint does not maintain high-quality customer service, could adversely affect its reputation and the number of positive customer referrals that ConversionPoint receives.

ConversionPoint obtains certain products it sells from third parties.

ConversionPoint derives a portion of its revenue from direct online product sales, and sources certain products it sells from third-parties and relies on them to meet its sales needs. ConversionPoint plans to continue to rely upon such third parties to supply products it sells. If these suppliers fail to maintain high manufacturing standards and processes, it could harm ConversionPoint’s business. In the event of a natural disaster or business failure, including due to bankruptcy of a supplier, ConversionPoint may not be able to secure replacement products on a timely or cost-effective basis, which could result in delays, additional costs and reduced revenues. In addition, price increases from a supplier would directly affect ConversionPoint’s profitability if it is not able to pass price increases on to customers.

 As a direct-to-consumer marketer, ConversionPoint is subject to vast regulation. If ConversionPoint is required to pay damages or expenses in connection with legal claims, ConversionPoint’s business, financial condition and results of operations may be harmed.

Historically, a substantial portion of ConversionPoint’s revenue has been derived from negative option marketing, in which consumers sign up to receive a free trial product and to be billed monthly for continued delivery of such product until such consumer affirmatively cancels his or her subscription. Such products typically include monthly subscriptions for health and wellness e-books, and health and beauty products such as facial creams and nutritional supplements. During 2017 and 2018, ConversionPoint generated net revenues of $35,912,210, and $12,266,634, respectively, through such trial offer sales, which represented, 71.9% and 30.8%, respectively, of ConversionPoint’s net revenues. Although ConversionPoint continues, and contemplates continuing, to engage in e-commerce product sales through negative option marketing, since the second quarter of 2018, ConversionPoint has shifted its focus from e-commerce product sales to growing its managed services and SaaS businesses. As a direct-to-consumer marketer, ConversionPoint is subject to various federal, state and foreign laws and regulations such as the Restore Online Shoppers Confidence Act, which we refer to as ROSCA, and the Dot Com Disclosure Guidance published by the United States Federal Trade Commission, which requires certain disclosures to prevent unfair, deceptive or misleading online advertisements. ConversionPoint’s failure to comply with these regulations could, among other things, result in consumer lawsuits, federal investigations, or State Attorney General actions or inquiries. Such claims or inquiries, regardless of their merit, could divert management time and attention away from ConversionPoint’s business, result in significant costs to investigate and defend, harm ConversionPoint’s reputation and result in the cessation of certain portions of ConversionPoint’s business. If ConversionPoint or its subsidiaries become subject to these or similar types of claims or investigations, and are not successful in their defense, ConversionPoint or its subsidiaries may be forced to pay damages, some of which may be substantial, or to cease parts of their business.

ConversionPoint could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its clients would have to pay for its offering and adversely affect its operating results.

In general, in connection with e-commerce product sales, ConversionPoint has not historically collected state or local sales, use or other similar taxes in any jurisdictions in which ConversionPoint does not have a tax nexus, in reliance on court decisions or applicable exemptions that restrict or preclude the imposition of obligations to collect such taxes with respect to online sales of products. In addition, ConversionPoint has not historically collected state or local sales, use or other similar taxes in certain jurisdictions in which ConversionPoint does have a physical presence, in reliance on applicable exemptions. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state. It is possible that one or more jurisdictions may assert that ConversionPoint has liability for periods for which ConversionPoint has not collected sales, use or other similar taxes, and if such an assertion or assertions were successful it could result in substantial tax liabilities, including for past sales taxes and penalties and interest, which could materially adversely affect ConversionPoint’s business, financial condition and operating results.

ConversionPoint or its subsidiaries may be exposed to material product liability claims, which could increase their costs and adversely affect ConversionPoint’s reputation and business.

As a marketer and distributor of products designed for human consumption or use, ConversionPoint or its subsidiaries could be subject to product liability claims if the use of products they market or distribute, is alleged to have resulted in injury or undesired results. Products marketed include vitamins that are classified as dietary supplements and skin care products, and in most cases are not subject to pre-market regulatory approval in the United States. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

ConversionPoint has not had any product liability claims filed against it or its subsidiaries, but in the future ConversionPoint or its subsidiaries may be subject to various product liability claims, including, due to product tampering by unauthorized third parties, product contamination, and claims that products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on ConversionPoint’s business and operating results and ConversionPoint’s insurance, if any, may not be adequate.

ConversionPoint’s business is exposed to a multitude of risks based on its acceptance of credit cards and reliance on third party credit card processors.

ConversionPoint’s customers typically pay for their orders with debit cards or credit cards, and ConversionPoint depends on third party credit card processing in connection with online product sales. There are many risks related to ConversionPoint’s acceptance of credit cards, the collection and storage of credit card data, and ConversionPoint’s dependence on third party credit card processors to process payments.

ConversionPoint’s failure to limit fraudulent transactions conducted on its websites or through its platform, such as through use of stolen credit card numbers, could subject ConversionPoint to liability and adversely impact its reputation. Under credit card association rules, penalties may be imposed at the discretion of the association for inadequate fraud protection. Any such potential penalties would be imposed on ConversionPoint’s credit card processor by the association. Under ConversionPoint’s contracts with ConversionPoint’s payment processors, ConversionPoint is required to reimburse them for such penalties. ConversionPoint faces the risk that it may fail to maintain an adequate level of fraud protection and that one or more credit card associations or other processors may, at any time, assess penalties against ConversionPoint or terminate ConversionPoint’s ability to accept credit card payments or other form of online payments from customers, which would have a material adverse effect on ConversionPoint’s business, financial condition and operating results. Although ConversionPoint does not believe there has been a compromise of customer information, it is possible that either ConversionPoint or its subsidiaries may not be in full compliance with these standards. Accordingly, ConversionPoint could be fined, which could impact its financial condition, or certain of ConversionPoint’s products could be suspended, which would cause ConversionPoint to be unable to process payments using credit cards. If ConversionPoint is unable to accept credit card payments, ConversionPoint’s business, financial condition and operating results may be adversely affected.

In addition, most of ConversionPoint’s e-commerce product sale transactions are deemed high risk, and there often exists a shortage of merchant processors able or willing to process such online transactions. Relevant factors typically used in determining whether a credit card transaction is high risk, include, the nature of the industry (health and wellness products are considered high risk), high monthly sales volumes or individual transactions, the acceptance of recurring payments, the sale of subscription-based products and card not present (CNP) transactions (i.e., transactions made where the cardholder does not physically present the credit card for a merchant’s visual examination, which is the case in all online credit card transactions). Almost all of ConversionPoint’s product sales, which constituted 83.4% and 51.0% of ConversionPoint’s net revenues in 2017 and 2018, respectively, are deemed “high” risk because they either involve health and wellness products, a high number of individual monthly transactions, recurring payments, and/or CNP transactions.

In the past, ConversionPoint has had to decrease the volume of sales as a result of the shortage of available merchant processing. The future shortage of merchant processing available to process payments for ConversionPoint’s e-commerce product sales and the sales of ConversionPoint’s customers’ products, could result a decrease in the volume of products ConversionPoint or its managed service customers are able to sell and could have a material adverse effect on ConversionPoint’s revenue. Further, such credit card processors require ConversionPoint to maintain significant reserves (often up to 10% of the sale) to cover refunds, chargebacks and fraud, which results in delays of up to 6 months in receiving such revenue. If ConversionPoint’s refunds or chargebacks increase, ConversionPoint’s processors could require ConversionPoint to increase such reserves, increase fees or terminate their contracts with ConversionPoint, which would have an adverse effect on ConversionPoint’s financial condition.

In addition, ConversionPoint could be liable if there is a breach of security with respect to the payment information it stores. Online commerce and communications depend on the secure transmission of confidential information over public networks. ConversionPoint relies on encryption and authentication technology to authenticate and secure the transmission of confidential information, including customer credit card numbers. However, ConversionPoint cannot ensure this technology will prevent breaches of the systems it uses to protect customer payment data.

In the future, ConversionPoint may explore accepting various forms of payment that may have higher fees and costs than ConversionPoint’s current payment methods. If ConversionPoint’s customers utilize alternative payment methods, ConversionPoint’s payment costs could increase and ConversionPoint’s operating results could be adversely impacted.

ConversionPoint operates in an industry with extensive intellectual property litigation. Claims of infringement against ConversionPoint may harm ConversionPoint’s business.

ConversionPoint’s success depends, in part, upon its non-infringement of intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The internet-related software field generally is characterized by extensive intellectual property litigation. Although ConversionPoint’s industry is rapidly evolving, many companies that own, or claim to own, intellectual property have aggressively asserted their rights. From time to time, ConversionPoint may be subject to legal proceedings and claims relating to the intellectual property rights of others, including, but not limited to, patents and trademarks, and ConversionPoint expects that third parties will assert intellectual property claims against ConversionPoint, particularly as ConversionPoint expands the complexity and scope of its business. In addition, many of ConversionPoint’s subscription agreements require ConversionPoint to indemnify its customers against claims that its solutions infringe the intellectual property rights of third parties.

Future litigation may be necessary to defend ConversionPoint or its customers by determining the scope, enforceability and validity of third-party proprietary rights or to establish ConversionPoint’s proprietary rights. Some of ConversionPoint’s competitors have substantially greater resources than ConversionPoint does and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than ConversionPoint could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target ConversionPoint. Regardless of whether claims that ConversionPoint is infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could, harm ConversionPoint’s reputation, adversely affect its relationship with customers and partners, cause delays or stoppages in its services, divert management’s attention and resources, require changes to its software that would cause it to incur substantial costs and/or subject it to significant liability.

In addition to liability for monetary damages against ConversionPoint, which may be tripled and may include attorneys’ fees, or, in some circumstances, damages against ConversionPoint’s customers, ConversionPoint may be prohibited from developing, commercializing or continuing to provide some or all of ConversionPoint’s software solutions unless ConversionPoint obtains licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

Activities of ConversionPoint’s customers and affiliates or the content of their marketing messages, could damage ConversionPoint’s brand, subject it to liability and harm its business and financial results.

ConversionPoint’s terms of service prohibit ConversionPoint’s customers and affiliates from using ConversionPoint’s platform to engage in illegal activities, including, fraudulent marketing activities, and its employment and marketing policies prohibit its employees from engaging in fraudulent marketing activities. Customers, affiliate marketers or employees may nonetheless engage in prohibited or illegal activities in violation of applicable laws, which could subject ConversionPoint to liability. For example, from time to time, certain of ConversionPoint’s affiliate marketing companies use content that infringes on the rights of others, including, but not limited to, unauthorized celebrity endorsements, that have resulted in the receipt of cease and desist letters and claims for damages. In addition, there have been limited instances in which ConversionPoint’s employees have used infringing content in certain marketing materials, that have resulted in the receipt of cease and desist letters and claims for damages. ConversionPoint’s brand may be negatively impacted by the actions of customers, affiliates or employees, that are deemed to be hostile, offensive, inappropriate or illegal. Although ConversionPoint attempts to monitor the appropriateness of the content of its customers, affiliates and employees, ConversionPoint does not have control over their activities. The safeguards ConversionPoint has in place may not be sufficient for ConversionPoint to avoid liability or avoid harm to ConversionPoint’s brand, especially if such hostile, offensive, inappropriate or illegal use is high profile, which could adversely affect its business and financial results.

ConversionPoint’s failure to protect its intellectual property rights could diminish the value of its services, weaken its competitive position and reduce its revenue.

ConversionPoint regards the protection of its intellectual property, which includes trade secrets, copyrights, trademarks and domain names, as critical to ConversionPoint’s success. ConversionPoint strives to protect its intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. ConversionPoint enters into confidentiality and invention assignment agreements with its employees and contractors, and confidentiality agreements with parties with whom it conducts business in order to limit access to, and disclosure and use of, its proprietary information. However, these contractual arrangements and the other steps ConversionPoint has taken to protect ConversionPoint’s intellectual property may not prevent the misappropriation of ConversionPoint’s proprietary information or deter independent development of similar technologies by others.

ConversionPoint has four provisional patent applications and is investigating seeking patent protection for other aspects of ConversionPoint’s technologies, but there can be no assurance that ConversionPoint will file for any additional patent protection, or any patents will ultimately be issued, or that, if issued, they will not be challenged. ConversionPoint has registered domain names, trademarks and service marks in the United States and may also pursue additional registrations both in and outside the United States. Effective trade secret, copyright, trademark, domain name and patent protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending ConversionPoint’s rights. ConversionPoint may be required to protect its intellectual property in an increasing number of jurisdictions, a process that is expensive and may not be successful or which ConversionPoint may not pursue in every location.

Monitoring unauthorized use of ConversionPoint’s intellectual property is difficult and costly. ConversionPoint’s efforts to protect its proprietary rights may not be adequate to prevent misappropriation of its intellectual property. Further, ConversionPoint may not be able to detect unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. In addition, ConversionPoint’s competitors may independently develop similar technology. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect ConversionPoint and its intellectual property. ConversionPoint’s failure to meaningfully protect its intellectual property could result in competitors offering services that incorporate ConversionPoint’s most technologically advanced features, which could seriously reduce demand for ConversionPoint’s software solutions. In addition, ConversionPoint may in the future need to initiate infringement claims or litigation. Litigation, whether ConversionPoint is a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of ConversionPoint’s technical staff and managerial personnel, which could harm ConversionPoint’s business, whether or not such litigation results in a determination that is unfavorable to ConversionPoint. In addition, litigation is inherently uncertain, and thus ConversionPoint may not be able to stop its competitors from infringing upon ConversionPoint’s intellectual property rights.

ConversionPoint’s use of “open source” software could negatively affect its ability to sell its solutions and could subject ConversionPoint to litigation.

A portion of ConversionPoint’s technology platform and solutions incorporate so-called “open source” software, and ConversionPoint may incorporate additional open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. If ConversionPoint fails to comply with these licenses, it may be subject to specified conditions, including requirements that ConversionPoint offer its solutions that incorporate the open source software for no cost, that ConversionPoint make available source code for modifications or derivative works it creates based upon, incorporating or using the open source software and that ConversionPoint license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes open source software that ConversionPoint uses were to allege that ConversionPoint has not complied with the conditions of one or more of these licenses, ConversionPoint could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, including being enjoined from the sale of ConversionPoint’s solutions that contain the open source software. ConversionPoint could be subject to suits by parties claiming ownership of what ConversionPoint believes to be open source software. Litigation could be costly for ConversionPoint to defend, have a negative effect on ConversionPoint’s operating results and financial condition and require ConversionPoint to devote additional research and development resources to change ConversionPoint’s solutions.

Risks Related to Inuvo’s Business

Inuvo has a history of losses, and its revenues declined in 2018 from 2017 and Inuvo cannot anticipate with any degree of certainty what its revenues will be in future periods. Inuvo’s working capital deficit has increased substantially at December 31, 2018 as compared to December 31, 2017.

Inuvo reported a net loss of approximately $5.9 million in 2018 as compared to a net loss of approximately $3.1 million in 2017. At December 31, 2018, Inuvo had a cash balance of approximately $229,000 and a working capital deficit of approximately $6.9 million as compared to a cash balance of approximately $4.1 million and a working capital deficit of approximately $6.2 million at December 31, 2017. As described elsewhere in this joint proxy statement/prospectus, Inuvo’s industry is currently in a consolidation phase and Inuvo’s strategic decisions to discontinue certain non-strategic technologies in response to Inuvo’s changing industry involved the short-term loss of revenue and margin in anticipation of future growth and margins starting in 2019. Inuvo estimates that the revenue loss associated with this decision was $7.2 million in 2018. In addition, Inuvo is incurring certain additional costs associated with the mergers which also adversely impacts Inuvo’s working capital. Since Inuvo’s credit facility is dependent upon receivables, and Inuvo does not know when, if ever, that Inuvo’s revenues will return to historic levels or if Inuvo will be able to replace those lost revenues with revenues from other sources, the combination of lower credit availability and recent negative cash flows generated from operating activities introduces potential risk of operation without interruption.

Inuvo relies on three customers for a significant portion of its revenues.

Inuvo is reliant upon Yahoo!, Google, and Microsoft Online for most of its revenue. During 2018, they accounted for 71.8% , 10.1% and 5.5% of its revenues, respectively. In 2017, Yahoo!, Google, and OpenX accounted for 66.7%, 10.4% and 9.4% of Inuvo’s revenues. The amount of revenue Inuvo receives from these customers is dependent on a number of factors outside of Inuvo’s control, including the amount they charge for advertisements, the depth of advertisements available from them, and their ability to display relevant ads in response to end-user queries. Inuvo’s revenue in the third quarter 2018 was 17.3% lower than the same quarter of 2017 due to demand and pricing changes by Inuvo’s largest customer, Yahoo!. The result was approximately a 40% decrease in RPCs. Inuvo has not seen an appreciable change in remote procedure calls, or RPCs, and Inuvo does not know whether RPCs will return to their former levels.

Inuvo would likely experience a significant decline in revenue and Inuvo’s business operations could be significantly harmed if (i) these customers do not approve Inuvo’s new websites, publishers and / or applications, (ii) if Inuvo or its publishers violate their guidelines or they change their guidelines, or (iii) if Inuvo’s contracts with these customers are terminated or expire without being renewed. In addition, if any of these preceding circumstances were to occur, Inuvo may not be able to find a suitable alternate paid search results provider or otherwise replace the lost revenues. Inuvo’s contracts with each of these customers contain broad termination provisions and Inuvo’s Yahoo! contract expires in November 2020, Inuvo’s Google contract expires in February 2021 and Inuvo’s Microsoft Online contract expires in February 2020. The loss of any of these customers or a material change in the revenue or gross profit they generate would have a material adverse impact on Inuvo’s business, results of operations and financial condition in future periods.

Failure to comply with the covenants and restrictions in Inuvo’s credit facility could impact Inuvo’s ability to access capital as needed.

Inuvo has a credit facility with Western Alliance Bank. The facility expired in September 2018 and was extended to October 2018. Inuvo signed a new facility agreement with Western Alliance Bank on October 11, 2018. The new agreement may be terminated by either party at any time and has a sub-limit provision that expires on April 30, 2019. While Inuvo believes it will be able to renew with substantially similar terms and conditions, there are no assurances that Inuvo will be able to renew. In that event, Inuvo’s liquidity in future periods would be materially adversely impacted. The credit facility contains a number of requirements, among other things:

●	payment of fees to the lender associated with the credit facility;

●	maintenance of Inuvo’s corporate existence in good standing;

●	granting the lender a security interest in Inuvo’s assets;

●	providing financial information to the lender; and

●	refrain from any transfer of any of Inuvo’s business or property, subject to customary exceptions.

A breach in Inuvo’s covenants could result in a default under the credit facility, and in such event Western Alliance Bank could elect to declare all borrowings outstanding, if any, to be due and payable. If this occurs and Inuvo has outstanding obligations and is not able to repay, Western Alliance Bank could require Inuvo to apply all of its available cash to repay the debt amounts and could then proceed against the underlying collateral. Should this occur, Inuvo cannot assure you that its assets would be sufficient to repay its debt in full, Inuvo would be able to borrow sufficient funds to refinance the debt, or that Inuvo would be able to obtain a waiver to cure any such default. In such an event, Inuvo’s ability to conduct its business as it is currently conducted would be in jeopardy.

Failure to comply with the covenants and restrictions in Inuvo’s grant agreement with the State of Arkansas could result in the repayment of a portion of the grant, which Inuvo may not be able to repay or finance on favorable terms.

In January 2013, Inuvo entered into an agreement with the State of Arkansas whereby Inuvo was granted $1,750,000 for the relocation of Inuvo to Arkansas and for the purchase of equipment. The grant was contingent upon Inuvo having at least 50 full-time equivalent permanent positions within four years, maintaining at least 50 full-time equivalent permanent positions for the following six years and paying those positions an average total compensation of $90,000 per year.

If Inuvo fails to meet the requirements of the grant after the initial four-year period, it may be required to repay a portion of the grant, up to but not to exceed the full amount of the grant. As of December 31, 2018, Inuvo had 39 full-time employees located in Arkansas. Failure to meet the requirements of the grant after the initial four-year period, may require Inuvo to repay a portion of the grant, up to but not to exceed the full amount of the grant. At December 31, 2018, Inuvo accrued a contingent liability of $55,000 for the lower than required employment. Should the lower than required employment continue, Inuvo cannot assure you that its assets would be sufficient to repay its grant in full, Inuvo would be able to borrow sufficient funds to refinance the grant, or that Inuvo would be able to obtain a waiver to cure any such default. In such an event, Inuvo’s ability to conduct its business as it is currently conducted would be in jeopardy.

Inuvo’s business is seasonal and its financial results and cash availability may vary significantly from period to period.

Historically, the last half of the year has stronger demand and therefore greater revenue than the first half of the year. Inuvo experiences lower RPCs due to a decline in demand for inventory on website and app space and the recalibrating of advertiser’s marketing budgets after the holiday selling season. If Inuvo is not able to appropriately adjust to seasonal or other factors, it could have a material adverse effect on its financial results. A material percentage of Inuvo’s operating expense is fixed and does not vary significantly with revenue. When revenue is seasonally lower cash availability is constrained. The bank credit facility and cash generated by operations may be insufficient to continue normal operations. Inuvo may elect to sell securities to the public or to selected investors, or borrow under the current or any replacement line of credit or other debt instruments which may cause dilution.

Inuvo depends on relationships with and the success of its supply partners.

Inuvo’s supply partners are very important to its success. Inuvo must recruit and maintain partners who are able to drive traffic successfully to their websites and mobile applications, resulting in clicks on advertisements Inuvo has delivered. These partners may experience difficulty in attracting and maintaining users for a number of reasons, including competition, rapidly changing markets and technology, industry consolidation and changing consumer preferences. Further, Inuvo may not be able to further develop and maintain relationships with distribution partners. They may be able to make their own deals directly with advertisers, may view Inuvo as a competitor or may find Inuvo’s competitors’ offerings more desirable. Any of these potential events could have a material adverse effect on Inuvo’s business, financial position and results of operations.

The success of Inuvo’s owned sites depend on Inuvo’s ability to acquire traffic in a profitable manner.

Inuvo’s ALOT-branded websites depend on Inuvo’s ability to attract traffic in a profitable manner. Inuvo uses a predictive model to calculate the rate of return for marketing campaigns, which includes estimates and assumptions. If these estimates and assumptions are not accurate, Inuvo may not be able to effectively manage its marketing decisions and could acquire traffic in an unprofitable manner. In addition, Inuvo may not be able to maintain and grow its traffic for a number of reasons, including, but not limited to, acceptance of its websites by consumers, the availability of advertising to promote its websites, competition, and sufficiency of capital to purchase advertising. Inuvo advertises on search engine websites to drive traffic to its owned and operated websites. Inuvo’s keyword advertising is done primarily with Google and Facebook, but also with Yahoo! and Bing. If Inuvo is unable to maintain and grow traffic to its sites in a profitable manner, it could have a material adverse effect on Inuvo’s business, financial condition, and results of operations.

Inuvo’s business must keep pace with rapid technological change to remain competitive.

Inuvo’s business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands. Inuvo must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of Inuvo’s services. This includes making Inuvo’s products and services compatible and maintaining compatibility with multiple operating systems, desktop and mobile devices, and evolving network infrastructure. If Inuvo fails to do this, its results of operations and financial position could be adversely affected.

Inuvo’s services may be interrupted if Inuvo experiences problems with its network infrastructure.

The performance of Inuvo’s network infrastructure is critical to its business and reputation. Because Inuvo’s services are delivered solely through the internet, Inuvo’s network infrastructure could be disrupted by a number of factors, including, but not limited to:

●	unexpected increases in usage of Inuvo’s services;

●	computer viruses and other security issues;

●	interruption or other loss of connectivity provided by third-party internet service providers;

●	natural disasters or other catastrophic events; and

●	server failures or other hardware problems.

While Inuvo has data centers in multiple, geographically dispersed locations and active back-up and disaster recovery plans, Inuvo cannot assure you that serious interruptions will not occur in the future. If Inuvo’s services were to be interrupted, it could cause loss of users, customers and business partners, which could have a material adverse effect on Inuvo’s results of operations and financial position.

Inuvo depends on key personnel, the loss of whom could harm Inuvo’s business.

Inuvo’s success depends in part on the retention of personnel critical to its business operations. Loss of key personnel may result in disruption of operations, loss of key business relationships or expertise, additional recruiting and training costs, and diminished anticipated benefits of acquisitions. Inuvo’s future success is substantially dependent on the continued service of its key senior management. Inuvo has experienced difficulty from time to time in attracting or retaining the personnel necessary to support the growth of its business, and Inuvo may experience similar difficulties in the future.

Regulatory and legal uncertainties could harm Inuvo’s business.

While there are currently relatively few laws or regulations directly applicable to internet-based commerce or commercial search activity, there is increasing awareness of such activity and interest from state and federal lawmakers in regulating these services. New regulation of activities in which Inuvo is involved or the extension of existing laws and regulations to internet-based services could have a material adverse effect on Inuvo’s business, results of operations and financial position.

Failure to comply with federal, state and international privacy and data security laws and regulations, or the expansion of current or the enactment of new privacy and data security laws or regulations, could adversely affect Inuvo’s business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices, and internationally the European Union’s new GDPR went into effect in May 2018. Inuvo has posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on Inuvo’s websites and applications. The existing and soon to be enacted privacy and data security related laws and regulations are evolving and subject to potentially differing interpretations. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by Inuvo to comply with its posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, including the GDPR, regulations or industry self-regulatory principles could result in claims, proceedings or actions against Inuvo by governmental entities or others or other liabilities, which could adversely affect Inuvo’s business.

Inuvo may face third party intellectual property infringement claims that could be costly to defend and result in the loss of significant rights.

From time to time third parties have asserted infringement claims against Inuvo, including copyright, trademark and patent infringement, among other things. While Inuvo believes that it has defenses to these types of claims under appropriate trademark laws, Inuvo may not prevail in its defenses to any intellectual property infringement claims. In addition, Inuvo may not be adequately insured for any judgments awarded in connection with any litigation. Any such claims and resulting litigation could subject Inuvo to significant liability for damages or result in the invalidation of Inuvo’s proprietary rights, which would have a material adverse effect on its business, financial condition, and results of operations. Even if Inuvo were to prevail, these claims could be time-consuming, expensive to defend, and could result in the diversion of management’s time and attention.

Inuvo is subject to risks from publishers who could fabricate clicks either manually or technologically.

Inuvo’s business involves the establishment of relationships with website owners and publishers. In exchange for their consumer traffic, Inuvo provides an advertising placement service and shares a portion of the revenue it collects with that website publisher. Although Inuvo has click fraud detection software in place, Inuvo cannot guarantee that it will identify all fraudulent clicks or be able to recover funds distributed for fabricated clicks. This risk could materially impact Inuvo’s ability to borrow, its cash flow and the stability of its business.

A downturn or uncertainty in global economic conditions may have a significant negative effect on Inuvo’s access to credit and its ability to raise capital and may impact its business, operating results or financial condition.

A future downturn or uncertainty in global economic conditions, may result in significant reductions in, and heightened credit quality standards for, available capital and liquidity from banks and other providers of credit and substantial reductions and/or fluctuations in equity and currency values worldwide, which may make it difficult for Inuvo to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all. Moreover, deteriorated economic conditions, or the threat of a prolonged recessionary period, may cause disruptions and volatility in global financial markets, increased rates of default and bankruptcy and have a negative impact on the levels of consumer spending. These macroeconomic developments could negatively affect Inuvo’s business, operating results or financial condition in a number of ways. For example, current or potential customers, such as advertisers, may delay or decrease spending with Inuvo or may not pay Inuvo or may delay paying Inuvo for previously performed services. In addition, if consumer spending decreases, this may result in fewer clicks on Inuvo’s advertisers’ ads displayed on Inuvo’s or its partner websites.

Inuvo’s quarterly operating results can be difficult to predict and can fluctuate substantially, which could result in volatility in the price of its common stock.

Inuvo’s quarterly revenues and other operating results have varied in the past and are likely to continue to vary significantly from quarter to quarter. Inuvo’s agreements with distribution partners and key customers do not require minimum levels of usage or payments, and its revenues therefore fluctuate based on the actual usage of its service each quarter by existing and new distribution partners. Quarterly fluctuations in Inuvo’s operating results also might be due to numerous other factors, including:

●	its ability to attract new distribution partners, including the length of its sales cycles, or to sell increased usage of its service to existing distribution partners;

●	technical difficulties or interruptions in its services;

●	changes in privacy protection and other governmental regulations applicable to its industry;

●	changes in its pricing policies or the pricing policies of its competitors;

●	the financial condition and business success of its distribution partners;

●	purchasing and budgeting cycles of its distribution partners;

●	acquisitions of businesses and products by Inuvo or its competitors;

●	competition, including entry into the market by new competitors or new offerings by existing competitors;

●	discounts offered to advertisers by upstream advertising networks;

●	its history of litigation;

●	its ability to hire, train and retain sufficient sales, client management and other personnel;

●	timing of development, introduction and market acceptance of new services or service enhancements by Inuvo or its competitors;

●	concentration of marketing expenses for activities such as trade shows and advertising campaigns;

●	expenses related to any new or expanded data centers; and

●	general economic and financial market conditions.

Inuvo has historically had difficulties meeting the financial covenants set forth in its credit agreement.

During the third quarter of 2018, Inuvo failed to comply with the minimum revenue and adjusted EBITDA requirement. Inuvo’s lender has given it waivers in the past, including in connection with its failure to meet the covenants during the third quarter of 2018, and reset Inuvo’s financial covenants several times. A breach in its covenants could result in a default under the credit facility, and in such event Western Alliance Bank could elect to declare all borrowings outstanding, if any, to be due and payable. If this occurs and Inuvo has outstanding obligations and are not able to repay, Western Alliance Bank could require Inuvo to apply all of its available cash to repay the debt amounts and could then proceed against the underlying collateral. Should this occur, Inuvo cannot assure you that its assets would be sufficient to repay its debt in full, Inuvo would be able to borrow sufficient funds to refinance the debt, or that Inuvo would be able to obtain a waiver to cure any such default. In such an event, Inuvo’s ability to conduct its business as it is currently conducted would be in jeopardy.

Significant dilution will occur if outstanding convertible securities options are exercised or restricted stock unit grants vest.

As of December 31, 2018, Inuvo had stock options outstanding to purchase a total of 264,246 shares with exercise prices ranging from $0.56 to $3.70 per share, with a weighted average exercise price of $2.84. Inuvo also had 1,571,864 restricted stock units outstanding. If outstanding stock options are exercised or restricted stock units vest, dilution will occur to Inuvo’s stockholders, which may be significant. In addition, in relation to the CPT bridge note, under certain circumstances, CPT Investments, LLC has the right to convert its debt to Inuvo stock.

Risks Related to the Combined Company if the Mergers are Completed

Failure to successfully combine the businesses of ConversionPoint and Inuvo, or to achieve integration in the expected time frame, may adversely affect New Parent’s future results.

The success of the mergers will depend, in part, on New Parent’s ability to realize the anticipated benefits from combining the businesses of ConversionPoint and Inuvo as further described in the section titled “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152 and “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152. To realize these anticipated benefits, including the cost synergies being forecast, the businesses of ConversionPoint and Inuvo must be successfully integrated. Historically, ConversionPoint and Inuvo have been independent companies, and they will continue to be operated as such until the completion of the mergers. Management of New Parent may face significant challenges in consolidating the functions of Inuvo and ConversionPoint, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures of the two companies, and retaining key personnel. If the combined company is not successfully integrated or such integration is delayed, the anticipated benefits of the mergers may not be realized fully or at all, or may take longer to realize than expected. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt each company’s ongoing businesses and/or adversely affect their relationships with employees, customers, regulators and others with whom they have business or other dealings.

The combined company’s future results will suffer if the combined company does not effectively manage its expanded operations following the mergers.

Following the mergers, the size of the combined company’s business will be significantly larger than the current businesses of Inuvo and ConversionPoint. New Parent’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for the combined company’s management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Neither Inuvo nor ConversionPoint can assure you that the combined company will be successful or that the combined company will realize the expected operating efficiencies, annual net operating synergies, revenue enhancements and other benefits currently anticipated to result from the merger.

Failure to adequately manage New Parent’s growth could impair its ability to deliver high-quality solutions to its customers, hurt its reputation and compromise its ability to become profitable.

New Parent expects to experience significant growth in its business. If New Parent does not effectively manage its growth, the quality of service of its solutions may suffer, which could negatively affect its reputation, demand for its solutions or compromise its ability to become profitable. New Parent’s growth is expected to place a significant strain on its managerial, operational and financial resources and its infrastructure. New Parent’s future success will depend, in part, upon the ability of its senior management to manage growth effectively. This will require New Parent to, among other things, hire additional personnel, implement additional management information systems and maintain close coordination among its engineering, operations, legal, finance, sales and marketing and client service and support organizations.

The loss of key personnel could have a material adverse effect on the combined company’s business, financial condition or results of operations.

The success of the mergers will depend in part on the combined company’s ability to retain key employees who continue employment with the combined company after the merger is completed. In addition, certain key executives of Inuvo, including Richard Howe, its CEO, intend to cease an operational role with the combined company within six months following the consummation of the merger. It is possible that other key employees might decide not to remain with the combined company after the merger is completed. The loss of the day-to-day involvement of these executives could have a material adverse effect on the combined company, and if other key employees terminate their employment, the combined company’s business activities might be adversely affected, management’s attention might be diverted from integrating ConversionPoint’s and Inuvo’s operations to recruiting suitable replacements and the combined company’s business, financial condition or results of operations could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

Most of the senior management team of New Parent will have limited experience managing a publicly traded company, and regulatory compliance may divert their attention from the day-to-day management of New Parent’s business.

Most of the individuals who will constitute New Parent’s senior management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. The senior management team may not successfully or efficiently manage the transition to a public company that is subject to significant regulatory oversight and reporting obligations under United States securities laws. In particular, these new obligations will require substantial attention from the management and could divert their attention away from the day-to-day management of New Parent’s business.

The success of the combined company will depend on relationships with third parties and pre-existing customers of ConversionPoint and Inuvo, which relationships may be affected by customer preferences or public attitudes about the merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will be dependent on the ability to maintain and renew business relationships, including relationships with pre-existing customers and partners of both ConversionPoint and Inuvo, and to establish new business relationships. There can be no assurance that the business of the combined company will be able to maintain pre-existing customer contracts, partnership relationships and other business relationships, or enter into or maintain new customer contracts and other partnership and business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition or results of operations of the combined company.

The combined company will incur significant transaction and merger-related costs in connection with the mergers.

ConversionPoint and Inuvo expect to incur significant costs associated with completing the mergers and combining the operations of the two companies. Although the exact amount of these costs is not yet known, ConversionPoint and Inuvo estimate that these costs will be significant. In addition, there may be unanticipated costs associated with the integration. Although ConversionPoint and Inuvo expect that the elimination of duplicative costs and other efficiencies may offset incremental transaction and merger-related costs over time, these benefits may not be achieved in the near term or at all.

The combined company will record goodwill that could become impaired and adversely affect the combined company’s operating results.

The mergers will be accounted for as an acquisition of Inuvo by ConversionPoint, in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of ConversionPoint and Inuvo will be recorded, as of completion, at their respective fair values and added to those of ConversionPoint and Inuvo, respectively. The reported financial condition and results of operations of New Parent issued after completion of the mergers will reflect ConversionPoint and Inuvo balances and results after completion of the mergers, but will not be restated retroactively to reflect the historical financial position or results of operations of ConversionPoint and Inuvo for periods prior to the mergers. Following completion of the mergers, the earnings of the combined company will reflect acquisition accounting adjustments. See “Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 199.

Under the acquisition method of accounting, the total purchase price will be allocated to the tangible assets and liabilities and identifiable intangible assets acquired in the mergers based on their fair values as of the date of completion of the mergers. The excess of the purchase price over those fair values will be recorded as goodwill. Inuvo and ConversionPoint expect that the mergers will result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

New Parent’s ability to utilize net operating loss carryforwards and certain other tax attributes may be limited.

Federal and state income tax laws impose restrictions on the utilization of net operating losses, which we refer to as NOL, and tax credit carryforwards in the event that an “ownership change” occurs for tax purposes, as defined by Section 382 of the Code. In general, an ownership change occurs when stockholders owning 5% or more of a “loss corporation” (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any three-year period. The annual base limitation under Section 382 of the Code is calculated by multiplying the loss corporation’s value at the time of the ownership change by the greater of the long-term tax-exempt rate determined by the IRS in the month of the ownership change or the two preceding months.

As of December 31, 2018, ConversionPoint and Inuvo had $25 million and $89 million, respectively, of federal NOLs that are currently limited in their annual use. As a result of the mergers, it is possible that either or both ConversionPoint and Inuvo will be deemed to have undergone an “ownership change” for purposes of Section 382 of the Code. Accordingly, the combined company’s ability to utilize ConversionPoint’s and/or Inuvo’s NOL carryforwards may be substantially limited. These limitations could in turn result in increased future tax payments for the combined company, which could have a material adverse effect on the business, financial condition or results of operations of the combined company.

The combined company’s indebtedness following the merger will be significant. It may be difficult for the combined company to pay or refinance its debts and the combined company may need to divert its cash flow from operations to debt service payments. Such indebtedness could limit the combined company’s ability to pursue other strategic opportunities and increase its vulnerability to adverse economic and industry conditions.

In connection with the mergers, the combined company will be responsible for ConversionPoint and Inuvo’s outstanding debt. Inuvo’s total indebtedness as of March 12, 2019, was approximately $7.61 million, including $4.88 million due under a loan agreement with Western Alliance Bank, $1.03 million under the CPT bridge note, $1.44 million due under the Inuvo convertible notes, and $258,000 under the four notes related to the four loans from directors of Inuvo of $62,500 each, for an aggregate of $250,000, to cover certain costs associated with the pending mergers, and ConversionPoint’s indebtedness as of March 1, 2019, was approximately $6,239,899 million. The combined company’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows, which after the mergers would include the earnings and cash flows of ConversionPoint, for as long as the indebtedness is outstanding.  It is a covenant under the merger agreement that all indebtedness under the Western Alliance Bank loan agreement will be paid off at or prior to closing. In addition, pursuant to their terms, the CPT bridge note and ConversionPoint’s loan with Montage and Partners for Growth, will be paid off at closing, and the Inuvo convertible notes will either be paid off at closing or will be converted into shares of Inuvo common stock immediately prior to closing.

The combined company’s increased indebtedness could also have important consequences to holders of New Parent common stock. For example, it could:

●	make it more difficult for the combined company to pay or refinance its debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause the combined company to not have sufficient cash flows from operations to make its scheduled debt payments;

●	limit the combined company’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry in which it operates and, consequently, place the combined company at a competitive disadvantage to its competitors with less debt; or

●	require a substantial portion of the combined company’s cash flows from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes.

Based upon current levels of operations, management of ConversionPoint and Inuvo expect the combined company to be able to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under its existing credit facilities, indentures and other instruments governing their outstanding indebtedness, and the indebtedness of ConversionPoint and Inuvo that may remain outstanding after the merger, but there can be no assurance that the combined company will be able to repay or refinance such borrowings and obligations.

The mergers may not be accretive, and may be dilutive, to ConversionPoint’s and Inuvo’s earnings per share, which may negatively affect the market price of New Parent common stock.

Although the mergers are expected to be accretive to earnings per share, the mergers may not be accretive, and may be dilutive, to ConversionPoint’s and Inuvo’s earnings per share. The expectation that the mergers will be accretive is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than may be expected, including:

●	adverse changes in market conditions;

●	the market for e-commerce marketing solutions;

●	operating results;

●	competitive conditions;

●	laws and regulations affecting e-commerce and online marketing

●	inability to effectively integrate ConversionPoint’s and Inuvo’s operations and technology solutions;

●	capital expenditure obligations; and

●	general economic conditions.

Any dilution of, or decrease or delay of any accretion to, ConversionPoint’s or Inuvo’s earnings per share could cause the price of New Parent’s common stock to decline.

Business issues currently faced by one company may be imputed to the operations of the other company or the combined company.

To the extent that either ConversionPoint or Inuvo currently has or is perceived by customers to have operational challenges, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede New Parent’s future ability to maintain relationships with those customers.

The certificate of incorporation of New Parent provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between New Parent and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with New Parent or its directors, officers or employees.

The certificate of incorporation of New Parent provides that unless New Parent consents in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of New Parent; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Parent to New Parent or its stockholders; (c) any action or proceeding asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, certificate of incorporation or bylaws of New Parent; or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Parent or its directors, officers or other employees, which may discourage such lawsuits against New Parent and its directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the certificate of incorporation to be inapplicable or unenforceable in an action, New Parent may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

The unaudited pro forma combined condensed consolidated financial information included in this document may not be indicative of what New Parent’s actual financial position or results of operations would have been.

The unaudited pro forma combined condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Parent’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to the assets acquired and liabilities assumed of Inuvo based on their fair value. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed of Inuvo as of the date of the completion of the mergers. In addition, subsequent to the closing date, there may be refinements to the purchase price allocation as additional information becomes available. Accordingly, the final purchase price allocation may differ materially from the pro forma adjustments reflected in this document. See “Selected Unaudited Pro Forma Combined Condensed Consolidated Financial Information,” beginning on page 26 and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements,” beginning on page 199, for more information.

ConversionPoint, Inuvo and, after the mergers, the combined company, must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the mergers, and failure to do so could negatively affect the combined company.

For the mergers to be successful, during the period before the mergers are completed, both ConversionPoint and Inuvo must continue to recruit, retain and motivate executives and other key employees. Moreover, the combined company must be successful at retaining and motivating key employees following the completion of the mergers. Experienced employees in the industries in which ConversionPoint and Inuvo operate are in high demand and competition for their talents can be intense. Employees of both ConversionPoint and Inuvo, and potential recruits to the companies, may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. The potential distractions of the mergers may adversely affect the ability of ConversionPoint, Inuvo or, following completion of the mergers, the combined company, to retain, motivate and recruit executives and other key employees and keep them focused on applicable strategies and goals. A failure by ConversionPoint, Inuvo or, following the completion of the mergers, the combined company, to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on the business of ConversionPoint, Inuvo or the combined company.

The price of shares of New Parent common stock is likely to be volatile, and you could lose all or part of your investment.

The trading price of shares of New Parent common stock is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New Parent’s control, including limited trading volume. In addition to the factors discussed in the “Risk Factors” section and elsewhere in this proxy statement/prospectus, these factors include, without limitation:

•	competition from existing technologies and products or new technologies and products that may emerge;

•	the loss of significant customers;

•	actual or anticipated variations in New Parent’s quarterly operating results;

•	failure to meet the estimates and projections of the investment community or that New Parent may otherwise provide to the public;

•	New Parent’s cash position;

•	announcement or expectation of additional financing efforts;

•	issuances of debt or equity securities;

•	New Parent’s inability to successfully enter new markets or develop additional products;

•	actual or anticipated fluctuations in New Parent’s competitors’ operating results or changes in their respective growth rates;

•	sales of New Parent’s shares of common stock by New Parent, or New Parent’s stockholders in the future;

•	trading volume of New Parent’s shares of common stock on NASDAQ and/or the TSX;

•	market conditions in New Parent’s industry;

•	overall performance of the equity markets and general political and economic conditions;

•	introduction of new products or services by New Parent or New Parent’s competitors;

•	additions or departures of key management, scientific or other personnel;

•	publication of research reports about New Parent or New Parent’s industry or positive or negative recommendations or withdrawal of research coverage by securities or industry analysts;

•	changes in the market valuation of similar companies;

•	disputes or other developments related to intellectual property and other proprietary rights;

•	changes in accounting practices;

•	significant lawsuits, including stockholder litigation; and

•	other events or factors, many of which are beyond New Parent’s control.

Furthermore, the public equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of New Parent’s shares of common stock.

If securities or industry analysts do not publish research or reports, or publish inaccurate or unfavorable research or reports about New Parent’s business, New Parent’s share price and trading volume could decline.

The trading market for New Parent’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about New Parent or New Parent’s business. New Parent does not have any control over these analysts. If no securities or industry analysts commence coverage of New Parent’s common stock, the trading price for New Parent’s common stock may be negatively impacted. If New Parent obtain securities or industry analyst coverage and if one or more of the analysts who covers New Parent downgrades New Parent’s common stock, changes their opinion of New Parent’s shares or publishes inaccurate or unfavorable research about New Parent’s business, New Parent’s share price would likely decline. If one or more of these analysts ceases coverage of New Parent or fails to publish reports on New Parent regularly, demand for New Parent’s common stock could decrease and New Parent could lose visibility in the financial markets, which could cause New Parent’s share price and trading volume to decline.

New Parent is not subject to the provisions of Section 203 of the Delaware General Corporation Law.

New Parent elected in New Parent’s certificate of incorporation to not be subject to the provisions of Section 203 of the Delaware General Corporation Law, or Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation’s voting stock. This may make New Parent more vulnerable to takeovers that are completed without the approval of the New Parent board and/or without giving New Parent the ability to prohibit or delay such takeovers as effectively.

Some provisions of New Parent’s charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of New Parent by others, even if an acquisition would be beneficial to New Parent’s stockholders, and may prevent attempts by New Parent’s stockholders to replace or remove New Parent’s current management.

Provisions in New Parent’s certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire New Parent or increase the cost of acquiring New Parent, even if doing so would benefit New Parent’s stockholders. These provisions include:

•	a requirement that special meetings of stockholders be called only by the board of directors, the president or the chief executive officer;

•	advance notice requirements for stockholder proposals and nominations for election to New Parent’s board of directors; and

•	the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

These anti-takeover provisions and other provisions in New Parent’s certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the New Parent board or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving New Parent. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause New Parent to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in New Parent’s board of directors could cause the market price of New Parent common stock to decline.

New Parent’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Parent’s stockholders, which could limit New Parent’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Parent or New Parent’s directors, officers or other employees.

New Parent’s certificate of incorporation provides that, unless New Parent consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on New Parent’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Parent’s directors, officers or other employees to New Parent or New Parent’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, New Parent’s certificate of incorporation or New Parent’s bylaws, or (iv) any action asserting a claim against New Parent governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of New Parent’s capital stock shall be deemed to have notice of and consented to the provisions of certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Parent or New Parent’s directors, officers or other employees, which may discourage such lawsuits against New Parent and New Parent’s directors, officers and other employees. Alternatively, if a court were to find these provisions of New Parent’s certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Parent may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Parent’s business, financial condition or results of operations.

New Parent is an “emerging growth company,” and New Parent cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make New Parent common stock less attractive to investors.

New Parent is an “emerging growth company,” as defined in the JOBS Act. For as long as New Parent continues to be an emerging growth company, New Parent may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus, New Parent’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. New Parent could be an emerging growth company for up to five years, although circumstances could cause New Parent to lose that status earlier, including if the market value of New Parent common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if New Parent has total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases New Parent would no longer be an emerging growth company as of the following December 31, or if New Parent issues more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case New Parent would no longer be an emerging growth company immediately. New Parent cannot predict if investors will find New Parent’s shares of common stock less attractive because New Parent may rely on these exemptions. If some investors find New Parent common stock less attractive as a result, there may be a less active trading market for New Parent common stock and New Parent’s share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Parent has elected to avail itself of this exemption from new or revised accounting standards. As a result of this election, New Parent’s financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

If New Parent fails to maintain an effective system of internal control over financial reporting, New Parent may not be able to accurately report New Parent’s financial results or prevent fraud. As a result, stockholders could lose confidence in New Parent’s financial and other public reporting, which would harm New Parent’s business and the trading price of New Parent common stock.

Effective internal controls over financial reporting are necessary for New Parent to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause New Parent to fail to meet New Parent’s reporting obligations. In addition, any testing by New Parent conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by New Parent’s independent registered public accounting firm, may reveal deficiencies in New Parent’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to New Parent’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in New Parent’s reported financial information, which could have a negative effect on the trading price of New Parent.

New Parent will be required to disclose changes made in New Parent’s internal controls and procedures on a quarterly basis and New Parent’s management will be required to assess the effectiveness of these controls annually. However, for as long as New Parent are an “emerging growth company” under the JOBS Act, New Parent’s independent registered public accounting firm will not be required to attest to the effectiveness of New Parent’s internal controls over financial reporting pursuant to Section 404. New Parent could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of New Parent’s internal controls could detect problems that New Parent’s management’s assessment might not. Undetected material weaknesses in New Parent’s internal controls could lead to financial statement restatements and require New Parent to incur the expense of remediation.

New Parent may have difficulty operating as a publicly traded company.

As a publicly traded company, New Parent believes that New Parent’s business will benefit from, among other things, providing direct access to equity capital and a tailored capital structure, allowing New Parent to better focus New Parent’s financial and operational resources on New Parent’s specific business, allowing New Parent’s management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of New Parent’s business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for New Parent’s management and employees that are more closely tied to New Parent’s business performance. However, New Parent may not be able to achieve some or all of the benefits that New Parent believes New Parent can achieve as an independent company in the time New Parent currently expects, if at all. Additionally, new appointees to the New Parent’s board will have limited familiarity with New Parent’s offerings, business and strategy, and it may take time for such appointees to become conversant in New Parent’s business. Implementing these changes may take longer than New Parent expects, result in the incurrence of additional costs or divert management’s attention, which could adversely affect New Parent’s business.

New Parent will incur significant costs as a result of operating as a public company and New Parent’s management expects to devote substantial time to public company compliance programs.

As a public company, New Parent will incur significant legal, accounting and other expenses due to New Parent’s compliance with regulations and disclosure obligations applicable to New Parent, including compliance with the Sarbanes-Oxley Act as well as rules implemented by the SEC, NASDAQ and the TSX. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require New Parent’s compliance. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that have required the SEC to adopt additional rules and regulations in these areas. Stockholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways New Parent cannot currently anticipate, the manner in which New Parent operates New Parent’s business. New Parent’s management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and, as a result of the new corporate governance and executive compensation related rules, regulations, and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, New Parent will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause New Parent to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.

To comply with the requirements of being a public company, New Parent may need to undertake various activities, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that New Parent maintain effective disclosure controls and procedures and internal control over financial reporting. New Parent is continuing to develop and refine New Parent’s disclosure controls and other procedures that are designed to ensure that information required to be disclosed by New Parent in the reports that New Parent files with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, or the Exchange Act, is accumulated and communicated to New Parent’s principal executive and financial officers.

Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of New Parent’s internal control over financial reporting which New Parent may be required to include in New Parent’s periodic reports New Parent will file with the SEC under Section 404 of the Sarbanes-Oxley Act, harm New Parent’s operating results, cause New Parent to fail to meet New Parent’s reporting obligations, or result in a restatement of New Parent’s prior period financial statements. In the event that New Parent is not able to demonstrate compliance with the Sarbanes-Oxley Act, that New Parent’s internal control over financial reporting is perceived as inadequate or that New Parent are unable to produce timely or accurate financial statements, investors may lose confidence in New Parent’s operating results and the price of New Parent common stock could decline. In addition, if New Parent is unable to continue to meet these requirements, New Parent may not be able to remain listed on NASDAQ.

New Parent is not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of New Parent’s internal control over financial reporting for that purpose. Upon becoming a public company, New Parent will be required to comply with certain of these rules, which will require management to certify financial and other information in New Parent’s quarterly and annual reports and provide an annual management report on the effectiveness of New Parent’s internal control over financial reporting commencing with New Parent’s second annual report. This assessment will need to include the disclosure of any material weaknesses in New Parent’s internal control over financial reporting identified by New Parent’s management or New Parent’s independent registered public accounting firm. New Parent is just beginning the costly and challenging process of compiling the system and processing documentation needed to comply with such requirements. New Parent may not be able to complete New Parent’s evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if New Parent identify one or more material weaknesses in New Parent’s internal control over financial reporting, New Parent will be unable to assert that New Parent’s internal control over financial reporting is effective.

Raising additional capital, including through future sales and issuances of New Parent common stock, or warrants or the exercise of rights to purchase common stock pursuant to New Parent’s equity incentive plan could result in additional dilution of the percentage ownership of New Parent’s stockholders, could cause New Parent’s share price to fall and could restrict New Parent’s operations.

New Parent expects that significant additional capital will be needed in the future to continue New Parent’s planned operations, including any potential acquisitions, hiring new personnel, and continuing activities as an operating public company. To the extent New Parent seeks additional capital through a combination of public and private equity offerings and debt financings, New Parent’s stockholders may experience substantial dilution. To the extent that New Parent raises additional capital through the sale of equity or convertible debt securities, the ownership interest of New Parent’s existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of New Parent’s stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares of New Parent common stock, which could also result in dilution of New Parent’s existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on New Parent’s ability to incur additional debt and other operating restrictions that could adversely impact New Parent’s ability to conduct New Parent’s business. A failure to obtain adequate funds may cause New Parent to curtail certain operational activities, including sales and marketing, in order to reduce costs and sustain the business, and would have a material adverse effect on New Parent’s business and financial condition.

Under New Parent’s 2018 Plan, New Parent may grant equity awards covering up to 4,500,000 shares of New Parent’s common stock. As of the date of this offering, New Parent have not granted any options to purchase shares of common stock under the 2018 Plan. Upon completion of the mergers, New Parent plans to issue options to purchase an aggregate of 1,300,000 shares of New Parent common stock that will be granted at the closing of the mergers. New Parent plans to register the number of shares available for issuance under New Parent’s 2018 Plan. Sales of shares issued upon exercise of options or granted under New Parent’s 2018 Plan may result in material dilution to New Parent’s existing stockholders, which could cause New Parent’s share price to fall.

New Parent’s issuance of shares of preferred stock could adversely affect the market value of New Parent’s common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Upon the completion of the mergers, the New Parent board will have the authority to cause New Parent to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for New Parent common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of New Parent’s other classes of voting stock either by diluting the voting power of New Parent’s other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of New Parent’s other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of New Parent without further action by the stockholders, even where stockholders are offered a premium for their shares.

Claims for indemnification by New Parent’s directors and officers may reduce New Parent’s available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

New Parent’s certificate of incorporation and bylaws provide that New Parent will indemnify New Parent’s directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, New Parent’s bylaws and New Parent’s indemnification agreements that New Parent plan to enter into with New Parent’s directors and officers provide that:

•	New Parent will indemnify New Parent’s directors and officers for serving us in those capacities or for serving other business enterprises at New Parent’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	New Parent may, in New Parent’s discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	New Parent is required to advance expenses, as incurred, to New Parent’s directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	New Parent will not be obligated pursuant to New Parent’s bylaws to indemnify a person with respect to proceedings initiated by that person against New Parent or New Parent’s other indemnitees, except with respect to proceedings authorized by the New Parent board or brought to enforce a right to indemnification.

•	The rights conferred in New Parent’s bylaws are not exclusive, and New Parent is authorized to enter into indemnification agreements with New Parent’s directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	New Parent may not retroactively amend New Parent’s bylaw provisions to reduce New Parent’s indemnification obligations to directors, officers, employees and agents.

In addition, under the merger agreement, New Parent has agreed, following the effective times of the mergers, to indemnify and exculpate (and advance expenses to), each present and former director and officer of ConversionPoint and its subsidiaries and Inuvo and its subsidiaries, together with their respective executors, heirs and administrators, against all losses, claims, damages, expenses (including reasonable attorneys’ fees and including any attorneys’ fees or other fees incurred to enforce New Parent’s indemnification obligation), or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective times of the mergers. New Parent has also agreed to continue all rights to exculpation or indemnification provided for in the organizational documents of ConversionPoint and Inuvo in favor of the current or former directors or officers of ConversionPoint and Inuvo, as applicable. Further, New Parent has agreed, subject to certain limitations, to cause the surviving corporations in the ConversionPoint merger and Inuvo merger to maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance in an amount and scope reasonably acceptable to ConversionPoint and Inuvo, as applicable.

To the extent that a claim for indemnification is brought by any of New Parent’s directors or officers, it would reduce the amount of funds available for use in New Parent’s business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical statements, including statements regarding the expected timetable for completing the mergers, benefits and synergies of the mergers, future opportunities for the combined company and products, future financial performance and any other statements regarding ConversionPoint’s and Inuvo’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the companies’ control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required votes of ConversionPoint’s or Inuvo’s stockholders; the timing to consummate the mergers; the risk that conditions to closing of the mergers may not be satisfied or the closing of the mergers may otherwise not occur; the diversion of management time from operations to transaction-related issues; the ultimate timing, outcome and results of integrating the operations and technology solutions of ConversionPoint and Inuvo; the effects of the business combination of ConversionPoint and Inuvo, including New Parent’s future financial condition, results of operations, strategy and plans; expected synergies and other benefits from the mergers and the ability of New Parent to realize such synergies and other benefits; the possibility that ConversionPoint and Inuvo may not be able to maintain relationships with their employees, partners, suppliers or customers as a result of the uncertainty surrounding the mergers; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; consequences of audits and investigations by government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; courts adjudicating ongoing litigation related to the mergers may disagree with Inuvo’s and ConversionPoint’s position that the ongoing lawsuits are without merit and may make decisions or rulings that impact, delay or prevent the closing of the mergers; protection of intellectual property rights and against cyber-attacks; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; structural changes in the e-commerce industry and maintaining a highly skilled workforce.

Any forward-looking statements should be considered in light of such important factors. ConversionPoint and Inuvo undertake no obligation to revise or update publicly any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date on which such statement is made or in the case of Inuvo documents incorporated by reference, as of the date of the document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this joint proxy statement/prospectus and attributable to ConversionPoint, Inuvo, New Parent or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

DESCRIPTION OF CONVERSIONPOINT

Company Overview

ConversionPoint, through its wholly-owned subsidiaries, helps e-commerce companies and brands target, convert, manage and re-engage their customers using sophisticated online tracking and data analytics. ConversionPoint’s suite of technologies manages and optimizes multiple aspects of e-commerce including: rich media content creation and syndication, audience targeting, conversion optimization, remarketing, logistics and customer management. ConversionPoint both delivers its technologies to its customers through software-as-a-service, which we refer to as SaaS, and uses its technologies to provide managed digital marketing and e-commerce technology services to brands and advertisers, which we refer to as managed services. ConversionPoint also uses its own technologies to sell various products directly to consumers, which we refer to as e-commerce product sales. ConversionPoint’s vision is to simplify the entire e-commerce experience by integrating its technologies and offering a broad range of e-commerce solutions on a single, easy-to-use platform.

ConversionPoint was formed as a Delaware corporation on November 2, 2016, by the founders of Branded Response Inc., a California corporation, which was formed in May 2016. Branded Response began as an e-commerce seller of health, wellness and beauty products. Branded Response’s management team had significant prior successes in creating direct-to-consumer e-commerce product campaigns. As Branded Response’s sales began to grow, its management began evaluating e-commerce technologies to become more efficient and cost effective at acquiring customers and maximizing customer life-time value with respect to the sale of its own products. Branded Response began collaborating with Push Interactive, LLC, a direct-to-consumer marketing company based in Minneapolis, Minnesota, formed in May 2010, which had developed a suite of online marketing technologies to increase the efficiency of their own product sales. Push and Branded Response realized that the e-commerce market lacked an end-to-end solution to manage the entire e-commerce marketing, sales, customer service and logistics process. In April 2017, ConversionPoint acquired both Push and Branded Response, with the vision of using Push’s technology platform as the foundation to develop both organically and through strategic acquisition, a unified e-commerce solution to (a) more efficiently manage the companies’ own internal e-commerce product campaigns, (b) manage campaigns for third parties, on a managed services basis, and (c) license to third parties on a self-serve SaaS subscription basis. In 2017, ConversionPoint began generating managed service revenues.

In December 2017, ConversionPoint acquired SellPoints, Inc., a venture-backed Delaware corporation, formed in May 2000, which had developed a suite of software solutions enabling brands to create and syndicate rich media content to a network of online retailers, track online consumer behavior, retarget consumers based on their online behavior, and deliver robust data analytics and reporting. ConversionPoint believed that SellPoints’ technologies and large brand customers and partners, would add significant capabilities to the end-to-end e-commerce platform ConversionPoint was creating.

Industry Background

Growing e-commerce market

The U.S. e-commerce market is evolving and continues to be a high growth market as retailers and brands increase their online sales. According to an article published by e-Marketer.com on September 17, 2018, in the U.S. alone, over $525 billion in e-commerce product sales will be consummated in 2018, with Amazon.com controlling approximately 50% of the U.S. market.

ConversionPoint believes that Amazon.com has developed its leading market position, in part, due to its technology foundation across the entire consumer online retail lifecycle which enables Amazon to leverage customer shopping data as predictors of future purchase behavior. While Amazon.com dominates the online retail market in the U.S. and has positioned itself as strategically aligned with small and medium sized retailers, ConversionPoint believes Amazon.com’s dominance is making it increasingly difficult for non-Amazon online sellers to access shoppers. ConversionPoint believes this leaves retailers in a difficult situation with Amazon.com, because although retailers can reach large audiences through Amazon.com, participation in the Amazon.com marketplace comes with large fees and minimal access to customer data.

ConversionPoint believes this creates an increasingly large market opportunity for data driven e-commerce solutions to assist brands and retailers selling through non-Amazon.com channels. E-commerce platforms such as Shopify and Big Commerce, as well as leading retailers such as Walmart and Office Depot, continue to drive innovation through disparate technologies to lower customer acquisition costs while increasing the yield on e-commerce media spend.

Increasing complexity of e-commerce

ConversionPoint believes that several significant trends have contributed to an increasing complexity and fragmentation of digital marketing and sales, including:

●	Multiple digital marketing channels. There are numerous digital marketing channels including, among others, search, display, video, native, email, text and social advertising which are available to retailers, advertisers and brands as a conduit to the consumers who purchase their products. These channels are fragmented, each with their own platforms that often lack of integration which, in turn, limits their ability to holistically serve consumers.

●	Third-party marketplaces. Third-party marketplaces, such as Amazon.com, Etsy.com and eBay, aggregate multiple sellers of similar products, thus creating control over marketplaces for themselves while offering little technical differentiation for consumer acquisition between sellers.

●	Increased use of mobile devices for e-commerce. The rapid adoption of mobile internet-enabled devices, such as smartphones and tablets, has resulted in an increase in mobile commerce, which is transforming the way consumers shop and make purchase decisions.

●	Growth of additional online consumer touch points. As consumers have moved more of their shopping online, search engines, social networks, content rich advertorials, and brand websites, have emerged as key influencers and important points of product research for consumers making purchase decisions.

●	Consolidation of customer relationship management and marketing / advertising. A convergence of business-to-business and business-to-consumer customer data, actionable on a single platform, is a necessary requirement to delivering on the promise of consumer engagement. The implication of this belief inevitably leads to a consolidation of technologies from first contact through fulfillment with the consumer.

Key Challenges Facing Retailers and Brands Selling Online

As online shopping increases, ConversionPoint believes it is becoming critical for brands, advertisers and retailers to leverage data and technology for reach, efficiency and return on e-commerce investment. According to AdMaster’s 2018 Digital Marketing Trends report, advertisers and brands are allocating larger portions of their advertising budgets to digital marketing and are seeking a more efficient and measurable way to reach their target audience. ConversionPoint believes its solutions address the challenges the industry faces today, which include:

●	In-house solutions are costly and slow to innovate. Retailers and brands that rely on in-house capabilities may have to invest in and maintain significant technological infrastructure, human resources and industry relationships, which requires significant capital and long periods of time to set up. This presents a challenge for many small to medium-sized businesses ranging from $2 million to $150 million in revenue, which we refer to as SMBs.

●	Fragmented solutions. ConversionPoint’s competitors offer a single-point solution, rather than a suite of e-commerce technologies for content creation, content management, customer acquisition, customer relationship management, data analytics, fulfillment, delivery and remarketing. Point solutions do not address the needs of retailers and brands seeking an integrated solution to manage multiple aspects of online marketing. Furthermore, ConversionPoint believes retailers or brands stitching multiple point solutions together generally results in technology and data integrity challenges.

●	Lack of visibility. To measure success and maximize return on investment, advertisers need to access, correlate and analyze large amounts of data across multiple technology platforms in real-time. The lack of access to, and integration of customer data between, multiple technology platforms makes it difficult for brands and retailers to gain accurate insights into consumer behavior necessary to adapt their e-commerce strategies to improve return on e-commerce investment.

●	Inefficient content management. Without a rich media content syndication platform integrated with major retailers, brands selling products through multiple online retailers must upload and update rich media product content on multiple online retailer websites, which is inefficient and may require significant human capital.

ConversionPoint’s Solutions

ConversionPoint’s technologies optimize many aspects of the e-commerce ecosystem.

Ultimately, through its SaaS and managed service offerings, ConversionPoint’s technology platforms allow brands to generate and manage online sales on a more cost-effective basis. For example, ConversionPoint provides manufacturer brands with tools to create and syndicate rich media product content across ConversionPoint’s network of online retailers. Additionally, manufacturer brands, leveraging ConversionPoint’s technologies, can retarget shoppers, launch CRM acquisition programs, optimize acquisition media spend, improve add-to-cart rates, and manage shipping logistics and fulfillment.

ConversionPoint is in the process of unifying its current technology solutions into an integrated platform to provide manufacturer brands and retailers with an end-to-end SaaS offering.

ConversionPoint believes its solutions offer the following benefits:

●	End-to-end technology solution. ConversionPoint provides technology solutions for managing most aspects of the e-commerce process, including, digital ad buying with real-time optimization, online retailer marketing, customer relationship management, remarketing and logistics.

●	Reduced integration costs, time to market and dependence on in-house resources. Customers can more efficiently market their products through existing and new online channels without the costs related to installing and maintaining their own hardware and software infrastructure, while minimizing in-house head count. ConversionPoint manages or hosts its solutions on behalf of its customers, thereby reducing the customer’s cost and dependency on dedicated IT staff, offsite hosting and on-premises systems.

●	Unified content creation and product information management. ConversionPoint’s multi-channel rich media content creation and syndication platform provides customers with one interface to create, syndicate and manage interactive content experiences across ConversionPoint’s network of online retailers.

●	Highly relevant, targeted ads. Through ConversionPoint’s sophisticated consumer online behavioral tracking technology, ConversionPoint delivers highly relevant and targeted digital ads at opportune times.

●	Media optimization. ConversionPoint’s real-time multivariate testing technology optimizes to the highest converting advertising yield to maximize return on investment for manufacturer brands.

●	Extension of lifetime customer value. Brands can use ConversionPoint’s technology to control and optimize the offering of additional items for purchase upon checkout, and offer customized membership programs, both of which can increase the lifetime value of customers.

●	Robust data and analytics reporting. ConversionPoint captures meaningful consumer behavioral data, which it uses to continually optimize the performance of its solutions. The scale and breadth of this data is continually growing as more interactive content experiences are published and consumers interact with these experiences. Through ConversionPoint’s robust data and analytics reporting, ConversionPoint provides brands and advertisers with valuable insights into the performance of digital marketing campaigns, including campaign delivery data (such as impressions, views and clicks), performance data (such as cost-per-click, earnings per-click, conversion rates and cost per acquisition), and anonymous buyer data (such as geography, device type and referral source). These reports provide ConversionPoint brands and advertisers with actionable insights that allow them to evaluate and improve the efficiency of their e-commerce campaigns.

ConversionPoint’s Technology Products

ConversionPoint offers a suite of solutions applicable to the pre-sale, sale and post-sale moments of the online shopper journey.

Pre-Sale: ConversionPoint’s suite of media buying and online sales and marketing management tools allow ConversionPoint and its advertisers and brands to target consumers based on their online behavior, and engage in and optimize media buying and campaign management in real time. ConversionPoint’s multi-variate testing technology helps manufacturer brands increase the yield of their digital marketing spend.

ConversionPoint’s pre-sale products include:

●	Digital media optimization: ConversionPoint’s digital media optimization platform creates customized landing pages and engages in real-time testing to determine the highest converting ads and landing pages, together with the best multi-variate online placement to maximize return on investment.

●	Retargeting: ConversionPoint’s retargeting platform uses algorithmic audience segmentation and aggregates anonymous consumer data related to the timing and nature of their interaction with product content to construct high-value audience segments for display advertising campaigns. The technology associates these segments with relevant ad units, enabling the delivery of impactful ads to consumers at the most opportune times.

Sale: ConversionPoint’s online sales solutions enable manufacturer brands to create and syndicate rich media content to ConversionPoint’s network of online retailers and improve the buying experience across online retailers. ConversionPoint’s data analytics and reporting capabilities provide engagement insights that can be used to optimize marketing efforts.

●	Interactive content builder: ConversionPoint’s interactive content building platform is a programmatic, user-friendly platform that enables brands to construct highly engaging product experiences, including, videos, images, 360 degree animated views, documents, and comparison charts. Content can be custom designed to appear native to the target website and delivered inline, overlaid on top of existing elements, or as a call to action or button.

●	Content syndicator: ConversionPoint’s content syndication platform allows brands to organize and publish the rich media experiences, constructed using the interactive content builder, to retailer websites within ConversionPoint’s retailer network.

●	Reporting dashboard: Anonymous data collected from consumer interactions with brand content is curated into a suite of customizable reports and dashboards providing brands and advertisers with valuable marketing and data analytics, enabling them to leverage engagement insights to optimize their digital marketing efforts.

●	Retargeting: ConversionPoint’s retargeting technology tracks various shopping behaviors, builds audience segments according to those behaviors and can then deliver more effective advertising to those segments at opportune times.

●	Secure payments processing platform: By integrating with major payment gateways, ConversionPoint’s technologies provide high level data security, fraud protection and dispute resolution.

Post-Sale: ConversionPoint’s post-sale solutions manage shipping and fulfillment, customer communications, upsells and remarketing. ConversionPoint’s post-sale solutions include:

●	Shipping management platform: ConversionPoint’s shipping and logistics solutions manage, among other things, product shipments and can deliver shipping notifications to consumers, on brand.

●	Customer communications: ConversionPoint’s platform provides brands and advertisers with multiple post-sale customer touchpoints, including, on brand order confirmations and reorder reminder triggers. ConversionPoint’s platform also includes email and SMS capabilities that allows brands to communicate with consumers following a sale.

●	Remarketing: ConversionPoint’s retargeting technology tracks consumer post-sale behavior and can re-engage prior customers with relevant offers.

●	Recurring membership programs: Through ConversionPoint’s platforms, brands can create customized membership programs to keep consumers engaged and increase lifetime customer value.

●	Dashboard and reporting: ConversionPoint unifies sales data from various e-commerce storefronts, providing a dashboard of marketing expenses and sales, for profit and loss performance reporting.

ConversionPoint’s E-Commerce Product Sales

Through ConversionPoint’s subsidiaries, Branded Response and Push, ConversionPoint sells a multitude of products directly to consumers, including health and wellness products (e.g., facial creams, nutritional supplements and anti-snoring devices), eBooks and various other consumer products. During 2017 and 2018, ConversionPoint generated $41,651,146 and $20,287,005, respectively, in e-commerce product net revenues, which constituted, 83.4% and 51.0%, respectively, of ConversionPoint’s net revenues during those periods.

E-commerce products are sold through trial offers, in which consumers sign up to receive a free trial product and to be billed monthly for continued delivery of these products until the consumer affirmatively cancels his or her subscription, and non-trial offers, in which consumers make one-time purchases of products. In 2017 and 2018, trial offer sales constituted 86.2% and 60.5%, respectively, of ConversionPoint’s e-commerce product net revenues and non-trial sales constituted the balance.

Sales and Marketing

Push and Branded Response market products directly to consumers online and through various online third-party marketing companies, that send traffic to landing pages for the products on a cost-per-acquisition, or CPA, basis where the marketing company is paid a flat fee for each product sold, or on a cost-per-click, or CPC, basis where ConversionPoint pays a set fee each time a consumer clicks on an advertisement, regardless of whether the consumer purchases a product. CPA and CPC rates generally depend upon the price at which the product is sold and are negotiated separately with each marketing company.

Products are marketed online, primarily through email marketing, native advertising (material in an online publication which resembles the publication’s editorial content but is paid for by an advertiser and intended to promote the advertiser’s product), and display advertisements (such as online banner ads). Customers pay for products online using credit cards.

Suppliers, Shipping and Fulfillment

Branded Response purchases finished products from various U.S.-based third-party fulfillment houses that store and ship the products to customers. Push purchases finished products it sells from various manufacturers, and stores and ships products from its facility in Minneapolis, Minnesota.

Although Branded Response and Push generally have good relationships with the third-party fulfillment houses and manufacturers with which they work, they believe they could replace any of their current fulfillment houses or manufacturers without great difficulty or a significant increase to their cost of goods sold.

Customers

ConversionPoint serves customers across a wide range of industries and geographies. ConversionPoint’s technology product customers include both traditional and online retailers, and small and large brands, such as Canon USA, Intel, Brother, FujiFilm and Nikon. ConversionPoint’s e-commerce product sales are made primarily to individuals located in the United States.

Key Relationships

ConversionPoint has long-standing relationships with Walmart, Lowes, Costco and other major online retailers, which integrate ConversionPoint’s JavaScript tags on their online retail store web pages, allowing ConversionPoint’s brand customers to directly publish interactive experiences and product information to such retail websites.

ConversionPoint’s Competitive Strengths

ConversionPoint believes it has the following competitive strengths:

●	Full suite of solutions. ConversionPoint provides a full suite of solutions to create and publish product experiences, target, convert and re-engage consumers, and manage payments and logistics. ConversionPoint’s interactive content builder, content syndication, and digital media optimization platforms are currently available as SaaS solutions and through managed services. ConversionPoint’s retargeting and customer relationship management platforms are currently offered through managed services, however, both are actively being developed into SaaS solutions. ConversionPoint is unifying all of its current technology solutions into an integrated platform to provide brands a fully integrated self-serve SaaS offering.

●	Unified content creation and product management. ConversionPoint’s content builder and syndication technology provides customers with one interface to create interactive rich media product experiences, and publish such rich media content across ConversionPoint’s network of online retailers.

●	Highly relevant and targeted ads. Through algorithmic audience segmentation technology, ConversionPoint delivers targeted ads to high value audiences at opportune times. These audiences can be segmented across a broad spectrum of behavioral and demographic attributes.

●	Experienced management team. ConversionPoint has a management team with deep operational experience in technology, software development, e-commerce, digital marketing, media buying, customer conversion and retail strategy.

●	Cutting edge engineering. ConversionPoint engineering leverages modern technologies to solve complex problems using its proprietary development framework, including its full stack, continuous development ecosystem that enables it to accelerate new application and iterative development.

●	Robust and flexible integration. ConversionPoint’s platform is designed to enable its customers to easily integrate with business information systems, other service providers and ConversionPoint’s partners.

●	Deep data analytics. ConversionPoint gathers vast amounts of data related to consumer online behavior and curates such data into customizable reports and dashboards that provide valuable and actionable insights. These reports improve visibility into a seamless and connected consumer purchase journey, enabling brands and advertisers to measure and optimize their digital marketing spend while increasing their customer life time value.

ConversionPoint’s Growth Strategy

In the second quarter of 2018, ConversionPoint began shifting its focus away from e-commerce product sales, towards its long term growth strategy of further developing and expanding its managed services and SaaS businesses. The following are key elements of ConversionPoint’s growth strategy:

●	Expand salesforce to acquire new customers and online advertisers. ConversionPoint intends to increase its salesforce to expand its existing partnerships with leading online retailers and brands and to aggressively activate new online retail partnerships and new brand advertiser relationships.

●	Development of end-to-end unified SaaS offering. ConversionPoint is actively unifying all of its technology platforms into one framework to provide a streamlined user experience for customers to leverage all of ConversionPoint’s applications through a SaaS model.

●	Focus on SMBs. ConversionPoint believes that there is a significant opportunity for an end-to-end e-commerce technology solution for small and mid-size businesses, or SMBs, seeking to grow their online sales without dealing with the many challenges of integrating multiple point solutions. ConversionPoint intends to heavily market its platforms to SMBs.

●	Maintain innovation. ConversionPoint continues to develop and introduce new features and improved functionality to its platforms. Key initiatives include development of easy to use self-serve platforms for SMBs, and continued development of AI-enhanced marketing technologies, including, but not limited to, technology for syndicating customized rich media content and product page layouts based on consumer profiles and behavior.

●	Expand the number of retailers supported by ConversionPoint’s content syndication platform. ConversionPoint’s network already includes a multitude of online retailers such as Walmart, Costco and Office Depot. ConversionPoint intends to expand its network of online retailers, which ConversionPoint believes will result in meaningful growth of both its manufacturer brand customer base and the sales they can process through ConversionPoint’s technology platforms.

●	Opportunistically pursue strategic acquisitions. ConversionPoint intends to opportunistically pursue acquisitions of complementary businesses and technologies that are consistent with its overall e-commerce technology growth strategy. ConversionPoint believes that a selective acquisition strategy will enable ConversionPoint to enhance its technology capabilities, gain new customers and accelerate its expansion into new markets.

ConversionPoint’s Technology Platform

ConversionPoint has developed its proprietary technology platform with a focus on delivering industry-leading breadth, scalability, reliability and flexibility. A portion of ConversionPoint’s platform is cloud-based and SaaS, with a single code base and multi-tenant software architecture. Because of this architecture, there is no need for customers to download, install or upgrade software.

ConversionPoint’s software has been developed using agile software development methodologies, which allow ConversionPoint to rapidly iterate by developing small, incremental changes that are continuously integrated into its code base.

ConversionPoint hosts its platform on secure third-party hosting platforms, using servers, networking systems and storage systems it leases from its hosting providers. ConversionPoint employs system security, including firewalls, load balancers, threat protection layers, encryption technology and antivirus software, and conducts regular system tests and vulnerability and intrusion assessments. In the event of failure, ConversionPoint has engineered its systems with backup and recovery capabilities designed to provide for business continuity.

Competition

The overall market for e-commerce solutions is rapidly evolving, highly competitive, complex, fragmented with numerous single point solutions, and is subject to changing technology and shifting customer needs. ConversionPoint faces significant competition. To maintain and improve ConversionPoint’s competitive position, ConversionPoint must keep pace with the evolving needs of its customers and continue to develop and introduce new modules, features and services in a timely and efficient manner, and complete the development of its unified end-to-end e-commerce SaaS platform.

ConversionPoint currently competes with established companies, such as Optimizely and Volume in the digital media optimization space, WebCollage in the rich content creation and product information syndication space, Limelight and Click Funnels in the sales conversion space, AdRoll and Criteo in the remarketing space, and Narvar and ShipStation in the shipping and logistics space.

ConversionPoint believes the principal competitive factors in its market include the following:

●	solution quality, breadth, flexibility and functionality;

●	level of customer satisfaction and the ability to respond to customer needs rapidly;

●	ability to innovate and develop new or improved products and modules; and

●	brand awareness and reputation.

ConversionPoint believes that it competes favorably with respect to the factors described above, however, competitors continue to increase their suite of offerings across e-commerce channels to better compete. A number of competitors have greater name recognition and are better capitalized than ConversionPoint. ConversionPoint’s ability to remain competitive in its market segment depends upon its ability to innovate and to efficiently provide unique solutions to its demand and supply customers.

Research and Development

ConversionPoint’s research and development efforts are focused on the following:

●	integrating and enhancing the architecture of its various technology platforms;

●	creating additional functionality for its customers, including developing AI-enhanced marketing technologies;

●	maintaining and extending its integration with the online channels it supports; and

●	developing an integrated self-serve SaaS platform for SMBs.

Intellectual Property

ConversionPoint’s ability to protect its intellectual property, including its technology, will be an important factor in the success and continued growth of its business. ConversionPoint protects its intellectual property through trade secrets law, copyrights, trademarks and contracts. ConversionPoint has filed four provisional U.S. patent applications related to its content creation, syndication and online tracking technologies. Some of ConversionPoint’s technologies rely on third-party licensed intellectual property. ConversionPoint also protects details about its processes, products, and strategies as trade secrets, keeping confidential the information that it believes provides it with a competitive advantage.

In addition, ConversionPoint has established business procedures designed to maintain the confidentiality of its proprietary information, including the use of confidentiality agreements and assignment-of-inventions agreements with employees, independent contractors, consultants and companies with which ConversionPoint conducts business.

Government Regulation

The legal environment of the Internet is evolving rapidly in the United States and elsewhere. The manner in which existing laws and regulations will be applied to the internet in general, and how they will relate to ConversionPoint’s business in particular, both in the United States and internationally, are often unclear. For example, ConversionPoint often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, pricing, credit card fraud, advertising, taxation, content regulation, quality of products and services and intellectual property ownership and infringement. Furthermore, it is not clear how existing laws governing issues such as sales and other taxes and personal privacy will apply to the internet, as many of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or e-commerce. It is also unclear how the laws that do reference the internet will be interpreted by courts, which may impact their applicability and scope. Compliance may be costly and may require ConversionPoint to modify its business practices and product offerings. In addition, it is possible that governments of one or more countries may seek to censor content available on ConversionPoint’s or its customer’s websites or may even attempt to completely block access to those websites. Noncompliance or perceived noncompliance could also subject ConversionPoint to significant penalties and negative publicity. Accordingly, adverse legal or regulatory developments could substantially harm ConversionPoint’s business.

Customers load product information and other content onto ConversionPoint’s platform, generally without any control or oversight by ConversionPoint, at which point ConversionPoint may legally be considered to be the distributor of that content. This presents legal challenges to ConversionPoint’s business and operations, such as rights of privacy or intellectual property rights related to the content loaded onto ConversionPoint’s platform. Both in the United States and internationally, ConversionPoint must monitor and comply with a host of legal concerns regarding the content loaded onto its platform. The scope of ConversionPoint’s liability for third-party content loaded onto its platform for delivery to various online e-commerce channels may vary from jurisdiction to jurisdiction and may vary depending on the type of claim, such as privacy, infringement or defamation claims. ConversionPoint’s ability to employ processes to quickly remove infringing or offending content from its platform, for example, is an important tool in protecting ConversionPoint from exposure for the potentially infringing activities of its customers. ConversionPoint also incorporates protections in customer contracts that allows ConversionPoint to take steps, if needed, to limit its risk regarding much of the content loaded onto, and collected by, ConversionPoint’s platform and solutions.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States and internationally that have a direct impact on ConversionPoint’s business and operations. These laws include, but are not limited to, the following:

Copyright and trademark.    The Copyright Act of 1976 and the statutes and regulations associated with copyrights and trademarks and enforced by the United States Patent and Trademark Office are intended to protect the rights of third parties from infringement. Using certain of ConversionPoint’s services, customers can upload any content they desire for use with ConversionPoint’s solutions. ConversionPoint maintains an active copyright and trademark infringement policy and responds to take-down requests by third-party intellectual property right owners that might result from content posted by ConversionPoint’s customers using ConversionPoint’s solutions. As ConversionPoint’s business expands to other countries, ConversionPoint must also respond to regional and country-specific intellectual property considerations, including take-down and cease and desist notices in foreign languages, and ConversionPoint must build infrastructure to support these processes. The Digital Millennium Copyright Act, or DMCA, also applies to ConversionPoint’s business. This statute provides relief for claims of circumvention of copyright-protected technologies but includes a safe harbor that is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

Data privacy and security.    Data privacy and security with respect to the collection of personally identifiable information continues to be a focus of worldwide legislation and compliance review. Examples include statutes adopted by the State of California that require online services to report breaches of the security of personal data, and to report to California customers when their personal data might be disclosed to direct marketers. In the European Union, where U.S. companies must meet specified privacy and security standards, the Data Protection Directive requires comprehensive information privacy and security protections for consumers with respect to information collected about them. Compliance requirements include disclosures, consents, transfer restrictions, notice and access provisions for which ConversionPoint may in the future need to build further infrastructure to support. ConversionPoint attempts to adhere to the Data Protection Directive’s Safe Harbor Privacy Principles and comply with the U.S.-E.U. Safe Harbor Framework as agreed to and set forth by the U.S. Department of Commerce and the European Union concerning U.S. companies doing business in Europe and collecting personal information from European citizens. Under the Safe Harbor Framework, ConversionPoint posts on its website, privacy policies and practices concerning the use and disclosure of user data. Any failure by ConversionPoint to comply with its posted privacy policies, the Safe Harbor Framework, U.S. Federal Trade Commission, or FTC, requirements or other privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm its business, results of operations and financial condition.

In this regard, there are a large number of legislative proposals before the U.S. Congress and various state legislative bodies regarding privacy issues that could affect ConversionPoint’s business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm ConversionPoint’s business through a decrease in customers and revenue. These decreases could be caused by, among other possible provisions, the required use of disclaimers or other requirements before prospective buyers can interact with ConversionPoint’s customers. ConversionPoint uses tracking technology to track purchases and consumer online behavior to enable ConversionPoint to serve relevant ads to consumers based on their online behavior. Laws prohibiting or inhibiting such tracking could make it difficult to effectively provide certain of ConversionPoint’s services. The interpretation and implementation of processes to comply with cookie laws continues to evolve, and ConversionPoint cannot predict how any new laws will apply to ConversionPoint or its business.

Credit card protections.  ConversionPoint collects credit card data in processing the fees paid to ConversionPoint by its customers, as well as consumer credit card information when ConversionPoint’s customers use some of its solutions. Several major credit card companies have formed the Payment Card Industry Council, or PCI Council, in order to establish and implement security standards for companies that transmit, store or process credit card data. The PCI Council has created the Payment Card Industry Data Security Standard, or PCI DSS. Although the PCI DSS is not law, merchants using PCI Council members to process transactions are required to comply with the PCI DSS, with associated fines and penalties for non-compliance. Elements of the PCI DSS have begun to emerge as law in some states, however, and ConversionPoint expects the trend to continue as to further laws and restrictions in collecting and using credit card information.

Employees

As of March 1, 2019, ConversionPoint had 85 full-time employees, none of which are covered by a collective bargaining agreement.

Facilities

ConversionPoint’s corporate headquarters are located in Newport Beach, California, where it leases 9,209 square feet of office space. The lease has a term of five years, and expires in July 2023. It also conducts operations from 26,558 square feet of office and warehouse space in Minneapolis, Minnesota, which consists of three interconnected buildings, pursuant to a lease that has a term of 60 months and expires in December 2021. It also operates from 15,096 square feet of office space in Emeryville, California pursuant to a lease that expires in May 2021.

Legal Proceedings

From time to time, ConversionPoint is subject to legal proceedings, claims and litigation arising in the ordinary course of business. ConversionPoint is currently involved in two litigation matters related to the mergers, D’Arcy v. Inuvo, Inc. et al, and Franchi v. Inuvo, Inc. et al. For a description of these two lawsuits, see “Risk Factors—Risks Related to the Mergers—Litigation related to the mergers is filed against Inuvo and the Inuvo board and/or ConversionPoint and the ConversionPoint board that could prevent or delay the completion of the mergers and/or result in the payment of damages following the completion of the mergers” on page 31.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

ConversionPoint, through its wholly-owned subsidiaries, helps e-commerce companies and brands target, convert, manage and re-engage their customers using sophisticated online tracking and data analytics. ConversionPoint’s suite of technologies manages and optimizes multiple aspects of e-commerce including: rich media content creation and syndication, audience targeting, conversion optimization, remarketing, logistics and customer management. ConversionPoint both delivers its technologies to its customers through software-as-a-service, which we refer to as SaaS, and uses its technologies to provide managed digital marketing and e-commerce technology services to brands and advertisers, which we refer to as managed services. ConversionPoint also uses its own technologies to sell various products directly to consumers, which we refer to as e-commerce product sales. ConversionPoint’s vision is to simplify the entire e-commerce experience by integrating its technologies and offering a broad range of e-commerce solutions on a single, easy-to-use platform.

ConversionPoint was formed as a Delaware corporation on November 2, 2016. In April 2017, ConversionPoint acquired Branded Response and Push Holdings, both of which are engaged in the business of e-commerce product sales, with the vision of using Push’s existing technology platform as the foundation to develop both organically and through strategic acquisition, a unified e-commerce solution to (a) more efficiently manage ConversionPoint’s own internal e-commerce product campaigns, (b) manage campaigns for third parties, on a managed services basis, and (c) develop and license their technology to third parties on a self-serve SaaS subscription basis. In 2017, ConversionPoint began generating managed service revenues.

In December 2017, ConversionPoint acquired SellPoints, Inc., a venture-backed Delaware corporation, which had developed a suite of software solutions enabling brands to create and syndicate interactive rich media content experiences to a network of online retailers, track online consumer behavior, retarget consumers based on their online behavior, and deliver robust data analytics and reporting. ConversionPoint believed that SellPoints’ technologies, coupled with its large brand customers and partners, would add significant capabilities to the end-to-end e-commerce platform ConversionPoint was creating.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. ConversionPoint evaluates these estimates and assumptions on an ongoing basis and bases its estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. ConversionPoint’s actual results may materially differ from these estimates.

The more critical accounting estimates include estimates related to revenue recognition, accounts receivable, business combinations, goodwill and intangible assets, software development costs, stock-based compensation and income taxes, have the greatest potential impact on our consolidated financial statements. Therefore, ConversionPoint considers these to be our critical accounting policies and estimates.

Revenue Recognition

ConversionPoint generates revenue from three primary revenue types: e-commerce products sales, managed services, and Software-as-a-Service (“SaaS”).

ConversionPoint recognizes revenue in accordance with ASC 605, Revenue Recognition, and related authoritative guidance. Under ASC 605, revenue is recognized when the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) fees are fixed or determinable; (iii) the collection of the fees is reasonably assured; and (iv) services have been rendered.

ConversionPoint recognizes revenue in accordance with ASC 605-2, Multiple Deliverables. The determination of whether the arrangement contains multiple elements is determined based on whether the product or service has a stand-alone value. ConversionPoint evaluates each arrangement and was determined that SaaS offerings are recorded as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. For arrangements that include a combination of both managed services and SaaS, ConversionPoint has determined that standalone value exists since both products are sold separately. In these cases, ConversionPoint allocates the arrangement consideration to the managed services and SaaS elements based on the relative stand-alone selling prices.

Accounts Receivable

Accounts receivable consists primarily of in-transit credit card settlements from customer sales processed through merchant accounts and revenue earned from customers based on contractual agreements. Merchant accounts frequently require a portion of settlements to be held back for potential future chargebacks and refunds. Holdbacks generally amount to 10% of total settlements and are generally released within six months or when the risk of chargebacks is remote. ConversionPoint estimates the impact of future chargebacks and sales returns based on historical experience and provides an allowance against accounts receivable. Additionally, ConversionPoint performs ongoing evaluations of its customers’ financial condition. ConversionPoint provides credit to some of its customers in the normal course of business and maintains allowances for potential credit losses.

Business Combinations

ConversionPoint allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date. The purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and liability obligations. Although ConversionPoint believes the assumptions and estimates ConversionPoint has made are reasonable, they are based in part on historical experience, market conditions and information obtained from management of the acquired companies and are inherently uncertain. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

•	future expected cash flows from software technologies;
•	historical and expected customer attrition rates and anticipated growth in revenue from acquired customers;
•	the acquired company’s trade name and trademarks as well as assumptions about the period of time the acquired trade name and trademarks will continue to be used in the combined company’s product portfolio;
•	the expected use of the acquired assets; and
•	discount rates.

Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Goodwill and Intangible Assets

Goodwill is recorded as the difference between the aggregate consideration paid for the acquisitions of Push and SellPoints in 2017 and the fair value of the acquired net tangible and intangible assets acquired. ConversionPoint evaluates goodwill for impairment on an annual basis in the fourth quarter or more frequently if indicators of impairment exist that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

For 2018, ConversionPoint conducted the goodwill impairment testing by assessing qualitative factors to determine whether it was more likely than not that the fair value of our reporting unit was less than its carrying amount. As part of this assessment, ConversionPoint considered factors, including but not limited to, the overall macroeconomic environment, specific industry and market conditions, cost factors, our overall financial performance against expectations, and changes in strategy or the manner in which it uses its assets. While ConversionPoint had operating losses in 2018, ConversionPoint increased its revenues in managed services and SaaS, which are the key segments. No other indicators of impairment were identified during ConversionPoint assessment. Accordingly, ConversionPoint concluded there was no impairment to goodwill at the impairment testing date.

ConversionPoint’s intangible assets consist of software technology, customer lists, and brand names which are amortized using the straight-line method over five years. These intangible assets resulted from the acquisitions of Push and SellPoints in 2017.

Software Development Costs

Capitalization of software development costs begins during the application development stage. Costs incurred in the application development phase, including upgrades and enhancements, if it is probable that such expenditures will result in additional functionality, are capitalized and will be amortized over their estimated useful life. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized on the accompanying balance sheets on a periodic basis, usually quarterly. Software development costs are amortized using the straight-line method over five years.

Software development activities generally consist of three stages: (i) the planning stage; (ii) the application and infrastructure development stage; and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. ConversionPoint capitalizes costs associated with software developed when both the preliminary project stage is completed and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete and the software and technologies are ready for their intended purpose. Software development costs are amortized using a straight-line method over the estimated useful life of five years, commencing when the software is ready for its intended use.

Stock-Based Compensation

ConversionPoint values stock compensation based on the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated grant date fair value of stock awards over the requisite employee service period.

The fair value of restricted stock awards is based on the market price of ConversionPoint’s common stock on the date of the grant. To value stock option awards, ConversionPoint uses the Black-Scholes-Merton option pricing model. This model involves assumptions including the stock price, expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. ConversionPoint recognizes compensation expense in earnings over the requisite service period, while forfeitures of awards are recognized as they occur.

ConversionPoint also grants stock-based awards to non-employees. ConversionPoint believes that for stock options issued to non-employees, the fair value of the stock option is more reliably measurable than the fair value of the services rendered. Therefore, ConversionPoint estimates the fair value of non-employee stock options using a Black-Scholes-Merton valuation model with appropriate assumptions. The estimated fair value of non-employee stock options is re-measured over the vesting period, and the expense is recognized on a straight-line basis over the period during which the award vests.

Income Taxes

ConversionPoint uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statement of operations in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. ConversionPoint regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. ConversionPoint’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Jobs Act

Under the Jobs Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Parent has elected to avail itself of this exemption from new or revised accounting standards. As result of this election, New Parent’s financial statements may not be comparable to companies that comply with public company effective dates for new or revised accounting standards.

Overview of 2018

In the second quarter of 2018, ConversionPoint shifted its focus away from e-commerce product sales towards its long-term growth strategy of further developing its managed services and SaaS offerings for brands and advertisers. ConversionPoint began devoting resources to integrating its various technology solutions into an end-to-end e-commerce platform and increasing managed services and SaaS revenues. While ConversionPoint continued, and plans to continue, e-commerce product sales, the shift in internal resources away from e-commerce product sales resulted in a decrease in overall revenues in 2018, as compared to 2017, although managed services and SaaS revenues increased during 2018.

As part of its strategy of focusing on developing its managed services and SaaS businesses and continuing to develop and enhance its end-to-end e-commerce solutions, in November 2018, ConversionPoint entered into the merger agreement to acquire Inuvo. Inuvo owns IntentKey, a first party consumer data platform with strong intellectual property that allows brands to better target potential customers online. ConversionPoint views Inuvo and its first party data platform as a key part of the development of its end-to-end e-commerce technology platform and the growth of its managed services and SaaS revenues.

ConversionPoint believes it is providing enterprise grade e-commerce technologies available to SMBs, which primarily currently use multiple technology point solutions to operate their e-commerce businesses.

Results of Operations for the Years ended December 31, 2018 and 2017

	For the Years Ended December 31,
	2018	2017	Change	% Change
Net Revenues	$39,780,941	$49,920,921	$(10,139,680)	(20.3)%
Cost of Revenues	29,898,887	37,776,678	(7,877,791)	(20.9)%
Gross Profit	9,882,054	12,143,943	(2,261,889)	(18.6)%
Gross Profit Percentage	24.8%	24.3%
Operating Expenses:
Sales and marketing	2,920,030	4,298,412	(1,378,382)	(32.1)%
General and administrative	28,721,023	5,776,332	22,944,691	397.2%
Amortization of intangibles assets	4,483,121	1,278,344	3,204,777	250.7%
Total operating expenses	36,124,174	11,353,088	24,771,086	218.2%
(Loss) Income from Operations	(26,242,120)	790,855	(27,032,975)	(3,418.2)%
Interest Expense:
Debt conversion to equity discount	4,360,929	-	4,360,929	N/A
Warrants issued to debt holders	1,494,308	-	1,494,308	N/A
Interest expense – stated rate	1,450,855	829,169	621,686	75.0%
Total interest expense, net	7,306,092	829,169	6,476,923	781.1%
Loss Before Income Tax Benefit	(33,548,212)	(38,314)	(33,509,898)	87,461.2%
Income Tax Benefit	(308,719)	(434,974)	126,255	(29.0)%
Net (Loss) Income	$(33,239,493)	$396,660	$(33,636,153)	(8,479.8)%

Segment Reporting

ConversionPoint and its subsidiaries operate in the following three business segments: e-commerce product sales, managed services, and SaaS. The following financial information presents ConversionPoint’s consolidated statements of income (loss) and certain operating data for each of the periods indicated. The results of operations by segment are also discussed as part of a discussion of the consolidated overview.

In the e-commerce product sales reportable segment, ConversionPoint sells various products, primarily, in the health, wellness and beauty industries, directly to consumers online. ConversionPoint sells these products, primarily through trial offers and a monthly subscription model. ConversionPoint uses its expertise and its internally developed technologies to maximize the lifetime value of customers.

The managed services reportable segment consists mainly of the management of digital advertising campaigns and retargeting technologies for brands and advertisers.

The SaaS reportable segment consists of rich media content creation and product information management and syndication, which increase the return on investment for brands and advertisers selling on various online retail channels through higher online check out rates for the brands and advertisers using the technology.

Operating Data for the Year ended December 31, 2018 and 2017

	For the Years Ended December 31,
	2018	2017	Change	% Change
e-commerce Products
Revenue	$20,287,005	$41,651,146	$(21,364,141)	(51.3)%
Cost of revenues	16,511,602	32,952,100	(16,446,498)	(49.9)%
Segment gross profit	3,775,403	8,693,046	(4,917,643)	(56.6)%
Gross profit percentage	18.6%	20.9%	23.0%	(2.3)%

Managed Services
Revenue	$15,951,669	$7,950,890	$8,000,779	100.6%
Cost of revenues	12,785,624	4,766,526	8,019,098	168.2%
Segment gross profit	3,166,045	3,184,364	(18,319)	(0.6)%
Gross profit percentage	19.8%	40.1%	(0.2)%	(20.3)%

SaaS
Revenue	$3,542,267	$318,585	$3,223,682	1,011.9%
Cost of revenues	601,661	52,052	549,609	1,055.9%
Segment gross profit	2,940,606	266,533	2,674,073	1,003.3%
Gross profit percentage	83.0%	83.7%	83.0%	(0.7)%

Net Revenues

Revenues were $39.8 million for the year ended December 31, 2018, compared to $49.9 million for the same period in 2017, a decrease of $10.1 million, or 20.3%. The decline in revenues was primarily driven by a strategic effort by ConversionPoint to shift its prior focus on e-commerce product revenues, to growing managed services and SaaS revenues, which generally have higher gross margins.

Revenues in the e-commerce product sales segment decreased from $41.7 million for the year ended December 31, 2017, to $20.3 million for the same period in 2018. The $21.4 million decrease is due to ConversionPoint’s increased focus growing its SaaS and managed services businesses, which it began in the second quarter of 2018, together with a more competitive online payment processing environment. At the beginning of 2018, ConversionPoint was selling nine different products online, however, in the second half of the year, ConversionPoint decided to keep only the highest selling product offerings. As a result, ConversionPoint was selling four products at the end of the year. Additionally, ConversionPoint reallocated employees from e-commerce product sales to managed services to focus on assisting customers sell their own products online.

Revenues from managed services increased from $8.0 million for the period ended December 31, 2017, to $16.0 million for the same period in 2018. The $8.0 million increase is primarily a result of increasing focus on expanding ConversionPoint’s managed services business commencing in the second quarter of 2018 by allocating more headcount to assist customers sell their own products online, and the acquisition of SellPoints in December 2017, which contributed an additional $3.1 million of managed services revenue during the year ended December 31, 2018. In 2018, ConversionPoint launched various managed services’ campaigns, which increased from three in mid-2018 to eight at the end of 2018.

Revenues from SaaS increased from $0.3 for the period ended December 31, 2017, to $3.5 million for the same period in 2018. The $3.2 million increase is primarily as a result of ConversionPoint’s acquisition of SellPoints in December 2017, and revenues derived during 2018, from its cloud-based technology platforms.

Cost of Revenues and Gross Profit

Consolidated cost of revenues was $29.9 million for the year ended December 31, 2018, compared to $37.8 million for the year ended December 31, 2017, a decrease of $10.1 million, or 20.3%. The decrease is primarily due to the decrease in e-commerce product revenues which had a corresponding decrease in customer acquisition costs that are lower in ConversionPoint’s other business segments.

Cost of revenues for the e-commerce products segment was $16.5 million for the year ended December 31, 2018, compared to $33.0 million for the same period in 2017, a decrease of $16.4 million, or 49.9%. Cost of revenues for the e-commerce products segment as a percentage of overall e-commerce products revenues for the years ended December 30, 2018 and 2017 was relatively consistent at 81.4% and 79.1%, respectively.

Cost of revenues for the managed services segment was $12.8 million and $4.8 million for the years ended December 31, 2018 and 2017, respectively, an increase of $8.0 million. Cost of revenues for the managed services segment as a percentage of overall managed services revenues was 80.2% and 59.9% for the years ended December 31, 2018 and 2017, respectively. The increase in managed services costs of revenues is due, primarily, to higher than expected customer delivery costs, including digital marketing costs incurred on behalf of customers.

Cost of revenues for the SaaS segment increased from $0.1 million to $0.6 million for the years ended December 31, 2018 and 2017, respectively, an increase of $0.5 million. The $0.5 million increase is due to the SellPoints acquisition in December 2017 and the costs of revenues resulting from its technology platforms. Cost of revenues for the SaaS segment as a percentage of overall SaaS revenues was relatively consistent at 17.0% and 16.3% for the years ended December 31, 2018 and 2017, respectively.

Consolidated gross profit was $9.9 million for the year ended December 31, 2018 compared to $12.1 million for the same period in 2017, a decrease of $2.2 million or 18.6%. The decrease in gross profit is due to shifts in ConversionPoint’s strategic focus to managed services and SaaS, which resulted in lower total revenue in 2018. Gross profit as a percentage of net sales increased slightly from 24.3% to 24.8% for the years ended December 31, 2018 and 2017, respectively.

Gross profit in the e-commerce products segment was $3.8 million for the year ended December 31, 2018, compared to $8.7 million for the same period in 2017, a decrease of $4.9 million. The decrease is primarily the result of ConversionPoint’s strategic shift from e-commerce product sales towards managed services and SaaS. Costs of revenue related to e-commerce products are variable and as a result, as a percentage of net sales, gross profit was relatively constant at 18.6% and 20.9% for the years ended December 31, 2018 and 2017, respectively.

Gross profit in the managed services segment was flat at $3.2 million for both years ended December 31, 2018 and 2017. The managed services segment gross profit as a percentage of net sales was 19.8% and 40.1% for the years ended December 31, 2018 and 2017, respectively. The lower gross profit percentage from managed services is due to higher than expected customer delivery costs. ConversionPoint expects managed services gross margins to increase in 2019.

Gross profit in the SaaS segment was $2.9 million for the year ended December 31, 2018, compared to $0.3 million for the same period in 2017, an increase of $2.6 million. This segment of revenue was new in 2018, as a result of the acquisition of SellPoints. The SaaS segment gross profit as a percentage of net sales was relatively constant at 83.0% and 83.7% for the years ended December 31, 2018 and 2017, respectively.

Operating Expenses

Sales and marketing - Sales and marketing expenses include those expenses required to support the e-commerce products segment, including, customer acquisition costs. Sales and marketing expenses for the years ended December 31, 2018 and 2017 were $2.9 million and $4.3 million, respectively. The decrease in sales and marketing costs of $1.4 million for the year ended December 31, 2018, compared to the same period in the prior year, is primarily due to a decrease in e-commerce product revenues and the related decrease in sales and marketing expenses. The variable third party sales and marketing costs include, among others, call center expenses, chargeback management, and other software and web hosting related costs.

General and administrative - General and administrative expenses were $28.7 million for the year ended December 31, 2018, compared to $5.8 million for the same period in 2017, an increase of $22.9 million. The increase is primarily due to the inclusion of a full year of operating expenses in 2018, for Push and SellPoints, which were acquired in April 2017 and December 2017, respectively. In addition, $9.7 million of additional general and administrative expenses in 2018, resulted from stock-based compensation plans established in 2018, and $2.1 million resulted from an increased headcount and additional compensation costs.

General and administrative expenses for Push, which ConversionPoint acquired in April of 2017, for the years ended December 31, 2018 and 2017, were $4.7 million and $1.7 million, respectively. The $3.0 million increase is primarily a result of the general and administrative expenses for Push for all of 2018, compared to 8 months for the prior year, and the hiring of additional employees to scale up the business.

General and administrative expenses for SellPoints, which ConversionPoint acquired in December 2017, for the years ended December 31, 2018 and 2017, were $6.6 million and $0.4 million, respectively. The $6.2 million increase is primarily a result of the general and administrative expenses for SellPoints for all of 2018, compared to one month for the prior year, and the hiring of additional employees to scale up the business.

Amortization of intangible assets - Amortization of intangible assets was $4.5 million for the year ended December 31, 2018 compared to $1.3 million for 2017. The increase resulted from the intangible assets acquired as part of the acquisitions of Push and SellPoints. ConversionPoint is amortizing the intangible assets acquired over a five-year period.

Interest expense, net - Interest expense, net, which represents interest expense on the outstanding notes payable, increased from $0.8 million during the year ended December 31, 2017, to $7.3 million, for the year ended December 31, 2018. The increase primarily resulted from the conversion of notes to equity at a 50% discount to the conversion price provided in the notes. ConversionPoint recognized approximately $4.4 million in debt conversion discounts for the year ended December 31, 2018, which are non-recurring. Additionally, ConversionPoint issued warrants to lenders having a fair market value of $1.5 million for the year ended December 31, 2018. Finally, interest expense increased by $0.6 million due to the notes acquired as part of the SellPoints’ acquisition.

Income tax benefit - Income tax benefit is primarily driven by the change in the valuation allowance resulting from the changes in the Tax Cuts and Jobs Act which included a rate reduction which took effect on January 1, 2018.

Liquidity and Capital Resources

During the year ended December 31, 2018, ConversionPoint funded its operations primarily from cash on hand, cash generated by operations and private placements of equity securities. As of December 31, 2018, ConversionPoint had cash and cash equivalents of $2,282,526, as compared to $4,695,803 at December 31, 2017.

ConversionPoint and all of its subsidiaries are parties to a Loan and Security Agreement with Montage Capital II, L.P. and Partners for Capital Growth IV, L.P. As of March 1, 2019, $2,438,664, in principal and interest was outstanding under the loan. As of March 15, 2019, ConversionPoint was in default under the loan agreement, which default, the lenders have agreed to forebear until May 31, 2019 as described below. On November 2, 2018, ConversionPoint and its subsidiaries had certain technical defaults and an anticipated financial covenant default under the Loan and Security Agreement, and entered into an amendment to the Loan and Security Agreement, pursuant to which the lenders agreed to forbear from exercising remedies arising out of the existing defaults and the anticipated default until the earlier to occur of (i) their timely compliance with certain non-financial covenants under the Loan and Security Agreement as amended, upon which time the existing defaults and anticipated default shall automatically be waived, (ii) the occurrence of another event of default, or (iii) February 15, 2019. Pursuant to such amendment, the lenders also agreed to decrease ConversionPoint’s minimum cash covenant from $5,000,000 to $3,500,000 measured as of the last day of each month, and to eliminate the minimum EBITDA covenant included in the loan agreement, until February 15, 2019. As of February 15, 2019, ConversionPoint remained in default under the financial covenants under the loan agreement.

As of December 31, 2018, the financial covenants were as follows: (1) minimum cash covenant of $3,500,000 or (2) maximum adjusted quarterly EBITDA and Minimum adjusted quarterly revenue for the three-month period ending on December 31, 2018 of $1,750,000 and $18,000,000, respectively. As of December 31, 2018, ConversionPoint was not in compliance with either financial covenant. As of December 31, 2018, ConversionPoint had a cash balance of $2,282,526 and the maximum adjusted quarterly EBITDA and Minimum adjusted quarterly revenue for the three-month period ending on December 31, 2018 was $(9,057,622) and $11,171,501, respectively. Subsequently, on March 13, 2019, the lenders agreed to a further forbearance from exercising remedies arising from such defaults until May 31, 2019, and that such forbearance would be converted into a waiver of such defaults if ConversionPoint raises a minimum of $5,000,000 on or before May 31, 2019 through New Parent’s initial public offering or otherwise. ConversinoPoint is obligated to repay all amounts due and owing upon New Parent’s initial public offering. The lenders also agreed to decrease ConversionPoint’s minimum cash covenant from $3,500,000 to $2,500,000 effective June 1, 2019.

In connection with the Loan and Security Agreement, ConversionPoint has entered into deposit control agreements with all of its banking institutions in favor of the lenders pursuant to which the lenders can assume control of ConversionPoint’s bank accounts in the event ConversionPoint defaults under the Loan and Security Agreement.

For the year ended December 31, 2018, ConversionPoint’s revenues declined 20.3% from the same period in the prior year. The lower revenue, combined with increased operating expenses, is principally responsible for ConversionPoint’s $25.4 million net operating loss during the year ended December 31, 2018. ConversionPoint incurred operating losses, has a working capital deficit, and generated negative cash flows from operating activities during the year ended December 31, 2018 which raises substantial doubt about its ability to continue as a going concern.

ConversionPoint expects to use a significant amount of cash over the next twelve-month period for operating activities in order to carry out its strategic objectives. ConversionPoint’s management is therefore seeking additional sources of financing, including an initial public offering. Furthermore, ConversionPoint’s management is focused on increasing revenues and improving profit margins through the integration of its technology platform and expansion of managed services and SaaS products, which the ConversionPoint expects will reduce the levels of cash required for its operating activities.

ConversionPoint considers historical operating results, capital resources and financial position, in combination with current projections and estimates, as part of its plan to fund operations over a reasonable period of time. While management believes it will have access to other financing sources and that based on current projections, ConversionPoint will be able to maintain current operations and meet its obligations, there can be no assurance that additional sources of financing will be available on acceptable terms or that ConversionPoint will successfully execute its operating plans.

ConversionPoints consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Cash Flows

The table below sets forth a summary of ConversionPoint’s cash flows for the years ended December 31, 2018 and 2017:

	For the Years Ended December 31,
	2018	2017
Net cash provided by (used in)
Operating activities	$(10,371,061)	$(1,405,236)
Investing Activities	(2,624,959)	455,224
Financing Activities	10,582,743	5,000,885

Cash Flows - Operating

Net cash used in operating activities was $10.4 million during the year ended December 31, 2018. During that period, ConversionPoint reported a net loss of $33.2 million, which included the following non-cash expenses: depreciation and amortization expense of $4.6 million, stock-based compensation expense of $9.7 million, discount on conversion of debt of $4.4 million, cancellation of warrants of $1.5 million, and warrants issued to lenders of $1.3 million. The change in operating assets and liabilities during the year ended December 31, 2018, was primarily due to an increase in other accrued liabilities and deferred revenue.

During the comparable period in 2017, cash used in operating activities was $1.4 million from a net income of $0.3 million, which included the following non-cash expense: depreciation and amortization of $1.3 million and $0.5 million deferred tax benefit. The cash provided was decreased by a $2.2 million increase in accounts receivable and $0.3 million in other assets as the business was ramping up in 2017.

Cash Flows - Investing

Net cash used in investing activities was $2.6 million during 2018, which primarily consisted of capitalized internal software development costs and purchases of property and equipment.

Net cash provided by investing activities was $0.5 million during 2017, which primarily consisted of cash acquired in business acquisitions, offset by capitalized internal software development costs and purchases of property and equipment.

Cash Flows - Financing

Net cash provided by financing activities was $10.6 million during 2018, which primarily resulted from net proceeds of $12.1 million resulting from the sale of common stock, offset by repayments of ConversionPoint’s notes payable of $1.8 million.

In 2017, net cash provided by financing activities was $5.0 million which largely consisted of net proceeds of $2.6 million from the issuance of convertible promissory notes, net proceeds of $1.8 million from the sale of common stock, and net proceeds of $0.6 million from issuance of bridge notes.

For information concerning ConversionPoint’s term and convertible notes payable, see Note 8 to ConversionPoint’s Consolidated Financial Statements for the years ended December 31, 2018 and 2017 included elsewhere in this joint proxy statement/prospectus.

Off Balance Sheet Arrangements

As of December 31, 2018, ConversionPoint did not have any off-balance sheet arrangements that had or were reasonably likely to have a current or future effect on ConversionPoint’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with ConversionPoint is a party, under which ConversionPoint has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Dividends on ConversionPoint Common Stock

ConversionPoint has never declared or paid cash dividends on its capital stock. ConversionPoint currently intends to retain all available funds and future earnings, if any, to fund the development and growth of its business and to repay indebtedness. Therefore, ConversionPoint does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of its board of directors, and will depend upon its results of operations, financial condition, capital requirements and other factors including contractual obligations that its board of directors deems relevant.

 Management

The following table sets forth the names, ages and positions of ConversionPoint’s executive officers and directors as of the date of this joint proxy statement/prospectus.

Executive Officers and Directors

Name	Age	Positions Held
Robert Tallack	40	Chief Executive Officer and Chairman of the Board
Raghu Kilambi	53	Chief Financial Officer, Vice Chair and Director
Haig Newton	42	Chief Technology Officer and Director
Christopher Jahnke	32	Chief Marketing Officer and Director
Andre Peschong	51	Chief Strategy Officer and Director
Jack Thomsen	57	Treasurer
Jeffrey Marks	49	General Counsel, Senior Vice President of Corporate Development
Jonathan Gregg	45	President of SellPoints, Inc.

There are no family relationships between any of the directors.

Executive officers of ConversionPoint are appointed by the board of directors and serve at the pleasure of the board.

Robert Tallack, has served as ConversionPoint’s Chief Executive Officer and as a director since its inception in April 2017, where he completed two major acquisitions of two technology companies, Push Holdings, Inc., and SellPoints Inc. Between May 2016 and the present date, Mr. Tallack has served as Chief Executive Officer, Treasurer and as a director of Branded Response, Inc. Since January 2009, Mr. Tallack has served as Chairman of Karate Kids Canada, where he has driven the mission of this organization, to provide free fitness programs to disadvantaged youth in Canada. Between January 2011 and December 2015, Mr. Tallack served as Chief Executive Officer of Revive Bioscience, Inc., where he successfully secured a global license with a leading sports brand and developed products which were distributed across North America. Mr. Tallack is a former three-time world martial arts champion, nine-time Canadian national martial arts champion, a former Professional Mixed Martial Arts fighter and holds a board breaking world record. Mr. Tallack attended Queens University between September 2001 and June 2004, where he received a bachelor’s degree in health science, with a minor in commerce.

Raghunath “Raghu” Kilambi, has served as ConversionPoint’s Chief Financial Officer since December 2017, and as Vice Chair and a director since January 2018. Mr. Kilambi has also been the principal of Kirarv Capital, a technology investment firm, since June 2009. Mr. Kilambi has raised over $1 billion of equity and debt capital for growth private and public companies in his career and has also been a senior officer and director of companies that were awarded Barron’s ASAP Magazine Top Ramp Champ awards and Profit Magazine’s Top 3 Growth Company awards. Previously, from 1998 to 2001 Mr. Kilambi was the Co-Founder, CFO and Chief Strategy Officer of FutureLink Corp., a leading first-generation VC-backed cloud computing technology company that grew from startup to over $100 million in annualized revenues and a peak NASDAQ valuation of over $2 billion. Mr. Kilambi has also been an investor in companies that were subsequently acquired by companies including Yahoo! (1998), eBay (2005) and CGI Group (2006). Mr. Kilambi graduated with Great Distinction with a Bachelor of Commerce (University Scholar) and a Graduate Diploma in Public Accounting from McGill University and qualified as a Canadian Chartered Accountant in 1989.

 Haig Newton, has served as ConversionPoint’s Chief Technology Officer and as a director since ConversionPoint’s inception in April 2017, and oversees the technology development of ConversionPoint’s platforms. Mr. Newton has also served as President, Chief Executive Officer, Treasurer and as a director of Push and its various subsidiaries since their inception in July 2012. Mr. Newton brings skills and knowledge in a variety of areas, including design, finance, web development, accounting, technical development, and branding. With more than 15 years of experience in the internet marketing space, Mr. Newton has a proven track record in enterprise-level custom architecture, working with teams large and small. Mr. Newton holds a B.S. in Business and Advertising, with a minor in Computer Science from University of Kansas.

Christopher Jahnke, has served as ConversionPoint’s Chief Marketing Officer and as a director since ConversionPoint’s inception in April 2017, and oversees all aspects of online marketing of ConversionPoint. Mr. Jahnke has also served as Vice President, Chief Marketing Officer, Secretary and as a director of Push and its various subsidiaries since their inception in July 2012. Mr. Jahnke is an expert on media buying strategies, and has developed and launched thousands of successful digital marketing campaigns resulting in millions per month in product sales. Mr. Jahnke received his undergraduate degree from Saint John’s University.

Andre Peschong, has served as ConversionPoint’s Chief Strategy Officer since its inception in April 2017, and as a director since July 2018. As Chief Strategy Officer, Mr. Peschong is responsible for driving ConversionPoint’s long-term growth strategy, which includes strategic acquisitions and capital markets navigation, as well as transitioning the company toward greater adoption of its fully integrated SaaS e-commerce solution. Between January 2011 and February 2014, Mr. Peschong served as CEO of Oxygen Plus, Inc., and has served as a director since January 2011. Between January 1995 and the present date, Mr. Peschong has served as President and a director of Bridgewater Capital Corporation which provides advisory services to small growth companies. Mr. Peschong brings more than 25 years of experience in the capital markets, having previously structured and closed more than $300 million in capital formation.

Jack Thomsen, has served as ConversionPoint’s Treasurer since December 2017 and served as ConversionPoint’s Chief Financial Officer between April 2017 and December 2017. He has been the CFO of Branded Response, a subsidiary of ConversionPoint, since September 2016. Between 1995 and the present date, Mr. Thomsen has served as Chief Financial Officer and a partner of Bridgewater Capital Corporation, a corporate advisory firm. Mr. Thomsen has been a licensed CPA since 1983, and has worked at international, national, and local firms in both Iowa and California.

Jeffrey Marks, has served as SVP of Corporate Development and General Counsel for ConversionPoint Technologies Inc., since June 2017. In his role as SVP of Corporate Development, Mr. Marks works with senior management on identifying, structuring and consummating acquisitions and strategic partnerships, and in identifying potential investors. In his role as General Counsel, he oversees mergers and acquisitions, private placements, financings and the day to day legal affairs of ConversionPoint. Mr. Marks has served as principal of Alliance Legal Partners, Inc., in Newport Beach, California, since 2001, and as Of Counsel for Fortis LLP since May 2017. Prior thereto, he served as General Counsel for FutureLink Corp., a leading VC-backed cloud computing technology company that grew from startup to over $100 million in annual revenues and a peak NASDAQ National market capitalization of over $2 billion, and was a corporate and securities attorney at the Orange County offices of Paul Hastings. Mr. Marks is also an entrepreneur having, among other things, founded Titan Nightlife Group, Inc., a restaurant development company based in Las Vegas, Nevada, for which he serves as Chairman. Mr. Marks received his Bachelor of Arts degree from the University of California, Santa Barbara, and his Juris Doctor degree from Loyola Law School.

Jonathan Gregg, has served as President of SellPoints since March 2018 and served as its Chief Revenue Officer between August 2017and March 2018. Between October 2015 and May 2017, Mr. Gregg served as Chief Revenue Officer for Sqor, Inc., where he was responsible for revenue strategy and partnerships. Between October 2013 and August 2015, he served as Chief Revenue Officer for Share This, Inc., where he was responsible for revenue strategy, operations and partnerships. Between August 2012 and October 2013, he served as Vice President of Sales at inPowered, where he was responsible for sales strategy and operations. Previously, Mr. Gregg served as a Vice President of Business Development at Blinkx, and a Manager of Global Alliances at Yahoo!, where he set in motion major alliances aligned with corporate initiatives. Prior thereto, he was a leading contributor for Yahoo!’s Media Sales team in both New York City, New York and Sunnyvale, California. Mr. Gregg started his career in New York City in media planning for Ogilvy & Mather and in account services for Wunderman, Cato Johnson, and has a degree in English from LeMoyne College in Syracuse, New York.

Corporate Governance

ConversionPoint is committed to maintaining the highest standards of honest and ethical conduct in running ConversionPoint’s business efficiently, serving ConversionPoint’s stockholders’ interests and maintaining ConversionPoint’s integrity in the marketplace. To further this commitment, ConversionPoint has adopted a Code of Ethics and an Insider Trading Policy, which applies to all ConversionPoint’s directors, officers and employees. ConversionPoint’s bylaws, Code of Ethics and Insider Trading Policy provide the framework for ConversionPoint’s corporate governance.

Board of Directors

The ConversionPoint board oversees ConversionPoint’s business affairs and monitors the performance of management. ConversionPoint’s directors hold office until their successors have been elected and duly qualified unless the director is removed, resigns or by reason of death or otherwise, is unable to serve in the capacity of director. If any director resigns, dies, removes, or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Robert Tallack serves as both the Executive Chairman of ConversionPoint’s board of directors and Chief Executive Officer, and Mr. Raghu Kilambi serves as both the Vice Chairman of ConversionPoint’s board of directors and Chief Financial Officer.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. ConversionPoint faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks ConversionPoint faces, while the board, as a whole, has responsibility for the oversight of risk management. In its risk oversight role, the ConversionPoint board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the ConversionPoint board meets regularly with management, as well as independently, to review ConversionPoint’s risks. ConversionPoint’s General Counsel attends all of the board meetings and is available to address any questions or concerns raised by any member of the ConversionPoint board on risk management and any other matter.

  Board Committees

The ConversionPoint board does not currently have any committees.

Executive Compensation

Compensation Philosophy

The fundamental objectives of ConversionPoint’s executive compensation program is to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to ConversionPoint’s long-term business success, and align the interests of ConversionPoint’s executive officers and stockholders.

2018 Compensation Determination Process

In 2018, the compensation program for ConversionPoint’s executive officers consisted of the following components:

●	base salary; and
●	cash bonuses.

ConversionPoint believes that its executive compensation package consists of elements of compensation that are typically used to incentivize and reward executive management at other private companies of ConversionPoint’s size, in its geographic area or in ConversionPoint’s industry.

Base Salary

Base salary is an important component of executive compensation because it provides executives with an assured-level of income, assists ConversionPoint in attracting executives and recognizes different levels of responsibility and authority among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, contractual provisions in executive employment agreements, past performance, internal pay equity and comparison to competitive salary practices are also considered.

Plan Awards

The objective of ConversionPoint’s long-term incentive program is to provide a long-term retention incentive for the named executive officers and others and to align their interests directly with those of ConversionPoint’s stockholders by way of stock ownership. Under ConversionPoint’s 2018 Omnibus Incentive Plan, which we refer to as the ConversionPoint 2018 Plan, the ConversionPoint board has the discretion to determine whether equity awards will be granted to named executive officers and if so, the number of shares subject to each award. To date, the named executive officers have been granted restricted stock units as a reward for prior performance, which vest upon termination without “Cause,” a change of control or a public company event, and have been awarded restricted stock units.

The ConversionPoint board determines the recipients of long-term incentive awards based upon such factors as performance, the length of continuous employment, managerial level, any prior awards, and recruiting and retention demands, expectations and needs. All of ConversionPoint’s employees are eligible for awards. The ConversionPoint board grants such awards by formal action, which awards are not final until a stock option agreement or restricted stock unit agreement is delivered by ConversionPoint and executed by both the company and the employee. There is no set schedule for the ConversionPoint board to consider and grant awards. The ConversionPoint board has the discretion to make grants whenever it deems it appropriate in ConversionPoint’s best interests.

ConversionPoint does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the ConversionPoint 2018 Plan is the fair market value of the stock on the date the grant is approved by the ConversionPoint board. Under the terms of each plan, the fair market value of the stock is determined by the ConversionPoint board.

Cash Bonus Plan

To date, there is no formal cash bonus plan for named executive officers. Rather, ConversionPoint has granted named executives cash bonuses based on overall company performance.

Retirement and Other Post-Termination Benefits

Other than 401(k) plans established by SellPoint and Push described below, employment agreements with ConversionPoint’s executive officers and certain other employment agreements which provide for severance for termination without cause or by the executive for good reason, ConversionPoint has not entered into any employment agreements that provide for a continuation of post-employment benefits. ConversionPoint’s benefits plans are generally the same for all employees, and so as of the date hereof, the ConversionPoint board does not believe that any such plans in their present forms would continue post-employment, except as required by law (including with respect to COBRA), in connection with separation agreements entered into with certain terminated employees, or otherwise set forth herein. ConversionPoint does not currently maintain any other retirement or post-termination benefits plans.

Change in Control Severance Policy

ConversionPoint does not currently maintain any change in control severance plans or severance policies. Therefore, none of ConversionPoint’s named executive officers will receive any cash severance payments in the event ConversionPoint undergoes a change in control, unless their employment agreement otherwise provides.

Insurance

All full-time employees of Branded Response, including the named executive officers who are employees of Branded Response, which include Messrs. Tallack and Kilambi, are eligible to participate in standard medical, dental and vision insurance plans. Branded Response pays 50% of health insurance premiums, and 75% of dental and vision insurance premiums, with employees paying the balance through payroll deductions. All full-time employees of SellPoints are eligible to participate in standard medical, dental, vision and long-term and short-term disability insurance plans, with their dependents being covered by the medical and dental insurance plans. SellPoints pays 90% of the employees’, and 40% of their dependents’, annual health, dental and vision insurance premiums, and 100% of the employees’ disability insurance premiums, with employees paying the balance through payroll deductions. All full-time employees of Push, including the named executive officers who are employees of Push, which include Messrs. Newton and Jahnke, are eligible to participate in standard medical, dental, and long-term and short-term disability insurance plans, with their dependents being covered by the medical and dental plans. Push pays 100% of the annual insurance premiums for employees and their dependents.

 401(k) Plans

Employees of Push and SellPoints can participate in 401(k) plans established by each of Push and SellPoints, which are qualified defined contribution retirement plans, sponsored by Principal Financial and ADP Retirement Services, respectively. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. SellPoints and Push have the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plans, however, currently do not make any matching contributions.

Other Benefits

ConversionPoint seeks to maintain an open and inclusive culture in its facilities and operations among executives and other company employees. Thus, ConversionPoint does not provide executives with separate dining or other facilities, nor does ConversionPoint have programs for providing personal-benefit perquisites to executives, such as defraying the cost of personal entertainment or family travel.

Summary Compensation Table

The tables and discussion below present compensation information for ConversionPoint’s chief executive officer, chief financial officer and its two other most highly compensated executive officers for the years ended December 31, 2018 and 2017, whom ConversionPoint refers to as its named executive officers. Amounts set forth below reflect compensation received by the named executive officer while such named executive officer was employed by ConversionPoint or its subsidiaries.

Name and Function	Year	Salary ($)		Bonus ($)		Restricted Stock Unit Awards ($)		Total ($)
Robert Tallack	2018	$425,558	(1)	$83,333	(2)	$723,003	(3)	$1,231,894
Chief Executive Officer	2017	$306,500	(4)	$0		—		$306,500

Raghu Kilambi	2018	$291,667	(5)	$100,000	(6)	$483,000	(3)	$874,667
Chief Financial Officer	2017	$35,000		$50,000	(7)	—		$85,000

Christopher Jahnke	2018	$274,314	(8)	$81,666		$1,212,404	(3)	$1,568,474
Chief Marketing Officer	2017	$135,000		$182,727		—		$317,727

Haig Newton	2018	$274,314	(8)	$81,666		$1,212,404	(3)	$1,568,474
Chief Technology Officer	2017	$135,000		$182,727		—		$317,727

(1)	Includes $337,000 in consulting fees paid to MJB Fitness, Inc., an entity in which Mr. Tallack has an economic interest, and $88,558 in deferred compensation which has not yet been paid.
(2)	Bonus accrued in 2018, lower, has not yet been paid.
(3)	Restricted stock units in the amounts of 78,502, 52,554, 131,640 and 131,604 were granted respectively to Messrs. Tallack, Kilambi, Jahnke and Newton, and all vest at the effective time of the mergers the completion of the ConversionPoint merger. The value of the restricted stock units are based on the valuation of shares of common stock sold by ConversionPoint in recent securities offerings. 43,000 of the restricted stock units granted to each of Messrs. Newton and Jahnke replaced 43,000 shares of common stock issued to each of them in 2018, which were cancelled upon the issuance of the restricted stock units.
(4)	Includes $108,000 paid as consulting fees to Shogun Health, Inc., an entity controlled by Mr. Tallack, and $158,500 paid as consulting fees to MJB Fitness, Inc., an entity in which Mr. Tallack has an economic interest $40,000, of which was paid in 2018.

(5)	Includes $7,705 in deferred compensation which has not yet been paid.
(6)	Includes $8,333 in bonuses which have been accrued and not yet paid.
(7)	Bonus amount was accrued in 2017 and paid in 2018.
(8)	Includes $41,875 in deferred compensation which has not yet been paid.

 Executive Employment Agreements

On November 1, 2018, ConversionPoint entered into employment agreements with each of Messrs. Tallack, Kilambi, Jahnke and Newton.

The employment agreements entered with Messrs. Tallack, Kilambi, Newton and Jahnke, have an initial term of three years, after which each executive’s employment agreement automatically renews for additional one-year periods on the same terms and conditions, unless either party to the agreement exercises their respective termination rights available to such party in the agreement. The employment agreements currently provide for a minimum annual base salary of $350,000 for Mr. Tallack, $300,000 for Mr. Kilambi, and $335,000 for each of Messrs. Newton and Jahnke. The employment agreements provide for target bonuses of $200,000 for each executive. The employment agreements require ConversionPoint to compensate the executives and provide them with certain benefits if their employment is terminated. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated:

●	by ConversionPoint for cause (as defined in the employment agreements);

●	by ConversionPoint without cause, or by the executive for good reason (as defined in the employment agreements);

●	due to death or disability; or

●	by the executive without good reason.

In the event of a termination by ConversionPoint without cause or a termination by the executive for good reason, the executive would be entitled to receive the following:

●	his earned but unpaid base salary and all bonuses earned for services provided through the termination date;

●	an amount payable on the effective termination date equal to, in the case of Mr. Tallack and Mr. Kilambi, 18 months of base salary, and in the case of Messrs. Newton and Jahnke, 12 months of base salary;

●	an amount payable on the effective termination date equal to, in the case of Mr. Tallack and Mr. Kilambi, the greater of 150% of the cash bonus paid to him during the prior 18 months, and 150% of the target cash bonus set forth in his employment agreement, and in the case of Messrs. Newton and Jahnke, the greater of 100% of the cash bonus paid to them during the prior 18 months, and 100% of the target cash bonus set forth in their employment agreement;

●	benefits (including health and disability) as if the executive was still an employee during the 18-month period following termination for Mr. Tallack and Mr. Kilambi, and during the 12-month period following termination for Messrs. Newton and Jahnke; and

●	any equity awards held by the executive will immediately and fully vest and become exercisable throughout the full term of such award as if the executive were still employed by ConversionPoint.

In the event of a termination by ConversionPoint of Messrs. Tallack, Kilambi, Newton or Jahnke upon their death or permanent disability, they would be entitled to receive the earned but unpaid portion of their base salary through the date of termination, and any equity award held by them will immediately and fully vest and become exercisable throughout the full term of such award as if they were still employed by ConversionPoint.

 Messrs. Tallack, Kilambi, Newton or Jahnke may terminate their employment for any reason (other than good reason) upon giving 10 days’ advance written notice to ConversionPoint, in which case ConversionPoint will pay the executive the earned but unpaid portion of their base salary through the termination date.

 Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised warrants, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2018.

Restricted Stock Unit Awards (1)

	Number of units of stock that have not vested (#)	Market value of units of stock that have not vested ($)	Number of units of stock that have vested (#)	Market value of units of stock that have vested ($)	Expiration Date

Robert Tallack	78,502	$723,003	0	$-	October 30, 2028
Raghunath Kilambi	52,443	$483,000	0	$-	October 30, 2028
Christopher Jahnke	43,000	$396,030	0	$-	August 29, 2028
	88,640	$816,374	0	$-	October 30, 2028
Haig Newton	43,000	$396,030	0	$-	August 29, 2028
	88,640	$816,374	0	$-	October 30, 2028

(1)	Provided that the recipient of a restricted stock unit continues to be employed by ConversionPoint at the effective time of the ConversionPoint merger, the ConversionPoint board intends to accelerate the vesting of the restricted stock unit at such time.

Securities Authorized for Issuance under Equity Compensation Plans

On February 21, 2018, ConversionPoint adopted the ConversionPoint Technolgies Inc. 2018 Omnibus Incentive Plan, as later amended on February 21, 2018 by the Amended and Restated ConversionPoint Technolgies Inc. 2018 Omnibus Incentive Plan, which we collectively refer to as the ConversionPoint Plan. The ConversionPoint Plan is intended to permit the grant of stock options (both incentive stock options, or ISOs and non-qualified stock options, or NQSOs or, collectively, Options), stock appreciation rights, or SARs, restricted stock awards, or Restricted Stock Awards, restricted stock units, or RSUs, incentive awards, or Incentive Awards, other stock-based awards, or Stock-Based Awards, dividend equivalents, or Dividend Equivalents, and cash awards, or Cash Awards.

The ConversionPoint Plan is administered by ConversionPoint Board. Any of ConversionPoint’s employees or service providers, employees or service providers of its Affiliates (as defined in the ConversionPoint Plan), and nonemployee members of its board or of any board of directors of its Affiliates is eligible to receive an award under the ConversionPoint Plan.

 Under the ConversionPoint Plan, ConversionPoint may issue a maximum aggregate of 4,500,000 shares of ConversionPoint common stock, all of which may be issued pursuant to Options, SARs, Restricted Stock Awards, RSUs, Incentive Awards, Stock-Based Awards or Dividend Equivalents.

Compensation of Directors

The directors do not receive any compensation for service as directors.

Certain Relationships and Related Party Transactions

The following is a summary of transactions since May 20, 2016 (the date of inception) to which ConversionPoint has been a participant, in which:

●	the amount involved exceeded or will exceed $120,000; and

●	any of ConversionPoint’s directors, executive officers, or holders of more than 5% of its voting securities, or immediate family member or affiliate of such persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under “Description of ConversionPoint—Executive Compensation—Executive Employment Agreements” beginning on page 86.

All of the related party transactions described below have been approved by a majority of the disinterested members of the ConversionPoint board. ConversionPoint believes that each of the transactions described below were on terms no less favorable to ConversionPoint than terms ConversionPoint would have obtained from unaffiliated third parties.

Agreements with Branded Response and Push Holdings

On May 19, 2016 Branded Response issued Shock Media Group, Inc., a company controlled by Peter Nguyen, a significant stockholder and former director of ConversionPoint, a non-interest bearing Promissory Note in the principal amount of $100,000, which note was repaid on July 5, 2018.

On June 22, 2016, Branded Response entered into a Bill of Sale and Assignment and Assumption Agreement with FigJam Media, Inc., a Florida corporation, pursuant to which Branded Response purchased various beauty product inventory and domain names in exchange for a $540,000 Promissory Note issued to Spoya Pty Ltd., and an agreement to pay a royalty to FigJam equal to 5% of the net sales generated by the assets purchased. At the time of the transaction, Stephen Blazick, who was a director, officer and shareholder of Branded Response, owned 33% of FigJam Media, Inc. On August 7, 2017, Branded Response transferred the assets of FigJam to an equity holder in FigJam Media, Inc., in exchange for a mutual release of claims.

On July 18, 2016, Branded Response issued Shock Media Group, Inc., a non-interest bearing Promissory Note in the amount of $225,000, which was due and payable on July 13, 2018. On May 1, 2017, Branded Response and Shock Media Group, Inc., amended the note to extend the maturity date to April 30, 2019. As of October 31, 2018, $225,000 was outstanding under the note.

Pursuant to a CFO Consulting Agreement dated October 1, 2016, between Branded Response and Thomsen & Associates Consulting Corporation, which is wholly-owned by Jack Thomsen, the Chief Financial Officer of Branded Responses, Inc., and ConversionPoint’s current Treasurer, Branded Response paid Thomsen & Associates $27,000 during 2016 and $98,000 during 2017, for CFO consulting services provided to Branded Response and ConversionPoint.

On January 11, 2017, in exchange for a loan in the amount of $100,000, Branded Response issued a non-interest-bearing $100,000 Promissory Note to Shogun Health Inc., a company controlled by Robert Tallack, which note was repaid in May 2018.

On April 25, 2017, in connection with ConversionPoint’s acquisition of Push Holdings, ConversionPoint assumed a Lease Agreement dated June 1, 2017, between Tamble, Inc., as tenant, and Glenwood, LLC, as landlord, for the premises located at 225 Thomas Avenue North, Minneapolis, Minnesota, at which Push and its subsidiaries conduct their operations. The original rent was $14,000 per month and the lease expired on June 30, 2019. On June 1, 2018, in connection with the further build out of the premises for use by ConversionPoint, the lease was amended to increase the rent to $27,000 per month and extend the term of the lease to December 31, 2021. On September 15, 2018, in connection with the assumption of space vacated by a prior tenant, ConversionPoint amended the lease to increase the rent to $30,600 per month. Messrs. Newton and Jahnke, are officers and directors, and each hold over 5% of ConversionPoint’s voting securities and are members and managers of Glenwood, LLC.

On April 25, 2017, pursuant to an Exchange Agreement, ConversionPoint acquired of all of the outstanding shares of common stock of Branded Response Inc., from Peter Nguyen, Stephen Blazick and Robert Tallack in exchange for an aggregate of 6,824,500 shares of ConversionPoint’s common stock. At the time of the acquisition, Messrs. Nguyen, Blazick and Tallack were ConversionPoint’s sole officers, directors and stockholders, and each held over 5% of ConversionPoint’s voting securities.

Pursuant to a Services Agreement entered into in or about June 2016, between Branded Response and Push Innovation Live LLC, a California limited liability company which is controlled by Peter Nguyen, ConversionPoint’s former chairman and the holder of over 5% of ConversionPoint’s voting securities, between July 2016 and March 2017, and between June 4, 2017 and August 25, 2018, Push Innovations Live provided Branded Response with call center services. Pursuant to the agreement, for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, Branded Response paid $411,282, $880,483, and $93,513, respectively, to Push Innovations Live LLC. On August 25, 2018, ConversionPoint terminated its agreement with Push Innovations Live LLC.

Pursuant to a Services Agreement dated in or about June 2016, between Branded Response and Chargeback 360, LLC, a California limited liability company, which is controlled by Mr. Nguyen, Chargeback 360, LLC, provided certain chargeback services to Branded Response. Pursuant to the agreement, for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018, Branded Response paid $398,053, $1,607,107 and $109,371, respectively, to Chargeback 360, LLC. On September 30, 2018, ConversionPoint terminated its agreement with Chargeback 360, LLC.

Pursuant to a Master Services Agreement dated June 2, 2016, between Branded Response and Ad Exchange Group, LLC, a California limited liability company, which is controlled by Mr. Nguyen, Ad Exchange Group, LLC provides Branded Response with certain order fulfillment services. Under the agreement, for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, Branded Response paid $1,184,873, $2,534,250 and $853,271, respectively, to Push Innovations, LLC, which is wholly-owned by Ad Exchange Group, LLC.

Between May 2016 and July 2018, Branded Response and ConversionPoint shared office space, equipment, furniture and fixtures with Shock Media Group, Inc., which is controlled by Mr. Nguyen, and between May 2016 and April 2017, Branded Response’s employees were on Shock Media Group, Inc.’s payroll. For the fiscal years ended December 31, 2016, and December 31, 2017, ConversionPoint paid $401,094 and $604,200, respectively, to Shock Media Group, Inc., for rent and reimbursement of expenses, including, but not limited to payroll and related expenses, and for the nine months ended September 30, 2018, ConversionPoint paid $115,477 to Shock Media Group, Inc., for rent and expense reimbursements.

During 2016 and 2017, Branded Response purchased $43,461, and $72,844, respectively, in web traffic from Ad Exchange Group, LLC. During 2017, Branded Response sold $53,514 in web traffic to Ad Exchange Group, LLC. Mr. Nguyen owns and controls Ad Exchange Group, LLC.

On September 1, 2017, Branded Response entered into an Intellectual Property License Agreement with MJB Fitness Inc., an entity in which Mr. Tallack holds an economic interest, pursuant to which MJB Fitness licensed the right to Branded Response to sell certain ebooks developed and owned by MJB Fitness, Inc., in exchange for a royalty equal to 5% of Branded Response’s gross sales of such ebooks.

For the fiscal year ended December 31, 2016, Branded Response paid $142,032 to Shogun Health, Inc., a Canadian corporation, which is wholly-owned by Robert Tallack, of which $101,000 constituted compensation for consulting services provided to Branded Response, in lieu of salary, and $41,032 constituted royalties for sales of eBooks created and owned by Shogun Health, Inc. For fiscal year ended December 31, 2017, Branded Response paid $152,316 to Shogun Health, Inc., of which $108,000 constituted compensation for consulting services provided to Branded Response, in lieu of salary, and $44,316 constituted royalties for sales of eBooks created and owned by Shogun Health, Inc.

For the fiscal year ended December 31, 2017, Branded Response paid MJB Fitness, Inc., $277,331, $158,500 of which constituted compensation for consulting services provided to Branded Response, in lieu of salary, $82,195 constituted reimbursement for expenses incurred in connection with such consulting services, and $36,636, constituted royalties for sales of eBooks pursuant to the Intellectual Property License Agreement with MJB Fitness, Inc., described above. For the fiscal year ended December 31, 2018, Branded Response paid MJB Fitness, Inc., $840,471, of which $337,000 constituted compensation for consulting services provided to Branded Response, in lieu of salary, $71,863 constituted reimbursement of expenses incurred in connection with such consulting services, and $431,609, constituted royalties for sales of eBooks earned pursuant to the Intellectual Property License Agreement described above.

CPT Investments, LLC

On October 31, 2018, ConversionPoint loaned $25,000 to CPT Investments, LLC, a California limited liability company, owned by Bridgewater Capital Corporation, Mr. Marks and Mr. Kilambi. Bridgewater Capital is controlled by Messrs. Peschong and Thomsen and CPT Investments, LLC, is managed by Mr. Kilambi. In exchange for the loan, CPT Investments, LLC issued ConversionPoint a Promissory Note that accrues interest at a rate of 10% per annum and is due and payable on or before June 30, 2019.

On November 1, 2018, CPT Investments, LLC, agreed to loan up to $2,000,000 to Inuvo and in connection with the same, CPT Investments, LLC loaned $1,000,000 to Inuvo, in exchange for a Convertible Promissory Note in the principal amount of $1,000,000 which accrues interest at a rate of 10% per annum and is due and payable on or before the earlier of November 1, 2021 and the closing of the mergers.

On March 1, 2019, CPT Investment, LLC, agreed to waive certain of its rights under the CPT bridge note and permitted Inuvo to issue the Inuvo convertible notes.

Acquisitions

On April 25, 2017, pursuant to an Exchange Agreement, ConversionPoint acquired of all of the outstanding shares of common stock of Branded Response Inc., a California corporation, from Peter Nguyen, Stephen Blazick and Robert Tallack in exchange for an aggregate of 6,824,500 shares of ConversionPoint’s common stock.

On April 28, 2017, pursuant to an Exchange Agreement, ConversionPoint acquired all of the outstanding shares of common stock of Push Holdings, Inc., a Delaware corporation, from Christopher Jahnke and Haig Newton, in exchange for an aggregate of 3,157,500 shares of ConversionPoint’s common stock. Push Holdings wholly owns Push Interactive, LLC, a Delaware limited liability company, Comiseo LLC, a Minnesota limited liability company, and Tamble Inc., a Delaware corporation. Push Interactive, LLC, wholly owns Push Properties, LLC, a Minnesota limited liability company and Tremeta LLC, a Minnesota limited liability company. In connection with the Share Exchange Agreement, Branded Response and Push Holdings entered into a two-year Source Code License Agreement with Haig Newton and Christopher Jahnke pursuant to which Messrs. Newton and Jahnke granted ConversionPoint a worldwide, exclusive, fully-paid royalty free license for the source code developed by the subsidiaries of Push Holdings, Inc., which underlies certain of ConversionPoint’s software solutions.

On December 1, 2017, ConversionPoint acquired SellPoints, a Delaware corporation, through a reverse triangular merger, pursuant to which SellPoints became ConversionPoint’s wholly-owned subsidiary, and the stockholders of SellPoints became stockholders of ConversionPoint. The purchase price was $17,291,818, calculated based on the fair value of the ConversionPoint common stock delivered in connection with the purchase. As a result of the closing of the merger, ConversionPoint issued (1) 1,302,230 shares of common stock to the former stockholders of SellPoints, (2) 260,051 shares of common stock to certain bridge note holders of SellPoints, (3) 19,111 shares of common stock to the secured lenders of SellPoints, and (4) 296,133 shares of common stock was placed in escrow to satisfy certain indemnification claims and other obligations under the merger agreement, of which 162,071 remains in escrow.

Warrant Cancellations

On October 31, 2018, ConversionPoint entered into agreements with each of Messrs. Newton, Jahnke, Peschong, Thomsen, Marks and Kilambi and with Hybrid Theory Capital, Ltd., a company controlled by Mr. Tallack, whereby warrants to purchase an aggregate of 2,900,000 shares of ConversionPoint common stock held by such warrant holders were voluntarily cancelled in order to obtain an acceptable capitalization of ConversionPoint in connection with the mergers.

RSU Grants

On August 30, 2018, ConversionPoint issued restricted stock units covering an aggregate of 234,000 shares of ConversionPoint common stock to certain executive officers. On October 31, 2018, ConversionPoint issued an aggregate of 694,893 RSUs to certain executive officers and employees.

Employment Agreements

ConversionPoint has entered into an employment agreement with each of Messrs. Tallack, Janke, Kilambi, Marks, Peschong and Newton, providing for, without limitation, certain payments upon termination. See “Description of ConversionPoint–Executive Compensation–Executive Employment Agreements” in this joint proxy statement/prospectus for a further discussion of these agreements.

Loans to ConversionPoint

On January 1, 2019, in exchange for a $100,000 loan made by each of Christopher Jahnke, a director and Chief Marketing Officer of ConversionPoint, and Robert Tallack, a director and Chief Executive Officer of ConversionPoint, ConversionPoint issued a $100,000 Subordinated Unsecured Promissory Note to each of Messrs. Jahnke and Tallack. On January 8, 2019, in exchange for a $50,000 loan received from Haig Newton, a director and Chief Technology Officer of ConversionPoint, ConversionPoint issued a $50,000 Subordinated Unsecured Promissory Note to Mr. Newton. Each of the notes accrue interest at a rate of 8% per annum, are subordinated to amounts due to Montage Capital II, L.P. and Partners for Growth IV, L.P under the Loan and Security Agreement between ConversionPoint, its subsidiaries and such lenders and is due and payable in full within 30 days after the date on which all amounts are repaid under such Loan and Security Agreement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of ConversionPoint’s common stock as of March 8, 2019 by:

●	each person, or group of affiliated persons, known by ConversionPoint to beneficially own more than 5% of its shares of common stock;

●	each of its directors;

●	each of its executive officers; and

●	all of its directors and executive officers as a group.

The table is based on information provided to ConversionPoint by its directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including stock options and warrants that are exercisable within 60 days of March 8, 2019 and restricted stock units, or RSUs, that are scheduled to vest within 60 days of March 8, 2019. To ConversionPoint’s knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that are currently exercisable or exercisable within 60 days after March 8, 2019 are deemed to be outstanding in calculating the percentage ownership of the applicable person or group, but are not deemed to be outstanding as to any other person or group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ConversionPoint, 840 Newport Center Drive, Suite 450, Newport Beach, California 92660

Beneficial Ownership Table

Name of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Robert Tallack	Common Stock	1,260,776	(2)	8.35%
Raghu Kilambi	Common Stock	622,110	(3)	4.12%
Haig Newton	Common Stock	1,510,390	(4)	9.96%
Chris Jahnke	Common Stock	1,510,390	(5)	9.96%
Andre Peschong	Common Stock	502,611	(6)	3.34%
Jeffrey S. Marks	Common Stock	465,599	(7)	3.06%
Jack Thomsen	Common Stock	519,323	(8)	3.44%
Jon Gregg	Common Stock	150,000	(9)	*
Stephen Blazick	Common Stock	1,567,297	(10)	10.35%
Peter Nguyen	Common Stock	1,575,315	(11)	10.48%
All executive officers and directors as a group (8 persons)	Common Stock	6,541,199	(12)	41.24%

* Less than 1.00%.

(1)	Messrs. Tallack, Kilambi, Newton, Jahnke and Peschong are directors of ConversionPoint. Messrs. Tallack, Kilambi, Newton, Jahnke, Peschong, Gregg, Thomsen and Marks are executive officers of ConversionPoint. The address of each of these persons is c/o ConversionPoint Technologies, Inc., 840 Newport Center Drive, Newport Beach, CA 92660.
(2)	Amount represents 1,182,774 shares of common stock held by Hybrid Theory Capital, Ltd., which is controlled by Mr. Tallack, and 78,502 RSUs held by Mr. Tallack.
(3)	Includes 52,443 RSUs, and 50,000 shares held by Roxanne Earl, the spouse of Mr. Kilambi.
(4)	Includes 131,640 RSUs.
(5)	Includes 131,640 RSUs.
(6)	Amount represents 470,282 shares of common stock and 32,329 RSUs held by Mr. Peschong.
(7)	Includes 207,932 RSUs, and 60,000 shares of common stock held by Evelyne Marks, the spouse of Mr. Marks.
(8)	Amount represents 457,474 shares of common stock held by Mr. Thomsen, 12,809 shares of common stock held by Thomsen & Associates Consulting Corporation, which is controlled by Mr. Thomsen, and 49,040 RSUs held by Mr. Thomsen.
(9)	Amount represents 125,000 shares underlying warrants and 25,000 RSUs.
(10)	Includes 118,735 RSUs. The address of Mr. Blazick is c/o ConversionPoint Technologies, Inc., 840 Newport Center Drive, Suite 450, Newport Beach, CA. 92660.
(11)	The address of Peter Nguyen is 18400 Von Karman, Suite 1000, Irvine, CA. 92612.
(12)	Includes 5,453,006 shares of common stock, 125,000 shares of common stock underlying warrants and 708,526 RSUs.

DESCRIPTION OF INUVO

Company Overview

Inuvo is a technology company that provides data-driven platforms that can automatically identify and message online audiences for any product or service across devices, channels and formats, including video, mobile, connected TV, display, social and native. These capabilities allow Inuvo’s clients to engage with their customers and prospects in a manner that drives engagement from the first contact with the consumer. Inuvo facilitates over a billion marketing messages to consumers every single month and counts among its clients numerous world-renowned names in industries that have included retail, automotive, insurance, health care, technology, telecommunications and finance. Inuvo counts among its many contractual relationships, three clients who collectively manage over 50% of all U.S. digital media budgets.

Inuvo’s solution incorporates a proprietary form of artificial intelligence, or AI, branded the IntentKey. This sophisticated machine learning technology uses interactions with Internet content as a source of information from which to predict consumer intent. The AI includes a continually updated database of over 500 million machine profiles which Inuvo utilizes to deliver highly aligned online audiences to its clients. Inuvo earns revenue when consumers view or click on its client’s messages. Inuvo’s business scales through account management activity with existing clients and by adding new clients through sales activity.

As part of Inuvo’s technology strategy, it owns a collection of websites like alot.com and earnspendlive.com, where Inuvo creates content in health, finance, travel, careers, auto, education and living categories. These sites provide the means to test Inuvo’s technologies, while also delivering high quality consumers to clients through the interaction with proprietary content in the form of images, videos, slideshows and articles.

There are many barriers to entry to Inuvo’s business that would require proficiency in large scale data center management, software development, data products, analytics, artificial intelligence, integration to the internet of things, or IOT, the relationships required to execute within the IOT and the ability to process tens of billions of transactions daily. Inuvo’s intellectual property is protected by 15 issued and 8 pending patents.

Products and Services

The Inuvo Exchange is a digital marketplace that allows advertisers and publishers the opportunity to buy and sell advertising space in real time. The Exchange includes the following products and services:

●	ValidClick: A software as a service and delivery platform for publishers that offers a pay-per-click solution where advertisements are targeted to consumers based on content and behaviors.

●	IntentKey: A consumer intent recognition system designed to reach highly targeted mobile and desktop In-Market audiences with precision.

●	Digital Publishing: Branded web properties like alot.com, earnspendlive.com, search4answers.com and many more with content developed, edited and published by Inuvo in categories like health, finance, travel, entertainment, careers, education, lifestyle and automotive.

 Key Relationships

Inuvo maintains long-standing relationships with Yahoo!, Google and Microsoft Online that provide access to hundreds of thousands of advertisers from which most of its ValidClick and Digital Publishing revenue originates. When an advertisement is clicked, Inuvo effectively sells that click to these partners who then sell it to the advertisers. Inuvo maintains multi-year service contracts with these companies. Inuvo also has contracts with OpenX and AppNexus that provide access to advertisers and publishers for the IntentKey. In 2018, these customers accounted for 92.9% of Inuvo’s total revenue as compared to 92.6% in 2017.

In addition to its key customer relationships, Inuvo maintains important distribution relationships with owners and publishers of websites and mobile applications. Through its relationship with Yahoo! Inuvo provides these partners with advertisements through which they monetize their websites and mobile applications. Inuvo continuously monitors its partners’ traffic with a variety of proprietary and patent protected software tools that can determine the quality of the traffic that is viewing and clicking on served advertisements.

Strategy

Inuvo’s business strategy has been to develop technologies that displace intermediaries while cultivating relationships that provide access to media spend and media inventory. In this regard, Inuvo has proprietary demand and supply side technologies, consumer targeting technologies, on-page or in-app ad-unit technologies, proprietary data and data management technologies, and advertising fraud detection technologies. Inuvo has both direct and indirect relationships at some of the largest media buyers and/or consolidators in the industry. For Inuvo’s core business, the immediate strategy is to complement Inuvo’s indirect channels with more direct advertiser and publisher relationships as a way to reduce concentration risk and improve margins.

Inuvo’s competitive position requires a strategy that allows Inuvo to provide the absolute best solutions to publishers for monetization of their content. To accelerate the time to market for technology that accomplishes this goal and to gain competitive reconnaissance, Inuvo has developed a set of owned and operated digital properties. These websites provide the means to test advertising technology in a controlled environment which in turn reduces the time to market for the introduction of those technologies. The strategy has the added benefit of providing a high quality directly controlled source of advertising inventory which can be adapted to meet demand and supply changes in near real time.

Inuvo’s industry is currently in a consolidation phase. Inuvo’s business strategy aligns with this trend as it is by design an end-to-end complete approach to the value chain. Inuvo evaluates acquisition candidates as opportunities arise that have either advertisers or advertising relationships Inuvo does not possess or publishers or publishing partners with whom Inuvo does not currently have a relationship.

Inuvo’s device strategy is to become screen agnostic. Inuvo will continue to develop technologies that allow it to distribute ads across any medium.

Sales and Marketing

Inuvo drives general awareness of its brands through various marketing channels including its websites, social media, blogs, public relations, trade shows, conferences and similar means. Sales and marketing for its products differs based on whether they are demand or supply facing.

The demand side of Inuvo’s business includes sales executives who create demand from agencies, trading desks and brands directly. Leveraging Inuvo’s IntentKey technology to highlight its differentiation, Inuvo’s sales executives explain how Inuvo identifies the most relevant content and audiences, allowing Inuvo to target these consumers when they are most prone to engage / respond / subscribe / tune-in and watch. Inuvo’s product organization fulfills the business development initiatives that cement profitable relationships with programmatic demand partners, who are incorporated into Inuvo’s stack to drive monetization for its publishing partners.

The supply side of Inuvo’s business includes sales executives who sell to publishers directly. Creating differentiation, they explain Inuvo’s unique ability to create incremental revenue streams for publishers through Inuvo’s custom placements and unique approach to maximizing yield while preserving user experience.

Both demand and supply relationships require account management/campaign management, plus operations teams, who ensure that publisher implementations are successful, advertising campaigns deliver anticipated results and clients’ expectations are exceeded.

Competition

Inuvo faces significant competition in its industry. Competitors continue to increase their suite of offerings across marketing channels to better compete for total advertising dollars.

A significant number of competitors have greater name recognition and are better capitalized than Inuvo. Inuvo’s ability to remain competitive in its market segment depends upon Inuvo’s ability to be innovative and to efficiently provide unique solutions to its demand and supply customers. There are no assurances Inuvo will be able to remain competitive in its markets in the future.

Technology Platforms

Inuvo’s proprietary applications are constructed from established, readily available technologies. Some of the basic elements Inuvo’s products are built on are components from leading software and hardware providers such as Oracle, Microsoft, Sun, Dell, EMC, and Cisco, while some components are constructed from leading open source software projects such as Apache Web Server, MySQL, Java, Perl, Java and Linux. By seeking to strike the proper balance between using commercially available software and open source software, Inuvo’s technology expenditures are directed toward maintaining its technology platforms while minimizing third-party technology supplier costs.

Inuvo strives to build high-performance, availability and reliability into its product offerings. Inuvo safeguards against the potential for service interruptions at its third-party technology vendors by engineering controls into its critical components. Inuvo delivers its hosted solutions from facilities, geographically disbursed throughout the United States and maintains ready, on-demand services through third-party cloud providers Microsoft Azure and Amazon Web Services to enhance Inuvo’s business continuity. Inuvo’s applications are monitored 24 hours a day, 365 days a year by specialized monitoring systems that aggregate alarms to a human-staffed network operations center. If a problem occurs, appropriate engineers are notified, and corrective action is taken.

Intellectual Property Rights

Inuvo owns intellectual property, or IP, and related IP rights that relate to its products, services and assets. Inuvo’s IP portfolio includes patents, trade secrets and trademarks. Inuvo actively seeks to protect its IP rights and to deter unauthorized use of its IP and other assets.  While Inuvo’s IP rights are important to its success, its business as a whole is not significantly dependent on any single patent, trademark, or other IP right.

Inuvo’s trademarks include the U.S. Federal Registration for its consumer facing brand ALOT® in the United States.  Inuvo’s patents include fifteen patents issued by the United States Patent and Trademark Office and eight pending patent applications.

To distinguish Inuvo’s products and services from its competitors’ products, Inuvo has obtained trademarks and trade names for its products. Inuvo also protects details about its processes, products, and strategies as trade secrets, keeping confidential the information that Inuvo believes provides it with a competitive advantage.

Employees

As of February 28, 2019, Inuvo had 60 full-time and part-time employees, none of which are covered by a collective bargaining agreement.

Seasonality

Inuvo’s future results of operations may be subject to fluctuation because of seasonality. Historically, in the later part of the fourth quarter and the earlier part of the first quarter Inuvo experiences lower revenue due to a decline in demand for inventory on websites and apps and the recalibrating of advertiser’s marketing budgets after the holiday selling season. If Inuvo is not able to appropriately adjust to seasonal or other factors, it could have a material adverse effect on Inuvo’s financial results.

History

Inuvo was incorporated under the laws of the state of Nevada in October 1987 and operated within the oil and gas industry. This endeavor was not profitable, and from 1993 to 1997 Inuvo had essentially no operations. In 1997, Inuvo reorganized and through 2006 Inuvo acquired a number of companies involved in advertising and internet marketing. In 2009, following the weakness in the economy, a new team was called in to assess the array of businesses that had been acquired in the preceding years and as a result between 2009 and 2011, Inuvo sold or retired eleven businesses.

In March 2012, as part of a long-term strategy, Inuvo acquired Vertro, Inc. (“Vertro”), which owns and operates the ALOT product portfolio. This acquisition included the ALOT brand, as well as a long-standing relationship with Google. In 2013, with a grant funded by the State of Arkansas, Inuvo moved the headquarters to Arkansas where it has remained.

In February 2017, Inuvo entered into an Asset Purchase Agreement with NetSeer, Inc. (“NetSeer”) which allowed Inuvo to advance its technology strategy while increasing both the number of advertisers and publishers within the Inuvo Exchange. Inuvo exchanged 3,529,000 shares of Inuvo common stock and assumed approximately $6.8 million of specified liabilities in this business combination.

Legal Proceedings

On December 19, 2018 and December 20, 2018, respectively, Peter D’Arcy and Morris Akerman, both of whom claim to be stockholders of Inuvo, filed separate putative class action lawsuits, captioned D’Arcy v. Inuvo, Inc. et al., No. 1:18-cv-02023-UNA, in the United States District Court for the District of Delaware; and Akerman v. Inuvo, Inc. et al., No. 2:18-cv-02407, in the United States District Court for the District of Nevada. The two lawsuits each named Inuvo and the members of Inuvo’s board of directors as defendants. The D’Arcy action also names ConversionPoint and various entities created to effect the merger as defendants. The complaints filed in the lawsuits assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in a joint consent solicitation statement/prospectus.

On December 21, 2018, Domenic Spagnolo, another purported stockholder of Inuvo, filed a substantially similar lawsuit, captioned Spagnolo v. Inuvo, Inc. et al., No. 1:18-cv-12099, in the United States District Court for the Southern District of New York. This lawsuit also challenges the adequacy of disclosure under the same sections of the Exchange Act against Inuvo and its directors.

Each of the foregoing lawsuits seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.  Inuvo and ConversionPoint believe the claims asserted in the lawsuits are without merit.  We believe the allegations in the lawsuits have been mooted by the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019.  Inuvo intends to vigorously contest any continued litigation, and any fee petitions brought by Plaintiffs’ counsels. On February 4, 2019, Inuvo filed a motion to dismiss, or in the alternative stay, the Akerman and Spagnolo actions pending the resolution of the first-filed D’Arcy case.  Then, on March 4, 2019, Inuvo filed a second motion to dismiss the Spagnolo action based on a failure to state a claim under the law. In the Spagnolo action, the court issued an order giving Plaintiff Spagnolo an opportunity to amend his complaint in response to the second motion to dismiss, or alternatively, serve his opposition to the motion to dismiss by March 25, 2019.  Additionally, Plaintiff Spagnolo filed a preliminary injunction, seeking to enjoin a shareholder vote on the merger.  Per court order, Inuvo responded to the preliminary injunction on March 1, 2019.  Plaintiff Spagnolo replied on March 8, 2019.  Following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Spagnolo withdrew his motion for preliminary injunction.  The next day, the court dismissed the Spagnolo action as moot, and set a deadline of April 11, 2019 for Plaintiff Spagnolo to make an application for attorney’s fees and expenses.  On March 25, 2019, Plaintiff Spagnolo filed a motion for an award of attorney’s fees and expenses.  Inuvo’s opposition is due Monday April 8, 2019.

In the Akerman action, following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Akerman filed a stipulation of dismissal, dismissing the entire action, except with respect to a fee and expense request.  No deadline has been set for Plaintiff Akerman to file a fee and expense request.

On January 4, 2019 and January 8, 2019, respectively, two more purported stockholders of Inuvo, Adam Franchi and Les Thomas, commenced substantially similar putative class action lawsuits, captioned Franchi v. Inuvo, Inc. et al., No. A-19-787021-C and Thomas v. Inuvo, Inc. et al., No. T19-57, in the District Court of the State of Nevada in the County of Clark. These complaints also name Inuvo and the members of Inuvo’s board of directors as defendants. The Franchi action also names ConversionPoint and various entities created to effect the merger as defendants. Both complaints assert breach of fiduciary duties claims arising from the adequacy of the disclosures relating to the merger transactions made in a joint consent solicitation statement/prospectus, and both complaints seek an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.

Inuvo and ConversionPoint believe the claims asserted in the Franchi and Thomas lawsuits are similarly without merit. We believe the allegations in the lawsuits have been mooted by the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019. ConversionPoint and Inuvo intend to vigorously contest any continued litigation, and any fee petitions brought by Plaintiffs’ counsel. On January 25, 2018, the Thomas plaintiff filed a preliminary injunction seeking to enjoin the merger.  A hearing on the preliminary injunction was held on March 18, 2019. The Franchi and Thomas complaints seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and an award of attorneys’ fees.  Inuvo and ConversionPoint believe the claims asserted in the lawsuits are without merit.  On February 5 and 14, 2019, Inuvo filed motions to dismiss, or in the alternative to stay, the Franchi and Thomas actions, respectively, pending the resolution of the first-filed D’Arcy action. A hearing on the Franchi motion is yet to be scheduled. Following the filing of New Parent’s amended S-4 Registration Statement on March 15, 2019, Plaintiff Thomas filed a stipulation of dismissal, dismissing the action, but requesting the court maintain jurisdiction to determine Plaintiff’s mootness fee claim.  Plaintiff Thomas’s mootness fee claim is due April 12, 2019.  Inuvo must respond by May 3, 2019.  Plaintiff Thomas’s reply is due May 17, 2019.

More Information

Inuvo’s web site address is www.inuvo.com. Inuvo files with, or furnishes to, the Securities and Exchange Commission (the “SEC”) annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports, as well as various other information. This information can be found on the SEC website at www.sec.gov. In addition, Inuvo makes available free of charge through the Investor Relations page of its web site, its annual reports, quarterly reports, and current reports, and all amendments to any of those reports, as soon as reasonably practicable after providing such reports to the SEC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

Inuvo is a technology company that provides data-driven platforms that can automatically identify and message online audiences for any product or service across devices, channels and formats, including video, mobile, connected TV, display, social and native. These capabilities allow Inuvo’s clients to engage with their customers and prospects in a manner that drives engagement from the first contact with the consumer. Inuvo facilitates over a billion marketing messages to consumers every single month and counts among its clients numerous world-renowned names in industries that have included retail, automotive, insurance, health care, technology, telecommunications and finance. Inuvo counts among its many contractual relationships, three clients who collectively manage over 50% of all U.S. digital media budgets.

Inuvo’s solution incorporates a proprietary form of artificial intelligence (AI) branded the IntentKey. This sophisticated machine learning technology uses interactions with Internet content as a source of information from which to predict consumer intent. The AI includes a continually updated database of over 500 million machine profiles which Inuvo utilizes to deliver highly aligned online audiences to its clients. Inuvo earns revenue when consumers view or click on its client’s messages. Inuvo’s business scales through account management activity with existing clients and adding new clients with sales activity.

Inuvo counts among its many contractual relationships, three clients who collectively manage over 50% of all U.S. digital media budgets. As part of Inuvo’s technology strategy, it also owns a collection of websites such as alot.com and earnspendlive.com, where it creates content in health, finance, travel, careers, auto, education and living categories. These sites provide the means to test Inuvo’s technologies, while also delivering high quality consumers to clients through the interaction with proprietary content in the form of images, videos, slideshows and articles.

There are many barriers to entry to Inuvo’s business that would require proficiency in large scale data center management, software development, data products, analytics, artificial intelligence, integration to the internet of things (IOT), the relationships required to execute within the IOT and the ability to process tens of billions of transactions daily. Inuvo’s intellectual property is protected by 15 issued and 8 pending patents.

2018 Overview

In 2018, Inuvo executed on the three goals management had set for the company when management made the decision to purchase NetSeer in the prior year: 1) to bring artificial intelligence to digital marketing; 2) to re-imagine how consumer information is collected and used for marketing purposes; and 3) to expand Inuvo’s marketing technology footprint beyond search advertising. As is the case with most acquisitions, there were components of the NetSeer business that were aligned with these strategies and some that were not.

Inuvo had gained sufficient experience with the NetSeer assets to begin re-engineering the business so as to align with these strategic goals. Inuvo’s first decision was to focus all of its attention on the most differentiated component of the asset which was the artificial intelligence technology being used to manufacture this incredibly rich source of consumer prospecting information, which we sometimes refer to as the data in this section. This decision had implications that included: a) discontinuing certain non-strategic technologies including a proprietary marketing platform; b) finding a suitable substitute(s) marketing platform for the execution of the data; and c) raising capital to fund the strategy and working capital needs throughout the re-engineering period which Inuvo estimated would take the entire fiscal 2018 year.

There was a trade-off associated with the decision to discontinue the non-strategic technologies which involved the short-term loss of revenue and margin in anticipation of future growth and margins starting in 2019. Inuvo estimated that the revenue loss associated with this decision was $7.2 million in 2018. The attrition of revenue occurred faster than Inuvo had expected and as a result, Inuvo accelerated the elimination of expenses and resources associated with the discontinued technologies including the elimination of approximately 20 full time employees. Inuvo raised approximately $2.1 million (net) in May of 2018 to ensure continuity of the strategy.

In January of 2019, Inuvo completed the re-engineering with the announcement of the integration of the IntentKey into the world’s largest independent marketplace for digital advertising, AppNexus which was the solution to the problem identified in b) above. This means the data is now executable on one of the world’s best advertising platforms used by thousands of potential Inuvo clients. Early results from new and existing clients suggest both better results and a materially improved competitive positioning as evidenced by a strong pipeline of RFP’s. Inuvo is convinced that the technology it has and the integration it has engineered is a game changing paradigm shift for an industry burdened by a plethora of consumer data privacy and technology complications which it has now re-imagined with the IntentKey data platform and doing so faster, better and cheaper.

Heading into 2019, Inuvo is effectively a business with two data management platforms, the IntentKey and ValidClick. In both cases, Inuvo leverages these platforms to consummate a transaction between consumer and advertiser. This means Inuvo now can serve clients across numerous marketing channels with enviable enabling relationships like AppNexus, Google, Yahoo! and Microsoft Online. While the ValidClick business was effectively flat year-over-year, this was more the consequence of limited resources and their allocation towards strategy than it was opportunity. Now that Inuvo is past the investment stage with the IntentKey, Inuvo expects the ValidClick business to continue to grow in what remains the largest single marketing spend category.

The foundation, which was laid in 2018, was the catalyst for the announcement of the execution of the merger agreement with ConversionPoint in November of 2018. The combination of Inuvo’s front end marketing technologies with ConversionPoint’s back-end eCommerce engagement technologies represent the next wave of digital technology consolidation and Inuvo will be among the first to execute on this opportunity. This new positioning within eCommerce technology combined with a stronger product value proposition and more capital with greater operating scale forms the foundation of Inuvo’s excitement for the consummation of the mergers.

Comparison of the Year Ended December 31, 2018 and 2017

	For the Years Ended December 31,
	2018	2017	Change	% Change
Net Revenue	$73,330,642	$79,554,493	$(6,223,851)	(7.8)%
Cost of Revenue	29,921,482	36,669,543	(6,748,061)	(18.4)%
Gross Profit	$43,409,160	$42,884,950	524,210	1.2%
Marketing Cost (TAC)	$31,852,190	$28,578,401	3,273,789	11.5%
Gross Profit adjusted for Marketing Cost (TAC)	$11,556,970	$14,306,549	(2,749,579)	(19.2)%

Net Revenue

Net revenue for the year ended December 31, 2018 was $73.3 million compared to $79.6 million for the year ended December 31, 2017. The decline in net revenue was primarily due to the strategic decision to discontinue non-strategic technologies including a proprietary marketing platform. Inuvo estimates that the revenue loss associated with this decision was approximately $7.2 million in 2018. In addition, Inuvo experienced lower monetization for its inventory from its largest demand partner. Inuvo has not seen an appreciable change in monetization for its inventory and Inuvo does not know whether monetization will return to former levels.

Cost of Revenue

Cost of revenue is primarily generated by payments to website publishers and app developers that host advertisements Inuvo serves and payments to ad exchanges that provide access to supply inventory where Inuvo serves advertisements. The decrease in the cost of revenue in 2018 compared to 2017 is due primarily to lower revenue and to the loss of revenue associated with the discontinuation of non-strategic revenue including a proprietary marketing platform discussed in the Net Revenue section.

Operating Expenses

	For the Year Ended December 31,
	2018	2017	Change	% Change
Marketing costs (TAC)	$31,852,190	$28,578,401	$3,273,789	11.5%
Compensation	8,524,476	10,200,117	(1,675,641)	(16.4)%
Selling, general and administrative	8,502,874	8,342,906	159,968	1.9%
Operating expenses	$48,879,540	$47,121,424	$1,758,116	3.7%

Operating expenses increased by $1.8 million or 3.7% in the twelve months ended December 31, 2018 as compared to the same period ended December 31, 2017.

Marketing costs include those expenses required to attract an audience to Inuvo-owned web properties. Marketing costs increased by 11.5% in the twelve month period ended December 31, 2018 as compared to the same period ended December 31, 2017. The increase in marketing costs was partially due to adjusting traffic acquisition campaigns as a result of lower monetization experienced in the second half of the year.

Compensation expense decreased 16.4% in the twelve months ended December 31, 2018 due primarily to lower headcount. Inuvo’s total employment, both full-time and part-time, was 66 at December 31, 2018 compared to 89 at the same time last year.

Selling, general and administrative costs were $8.5 million, an increase of 1.9% over 2017. Among the higher 2018 expenses compared to 2017 were professional fees, IT costs and depreciation and amortization expense, offset by lower corporate expenses, travel and entertainment expenses and facility and marketing expenses.

Interest Expense, net

Interest expense, net, which represents interest expense on the bank credit facility, capital lease obligations and notes payable, was higher in 2018 compared to the same period in 2017 primarily due to higher interest rates on the credit line this year compared to last year.

Income tax benefit

In 2017, Inuvo recognized an income tax benefit of $1,498,076. due to the passing of the Tax Cuts and Jobs Act in December 2017. The new law reduced corporate income tax rates from 35% to 21%. As a result, the deferred tax assets and liabilities recorded in the consolidated balance sheet were revalued at the new tax rates. Both the deferred tax assets and the deferred tax liabilities were reduced. The decrease in the deferred tax liability resulted in the one-time tax benefit.

Income (loss) from Discontinued Operations

Certain of Inuvo’s subsidiaries previously operated in the European Union (“EU”). Though operations ceased in 2009, statutory requirements made it necessary to have a continued presence in the EU for varying terms until November 2015. Profits and losses generated from the remaining assets and liabilities are accounted for as discontinued operations.

In the third quarter of 2016, Inuvo’s petition with the UK (United Kingdom) Companies House to strike off and dissolve the remaining subsidiary in the EU was approved. As of December 31, 2017, Inuvo recorded a net income of $1,109 due primarily to the adjustment of certain accrued liabilities. No further charges or adjustments are expected.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition and accounts receivable allowances. Inuvo also has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding Inuvo’s results, which are described in Note 2 to Inuvo’s audited consolidated financial statements for 2018 and 2017 appearing elsewhere in this joint proxy statement/prospectus. The estimates and assumptions that management makes affect the reported amounts of assets, liabilities, net revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used are based upon management’s regular evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Inuvo regularly evaluates estimates and assumptions related to allowances for sale chargebacks, allowances for doubtful accounts, goodwill and purchased intangible asset valuations, lives of intangible assets, deferred income tax asset valuation allowances, contingent liabilities, including the Arkansas grant contingency, and stock compensation. Though actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, in the past such differences have been immaterial. Because Inuvo’s procedures require review of estimates and assumptions throughout the fiscal year, and differences between the estimates and assumptions and the actual results have been minor and immaterial, Inuvo has no reason not to believe the accuracy of its estimates and assumptions will continue into future quarters.

Liquidity and Capital Resources

On October 11, 2018, Inuvo entered into the Amended and Restated Business Financing Agreement with Western Alliance Bank. The Amended and Restated Financing Agreement, which is secured by all of Inuvo’s assets, amended and superseded in its entirety the Business Financing Agreement, as amended, that Inuvo entered into on March 1, 2012 with Bridge Bank, N.A. which is now owned by Western Alliance Bank. The Amended and Restated Financing Agreement does not have a term and either party may terminate upon notice to the other party. As a result of the amended terms of Inuvo’s lending relationship with Western Alliance Bank, Inuvo has additional access to credit.

During the third quarter of 2017, Inuvo filed an S-3 registration statement with the SEC to replace an existing, expiring S-3 “shelf” registration statement, which permits Inuvo to offer and sell up to $15 million of its securities from time to time in one or more offerings. In May 2018, Inuvo took down from this shelf registration statement approximately $2.3 million in an underwritten public offering. The underwritten public offering was 2,860,000 shares of Inuvo common stock at a public offering price of $.70 per share and an additional 429,000 shares to cover over-allotments in connection with the offering. The net proceeds after deducting the underwriting discounts and commissions and estimated offering expenses payable was approximately $2.0 million.

For the year ended December 31, 2018, Inuvo’s revenues declined 7.8% from the prior year. The lower revenue in 2018 is principally responsible for Inuvo’s $5.9 million net loss in 2018. Of the $5.9 million loss, approximately $4.1 million was depreciation, amortization and stock-based compensation expense. Further, Inuvo had roughly $500,000 of merger-related costs and an additional $175,000 in other non-cash accruals. Since Inuvo’s credit facility is dependent upon receivables, and Inuvo does not know when, if ever, that its revenues will return to historic levels or if Inuvo will be able to replace those lost revenues with revenues from other sources, the combination of lower credit availability and recent negative cash flows generated from operating activities introduces potential risk of losing operations without interruption. As described earlier in this joint proxy statement/prospectus, on November 2, 2018, Inuvo entered into the merger agreement. At the closing of the mergers, which is subject to a number of conditions precedent, Inuvo will become a wholly-owned subsidiary of ConversionPoint. In addition, on November 1, 2018, Inuvo borrowed $1 million from an affiliate of ConversionPoint, CPT Investments, LLC, which Inuvo is using for working capital, and on November 2, 2018, four directors of Inuvo lent Inuvo $62,500 each, for an aggregate of $250,000, to cover certain costs associated with the pending mergers. In March 2019, Inuvo sold an aggregate of $1,440,000 Original Issue Discount Unsecured Subordinated Convertible Notes due September 1, 2020 in a private placement and received $1,200,000 in proceeds which Inuvo is using for working capital. Subject to the terms of the merger agreement and the credit facility with the additional borrowing, together with this additional capital raise, Inuvo believes that it will have sufficient cash and credit to operate until the mergers close. There are no assurances Inuvo will be successful in its efforts to generate revenues, report profitable operations or close the mergers in which case, Inuvo would need to find additional sources of credit and make substantial reductions to operating expense.

Cash Flows - Operating

Net cash used in operating activities was $2,100,167 during 2018. Inuvo reported a net loss of $5,890,832, which included non-cash expenses; depreciation and amortization of $3,181,619 and stock-based compensation of $915,469. The change in operating assets and liabilities was a net use of cash of $334,674 primarily due to a decrease in the accounts payable balance by $4,114,512, partially offset by a decrease in the accounts receivable balance by $4,058,591. Inuvo’s terms are such that Inuvo generally collects receivables prior to paying trade payables. Media sales, which are part of the NetSeer business acquired in 2017, typically have slower payment terms than the terms of related payables.

During 2017, cash used in operating activities was $1,148,281. Inuvo reported a net loss of $3,057,700, which included a deferred income tax benefit of $1,406,600 due to the change in tax legislation. Additional non-cash expenses included the non-cash expenses of depreciation and amortization of $3,029,801 and stock-based compensation expenses of $1,279,807. The change in operating assets and liabilities was a net use of cash of $1,396,224.

Cash Flows - Investing

Net cash used in investing activities was $1,634,919 and $1,322,930 for 2018 and 2017, respectively. Cash used in investing activities in both years has primarily consisted of capitalized internal development costs.

Cash Flows - Financing

Net cash used in financing activities was $120,644 during 2018 net of repayments on Inuvo’s revolving line of credit and capital leases. In addition, in May 2018, Inuvo sold approximately $2.3 million of common shares in the underwritten public offering. The net proceeds after deducting the underwriting discounts and commissions and estimated offering expenses payable was approximately $2.0 million. On November 1, 2018, Inuvo borrowed $1 million from an affiliate of ConversionPoint, CPT Investments, LLC, which Inuvo is using for working capital, and on November 2, 2018, four directors of Inuvo lent Inuvo $62,500 each, for an aggregate of $250,000, to cover certain costs associated with the pending mergers.

During 2017, net cash used in financing activities was $2,609,093 which largely consisted of proceeds from the revolving credit facility used to pay off the debt acquired in the NetSeer asset acquisition.

Off Balance Sheet Arrangements

As of December 31, 2018, Inuvo does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Inuvo’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Inuvo is a party, under which Inuvo has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Market Prices of and Dividends on Inuvo Common Stock

Inuvo’s common stock is listed on the NYSE American under the symbol “INUV.”  The following table sets forth the reported high and low prices for Inuvo’s common stock for the following periods.

	High	Low

Year Ending December 31, 2019
First Quarter (as of March 13, 2019)	$1.40	$1.05
Year Ended December 31, 2018:
First Quarter	$1.05	$0.78
Second Quarter	$1.03	$0.68
Third Quarter	$0.78	$0.57
Fourth Quarter	$1.55	$0.36
Year Ended December 31, 2017:
First Quarter	$1.74	$1.21
Second Quarter	$1.39	$0.96
Third Quarter	$1.24	$0.88
Fourth Quarter	$1.12	$0.70

As of February 28, 2019, there were approximately 407 stockholders of record of Inuvo’s common stock.

Dividends

Inuvo has not declared or paid cash dividends on its common stock since its inception. Under Nevada law, Inuvo is prohibited from paying dividends if the distribution would result in Inuvo not being able to pay its debts as they become due in the normal course of business if its total assets would be less than the sum of Inuvo’s total liabilities plus the amount that would be needed to pay the dividends, or if Inuvo were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Inuvo’s board of directors has complete discretion on whether to pay dividends subject to compliance with applicable Nevada law. Even if Inuvo’s board of directors decides to pay dividends, the form, the frequency, and the amount will depend upon Inuvo’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. While Inuvo’s board of directors will make any future decisions regarding dividends, as circumstances surrounding Inuvo change, it currently does not anticipate that Inuvo will pay any cash dividends in the foreseeable future.

Management

Executive Officers

Name	Positions
Richard K. Howe	Chairman of the Board
Wallace D. Ruiz	Chief Financial Officer, Secretary
John B. Pisaris, Esq.	General Counsel
Don Walker “Trey” Barrett III	Chief Operating Officer

Executive officers of Inuvo are appointed by the board of directors and serve at the pleasure of the board.

Richard K. Howe. For information regarding Mr. Howe, please see “Inuvo Board” which appears below.

Wallace D. Ruiz. Mr. Ruiz, 67, has served as Inuvo’s Chief Financial Officer since June 2010. From 2005 until April 2009, Mr. Ruiz was Chief Financial Officer and Treasurer of SRI Surgical Express, Inc. (Nasdaq: STRC), a Tampa, Florida provider of outsourced sterilization and supply chain management services to healthcare providers. From 1995 until 2004 he was Chief Financial Officer of Novadigm, Inc. (Nasdaq: NVDM), a developer and worldwide marketer of enterprise infrastructure software that was acquired by Hewlett-Packard Company in 2004. Since March 2018 he has been a member of the board of directors of Truli Technologies, Inc. (OTCPink: TRLI). Mr. Ruiz received a B.S. in Computer Science from St. John’s University and a M.B.A. in Accounting and Finance from Columbia University. Mr. Ruiz is a Certified Public Accountant.

John B. Pisaris. Mr. Pisaris, 53, has served as Inuvo’s General Counsel since March 2012 following Inuvo’s acquisition of Vertro. He served as general counsel of Vertro from October 2004 until March 2012. From February 2004 to September 2004, Mr. Pisaris served as vice president of legal of Vertro, and prior to that was a partner at Porter Wright Morris & Arthur, LLP, a law firm, from January 2002 to January 2004.

Don Walker “Trey” Barrett, III. Mr. Barrett, 54, joined Inuvo in February 2010 as Senior Vice President of Corporate Strategy and Business Development, and was promoted to Chief Operating Officer in February 2013. Prior to joining Inuvo, Mr. Barnett served as Acxiom Corporation’s Director of Interactive Media Products overseeing the innovation and development of the Relevance-X product line. With over 25 years of data-driven direct marketing experience, he has been involved in several successful business start-ups in the direct and interactive marketing industries. Mr. Barnett earned a bachelor’s degrees in Marketing and Economics from the University of Arkansas at Fayetteville.

Inuvo Board

Name	Age	Positions	Director Since
Richard K. Howe	56	Executive Chairman of the Board and	2008
		Chief Executive Officer; Class I Director
Gordon J. Cameron	54	Class I Director	2016
G. Kent Burnett	74	Class II Director	2016
Charles D. Morgan	76	Class III Director	2009
Patrick Terrell	64	Class III Director	2013

Director Qualification

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Compensation Committee to recommend to the board, and for the board to conclude that the individual should be serving as a director of Inuvo.

Richard K. Howe. Mr. Howe has been a member of Inuvo’s board of directors since November 2008, and has served as Executive Chairman of the board since March 2012 and as Inuvo’s Chief Executive Officer since December 2012. Previously, he served as Inuvo’s President and Chief Executive Officer from November 2008 until March 2012. Prior to joining Inuvo, Mr. Howe served as Chief Marketing, Strategy and M&A Officer at the billion dollar multi-channel marketing services leader Acxiom Corporation (NasdaqGS: ACXM) where, since 2004, he led the company’s transition to online marketing services, the expansion into China and the development of the big data consulting services group. From 2001 to 2004, he served as general manager of Global Marketing Services (GMS) at Fair Isaac & Company (NYSE: FICO), a leading provider of analytics products and services where he drove the company’s online initiatives. Between 1999 and 2001, Mr. Howe started, grew and sold private Internet search innovator, ieWild Inc. Mr. Howe has over his career led the acquisition, merger or divestiture of a dozen companies on three continents worth many hundreds of millions of dollars to shareholders. Mr. Howe earned a bachelor’s degree with distinction in engineering from Concordia University, Canada, and he earned his master’s degree in engineering from McGill University, Canada.

Gordon J. Cameron. Mr. Cameron has been a member of Inuvo’s board of directors since November 2016. He is a business transformation executive with three decades of success in growing businesses while managing risk. Mr. Cameron is currently an Executive Vice President in Retail Lending at PNC Financial Services, one of the largest diversified financial services institutions in the United States, where he serves as a credit risk executive, a position he has held since 2008. Prior to PNC Financial Services, Mr. Cameron was the Chief Credit Officer, Retail and Small Business Lending, at Canadian Imperial Bank of Commerce from 2005 to 2008. Mr. Cameron was the Chief Scientist Transaction Analytics, Global Account Management Solutions at Fair Isaac Corporation FICO from 2001 to 2005. Prior to his tenure with Fair Isaac Corporation, Mr. Cameron held executive positions at IeWild Inc., HNC Software Inc., Advanta National Bank/Fleet, The Campbell Group LTD and Fidelity Bank N.A. Mr. Cameron received a MBA from Widener University School of Management and a B.S. in Finance from Pennsylvania State University.

G. Kent Burnett. Mr. Burnett has been a member of Inuvo’s board of directors since November 2016. He is a retired technology and e-commerce executive. Mr. Burnett joined Dillard’s, Inc., one of the nation’s largest fashion retailers, in 1979. Mr. Burnett held various executive level technology positions at Dillard’s, including Chief Information Officer, Western Division Chairman and from 2009 to 2016 was Vice President of Technology and e-commerce. Prior to joining Dillard’s Mr. Burnett held various marketing, technology and engineering positions with IBM. Since 2012 he has been a member of the Board of Directors of First Orion Corp., a phone call protection and data provider, and from February 2012 to April 2013 he served as a member of the Board of Directors of Acumen Brands, an e-commerce retailer. Mr. Burnett received his undergraduate degree from the University of Arkansas.

Charles D. Morgan. Mr. Morgan has been a member of Inuvo’s board of directors since June 2009. Since 2008, he has been the Chief Executive Officer of First Orion Corp., a private company that developed and markets PrivacyStar, an application that helps protect the mobile phone users’ privacy. He also serves as a member and is the past Chairman of the Board of Trustees of Hendrix College. Mr. Morgan has extensive experience managing and investing in both private and public companies including Acxiom Corporation (NasdaqGS: ACXM), an information services company he helped grow from an early stage company to $1.4 billion in revenues during his tenure as Chief Executive Officer from 1975 to 2008. Mr. Morgan has served on the board and in various leadership roles with the Direct Marketing Association (DMA) throughout his career, serving in 2001 as chairman of the DMA board. Mr. Morgan was employed by IBM as a systems engineer for six years prior to joining Acxiom, and he holds a mechanical engineering degree from the University of Arkansas.

Patrick Terrell. Mr. Terrell has been a member of Inuvo’s board of directors since January 2013. Since 2002 and 2004, respectively, Mr. Terrell has been the managing member of both PatRick Investments, LLC and Terrell Group Management, private equity and real estate investment companies. He also serves on the board of directors of Routeware Inc. Mr. Terrell served as founder and CEO of Leading Technology, a $300 million per year manufacturer of personal computers. Additionally, he founded Byte Shops Northwest, which serviced personal computers, and grew to $50 million in annual revenues. Mr. Terrell attended Oregon State University.

There are no family relationships between any of the directors.

In addition to the each of the individual skills and background described above, the Nominating, Corporate Governance and Compensation Committee and Inuvo’s board also concluded that each of these individuals will continue to provide knowledgeable advice to Inuvo’s other directors and to senior management on numerous issues facing Inuvo and on the development and execution of its strategy.

Corporate Governance

Inuvo is committed to maintaining the highest standards of honest and ethical conduct in running its business efficiently, serving its stockholders interests and maintaining its integrity in the marketplace. To further this commitment, Inuvo has adopted its Code of Conduct and Business Code of Ethics, which applies to all its directors, officers and employees. To assist in its governance, Inuvo’s board has formed two standing committees composed entirely of independent directors, Audit and Nominating, Corporate Governance and Compensation. A discussion of each committee’s function is set forth below. Additionally, Inuvo has adopted and published to all employees, its Whistleblower Notice establishing procedures by which any employee may bring to the attention of Inuvo’s Audit Committee any disclosure regarding accounting, internal control or other auditing issues affecting Inuvo or any improper activities of any officer or employee. Disclosure may be made anonymously.

Inuvo’s bylaws, the charters of each board committee, the independent status of a majority of its board of directors, its Code of Conduct and Business Code of Ethics and its Whistleblower Notice provide the framework for Inuvo’s corporate governance. Copies of Inuvo’s bylaws, committee charters, Code of Conduct and Business Code of Ethics and Whistleblower Notice may be found on Inuvo’s website at www.inuvo.com. Copies of these materials also are available without charge upon written request to Inuvo’s corporate secretary.

Board of Directors

The board of directors oversees Inuvo’s business affairs and monitors the performance of management. In accordance with Inuvo’s corporate governance principles, the board of directors does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Executive Chairman, Chief Executive Officer and Chief Financial Officer and by reading the reports and other materials that Inuvo sends them and by participating in board of directors and committee meetings. Commencing with Inuvo’s 2008 annual meeting, Inuvo’s directors were divided into three classes and designated Class I, Class II and Class III. Directors may be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. Directors are elected for a full term of three years. Inuvo’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the stockholders.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Richard K. Howe serves as both the Executive Chairman of Inuvo’s board of directors and Inuvo’s Chief Executive Officer. Mr. Charles D. Morgan, an independent director, serves as Inuvo’s Lead Independent Director. Inuvo’s board believes Inuvo’s current structure provides independence and oversight, and facilitates the communication between senior management and the full board of directors regarding risk oversight, which the board believes strengthens its risk oversight activities. Moreover, the structure allows the Executive Chairman and Chief Executive Officer to better focus on his responsibilities of running the company, enhancing stockholder value and expanding and strengthening its business, while allowing the Lead Independent Director to lead the board in its fundamental role of providing independent oversight of management.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Inuvo faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks Inuvo faces, while the Inuvo board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Inuvo board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Inuvo board meets regularly with management, as well as independently, to review Inuvo’s risks. Both Inuvo’s General Counsel and Chief Financial Officer attend many of the board meetings and are available to address any questions or concerns raised by any member of the Inuvo board on risk management and any other matter. The independent members of the Inuvo board work together to provide strong, independent oversight of Inuvo’s management and affairs through the board’s standing committees and, when necessary, special meetings of independent directors. Inuvo’s independent directors may meet at any time in their sole discretion without any other directors or representatives of management present. Each independent director has access to the members of Inuvo’s management team or other employees as well as full access to Inuvo’s books and records. Inuvo has no policy limiting, and exerts no control over, meetings of its independent directors.

Board Committees

The board of directors has standing Audit and Nominating, Corporate Governance and Compensation Committees. Each committee has a written charter. The charters are available on Inuvo’s website at www.inuvo.com. Except as set forth below, all committee members are independent directors. Information concerning the current membership and function of each committee is as follows:

Director	Audit Committee Member		Nominating, Corporate Governance and Compensation Committee Member
Charles D. Morgan			✓
Patrick Terrell	✓		✓
Gordon J. Cameron	✓	(1)
G. Kent Burnett	✓		✓	(1)

(1)	Denotes Chairperson.

Audit Committee. The Audit Committee assists the board in fulfilling its oversight responsibility relating to:

●	the integrity of Inuvo’s financial statements;

●	Inuvo’s compliance with legal and regulatory requirements; and

●	the qualifications and independence of Inuvo’s independent registered public accountants.

The Audit Committee is composed of three directors, all of whom have been determined by the board of directors to be independent as defined by the NYSE American Company Guide. The board has determined that each of Mr. Terrell and Mr. Cameron qualifies as an “audit committee financial expert” as defined by the SEC. During 2018, the Audit Committee held four meetings.

Nominating, Corporate Governance and Compensation Committee. The Nominating, Corporate Governance and Compensation Committee is responsible for:

●	overseeing Inuvo’s compensation programs and practices, including its executive compensation plans and incentive compensation plans;

●	recommending the slate of director nominees for election to Inuvo’s board;

●	identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings;

●	reviewing the composition of board committees; and

●	monitoring compliance with, reviews, and recommends changes to Inuvo’s various corporate governance policies and guidelines.

The Chief Executive Officer provides input to the committee with respect to the individual performance and compensation recommendations for the other executive officers. The committee’s charter authorizes the committee to retain an independent consultant, and from time to time has done so. The committee did not retain a consultant in 2018. The committee also prepares and supervises the board’s annual review of director independence and the board’s annual self-evaluation.

A majority of the persons serving on Inuvo’s board must be independent. Thus, the committee has considered transactions and relationships between each director or any member of his immediate family and Inuvo or its affiliates, including those reported under “Certain Relationships and Related Transactions” below. The committee also reviewed transactions and relationships between directors or their affiliates and members of Inuvo’s senior management or their affiliates. As a result of this review, the committee affirmatively determined that each of Messrs. Morgan, Terrell, Cameron and Burnett are independent as defined by the NYSE American Company Guide.

The committee considers all qualified candidates for Inuvo’s board identified by members of the committee, by other members of the Inuvo board, by senior management and by Inuvo’s stockholders. The committee reviews each candidate including each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in management, finance, regulatory matters and corporate governance. Further, when identifying nominees to serve as director, while Inuvo does not have a policy regarding the consideration of diversity in selecting directors, the committee seeks to create a board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In addition, prior to nominating an existing director for re-election to the Inuvo board, the committee will consider and review an existing director’s board and committee attendance and performance, length of board service, experience, skills and contributions that the existing director brings to the board, equity ownership in Inuvo and independence.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Inuvo board and members of senior management. Based on its assessment of each candidate, the committee recommends candidates to the Inuvo board. However, there is no assurance that there will be any vacancy on the Inuvo board at the time of any submission or that the committee will recommend any candidate for the Inuvo board.

During 2018 the Nominating, Corporate Governance and Compensation Committee was composed of three directors, all of whom have been determined by the Inuvo board to be independent as defined by the NYSE American Company Guide. Mr. Burnett serves as Chairman of the Nominating, Corporate Governance and Compensation Committee. During 2018, the Nominating, Corporate Governance and Compensation Committee held one meeting and took action by unanimous written consent three times.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”)

Dodd-Frank requires public companies to provide stockholders with an advisory vote on compensation of the most highly compensated executives, which are sometimes referred to as “say on pay” as well as an advisory vote on how often the company will present say on pay votes to its stockholders. At Inuvo’s 2017 annual meeting of stockholders held on June 19, 2017, Inuvo’s stockholders approved a non-binding proposal that the frequency of an advisory vote on Inuvo’s executive compensation would be held every three years together with a non-binding resolution approving Inuvo’s executive compensation as described in that proxy statement.

The Securities and Exchange Commission has also approved NYSE listing standards relating to compensation committees of listed companies, including companies on the NYSE American. The listing requirements were added pursuant to Dodd-Frank and address:

●	enhanced independence requirement for compensation committee members,

●	compensation committee authority relating to compensation consultants, counsel and other advisers, and

●	the responsibility of the compensation committee to consider potential conflicts of interests when choosing consultants, counsel and other advisers.

Listed companies had until the earlier of the first annual meeting after January 15, 2014, or October 31, 2014 to comply with the new compensation committee independence and were required to comply with other new standards, including those relating to the authority of the compensation committee, beginning on July 1, 2013. A smaller reporting company such as Inuvo is not subject to the requirements of these recent compensation committee rules, except that a smaller reporting company must have, and certify that it has and will continue to have, a compensation committee of at least two members, each of whom must be an independent director as defined under the current NYSE American independence rules. Inuvo’s Nominating, Corporate Governance and Compensation Committee meets this requirement.

 Executive Compensation

 Compensation Philosophy

The fundamental objectives of Inuvo’s executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to Inuvo’s long-term business success, and align the interests of Inuvo’s executive officers and stockholders by rewarding Inuvo’s executives for individual and corporate performance based on targets established by the Nominating, Corporate Governance and Compensation Committee.

Inuvo believes that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Nominating, Corporate Governance and Compensation Committee has adopted the following four principles as a guide:

●	Alignment with stockholder interests: Compensation should be tied, in part, to Inuvo’s stock performance through the granting of equity awards to align the interests of executive officers with those of Inuvo’s stockholders;

●	Recognition for business performance: Compensation should correlate in large part with Inuvo’s overall financial performance;

●	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to Inuvo’s success; and

●	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in Inuvo’s peer group. In implementing this compensation philosophy, the Nominating, Corporate Governance and Compensation Committee takes into account the compensation amounts from the previous years for each of the named executive officers, and internal compensation equity between the named executive officers and other employees.

2018 Compensation Determination Process

In 2018, the compensation program for Inuvo’s executive officers consisted of the following components:

●	base salary;

●	cash bonus plan;

●	2010 Plan awards;

●	2017 Plan awards; and

●	other fringe benefits and perquisites.

The Nominating, Corporate Governance and Compensation Committee believes that Inuvo’s executive compensation package consists of elements of compensation that are typically used to incentivize and reward executive management at other companies of Inuvo’s size, in Inuvo’s geographic area or in Inuvo’s industry. Each of these components is designed to meet the program’s objectives of providing a combination of fixed and variable, performance-based compensation linked to individual and corporate performance. In the course of setting the initial compensation level for new hires or adjusting the compensation of existing employees, the Nominating, Corporate Governance and Compensation Committee considered the advice and input of Inuvo’s management. Inuvo’s Chief Executive Officer typically makes recommendations to the Nominating, Corporate Governance and Compensation Committee for any proposed changes in salary, as well as performance-based awards and stock option grants, for the other named executive officers. The Nominating, Corporate Governance and Compensation Committee decides any salary change, as well as performance-based awards and stock option grants, for the Chief Executive Officer.

Base Salary

Base salary is an important component of executive compensation because it provides executives with an assured-level of income, assists Inuvo in attracting executives and recognizes different levels of responsibility and authority among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, contractual provisions in executive employment agreements, past performance, internal pay equity and comparison to competitive salary practices are also considered.

In general, the Nominating, Corporate Governance and Compensation Committee considers two types of potential base salary increases including “merit increases” based upon the executives’ individual performance and/or “market adjustments” based upon the peer group salary range for similar executives.

Plan Awards

The objective of Inuvo’s long-term incentive program is to provide a long-term retention incentive for the named executive officers and others and to align their interests directly with those of Inuvo’s stockholders by way of stock ownership. Under Inuvo’s 2010 Equity Compensation Plan (the “2010 Plan”), and Inuvo’s 2017 Equity Compensation Plan (the “2017 Plan”), the board of directors or the Nominating, Corporate Governance and Compensation Committee has the discretion to determine whether equity awards will be granted to named executive officers and if so, the number of shares subject to each award. Both plans allow the board or the Nominating, Corporate Governance and Compensation Committee to grant options and restricted stock and other stock-based awards with respect to up to shares of Inuvo’s common stock, valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Inuvo board or the Nominating, Corporate Governance and Compensation Committee determines the recipients of long-term incentive awards based upon such factors as performance, the length of continuous employment, managerial level, any prior awards, and recruiting and retention demands, expectations and needs. All Inuvo’s employees are eligible for awards. The Inuvo board or the Nominating, Corporate Governance and Compensation Committee grants such awards by formal action, which awards are not final until a stock option agreement is delivered by Inuvo and executed by both Inuvo and the employee. There is no set schedule for the board or the Nominating, Corporate Governance and Compensation Committee to consider and grant awards. The Inuvo board and the Nominating, Corporate Governance and Compensation Committee have the discretion to make grants whenever it deems it appropriate in Inuvo’s best interests. The Nominating, Corporate Governance and Compensation Committee has discretion to grant equity awards at any time.

Inuvo does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the plans is the fair market value of the stock on the date the grant is approved by the board or the Nominating, Corporate Governance and Compensation Committee. Under the terms of each plan, the fair market value of the stock is the closing sales price of the stock on the date the grant is approved by the board or the Nominating, Corporate Governance and Compensation Committee as reported by the NYSE American.

Cash Bonus Plan

For 2018 Inuvo approved a 2018 Management Incentive Program. The program established a variable cash incentive pool which may be awarded to executive officers and Inuvo’s employees, including Inuvo’s Chief Executive Officer, based on achieving certain revenue and net income levels as determined by Inuvo’s 2018 financial results or at the discretion of the Committee. The program provided that the total incentive pool which was available for distribution would be divided between Inuvo’s executive officers (75% in the aggregate) and other employees (25% in the aggregate), subject to their continued employment with Inuvo. The percentage of pool participation by each of Inuvo’s individual executive officers was fixed by the program and the amount of individual awards to Inuvo’s employees, other than its executive officers, was determined by Inuvo’s Chief Executive Officer. No cash bonuses were paid to Inuvo’s executive officers for 2018 because the targets under the 2018 Management Incentive Program were not met.

Other Compensation and Benefits

Inuvo has historically provided perquisites and other types of non-cash benefits on a very limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expense. Such benefits, when provided, can include additional health care benefits and additional life insurance.

Retirement and Other Post-Termination Benefits

Other than Inuvo’s 401(k) plan, employment agreements with Inuvo’s named executive officers and certain other employment agreements which provide for severance for termination without cause, Inuvo has not entered into any employment agreements that provide for a continuation of post-employment benefits. Inuvo’s benefits plans are generally the same for all employees, and so as of the date of this Prospectus, the Nominating, Corporate Governance and Compensation Committee does not believe that any such plans in their present forms would continue post-employment, except as required by law (including with respect to COBRA), or otherwise set forth in this Prospectus. Inuvo does not currently maintain any other retirement or post-termination benefits plans.

Change in Control Severance Policy

Inuvo does not currently maintain any change in control severance plans or severance policies, except as provided in the executive employment agreements and the 2010 Plan and 2017 Plan, both of which are discussed in this section. Therefore, none of Inuvo’s named executive officers will receive any cash severance payments in the event Inuvo undergoes a change in control, unless their employment agreement otherwise provides.

Insurance

All full-time employees, including the named executive officers, are eligible to participate in Inuvo’s standard medical, dental, long-term and short-term disability and life insurance plans. The terms of such benefits for the named executive officers are generally the same as those for all other company employees, with the exception of the level of life insurance coverage. Inuvo pays approximately 95% of the annual health insurance premium with employees paying the balance through payroll deductions. Inuvo pays for up to $1,000,000 of basic life insurance and AD&D insurance for Inuvo’s CEO, CFO, COO and General Counsel. All other full-time employees can elect basic life insurance and AD&D insurance coverage equal to their annual salary, up to $150,000, paid by Inuvo.

 401(k)

 Inuvo’s employees can participate in a 401(k) plan, which is a qualified defined contribution retirement plan, sponsored by Insperity, professional employer organization that provides services to Inuvo. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. Inuvo has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. Inuvo’s current practice is to match participant’s contributions up to the first four percent of their annual earnings. The company match is fully vested when made. Inuvo suspended its match in November 2018.

Other Benefits

Inuvo seeks to maintain an open and inclusive culture in Inuvo’s facilities and operations among executives and other company employees. Thus, Inuvo does not provide executives with separate dining or other facilities, nor does it have programs for providing personal-benefit perquisites to executives, such as defraying the cost of personal entertainment or family travel. Inuvo’s basic health care and other insurance programs are generally the same for all eligible employees, including the named executive officers.

Summary Compensation Table

The following table summarizes all compensation recorded by Inuvo in each of the last two completed fiscal years for:

●	all individuals serving as Inuvo’s principal executive officer or acting in a similar capacity during the year ended December 31, 2018;

●	Inuvo’s two most highly compensated named executive officers at December 31, 2018 whose annual compensation exceeded $100,000; and

●	up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as a named executive officer of Inuvo’s company at December 31, 2018.

The value attributable to any option awards is computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations of the option awards are included in Note 12 of the notes to Inuvo’s consolidated financial statements for the year ended December 31, 2018 appearing in Inuvo’s 2018 Form10-K.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Richard K. Howe,	2018	425,000	0	272,897	0	0	0	11,000	708,897
Chairman and Chief
Executive Officer	2017	420,000	245,000	442,175	0	0	0	10,800	1,117,975

Wallace D. Ruiz,	2018	275,000	0	97,463	0	0	0	11,000	383,463
Chief Financial
Officer	2017	275,000	105,000	157,919	0	0	0	10,800	548,719

Don (Trey) Barrett III	2018	250,000	0	129,951	0	0	0	6,220	386,171
Chief Operating
Officer	2017	250,000	140,000	210,560	0	0	0	3,000	603,560

Executive Employment Agreements

On March 1, 2012, Inuvo entered into employment agreements with each of Messrs. Howe and Ruiz. Mr. Barrett does not have an employment agreement and his compensation is set by the Nominating, Corporate Governance and Compensation Committee.

The employment agreements entered into by Messrs. Howe and Ruiz, each referred to as an executive, have an initial term of one year, after which each executive’s employment agreement automatically renews for additional one-year periods on the same terms and conditions, unless either party to the agreement exercises the respective termination rights available to such party in the agreement. The employment agreements currently provide for a minimum annual base salary of $425,000 for Mr. Howe and $275,000 for Mr. Ruiz. The employment agreements require Inuvo to compensate the executives and provide them with certain benefits if their employment is terminated. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated:

●	by Inuvo for cause (as defined in the employment agreements);

●	by Inuvo without cause, or by the executive for good reason (as defined in the employment agreements);

●	due to death or disability; or

●	by the executive without good reason.

In the event of a termination by Inuvo, without cause, or a termination by the executive for good reason, the executive would be entitled to receive the following:

●	his earned but unpaid basic salary through the termination date, plus a portion of the executive’s bonus based upon the bonus he would have earned in the year in which his employment was terminated, pro-rated for the amount of time employed by Inuvo during such year and paid on the original date such bonus would have been payable;

●	an amount payable over the 12-month period following termination equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to the executive during the four fiscal quarters prior to the date of termination (except that if a target bonus has been established for Mr. Howe, each such person’s termination bonus is equal to his target bonus for the fiscal year in which the termination occurs, increased or decreased pursuant to actual performance versus targeted performance in the then current plan measured as of the end of the calendar month preceding the termination date), or in the event of a change of control (as defined below), the greater of the relevant calculation above or the bonus paid to the executive during the four fiscal quarters prior to the change of control;

●	any other amounts or benefits owing to the executive under Inuvo’s then-applicable employee benefit, long-term incentive, or equity plans and programs, within the terms of such plans, payable over the 12-month period following termination; and

●	benefits (including health, life, and disability) as if the executive was still an employee during the 12-month period following termination.

Finally, in the event of a termination without cause by Inuvo, with good reason by the executive, or following a change of control (as defined in the employment agreements), any equity award held by the executive will immediately and fully vest and become exercisable throughout the full term of such award as if the executive were still employed by Inuvo. In the event of a termination by Inuvo with cause, Messrs. Ruiz and Howe would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination.

In the event of a termination by Inuvo of Mr. Ruiz upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, the earned but unpaid portion of any vested incentive compensation under and consistent with plans adopted by Inuvo prior to the date of termination, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with Inuvo, capped at 100% of the base salary.

In the event of a termination by Inuvo of Mr. Howe upon the death or permanent disability of such executive, the executive would be entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, any other amounts or benefits owing to the executive under any of Inuvo’s then-applicable employee benefit, long-term incentive or equity plans and programs, and over the 12 months following the date of termination an amount equal to 20% base salary at the time of termination for each year of employment with Inuvo, capped at 100% of the base salary.

The executive may terminate employment for any reason (other than good reason) upon giving 30 days’ advance written notice to Inuvo. In the event of a termination by Mr. Ruiz without good reason, such executive is entitled to receive the earned but unpaid portion of such executive’s base salary through the date of termination, and the earned but unpaid portion of any vested incentive compensation under and consistent with Inuvo’s plans adopted by Inuvo prior to the date of termination. In the event of a termination by Mr. Howe without good reason, such executive is entitled to receive the earned but unpaid portion of his base salary through the termination date and any other amounts and benefits owing to the executive under Inuvo’s then applicable employee benefit, long term incentive or equity plans and programs.

Outstanding Equity Awards at Year End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2018.

	OPTION AWARDS							STOCK AWARDS
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Richard K. Howe	120,000	0	0	2.93	3/14/2021	126,000	134,820	294,000	314,850
Wallace D. Ruiz	43,000	0	0	2.93	3/14/2021	45,000	48,150	105,000	112,350
Don (Trey) Barrett III	40,000	0	0	2.93	3/14/2021	60,000	64,200	140,000	149,800

Inuvo Equity Compensation Plans

Inuvo maintains a stock-based compensation program intended to attract, retain and provide incentives for talented employees and directors and align stockholder and employee interests. Currently, Inuvo grants options and restricted stock units (RSUs) from the 2010 Equity Compensation Plan (2010 ECP) and the 2017 Equity Compensation Plan (2017 ECP). Option and restricted stock unit vesting periods are generally up to three years. The 2005 Plan expired in June 2015.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth securities authorized for issuance under any equity compensation plans approved by Inuvo’s stockholders as well as any equity compensation plans not approved by Inuvo’s stockholders as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a) (1)	Weighted average exercise price of outstanding options, warrants and rights (b) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Plans approved by Inuvo’s stockholders:
2005 Long-Term Incentive Plan	13,748	2.97	0
2010 Equity Compensation Plan	1,088,862	2.83	612,237
2017 Equity Compensation Plan	733,500	—	1,524,836
Plans not approved by stockholders	0	—	0

(1)       The numbers in this column (a) reflect shares of common stock to be issued upon exercise of outstanding stock options and the vesting of outstanding awards of RSUs.

(2)       The weighted-average exercise prices in this column are based on outstanding options and do not take into account unvested awards of RSUs as these awards do not have an exercise price.

Compensation of Directors

Each independent member of Inuvo’s board of directors receives the following fees:

●	$30,000 annual retainer payable quarterly; and

●	$30,000 of restricted stock units, calculated at fair market value on the date of grant, vesting March 31.

The following table provides information concerning the compensation paid to Inuvo’s independent directors for their services as members of Inuvo’s board of directors for 2017. The information in the following table excludes any reimbursement of out-of-pocket travel and lodging expenses which Inuvo may have paid.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Director Compensation Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Charles D. Morgan	30,000	27,060	0	0	0	0	57,060
Charles L. Pope(1)	22,500	8,557	0	0	0	0	31,057
Patrick Terrell	30,000	27,060	0	0	0	0	57,060
Gordon J. Cameron	30,000	27,060	0	0	0	0	57,060
G. Kent Burnett	30,000	27,060	0	0	0	0	57,060

(1)	Mr. Pope served as a member of Inuvo’s board of directors from September 2008 until July 2018

Certain Relationships and Related Party Transactions

In April 2013, Inuvo entered into a Services Agreement with First Orion Corp. whereby Inuvo and First Orion Corp., provided each other with office and technical support services on a cost plus 30% basis. The fees under the Services Agreement fluctuated depending on usage and in 2018 and 2017, Inuvo received a total of $31,500 and $117,385, respectively from First Orion Corp. for providing services.

On November 2, 2018, Inuvo entered into certain 10% Promissory Notes with members of the Inuvo board, wherein Messrs. Howe, Morgan, Burnett, and Cameron each lent Inuvo $62,500 for an aggregate of $250,000. Inuvo used the proceeds from the notes to cover a portion of the costs associated with the mergers. The notes are unsecured, bear interest at 10% per annum, and the principal and accrued interest is due on November 1, 2019, subject to acceleration upon an “Event of Default” or “Change of Control” (as those terms are defined in the notes). Inuvo’s obligations under the notes are subordinate to Inuvo’s obligations to Western Alliance Bank, a secured lender of Inuvo, and to holders of Inuvo’s subordinated promissory notes issued to CPT Investments, LLC.

Other than these transactions, there have been no transactions since January 1, 2017 nor are there any currently proposed transactions in which Inuvo was or is to be participant in which any related person had or will have a direct or indirect material interest.

Director Independence

Each of Messrs. Morgan, Terrell, Cameron and Burnett are independent directors as defined by the NYSE American Company Guide.

Security Ownership of Certain Beneficial Owners and Management

At February 28, 2019, Inuvo had 32,404,936 shares of common stock issued and outstanding. The following table sets forth information known to Inuvo as of February 28, 2019 relating to the beneficial ownership of shares of Inuvo’s common stock by:

●	each person who is known by Inuvo to be the beneficial owner of more than 5% of Inuvo’s outstanding common stock;

●	each director and nominee;

●	each named executive officer; and

●	all named executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201. Inuvo believes that all persons, unless otherwise noted, named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from February 28, 2019, including upon the exercise of options, warrants or convertible securities. Inuvo determines a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted.

Name of Beneficial Owner	No. of Shares Beneficially Owned	% of Class

Charles Morgan (1)	2,061,200	6.4%
Richard K. Howe (2)	1,094,808	3.4%
Patrick Terrell	684,694	2.1%
Wallace D. Ruiz (3)	373,483	1.2%
Don Walker “Trey” Barrett III (4)	359,290	1.1%
G. Kent Burnett	173,685	0.5%
Gordon J. Cameron (5)	120,815	0.4%
All executive officers, directors and director nominees as a group (eight persons) (1)(2)(3)(4)(5)	5,188,800	15.9%
Onset V L.P. (6)	2,559,691	7.9%
Ingalls & Snyder, LLC (7)	2,349,471	7.3%
Renaissance Technologies LLC (8)	1,633,390	5.0%

(1)	Shares of common stock held by Ingalls & Snyder, LLC on his behalf. See footnote 7.
(2)	Includes 120,000 shares of common stock issuable pursuant to the exercise of stock options.
(3)	Includes 43,000 shares of common stock issuable pursuant to the exercise of stock options.
(4)	Includes 40,000 shares of common stock issuable pursuant to the exercise of stock options.
(5)	Includes 6,630 shares held by Mrs. Cameron.
(6)	Pursuant to the Schedule 13G filed with the SEC on July 17, 2017, Onset V Management, LLC is the General Partner of Onset V L.P. Messrs. Terry L. Opdendyk and Robert F. Kuhling, Jr. may be deemed to have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the securities held by Onset V L.P. but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein. Onset V, L.P.’s principal business address is 2400 Sand Hill Road, Suite 150, Menlo Park, CA 94025.
(7)	Pursuant to the Schedule 13D filed with the SEC on June 26, 2018, Ingalls & Snyder, LLC has dispositive power over shares held by Mr. Charles D. Morgan, and Mr. G. Kent Burnett who serve as members of Inuvo’s board of directors and Mr. Richard K. Howe who serves as Inuvo’s Chairman and CEO. The principal business address of Ingalls & Snyder, LLC is 1325 Avenue of the Americas, 18th Floor, New York, NY 10019-6066. See footnote 1.
(8)	Pursuant to the Schedule 13G filed with the SEC on February 12, 2019, Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”), as joint filers, have sole voting and dispositive power over the shares. RTHC may be deemed to beneficially own the shares due to its majority ownership of RTC. RTC and RTHC’s principal business address is 800 Third Avenue, New York, NY 10022.

DESCRIPTION OF NEW PARENT

Business Overview

ConversionPoint Holdings, Inc. is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the merger agreement and related documents, its preparation of this joint proxy statement/prospectus, and the adoption of the New Parent 2018 Plan.

Upon completion of the mergers, New Parent will become the parent corporation of ConversionPoint and Inuvo and intends to change its name to ConversionPoint Technologies Inc. Following the closing of the mergers, each of ConversionPoint and Inuvo will continue to conduct the businesses that they currently conduct from their existing offices in Newport Beach, California, Little Rock, Arkansas, Minneapolis, Minnesota, Emeryville, California, and San Jose, California.

The corporate offices of New Parent are located at 840 Newport Center Drive, Suite 450, Newport Beach, California, 92660.

New Parent 2018 Plan

On December 13, 2018, New Parent’s board and sole stockholder adopted the New Parent 2018 Plan. The material terms of the New Parent 2018 Plan are summarized below.

Summary of the Material Terms of the New Parent 2018 Plan

Purpose.  New Parent established the New Parent 2018 Plan to attract, retain and motivate its employees, officers and directors, to promote the success of its business by linking the personal interests of its employees, officers, consultants, advisors and directors to those of its stockholders and to encourage stock ownership on the part of management. The New Parent 2018 Plan is intended to permit the grant of stock options (both incentive stock options, or ISOs and non-qualified stock options, or NQSOs or, collectively, Options), stock appreciation rights, or SARs, restricted stock awards, or Restricted Stock Awards, restricted stock units, or RSUs, incentive awards, or Incentive Awards, other stock-based awards, or Stock-Based Awards, dividend equivalents, or Dividend Equivalents, and cash awards, or Cash Awards.

Administration.  The New Parent 2018 Plan will be administered by New Parent’s Compensation Committee. The Compensation Committee may act through subcommittees or, with respect to awards granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and who are not members of New Parent’s board or the board of directors of New Parent’s Affiliates (as defined by the New Parent 2018 Plan), delegate to one or more officers all or part of its duties with respect to such awards. New Parent’s Compensation Committee may, at its discretion, accelerate the time at which any award may be exercised, become transferable or nonforfeitable or become earned and settled including without limitation (i) in the event of the participant’s death, disability, retirement or involuntary termination of employment or service (including a voluntary termination of employment or service for good reason) or (ii) in connection with a Change in Control (as defined in the New Parent 2018 Plan).

Eligibility.  Any of New Parent’s employees or service providers, employees or service providers of its Affiliates (as defined in the New Parent 2018 Plan), and nonemployee members of its board or of any board of directors of its Affiliates is eligible to receive an award under the New Parent 2018 Plan.

 Authorized Shares.  Under the New Parent 2018 Plan, New Parent may issue a maximum aggregate of 4,500,000 shares of New Parent’s common stock, all of which may be issued pursuant to Options, SARs, Restricted Stock Awards, RSUs, Incentive Awards, Stock-Based Awards or Dividend Equivalents. Each share issued in connection with an award will reduce the number of shares available under the New Parent 2018 Plan by one, and each share covered under a SAR will reduce the number of shares available under the New Parent 2018 Plan by one, even though the share is not actually issued upon settlement of the SAR. Shares relating to awards that are terminated by expiration, forfeiture, cancellation or otherwise without issuance of shares of New Parent common stock, settled in cash in lieu of shares, or exchanged prior to the issuance of shares for awards not involving shares, will again be available for issuance under the New Parent 2018 Plan. Shares not issued as a result of net settlement of an award, tendered or withheld to pay the exercise price, purchase price or withholding taxes of an award or shares purchased on the open market with the proceeds of the exercise price of an award will not again be available for issuance under the New Parent 2018 Plan.

Award Limits.  In any calendar year, no participant may be granted awards that relate to more than 1,000,000 shares of New Parent common stock. For these purposes, an Option and its corresponding SAR will be counted as a single award. For any award stated with reference to a specific dollar limit, the maximum amount payable with respect to any 12-month performance period to any one participant is $3,000,000 (pro-rated up or down for performance periods greater or less than 12 months). For any Cash Awards that are intended to constitute annual incentive awards, the maximum amount payable to any one participant with respect to any 12-month period is $5,000,000. Award limits that are expressed as a number of shares are subject to the adjustment provisions of the New Parent 2018 Plan as described below.

A non-employee director may not be granted awards during any single calendar year that, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s service as a member of the board during such year, exceeds $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial accounting purposes). Notwithstanding the foregoing, the board may make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the board or, in extraordinary circumstances, for other individual non-employee directors, as the board may determine, provided that the non-employee director receiving such awards may not participate in the decision to make such awards.

Written Agreements.  All awards granted under the New Parent 2018 Plan will be governed by separate written agreements between the participants and New Parent. The written agreements will specify the terms of the particular awards.

Transferability.  Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, New Parent’s Compensation Committee may provide that awards, other than ISOs or a Corresponding SAR (as defined below) that is related to an ISO, may be transferred by a participant to immediate family members or trusts or other entities on behalf of the participant and/or family members for charitable donations. Any such transfer will be permitted only if (i) the participant does not receive any consideration for the transfer and (ii) New Parent’s Compensation Committee expressly approves the transfer. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

Maximum Award Period.  No award shall be exercisable or become vested or payable more than ten years after the date of grant.

Compliance with Applicable Law.  No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which New Parent is a party, and the rules of all domestic stock exchanges on which New Parent shares may be listed.

Payment.  The exercise or purchase price of an award, and any taxes required to be withheld with respect to an award, may be paid in cash or, if the written agreement so provides, New Parent’s Compensation Committee may allow a participant to pay all or part of the exercise or purchase price, and any required withholding taxes, by tendering shares of New Parent common stock, through a broker-assisted cashless exercise, by means of “net exercise” procedure, or any other specified medium of payment.

Stockholder Rights.  No participant shall have any rights as a New Parent stockholder as a result of issuance of an award until the award is settled by the issuance of New Parent common stock (other than a Restricted Stock Award or RSUs for which certain stockholder rights may be granted).

Forfeiture Provisions.  Awards do not confer upon any individual any right to continue in New Parent’s employ or service or in the employ or service of New Parent’s Affiliates. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the New Parent 2018 Plan).

Types of awards

Options.  Both ISOs and NQSOs may be granted under the New Parent 2018 Plan. New Parent’s Compensation Committee will determine the eligible individuals to whom grants of Options will be made, the number of shares subject to each option, the exercise price per share, the time or times at which the option may be exercised, whether any performance or other conditions must be satisfied before a participant may exercise an option, the method of payment by the participant, the method of delivery of shares to a participant, whether the Option is an ISO or a NQSO, and all other terms and conditions of the award. However, the exercise price of an Option may not be less than the fair market value of a share of New Parent common stock on the date the Option is granted. No participant may be granted ISOs that are first exercisable in any calendar year for shares of New Parent common stock having an aggregate fair value (determined on the date of grant) that exceeds $100,000. With respect to an ISO granted to a participant who is a Ten Percent Shareholder (as defined in the New Parent 2018 Plan), the exercise price per share may not be less than 110% of the fair market value of the New Parent common stock on the date the Option is granted. At New Parent’s Compensation Committee’s discretion, an Option may be granted with or without a Corresponding SAR (as defined below).

SARs.  A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of New Parent common stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an Option. A SAR granted in tandem with an Option is called a Corresponding SAR and entitles the participant to exercise the Option or the SAR, at which time the other tandem award expires with respect to the number of shares being exercised. New Parent’s Compensation Committee is authorized to determine the eligible individuals to whom grants of SARs will be made, the number of shares of common stock covered by the grant, the time or times at which a SAR may be exercised and all other terms and conditions of the SAR. However, no participant may be granted Corresponding SARs that are related to ISOs which are first exercisable in any calendar year for shares of New Parent common stock having an aggregate fair market value (determined on the date of grant) that exceeds $100,000.

Restricted Stock Awards and RSUs.  A Restricted Stock Award is the grant or sale of shares of New Parent common stock, which may be subject to forfeiture for a period of time or subject to certain conditions. An RSU entitles the participant to receive, upon vesting, shares of New Parent common stock. New Parent will deliver to the participant one share of common stock for each RSU that becomes earned and payable. With regard to Restricted Stock Awards, the Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants, the purchase price, if any, to be paid for each share subject to the award of restricted stock, the time or times at which the restrictions will terminate, and all other terms and conditions of the restricted stock. With regard to RSUs, New Parent’s Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants and the vesting conditions entitling a participant to settlement of the RSUs.

Incentive Awards.  An Incentive Award entitles the participant to receive cash or New Parent common stock when certain conditions are met. New Parent’s Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Incentive Award.

Stock-Based Awards.  Stock-Based Awards may be denominated or payable in, valued by reference to or otherwise based on shares of New Parent common stock, including awards convertible or exchangeable into shares of New Parent common stock (or the cash value thereof) and New Parent common stock purchase rights and awards valued by reference to the fair market value of New Parent common stock. New Parent’s Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of Stock-Based Awards. However, the purchase price for the New Parent common stock under any Stock-Based Award in the nature of a purchase right may not be less than the fair market value of a share of New Parent common stock as of the date the award is granted.

New Parent’s Compensation Committee is authorized under the New Parent 2018 Plan to grant shares of New Parent common stock as a bonus, or to grant shares of New Parent common stock or other awards in lieu of any of its obligations or of its affiliates to pay cash or to deliver other property under the New Parent 2018 Plan or under any other of its plans or compensatory arrangements or any of its affiliates.

Dividend Equivalents.  New Parent’s Compensation Committee may also grant Dividend Equivalents under the New Parent 2018 Plan. A Dividend Equivalent is an award that entitles the participant to receive cash, shares of New Parent common stock, other awards or other property equal in value to all or a specified portion of dividends paid with respect to shares of New Parent’s common stock. New Parent’s Compensation Committee is authorized to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Dividend Equivalents. However, no Dividend Equivalents may be awarded with an Option, SAR or Stock-Based Award in the nature of purchase rights.

Cash Awards. Cash Awards will also be authorized under the New Parent 2018 Plan. Cash Awards may be granted as an element of or a supplement to any other award under the New Parent 2018 Plan or as a stand-alone Cash Award. New Parent’s Compensation Committee is authorized to determine the eligible individuals to whom grants will be made and all other terms and conditions of any such Cash Awards.

Performance Criteria.  New Parent’s Compensation Committee has the discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable and payable. These performance conditions may be based on one or any combination of metrics related to its financial, market or business performance. The form of the performance conditions also may be measured on a company, affiliate, division, business unit or geographic basis, individually, alternatively or in any combination, subset or component thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. The performance conditions may include any or any combination of the following: (a) revenue, (b) earnings before interest, taxes, depreciation and amortization, or EBITDA, (c) cash earnings (earnings before amortization of intangibles), (d) operating income, (e) pre-or after-tax income, (f) earnings per share, (g) net cash flow, (h) net cash flow per share, (i) net earnings, (j) return on equity, (k) return on total capital, (l) return on sales, (m) return on net assets employed, (n) return on assets or net assets, (o) share price performance, (p) total stockholder return, (q) improvement in or attainment of expense levels, (r) improvement in or attainment of working capital levels, (s) net sales, (t) revenue growth or product revenue growth, (u) operating income (before or after taxes), (v) pre-or after-tax income (before or after allocation of corporate overhead and bonus), (w) earnings per share; (x) return on equity, (y) appreciation in and/or maintenance of the price of the shares of common stock, (z) market share, (aa) gross profits, (bb) comparisons with various stock market indices; (cc) reductions in cost, (dd) cash flow or cash flow per share (before or after dividends), (ee) return on capital (including return on total capital or return on invested capital), (ff) cash flow return on investments; (gg) improvement in or attainment of expense levels or working capital levels, (hh) stockholder equity and/or (ii) other criteria selected by the Compensation Committee.

New Parent’s Compensation Committee has the discretion to select one or more periods of time over which the attainment of one or more of the foregoing performance conditions will be measured for the purpose of determining when an award will become vested, exercisable or payable. New Parent’s Compensation Committee has the authority to adjust goals and awards in the manner set forth in the New Parent 2018 Plan.

Change in Control.  In the event of a “Change in Control” (as defined in the New Parent 2018 Plan) and, with respect to awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and such awards, 409A Awards, only to the extent permitted by Section 409A of the Code, New Parent’s Compensation Committee in its discretion may, on a participant-by-participant basis (a) accelerate the vesting of all unvested and unexercised Options, SARs or Stock-Based Awards in the nature of purchase rights and/or terminate such awards, without any payment therefore, immediately prior to the date of any such transaction after giving the participant at least seven days written notice of such actions; (b) fully vest and/or accelerate settlement of any awards; (c) terminate any outstanding Options, SARs or Stock-Based Awards in the nature of purchase rights after giving the participant notice and a chance to exercise such awards (to the extent then exercisable or exercisable upon the change in control); (d) cancel any portion of an outstanding award that remains unexercised or is subject to restriction or forfeiture in exchange for a cash payment to the participant of the value of the award; or (e) require that the award be assumed by the successor corporation or replaced with interests of an equal value in the successor corporation.

Amendment and Termination.  The New Parent 2018 Plan will expire 10 years after its effective date, unless terminated earlier by New Parent’s board. Any award that is outstanding as of the date the New Parent 2018 Plan expires will continue in force according to the terms set out in the award agreement. New Parent’s board may terminate, amend or modify the New Parent 2018 Plan at any time. However, stockholder approval may be required for certain types of amendments under applicable law or regulatory authority. Except as may be provided in an award agreement or the New Parent 2018 Plan, no amendment to the New Parent 2018 Plan may adversely affect the terms and conditions of any existing award in any material way without the participant’s consent.

An amendment will be contingent on approval of New Parent’s stockholders, to the extent required by law, by the rules of any stock exchange on which New Parent’s securities are then traded or if the amendment would (i) increase the benefits accruing to participants under the New Parent 2018 Plan, including without limitation, any amendment to the New Parent 2018 Plan or any agreement to permit a re-pricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of New Parent common stock that may be issued under the New Parent 2018 Plan, or (iii) modify the requirements as to eligibility for participation in the New Parent 2018 Plan.

Material U.S. federal income tax consequences of awards under the New Parent 2018 Plan

The following discussion summarizes the principal federal income tax consequences associated with awards under the New Parent 2018 Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs.  A participant will not recognize taxable income on the grant or exercise of an ISO (although the excess of the fair market value of the New Parent’s common stock over the exercise price will be included for alternative minimum tax purposes). A participant will recognize taxable income when he or she disposes of the shares of New Parent common stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of New Parent common stock. A participant’s tax basis in the New Parent common stock generally will be the amount the participant paid for the stock. If New Parent common stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the New Parent common stock on the date of exercise of the ISO over the exercise price. Special rules apply if a participant pays the exercise price by delivery of New Parent common stock. New Parent will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of common stock acquired under an ISO before the expiration of the ISO holding period described above, New Parent generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs.  A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the New Parent common stock acquired over the exercise price. A participant’s tax basis in the New Parent common stock is the amount paid plus any amounts included in income on exercise. Special rules apply if a participant pays the exercise price by delivery of New Parent common stock. The exercise of a NQSO generally will entitle New Parent to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

SARs.  A participant will not recognize any taxable income at the time SARs are granted. The participant at the time of exercise will recognize as ordinary income the amount of cash and the fair market value of the New Parent common stock that he or she receives. New Parent generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Restricted Stock Awards and RSUs.  With regard to Restricted Stock Awards, a participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the New Parent common stock on such date over the price, if any, paid for the stock. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is made. The participant’s tax basis in the shares received will equal the income recognized plus the price, if any, paid for the Restricted Stock Award. New Parent generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes. With regard to RSUs, the participant will not recognize any taxable income at the time RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant will recognize as ordinary income the fair market value of the New Parent common stock he or she receives. New Parent generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Incentive Awards.  A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of the New Parent common stock he or she receives. New Parent generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Stock-Based Awards.  A participant will recognize ordinary income on receipt of cash or shares of common stock paid with respect to a Stock-Based Award. New Parent generally will be entitled to a federal tax deduction equal to the amount of ordinary income the participant recognizes.

Dividend Equivalents.  A participant will recognize as ordinary income the amount of cash and the fair market value of any common stock he or she receives on payment of the Dividend Equivalents. To the extent the Dividend Equivalents are paid in the form of other awards, the participant will recognize income as otherwise described herein.

Cash Awards. With regard to Cash Awards, a participant will recognize ordinary income on account of a Cash Award on the first day that the award is not subject to a substantial risk of forfeiture. New Parent generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Limitation on Deductions.  The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer, chief financial officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer) or was a covered employee for any preceding year beginning after December 31, 2016.

Other Tax Rules.  The New Parent 2018 Plan is designed to enable New Parent’s Compensation Committee to structure awards that will not be subject to Section 409A of the Code, which imposes certain restrictions and requirements on deferred compensation. However, New Parent’s Compensation Committee may grant awards that are subject to Section 409A of the Code. In that case, the terms of such 409A Award will be (a) subject to the deferral election requirements of Section 409A of the Code; and (b) may only be paid upon a separation from service, a set time, death, disability, a change in control or an unforeseeable emergency, each within the meanings of Section 409A of the Code. New Parent’s Compensation Committee shall not have the authority to accelerate or defer a 409A Award other than as permitted by Section 409A of the Code. Moreover, any payment on a separation from service of a “Specified Employee” (as defined in the New Parent 2018 Plan) under a 409A Award will not be made until six months following the participant’s separation from service (or upon the participant’s death, if earlier) as required by Section 409A of the Code.

ConversionPoint Merger Sub

ConversionPoint Merger Sub, a wholly-owned subsidiary of New Parent, is a Delaware corporation formed on November 1, 2018 for the sole purpose of effecting the ConversionPoint merger. Upon completion of the ConversionPoint merger, ConversionPoint Merger Sub will merge with and into ConversionPoint, with ConversionPoint surviving as a wholly-owned subsidiary of New Parent after the merger.

Inuvo Merger Sub

Inuvo Merger Sub, a wholly-owned subsidiary of New Parent, is a Nevada corporation formed on November 1, 2018 for the sole purpose of effecting the Inuvo merger. Upon completion of the Inuvo merger, Inuvo Merger Sub will merge with and into Inuvo, with Inuvo surviving as a wholly-owned subsidiary of New Parent after the Inuvo merger.

INFORMATION ABOUT THE CONVERSIONPOINT SPECIAL MEETING AND VOTE

Date, Time and Place of the Special Meeting

These proxy materials are delivered in connection with the solicitation by the ConversionPoint board of proxies to be voted at the ConversionPoint special meeting, which is to be held at 840 Newport Center Drive, Suite 450, Newport Beach, CA. 92660, at [●], a.m., local time, on [●], 2019. On or about [●], 2019 ConversionPoint will commence mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the ConversionPoint Special Meeting

ConversionPoint stockholders will be asked to consider and vote on the following proposals:

1.	To adopt the merger agreement.

2.	To adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the ConversionPoint Board

The ConversionPoint board has (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the ConversionPoint merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, ConversionPoint and its stockholders, (iii) directed that the merger agreement be submitted to ConversionPoint stockholders for adoption, (iv) recommended that ConversionPoint stockholders adopt the merger agreement and (v) declared that the merger agreement is advisable.

The ConversionPoint board recommends that ConversionPoint stockholders vote:

●	“FOR” the proposal to adopt the merger agreement; and

●	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

See “The Mergers—Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger” beginning on page 152.

ConversionPoint stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions; and certain compensation arrangements for ConversionPoint’s named executive officers in connection with the mergers. In addition, ConversionPoint stockholders are directed to the merger agreement, including each amendment thereto through the date hereof, is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

Only stockholders of record as of the close of business on [●], 2019 will be entitled to notice of and to vote at the special meeting or at any subsequent meeting due to an adjournment of the original meeting.

On the record date there were [●] shares of ConversionPoint common stock, par value $0.0001 per share, entitled to vote at the ConversionPoint special meeting.

Quorum and Voting Rights

A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence, in person or by proxy, of holders of a majority of the ConversionPoint common stock outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the ConversionPoint special meeting for purposes of determining a quorum. As of the record date, a total of [●] shares of common stock were outstanding and eligible to vote at the ConversionPoint special meeting. The presence of [●] shares, consisting of outstanding common stock will constitute a quorum.

Required Vote

To adopt the merger agreement, the affirmative vote of the holders of a majority of the shares of ConversionPoint common stock outstanding and entitled to vote must be obtained. Because the approval of adoption of the merger agreement is based on the affirmative vote of a majority of the outstanding ConversionPoint common stock entitled to vote, a ConversionPoint stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

To approve the adjournment of the special meeting, if necessary or advisable to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of the holders of a majority of shares of ConversionPoint common stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposed must be obtained. The chairman of the meeting may also (regardless of the outcome of the stockholder vote on adjournment) adjourn the meeting to another place, date and time. If a quorum is not present, a majority of the voting stock represented in person or by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. Shares held by stockholders who are not present at the special meeting in person or by proxy will have no effect on the outcome of any vote to adjourn the special meeting. Abstentions from voting will have the same effect as a vote “AGAINST” the proposed adjournment of the special meeting.

Abstentions: Non-Voting

For the proposal to adopt the merger agreement and approve the merger, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the proposal.

For the proposal to adjourn the ConversionPoint special meeting, if necessary or advisable, an abstention will have the same effect as a vote cast “AGAINST” such proposal. A failure to submit a proxy or vote in person at the special meeting will not have an effect on the outcome of the vote on the proposal.

Appraisal Rights

ConversionPoint stockholders of record have appraisal rights under the DGCL in connection with the ConversionPoint merger. ConversionPoint stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise fully comply with and follow the applicable provisions of Section 262 will be entitled to exercise appraisal rights thereunder. Through an appraisal, the Court of Chancery of the State of Delaware will determine the “fair value” of ConversionPoint shares, which amount may be greater than, less than, or equal to the merger consideration. To exercise appraisal rights, ConversionPoint stockholders must (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of ConversionPoint before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement and approve the merger will be submitted to ConversionPoint’s stockholders, (iii) continuously hold the shares of record from the date of making the demand through the effective time of the merger, and (iv) otherwise fully comply with and follow the requirements of Section 262. If, after the consummation of the merger, such holder of ConversionPoint common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration.

The relevant provisions of Section 262 are included as Annex G to this joint proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, ConversionPoint stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with these provisions will result in the loss of appraisal rights. See the section entitled “Appraisal Rights” beginning on page 125 for additional information and the full text of Section 262 reproduced in its entirety as Annex G to this joint proxy statement/prospectus.

Shares Beneficially Owned by ConversionPoint Directors and Executive Officers

ConversionPoint’s directors and executive officers beneficially owned [●] shares of ConversionPoint common stock on [●], 2019, the record date for the special meeting. These shares represent in total [●]% of the total voting power of ConversionPoint’s voting securities outstanding and entitled to vote as of the record date. All of ConversionPoint’s directors and executive officers have entered into support agreements with ConversionPoint and Inuvo and have agreed to vote their shares “FOR” all the proposals to be voted on at the ConversionPoint special meeting.

Voting of Shares; Proxies

Stockholders of record may vote in person by ballot at the special meeting or by submitting their proxies:

●	by telephone, by calling the toll-free number (800) [●]-[●] and following the recorded instructions;

●	by accessing the Internet website www.[●].com and following the instructions on the website; or

●	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card returning each proxy card in the prepaid envelope that accompanied that proxy card.

The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

ConversionPoint recommends you submit your proxy even if you plan to attend the special meeting. If you properly give your proxy and submit it to ConversionPoint in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you attend the special meeting, you may vote by ballot, thereby cancelling any proxy previously submitted. You may vote for or against the proposals or abstain from voting.

If you are a stockholder of record and submit your proxy but do not make specific choices, your proxy will follow the ConversionPoint Board’s recommendations and your shares will be voted:

●	“FOR” the proposal to adopt the merger agreement; and

●	“FOR” the proposal to adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Revocability of Proxies and Changes to a ConversionPoint Stockholder’s Vote

A ConversionPoint stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

●	notifying ConversionPoint’s Corporate Secretary, Stephen Blazick, in writing at 840 Newport Center Drive, Suite 450, Newport Beach, California 92660, prior to the ConversionPoint special meeting that you are revoking your proxy;

●	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or on the Internet; or

●	by attending the ConversionPoint special meeting and voting your shares in person.

Solicitation of Proxies

The solicitation of proxies from ConversionPoint stockholders is made on behalf of the ConversionPoint board. ConversionPoint will be responsible for all fees paid to the Securities and Exchange Commission and the costs of soliciting ConversionPoint stockholders and obtaining these proxies. Proxies may be solicited, without extra compensation, by ConversionPoint officers and employees by mail, telephone, fax, personal interviews or other methods of communication. ConversionPoint does not expect to engage a proxy solicitation firm to assist ConversionPoint in soliciting proxies for the ConversionPoint special meeting.

Other Business; Adjournments

ConversionPoint is not currently aware of any other business to be acted upon at the ConversionPoint special meeting.

Any adjournment may be made from time to time by the affirmative vote of the holders of a majority of the shares represented at the ConversionPoint special meeting in person or by proxy and entitled to vote thereat and, whether or not a quorum is present, without further notice other than by announcement at the meeting.

If the ConversionPoint special meeting is adjourned to a different place, date or time, ConversionPoint need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is set for the meeting. The ConversionPoint board may fix a new record date if the meeting is adjourned. Proxies submitted by ConversionPoint stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the ConversionPoint special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Attending the Meeting

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [●] a.m., local time.

CONVERSIONPOINT PROPOSAL 1 — ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, ConversionPoint is asking its stockholders to approve the proposal to adopt and approve the merger agreement. ConversionPoint stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Additionally, please see the section entitled “The Merger Agreement” beginning on page 171 for additional information and a summary of the material terms of the merger agreement. You are urged to read the entire merger agreement included as Annex A carefully before voting on this proposal.

The ConversionPoint board unanimously recommends that stockholders vote “FOR” the proposal to adopt and approve the merger agreement.

CONVERSIONPOINT PROPOSAL 2 — ADJOURNMENT OF THE
SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the mergers, ConversionPoint intends to propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies in favor of the merger agreement and the foregoing proposals. ConversionPoint does not intend to propose adjournment at the special meeting if there are sufficient votes to approve and adopt the merger agreement and approve the mergers and to approve and adopt the ConversionPoint articles amendment.

The ConversionPoint board unanimously recommends that stockholders vote “FOR” the ConversionPoint adjournment proposal.

INFORMATION ABOUT THE INUVO SPECIAL MEETING AND VOTE

Date, Time and Place of the Special Meeting

These proxy materials are delivered in connection with the solicitation by the Inuvo board of proxies to be voted at the Inuvo special meeting, which is to be held at 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201, at [●] local time, on [●], 2019. On or about [●], 2019, Inuvo commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Inuvo Special Meeting

Inuvo stockholders will be asked to consider and vote on the following proposals:

1.	To adopt and approve the merger agreement.

2.	To approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.	To adopt and approve the Inuvo articles amendment.

4.	To adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or the Inuvo articles amendment.

Recommendation of the Inuvo Board

The Inuvo board has (i) approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the Inuvo merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Inuvo and its stockholders, (iii) directed that the merger agreement be submitted to Inuvo stockholders for adoption and approval, and (iv) recommended that Inuvo stockholders adopt and approve the merger.

Furthermore, the Inuvo board has (i) determined that the terms of the Inuvo articles amendment is in the best interests of Inuvo and its stockholders, (ii) approved the Inuvo articles amendment, (iii) directed that the Inuvo articles amendment be submitted to Inuvo stockholders for adoption and approval at the Inuvo special meeting, and (iv) recommended that Inuvo’s stockholders adopt and approve the Inuvo articles amendment.

The Inuvo board recommends that Inuvo stockholders vote:

●	“FOR” the proposal to adopt and approve the merger agreement;

●	“FOR” the merger-related compensation proposal;

●	“FOR” the proposal to adopt and approve the Inuvo articles amendment; and

●	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement or the Inuvo articles amendment.

See “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152.

Inuvo stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions; and certain compensation arrangements for Inuvo’s named executive officers in connection with the mergers. In addition, Inuvo stockholders are directed to the merger agreement, including each amendment thereto through the date hereof, is attached as Annex A to this joint proxy statement/prospectus.

 Record Date; Shares Entitled to Vote

Only stockholders of record as of the close of business on [●], 2019 will be entitled to notice of and to vote at the special meeting or at any subsequent meeting due to an adjournment of the original meeting.

On the record date, there were [●] shares of Inuvo common stock, $0.001 par value per share, entitled to vote at the Inuvo special meeting.

Quorum and Voting Rights

A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence, in person or by proxy, of holders of a majority of the Inuvo common stock outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the Inuvo special meeting for purposes of determining a quorum. As of the record date, a total of [●] shares of common stock were outstanding and eligible to vote at the Inuvo special meeting. The presence of [●] shares, consisting of outstanding common stock will constitute a quorum.

Required Vote

To adopt and approve the merger agreement, holders of a majority of the shares of Inuvo common stock issued and outstanding and entitled to vote thereon must vote in favor of adoption and approval of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of Inuvo common stock entitled to vote, an Inuvo stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, or the failure of an Inuvo stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement.

To approve the merger-related compensation proposal on an advisory (non-binding) basis, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon is required. Broker non-votes will have no effect on the outcome of any vote to approve the merger-related compensation proposal. Abstentions from voting will have the same effect as a vote “AGAINST” the merger-related compensation proposal.

To adopt and approve the Inuvo articles amendment, holders of a majority of the shares of Inuvo common stock issued and outstanding and entitled to vote thereon must vote in favor of adoption and approval of the Inuvo articles amendment. Because approval is based on the affirmative vote of a majority of the outstanding shares of Inuvo common stock entitled to vote, an Inuvo stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting, or the failure of an Inuvo stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” adoption and approval of the Inuvo articles amendment.

To approve the adjournment of the special meeting, if necessary or advisable to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger at the time of the special meeting, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required, if a quorum is present. If a quorum is not present, a majority of the voting stock represented in person or by proxy may adjourn the meeting until a quorum is present. Shares held by stockholders who are not present at the special meeting in person or by proxy will have no effect on the outcome of any vote to adjourn the special meeting. Broker non-votes will have no effect on the outcome of any vote to adjourn the special meeting if a quorum is present but will have the same effect as a vote “AGAINST” if no quorum is present. Abstentions from voting will have the same effect as a vote “AGAINST” a proposal to adjourn the special meeting.

Broker Non-Votes

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Broker non-votes, if any, will be counted as being present at the special meeting for purposes of determining a quorum, but will not be voted on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on the proposal to adopt and approve the merger agreement and approve the merger, to adopt and approve the Inuvo articles amendment or the proposal to adjourn the special meeting. Therefore, if you do not provide voting instructions to your broker, your shares will not be voted on the proposal to adopt and approve the merger agreement, to adopt and approve the Inuvo articles amendment or the proposal to adjourn the special meeting. A broker non-vote will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement and “AGAINST” the adoption and approval of the Inuvo articles amendment. A broker non-vote will have no effect on the outcome of any vote on (i) the merger-related compensation proposal or (ii) the proposal to adjourn the special meeting if a quorum is present, but will have the same effect as a vote “AGAINST” if no quorum is present.

Abstentions; Non-Voting

For the proposal to adopt and approve the merger agreement and approve the merger, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the proposal.

For the proposal to approve on an advisory (non-binding) basis, the merger-related compensation proposal, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the merger-related compensation proposal. A failure to submit a proxy or vote in person at the special meeting will not have an effect on the outcome of the vote on the proposal.

For the proposal to adopt and approve the Inuvo articles amendment, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the proposal.

For the proposal to adjourn the Inuvo special meeting, if necessary or advisable, an abstention will have the same effect as a vote “AGAINST” adjourning the special meeting. A failure to submit a proxy or vote in person at the special meeting will not have an effect on the outcome of the vote on the proposal.

Appraisal Rights

Under Nevada law, Inuvo stockholders are not entitled to appraisal rights in connection with the Inuvo merger.

Shares Beneficially Owned by Inuvo Directors and Executive Officers

Inuvo’s directors and executive officers beneficially owned [●] shares of Inuvo common stock on [●], 2019, the record date for the special meeting. These shares represent in total [●]% of the total voting power of Inuvo’s voting securities outstanding and entitled to vote as of the record date. In connection with the execution of the merger agreement, the officers and directors of Inuvo entered into support agreements with ConversionPoint, New Parent, and the Merger Subs, pursuant to which they agreed to vote their Inuvo shares “FOR” the approval and adoption approval of the merger agreement. Inuvo currently expects that Inuvo’s directors and executive officers will vote their shares “FOR” the advisory vote on the merger-related compensation proposal “FOR” the proposal to adopt and approve the Inuvo articles amendment and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement.

Voting of Shares; Proxies

Stockholders of record may vote in person by ballot at the special meeting or by submitting their proxies:

●	by telephone, by calling the toll-free number (800) [●]-[●] and following the recorded instructions;

●	by accessing the Internet website www.[●].com and following the instructions on the website; or

●	by mail, by indicating your vote on each proxy card you receive, signing and dating each proxy card returning each proxy card in the prepaid envelope that accompanied that proxy card.

The internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Inuvo who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

Inuvo recommends you submit your proxy even if you plan to attend the special meeting. If you properly give your proxy and submit it to Inuvo in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you attend the special meeting, you may vote by ballot, thereby cancelling any proxy previously submitted. If you hold your shares in “street name,” you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares in order to vote in person at the special meeting. You may vote for or against the proposals or abstain from voting.

If you are a stockholder of record and submit your proxy but do not make specific choices, your proxy will follow the Inuvo board’s recommendations and your shares will be voted:

1.	“FOR” the proposal to adopt and approve the merger agreement and approve the merger.

2.	“FOR” the proposal to approve on an advisory (non-binding) basis, the merger-related compensation proposal.

3.	“FOR” the proposal to adopt and approve the Inuvo articles amendment.

4.	“FOR” the proposal to adjourn the special meeting if necessary or advisable to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or the Inuvo articles amendment.

Revocability of Proxies and Changes to an Inuvo Stockholder’s Vote

An Inuvo stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

●	notifying Inuvo’s Corporate Secretary, Wallace D. Ruiz, in writing at 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201, prior to the Inuvo special meeting that you are revoking your proxy;

●	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or in the internet; or

●	by attending the Inuvo special meeting and voting your shares in person.

However, if your shares held in “street name” through a brokerage firm, bank, nominee, fiduciary or other custodian, you must check with your brokerage firm, bank, nominee, fiduciary or other custodian to determine how to revoke your proxy.

Solicitation of Proxies

The solicitation of proxies from Inuvo stockholders is made on behalf of the Inuvo board. Inuvo will pay the costs of soliciting Inuvo stockholders and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Inuvo officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Inuvo will request brokers, custodians, nominees and other record holders of Inuvo common stock to forward copies of this joint proxy statement/prospectus and other soliciting materials to persons for whom they hold Inuvo common stock and to request authority for the exercise of proxies. In these cases, Inuvo will, upon the request of the record holders, reimburse these holders for their reasonable expenses. Inuvo has also retained Georgeson LLC a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Inuvo special meeting. Any customary fees of Georgeson LLC will be paid by Inuvo. Inuvo estimates that its proxy solicitor fees will be approximately $8,500 plus reasonable out of pocket expenses.

If you have any questions concerning the Inuvo merger, the other meeting matters or this joint proxy statement/prospectus or need assistance voting your shares, please contact the proxy solicitor at the address or telephone number listed below:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(800) 509-1312

Other Business; Adjournments

Inuvo is not currently aware of any other business to be acted upon at the Inuvo special meeting.

Any adjournment may be made from time to time by the affirmative vote of the holders of a majority of the shares represented at the Inuvo special meeting in person or by proxy and entitled to vote thereat and, whether or not a quorum is present, without further notice other than by announcement at the meeting.

If the special meeting is adjourned to a different place, date or time, Inuvo need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is set for the meeting. The Inuvo board may fix a new record date if the meeting is adjourned. Proxies submitted by Inuvo stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the Inuvo special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Attending the Meeting

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [●] local time.

INUVO PROPOSAL 1 — ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, Inuvo is asking its stockholders to approve the proposal to adopt and approve the merger agreement. Inuvo stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Additionally, please see the section entitled “The Merger Agreement” beginning on page 171 for additional information and a summary of the material terms of the merger agreement. You are urged to read the entire merger agreement included as Annex A carefully before voting on this proposal.

The Inuvo board unanimously recommends that stockholders vote “FOR” the proposal to adopt and approve the merger agreement.

INUVO PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, Inuvo is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of Inuvo that is based on or otherwise relates to completion of the mergers.

The merger-related compensation is disclosed in the table entitled “Golden Parachute Compensation,” along with a narrative description of such compensation, in “The Mergers—Merger-Related Compensation” beginning on page 168.

As required by Rule 14a-21(c) of the Exchange Act, Inuvo is requesting its stockholders to approve and adopt the merger-related compensation proposal.

The approval of the merger-related compensation proposal is not a condition to the mergers and is a vote separate and apart from the vote to approve and adopt the merger agreement. Accordingly, you may vote to approve the merger-related compensation payable to the named executive officers of Inuvo in connection with the merger and vote not to approve and adopt the merger agreement and vice versa. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on any of Inuvo, ConversionPoint, or New Parent. Accordingly, as the merger-related compensation is contractual, regardless of the outcome of the vote on this proposal, such compensation will be payable, subject only to the conditions applicable thereto, if the mergers are completed.

The Inuvo board unanimously recommends that Inuvo shareholders vote “FOR” approval of the merger-related compensation proposal.

INUVO PROPOSAL 3 — ADOPTION OF THE CERTIFICATE OF AMENDMENT TO THE
INUVO AMENDED ARTICLES OF INCORPORATION

The Inuvo board has approved a proposal to amend Inuvo’s articles of incorporation to increase the number of authorized shares of Inuvo’s common stock from 40,000,000 to 60,000,000 in the form of the certificate of amendment attached to this joint proxy statement/prospectus as Annex J-2. The Inuvo board approved the certificate of amendment to the Inuvo articles of incorporation on February 28, 2019, subject to stockholder approval.

As of March 1, 2019, there were 32,404,936 shares of Inuvo’s common stock outstanding, 376,527 shares of common stock held in treasury, no preferred shares outstanding, and 3,573,183 shares of Inuvo common stock reserved for issuance under existing long-term incentive plans, including 264,246 shares of common stock reserved for issuance under outstanding options, and 1,620,429 shares of common stock reserved for issuance under existing restricted stock units. In addition, pursuant to the terms of the securities purchase agreement related to the Inuvo convertible notes, Inuvo must reserve 3,000,000 shares of common stock. Inuvo is also required to reserve adequate shares of its common stock to allow for the issuance for the maximum number of shares of Inuvo common stock into which the CPT bridge note is convertible; however, CPT Investments, LLC waived this requirement upon the issuance of the Inuvo convertible notes, subject to Inuvo’s board of directors approving the resolution authorizing the share increase covered by this Proposal 3 and soliciting shareholder approval for Proposal 3.

The Inuvo articles amendment amends the existing Inuvo Amended Articles of Incorporation, to increase the number of authorized shares of Inuvo’s common stock from 40,000,000 shares to 60,000,000 shares. The additional shares of Inuvo common stock which are being authorized in the Inuvo articles amendment will provide sufficient authorized but unissued and unreserved shares to be issued upon a potential conversion of the CPT bridge note. The additional shares of common stock to be authorized under the Inuvo articles amendment would be identical to the shares of common stock now authorized. Inuvo stockholders will not have preemptive rights to acquire such shares of Inuvo common stock. Whether or not shares of Inuvo common stock are issued as a result of the conversion of convertible debt is not subject to Inuvo stockholder approval.

The increase in the number of authorized shares of Inuvo’s common stock will also provide additional shares that will be available for use by Inuvo’s board of directors as it deems appropriate or necessary. The additional shares could be used, among other things, for potential conversion of the Inuvo convertible note, for public or private financings to raise additional capital, for the declaration of stock splits or stock dividends, for acquisitions of other companies, for the expansion of business operations, or for the issuance of stock under warrants granted or to be granted in the future. However, Inuvo has no specific plans or agreements at this time with respect to any additional acquisitions or financing transactions and no assurances can be given that an acquisition or financing transaction or transactions will take place or will be available on terms that are favorable to Inuvo. Other than as set forth herein, there are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of Inuvo common stock.

The issuance of additional shares of Inuvo common stock may, among other things, have a dilutive effect on the earnings per share and on the equity and voting power of existing holders of Inuvo common stock and may adversely affect the market price of Inuvo’s common stock. The increase in the authorized number of shares of Inuvo’s common stock could also have an anti-takeover effect as the availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of Inuvo. For example, without further stockholder approval, the Inuvo board could strategically sell common stock in a private transaction to purchasers who would oppose a takeover. In addition, because stockholders do not have preemptive rights, the rights of existing stockholders may (depending on the particular circumstances in which the additional shares of common stock are issued) be diluted by any such issuance and increase the potential cost to acquire control of Inuvo. Although the Inuvo board was motivated by business and financial considerations in adopting the certificate of amendment to the Amended Articles of Incorporation, and not by the threat of any attempt to accumulate shares or otherwise gain control of Inuvo, stockholders should nevertheless be aware that approval of the certificate of amendment to the amended articles of incorporation could facilitate Inuvo’s efforts to deter or prevent changes of control in the future if the mergers are not consummated. The Inuvo board does not intend to issue any additional shares of common stock except on terms that it deems to be in the best interest of Inuvo and its stockholders.

Reasons for the Proposed Increase in Number of Authorized Shares of Common Stock

The primary reason for the increase in authorized shares is to provide adequate shares of Inuvo common stock to allow for the maximum number of shares into which the CPT bridge note and Inuvo convertibles notes are convertible. CPT Investments, LLC waived such requirement conditioned upon Inuvo’s agreement to seek the increase in authorized shares set forth in this Proposal 3.

The increase in authorized shares of common stock will also provide Inuvo greater flexibility with respect to its capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors.

The approval of the Inuvo articles amendment is not a condition to the mergers and is a vote separate and apart from the vote to approve and adopt the merger agreement. Accordingly, you may vote to approve the Inuvo articles amendment and vote not to approve and adopt the merger agreement and vice versa.

The Inuvo board unanimously recommends that stockholders vote “FOR” the proposal to approve and adopt the Inuvo articles amendment.

INUVO PROPOSAL 4 — ADJOURNMENT OF THE
SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the mergers or to approve and adopt the Inuvo articles amendment, Inuvo intends to propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies in favor of the merger agreement and the foregoing proposals. Inuvo does not intend to propose adjournment at the special meeting if there are sufficient votes to approve and adopt the merger agreement and approve the mergers and to approve and adopt the Inuvo articles amendment.

The Inuvo board unanimously recommends that stockholders vote “FOR” the Inuvo adjournment proposal.

THE MERGERS

The following is a discussion of the mergers and the material terms of the merger agreement. You are urged to read carefully the merger agreement in its entirety, including each amendment thereto through the date hereof, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

General

On October 31, 2018, and November 1, 2018, the ConversionPoint board and the Inuvo board, respectively, each approved the merger agreement, attached hereto as Annex A, which provides for two separate mergers involving ConversionPoint and Inuvo, respectively. On February 28, 2019, the ConversionPoint board and Inuvo board, respectively, each approved the first merger amendment, and Inuvo and ConversionPoint entered into the first merger amendment effective as of March 1, 2019, a copy of which is attached hereto as part of Annex A. All references herein to the merger agreement mean the merger agreement as amended by the first merger amendment. The merger agreement provides for ConversionPoint Merger Sub, a wholly-owned subsidiary of New Parent, to merge with and into ConversionPoint, with ConversionPoint surviving the ConversionPoint merger as a wholly-owned subsidiary of New Parent. The merger agreement also provides for the merger of Inuvo Merger Sub, another wholly-owned subsidiary of New Parent, with and into Inuvo, with Inuvo surviving the Inuvo merger as a wholly-owned subsidiary of New Parent. As a result of the mergers, both of the surviving entities of the ConversionPoint merger and the Inuvo merger will become wholly-owned subsidiaries of New Parent, which will be a publicly traded corporation. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the mergers.

At the effective time of the ConversionPoint merger, each outstanding share of ConversionPoint common stock, other than ConversionPoint excluded shares, will be converted into 0.97314 of a share of New Parent common stock (calculated as of March 8, 2019 and subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers). ConversionPoint stockholders will not receive any fractional shares of New Parent common stock pursuant to the ConversionPoint merger. Instead of receiving any fractional shares, after aggregating all fractional New Parent common stock shares that otherwise would be received by such ConversionPoint stockholder as ConversionPoint merger consideration, each holder of ConversionPoint common stock will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the ConversionPoint merger.

At the effective time of the Inuvo merger, each outstanding share of Inuvo common stock (other than Inuvo excluded shares) will be converted into (i) the right to receive $0.45 per share, without interest, and (ii) 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of Inuvo common stock outstanding at the closing of the mergers). Inuvo stockholders will not receive any fractional shares of New Parent common stock pursuant to the Inuvo merger. Instead of receiving any fractional shares, after aggregating all fractional New Parent common stock shares that otherwise would be received by such Inuvo stockholder as Inuvo merger consideration, each holder of Inuvo common stock will be paid an amount in cash, without interest, rounded to the nearest cent, equal to equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the Inuvo merger.

A description of the New Parent common stock to be issued in connection with the ConversionPoint merger and the Inuvo merger is set forth in the section entitled “Description of New Parent Capital Stock” beginning on page 207.

Background of the Mergers

The board of directors and senior management of Inuvo and ConversionPoint have periodically and regularly reviewed and assessed their respective companies’ operations, performance, prospects and strategic direction. In connection therewith, they consider potential strategic alternatives, including potential business combinations, to strengthen their respective businesses and maximize stockholder value.

From time to time, these reviews of strategic options have led representatives of Inuvo and ConversionPoint to consider and discuss, among other potential strategic alternatives, the possibility of a business combination involving ConversionPoint and Inuvo. However, these preliminary discussions regarding a business combination did not lead to any indications of interest or term sheets and did not result in a decision to proceed further.

ConversionPoint does not have a formal process or committee for pursuing or reviewing potential strategic opportunities. Members of ConversionPoint’s management team periodically review and evaluate potential opportunities for strategic opportunities. Any material opportunities are informally discussed with management and the ConversionPoint board, and are discussed and approved by the ConversionPoint board in a formal board meeting prior to the submission of any letters of intent. For example, this process led to the acquisition of SellPoints, Inc. by ConversionPoint.

For several years the Inuvo board has reviewed from time to time Inuvo’s strategic alternatives and prospects as part of the board’s ongoing evaluation of Inuvo’s business and strategic direction. These evaluations were generally conducted during board meetings at which board members would exchange views on industry and economic trends and strategic opportunities available to Inuvo, and from time to time Inuvo’s management and advisors would make presentations to the board on these strategic opportunities and their discussions with third parties regarding possible strategic transactions.

On November 13, 2015, Inuvo engaged Canaccord as its financial advisor to advise Inuvo on the current economic environment for mergers and acquisitions and to identify and pursue potential strategic alternatives for Inuvo. From November 13, 2015 to October 24, 2016, representatives from Canaccord made contact with approximately 57 potential partners for Inuvo. Results of these discussions ranged from preliminary dismissal to participation in discussions, performance of due diligence and preliminary discussions regarding potential transaction terms. However, these discussions did not result in any offers to acquire Inuvo.

Inuvo terminated its engagement with Canaccord to focus on operating its business and pursuing smaller acquisitions on November 10, 2016.

On January 6, 2017, Inuvo entered into a letter of intent to acquire NetSeer, Inc. and on February 7, 2017, Inuvo closed the acquisition.

In June 2017, Mr. Kilambi was introduced to a representative of Canaccord and organized a call between a Canaccord representative and Mr. Tallack to discuss a potential investment banking relationship between Canaccord and ConversionPoint. Neither Messrs. Kilambi nor Tallack had any further conversations with a representative of Canaccord until March 26, 2018, when Mr. Kilambi, in his role as ConversionPoint’s Chief Financial Officer, had a telephone conversation with a representative of Canaccord to update him on ConversionPoint’s activities. None of these conversations with Canaccord resulted in Canaccord being engaged as a financial advisor to ConversionPoint and ConversionPoint has not paid any fee to Canaccord in connection with the mergers or otherwise.

On November 11, 2017, Inuvo received an unsolicited proposal to acquire Inuvo for $1.50 per share in cash from a party that Inuvo had a previous business relationship with but had not discussed strategic opportunities, which we refer to as Party A.

Inuvo entered into a non-disclosure agreement with Party A and commenced discussions regarding the possible sale of Inuvo to Party A on November 20, 2017. The non-disclosure agreement with Party A included customary standstill and “don’t ask, don’t waive” provisions that have since expired on November 20, 2018.

On November 21, 2017, the Inuvo board held a special telephonic meeting to discuss the unsolicited proposed acquisition by Party A and the status of any other potential acquisition. During the telephone meeting, the Inuvo board authorized Inuvo’s management to conduct due diligence on Party A and analyze the legitimacy of Party A’s offer.

The Inuvo board held a special telephonic meeting on November 26, 2017 to discuss and review the potential transaction with Party A and authorized Inuvo to reengage Canaccord as its financial advisor to assist in exploring Inuvo’s strategic alternatives, including a potential transaction with Party A.

On December 6, 2017, Inuvo discussed the proposal to acquire Inuvo with representatives of Porter Wright, its outside legal counsel, and on December 12, 2017, Inuvo reengaged Canaccord as its financial advisor to assist in exploring Inuvo’s strategic alternatives, including the potential transaction with Party A. From December 6, 2017 to December 30, 2017, Inuvo management, with advice from its legal and financial advisors, negotiated a memorandum of understanding, which we refer to as the memorandum, with Party A.

After its reengagement on December 12, 2017, and except during the time of exclusivity with Party A, Canaccord began a “market test” process designed to pursue strategic alternatives and identify potential acquirers for the potential sale of Inuvo. From December 12, 2017 to September 25, 2018, representatives from Canaccord made contact with approximately 46 potential partners for Inuvo. Results of these discussions ranged from preliminary dismissal to participation in discussions, performance of due diligence and preliminary discussions regarding potential transaction terms. However, these discussions did not result in any offers to acquire Inuvo.

On December 13, 2017, the Inuvo board participated in a telephonic meeting to continue its discussion of the Party A acquisition and the status of any other potential acquisition activity.

On December 20, 2017, Inuvo entered into a non-disclosure agreement with an internet technology development company, which we refer to as Party B, and held preliminary discussions regarding the potential acquisition of Inuvo by Party B. The non-disclosure agreement with Party B included customary standstill and “don’t ask, don’t waive” provisions that have since expired on December 20, 2018.

On December 22, 2017, Inuvo received an incomplete draft letter of intent from Party B to acquire Inuvo. The draft letter of intent did not provide information regarding consideration for the acquisition.

On December 29, 2017, representatives from Inuvo and Party B met and discussed the incomplete information in the draft letter of intent. At the meeting, Inuvo determined that Party B did not value Inuvo adequately as compared to Party A.

On December 30, 2017, Inuvo’s management and Canaccord discussed a negotiated memorandum with Party A at a special telephonic meeting of the Inuvo board. After substantial discussion, Inuvo’s board authorized Inuvo to enter into the memorandum, and later that same day, Inuvo entered into the memorandum. The memorandum provided for the sale of Inuvo to Party A for $1.50 per share and contained certain exclusivity provisions, but required a “go-shop” provision in any transaction agreement.

From December 30, 3017 to May 1, 2018, Inuvo engaged in due diligence and negotiated transaction documents with Party A, with the advice of representatives from Canaccord and Porter Wright. On March 6, 2018, the parties entered into an amendment to the memorandum with Party A, which eliminated the exclusivity provisions. On May 1, 2018, Inuvo terminated the memorandum with Party A because Party A could not secure financing for the proposed transaction.

On January 23, 2018, Inuvo held a board meeting and the Inuvo board received an update on the potential transaction with Party A from Messrs. Howe, Ruiz and Pisaris and a representative from Canaccord.

On March 7, 2018, representatives of Inuvo sent a non-disclosure agreement to a China-based multimedia shopping, information and web platform, which we refer to as Party C, that Mr. Ruiz had been introduced to in November 2017.

Canaccord, on behalf of Inuvo, reached out to Party B on March 22, 2018 to determine if Party B had any continuing interest in pursuing a transaction with Inuvo, but did not receive a formal response until May 31, 2018 (as set forth below).

On April 2, 2018, Inuvo and Party C entered into a non-disclosure agreement, which included customary standstill and “don’t ask, don’t waive” provisions that have since expired on March 7, 2019.

On April 5, 2018, Messrs. Kilambi, Tallack and Peschong met with a representative of Canaccord at Canaccord’s offices in New York to discuss financing and strategic opportunities for ConversionPoint. During that meeting, a representative of Canaccord suggested that ConversionPoint consider Inuvo, a client of Canaccord, as a potential strategic acquisition candidate.

At a Inuvo board meeting held on April 17, 2018, Messrs. Howe, Ruiz and Pisaris provided the Inuvo board with an update on the potential transaction with Party A and the status of the market test to find other potential strategic partners.

On April 15 and April 18, 2018, a representative of Inuvo met with Party C in China to discuss the possibility of Party C investing approximately $54.6 million in Inuvo in exchange for a controlling interest in Inuvo. Pursuant to these discussions, Inuvo drafted a term sheet for the proposed transaction and presented it to Party C on April 19, 2018. On April 23, 2018 a representative of Inuvo met with Party C to discuss the term sheet.

After reviewing Inuvo’s SEC filings and discussing its business with ConversionPoint’s management, on April 24, 2018, Mr. Kilambi had a further telephone conversation with a representative of Canaccord and requested an introduction with Inuvo.

On April 27, 2018, a representative of Canaccord sent an email introducing Messrs. Kilambi and Howe.

On May 10, 2018, Messrs. Kilambi, Peschong and Howe had an initial telephone conversation in which they discussed the businesses of ConversionPoint and Inuvo and determined that it would be worthwhile to execute a mutual non-disclosure agreement and engage in further discussions regarding a potential transaction. On May 17, 2018, Mr. Howe sent a proposed form of mutual non-disclosure agreement to Mr. Kilambi, which both parties executed on that day.

On May 19, 2018, Party C agreed in principle to sign the term sheet; however, Party C subsequently indicated that it would not move forward with evaluating the potential transaction due to the status of trade relations between the United States and China.

On May 24, 2018, Messrs. Howe and Barrett met with Messrs. Tallack, Kilambi, Peschong, Newton and Gregg at ConversionPoint’s prior corporate headquarters, in Irvine, California, at which they presented overviews of their respective businesses and discussed the potential synergies between ConversionPoint and Inuvo. Between May 24, 2018 and June 23, 2018, ConversionPoint and Inuvo had various telephone calls, and exchanged various documents, including, investor presentations, capitalization information and financial information.

Representatives from Inuvo attended an investor presentation by Party B on May 31, 2018 and exchanged investor relations presentations and informally discussed the opportunity for Party B to reengage in discussions with Inuvo regarding the possible acquisition of Inuvo. At the meeting, Party B indicated that it operated an approximately $100 million run rate internet advertising business in a wholly-owned internet advertising subsidiary, which we refer to as Party B’s operating subsidiary, and wanted to explore a merger whereby Inuvo would merge with Party B’s operating subsidiary and remain a public company controlled by Party B.

On June 14, 2018, Mr. Howe corresponded with Party B regarding the potential merger of Inuvo with Party B’s operating subsidiary.

On June 24, 2018, Mr. Howe met with Messrs. Kilambi and Peschong at ConversionPoint’s offices in Emeryville, California, to further discuss Inuvo’s and ConversionPoint’s respective businesses and the potential synergies between the businesses.

On June 29, 2018, Inuvo provided ConversionPoint with further information regarding Inuvo’s capitalization structure.

On July 1, 2018, Inuvo delivered a term sheet to Party B regarding the potential transaction discussed in Mr. Howe’s June 14, 2018 correspondence. The term sheet did not contain any valuation information.

On July 2, 2018, a representative from Party B met with Messrs. Howe, Ruiz, Pisaris and Barrett at Inuvo’s office to review each party’s respective business and to discuss the potential merger of Inuvo with Party B’s operating subsidiary.

On July 16, 2018, Mr. Ruiz participated in a call with Party B to discuss the potential transaction with Party B. Party B indicated its proposed percentage ownership for Inuvo stockholders after the merger would be based on relative adjusted EBITDA contributions from Inuvo and Party B, with approximately 28% of the resulting entity allocated to Inuvo.

At a ConversionPoint board meeting held on July 17, 2018, Mr. Kilambi discussed Inuvo’s business, the potential synergies between ConversionPoint and Inuvo, and a potential acquisition of Inuvo. The ConversionPoint board was presented with and discussed an initial draft letter of intent prepared by representatives of Troutman Sanders, outside legal counsel to ConversionPoint. The draft letter of intent provided for an all-stock merger transaction between Inuvo and ConversionPoint to be effected through a share exchange that would result in former ConversionPoint stockholders and Inuvo stockholders owning approximately 65% and 35%, respectively, of the issued and outstanding shares of the combined company’s common stock. The letter of intent also provided for customary “no-shop” restrictions and a $20 million financing contingency. After a lengthy discussion, the ConversionPoint board unanimously authorized ConversionPoint’s officers to finalize the negotiation of, and to enter into, a letter of intent with Inuvo.

On July 17, 2018, at an Inuvo board meeting, Mr. Howe updated the Inuvo board on discussions with potential strategic partners, including Party B and ConversionPoint. The discussion regarding ConversionPoint included a preliminary review of ConversionPoint’s business and potential synergies. The discussion regarding other potential strategic partners included a status update on discussions with other potential strategic partners that had not developed beyond preliminary stages.

On July 20, 2018, Mr. Ruiz corresponded with Party B and suggested that a more appropriate percentage ownership for Inuvo stockholders after the merger with Party B’s operating subsidiary would be based on relative revenue contributions. Active discussions with Party B discontinued on July 20, 2018 after the parties reached an impasse on valuation.

On July 23, 2018, Mr. Kilambi sent Mr. Howe and other members of Inuvo’s senior management team the executed letter of intent containing the terms discussed at the July 17, 2018 ConversionPoint board meeting, which Inuvo did not execute.

Messrs. Howe, Ruiz and Pisaris and a representative of Canaccord participated in a teleconference on July 24, 2018, to review and discuss the letter of intent from ConversionPoint and Inuvo’s other strategic alternatives. Matters discussed regarding the ConversionPoint letter of intent included the transaction structure, transaction price and contingencies. Matters discussed regarding other strategic alternatives included an update on discussions with potential strategic partners. At this meeting, it was concluded that the potential transaction with ConversionPoint had a low probability of moving forward because of the complex transaction structure and contingencies but that representatives from Inuvo would request preliminary information from ConversionPoint regarding its business, financial statements and projections. At this meeting, it was also determined that Inuvo’s focus would be to continue to pursue its discussions with other potential strategic partners.

On August 1, 2018, Mr. Howe sent Mr. Kilambi an email indicating that an all-stock transaction would not be approved by the Inuvo stockholders and indicated that he would contact Mr. Kilambi in mid-August 2018.

Commencing on August 9, 2018, after Mr. Howe notified ConversionPoint that Inuvo was not interested in an all-stock transaction, ConversionPoint commenced discussions with another United States public company regarding a potential merger. Mr. Kilambi and various other members of ConversionPoint’s management team had various telephone calls and exchanged various documents and due diligence items. On August 22, 2018, Messrs. Kilambi, Blazick and Newton attended an in-person meeting with management of this company. On August 24, 2018, ConversionPoint submitted a non-binding letter of intent to this public company for an all-stock merger transaction. There were several conversations between ConversionPoint’s management and this public company’s management between August 24, 2018, and August 31, 2018, regarding the terms of the non-binding offer. Discussions ceased on August 31, 2018, and on September 11, 2018, Mr. Kilambi sent an email to the Chief Executive Officer of such company advising him that ConversionPoint was commencing discussions with another undisclosed company (Inuvo).

On August 16, 2018, during a telephone conversation, Mr. Howe and Mr. Kilambi discussed the potential transaction. Matters discussed included transaction structure, financing and possible inclusion of a cash component.

On August 24, 2018, Mr. Howe sent an email to Messrs. Kilambi and Peschong discussing, among other things, potential obstacles to a transaction, including transaction structure, valuation and consideration mix for Inuvo stockholders.

On September 11, 2018, Messrs. Howe and Kilambi had a telephone conversation to discuss Inuvo’s continued interest in engaging in a transaction, provided that the merger consideration to be received by Inuvo’s stockholders included a significant cash component. During this call, Mr. Kilambi indicated that he would discuss the same with ConversionPoint’s management.

On September 13, 2018, Messrs. Kilambi, Blazick, and Tom Furukawa met with Messrs. Howe and Barrett and other members of Inuvo’s management at Inuvo’s offices in Little Rock, Arkansas to further discuss Inuvo’s business units and potential strategic synergies between the companies.

On September 18, 2018, Mr. Howe sent an email to Mr. Kilambi indicating that he believed there were significant synergies between the companies’ businesses and invited ConversionPoint to make a new offer that included a cash component.

On September 18, 2018, Mr. Pisaris discussed the revised transaction structure with representatives of Porter Wright.

On September 19, 2018, Mr. Pisaris and representatives of Porter Wright and Troutman Sanders had a conference call to further discuss a revised transaction structure.

After informal discussions with Mr. Tallack and the other members of the ConversionPoint board, on September 20, 2018, Mr. Kilambi sent Mr. Howe a new unsigned draft letter of intent, which included $20,431,390 ($0.60 per Inuvo share) in cash consideration, and adjusted conversion ratios, such that upon consummation of the transaction, the former ConversionPoint stockholders and Inuvo stockholders would own approximately 73.35% and 26.65%, respectively, of the combined entity. The new draft letter of intent also increased the financing contingency from $20 million to $40 million.

Between September 20, 2018 and September 25, 2018, various telephone and email discussions ensued between ConversionPoint’s management and representatives of Troutman Sanders and Inuvo’s management and representatives of Porter Wright and Canaccord, which resulted in minor modifications to the letter of intent. Inuvo’s management sent ConversionPoint a revised letter of intent on September 24, 2018 with minor changes, including Inuvo’s required consent to the terms of a proposed financing contingency, elimination of a closing condition that ConversionPoint have no more than 2% of its stockholders exercise appraisal rights and other minor changes.

On September 25, 2018, members of ConversionPoint’s senior management and representatives of Troutman Sanders participated in various email and telephone conference discussions and proposed minor changes to the letter of intent. Later that day, Mr. Kilambi sent a signed revised letter of intent to Mr. Howe, which included revised exchange ratios that would result in former ConversionPoint stockholders and Inuvo stockholders owning approximately 73.33% and 26.67%, respectively, of the combined entity. Mr. Kilambi also indicated that the revised letter of intent would expire that Friday, September 28, 2018, and that once the revised letter of intent was signed he would meet with various investment bankers and investors in Toronto to discuss their willingness to raise capital and meet the financing condition. The letter of intent was executed by ConversionPoint on September 25, 2018 and delivered to Mr. Howe.

On September 25, 2018, Mr. Howe distributed the final version of the letter of intent to the Inuvo board. On September 26, 2018, each member of the Inuvo board corresponded with Mr. Howe regarding the letter of intent and authorized Mr. Howe to execute the letter of intent. Later that day, on September 26, 2018, Mr. Howe executed the final version of the letter of intent and delivered it to ConversionPoint.

During the week of October 1, 2018, Mr. Kilambi met with various investment bankers and investors in Toronto including GMP Securities, LP, which we refer to as GMP, Beacon Securities and Canaccord to discuss serving as financial advisors for the financing required pursuant to the letter of intent.

On October 5, 2018, ConversionPoint was granted access to a data room populated with some due diligence documentation with respect to Inuvo. Starting on October 5, 2018 through the signing of the merger agreement on November 2, 2018, ConversionPoint, Troutman Sanders and other advisors retained by ConversionPoint conducted an extensive due diligence review of Inuvo, including a review of materials provided by Inuvo in the data room and by email, conducted numerous telephone conferences both internally between ConversionPoint and its various advisors and between ConversionPoint and Inuvo and its advisors to discuss ConversionPoint’s findings and ask follow-up questions.

On October 10, 2018, Messrs. Howe, Kilambi, Tallack, Newton and Jahnke met at ConversionPoint’s Minnesota office with a representative of GMP, to discuss the transaction and GMP’s interest in serving as lead Canadian financial advisor.

During an October 12, 2018 telephone call with Mr. Kilambi, Mr. Howe indicated that Inuvo was seeking a $1 million financing for working capital by November 1, 2018 and asked whether ConversionPoint or its stockholders had an interest in providing such financing. On October 12, 2018, Mr. Kilambi had informal discussions with Messrs. Tallack, Peschong and the other members of the ConversionPoint board about providing such financing and consulted with representatives of Troutman Sanders about incorporating the same into the merger agreement.

On October 14, 2018, a representative of Troutman Sanders provided an initial draft of the merger agreement to representatives of Inuvo and Porter Wright.

On October 16, 2018, Inuvo was granted access to a data room populated with due diligence documentation with respect to ConversionPoint. Starting October 16, 2018 through the signing of the merger agreement on November 2, 2018, Inuvo, Porter Wright and other advisors retained by Inuvo conducted an extensive due diligence review of ConversionPoint, including a review of materials provided by ConversionPoint in the data room and by email, conducted numerous telephone conferences both internally between Inuvo and its various advisors and between Inuvo and ConversionPoint and its advisors to discuss Inuvo’s findings and ask follow-up questions.

On October 18, 2018, a representative of Troutman Sanders sent an initial draft of the senior subordinated unsecured convertible notes term sheet to Inuvo.

On October 19, 2018, a representative of Troutman Sanders participated in a telephone conference with a representative of Porter Wright to discuss the initial draft of the senior subordinated unsecured convertible notes term sheet. The parties discussed, among other things, the following comments to the initial draft: (i) that the amount of the termination fee be increased in lieu of a 300% redemption feature; (ii) that both parties agree to delete the antidilution adjustment by changing the overall exchange ratios; and (iii) that the revised letter of intent provided for future adjustments to ConversionPoint’s capital structure. After the telephone conference, a representative of Troutman Sanders provided an email and telephone conference update to members of ConversionPoint’s senior management regarding the telephone conference with Porter Wright. Mr. Kilambi responded to the email update that the members of ConversionPoint’s senior management was targeting a November 2, 2018 signing date.

On October 19, 2018, a representative of Porter Wright also provided initial comments to the senior subordinated unsecured convertible note to a representative of Troutman Sanders. The revisions included, among other things: (i) the need for all funds to come from ConversionPoint in order to avoid related party transaction issues in the merger agreement; (ii) changes to the concept of maturity date to remove extension with approval of a majority of the principal note holders; (iii) changes to the Voluntary Conversion section to delete payment of accrued and unpaid interest upon conversion and to include a concept that the notes will not be convertible to Series A Preferred Stock until 90 days after the termination of the merger agreement; (iv) a requirement that Inuvo maintain a reserve of shares equal to the number of shares required for full conversion of the Series A Preferred Stock commencing from the time the Series A Preferred Stock is issued and outstanding; (v) removal of the 300% conversion feature; (vi) a requirement that amounts due could be repaid with 15 days prior written notice; (vii) elimination of provisions providing for redemption at a multiple of principal upon a change of control; and (viii) a capped conversion into no more than 19.99% of Inuvo’s voting power.

On October 21, 2018, Porter Wright distributed a revised draft of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things: (i) inclusion of the concept of the Inuvo bridge notes; (ii) changes to the Treatment of Inuvo Warrants section; (iii) changes to the Treatment of Inuvo RSUs section, including an addition that the Inuvo RSUs vest in accordance with the applicable Inuvo RSU vesting schedule; (iv) addition of terms relating to equity financing, including equity comfort letters in connection with a potential equity offering and an Equity Financing section; (v) changes to Agreements With Respect to Parent Post Closing section, including an additional provision to provide base salary and base wages to the employees of ConversionPoint and Inuvo who continue to be employed by New Parent; (vi) change of appraisal rights threshold from 5% to 15% of the issued and outstanding ConversionPoint Common Stock; and (vii) changes to the Termination Fee section, including the concept of a reverse termination fee.

After reviewing the revisions to the merger agreement, on October 21, 2018, representatives of Troutman Sanders held an internal telephone conference call within the firm to discuss the recent revisions. They reviewed the Inuvo RSUs provided in the data room and discussed the possibility of vesting upon a change of control. Representatives of Troutman Sanders also discussed inclusion of the Equity Financing section and standard deal terms for appraisal rights thresholds.

On October 22, 2018, a representative of Troutman Sanders corresponded with representatives of Porter Wright initial comments to the revised merger agreement provided by representative of Porter Wright. The comments included, among other things: (i) the preference that all Inuvo RSUs vest upon a change of control rather than only a portion and the need for potential lock-up agreements; (ii) a suggestion that the Equity Financing section is unnecessary because ConversionPoint will not receive commitment letters from financial institutions; (iii) that a significant amount of deals have an appraisal rights threshold between 5% and 10%, and given ConversionPoint’s valuation, 15% is significant; and (iv) an inquiry as to whether the ConversionPoint termination fee and the reverse termination fee are different amounts.

On October 22, 2018, a representative of Troutman Sanders also sent to ConversionPoint a revised Appendix A to the letter of intent. The revised letter of intent included revisions to the ConversionPoint and Inuvo exchange ratios to account for changes in the capitalization of ConversionPoint.

On October 23, 2018, a representative of Troutman Sanders sent a revised draft of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things: (i) changing the ConversionPoint exchange ratios due to changes in ConversionPoint’s capitalization; (ii) changes to the Treatment of CPT RSUs section, including language that ConversionPoint RSUs will vest in accordance with the applicable vesting schedule and the deletion of per share exercise price for New Parent common stock; (iii) a note to discuss the acceleration and vesting of all Inuvo RSUs; (iv) changes to the Equity Financing section, including removal of the concept of underwriters and replacing that with the concept of intermediaries; (v) changes to the Equity Financing Covenant section; (vi) change of appraisal rights threshold from 15% to 10%; and (vii) removal of the reverse termination fee concept.

On October 24, 2018, a representative of Troutman Sanders sent a draft of the ConversionPoint and Inuvo support agreements to the various interested parties.

Between October 24 and 25, 2018, Messrs. Kilambi, Tallack and Furukawa met with Messrs. Howe, Pisaris, Ruiz and other members of Inuvo’s management team in Little Rock, Arkansas, and further discussed their respective businesses and synergies, finalized the terms for a $1 million note financing, and discussed certain changes to the proposed terms of the merger agreement with representatives of Porter Wright and Troutman Sanders. Specifically, Inuvo agreed to reduce the cash portion of the merger consideration from $20,431,390 ($0.60 per Inuvo share) to $15,323,542 ($0.45 per Inuvo share), increase the percentage of the post-merger entity to be owned by Inuvo’s stockholders from 26.67% to 29.24%, and lower the minimum financing contingency from $40 million to $36 million. The parties also agreed to include in the merger agreement, a bilateral termination fee of $2.8 million in the event the transaction is terminated by Inuvo or ConversionPoint in certain circumstances, including the failure by ConversionPoint to obtain the necessary financing to fulfill the financing contingency. The parties also agreed to set the percentage of ConversionPoint shares that must not exercise appraisal rights at 10%.

On October 25, 2018, a representative of Troutman Sanders distributed a draft of the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note to the various interested parties.

On October 26, 2018, a representative of Inuvo distributed a revised version of the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note to the various interested parties. The revisions to the securities purchase agreement included the following revisions: (i) a request for a copy of the accredited investor questionnaire; (ii) an additional representation and warranty that ConversionPoint has not directly or indirectly executed any purchase or sales of securities of Inuvo commencing as of the time that Inuvo first received a term sheet; and (iii) added a section on Listing of Securities on the NYSE American. The 10% senior unsecured subordinated convertible promissory note included the following revisions: (i) that the closing of the merger will not constitute a change of control; (ii) the addition of a definition for Shareholder Approval; (iii) inclusion of the concept for voluntary conversion in the event the merger agreement is terminated upon 15 days written notice to Inuvo; (iv) the deletion of the section on Adjustments for Subsequent Equity Sales, including references to dilution; (v) the addition of an Issuance Limitations section providing for an issuance maximum if Inuvo does not obtain shareholder approval; and (vi) the addition of a negative covenant whereby Inuvo would not incur any financial indebtedness against its assets outside the ordinary course of business in excess of $500,000.

After receiving comments to the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note, on October 26, 2018, a representative of Troutman Sanders distributed a draft of the investor questionnaire to the various interested parties for review.

On October 26, 2018, a representative of Porter Wright also distributed a revised draft of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things: (i) changes to the definition of Inuvo bridge notes, including removal of references to Series A Preferred Stock; (ii) adding a definition of Inuvo option exchange ratio as an adjustment to the option exchange ratio to account for the $0.45 cash payment per share not received by option holders; (iii) changes to Treatment of CPT RSUs and Treatment of Inuvo RSUs sections to allow for each outstanding restricted stock unit to purchase ConversionPoint or Inuvo Common Stock, respectively, to the extent restricted stock units have not been terminated as of the effective time of the merger so as no longer to be subject to forfeiture or vesting, and will be considered outstanding shares for all purposes of the merger agreement; (iv) inclusion of a provision in the Equity Financing Covenant that ConversionPoint, New Parent and the Merger Subs will cause the equity financing to occur promptly, but in no event less than 180 days following execution of the merger agreement, which may be extended by 30 day increments with the consent of Inuvo; (v) added covenant for New Parent to grant stock options of New Parent to continuing employees; and (vi) inclusion of a bilateral termination fee of $2.8 million.

On October 27, 2018, a representative of Troutman Sanders participated in a telephone conference with members of ConversionPoint’s senior management. The parties discussed the anti-dilution provisions that were removed from the securities purchase agreement.

On October 29, 2018, a representative of Troutman Sanders distributed revised drafts of the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note. The revisions to the securities purchase agreement included, among other things: (i) removal of the concept of a segregated account and (ii) addition of the concept of a registration rights agreement. The revisions to the 10% senior unsecured subordinated convertible promissory note included, among other things: (i) inclusion of CPT Investments, LLC as the holder; (ii) change of the definition of Default Interest rate from 7.5% to 15%; (iii) inclusion of a definition for Maximum Issuable Conversion Shares; and (iv) changes to the Issuance Limitations section. On that same day, a representative of Troutman Sanders also distributed an initial draft of the registration rights agreement to the various interested parties.

On October 29, 2018, a representative of Troutman Sanders distributed drafts of formation documents for New Parent and the Merger Subs to the various interested parties.

Between October 29 and 31, 2018, Mr. Kilambi obtained financing comfort letters from GMP, Beacon Securities, Falcon Capital and Roth Capital, which were delivered to Mr. Howe via email.

On October 30, 2018, a representative of Inuvo emailed proposed amendments to the 10% senior unsecured subordinated convertible promissory note to the various interested parties. The proposed revisions included, among other thing, changes to the Negative Covenants section, including removal of restrictions on new liens and removal of restrictions on incurring additional senior indebtedness. That same day, a representative of Porter Wright also provided comments to the formation documents for New Parent and the Merger Subs to a representative of Troutman Sanders. The revisions included, among other things, a request to remove references to multiple stockholders in the board resolutions and stockholder consent for New Parent. That same day, a representative of Troutman Sanders removed references to multiple stockholders in the board resolutions and stockholder consent for New Parent, and a representative from Porter Wright indicated that there were no further comments to the formation documents.

On October 30, 2018, a representative of Troutman Sanders distributed a revised draft of the ConversionPoint and Inuvo support agreements to the various interested parties. The revisions to the ConversionPoint and Inuvo support agreements included, among other things, amending the name of a merger subsidiary from “Inuvo Merger Sub, Inc.” to “CPT Cigar Merger Sub, Inc.” There being no further comments to the ConversionPoint and Inuvo support agreements, representatives from Troutman Sanders and Porter Wright prepared final copies for execution.

On October 31, 2018, ConversionPoint loaned $25,000 to CPT Investments, LLC, a California limited liability company, owned by Bridgewater Capital Corporation, Mr. Marks and Mr. Kilambi. Bridgewater Capital is controlled by Messrs. Peschong and Thomsen. CPT Investments, LLC is managed by Mr. Kilambi. In exchange for the loan, CPT Investments, LLC issued ConversionPoint a promissory note that accrues interest at a rate of 10% per annum and is due and payable on or before June 30, 2019. CPT Investments, LLC loaned $1 million to Inuvo in exchange for a senior unsecured subordinated convertible promissory note in the principal amount of $1 million, which accrues interest at a rate of 10% per annum and is due and payable on or before the earlier of June 30, 2019 and the closing of the merger transaction.

On October 31, 2018, a representative of Troutman Sanders distributed a revised version of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things: (i) the ConversionPoint exchange ratio and the Inuvo exchange ratio to account for the final targeted allocation of common shares of New Parent after closing; (ii) insertion of the Inuvo option exchange ratio; (iii) removal of references to equity financing in the Financing section; and (iv) a covenant that ConversionPoint will not issue, sell, pledge, dispose of or grant shares of any class of its capital stock, except that it may issue up to 500,000 shares of Common Stock at a price per share of no less than $9.21 in the ordinary course of a current securities offering.

Later that same day, a representative of Inuvo distributed a revised version of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things, changes to the definition of ConversionPoint exchange ratio, including an adjustment for holders of ConversionPoint convertible notes, and ignoring the impact of dissenting shares and adding as a condition to the mergers that a counterpart signature page of each separation agreement duly executed by New Parent be delivered to Inuvo and each executive who is a counterparty to the applicable separation agreement.

Also, on October 31, 2018, a representative of Troutman Sanders distributed revised versions of the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note to the various interested parties. The revisions to the securities purchase agreement included, among other things: (i) removal of the definition of Maximum Principal Amount; and (ii) inclusion of the addresses for Inuvo and CPT Investments, LLC. The revisions to the 10% senior unsecured subordinated convertible promissory note included, among other things: (i) changes to the Negative Covenants section, including removal of restrictions on new liens and prohibiting the incurrence of additional senior indebtedness in excess of $10 million. On October 31, 2018, a representative of Troutman Sanders sent an additional revised draft of the 10% senior unsecured subordinated convertible promissory note to the various interested parties incorporating comments from Western Alliance Bank.

A representative of Pearlman Law Group LLP, outside legal counsel to Inuvo, distributed a revised version of the registration rights agreement to the various interested parties.

Later on October 31, 2018, a representative of Troutman Sanders distributed a revised version of the registration rights agreement to the various interested parties. The revisions to the registration rights agreement included, among other things: (i) removal of merger agreement from the definition of Transaction Agreements; (ii) changes to Related Obligations section, including the obligation to make generally available to its security holders no later than 90 days after the close of the period covered thereby an earnings statement; and (iii) changes to the Expenses of Registration section.

On that same day, ConversionPoint’s board reviewed and approved the merger agreement and the $1 million bridge financing.

On November 1, 2018, Richard Howe met with Messrs. Kilambi, Tallack and other members of ConversionPoint’s management in Newport Beach, California. Messrs. Howe, Kilambi and other members of ConversionPoint’s senior management also met at the offices of Troutman Sanders with representatives of Troutman Sanders to finalize the merger agreement and ancillary documents.

A representative of Troutman Sanders also filed the Certificate of Incorporation for CPT Merger Sub, Inc. and New Parent and the Articles of Incorporation for CPT Cigar Merger Sub, Inc.

Also on November 1, 2018, a representative of Inuvo distributed a revised version of the registration rights agreement to the various interested parties. The revisions to the registration rights agreement included, among other things: (i) changes to the Related Obligations section, including provision for filing documents on the SEC’s Electronic Data Gathering, Analysis and Retrieval system as sufficient notice for satisfying certain delivery requirements. Later that same day, a representative of Troutman Sanders reviewed Inuvo’s revised changes and accepted all of them and finalized the registration rights agreement. On November 1, 2018, Mr. Kilambi, in his capacity as managing member of CPT Investments, LLC, executed the registration rights agreement.

Later that day, a representative of Troutman Sanders and a representative of Porter Wright distributed final versions of the support agreements to the relevant ConversionPoint and Inuvo stockholders for signature, and the relevant parties signed the support agreements.

That same day, a representative of Troutman Sanders delivered a revised draft of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things, a change to the ConversionPoint exchange ratio to reflect changes in ConversionPoint’s capitalization and an adjustment divisor of 15,845,568 shares for post-merger agreement execution issuances of ConversionPoint common stock.

On November 1, 2018, representatives of the Pearlman Law Group, Troutman Sanders, Porter Wright, ConversionPoint and Inuvo held a telephone conference to discuss final changes to the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note. On the telephone conference, the parties discussed revising the Subordination section in the 10% senior unsecured subordinated convertible promissory note and revised the conversion price in the note to equal $0.44, provided that in the event the merger agreement is terminated because of a superior proposal, the conversion price will equal $0.35. Each of the various interested parties agreed to the changes, and final versions of the securities purchase agreement and 10% senior unsecured subordinated convertible promissory note were executed.

The Inuvo board also held a meeting at which members of Inuvo’s management, Canaccord and Porter Wright attended. Prior to the meeting, the members of Inuvo’s board were furnished a final draft of the merger agreement and other information related to the proposed transaction, including the final exchange ratios, targeted allocations of New Parent common shares and per-share cash consideration. A representative of Porter Wright advised the Inuvo board regarding their fiduciary duties in connection with the proposed acquisition by ConversionPoint. Messrs. Howe and Pisaris reviewed and explained a detailed merger agreement summary prepared for the Inuvo board that included an estimated enterprise value of ConversionPoint of $146 million (based on ConversionPoint’s then recent $15 million private offering of common stock at $9.21 per share) and a resulting enterprise value of Inuvo of $75.5 million, based on each company’s respective allocations of shares of New Parent common stock after the closing and the cash portion of the Inuvo merger consideration. The estimated enterprise value of Inuvo of $75.5 million resulted in a per share valuation of Inuvo common stock of $2.22 per share, consisting of $0.45 per share in cash consideration, and New Parent common stock valued at an estimated $1.77 per share of Inuvo common stock, based on ConversionPoint’s per share valuation of $9.21. At this meeting, Canaccord rendered its oral opinion to the Inuvo board (which was confirmed in to be paid to the holders of Inuvo common stock writing by delivery of its written opinion) to the effect that as of November 1, 2018, and based upon and subject to the factors set forth therein, the Inuvo merger consideration to be paid to the holders of Inuvo common stock pursuant to the merger agreement was fair from a financial point of view to such stockholders. Inuvo’s management discussed the proposed acquisition at significant length with the Inuvo board. After discussion, including consideration of the factors described in “The Mergers—Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger” beginning on page 152, the Inuvo board unanimously approved and adopted the merger agreement and the merger, recommended that the Inuvo stockholders adopt the merger agreement and approve the merger and authorized the preparation and filing of this joint proxy statement/prospectus.

On November 2, 2018, a representative of Troutman Sanders delivered a revised draft of the merger agreement to the various interested parties. The revisions to the merger agreement included, among other things: (i) a post execution adjustment divisor of 15,819,911 shares; and (ii) provision that immediately after the effective date New Parent will be named ConversionPoint Technologies Inc.

Each of New Parent, ConversionPoint, Inuvo, CPT Merger Sub and CPT Cigar Merger Sub executed and delivered the merger agreement, effective as of November 2, 2018. On the morning of November 5, 2018, prior to the open of markets, ConversionPoint and Inuvo publicly announced the transaction via press release, and on November 7, 2018, held a joint teleconference to further discuss the acquisition.

Recommendation of the ConversionPoint Board and its Reasons for the ConversionPoint Merger

At a meeting held on October 31, 2018, the ConversionPoint board approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the ConversionPoint merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, ConversionPoint and its stockholders, directed that the merger agreement be submitted to ConversionPoint stockholders for adoption, recommended that ConversionPoint stockholders adopt the merger agreement and declared that the merger agreement is advisable. ACCORDINGLY, THE CONVERSIONPOINT BOARD RECOMMENDS THAT CONVERSIONPOINT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.

As described above under “—Background of the Mergers,” the ConversionPoint board, in evaluating the mergers and the merger agreement, consulted with ConversionPoint’s management and legal advisors and, in reaching its decision at its meeting on October 31, 2018 to approve the merger agreement and the transactions contemplated thereby, considered a variety of factors weighing positively and negatively in connection with the mergers. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the ConversionPoint board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The ConversionPoint board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ConversionPoint’s reasons for the ConversionPoint merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The reasons in favor of the mergers considered by the ConversionPoint board include, but are not limited to, the following:

●	the combination of ConversionPoint’s and Inuvo’s respective businesses are expected to create combined annual cost synergies;

●	the combination of ConversionPoint’s and Inuvo’s respective businesses are expected to result in significant cross-selling opportunities to their respective customers;

●	ConversionPoint stockholders would have the opportunity to participate in the future performance of the combined company based on their majority ownership of New Parent common stock upon completion of the mergers;

●	the combined company would have a strong balance sheet and the ability to add new technology, services and products for customers; and

●	the integration of ConversionPoint’s and Inuvo’s technologies are expected to result in a more robust e-commerce technology picture combined platform solution.

In addition to the above factors, the ConversionPoint board also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and the merger agreement, including without limitation:

●	the dilution associated with the shares that New Parent may be required to issue to satisfy the cash consideration portion of the Inuvo merger consideration and future working capital requirements of New Parent after the consummation of the mergers;

●	the risk that the mergers might not be consummated in a timely manner;

●	the risk that certain key employees of ConversionPoint or Inuvo might not choose to remain with the combined company;

●	the potential challenges and difficulties relating to integrating the operations of ConversionPoint and Inuvo; and

●	the potential $2,800,000 termination fee that ConversionPoint may be required to pay to Inuvo in certain circumstances, if the merger agreement is terminated.

Recommendation of the Inuvo Board and its Reasons for the Inuvo Merger

At a meeting held on November 1, 2018, the Inuvo board approved the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the Inuvo merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Inuvo and its stockholders, directed that the merger agreement be submitted to Inuvo stockholders for adoption and approval and recommended that Inuvo stockholders adopt and approve the merger agreement. ACCORDINGLY, THE INUVO BOARD RECOMMENDS THAT INUVO STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL, “FOR” THE THE INUVO ARTICLES AMENDMENT PROPOSAL, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.

As described above under “—Background of the Mergers,” the Inuvo board, in evaluating the proposed merger and the merger agreement and in issuing the CPT bridge note, consulted with Inuvo’s management and legal and financial advisors and, in reaching its decision at its meeting on November 1, 2018 to approve the merger agreement and the transactions contemplated thereby, considered a variety of factors weighing positively and negatively in connection with the Inuvo merger. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Inuvo board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Inuvo board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Inuvo’s reasons for the Inuvo merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The reasons in favor of the merger considered by the Inuvo board include, but are not limited to, the following:

●	the combination of Inuvo’s and ConversionPoint’s businesses are expected to create combined annual cost and operational synergies;

●	the combination of Inuvo’s and ConversionPoint’s businesses are expected to result in significant cross-selling opportunities to their respective customers;

●	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size and capital;

●	the proposed cash consideration portion alone of the Inuvo merger consideration represented a premium over the market price at which Inuvo’s common stock traded prior to entering into the merger agreement;

●	by including both cash and stock in the merger consideration, the Inuvo stockholders might participate in the future of the combined, publicly traded company;

●	the opinion, dated November 1, 2018, of Canaccord Genuity to the Inuvo board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of the shares of Inuvo common stock of the Inuvo merger consideration;

●	the combination of technologies from both parties represents an alignment with a market-based consolidation of marketing, data and e-commerce optimization technologies;

●	certain Inuvo technologies could be immediately sold to certain ConversionPoint clients;

●	the marketplace that the combined company will operate in possesses significant competitive barriers to entry;

●	the combined company would have scale sufficient to attract capital market interest;

●	the integration of Inuvo’s and ConversionPoint’s technologies are expected to result in a more robust digital marketing solution;

●	the fact that the merger agreement provides that the Inuvo board may take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, in the event that the Inuvo board makes a good faith determination (in accordance with the merger agreement and after consultation with Inuvo’s outside legal counsel and financial advisor) that it is required to take such actions to comply with its fiduciary duties under applicable law; and

●	the combined company would have a strong balance sheet and the ability to add new technology, services and products for customers.

In addition to the above factors, the Inuvo board also identified and considered a number of uncertainties, risks and other potentially negative factors in its consideration of the merger and the merger agreement, including without limitation:

●	the transaction is not all cash and ConversionPoint is a privately held company without a valuation set by public trading of its common stock;

●	the risk that the mergers might not be consummated in a timely manner;

●	the risk that certain key employees of Inuvo or ConversionPoint might not choose to remain with the combined company;

●	the potential challenges and difficulties relating to integrating the operations of Inuvo and ConversionPoint;

●	the transaction-related restructuring charges and other merger-related costs;

●	the potential risk of diverting management attention and resources from the operation of Inuvo’s and ConversionPoint’s respective businesses and towards the completion of the mergers and the integration of the two companies; and

●	the potential $2,800,000 termination fee that Inuvo will be required to pay to ConversionPoint in certain circumstances if the transactions are terminated.

Opinion of Financial Advisor to the Inuvo Board

Summary of Financial Analysis

Canaccord is acting as financial advisor to Inuvo in connection with the mergers. At a meeting of the Inuvo board held on November 1, 2018 to evaluate the mergers, Canaccord delivered to the Inuvo board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 1, 2018, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Inuvo merger consideration of (i) the number of shares of common stock of New Parent equal to one multiplied by 0.18877 per share and (ii) $0.45 per share in cash, to be paid to the holders of shares (other than ConversionPoint, New Parent and ConversionPoint Merger Sub and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Canaccord’s opinion is attached to this joint proxy statement/prospectus as Annex F and is incorporated into this joint proxy statement by reference. The description of Canaccord’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of shares of Inuvo common stock are encouraged to read Canaccord’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Canaccord in connection with its opinion. Canaccord’s opinion was addressed to Inuvo board, was only one of many factors considered by Inuvo board in its evaluation of the mergers and only addresses the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be paid to the holders of shares of Inuvo common stock (other than ConversionPoint, Parent and ConversionPoint Merger Sub and their respective affiliates) pursuant to the merger agreement. Canaccord’s opinion does not address the relative merits of the mergers as compared to other business strategies or transactions that might be available to Inuvo, nor does it address the underlying business decision of Inuvo to proceed with the mergers. Canaccord’s opinion is not intended to, and does not, constitute advice or a recommendation to any stockholder as to how such stockholder vote with respect to the mergers or any other aspect of the mergers or how such stockholders should otherwise act on any other matter with respect to the mergers. Canaccord’s opinion was necessarily based on securities, economic, monetary, market and other conditions as in effect on, and the information made available to Canaccord as of, November 1, 2018, the date of its opinion. Subsequent developments may affect the conclusions expressed in Canaccord’s opinion if such opinion were rendered as of a later date. Canaccord assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Canaccord, among other things:

●	reviewed certain publicly available business and financial information relating to Inuvo;

●	analyzed certain internal financial statements and other business and financial information, including certain historical and projected financial and operating data concerning Inuvo provided to Canaccord by senior management of Inuvo and concerning ConversionPoint provided to Canaccord by senior management of ConversionPoint;

●	conducted discussions with members of senior management of Inuvo and ConversionPoint regarding past and current operations and financial condition and the prospects of Inuvo and ConversionPoint;

●	compared the projected results of operations of Inuvo and ConversionPoint with those of certain publicly traded companies Canaccord deemed to be relevant and comparable to Inuvo and ConversionPoint;

●	compared the financial terms of the mergers with the financial terms of certain other acquisitions Canaccord deemed to be relevant and comparable to the mergers;

●	reviewed the terms of the merger agreement and the exhibits thereto furnished to Canaccord by Inuvo; and

●	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as Canaccord deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with its review and arriving at its opinion, Canaccord has not independently verified any of the foregoing information, has relied on such information, has assumed that all such information is complete and accurate in all material respects, and has relied on assurances of the managements of Inuvo and ConversionPoint that they are not aware of any facts that would make such information misleading. With respect to the internal financial forecasts and other forward-looking financial information provided to Canaccord by senior management of Inuvo and ConversionPoint, including the terms of the required financing, Canaccord has assumed, with Inuvo’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management. Canaccord has also assumed that the mergers will be consummated upon the terms set forth in the merger agreement, without waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to Canaccord’s analysis. Canaccord has also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the mergers, no modification, delay, limitation, restriction or conditions will be imposed that will have an adverse effect on Inuvo, Parent, ConversionPoint or the contemplated benefits of the mergers in any way meaningful to Canaccord’s analysis.

Canaccord’s opinion has been approved by a fairness committee of Canaccord in accordance with FINRA Rule 5150. Canaccord’s opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date of the opinion and on the prospects, financial and otherwise, of Inuvo, known to Canaccord as of the date thereof. Subsequent developments may affect the conclusions expressed in the opinion if the opinion were rendered as of a later date, and Canaccord disclaims any obligation to advise any person of any change in any manner affecting the opinion that may come to Canaccord’s attention after the date of the opinion. Canaccord has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date thereof and does not have any obligation to update, revise or reaffirm the opinion. Canaccord has not been requested to conduct and has not conducted, nor has Canaccord relied upon, any independent valuation or appraisal of any of the assets of Inuvo. Canaccord also has not evaluated the solvency of any party to the merger agreement under any state or federal laws, rules or regulations relating to bankruptcy, insolvency or similar matters. In addition, Canaccord has assumed, with Inuvo’s consent, that any material liabilities (contingent or otherwise, known or unknown) of Inuvo are as set forth in the financial statements of Inuvo provided to Canaccord.

Canaccord’s opinion is limited to the fairness, from a financial point of view, to the holders of shares of Inuvo common stock (other than ConversionPoint, Parent and ConversionPoint Merger Sub and their respective affiliates) of the Inuvo merger consideration, and Canaccord expresses no opinion as to the fairness of the mergers to the holders of any other class of securities, creditors or other constituencies of Inuvo. Canaccord’s opinion does not address the relative merits of the mergers as compared to other business strategies or transactions that might be available to Inuvo, nor does it address the underlying business decision of Inuvo to proceed with the mergers or any view on any other term or aspect of the merger agreement, including the required financing. Canaccord is not a legal, accounting, regulatory or tax expert and has relied on the assessments made by Inuvo and its advisors with respect to such matters. Canaccord has not considered, and expressed no opinion as to, the fairness of the amount or nature of the compensation to be paid to any of Inuvo’s officers, directors or employees, or class of such persons, relative to the Inuvo merger consideration to be paid to the stockholders of Inuvo in the mergers.

The following is a summary of the material financial analyses performed by Canaccord in connection with rendering its opinion dated November 1, 2018 described above. The following summary, however, does not purport to be a complete description of the factors considered or financial analyses performed by Canaccord, nor does the order of analyses described represent relative importance or weight given to those analyses by Canaccord. Some of these summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Canaccord’s financial analyses.

Inuvo Selected Public Companies Analysis

Canaccord performed an analysis using a selected group, which attempts to imply the value of Inuvo by comparing it to identified companies that are publicly traded. For purposes of this analysis, Canaccord identified based on its expertise and professional judgment, the following group of eight publicly traded digital media and advertising technology companies that share similar business characteristics to Inuvo based on operational and/or financial metrics, including having enterprise values below $300 million, which are referred to as the “Inuvo selected public companies.” The Inuvo selected public companies consisted of:

Public Company	Enterprise Value/ LTM Revenue		Enterprise Value/ CY2018E Revenue		Enterprise Value/ CY2019E Revenue		Enterprise Value/ LTM EBITDA
AutoWeb, Inc.	0.1	x	0.1	x	0.1	x	9.3	x
IZEA Worldwide, Inc.	0.7	x	0.7	x	0.5	x	NM	(1)
Leaf Group Ltd.	1.3	x	1.2	x	1.0	x	NM	(1)
Matomy Media Group Ltd.	0.3	x	N/A		N/A		4.5	x
RhythmOne plc	0.7	x	0.5	x	0.4	x	13.1	x
Rubicon Project, Inc.	0.5	x	0.5	x	0.5	x	NM	(1)
SITO Mobile, Ltd.	0.8	x	0.9	x	0.6	x	NM	(1)
U.S. Auto Parts Network, Inc.	0.2	x	0.2	x	0.2	x	3.6	x

(1)	Negative multiples shown as “NM” (not meaningful).

Based on its review of the relevant metrics for each of the Inuvo selected public companies, Canaccord calculated multiples of enterprise value to last twelve months, which we refer to as LTM, revenue, estimated calendar year 2018 (CY2018E) revenue, estimated calendar year 2019 (CY2019E) revenue and LTM earnings before interest, taxes, depreciation and amortization (EBITDA). For purposes of this analysis, Canaccord utilized revenue and EBITDA for the LTM period ended September 30, 2018. For purposes of this analysis, Canaccord utilized information regarding the Inuvo selected public companies obtained from filings with the SEC, the Capital IQ database, other public sources, and market data as of October 30, 2018. Based on this information, Canaccord calculated multiples for the Inuvo selected public companies as follows:

	Selected Public Companies Analysis
Enterprise Value as a Multiple of:	Range (1st to 3rd Quartile)	Median
LTM Revenue	0.3x-0.8x	0.6	x
CY2018E Revenue	0.3x-0.8x	0.5	x
CY2019E Revenue	0.3x-0.5x	0.5	x
LTM EBITDA	4.3x-10.2x	6.9	x

Based on the analyses and review of the multiples and ratios of the Inuvo selected public companies, Canaccord selected representative ranges of enterprise value to LTM EBITDA, LTM revenue, CY2018E revenue and CY2019E revenue multiples derived from the data points for the Inuvo selected public companies set forth in the table above based upon the application of its professional judgment. Canaccord then applied these multiples to Inuvo’s LTM Revenue, CY2018E revenue, CY2019E revenue and LTM Adjusted EBITDA (defined as EBITDA excluding stock-based compensation expense) for the relevant period and calculated the implied enterprise value of Inuvo. Canaccord then subtracted Inuvo’s net debt at September 30, 2018 of $0.6 million to such implied enterprise values to calculate Inuvo’s implied equity value, and then calculated a range for the implied per share equity value of Inuvo’s common stock based on the number of fully-diluted shares of common stock outstanding as of October 30, 2018 of 34.1 million (calculated using the treasury stock method).

The following summarizes the results of this analysis:

Financial Statistic	Implied Per Share Equity Value	Median
LTM Revenue	$0.59-1.76	$1.45
CY2018E Revenue	$0.70-1.73	$1.13
CY2019E Revenue	$0.66-1.27	$1.08
LTM EBITDA	$0.05-0.15	$0.10

Inuvo Selected Precedent Transactions Analysis

Canaccord performed a precedent transactions analysis, which attempts to imply the value of a company based on publicly available financial terms of selected transactions. Canaccord selected the precedent transactions based on the similarity of products offered and markets served by the target company as compared to Inuvo based upon its professional judgment, as well as the financial position and other relevant financial metrics of the target companies, including having enterprise values below $300 million. Each of these transactions was publicly announced on or after December 9, 2013.

Based on its review of the relevant metrics for each of the precedent transactions, Canaccord calculated the multiples of implied enterprise value to LTM revenue and implied enterprise value to LTM EBITDA for each of the target companies in the precedent transactions for which public information was available. For purposes of this analysis, Canaccord utilized information regarding the precedent transactions obtained from filings with the SEC and other public sources. The selected precedent transactions were:

Announcement Date	Target	Acquiror	Implied Enterprise Value (US$ in millions)	Enterprise Value/LTM Revenue		Enterprise Value/ LTM EBITDA
September 5, 2017	YuMe, Inc.	RhythmOne plc	$112.4	0.7	x	5.6	x
August 28, 2017	MaxPoint Interactive, Inc.	Harland Clarke Holdings Corp. (Valassis)	89.1	0.9	x	44.1	x
August 7, 2017	Tremor Video DSP, Inc.	Taptica International Ltd	50.0	0.4	x	NM	(1)
July 18, 2017	Rocket Fuel Inc.	Sizmek Inc.	147.5	0.4	x	18.3	x
August 3, 2016	Sizmek Inc.	Solomon Holding, LLC (Vector Capital)	87.0	0.5	x	6.6	x
December 1, 2015	Interactive Holding Corp. (Undertone)	Perion Network Ltd.	180.0	N/A		N/A
September 3, 2015	Millennial Media, Inc.	AOL Inc.	234.3	0.8	x	NM	(1)
December 9, 2013	ValueClick, Inc. (O&O Websites)	IAC Interactive, Inc.	80.0	0.6	x	N/A

(1)	Negative multiples shown as “NM” (not meaningful).

Canaccord calculated multiples for the selected precedent transactions as follows:

	Selected Precedent Transactions Analysis
Enterprise Value as a Multiple of:	Range (1st to 3rd Quartile)		Median
LTM Revenue	0.5x-0.8	x	0.6	x
LTM EBITDA	6.3x-24.8	x	12.4	x

Canaccord selected representative ranges of multiples derived from the data points for the precedent transactions based upon the application of its professional judgment. Canaccord then applied these multiples to Inuvo’s LTM revenue and LTM Adjusted EBITDA as of September 30, 2018 and calculated the implied enterprise value of Inuvo. Canaccord then subtracted Inuvo’s net debt of $0.6 million at September 30, 2018 to such implied enterprise values to calculate Inuvo’s implied equity value and then calculated a range for the implied per share equity value of Inuvo’s common stock based on the number of fully-diluted shares of common stock outstanding as of October 30, 2018 of 34.1 million (calculated using the treasury stock method).

The following summarizes the results of this analysis:

Financial Statistic	Implied Per Share Equity Value	Median
LTM Revenue	$1.04-1.77	$1.49
LTM EBITDA	$0.09-0.39	$0.19

Inuvo Discounted Cash Flow Analysis

Canaccord performed an indicative discounted cash flow analysis of Inuvo to derive an implied per share equity value range for shares of Inuvo’s common stock based on Inuvo as a stand-alone entity. For purposes of this analysis, Canaccord utilized financial forecasts of Inuvo for calendar years 2019 through 2023 provided by Inuvo’s management. For purposes of this discounted cash flow analysis, Canaccord calculated free cash flow by tax-effecting operating income, adding depreciation and amortization, subtracting changes in non-cash net working capital, and subtracting capital expenditures. The range of implied per share equity values for Inuvo was determined using the present value of Inuvo’s projected free cash flows from 2019 through 2023 and EBITDA terminal multiples of 7.0x – 9.0x, which Canaccord applied based on the application of Canaccord’s professional judgment and experience. The free cash flows were discounted to present values at a discount rate range of 19.0% – 21.0%, which was selected, upon the application of Canaccord’s professional judgment and experience, to reflect Inuvo’s estimated range of weighted average cost of capital, in part on the Capital Asset Pricing Model, which included assumptions relating to equity risk premium, size risk premium, risk free rate and beta. Canaccord then subtracted Inuvo’s net debt of $0.6 million at September 30, 2018 to calculate Inuvo’s implied equity value and then calculated a range for the implied per share equity value of Inuvo’s common stock based on the number of fully-diluted shares of common stock outstanding as of October 30, 2018 of 34.1 million (calculated using the treasury stock method).

 The following summarizes the results of this analysis:

Implied Per Share Equity Value
$0.58-0.79

ConversionPoint Selected Public Companies Analysis

Canaccord performed an analysis using a selected group, which attempts to imply the value of ConversionPoint by comparing it to identified companies that are publicly traded. For purposes of this analysis, Canaccord identified the following group of seven publicly traded e-commerce software and services companies that share similar business characteristics to ConversionPoint based on operational and/or financial metrics, which are referred to as the “ConversionPoint selected public companies.” The ConversionPoint selected public companies consisted of:

Public Company	Enterprise Value / LTM Revenue		Enterprise Value / CY2018E Revenue		Enterprise Value / CY2019E Revenue
ChannelAdvisor Corporation	2.1	x	2.1	x	1.9	x
Criteo S.A.	0.9	x	1.0	x	0.9	x
Digital Turbine, Inc.	1.2	x	1.0	x	0.9	x
PFSweb, Inc.	0.7	x	0.5	x	0.5	x
Shopify Inc.	13.3	x	12.0	x	8.6	x
Telaria, Inc.	1.8	x	1.7	x	1.4	x
The Trade Desk, Inc.	13.2	x	10.9	x	8.2	x

Based on its review of the relevant metrics for each of the ConversionPoint selected public companies, Canaccord calculated multiples of enterprise value to LTM revenue, CY2018E revenue and CY2019E revenue. For purposes of this analysis, Canaccord utilized revenue for the LTM period ended September 30, 2018. For purposes of this analysis, Canaccord utilized information regarding the ConversionPoint selected public companies obtained from filings with the SEC, the Capital IQ database, other public sources, and market data as of October 30, 2018. Based on this information, Canaccord calculated multiples for the ConversionPoint selected public companies as follows:

	Selected Public Companies Analysis
Enterprise Value as a Multiple of:	Range (1st to 3rd Quartile)		Median
LTM Revenue	1.1x-7.7	x	1.8	x
CY2018E Revenue	1.0x-6.5	x	1.7	x
CY2019E Revenue	0.9x-5.1	x	1.4	x

Based on the analyses and review of the multiples and ratios of the ConversionPoint selected public companies, Canaccord selected the median of enterprise value to LTM, CY2018E revenue and CY2019E revenue multiples derived from the data points for the ConversionPoint selected public companies set forth in the table above based upon the application of its professional judgment. Canaccord then applied these multiples to ConversionPoint’s revenue for the relevant period and calculated the implied enterprise value of ConversionPoint.

The following summarizes the results of this analysis:

Financial Statistic	Implied Enterprise Value (US$ in millions)
LTM Revenue	$70.5
CY2018E Revenue	$80.5
CY2019E Revenue	$112.6

ConversionPoint Discounted Cash Flow Analysis

Canaccord performed an indicative discounted cash flow analysis of ConversionPoint to derive an implied enterprise value range for ConversionPoint as a stand-alone entity. For purposes of this analysis, Canaccord utilized financial forecasts of ConversionPoint for calendar years 2019 through 2023 provided by ConversionPoint’s management. For purposes of this discounted cash flow analysis, Canaccord calculated free cash flow by tax-effecting operating income, adding depreciation and amortization, subtracting changes in non-cash net working capital, and subtracting capital expenditures. The range of implied enterprise values for ConversionPoint was determined by using the present value of ConversionPoint’s projected free cash flows from 2019 through 2023 and EBITDA terminal multiples of 7.0x – 9.0x, which Canaccord applied based on the application of Canaccord’s professional judgment and experience. The free cash flows were discounted to present values at a discount rate range of 15.5% – 17.5%, which was selected, upon the application of Canaccord’s professional judgment and experience, to reflect ConversionPoint’s estimated range of weighted average cost of capital, in part on the Capital Asset Pricing Model, which included assumptions relating to equity risk premium, size risk premium, risk free rate and beta.

The following summarizes the results of this analysis:

Implied Enterprise Value (US$ in millions)
$109.8-153.3

Merger Consideration Analysis

Using the results of the foregoing analyses, Canaccord calculated the implied per share merger consideration to be paid to holders of Inuvo’s common stock. For the purposes of this analysis, Canaccord utilized an enterprise value range of the combined company of $90.9 million to $184.8 million, as determined above, and subtracted transaction expenses of $3.0 million as estimated by Inuvo management and the net debt of Inuvo and of ConversionPoint at September 30, 2018 of $0.6 million and $0.6 million, respectively, to determine the combined company equity value. Canaccord then added the contemplated equity financing and subtracted the aggregate Inuvo cash merger consideration to determine the post-financing equity value of the combined company. Canaccord then divided the post-financing equity value of the combined company by the number of shares of the post-financing combined company to determine the implied post-financing combined company value per share, which Canaccord in turn multiplied by the Inuvo exchange ratio to determine the implied Inuvo stock merger consideration. Canaccord then added to the Inuvo stock merger consideration the Inuvo cash merger consideration to determine the implied Inuvo per share merger consideration.

The following summarizes the results of this analysis:

Per Share Merger Consideration
$1.09-$1.87

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Canaccord’s opinion. In arriving at its fairness determination, Canaccord considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Canaccord made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Inuvo or the mergers.

Canaccord prepared these analyses for purposes of providing its opinion to Inuvo board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid to the holders of shares of Inuvo common stock (other than ConversionPoint, New Parent and ConversionPoint Merger Sub and their respective affiliates) pursuant to the merger agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Inuvo, ConversionPoint, Parent, ConversionPoint Merger Sub, Canaccord or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through negotiations between Inuvo and ConversionPoint and was approved by Inuvo board. Canaccord provided advice to Inuvo board during these negotiations. Canaccord, however, did not recommend any specific amount of consideration to Inuvo or Inuvo board or that any specific amount of consideration constituted the only appropriate consideration for the Mergers.

Canaccord and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Canaccord and its affiliates may acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Inuvo, ConversionPoint, certain of their respective affiliates and any other company that may be involved in the mergers, as well as provide investment banking and other financial services to such companies.

In the prior two years, Canaccord has not received compensation for investment banking or financial advisory services from either Inuvo (except as otherwise described in this joint proxy statement) or ConversionPoint. Canaccord may provide investment banking services to Inuvo, ConversionPoint or their respective affiliates in the future for which Canaccord may receive compensation.

The Inuvo board selected Canaccord as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement, dated as of December 12, 2017, Inuvo engaged Canaccord to act as its financial advisor in connection with the mergers, including the delivery of a fairness opinion as described above. Pursuant to the terms of the engagement letter, Inuvo agreed to pay Canaccord a fee of $250,000 for its services, plus a fee equal to 2.0% of the aggregate transaction consideration which is contingent upon consummation of the mergers (and against which the $250,000 fee is credited). It is estimated that Canaccord will receive an aggregate fee of approximately $1.5 million in connection with the mergers. In addition, Inuvo has agreed to reimburse Canaccord for certain expenses and to indemnify Canaccord and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts

Financial Forecasts by ConversionPoint

ConversionPoint does not as a matter of course make public disclosure of detailed forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, for internal purposes and in connection with the evaluation of the mergers, ConversionPoint management prepared unaudited prospective financial information for ConversionPoint on a stand-alone basis, without giving effect to the mergers. ConversionPoint is providing the summary unaudited prospective financial information in this section of the joint proxy statement/prospectus solely to give ConversionPoint stockholders and Inuvo stockholders access to certain non-public unaudited prospective financial information that was made available to the ConversionPoint Board. The unaudited prospective financial information was also provided to Inuvo’s financial advisor, Canaccord. See also “—Opinion of Financial Advisor to the Inuvo Board” beginning on page 154.

The inclusion of summary unaudited prospective financial information below should not be regarded as an indication that ConversionPoint or its affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. None of ConversionPoint or its affiliates, officers, directors, or other representatives assumes any responsibility to any stockholder of ConversionPoint or any stockholder of Inuvo for the validity, reasonableness, accuracy, or completeness of this information, or gives any stockholder of ConversionPoint, stockholder of Inuvo or any other person any assurance as to, or has made or makes any representation to any stockholder or anyone else regarding, the unaudited prospective financial information forth below or the possibility that actual results will differ materially from the unaudited prospective financial information, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information to reflect circumstances after the date the unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information are shown to be in error. The information is not being included in this joint proxy statement/prospectus to influence a stockholder’s decision regarding how to vote on any given proposal, but because the information was provided to Inuvo management and Canaccord. Accordingly, you are cautioned not to rely on the unaudited prospective financial information.

The unaudited prospective financial information summarized below was not prepared for purposes of public disclosure, nor was it prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. ConversionPoint’s independent registered public accounting firm, which is listed as an expert in the section entitled “Experts,” did not compile, examine or perform any procedures with respect to the projections summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The report of ConversionPoint’s independent registered public accounting firm relates to historical financial statements. The report does not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the unaudited prospective financial information was prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of ConversionPoint, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information include risks and uncertainties relating to ConversionPoint’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in this joint proxy statement/prospectus and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The unaudited prospective financial information also reflects assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for ConversionPoint’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared. In addition, the unaudited prospective financial information does not take into account any circumstances, transactions or events occurring after the date the unaudited prospective financial information was prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information.

The unaudited prospective financial information included below covers multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in this joint proxy statement/prospectus.

The following tables present summary selected unaudited ConversionPoint prospective financial information for the fiscal years ending December 31, 2018 through 2019 (for revenue and EBITDA) and December 31, 2019 through 2023 (for free cash flow) prepared by ConversionPoint management in connection with its evaluation of the mergers (all figures are in millions and unaudited):

(US$ in millions) (1)	2018E	2019E
Revenue	$46.0	$79.5
EBITDA (2)	$(3.1)	$0.8

(US$ in millions) (1)	2019E	2020E	2021E	2022E	2023E
Free Cash Flow (3)	$(2.8)	$4.2	$0.9	$(0.4)	$0.9

(1) The projected financial data provided in this table has not been updated to reflect ConversionPoint’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2018 or any other period.

(2) EBITDA is defined as earnings before interest, provision for income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing the financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

(3) Free cash flow is defined as tax effected earnings before interest and depreciation and amortization, less projected capital expenditures less adjustment for increase (decrease) in working capital. Free cash flow is a non-GAAP liquidity measure, as it includes/excludes certain items from GAAP cash flows from operations, investing and financing activities. Free cash flow was used by management to provide additional information with respect to available cash and liquidity to the combined company. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Other Financial Information: The LTM revenue for ConversionPoint as of September 30, 2018 was $39.4 million.

Financial Forecasts by Inuvo

Inuvo does not as a matter of course make public disclosure of detailed forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, for internal purposes and in connection with the evaluation of the mergers, Inuvo management prepared unaudited prospective financial information for Inuvo on a stand-alone basis, without giving effect to the mergers. Inuvo is providing the summary unaudited prospective financial information in this section of the joint proxy statement/prospectus solely to give Inuvo stockholders and ConversionPoint stockholders access to certain non-public unaudited prospective financial information that was made available to the Inuvo Board. The unaudited prospective financial information was also provided to Inuvo’s financial advisor, Canaccord. See also “—Opinion of Financial Advisor to the Inuvo Board” beginning on page 154.

The inclusion of summary unaudited prospective financial information below should not be regarded as an indication that Inuvo or its affiliates, officers, directors or other representatives, or any other recipient of this information, considered, or now considers, it to be material or to be reliably predictive of actual future results, and the unaudited prospective financial information should not be relied upon as such. None of Inuvo or its affiliates, officers, directors, or other representatives assumes any responsibility to any stockholder of Inuvo or any stockholder of ConversionPoint for the validity, reasonableness, accuracy, or completeness of this information, or gives any stockholder of Inuvo, stockholder of ConversionPoint or any other person any assurance as to, or has made or makes any representation to any stockholder or anyone else regarding, the unaudited prospective financial information forth below or the possibility that actual results will differ materially from the unaudited prospective financial information, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information to reflect circumstances after the date the unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information are shown to be in error. The information is not being included in this joint proxy statement/prospectus to influence a stockholder’s decision regarding how to vote on any given proposal, but because the information was provided to ConversionPoint management and Canaccord. Accordingly, you are cautioned not to rely on the unaudited prospective financial information.

The unaudited prospective financial information summarized below was not prepared for purposes of public disclosure, nor was it prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. Inuvo’s independent registered public accounting firm, which is listed as an expert in the section entitled “Experts,” did not compile, examine or perform any procedures with respect to the projections summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The report of Inuvo’s independent registered public accounting firm relates to historical financial statements. The report does not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the unaudited prospective financial information was prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Inuvo, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information include risks and uncertainties relating to Inuvo’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in this joint proxy statement/prospectus and other factors described or referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” in Inuvo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the other reports filed by Inuvo with the SEC.

The unaudited prospective financial information also reflects assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Inuvo’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared. In addition, the unaudited prospective financial information does not take into account any circumstances, transactions or events occurring after the date the unaudited prospective financial information was prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information.

The unaudited prospective financial information included below covers multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in this joint proxy statement/prospectus.

The following tables present summary selected unaudited Inuvo prospective financial information for the fiscal years ending December 31, 2018 through 2019 (for revenue and adjusted EBITDA) and December 31, 2019 through 2023 (for free cash flow) prepared by Inuvo management in connection with its evaluation of the mergers (all figures are in millions and unaudited):

(US$ in millions) (1)	2018E	2019E
Revenue	$73.1	$80.0
Adjusted EBITDA (2)	$(1.0)	$1.0

(US$ in millions) (1)	2019E	2020E	2021E	2022E	2023E
Free Cash Flow (3)	$1.9	($1.8)	$0.1	$1.6	$3.1

(1) The projected financial data provided in this table has not been updated to reflect Inuvo’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for 2018 or any other period.

(2) Adjusted EBITDA is defined as earnings before interest, provision for income taxes, depreciation and amortization, stock-based compensation, and other non-recurring expense. Adjusted EBITDA is a non-GAAP financial measure, as it excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. Adjusted EBITDA was used by management to provide additional information in order to provide them with an alternative method for assessing the financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

(3) Free cash flow is defined as tax effected earnings before interest and depreciation and amortization, less projected capital expenditures less adjustment for increase (decrease) in working capital. Free cash flow is a non-GAAP liquidity measure, as it includes/excludes certain items from GAAP cash flows from operations, investing and financing activities. Free cash flow was used by management to provide additional information with respect to available cash and liquidity to the combined company. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Interests of Officers and Directors in the Mergers

Interests of ConversionPoint Directors and Executive Officers in the Mergers

In considering the recommendation of the ConversionPoint board with respect to the proposal to adopt the merger agreement, ConversionPoint stockholders should be aware that executive officers and directors of ConversionPoint have certain interests in the mergers that may be different from, or in addition to, the interests of ConversionPoint stockholders generally. These interests include the following:

Stock Options and Other Stock-Based Awards

Except as discussed below, outstanding ConversionPoint stock options and restricted stock unit awards will be assumed by New Parent and converted from a right to acquire ConversionPoint common stock into a right to acquire New Parent common stock, on substantially the same terms and conditions as applied to such ConversionPoint award immediately prior to the effective time of the ConversionPoint merger. For a detailed discussion of the conversion of ConversionPoint equity awards, see “The Merger Agreement and Related Agreements—Treatment of ConversionPoint Stock Options and Other Stock-Based Awards.”

Continuing Services as Director for New Parent Board

The New Parent board after the mergers is expected to include two directors from the current ConversionPoint board. The ConversionPoint board presently consists of five directors, all of whom are executive officers, and none of whom receive compensation for service as a director. For a discussion of the New Parent board, see “The Merger Agreement and Related Agreements—Directors and Officers of New Parent and New Parent Subsidiaries” beginning on page 193.

Indemnification and Insurance

Under the merger agreement, New Parent has agreed, following the effective times of the mergers, to indemnify and exculpate (and advance expenses to), each present and former director and officer of ConversionPoint and its subsidiaries, together with their respective executors, heirs and administrators, against all losses, claims, damages, expenses (including reasonable attorneys’ fees and including any attorneys’ fees or other fees incurred to enforce the indemnification obligation of New Parent), or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective times of the mergers. New Parent has also agreed to continue all rights to exculpation or indemnification provided for in the organizational documents of ConversionPoint in favor of the current or former directors or officers of ConversionPoint. Further, New Parent has agreed, subject to certain limitations, to cause the surviving corporations in the ConversionPoint merger and Inuvo merger to maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance in an amount and scope reasonably acceptable to ConversionPoint.

It is anticipated that the directors and executive officers of New Parent will enter into indemnification agreements with New Parent at the closing of the mergers.

Interests of Inuvo Directors and Executive Officers in the Mergers

In considering the recommendation of the Inuvo board that you vote to adopt and approve the merger agreement, you should be aware that Inuvo’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Inuvo’s stockholders generally. The Inuvo board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and approve the Inuvo merger and to recommend that you vote in favor of adopting and approving the merger agreement.

Stock Options and Other Stock-Based Awards

Outstanding Inuvo stock options, will generally be assumed by New Parent and converted from a right to acquire Inuvo common stock into a right to acquire New Parent common stock, on substantially the same terms and conditions (including vesting schedule and per share exercise price, subject to adjustment under the Inuvo option exchange ratio as applied to such Inuvo award immediately prior to the effective time of the Inuvo merger.

Each restricted stock unit of Inuvo subject to vesting restrictions, granted under any Inuvo stock plan subject to vesting restrictions that is outstanding immediately prior to the effective time of the Inuvo merger, whether vested or unvested, which Inuvo refers to as an Inuvo RSU, will be immediately accelerated and vested in full so to no longer be subject to any forfeiture or vesting requirements, and all such shares of Inuvo common stock shall be considered outstanding shares for all purposes of the Inuvo merger, including, without limitation, for purposes of the right to receive the Inuvo merger consideration with respect thereto.

The following table sets forth the number of Inuvo RSUs held by each of the current Inuvo non-employee directors as of March 12, 2019 (the latest practicable date prior to the filing of this joint proxy statement/prospectus), and their value based on a per-share value of Inuvo common stock of $1.27, the average per-share closing price over the first five business days following the public announcement of the merger agreement on November 5, 2018:

Name	Number of Restricted Stock Units (#)	Value of Restricted Shares ($)
Charles D. Morgan	38,961	$49,480.47
Patrick Terrell	38,961	$49,480.47
Gordon J. Cameron	38,961	$49,480.47
G. Kent Burnett	38,961	$49,480.47
Total for all non-employee Directors	155,844	$197,921.88

Under the terms of the merger agreement, Inuvo RSUs will immediately vest upon the completion of the merger and the holders of such Inuvo RSUs will be eligible to receive the Inuvo merger consideration. As of March 12, 2019 (the latest practicable date prior to the filing of this joint proxy statement/prospectus), the executive officers of Inuvo, as a group, held 840,000 Inuvo RSUs, which will be accelerated and will vest upon the completion of the Inuvo merger. The outstanding Inuvo RSUs held by executive officers of Inuvo have an aggregate value of $1,066,800, based on $1.27, the average per-share closing price of Inuvo’s common stock over the first five business days following the public announcement of the merger agreement on November 5, 2018.

For a detailed discussion of the conversion of Inuvo equity awards, see “The Merger Agreement and Related Agreements—Treatment of Inuvo Stock Options and Other Stock-Based Awards.”

Separation Agreement Terms and Conditions

As a condition to the closing of the mergers, New Parent and Inuvo will enter into contingent separation and release agreements, sometimes referred to herein as separation agreements, with each of Richard K. Howe, Wallace D. Ruiz, and John B. Pisaris, concurrently with the closing of the mergers. Each of Messrs. Howe, Ruiz, and Pisaris may terminate his employment with Inuvo and be owed severance pay (as described below) upon the earlier of (i) 180 days after the closing of the mergers, or (ii) upon thirty days written notice from the executive, which notice shall not be given prior to the sixty day anniversary of the closing of the mergers. Prior to terminating employment, (i) each of Messrs. Howe, Ruiz, and Pisaris shall assist with the orderly transition of duties after the closing of the mergers, (ii) Inuvo shall continue to pay each of Messrs. Howe, Ruiz, and Pisaris his base salary and (iii) Messrs. Howe, Ruiz, and Pisaris will continue to be eligible to participate in Inuvo’s health care and dental insurance coverage under Inuvo’s benefit plans.

Upon termination of Mr. Howe’s employment, Mr. Howe will be entitled to a lump sum payment of $550,000. Further, after six months from Mr. Howe’s termination date has elapsed, Mr. Howe will be entitled to the installment payment of $168,067, paid over a period of six months in twelve equal installments payable on the 15th day and last business day of each month.

Upon termination of Mr. Ruiz’s employment, Mr. Ruiz will be entitled to a lump sum payment of $417,206.

Upon termination of Mr. Pisaris’s employment, Mr. Pisaris will be entitled to a lump sum payment of $398,097.

Continuing Services as Director for New Parent Board

The New Parent board after the mergers is expected to include two directors from the current Inuvo board, Gordon Cameron and Richard K. Howe, who will serve as non-executive chairman of the New Parent board. As of the date of this joint proxy statement/prospectus, the compensation to be paid to outside directors of New Parent has not been determined. For a discussion of the New Parent board, see “The Merger Agreement and Related Agreements—Directors and Officers of New Parent and New Parent Subsidiaries.”

Indemnification and Insurance

Under the merger agreement, New Parent has agreed, following the effective times of the mergers, to indemnify and exculpate (and advance expenses to), each present and former director and officer of Inuvo and its subsidiaries, together with their respective executors, heirs and administrators, against all losses, claims, damages, expenses (including reasonable attorneys’ fees and including any attorneys’ fees or other fees incurred to enforce the indemnification obligation of New Parent), or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective times of the mergers. New Parent has also agreed to continue all rights to exculpation or indemnification provided for in the organizational documents of Inuvo in favor of the current or former directors or officers of Inuvo. Further, New Parent has agreed, subject to certain limitations, to cause the surviving corporations in the Inuvo merger and Inuvo merger to maintain, for six years after the effective times of the mergers, directors’ and officers’ liability insurance in an amount and scope reasonably acceptable to Inuvo.

It is anticipated that the directors and executive officers of New Parent will enter into indemnification agreements with New Parent at the closing of the mergers.

Merger-Related Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise related to the Inuvo merger and that may be payable to those individuals for whom disclosure by Inuvo was most recently required under Item 402(c) of Regulation S-K (i.e., the individuals identified in the Summary Compensation Table in Inuvo’s 2018 proxy statement), who are referenced below as Inuvo’s “named executive officers.” See the section entitled “Interests of Inuvo Directors and Executive Officers in the Merger” beginning on page 166 for further information about the compensation disclosed in the table below.

The figures in the table are estimated based on compensation levels as of the date of this document and an assumed closing date of the Inuvo merger of [●], 2019 and, where applicable, termination of the named executive officers’ employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that will occur before the completion of the Inuvo merger. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash ($)		Equity (1) ($)	Perquisites/ Benefits ($)	Other ($)	Total ($)
Richard K. Howe	$718,057	(2)	$533,400	—	—	$1,251,457
Wallace D. Ruiz	$417,206	(3)	$190,500	—	—	$607,706
Don (Trey) Barrett III	—		$254,000	—	—	$254,000

(1)	Represents the value of the accelerated vesting of restricted stock units pursuant to the merger agreement without regard to any subsequent termination of employment. As required by Item 402(t) of Regulation S-K, the values in the table are based on a per-share value of Inuvo’s common stock of $1.27, the average per-share closing price over the first five business days following the first public announcement of the merger agreement on November 5, 2018.

(2)	Includes a double-trigger cash payment of (i) a lump sum of $550,000 payable upon Mr. Howe’s termination date and (ii) $168,067, payable after six months from Mr. Howe’s termination date has elapsed, and then paid over a period of six months in twelve equal installments payable on the 15th day and last business day of each month, each pursuant to Mr. Howe’s separation agreement to be entered into at closing with Inuvo and New Parent, which incorporates by reference a one (1) year non-competition clause, as more fully described in the section entitled “Interests of Inuvo Directors and Executive Officers in the Merger” beginning on page 166.

(3)	Includes a double-trigger cash payment of (i) lump sum of $417,206 payable upon Mr. Ruiz’s termination date pursuant to Mr. Ruiz’s separation agreement to be entered into at closing with Inuvo and New Parent, which incorporates by reference a one (1) year non-competition clause, as more fully described in the section entitled “Interests of Inuvo Directors and Executive Officers in the Merger” beginning on page 166.

 Accounting Treatment

        The business combination will be accounted for as an acquisition by ConversionPoint of Inuvo, as that term is used under United States generally accepted accounting principles, for accounting and financial reporting purposes. In identifying ConversionPoint as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of ConversionPoint will become the historical financial statements of New Parent. The assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of Inuvo will be recorded at their respective fair values at the acquisition date and be added to those of ConversionPoint. Any excess of purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. In the rare event there is any excess of the fair value of the assets acquired and liabilities assumed over the purchase price, such excess will be recognized as a gain in earnings on the acquisition date by New Parent. Financial statements of New Parent issued after the mergers will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Inuvo. The results of operations of Inuvo will be included in the results of operations of New Parent beginning on the effective date of the mergers. See “ConversionPoint and Inuvo Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 26 for more information.

Appraisal Rights

Under Delaware law, ConversionPoint stockholders have appraisal rights in connection with the ConversionPoint merger. Therefore, a stockholder of ConversionPoint may elect to be paid cash for the fair value of such stockholder’s shares as determined by the Delaware Court of Chancery and in accordance with the procedures set forth in Section 262.

Inuvo stockholders are not entitled to appraisal rights in connection with the merger.

Restrictions on Sales of Shares by Certain Affiliates

The shares of New Parent common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will be freely transferable under the Securities Act, except for shares of New Parent common stock issued to any person who is deemed to be an “affiliate” of ConversionPoint or Inuvo at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either ConversionPoint or Inuvo and may include Inuvo’s executive officers and directors, as well as Inuvo’s significant stockholders. Affiliates may not sell their shares of New Parent common stock acquired in connection with the mergers except pursuant to:

●	an effective registration statement under the Securities Act covering the resale of those shares;

●	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

●	any other applicable exemption under the Securities Act.

This joint proxy statement/prospectus does not cover resales of New Parent common stock by affiliates of ConversionPoint, Inuvo or New Parent.

Listing of New Parent Common Stock on NASDAQ and TSX.

It is a condition to the mergers that New Parent common stock be approved for listing on NASDAQ, subject to notice of issuance, and the TSX, subject to standard listing conditions. It is expected that following the mergers, New Parent common stock will trade on NASDAQ under the symbol “CPTI” and will trade on the TSX under the symbol “CPTI.”

Delisting and Deregistration of Inuvo Common Stock

If the mergers are completed, the Inuvo common stock will be delisted from the NYSE American and will no longer be registered under the Exchange Act.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, including each amendment thereto through the date hereof, which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the mergers.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. They are not intended to provide any other factual information about ConversionPoint, Inuvo, New Parent and the Merger Subs or any of their respective subsidiaries or affiliates. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings made by Inuvo or New Parent with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 229. The representations, warranties and covenants contained in the merger agreement are made by ConversionPoint, Inuvo, New Parent and the Merger Subs only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by ConversionPoint, Inuvo, New Parent and the Merger Subs in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to investors and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of ConversionPoint, Inuvo, New Parent and the Merger Subs or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this joint proxy statement/prospectus. Inuvo will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Structure of the Mergers

The merger agreement provides, upon the terms and subject to the conditions thereof, for two separate mergers involving ConversionPoint and Inuvo, respectively. First, ConversionPoint Merger Sub, a wholly-owned subsidiary of New Parent, will merge with and into ConversionPoint, with ConversionPoint surviving the ConversionPoint merger as a wholly-owned subsidiary of New Parent. Second, simultaneously with the consummation of the ConversionPoint merger, the merger agreement provides for the merger of Inuvo Merger Sub, another wholly-owned subsidiary of New Parent, with and into Inuvo, with Inuvo surviving the Inuvo merger as a wholly-owned subsidiary of New Parent. As a result of the mergers, both of the surviving entities of the ConversionPoint merger and the Inuvo merger will become wholly-owned subsidiaries of New Parent. It is a condition to the mergers, among other conditions as specified in the merger agreement, that New Parent common stock be approved for listing on (i) NASDAQ, subject to notice of issuance, and (ii) on the TSX, subject to standard listing conditions of the TSX.

Closing

Unless another time and place is agreed to by ConversionPoint and Inuvo, the closing will occur on the second business day after satisfaction or waiver of the conditions set forth in the merger agreement, except for any conditions that by their nature can only be satisfied on the closing date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions. For a description of the conditions to the closing of the mergers, see the section entitled “The Merger Agreement and Related Agreements—Covenants and Agreements—Conditions to Completion of the Mergers” beginning on page 180.

Effective Times

The mergers will become effective at the respective time at which the applicable certificate of merger has been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada or, in each instance, at such other time as agreed upon by New Parent, Inuvo and ConversionPoint, and specified in the applicable certificate of merger. The certificates of merger for both the ConversionPoint merger and the Inuvo merger will be filed on the closing date.

Merger Consideration Received by ConversionPoint Stockholders

The merger agreement provides that at the effective time of the ConversionPoint merger, each outstanding share of ConversionPoint common stock, other than ConversionPoint excluded shares, will be converted into 0.9840 of a share of New Parent common stock, which we refer to as the ConversionPoint exchange ratio (without any action on the part of the holder thereof). However, the merger agreement also provides that the ConversionPoint exchange ratio will decline in the event ConversionPoint issues additional shares of ConversionPoint common stock (as may be allowed under the terms of the merger agreement) between the signing of the merger agreement on November 2, 2018 and the closing of the mergers. The amount of any potential decline in the ConversionPoint exchange ratio may be calculated by dividing the number of shares of New Parent common stock to be allocated to ConversionPoint stockholders, holders of ConversionPoint restricted stock units and holders of ConversionPoint convertible notes that convert into shares of ConversionPoint common stock (ignoring the impact of any dissenting shares), which is 15,567,200 shares of New Parent common stock, by the sum of (x) the number of shares of ConversionPoint common stock outstanding on the execution date of the merger agreement, plus the number of shares of ConversionPoint common stock to be issued upon vesting of the ConversionPoint restricted stock units, plus the number of shares of ConversionPoint common stock issuable upon conversion of ConversionPoint’s convertible notes, which is 15,819,911shares of ConversionPoint common stock, and (y) the number of shares of ConversionPoint common stock issued after the execution date of the merger agreement and before the closing of the mergers. By way of example, between the date of the merger agreement and March 8, 2019, ConversionPoint has issued an aggregate of 176,905 shares of ConversionPoint common stock. As a result, as of March 8, 2019, the ConversionPoint exchange ratio has been adjusted from 0.9840 to 0.97314 (subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers) calculated as follows: 15,567,200 / (15,819,911 + 176,905) = 0.97314.

In the event ConversionPoint issues the maximum allowable shares of ConversionPoint common stock as permitted by the merger agreement after the date of the merger agreement and prior to the closing of the mergers, but not including any shares of ConversionPoint common stock underlying outstanding options and warrants, the ConversionPoint exchange ratio would decline to 0.94741. In the event ConversionPoint issues the maximum allowable shares of ConversionPoint common stock as permitted by the merger agreement after the date of the merger agreement and prior to the closing of the mergers, including all shares of ConversionPoint common stock underlying outstanding vested options and warrants, the ConversionPoint exchange ratio would decline to 0.87076.

ConversionPoint stockholders will not receive any fractional shares of New Parent common stock pursuant to the ConversionPoint merger. Instead of receiving any fractional shares, each holder of ConversionPoint common stock will be paid an amount in cash, without interest and subject to applicable withholding taxes, rounded to the nearest cent, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the ConversionPoint merger.

Merger Consideration Received by Inuvo Stockholders

At the effective time of the Inuvo merger, each outstanding share of Inuvo common stock, other than Inuvo excluded shares, will be converted into (without any action on the part of the holder thereof), the right to receive (i) 0.18877 of a share of New Parent common stock (subject to downward adjustment based on the number of shares of ConversionPoint common stock outstanding at the closing of the mergers), which we refer to as the Inuvo exchange ratio, and (ii) the per share cash amount of $0.45, in each case subject to adjustment for any stock split, reverse split, stock dividend or other similar distribution with respect to Inuvo common stock. The merger agreement provides that the amount of the Inuvo exchange ratio will decline in the event Inuvo issues additional shares of Inuvo common stock. The amount of any potential decline in the Inuvo exchange ratio may be calculated by taking the number of shares of New Parent common stock to be allocated to Inuvo stockholders and holders of Inuvo restricted stock units that vest and convert into shares of Inuvo common stock (ignoring the impact of any dissenting shares), which is 6,432,800 shares of New Parent common stock, and dividing that amount by the sum of (i)(A) the number of shares of Inuvo common stock outstanding as of the execution date of the merger agreement plus (B) the number of shares of Inuvo common stock to be issued upon the vesting of Inuvo restricted stock units (which (A) and (B) totals 34,025,365 as of November 1, 2018), and (ii) the amount of the shares of Inuvo common stock issued after the execution date of the merger agreement. By way of example; if the number of additional shares of Inuvo common stock equals 2,000,000 shares, the Inuvo Exchange Ratio would be adjusted to equal 0.17856 calculated as follows: 6,432,800 / (34,025,365 + 2,000,000) = 0.17856.

Assuming the holders of the Inuvo convertible notes elect to convert the Inuvo convertible notes in full in connection with the mergers and they receive 1,333,333 unregistered shares of Inuvo’s common stock when converted at $1.08 per share, Inuvo’s exchange ratio would adjust from 0.18877 shares of New Parent common stock for each share of Inuvo common stock for the stock portion of the Inuvo merger consideration to 0.18193 shares of New Parent common stock.

In the event Inuvo issues the maximum allowable shares of Inuvo common stock as permitted by the merger agreement, which is 3,272,728 shares, after the date of the merger agreement and prior to the closing of the mergers, the Inuvo exchange ratio would decline to 0.17247.

Inuvo stockholders will not receive any fractional shares of New Parent common stock pursuant to the Inuvo merger. Instead of receiving any fractional shares, each holder of Inuvo common stock will be paid an amount in cash, without interest and subject to applicable withholding taxes, rounded to the nearest cent, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the Inuvo merger.

Treatment of ConversionPoint Stock Options and Other Stock-Based Awards

ConversionPoint Stock Options

Each ConversionPoint stock option granted under any ConversionPoint stock plan that is outstanding and unexercised immediately prior to the effective time of the ConversionPoint merger, whether or not vested or exercisable, will be assumed by New Parent and will be converted into a New Parent stock option, entitling its holder to receive, upon exercise, a number of whole shares of New Parent common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of ConversionPoint common stock subject to such ConversionPoint stock option and (ii) the ConversionPoint exchange ratio. The New Parent stock option will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ConversionPoint common stock of such ConversionPoint stock option by (y) the ConversionPoint exchange ratio. The exercise price and the number of shares of New Parent common stock subject to the New Parent stock option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of ConversionPoint stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Each such New Parent stock option will continue to be subject to the same terms and conditions that applied to the ConversionPoint stock option immediately prior to the effective time of the ConversionPoint merger (but, taking into account any changes to such ConversionPoint stock option provided for in the ConversionPoint stock plans or award agreements or by reason of the merger agreement or the transactions contemplated thereby).

ConversionPoint Restricted Stock Units

With respect to each restricted stock unit of ConversionPoint granted under any ConversionPoint stock plan that is subject to vesting restrictions and is outstanding at the effective time of the ConversionPoint merger, whether vested or unvested, which we refer to as a ConversionPoint RSU, the ConversionPoint board intends to accelerate the vesting of the restricted stock unit at the effective time of the ConversionPoint merger so to no longer be subject to any forfeiture or vesting requirements, and all such shares of ConversionPoint common stock shall be considered outstanding shares for all purposes of the ConversionPoint merger, including, without limitation, for purposes of the right to receive the ConversionPoint merger consideration with respect thereto, provided that the recipient of a restricted stock unit continues to be employed by ConversionPoint at the effective time of the ConversionPoint merger.

Treatment of ConversionPoint Warrants

Each ConversionPoint warrant that is outstanding and unexercised immediately prior to the effective time of the ConversionPoint merger, whether or not vested or exercisable, will be assumed by New Parent and will be converted into a warrant for New Parent common stock, entitling its holder to receive, upon exercise, a number of whole shares of New Parent common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of ConversionPoint common stock subject to such ConversionPoint warrant and (ii) the ConversionPoint exchange ratio. The New Parent warrant will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ConversionPoint common stock of such ConversionPoint warrant by (y) the ConversionPoint exchange ratio. Each such New Parent warrant will continue to be subject to the same terms and conditions that applied to the ConversionPoint warrant immediately prior to the effective time of the ConversionPoint merger (but, taking into account any changes to such ConversionPoint warrant provided for in the ConversionPoint warrant or by reason of the merger agreement or the transactions contemplated thereby).

Treatment of Inuvo Stock Options and Other Stock-Based Awards

Inuvo Stock Options

Each Inuvo stock option granted under any Inuvo stock plan that is outstanding and unexercised immediately prior to the effective time of the Inuvo merger, whether or not vested or exercisable (except as otherwise provided in the Inuvo separation agreements), will be assumed by New Parent and will be converted into a stock option to acquire New Parent common stock, which we refer to as a New Parent stock option, entitling its holder to receive, upon exercise, a number of whole shares of New Parent common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Inuvo common stock subject to such Inuvo stock option and (ii) 0.2370, which we refer to as the Inuvo option exchange ratio. The New Parent stock option will have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Inuvo common stock of such Inuvo stock option by (y) the Inuvo option exchange ratio. The exercise price and the number of shares of New Parent common stock subject to the New Parent stock option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Inuvo stock options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. If the Inuvo exchange ratio is adjusted downward pursuant to the merger agreement, then the Inuvo option exchange ratio will be adjusted downward by the same percentage change that the Inuvo exchange ratio is adjusted downward.

Each such New Parent stock option will continue to be subject to the same terms and conditions that applied to the Inuvo stock option immediately prior to the effective time of the Inuvo merger (but, taking into account any changes to such Inuvo stock option provided for in the Inuvo stock plans or award agreements or by reason of the merger agreement or the transactions contemplated thereby).

Inuvo Restricted Stock Units

Each restricted stock unit of Inuvo subject to vesting restrictions, granted under any Inuvo stock plan subject to vesting restrictions that is outstanding immediately prior to the effective time of the Inuvo merger, whether vested or unvested, which we refer to as a Inuvo RSU, will be immediately accelerated and vested in full so to no longer be subject to any forfeiture or vesting requirements, and all such shares of Inuvo common stock shall be considered outstanding shares for all purposes of the Inuvo Merger, including, without limitation, for purposes of the right to receive the Inuvo merger consideration with respect thereto.

For a discussion of the treatment of Inuvo stock options and restricted stock units held by officers and directors of Inuvo in the Inuvo merger, see the discussion under the heading “The Mergers—Interests of Officers and Directors in the Mergers—Interests of Inuvo Directors and Executive Officers in the Mergers—Stock Options and Other Stock-Based Awards” on page 164.

Conversion of Shares; Exchange of Certificates; No Fractional Shares

Conversion of ConversionPoint Common Stock

As of the effective time of the ConversionPoint merger, each holder of record of one or more shares of ConversionPoint common stock, other than the ConversionPoint excluded shares, whose shares of ConversionPoint common stock will be converted into the ConversionPoint merger consideration, will automatically, upon the effective time of the ConversionPoint merger (or, at any later time at which such shares will be converted), be entitled to receive, and New Parent will cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the ConversionPoint merger, the applicable number of shares of New Parent common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), any dividends or distributions payable pursuant to the merger agreement, and cash in lieu of any fractional shares of New Parent common stock. The book entry shares of ConversionPoint common stock held by such holder will be canceled.

ConversionPoint stockholders will not receive any fractional shares of New Parent common stock pursuant to the ConversionPoint merger. Instead of receiving any fractional shares, each holder of ConversionPoint common stock will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the ConversionPoint merger.

New Parent, ConversionPoint and the exchange agent will be entitled to deduct and withhold from the ConversionPoint merger consideration otherwise payable to any holder of ConversionPoint common stock any amounts required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax law.

Conversion and Exchange of Inuvo Common Stock

The conversion of shares of Inuvo common stock, other than the Inuvo excluded shares, into the right to receive the Inuvo merger consideration will occur automatically at the effective time of the Inuvo merger. As soon as reasonably practicable after the effective time of the Inuvo merger, but in no event later than three business days after the effective time, the exchange agent will mail a letter of transmittal to each holder of record of a certificate that had represented shares of Inuvo common stock whose shares of Inuvo common stock were converted into the Inuvo merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. The letter of transmittal will be accompanied by instructions for surrendering the certificates in exchange for the Inuvo merger consideration, including shares of New Parent common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the cash portion of the Inuvo merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Parent common stock. No interest will be paid or will accrue on any cash payable upon surrender of a certificate. Inuvo stockholders should not return stock certificates with the enclosed proxy card.

As of the effective time of the Inuvo merger, all shares of Inuvo common stock, other than Inuvo excluded shares, will be converted into the right to receive the Inuvo merger consideration, and each certificate that previously represented shares of Inuvo common stock will represent only the right to receive the Inuvo merger consideration as described above.

Until holders of certificates previously representing Inuvo common stock have surrendered their certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of New Parent common stock into which those shares have been converted with a record date after the effective time of the Inuvo merger. Subject to applicable law, when holders surrender their certificates, they will receive any dividends on shares of New Parent common stock with a record date after the effective time of the Inuvo merger and a payment date on or prior to the date of surrender, without interest.

Any holder of book entry shares of Inuvo common stock will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the Inuvo merger consideration that such holder is entitled to receive pursuant to the merger agreement.

In lieu thereof, each holder of record of one or more book entry shares of Inuvo common stock whose shares of Inuvo common stock will be converted into the Inuvo merger consideration will automatically, upon the effective time of the Inuvo merger (or, at any later time at which such book entry shares will be converted), be entitled to receive, and New Parent will cause the exchange agent to pay and deliver as promptly as practicable after the effective time of the Inuvo merger, the Inuvo merger consideration, including shares of New Parent common stock (which will be issued in non-certificated book entry form unless a physical certificate is requested), the right to receive the cash portion of the Inuvo merger consideration, any dividends or distributions payable pursuant to the merger agreement and cash in lieu of any fractional shares of New Parent common stock. The book entry shares of Inuvo common stock held by such holder will be canceled.

Inuvo stockholders will not receive any fractional shares of New Parent common stock pursuant to the Inuvo merger. Instead of receiving any fractional shares, each holder of Inuvo common stock will be paid an amount in cash, without interest, rounded to the nearest cent, equal to the same fraction of the market value of a full share of New Parent common stock, computed on the basis of the mean of the high and low sales prices of New Parent common stock as reported on NASDAQ on the first full day on which the New Parent common stock is traded on NASDAQ after the effective time of the Inuvo merger.

New Parent, Inuvo and the exchange agent will be entitled to deduct and withhold from the Inuvo merger consideration otherwise payable to any holder of Inuvo common stock any amounts required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax law.

Appraisal Rights

Shares of ConversionPoint common stock held by any ConversionPoint stockholder that properly demands payment for its shares in compliance with the appraisal rights under Section 262 will not be converted into the right to receive the ConversionPoint merger consideration. ConversionPoint stockholders properly exercising appraisal rights will be entitled to payment as described under “Appraisal Rights” beginning on page 227. However, if any ConversionPoint stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262, then that stockholder will not be paid in accordance with Section 262 and the shares of common stock held by that stockholder will be exchangeable solely for the right to receive the ConversionPoint merger consideration.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts

ConversionPoint and Inuvo have agreed to use their reasonable best efforts to (i) take, or cause to be taken, all reasonable actions, and do, or cause to be done, all reasonable things necessary and proper under applicable law to consummate and make effective the mergers as promptly as practicable, (ii) obtain from any governmental entity or any other third person any consents, licenses, permits, waivers, approvals, authorizations or orders as may be required to be obtained or made by such party or any of their subsidiaries in connection with the consummation of the mergers and the transactions contemplated thereby, and (iii) as promptly as practicable, make all necessary filings, if any, and thereafter make any other required submissions, with respect to the merger agreement and the mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) any antitrust laws and any related governmental request thereunder, and (C) any other applicable law. Notwithstanding the foregoing, neither ConversionPoint, nor Inuvo nor any of their subsidiaries shall be required to (i) license, divest, dispose of or hold separate any assets or businesses of ConversionPoint or Inuvo or any of their respective subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of ConversionPoint or Inuvo or any of their respective subsidiaries, or that would otherwise have a material adverse effect on the combined company or (ii) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the merger under any antitrust laws (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from governmental entities with respect to, such required consents or approvals).

Joint proxy statement/prospectus; Stockholders’ Meetings

ConversionPoint and Inuvo have agreed to cooperate in preparing and filing with the Securities and Exchange Commission this joint proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part. Each has agreed to use its reasonable best efforts to resolve any Securities and Exchange Commission comments relating to this joint proxy statement/prospectus and to have the registration statement of which it forms a part declared effective, and will cause this joint proxy statement/prospectus to be mailed to its respective stockholders as early as practicable after it is declared effective. Each has also agreed to hold a stockholders’ meeting as promptly as possible after the registration statement is declared effective and in any event within 45 days of such declaration.

Other Agreements

The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between ConversionPoint and Inuvo during the pre-closing period, public announcements and certain tax matters.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications contained in the merger agreement (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”) and may be further modified and limited by confidential disclosure schedules delivered by the parties to each other prior to the execution of the merger agreement. The representations and warranties made by Inuvo are also subject to, and qualified by, certain information included in Inuvo’s filings made with the SEC (or incorporated by reference into such documents) from January 1, 2016 until the date of the merger agreement. See also the definition of “material adverse effect” beginning on page 179 of this joint proxy statement/prospectus. The representations and warranties made by the parties to the merger agreement relate to, among other things:

●	the due organization, valid existence, good standing and qualification to do business, the corporate power and authority of parties to the merger agreement and their subsidiaries and similar corporate matters;

●	the capitalization of the parties, including the number of shares of common stock, stock options, warrants, restricted stock units, and other stock-based awards outstanding, as well as convertible notes outstanding;

●	the accuracy and completeness of the parties’ and their subsidiaries’ certificates of incorporation and bylaws (or like organizational documents), and the absence of any violations of these documents;

●	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement as to the parties;

●	the approval and recommendation by such party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover and other similar laws;

●	the consents and approvals required from governmental entities in connection with the transactions contemplated by the merger agreement;

●	the required stockholder approvals to approve the mergers;

●	the absence of any conflicts with such party’s organizational documents, applicable laws, governmental orders or certain contracts as a result of such party entering into the merger agreement, complying with its terms or consummating the transactions contemplated by the merger agreement;

●	the proper filing or furnishing of required documents with the SEC since January 1, 2016 (in the case of Inuvo), the accuracy of information contained in such documents and the compliance of the consolidated financial statements contained in such documents with the rules and regulations of the SEC applicable thereto and with U.S. GAAP;

●	Inuvo’s compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE American, the party’s disclosure controls and procedures relating to financial reporting and the absence of certain undisclosed liabilities (see “The Merger Agreement and Related Agreements—Covenants and Agreements—Conduct of Business by ConversionPoint” and “The Merger Agreement and Related Agreements—Covenants and Agreements—Conduct of Business by Inuvo” below);

●	compliance with applicable law and contracts;

●	maintaining in effect privacy compliance and data security programs and policies;

●	the possession of and compliance with required permits necessary for the conduct of such party’s business;

●	such party’s conduct of its businesses in the ordinary course, the absence of any action which would require the consent of the other party under its interim operating covenants and the absence of any material adverse effect (as described below) since September 30, 2018;

●	the absence of certain legal proceedings and governmental orders;

●	ERISA matters, certain U.S. and non-U.S. benefit plans and certain compensation, severance and termination pay related to the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

●	the accuracy of information supplied by such party in connection with this joint proxy statement/prospectus and the associated registration statement;

●	tax matters;

●	employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils, labor practices, and independent contractors;

●	intellectual property;

●	real property;

●	the receipt of a fairness opinion from such party’s financial advisor (in the case of Inuvo);

●	material contracts, including the validity of, enforceability of, compliance with and absence of notice of termination or non-renewal of such contracts;

●	finders’ or brokers’ fees related to the mergers;

●	insurance policies with respect to such party’s business and assets;

●	compliance with environmental laws and absence of environmental claims;

●	the absence of contracts or transactions between such party or any of its subsidiaries and its directors, officers, beneficial owners or affiliates;

●	the absence of any stockholder rights plan or similar agreements; and

●	the tax qualification of the mergers under the Code.

ConversionPoint, New Parent and the Merger Subs have also, jointly and severally, made certain representations and warranties relating to:

●	the availability of funds as of the effective time of the mergers and effectiveness of certain financing comfort letters.

 Material Adverse Effect

Certain of the representations and warranties made by the parties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect,” when used in reference to ConversionPoint or Inuvo, means any fact, event, circumstance or effect that, individually or together with all other such facts, events, circumstances and effects, (i) is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of the referenced party and its subsidiaries, taken as a whole or (ii) prevents, or would reasonably be expected to prevent, the ability of the referenced party and its subsidiaries to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with the terms thereof, except to the extent such material adverse effect results from:

●	any changes in laws, rules or regulations of general applicability or interpretations of same by a governmental entity;

●	any changes in general United States or global economic conditions, except in the event that such changes in conditions have greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its subsidiaries operate;

●	any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, except in the event that such changes in conditions have a greater adverse materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries;

●	a change or proposed change in U.S. GAAP or interpretations thereof;

●	any outbreak or escalation of hostilities involving the U.S., the declaration by the U.S. of a national emergency or war, any other acts of war (whether declared or undeclared), sabotage, military action or any escalation or worsening thereof, earthquakes, hurricanes or similar catastrophes, or the occurrence of any other calamity or crisis, including an act of terrorism;

●	the announcement, pendency or consummation of the transactions contemplated by the merger agreement, or the failure to take actions as a result of any terms or conditions set forth in the merger agreement, including any loss of or change in the relationship with such referenced party’s employees, customers, partners, suppliers or other persons having business relationships with such person;

●	the execution and delivery of the merger agreement or the public announcement or pendency of the mergers or any of the other transactions contemplated by the merger agreement;

●	any action required to be taken pursuant to the express terms of the merger agreement or taken at the request of the other party;

●	any change in Inuvo’s credit rating or change affecting the rating outlook of Inuvo; or

●	any failure, in and of itself, by such party to meet any internal projections or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a material adverse effect).

The representations and warranties of each of the parties to the merger agreement will expire upon the effective times of the mergers.

Covenants and Agreements

Conduct of Business by Inuvo

Inuvo has agreed that, prior to the effective time of the Inuvo merger, unless ConversionPoint gives its prior written consent, except as otherwise expressly contemplated by the merger agreement, Inuvo will and will cause its subsidiaries to:

●	conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable laws; and

●	use commercially reasonable efforts to (i) preserve intact its business organization and good will, (ii) keep available the services of its present officers, employees and independent contractors, and (iii) not take any action which would adversely affect or delay in any material respect the ability of either Inuvo or ConversionPoint to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated in the merger agreement.

Inuvo has also agreed that, prior to the effective time of the Inuvo merger, unless ConversionPoint gives its prior written consent, except as otherwise expressly contemplated or permitted by the merger agreement, Inuvo will not and will not permit any of its subsidiaries to:

●	(i) amend Inuvo’s articles of incorporation or bylaws or other similar organizational documents (except with respect to the Inuvo articles amendment), (ii) redeem, split, combine or reclassify its outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Inuvo or any of its subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Inuvo or any of its subsidiaries;

●	issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of Inuvo or any of its subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Inuvo may (i) issue up to 3,272,728 shares of Inuvo Common Stock or securities convertible into up to 3,272,728 shares of Inuvo Common Stock at or prior to the Effective Time for working capital purposes; (ii) grant stock options or restricted stock units in an amount equal to the number of stock options or restricted stock units that are outstanding as of the date of the merger agreement, but have terminated in accordance with their terms; and (iii) issue Inuvo common stock upon exercise of Inuvo stock options and Inuvo RSUs outstanding as of the date of the merger agreement in accordance with their present terms;

●	(i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its subsidiaries;

●	(i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any contract or arrangement that reasonably may result in payments by or liabilities of Inuvo, in excess of $1,000,000 individually or $5,000,000 in the aggregate in any 12 month period;

●	sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of Inuvo or its subsidiaries;

●	except as required by any Inuvo benefit plan or Inuvo material contract existing as of the date of the merger agreement, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Inuvo or any of its subsidiaries who are not directors or executive officers of Inuvo, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of Inuvo or of any of Inuvo’s subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

●	knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

●	announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Inuvo or any of its subsidiaries;

●	make any change to accounting policies or procedures, other than actions required to be taken by U.S. GAAP;

●	prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

●	except for immaterial elections or changes, make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax proceedings relating to Inuvo or any of its subsidiaries;

●	except as would not reasonably be expected to be materially adverse to Inuvo and its subsidiaries taken as a whole, commence any litigation or proceedings with respect to taxes, settle or compromise any proceedings with respect to taxes;

●	(i) enter into a new line of business which is material to Inuvo and its subsidiaries taken as a whole or (ii) open or close any facility or office of Inuvo or any of its subsidiaries;

●	pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of Inuvo;

●	amend, modify or consent to the termination of any Inuvo material contract, or amend, waive, modify or consent to the termination of Inuvo’s or any of its subsidiary’s rights thereunder;

●	enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts Inuvo or any of its subsidiary or, upon completion of the Inuvo merger or any other transaction contemplated in the merger agreement, New Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice; (iii) arrangement with persons that are affiliates or are executive officers or directors of Inuvo, or (iv) any material rights or claims with respect to any confidentiality or standstill agreement to which Inuvo is a party and which relates to a business combination or other similar extraordinary transaction, in each case, that would reasonably be expected to, individually or in the aggregate, materially affect the business or operations of Inuvo;

●	terminate, cancel, amend or modify any material insurance coverage policy maintained by Inuvo or any of its subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

●	commence, waive, release, assign, settle or compromise any material claims, or any material litigation, proceeding or arbitration;

●	except as the Inuvo board determines in good faith is necessary to comply with its fiduciary duties, take any action to (i) render inapplicable any state takeover or similar law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any stockholder rights agreement or plan; or

●	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing summarized actions.

Conduct of Business by ConversionPoint

ConversionPoint has agreed that, prior to the effective time of the ConversionPoint merger, unless Inuvo gives its prior written consent, except as otherwise expressly contemplated by the merger agreement, ConversionPoint will and will cause its subsidiaries to:

●	conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable laws; and

●	use commercially reasonable efforts to (i) preserve intact its business organization and good will, (ii) keep available the services of its present officers, employees and independent contractors, and (iii) not take any action which would adversely affect or delay in any material respect the ability of either ConversionPoint or Inuvo to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated in the merger agreement.

ConversionPoint has also agreed that, prior to the effective time of the ConversionPoint merger, unless Inuvo gives its prior written consent, except as otherwise expressly contemplated or permitted by the merger agreement, ConversionPoint will not and will not permit any of its subsidiaries to:

●	(i) amend ConversionPoint’s certificate of incorporation or by-laws or other similar organizational documents, (ii) redeem, split, combine or reclassify its outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of ConversionPoint or any of its subsidiaries), or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by ConversionPoint or any of its subsidiaries;

●	issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of ConversionPoint or any of its subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that ConversionPoint may issue (i) up to 500,000 shares of ConversionPoint common stock, at a price per share of not less than $9.21, in the ordinary course of current securities offerings being conducted by ConversionPoint, (ii) up to 25,657 shares of ConversionPoint common stock issuable upon exercise of certain ConversionPoint convertible notes outstanding on November 2, 2018, (iii) ConversionPoint common stock upon exercise of ConversionPoint options and ConversionPoint RSUs outstanding on November 2, 2018 in accordance with their present terms, (iv) 85,684 shares of ConversionPoint common stock in connection with certain commitments of ConversionPoint, (v) warrants to purchase up to 130,000 shares of ConversionPoint common stock at an exercise price per share of not less than $9.21, or (vi) warrants to purchase up to 55,693 shares of ConversionPoint common stock at an exercise price per share of $7.50;

●	(i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its subsidiaries;

●	(i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any contract or arrangement that reasonably may result in payments by or liabilities of ConversionPoint, in excess of $1,000,000 individually or $5,000,000 in the aggregate in any 12 month period;

●	sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of ConversionPoint or its subsidiaries;

●	except as required by any ConversionPoint benefit plan or ConversionPoint material contract existing as of the date of the merger agreement, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of ConversionPoint or any of its subsidiaries who are not directors or executive officers of ConversionPoint, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of ConversionPoint or of any of ConversionPoint’s subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

●	knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

●	announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of ConversionPoint or any of its subsidiaries;

●	make any change to accounting policies or procedures, other than actions required to be taken by U.S. GAAP;

●	prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

●	except for immaterial elections or changes, make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax proceedings relating to ConversionPoint or any of its subsidiaries;

●	except as would not reasonably be expected to be materially adverse to ConversionPoint and its subsidiaries taken as a whole, commence any litigation or proceedings with respect to taxes, settle or compromise any proceedings with respect to taxes;

●	(i) enter into a new line of business which is material to ConversionPoint and its subsidiaries taken as a whole or (ii) open or close any facility or office of ConversionPoint or any of its subsidiaries;

●	pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of ConversionPoint;

●	enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts ConversionPoint or any of its subsidiaries or, upon completion of the ConversionPoint merger or any other transaction contemplated in the merger agreement, New Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice; (iii) arrangement with persons that are affiliates or are executive officers or directors of ConversionPoint, or (iv) any material rights or claims with respect to any confidentiality or standstill agreement to which ConversionPoint is a party and which relates to a business combination or other similar extraordinary transaction, in each case, that would reasonably be expected to, individually or in the aggregate, materially affect the business or operations of ConversionPoint;

●	terminate, cancel, amend or modify any material insurance coverage policy maintained by ConversionPoint or any of its subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

●	commence, waive, release, assign, settle or compromise any material claims, or any material litigation, proceeding or arbitration;

●	except as the ConversionPoint board determines in good faith is necessary to comply with its fiduciary duties, take any action to (i) render inapplicable, or to exempt any third person from, the provisions of Section 203 of the DGCL, or any other state takeover or similar law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any stockholder rights agreement or plan; or

●	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing summarized actions.

No Solicitation; Change in Recommendation

Until the earlier of the effective time of the Inuvo merger or the date of termination of the merger agreement, Inuvo has agreed not to, nor permit any of its subsidiaries to, nor authorize or permit any of its affiliates or representatives retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or knowingly encourage the submission, making or announcement of any takeover proposal (as defined below);

●	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or take any other action to facilitate the making of, any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any takeover proposal, except as provided for in the merger agreement; or

●	make or authorize any statement, recommendation or solicitation in respect of any takeover proposal.

Inuvo has agreed to immediately cease and cause to be terminated all discussions or negotiations with any parties that may have been ongoing with respect to a takeover proposal and to seek to have returned to the other party any confidential information that has been provided in any such discussions or negotiations, unless the Inuvo board concludes in good faith that a failure to take any action described in this sentence would be inconsistent with the Inuvo board’s fiduciary duties to Inuvo’s stockholders under applicable law.

However, if, prior to obtaining the Inuvo stockholder approval, Inuvo receives a bona fide takeover proposal that did not result from a breach or a deemed breach by Inuvo or any Inuvo representative of the merger agreement, or the confidentiality agreement between Inuvo and ConversionPoint and Inuvo otherwise has complied with the applicable terms of the merger agreement, and the Inuvo board determines in good faith (A) after consultation with outside counsel and an independent financial advisor that such takeover proposal is, or is reasonably likely to result in, a superior proposal (as defined below) and (B) after consultation with outside counsel that failure to take the actions set forth in clauses (i) and (ii) below with respect to such takeover proposal would be inconsistent with the Inuvo board’s fiduciary duties to Inuvo’s stockholders under applicable law, Inuvo may, subject to providing prior written notice of its decision to take such action to ConversionPoint and compliance with the applicable provisions of the merger agreement:

●	(i) furnish information with respect to Inuvo and Inuvo’s subsidiaries to the person making such takeover proposal pursuant to a confidentiality agreement no less restrictive of the other party than the confidentiality agreement by and between Inuvo and ConversionPoint (but which confidentiality agreement may allow such person to make any takeover proposal to Inuvo in connection with the negotiations and discussions permitted by the merger agreement, provided that all such material information not previously provided to ConversionPoint is promptly provided to ConversionPoint; and

●	(ii) participate in discussions or negotiations with the person making such takeover proposal regarding such takeover proposal.

A “takeover proposal” with respect to Inuvo means any inquiry, proposal or offer from any person relating to or that is reasonably likely to lead directly or indirectly, to:

●	a merger, consolidation, tender offer, exchange offer, share exchange, business combination or other similar transaction involving Inuvo or any of Inuvo’s operating subsidiaries that constitutes ten percent (10%) or more of the net revenues, net income or assets of Inuvo;

●	the acquisition by any person in any manner of a number of shares of any class of equity securities of Inuvo or any of Inuvo’s subsidiaries equal to or greater than 25% of the number of such shares outstanding before such acquisition; or

●	the acquisition by any person in any manner (including by license or lease), directly or indirectly, of assets that constitute 25% or more of the net revenues, net income or assets of Inuvo;

in each case, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “superior proposal” means a written offer made by any third party (not in violation of the applicable provisions of the merger agreement) that if consummated would result in such third party acquiring, directly or indirectly, a majority of Inuvo common stock or a majority of the assets of Inuvo and Inuvo’s subsidiaries:

●	for consideration that the Inuvo board determines in its good faith judgment (following consultation with an independent financial advisor) to be superior from a financial point of view to the holders of Inuvo common stock than the transactions contemplated by the merger agreement (based on the advice of Inuvo’s financial advisor), taking into account all the terms and conditions of such proposal, the merger agreement and any proposal by New Parent to amend the terms of the merger agreement as permitted therein; and

●	that, in the good faith judgment of the Inuvo board, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

The Inuvo board has unanimously adopted a resolution recommending that the Inuvo stockholders adopt and approve the merger agreement and approve the mergers. Under the merger agreement, except as provided below, the Inuvo board may not withdraw, modify or qualify, or propose to withdraw, modify or qualify its recommendation, or approve or recommend, or propose to approve or recommend any takeover proposal. Any of these actions is referred to as a “change in recommendation”. In addition, the Inuvo board may not approve or cause or permit Inuvo to enter into any letter of intent or agreement relating to any takeover proposal, except as otherwise provided in the merger agreement.

The Inuvo board may make a change of recommendation if prior to the time that the Inuvo stockholder vote approving the mergers has been obtained, the Inuvo board receives an unsolicited takeover proposal that did not result from a breach or deemed breach of the terms of the merger agreement or the confidentiality agreement with ConversionPoint that the Inuvo board determines, in good faith after consultation with outside counsel, constitutes a superior proposal that is not withdrawn, and the board determines that the failure to do so would be inconsistent with its fiduciary duties to the Inuvo stockholders under applicable law. However, the Inuvo board may make a change of recommendation or terminate the merger agreement under these circumstances only if (i) it has complied with the non-solicitation and change of recommendation provisions of the merger agreement, (ii) it has provided written notice to ConversionPoint in accordance with the terms of the merger agreement, (iii) either ConversionPoint does not modify the terms of the merger agreement within five business days after receipt of the written notice from Inuvo or the Inuvo board determines in good faith after consultation with its financial advisor that any proposed modifications by ConversionPoint do not cause the takeover proposal to cease being a superior proposal, and (iv) concurrently with and as a condition of such termination, Inuvo accepts the superior proposal and enters into an acquisition agreement with respect to the superior proposal, and pays ConversionPoint a termination fee (as described further in “The Merger Agreement and Related Agreements—Termination Fee and Expenses” below).

The merger agreement also provides that Inuvo must promptly, but in any event within 48 hours, notify ConversionPoint of any takeover proposal received by it and provide ConversionPoint with copies of all written material provided to it with respect to any takeover proposal. Inuvo must also keep ConversionPoint fully informed of the status and terms of any such takeover proposal and provide ConversionPoint with at least 48 hours prior written notice (or such lesser prior notice as is provided to the members of the Inuvo board) of any Inuvo board meeting at which the board of directors is expected to consider any takeover proposal or related inquiry, or consider providing information to any person in connection with a takeover proposal.

Agreements with Respect to New Parent; Employee Matters

Those employees of Inuvo (other than those entering into Inuvo separation agreements) and ConversionPoint who are actively employed by Inuvo and ConversionPoint as of immediately prior to the effective time of the mergers and who continue to be actively employed by New Parent (or any subsidiary thereof) during the one year period following the mergers, which we sometimes refer to as the “continuing employee” shall be eligible to continue to participate in New Parent’s health and welfare benefit plans except that:

●	(i) subject to the applicable provisions of the merger agreement, nothing in the merger agreement shall limit the right of New Parent, ConversionPoint, or Inuvo to amend or terminate any such health or welfare benefit plan at any time; and

●	(ii) if New Parent, ConversionPoint, or Inuvo terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), for a period of one year following the effective time of the mergers the continuing employees shall be eligible to participate in New Parent’s, ConversionPoint’s, or Inuvo’s, as applicable, health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Inuvo benefit plan or ConversionPoint benefit plan in which such continuing employee participated immediately before the effective time of the mergers. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of New Parent, Inuvo, or ConversionPoint, then New Parent shall use its commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit continuing employees for service prior to the effective time of the mergers with Inuvo or ConversionPoint, as applicable, to the same extent that such service was recognized prior to the effective time of the mergers under the corresponding health or welfare benefit plan of Inuvo or ConversionPoint, as applicable. Nothing in the merger agreement shall be construed to create a right in any employee to employment with New Parent, Inuvo, or ConversionPoint or any other subsidiary of the foregoing and the employment of each continuing employee shall be “at will” employment, unless such continuing employee enters into, or is already party to, a pre-existing employment agreement or contract for employment.

Upon the closing of the mergers, New Parent will enter into an employment agreement with Don Walker Barrett III upon terms and conditions substantially similar to employment agreements of the other business unit lead executives of ConversionPoint.

New Parent will enter into separation agreements with the Inuvo executives Richard K. Howe, Wallace D. Ruiz, and John B. Pisaris at the closing of the mergers. The form of the separation agreement is attached as Exhibit D to the merger agreement. Under the separation agreements, the executives will assist New Parent in the transition following the merger for a period of time not to exceed 180 days and then will be terminated. Upon termination, the executives will receive the compensation described under “Interests of Officers and Directors in the Mergers—Interests of Inuvo Officers and Directors in the Mergers” beginning on page 166.

Additionally, at the closing of the mergers, the New Parent board or the compensation committee of the New Parent board, shall cause the grant of stock options to purchase 1,300,000 shares of New Parent common stock, which we refer to as the New Parent options, to certain employees of Inuvo with an exercise price equal to the fair market value of New Parent common stock as of the grant date of such New Parent options. Inuvo and ConversionPoint have already agreed to the allocation of the New Parent options.

Financing of New Parent

New Parent, ConversionPoint and the Merger Subs shall use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper, or advisable to arrange and obtain the financing of New Parent whereby New Parent receives at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms mutually reasonably agreeable to Inuvo and ConversionPoint in good faith, and, as applicable, give Inuvo prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the financing necessary for the satisfaction of all of New Parent’s, ConversionPoint’s, and the Merger Subs’ obligations under the merger agreement. New Parent intends to satisfy the financing condition through the New Parent public offering.

Additionally, prior to the effective times of the mergers, Inuvo and its subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective representatives to, cooperate with New Parent, ConversionPoint, and the Merger Subs as necessary in connection with the financing as may be reasonably requested by New Parent, ConversionPoint, and the Merger Subs, at ConversionPoint’s sole expense. Notwithstanding the foregoing, neither Inuvo nor any of its subsidiaries shall be required to take any action that would:

●	(i) in the reasonable judgment of Inuvo after consultation with its outside legal counsel, (A) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the charter or organizational documents of Inuvo, or any subsidiary, any applicable legal requirement or under any material contract of Inuvo; (B) require disclosure of information if, in the reasonable judgment of Inuvo, such disclosure would cause significant competitive harm to Inuvo or its subsidiaries if the transactions contemplated by the merger agreement are not consummated; or (C) require Inuvo to provide access to or disclose information that Inuvo reasonably determines would result in a loss or waiver of attorney-client privilege of Inuvo or its subsidiaries (in each case it being agreed that Inuvo shall give notice to New Parent, ConversionPoint, or the Merger Subs, as applicable, of the fact that it is withholding such information or documents pursuant to this clause (i)(C), and thereafter Inuvo, New Parent, ConversionPoint, and the Merger Subs shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection); or (D) cause any condition to the closing of the mergers to not be satisfied; or

●	(ii) cause any condition to the closing of the mergers set forth in the merger agreement to not be satisfied.

ConversionPoint, New Parent and the Merger Subs shall cause the financing to occur as promptly as practicable and in no event later than July 12, 2019, which date may be extended by thirty (30) day increments with the consent of Inuvo, which consent may be withheld in the sole discretion of Inuvo. If the financing does not occur by July 12, 2019, subject to Inuvo’s right to extend such time period, ConversionPoint shall be in material breach of the merger agreement.

Additionally, New Parent, ConversionPoint, and the Merger Subs shall, in the event the closing of the mergers does not occur, on a joint and several basis, indemnify and hold harmless Inuvo and its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the financing, the arrangement of the financing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable law except, in each case, to the extent resulting from gross negligence or willful misconduct of Inuvo or its subsidiaries or any of their respective representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

Payment of Certain Indebtedness of Inuvo

New Parent covenanted that, at the effective time of the mergers, New Parent shall cause all outstanding indebtedness incurred by Inuvo and certain of its subsidiaries under the Amended and Restated Business Finance Agreement, dated as of October 11, 2018, by and among Western Alliance Bank (f/k/a Bridge Bank, N.A.), as amended, supplemented, or otherwise supplemented from time to time, to be paid in full.

Tax Matters

The parties to the merger agreement intend that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. Each of ConversionPoint and Inuvo will (and will cause it subsidiaries to) use its commercially reasonable best efforts to cause the mergers to qualify, and will not take or fail to take any action (and will cause its subsidiaries not to take or fail to take any action) which action or failure to act could reasonably be expected to prevent or impede the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, from qualifying, as a transaction described in Section 351 of the Code.

Conditions to Completion of the Merger

Each party’s obligation to effect the mergers is subject to the satisfaction or waiver of various conditions, which include the following:

●	the adoption of the merger agreement by the Inuvo and ConversionPoint stockholders;

●	the absence of any judgment, injunction, order or decree of a governmental entity of competent jurisdiction making the merger illegal or otherwise preventing the consummation of the merger;

●	the expiration or earlier termination of all waiting periods, and any applicable extensions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR, and the receipt of any governmental authorizations, consents, orders, declarations and approvals as may be required in connection with the merger, subject to certain exceptions;

●	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order or proceedings initiated for that purpose;

●	the absence of any suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the mergers or any transaction contemplated by the merger agreement or that would otherwise have a material adverse effect on Inuvo or ConversionPoint, provided that this condition is deemed satisfied if a court dismisses or denies a request for an injunction; and

●	the approval of the listing of the New Parent common stock to be issued in the mergers on NASDAQ and the TSX.

Each of ConversionPoint’s and Inuvo’s obligations to complete the mergers is also separately subject to the satisfaction or waiver of the following conditions:

●	the truth and correctness of the other party’s representations and warranties, subject to certain materiality standards provided in the merger agreement;

●	the performance by the other party of its obligations under the merger agreement in all material respects; and

●	there shall have been no material adverse effect on the other party.

In addition, ConversionPoint’s obligation to complete the ConversionPoint merger is also separately subject to a number of conditions, including the following:

●	Inuvo shall have obtained all required consents from any person or governmental entity whose consent or approval is required in connection with the Inuvo merger or under certain agreed upon agreements;

●	ConversionPoint shall have received a tax opinion from its counsel, Troutman Sanders, that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the internal revenue code;

●	ConversionPoint shall not have received demands for the appraisal of ConversionPoint common stock (in accordance with applicable law and which have not been withdrawn or effectively withdrawn and with respect to which the right to seek appraisal on the shares underlying such demand has not otherwise been lost) from dissenting holders representing more than 10% of the issued and outstanding shares of ConversionPoint common stock; and

●	the closing of the financing (at or immediately prior to the closing of the mergers) whereby New Parent receives at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms mutually reasonably agreeable to Inuvo and ConversionPoint in good faith.

In addition, Inuvo’s obligation to complete the Inuvo merger is also separately subject to a number of conditions, including the following:

●	Inuvo shall have received a tax opinion from its counsel, Porter Wright, that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the internal revenue code;

●	the closing of the financing (at or immediately prior to the closing of the mergers) whereby New Parent receives at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms mutually reasonably agreeable to Inuvo and ConversionPoint in good faith; and

●	the execution and delivery by New Parent and each executive who is a counterparty to each Inuvo separation agreement of the Inuvo separation agreements.

The merger agreement provides that certain of the conditions described above may be waived by ConversionPoint or Inuvo. Neither ConversionPoint nor Inuvo currently expects to waive any material condition to the completion of the merger.

Termination

Generally, the merger agreement may be terminated and the mergers may be abandoned at any time prior to the completion of the mergers (including after stockholder approval) by mutual written consent of ConversionPoint and Inuvo. The merger agreement may also be terminated by either ConversionPoint or Inuvo if:

●	the mergers are not consummated on or before August 5, 2019, except that such right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure and provided that this date, which we refer to as the termination date;

●	a governmental entity issues a final and nonappealable order, decree or ruling or takes any other final and nonappealable action enjoining or otherwise prohibiting the merger;

●	the required ConversionPoint or Inuvo stockholder vote has not been obtained at the applicable stockholder meeting, or any adjournment or postponement thereof; or

●	the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause certain of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured by the earlier of (i) 30 days following receipt of written notice of such breach or failure to perform or (ii) the termination date.

In addition, the merger agreement may be terminated by ConversionPoint, and Inuvo will be required to pay the termination fee (as described below) to ConversionPoint, if prior to the time that the Inuvo stockholder vote approving the Inuvo merger has been obtained:

●	the Inuvo board effects a change of recommendation or resolves to do so;

●	the Inuvo board approves or recommends a takeover proposal or resolves to do so;

●	a tender offer or exchange offer for Inuvo’s shares is commenced (other than by ConversionPoint) and the Inuvo board recommends that the Inuvo stockholders tender their shares in the offer or fails to recommend that its stockholders reject such tender or exchange; or

●	Inuvo materially breaches certain terms of the merger agreement related to non-solicitation, changes in recommendations, its board of directors’ recommendation in favor of the merger and holding the stockholders meeting to approve the merger.

The merger agreement may be terminated by Inuvo prior to the time the Inuvo stockholder approval of the Inuvo merger is obtained if Inuvo terminates the merger agreement in connection with the entry into an agreement for a superior proposal in accordance with the terms and conditions of the merger agreement with ConversionPoint, as long as Inuvo has complied with all related notice and other provisions and pays ConversionPoint the termination fee (as described below).

In addition, the merger agreement may be terminated by Inuvo and ConversionPoint will be required to pay the termination fee (as described below) to Inuvo in connection with such termination, if:

●	(i) Inuvo is not in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained in the merger agreement that would cause it to fail to satisfy the applicable conditions set forth therein and (ii) (A) the representations and warranties of ConversionPoint, New Parent, and the Merger Subs become inaccurate or have been breached and ConversionPoint shall have been provided with 30 days advance written notice and an ability to cure such breach, (B) the applicable covenants or obligations of Conversion Point, New Parent, and the Merger Subs have been breached, or (C) ConversionPoint, New Parent, or the Merger Subs are enjoined from consummating the required financing; or

●	(i) all the applicable closing conditions in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the mergers but provided such conditions are then capable of being fulfilled), (ii) Inuvo has thereafter confirmed in writing to ConversionPoint and New Parent that it is ready and able to consummate the mergers, and (iii) ConversionPoint and New Parent fail to consummate the mergers within three business days following the date the closing of the mergers should have occurred in accordance with the merger agreement except, that, during such three day period and for twenty-four hours thereafter, no party is entitled to terminate the merger agreement.

Termination Fee and Expenses

Inuvo is required to pay a termination fee of $2,800,000, which we refer to as the termination fee, to ConversionPoint in the event the merger agreement is terminated by Inuvo in connection with the entry into an agreement for a superior proposal, as described above or in the event ConversionPoint terminates the merger agreement prior to the time that the Inuvo stockholder vote approving the merger has been obtained under the following conditions:

●	the Inuvo board effects a change of recommendation or resolves to do so;

●	the Inuvo board approves or recommends a takeover proposal or resolved to do so;

●	a tender offer or exchange offer for Inuvo’s shares is commenced (other than by ConversionPoint) and the Inuvo board recommends that the Inuvo stockholders tender their shares in the offer or fails to recommend that its stockholders reject such tender or exchange; or

●	Inuvo materially violates certain terms of the merger agreement related to non-solicitation, changes in recommendations, its board of directors’ recommendation in favor of the mergers and holding the stockholder meeting.

ConversionPoint is required to pay a termination fee of $2,800,000 as described in the “Merger Agreement and Related Agreements – Termination” beginning on page 190.

Support Agreements

In order to induce ConversionPoint to enter into the merger agreement, on November 1 and 2, 2018, several Inuvo stockholders and ConversionPoint stockholders entered into support agreements with Inuvo, ConversionPoint, New Parent and the Merger Subs pursuant to which, among other things, each of these stockholders agreed, solely in his or her capacity as a stockholder, to vote all securities of Inuvo or ConversionPoint, as the case may be, (i) in favor of the merger and the adoption of the merger agreement, (ii) in favor of any proposal to adjourn or postpone the applicable stockholders’ meeting to a later date if there are not sufficient votes to adopt the merger agreement and/or if there are not sufficient shares present in person or by proxy at the applicable stockholders’ meeting to constitute a quorum, (iii) in favor of any other matter necessary to consummate the transactions contemplated by the merger agreement, and, in the case of Inuvo stockholders only, and (iv) against the following actions: (1) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Inuvo, any of its subsidiaries and any other person (including any takeover proposal), other than the mergers and (2) any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the mergers or any other transaction contemplated by the merger agreement, including the consummation thereof.

The following stockholders of ConversionPoint entered into support agreements with respect to the following number of shares of ConversionPoint common stock beneficially owned by such stockholders: (i) Andre Peschong (470,282), (ii) Jack Thomsen (470,282), (iii) Christopher Jahnke (1,378,750), (iv) Haig Newton (1,378,750), (v) Hybrid Theory Capital Ltd. (1,182,274), (vi) Jeffrey Marks (197,667), (vii) Peter Nguyen (1,575,315), (viii) Raghu Kilambi (519,667) and (ix) Stephen Blazick (1,448,526). The ConversionPoint stockholders that have entered into the support agreements collectively own approximately, 58% of the outstanding shares of ConversionPoint as of March 8, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the ConversionPoint common stock outstanding and entitled to vote. Given that holders of more than a majority of the shares of ConversionPoint common stock outstanding have executed support agreements as described above, ConversionPoint does not require the affirmative vote of any non-affiliated stockholder of ConversionPoint to approve the ConversionPoint merger.

The following stockholders of Inuvo entered into support agreements with respect to the following number of shares of Inuvo common stock beneficially owned by such stockholders as of the effective date of the support agreements: (i) G. Kent Burnett (134,724), (ii) Don “Trey” Barrett III (319,290), (iii) Gordon J. Cameron (75,244), (iv) Richard K. Howe (974,808), (v) Charles D. Morgan (2,022,239), (vi) John B. Pisaris (320,825), (vii) Wallace D. Ruiz (330,483), and (viii) Patrick Terrell (645,733). The Inuvo stockholders that have entered into the support agreements collectively own approximately, 14.9% of the outstanding shares of Inuvo common stock as of March 12, 2019. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Inuvo common stock outstanding and entitled to vote. 35.2% of the non-affiliated public stockholders of Inuvo must affirmatively vote in favor of approving and adopting the merger agreement in addition to the Inuvo stockholders described above who have entered into support agreements in order for Inuvo to receive the requisite majority approval of the merger agreement.

Such ConversionPoint and Inuvo stockholders may vote their shares of capital stock and securities on all other matters not referred to in this joint proxy statement/prospectus. Copies of the form of support agreements, as amended, are attached to this joint proxy statement/prospectus as Annex D and Annex E.

Under the support agreements, subject to certain exceptions as described above, the stockholders have agreed not to sell or transfer ConversionPoint or Inuvo capital stock and securities held by them, as the case may be, until the completion of the mergers.

ConversionPoint stockholders that entered into the support agreements have agreed to waive any and all dissenter’s rights or similar rights they may have in connection with the ConversionPoint merger.

Nothing in the support agreements limits or restricts any of the stockholders who are party to the agreements or any of their affiliates from acting in its capacity as an officer, director or employee of Inuvo.

The support agreements and the obligations of the parties thereunder shall terminate immediately, without any further action being required, upon the earlier of the closing date of the mergers and the termination of the merger agreement according to its terms or by mutual consent of all the parties to the stockholders’ agreement. However, certain sections of the support agreements will survive the termination including, if the mergers are completed.

Directors and Executive Officers of New Parent and New Parent Subsidiaries

ConversionPoint has agreed to appoint certain individuals to be the directors of New Parent and New Parent subsidiaries upon the effective time of the mergers. Two directors of New Parent shall be designated by Inuvo prior to the effective time of the mergers, one of whom shall be the non-executive chairman of the board of New Parent and one of whom shall be “independent” as defined by NASDAQ, and such persons shall hold office from the effective time of the mergers until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of New Parent or as otherwise provided by law. As of the effective time of the mergers, the New Parent board will be comprised of Robert Tallack, Raghu Kilambi, Richard K. Howe and Gordon Cameron, with three vacancies.

ConversionPoint has also agreed to appoint certain individuals to be the executive officers of New Parent and New Parent subsidiaries upon the effective time of the mergers and such individuals shall hold office from the effective time of the mergers until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of New Parent or as otherwise provided by law. As of the effective time of the mergers, the executive officers of New Parent will be comprised of Robert Tallack as Chief Executive Officer, Raghu Kilambi as Vice Chairman and Chief Financial Officer, and others to be determined prior to the closings of the mergers.

Amendment No. 1 to Merger Agreement

On March 1, 2019, ConversionPoint, Inuvo , New Parent, Inuvo Merger Sub, and CPT Merger Sub entered into Amendment No. to the Agreement and Plan of Merger to, among other things, (i) extend the outside date for the financing to occur subject to the trigger of the termination fee from May 31, 2019 to July 12, 2019, (ii) extend the outside date for the mergers to be completed from June 30, 2019 until August 5, 2019, (iii) permit Inuvo to approve and adopt the Inuvo articles amendment, (iv) permit the issuance of up to 3,272,728 shares of Inuvo common stock or securities convertible into up to 3,272,728 shares of Inuvo common stock and waives any breach of Inuvo’s representations or warranties that would be caused by such issuance, (v) revised the Inuvo exchange ratio definition and Inuvo option exchange ratio definition to adjust each downward upon the permitted issuance of additional shares of Inuvo common stock to account for the dilutive effect of such issuance, (vi) revised the definitions of post-execution date Inuvo stock issuances and post-execution date ConversionPoint stock issuances, and (vii) corrected a scrivener’s error in Inuvo’s representation related to capitalization. The amendments to the definitions of Inuvo exchange ratio, Inuvo option exchange ratio, and post-execution date Inuvo stock issuances, and post-execution date ConversionPoint stock issuances cause ConversionPoint stockholders to continue to own approximately 70.76%, and Inuvo stockholders will continue to own approximately 29.24%, of the shares of New Parent common stock issued and outstanding immediately after consummation of the mergers and prior to the issuance of any New Parent stock, if any, in connection with the financing that is a condition to closing of the mergers.

The CPT Bridge Note

On November 1, 2018, Inuvo and CPT Investments, LLC, entered into the CPT purchase agreement, pursuant to which CPT Investments agreed to loan up to $2,000,000 to Inuvo. Pursuant to the CPT purchase agreement, Inuvo issued and sold to CPT Investments a $1,000,000 principal amount, senior unsecured subordinated convertible promissory note that accrues interest at a rate of 10% per annum and is due and payable on or before the earlier of November 1, 2021 and the closing of the mergers, which we refer to as the CPT bridge note. CPT Investments is owned by (1) Bridgewater Capital Corporation, which is controlled by Mr. Peschong, ConversionPoint’s Chief Strategy Officer and a director and Mr. Thomsen, ConversionPoint’s Treasurer, (2) Mr. Marks, ConversionPoint’s General Counsel, and (3) Mr. Kilambi, ConversionPoint’s Vice Chair, Chief Financial Officer and a director. The Inuvo board approved the CPT bridge note at the same board meeting that the Inuvo board approved the merger agreement, and the CPT bridge note was part of the total mix of information that the Inuvo board considered when determining whether to approve the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income tax consequences of the mergers applicable to U.S. holders and non-U.S. holders (each as defined below) of (1) ConversionPoint common stock that receive shares of New Parent common stock pursuant to the ConversionPoint merger and (2) Inuvo common stock that receive shares of New Parent common stock and cash pursuant to the Inuvo merger. This discussion is limited to U.S. holders and non-U.S. holders that hold their shares of ConversionPoint common stock or Inuvo common stock, as applicable, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, which we refer to as the IRS, all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; holders that exercise dissenters’ rights; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s ConversionPoint common stock or Inuvo common stock pursuant to the mergers) 5% or more of the outstanding ConversionPoint common stock or Inuvo common stock, directly or constructively; holders that hold ConversionPoint common stock or Inuvo common stock as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction; “controlled foreign corporations”; “passive foreign investment companies”; and stockholders that acquired their shares of ConversionPoint common stock or Inuvo common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

This discussion does not address any tax consequences of the mergers under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of ConversionPoint common stock or Inuvo common stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the mergers to them.

All holders are urged to consult with their tax advisors as to the specific tax consequences of the mergers to them in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ConversionPoint common stock or Inuvo common stock, as applicable, that for U.S. federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust, (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of ConversionPoint common stock or Inuvo common stock, as applicable, that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Tax Consequences of the Mergers Generally

For U.S. federal income tax purposes, the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, are intended to qualify as a transaction described in Section 351 of the Code. It is a condition to ConversionPoint’s obligation to complete the ConversionPoint merger that ConversionPoint receive an opinion of its counsel, Troutman Sanders, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. It is a condition to Inuvo’s obligation to complete the Inuvo merger that Inuvo receive a written opinion of its counsel, Porter Wright, to the effect that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as an “exchange” described in Section 351(a) of the Code. In rendering such opinions, counsel will require and rely upon representations contained in letters and certificates to be received from New Parent, ConversionPoint and Inuvo, and such opinions will also be based on customary factual assumptions, as well as certain covenants and undertakings of New Parent, ConversionPoint and Inuvo. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, the tax opinions described above may be affected or jeopardized and the U.S. federal income tax consequences of the mergers could differ materially from those described below. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions.

None of the tax opinions given in connection with the mergers will be binding on the IRS or any court. Neither ConversionPoint nor Inuvo has sought or will seek any ruling from the IRS as to the U.S. federal income tax consequences of the mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the mergers could be adversely affected.

The remainder of this discussion proceeds on the basis that the ConversionPoint merger, the Inuvo merger, and the equity financing, taken together, will qualify as a transaction described in Section 351 of the Code.

Tax Consequences to Holders of ConversionPoint Common Stock

The U.S. federal income tax consequences of the mergers to U.S. holders and non-U.S. holders of ConversionPoint common stock generally are as follows:

●	except with respect to cash received in lieu of fractional shares of New Parent common stock (as discussed in “Material United States Federal Income Tax Consequences–Cash In Lieu of Fractional Shares,” beginning on page 198), a U.S. holder or non-U.S. holder of ConversionPoint common stock will not recognize gain or loss upon the exchange of its ConversionPoint common stock for New Parent common stock pursuant to the ConversionPoint merger;

●	the aggregate tax basis of the New Parent common stock such U.S. holder or non-U.S. holder of ConversionPoint common stock receives pursuant to the ConversionPoint merger will be equal to the aggregate tax basis of the ConversionPoint common stock exchanged therefor; and

●	the holding period of the New Parent common stock received by a U.S. holder or non-U.S. holder pursuant to the ConversionPoint merger will include such U.S. holder’s or non-U.S. holder’s holding period of the ConversionPoint common stock surrendered in exchange therefor.

Tax Consequences to Holders of Inuvo Common Stock

U.S. Holders

The U.S. federal income tax consequences of the mergers to U.S. holders of Inuvo common stock generally are as follows:

●	a U.S. holder that receives a combination of New Parent common stock and cash in exchange for shares of Inuvo common stock pursuant to the Inuvo merger generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of the fair market value of New Parent common stock and cash received over such U.S. holder’s tax basis in the Inuvo common stock surrendered and (2) the amount of cash received by such U.S. holder;

●	the aggregate tax basis of the shares of New Parent common stock received pursuant to the Inuvo merger including fractional shares deemed received and exchanged for cash (as described below) will be the same as the aggregate tax basis of the shares of Inuvo common stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain recognized on the exchange; and

●	the holding period of the New Parent common stock received pursuant to the Inuvo merger will include the holding period of the shares of Inuvo common stock surrendered in exchange therefor.

If a U.S. holder acquired different blocks of shares of Inuvo common stock at different times or at different prices, any gain or loss must be determined separately with respect to each block of shares of Inuvo common stock that is surrendered in the exchange, and such U.S. holder may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares. Any such gain recognized by such U.S. holder generally will be treated as capital gain and will be long-term capital gain if such U.S. holder’s holding period for shares of Inuvo common stock that are surrendered in the exchange is more than one year as of the effective time of the Inuvo merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally taxed at preferential rates.

The discussion above assumes that Section 304 of the Code is not applicable to the Inuvo merger because former stockholders of Inuvo who, in the aggregate, owned stock possessing at least 50% of the total combined voting power of all shares of Inuvo, will not also own at least 50% of the total combined voting power of New Parent following the Inuvo merger. U.S. holders of Inuvo common stock should consult their own tax advisors regarding the possibility and consequences of the application of Section 304 of the Code to them.

Non-U.S. Holders

The U.S. federal income tax consequences of the Inuvo merger to non-U.S. holders that receive a combination of shares of New Parent common stock and cash in exchange for shares of Inuvo common stock pursuant to the Inuvo merger generally will be the same as those described above for U.S. holders of Inuvo common stock, except that a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Inuvo merger unless:

●	such gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such non-U.S. holder in the United States); or

●	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.

Cash In Lieu of Fractional Shares

A U.S. holder of ConversionPoint common stock or Inuvo common stock that receives cash in lieu of a fractional share pursuant to the ConversionPoint merger or the Inuvo merger, as applicable, will be treated as having received such fractional share of New Parent common stock pursuant to the applicable merger and then as having received cash in exchange for such fractional share of New Parent common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of New Parent common stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of ConversionPoint common stock or Inuvo common stock, as applicable, surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations. A non-U.S. holder of ConversionPoint common stock or Inuvo common stock that receives cash in lieu of a fractional share pursuant to the ConversionPoint merger or the Inuvo merger, as applicable, will be treated similarly and be subject to U.S. federal income tax on any such gain as described above under “Tax Consequences to Holders of Inuvo Common Stock–Non-U.S. Holders.”

Backup Withholding and Information Reporting

Payments of cash to a holder of Inuvo common stock in the Inuvo merger or to a holder of ConversionPoint common stock in the ConversionPoint merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.

The tax consequences of the mergers will depend on a holder’s specific situation. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the mergers to them in light of their particular circumstances, as well as the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.

UNAUDITED PRO FORMA

 COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2018 is presented as if the proposed mergers had occurred as of December 31, 2018. The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2018 is presented as if the mergers had occurred on January 1, 2018. The unaudited pro forma consolidated financial statements of ConversionPoint and Inuvo have been adjusted to reflect certain reclassifications in order to conform Inuvo’s historical financial statement presentation to ConversionPoint’s financial statement presentation for the combined company.

The unaudited pro forma combined condensed consolidated financial statements give effect to the mergers under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, which we refer to as ASC 805, with ConversionPoint treated as the acquirer. As of the date of this joint proxy statement/prospectus, ConversionPoint has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Inuvo assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Inuvo’s accounting policies to ConversionPoint’s accounting policies. A final determination of the estimated fair value of Inuvo’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Inuvo that exist as of the closing date of the mergers and, therefore, cannot be made prior to the completion of the mergers. In addition, the value of the consideration to be paid by New Parent upon the consummation of the mergers will be determined based on the closing price per share of Inuvo and New Parent common stock on the closing date of the mergers. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma combined condensed consolidated financial statements.

ConversionPoint’s estimated fair value of Inuvo’s assets and liabilities as of December 31, 2018 is based on preliminary valuation studies and due diligence. Until the mergers are completed, both companies are limited in their ability to share certain information. Therefore, information necessary for the complete valuation is not currently available and, accordingly, management of ConversionPoint has used its best estimates based upon information currently available. Upon completion of the mergers, final valuations will be performed based on the actual net tangible and intangible assets of Inuvo that will exist on the date of the mergers. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma combined condensed consolidated financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma combined condensed consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) with respect to the unaudited pro forma combined condensed consolidated statements of operations, expected to have a continuing impact on the combined results of ConversionPoint and Inuvo following the mergers.

In connection with the plan to integrate the operations of ConversionPoint and Inuvo, ConversionPoint anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs related to closing the transaction, will be incurred. ConversionPoint is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of ConversionPoint and Inuvo, as well as those of the combined company following the mergers, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the mergers, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

OF CONVERSIONPOINT AND INUVO

As of December 31, 2018

	Historical ConversionPoint Technologies, Inc.	Historical Inuvo, Inc.	Pro Forma Adjustments (a)	Pro Forma Adjustments (b)	Pro Forma Adjustments (c)	Pro Forma Adjustments (d)	Pro Forma Adjustments (e)	Pro Forma Adjustments (f)	Pro Forma Amounts
Cash and cash equivalents	2,282,526	228,956	36,000,000	(3,060,500)	(5,853,351)	(15,911,414)	-	-	13,686,217
Accounts receivable, net	4,904,667	6,723,349	-	-	-	-	-	-	11,628,016
Inventories	129,853	-	-	-	-	-	-	-	129,853
Prepaid expenses and other current assets	530,561	259,712	-	-	-	-	-	-	790,273
Total current assets	7,847,607	7,212,017	36,000,000	(3,060,500)	(5,853,351)	(15,911,414)	-	-	26,234,359

Property and equipment, net	602,270	2,123,672	-	-	-	-	-	-	2,725,942
Other assets	159,812	35,170	-	-	-	-	-	-	194,982
Intangible assets, net	16,428,127	9,441,681	-	-	-	-	42,658,319	-	68,528,127
Goodwill	23,923,248	9,853,342	-	-	-	-	20,760,656	-	54,537,246

Total Assets	48,961,064	28,665,882	36,000,000	(3,060,500)	(5,853,351)	(15,911,414)	63,418,975	-	152,220,656

Accounts payable	2,834,098	9,499,541	-	-	-	-	-	-	12,333,639
Accrued expenses and other current liabilities	3,151,216	2,489,834	-	-	-	-	-	-	5,641,050
Deferred revenue	1,198,324	-	-	-	-	-	-	-	1,198,324
Financed receivables	-	1,859,853	-	-	(1,859,853)	-	-	-	-
Notes payable - related party	425,000	-	-	-	-	-	-	-	425,000
Notes payable	1,829,004	1,250,000	-	-	(3,079,004)	-	-	-	-
Convertible notes payable	125,000	-	-	-	-	-	-	-	125,000
Bridge notes payable	2,395,000	-	-	-	-	-	-	-	2,395,000
Loan payable	79,498	-	-	-	-	-	-	-	79,498
Total current liabilities	12,037,140	15,099,228	-	-	(4,938,857)	-	-	-	22,197,511

Deferred Tax Liability	-	2,339,832	-	-	-	-	(2,339,832)	-	-
Notes payable	914,494	-	-	-	(914,494)	-	-	-	-
Other long-term liabilities	-	193,007	-	-	-	-	-	-	193,007

Total Liabilities	12,951,634	17,632,067	-	-	(5,853,351)	-	(2,339,832)	-	22,390,518

Treasury stock	-	(1,396,559)	-	-	-	-	1,396,559	-	-
Common stock	1,500	32,813	-	-	-	-	(32,813)	24,305	25,805
Additional paid-in capital	70,376,360	138,867,455	36,000,000	(3,060,500)	-	(15,911,414)	(62,074,833)	(24,305)	164,172,763
Accumulated deficit	(34,368,430)	(126,469,894)	-	-	-	-	126,469,894	-	(34,368,430)
Total Stockholders' Equity	36,009,430	11,033,815	36,000,000	(3,060,500)	-	(15,911,414)	65,758,807	-	129,830,138
Total Liabilities and Stockholders' Equity	48,961,064	28,665,882	36,000,000	(3,060,500)	(5,853,351)	(15,911,414)	63,418,975	-	152,220,656

 The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS OF CONVERSIONPOINT TECHNOLOGIES INC. AND INUVO, INC.
For the year ended December 31, 2018

	Historical ConversionPoint Technologies, Inc.	Historical Inuvo, Inc.	Pro Forma Adjustments (h)	Pro Forma Adjustments (i)	Pro Forma Adjustments (j)	Pro Forma Adjustments (k)	Pro Forma Adjustments (l)	Notes	Pro Forma Amounts
Net revenues	$39,780,941	$73,330,642	$-	$-	$-	$-	$-		$113,111,583
Cost of revenues	29,898,887	29,921,482	-	-	-	-	-		59,820,369
Gross profit	9,882,054	43,409,160	-	-	-	-	-		53,291,214
Operating expenses
Sales & marketing expenses	2,920,030	34,870,633	-	-	-	-	-	(g)	37,790,663
General and administrative expenses	28,721,023	12,642,570	-	-	-	-	(1,166,862)	(g)	40,196,731
Amortization of intangibles assets	4,483,121	1,366,337	-	-	-	7,833,663	-	(g)	13,683,121
Total operating expenses	36,124,174	48,879,540	-	-	-	7,833,663	(1,166,862)		91,670,515

Operating income (loss)	(26,242,120)	(5,470,380)	-	-	-	(7,833,663)	1,166,862		(38,379,301)

Interest expense, net	7,306,092	420,452	(12,500)	(1,267,231)	(339,000)	-	-		6,107,813
Loss from continuing operations before taxes	(33,548,212)	(5,890,832)	12,500	1,267,231	339,000	(7,833,663)	1,166,862		(44,487,114)
Income tax expense (benefit)	(308,719)	-	-	-	-	-	-	(m)	(308,719)
Net income (loss) from continuing operations	(33,239,493)	(5,890,832)	12,500	1,267,231	339,000	(7,833,663)	1,166,862		(44,178,395)
Net income (loss) from discontinued operations	-	-	-	-	-	-	-		-
Net income (loss)	$(33,239,493)	$(5,890,832)	$12,500	$1,267,231	$339,000	$(7,833,663)	$1,166,862		$(44,178,395)
Net income per share, basic and diluted	$(2.43)	$(0.19)							$(1.71)
Weighted-average shares outstanding, basic and diluted	13,676,220	31,019,623							25,805,497

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma combined condensed consolidated financial statements are prepared under the acquisition accounting method in accordance with ASC 805, with ConversionPoint treated as the acquirer. Under the acquisition accounting method, the total estimated purchase price allocation is calculated as described in Note 4. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates, and these estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. The final amounts recorded for the mergers may differ materially from the information presented herein.

The unaudited pro forma combined condensed consolidated financial statements were prepared in accordance with GAAP and pursuant to Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the mergers and adjustments described in these Notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet is presented as if the mergers had occurred on December 31, 2018; and the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2018 are presented as if the mergers had occurred on January 1, 2018.

Certain reclassifications have been made relative to Inuvo’s historical financial statements to conform to the financial statement presentation of ConversionPoint. Such reclassifications are described in further detail in Note 5 to the unaudited pro forma combined condensed consolidated financial statements.

2.	Accounting Policies

As a result of the continuing review of Inuvo’s accounting policies, ConversionPoint may identify differences between the accounting policies of the two businesses that, when conformed, could have a material impact on the combined financial statements. The unaudited pro forma combined condensed financial statements do not assume any differences in accounting policies other than the reclassification of certain Inuvo’s operating expenses to conform with ConversionPoint operating expenses (see Note 5).

3.	Preliminary Estimated Purchase Price Consideration

Subject to the terms and conditions of the merger agreement, each outstanding share of Inuvo common stock will be exchanged for 0.18877 of a share of New Parent common stock.

The merger agreement provides that stock options and warrants of ConversionPoint and Inuvo will be converted to options of the New Parent based on the exchange ratio. The estimated value of the stock options converted based on closing price is not considered material.

The requirement to determine the final purchase price using the number of Inuvo shares outstanding at the closing date and the closing price of ConversionPoint’s common stock as of the closing date could result in a total purchase price different from the price assumed in these unaudited pro forma combined condensed financial statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma combined condensed financial statements does not purport to represent what the actual consideration transferred will be when the mergers are completed.

As a condition to the closing of the merger agreement, ConversionPoint and/or New Parent must raise a minimum of $36,000,000 of equity and/or debt (ConversionPoint and/or New Parent is not currently pursuing a debt financing). With the proceeds, New Parent will pay Inuvo stockholders $0.45 per Inuvo share in cash or an estimated total of $15,911,414. Additionally, Inuvo is required to pay back its financed receivables and certain notes payable, which as of December 31, 2018, totaled $1,859,853 and $1,250,000 respectively and ConversionPoint is required to pay its notes payable, which as of December 31, 2018 totaled $2,743,498. Solely for the purposes of the pro forma combined condensed financial statements, New Parent assumes that it will pay $15,911,414 and $5,853,351 in cash to former Inuvo stockholders and to lenders, respectively, and $4,861,000 in total fees to close the mergers as described in Note 5.

For purposes of these unaudited pro forma combined condensed consolidated financial statements, the estimated purchase price has been allocated among Inuvo’s tangible and intangible assets and liabilities based on their estimated fair value as of December 31, 2018. The final determination of the allocation of the purchase price will be based on the estimated fair value of such assets and liabilities as of the date of closing of the mergers. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these unaudited pro forma combined condensed consolidated financial statements.

4.	Preliminary Estimated Purchase Price Allocation

The following allocation of the preliminary estimated purchase price assumes, with the exception of goodwill and other identifiable intangible assets, carrying values approximate estimated fair value. Fair value of goodwill is based on a preliminary estimated purchase price of $76,792,622. The calculation of the purchase price consideration to acquire Inuvo is as follows:

Cash consideration per share	$0.45
Inuvo’s effective common shares outstanding	35,358,698

Cash consideration (cash consideration per share times Inuvo’s effective common shares outstanding)	$15,911,414

ConversionPoint’s stock price per share	$9.21
ConversionPoint’s basic exchange ratio	0.97314

New Parent’s stock price per share – based on ConversionPoint’s stock price	$9.46
Inuvo’s basic exchange ratio	0.18193

Stock consideration per share (New Parent’s stock price times Inuvo’s basic exchange ratio)	$1.72

Stock consideration (New Parent’s stock price per share times Inuvo’s basic exchange ratio)	$60,881,208

Total consideration per share (cash per share plus stock per share consideration)	$2.17

Total purchase price consideration (cash plus stock consideration)	$76,792,622

Based upon these assumptions, the total purchase price consideration was allocated to Inuvo’s assets and liabilities, as of December 31, 2018, as follows:

Estimated Fair Value

Cash and cash equivalents	$228,956
Accounts receivable, net	6,723,349
Prepaid expenses and other current assets	259,712
Total current assets	7,212,017

Property and equipment, net	2,123,672
Other assets	35,170
Identifiable intangible assets, net	52,100,000
Goodwill	30,613,998
Total Assets Acquired	92,084,857

Accounts payable	$9,499,541
Accrued expenses and other current liabilities	2,489,834
Financed receivables	1,859,853
Notes payable	1,250,000
Total current liabilities	15,099,228

Other long-term liabilities	193,007

Total Liabilities Assumed	15,292,235

Net Assets Acquired	76,792,622

Total Estimated Purchase Price	$76,792,622

The preliminary amounts assigned to identifiable intangible assets and estimated weighted average useful lives are as follows:

	Range of Useful Life (in years)	Estimated Fair Value as of December 31, 2018
Customer Relationships	5	$34,200,000
Technology	5	11,800,000
Websites	Indefinite	6,100,000
Identifiable intangible assets, net		$52,100,000

For each identified intangible asset, the valuation firm used a separate measure. Inuvo’s technology was valued by way of the relief-from-royalty method (“RRM”). The RRM is based on the assumption that, in lieu of ownership of the technology, the company would be willing to pay a royalty in order to enjoy the benefits of the asset. Under this method, value is estimated by discounting the hypothetical royalty payments to their present value equivalent over the economic life of the asset. Inuvo’s websites were valued by way of the with-and-without method (“WWOM”). The WWOM estimated the value of the websites by quantifying the loss of economic profits under a hypothetical condition where only the subject intangible asset does not exist and needs to be re-created. The projected cash flows are calculated in each “with” and “without” scenario, and the difference in the annual cash flows (i.e., the lost profit) is then discounted to the present to derive an indication of value for the asset. Finally, Inuvo’s customer relationships were valued by way of the multi-period exceed earnings method (“MPEEM”). The MPEEM estimates the value of the customer relationships calculating the amount of residual (or excess) cash flows generated by the asset and discounting those cash flows to the present value equivalent. The method involves starting with the financial projections of the business and then estimating the cash flows attributable to the subject intangible assets after subtracting “charges” for use of other tangible and intangible assets that contribute to the overall cash flows of the business. These charges represent the return on and of all contributory assets, and are applied in order to estimate the “excess” earnings generated by the subject intangible asset. Based on the merger, Inuvo stockholders will exchange their shares into an aggregate of 6,432,800 shares on a proportional basis.

Goodwill is calculated as the difference between the preliminary fair value of the consideration and the preliminary fair values of the assets acquired and liabilities assumed. Goodwill is not amortized. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are exected to be realized from the merger. ConversionPoint and Inuvo identified significant cross-selling opportunities to their respective customers and combined annual cost savings synergies. Additionally, the combined companies are expected to result in a more robust e-commerce technology solution to better serve its customers. Finally, ConversionPoint is also acquiring Inuvo’s workforce with a unique skill set in the e-commerce and digital marketing industry.

The identifiable intangible assets are amortized using a straight-line method.

The final determination of the purchase price allocation will be based on the actual net tangible and intangible assets of Inuvo that will exist on the date of the mergers and completion of the valuation of the fair value of such net assets. ConversionPoint anticipates that the ultimate purchase price allocation of balance sheet accounts such as current assets and liabilities, property and equipment, intangible assets and long-term assets and liabilities will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

5.	Preliminary Pro Forma Financial Statement Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

Unaudited Pro Forma Combined Condensed Balance Sheet

a)	To record the minimum capital raise of $36,000,000, which is a requirement to close the mergers.
b)	To record the costs related to the acquisition. ConversionPoint estimated the costs to raise capital and identified the following expenses:
i.	Financing fee (7% of capital raise):	$2,520,000
ii.	Professional and transaction fees:	$540,500
		$3,060,000

Estimated transaction fees totaling $1,800,500, which are expected to be deducted from the proceeds of the capital raise, but relate to cost of the merger with Inuvo, and therefore, will be accounted for as general and administrative cost in the period incurred, have been excluded from the pro forma adjustments as they are not expected to have a continuing impact on the combined results of ConversionPoint and Inuvo. The $1,800,500 is comprised of Inuvo’s M&A advising fee of $1,260,000 and professional and transaction fees of $540,500.

c)	To record the payment of debt, which is due at the time of the IPO:
i.	Financed receivables:	$1,859,853
ii.	Notes payable from Inuvo:	$1,250,000
iii.	Notes payable from ConversionPoint	$2,743,498
		$5,853,351
d)	To record the cash to close the deal, which is $0.45 per share with 35,358,698 outstanding shares or $15,911,414.
e)	To record the preliminary purchase price allocation.
f)	To record the stockholders' equity balances at the time the mergers take place.

Unaudited Pro Forma Combined Condensed Statement of Operations

Conforming Reclassifications Between ConversionPoint and Inuvo:

The following reclassifications have been made to the presentation of Inuvo’s historical consolidated financial statements to conform to ConversionPoint’s presentation:

g)	A portion of the compensation and selling, general, and administrative operating expenses of Inuvo’s books was reclassified to sales and marketing, general and administrative, and amortization of intangibles assets to conform to ConversionPoint operating expenses presentation.

Pro Forma Adjustments

h)	Reflects pro forma adjustment to interest expense for the ConversionPoint convertible note, which was assumed to be converted on January 1, 2018, and therefore, the interest expense related to the convertible note payable was reduced.
i)	Reflects pro forma adjustment to interest expense for the ConversionPoint note payable, which was assumed to be paid off on January 1, 2018, and therefore, the interest expense related to the note payable was reduced.
j)	Reflects the pro forma adjustments to interest expense for the Inuvo financed receivables and notes payable, which are required to be paid with a change in control assumed to be effective January 1, 2018, and therefore, the interest expense related to the financed receivables and notes payable needs to be reduced.
k)	Represents estimated increase in amortization of intangible assets of $7,833,663 related to the fair value adjustment of intangible assets acquired.
l)	To remove the acquisition costs for both ConversionPoint and Inuvo related to the mergers, which were previously recorded in the statement of operations.
m)	No net income tax benefit because of the full valuation allowance.

6.	Pro Forma Combined Net Income (Loss) per Share

The pro forma basic and diluted net income (loss) per share presented in the unaudited pro forma combined condensed consolidated statements of operations is computed based on the weighted-average number of shares outstanding:

Year Ended December 31, 2018
Pro Forma net loss available to common stockholders, as combined	$(44,178,395)
ConversionPoint Technologies shares converted to ConversionPoint Holdings shares	15,567,200
Inuvo shares converted to ConversionPoint Holdings shares	6,432,800
Shares expected to be issued upon IPO	3,805,497
Pro Forma weighted-average shares, Basic and Diluted	25,805,497
Pro Forma net loss per share, Basic and Diluted	$(1.71)

DESCRIPTION OF NEW PARENT CAPITAL STOCK

The following is a summary of the material terms of New Parent’s capital stock as of the effective times of the mergers and is not complete. You should also refer to (1) New Parent’s amended and restated certificate of incorporation, which we refer to as the New Parent certificate of incorporation, which will be in effect as of the effective times of the mergers and a form of which is included as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, (2) New Parent’s bylaws, which we refer to as the New Parent bylaws, which will be in effect as of the effective times of the mergers and a form of which is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled “Comparison of Stockholder Rights” beginning on page 211.

Authorized Capital Stock

As of the effective times of the mergers, New Parent will be authorized to issue up to 90,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. Immediately following the mergers, and prior to the issuance of any New Parent common stock in connection with satisfying the financing condition of the merger agreement, New Parent expects there to be approximately 22,000,000 shares of Parent common stock and no shares of preferred stock issued and outstanding.

Common Stock

The following summarizes the rights of holders of New Parent common stock:

●	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

●	subject to preferences that may apply to shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by the board of directors of New Parent;

●	upon liquidation, dissolution or winding up of New Parent, the holders of shares of common stock and non-voting common stock are entitled to receive a pro rata portion of all of New Parent’s assets remaining for distribution after satisfaction of all its liabilities and the payment of any liquidation preference of any then outstanding preferred stock;

●	there are no redemption or sinking fund provisions applicable to New Parent common stock; and

●	there are no preemptive or conversion rights applicable to New Parent common stock.

The shares of New Parent common stock to be issued at the effective time of the mergers will be validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for New Parent common stock will be Colonial Stock Transfer Company, Inc. Its telephone number is (801)355-5740.

Preferred Stock

The New Parent board is authorized to issue from time to time, in one or more designated series, any or all of New Parent’s authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series. The issuance need not be approved by New Parent’s common stockholders.

The rights of the holders of New Parent common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching the New Parent Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of New Parent’s outstanding voting stock.

Anti-Takeover Effects of Delaware Law and New Parent’s Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, New Parent’s certificate of incorporation and New Parent’s bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Parent to first negotiate with New Parent’s board of directors. New Parent believes that the benefits of increased protection of New Parent’s potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire New Parent because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the New Parent board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire New Parent. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of New Parent.

Delaware Anti-Takeover Statute

New Parent will be subject to the provisions of Section 203 of the DGCL, which we refer to as Section 203, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. New Parent expects the existence of this provision to have an anti-takeover effect with respect to transactions the New Parent board does not approve in advance. New Parent also anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, New Parent’s certificate of incorporation and New Parent’s bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of New Parent’s common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in New Parent’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Board Vacancies; Removal

New Parent’s bylaws provide that any vacancy occurring on the New Parent board may be filled by a majority of directors then in office, even if less than a quorum. New Parent’s certificate of incorporation provides that directors may be removed only for cause by affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote. Furthermore, any vacancy on the New Parent board, however occurring, including a vacancy resulting from an increase in the size of board, may only be filled by the affirmative vote of a majority of New Parent’s directors then in office even if less than a quorum. In addition, the number of directors constituting the New Parent board will be permitted to be set only by a resolution adopted by the New Parent board. These provisions would prevent a stockholder from increasing the size of the New Parent board and then gaining control of the New Parent board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the New Parent board but promotes continuity of management.

Special Meetings of Stockholders

New Parent’s bylaws provide that only the New Parent board may call a special meeting, and that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. This provision will limit the ability of a stockholder to call a special meeting of the stockholders.

Exclusive Forum

The New Parent certificate of incorporation provides that, unless New Parent consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Parent, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Parent’s directors, officers or other employees to New Parent or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the New Parent certificate of incorporation or the New Parent bylaws, or (iv) any action asserting a claim against New Parent governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Parent or its directors, officers or other employees, which may discourage such lawsuits against New Parent and its directors, officers and other employees.

Limitation on Liability and Indemnification of Directors and Officers

New Parent’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or the DGCL, the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. New Parent’s certificate of incorporation and bylaws provide that New Parent must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.

Sections 145(a) and 102(b)(7) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director, officer employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director, officer employee or agent had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

Prior to the completion of mergers, New Parent will enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws, and New Parent intends to enter into indemnification agreements with any new directors and executive officers in the future.

Prior to the completion of mergers, New Parent will purchase and its currently intends to maintain directors’ and officers’ liability insurance.

COMPARISON OF STOCKHOLDER RIGHTS

This section of the joint proxy statement/prospectus describes the material differences among the rights of ConversionPoint stockholders, Inuvo stockholders and New Parent stockholders.

The rights of ConversionPoint stockholders are currently governed by the DGCL and the amended certificate of incorporation and bylaws of ConversionPoint, as amended, which we refer to in this joint proxy statement/prospectus as the certificate of incorporation and bylaws of ConversionPoint. The rights of Inuvo stockholders are currently governed by the NRS, and Inuvo’s amended and restated articles of incorporation, which are referred to as the articles of incorporation of Inuvo, and Inuvo’s amended and restated bylaws, which we refer to as bylaws of Inuvo. Upon completion of the mergers, the rights of ConversionPoint stockholders and Inuvo stockholders who become stockholders of New Parent in the mergers will be governed by the DGCL and the certificate of incorporation and bylaws of New Parent.

This section does not include a complete description of all differences among the rights of ConversionPoint stockholders, Inuvo stockholders and New Parent stockholders, nor does it include a complete description of the specific rights of these stockholders. Furthermore, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the DGCL and the NRS, as well as the certificates of incorporation and bylaws of ConversionPoint, copies of which are included as Annex H and Annex I, respectively, to this joint proxy statement/prospectus, the articles of incorporation and bylaws of Inuvo, copies of which are included as Annex J-1 and Annex K, respectively, to this joint proxy statement/prospectus and New Parent. Forms of the certificate of incorporation and bylaws of New Parent are included as Annex B and Annex C, respectively, to this joint proxy statement/prospectus.

	Inuvo	ConversionPoint	New Parent

Authorized Capital Stock

Inuvo is authorized to issue:

●     40,000,000 shares of common stock, of which 32,383,916 were issued and outstanding as of November 2, 2018.[1]

●     500,000 shares of preferred stock, of which none are issued and outstanding.

The Inuvo board is authorized to issue the preferred stock in one or more series.

ConversionPoint is authorized to issue:

●  100,000,000 shares of common stock.

●  10,000,000 shares of preferred stock.

The ConversionPoint board is authorized to issue the preferred stock in one or more series.

New Parent is authorized to issue: ● 90,000,000 shares of common stock. ● 10,000,000 shares of preferred stock. The New Parent board is authorized to issue the preferred stock in one or more series.

Voting Rights	Under Inuvo’s amended articles of incorporation and amended and restated bylaws, at any meeting of Inuvo stockholders, each stockholder is entitled to vote in person or by and proxy and shall have one vote for each share having voting power held by such stockholder.	ConversionPoint’s bylaws provide that each stockholder shall, at each meeting of stockholders, be entitled to vote in person or by proxy each share or fractional share of the stock of ConversionPoint having voting rights on the matter in question and which shall have been held by him and registered in his name on the books of ConversionPoint.	Under New Parent’s certificate of incorporation, each holder of record of issued and outstanding Common Stock shall be entitled to one vote on all matters for each share so held.

1 Should Proposal 3 be adopted and approved by the Inuvo stockholders (attached hereto as Annex J-2), Inuvo’s authorized share amount shall be 60,000,000.

	Inuvo	ConversionPoint	New Parent

Quorum

Under Inuvo’s amended and restated bylaws, except as otherwise provided by applicable law and the articles of incorporation, at any meeting of stockholders one-third of the outstanding shares of Inuvo entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than said number of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Under ConversionPoint’s bylaws, except as provided by law, the holders of record of a majority in voting interest of shares of stock of ConversionPoint entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders of ConversionPoint or an adjournment thereof. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum, and by any greater number of shares otherwise required to take such action by applicable law or the certificate of incorporation. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

Under New Parent’s bylaws, except as otherwise required by law, the certificate of incorporation, the bylaws or the rules of any applicable stock exchange, the holders of a majority of the voting power of the stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

	Inuvo	ConversionPoint	New Parent

Stockholder Rights Plans	Inuvo is not a party to a rights plan.	ConversionPoint is not a party to a rights plan.	New Parent is not a party to a rights plan.

Number of Directors	The Inuvo bylaws provide that the board of directors shall not be less than one. The directors shall be elected at the annual meeting of the stockholders.

The ConversionPoint’s bylaws provide that the authorized number of directors shall be no less than one (1) and no more than seven (7). The exact number of authorized directors shall be set by resolution of the board of directors, within the limits specific above. Directors need not be stockholders. Each director shall hold office until the next annual meeting and until a successor has been elected and qualified, or he resigned, or he is removed in a manner consistent with these bylaws.

Under New Parent’s bylaws, the board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Filling Vacancies on the Board of Directors	Under Inuvo’s bylaws, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors then in office, although less than a quorum exists. Vacancies occurring by reason of the removal of directors without cause shall be filled by the vote of the stockholders.	Under ConversionPoint’s bylaws, except as otherwise provided in the certificate of incorporation, any vacancy in the board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by a majority of the remaining directors, though less than a quorum. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and qualified or until he shall resign or shall have been removed in the manner hereinafter provided.

Under New Parent’s certificate of incorporation, newly created directorships resulting from any increase in the number of directors, created in accordance with New Parent’s bylaws, and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director, and not by the stockholders.

	Inuvo	ConversionPoint	New Parent

Removal of Directors

The Inuvo bylaws provide that any and all of the directors may be removed for cause by vote of the stockholders or by action of the board. Directors may be removed without cause only by vote of the stockholders.

Under Nevada law, directors may be removed from office by a two-thirds stockholder vote, or if provided for in the articles of incorporation, by the vote of a larger percentage of shares. However, if a corporation’s articles of incorporation provide for cumulative voting to elect directors, such directors may not be removed other than by a vote or a sufficient number of shares to have prevented their election in the first instance.

Under ConversionPoint’s bylaws, any director of ConversionPoint may resign at any time by giving written notice to ConversionPoint. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any or all of the directors may be removed with or without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors. No reduction of authorized number of directors shall have the effect of removing any director before his term of office expires.

Under Delaware law, directors may be removed from office by a majority stockholder vote and in the case of corporations with classified boards, stockholders may effect such removal only for cause. However, if a corporation’s articles of incorporation provide for cumulative voting to elect directors, such directors may not be removed other than by a vote or a sufficient number of shares to have prevented their election in the first instance.

Under New Parent’s bylaws, a director may be removed from office by the stockholders of New Parent with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Same applicable Delaware law as ConversionPoint.

	Inuvo	ConversionPoint	New Parent

Director Nominations by Stockholders	Under Inuvo’s amended and restated bylaws, vacancies occurring by reason of the removal of directors without cause shall be filled by the vote of the stockholders.

ConversionPoint’s bylaws provide that nominations of persons for election to the board of ConversionPoint shall be made only at a meeting of stockholders and only (i) by or at the direction of the board or (ii) by any stockholder of ConversionPoint entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this section. Such nominations, other than those made by or at the direction of the board, shall be made pursuant to timely notice in writing to the secretary of ConversionPoint. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of ConversionPoint not less than thirty (30) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For purposes of this section, any adjournment(s) or postponement(s) of the original meeting shall be deemed for purposes of notice to be a continuation of the original meeting and no nominations by stockholder or persons to be elected directors of ConversionPoint may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on ConversionPoint’s books, of such stockholder, and (B) the class and number of shares of ConversionPoint which are beneficially owned by such stockholder. Notwithstanding the foregoing, nothing in this section shall be interpreted or construed to require the inclusion of information about any such nominee in any proxy statement distributed by, at the discretion of, or on behalf of the board.

Under New Parent’s bylaws, nominations of persons for election or re-election to New Parent’s board shall be made at the annual meeting by the stockholders only (A) by or at the direction of the New Parent’s board or (B) by any stockholder of New Parent who (1) was a stockholder of record at the time of the giving of notice required by New Parent’s bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) who complied with the notice procedures set forth in New Parent’s bylaws. In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of New Parent. A nomination to be made by a stockholder must set forth all information required here and must be received by the secretary of New Parent at the principal executive offices of New Parent at the time set forth in, and in accordance with, the section on Advance Notice Procedures; provided, however, that in the event the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by New Parent at least ten (10) days before the last day a stockholder may deliver notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required here shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of New Parent not later than the close of business on the tenth day following the date on which such Public Announcement is first made by the New Parent.

If the board of directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the board of directors at such special meeting shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of New Parent who (A) is a stockholder of record at the time of the giving of the notice required by the section on Advance Notice of Director Nominations for Special Meetings and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to New Parent’ secretary that includes the information required for a written form and to be furnished to the secretary of New Parent. To be timely, such notice must be received by the secretary at the principal executive offices of New Parent not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected or appointed at such meeting.

	Inuvo	ConversionPoint	New Parent

Stockholder Proposals

Under Inuvo’s bylaws, the annual meeting of stockholders shall be held on such a date as determined by the board of directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Inuvo’s bylaws require written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than thirty days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon pre-paid.

ConversionPoint’s bylaws provides that business may be properly brought before an annual meeting by a stockholder only upon the stockholder’s timely notice thereof in writing to the Secretary of ConversionPoint. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principle executive offices of ConversionPoint not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled; provided however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For the purposes of this section, any adjournment(s) or postponements(s) of the original meting shall be deemed for purposes of notice to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary of ConversionPoint for the meeting as originally scheduled. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the ConversionPoint which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding the foregoing, nothing in this section shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of the board.

Under New Parent’s bylaws, at an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the New Parent’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of New Parent who (1) is a stockholder of record at the time of the giving of the notice required by New Parent’s bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in New Parent’s bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

	Inuvo	ConversionPoint	New Parent

Stockholder Action by Written Consent	Under Inuvo’s bylaws, unless otherwise provided by law, any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the same percentage of all the stockholders entitled to vote with respect to the subject matter thereof as would be required to take such action at a meeting.	The ConversionPoint’s bylaws provide that any action which is required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting for the action so taken, is signed by the holders of outstanding shares having not less than the minimum shares entitle to vote on that action were present and voted and shall be delivered to ConversionPoint by delivery to its registered office in the State of Delaware, its principle place of business, or an officer or agent of ConversionPoint having custody of the book in which proceedings of meetings of stockholders are recorded.	Under New Parent’s bylaws, unless otherwise provided in the certificate of incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (i) signed by the holders of record on the record date (established in the manner set forth in the certificate of incorporation) of outstanding shares of New Parent having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (ii) delivered to the New Parent in accordance with Section 228 of the DGCL.

Amendments to Certificate of incorporation	Under Nevada law, an amendment of Inuvo’s articles of incorporation requires the approval by the board of directors and the holders of a majority of the voting power of the outstanding shares of each class entitled to vote on such matters, however, if a proposed amendment would adversely alter or change any preference or right to given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affect by the amendment regardless of limitations or restrictions on the voting power thereof.

ConversionPoint reserves the right to amend, alter, change, or repeal any provision contained in the certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Under Delaware law, a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class is required to effect an amendment to the certificate of incorporation.

New Parent reserves the right to amend or repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

Same applicable Delaware law as ConversionPoint.

	Inuvo	ConversionPoint	New Parent

Bylaw Amendments	Under Inuvo’s bylaws, the bylaws may be altered, amended, or repealed and new bylaws may be adopted by action of the board of directors.

ConversionPoint’s bylaws provide that the original or other bylaws of ConversionPoint may be adopted, amended, or repealed by the incorporators, by the initial directors if they were named in the certificate of incorporation, or, before ConversionPoint has received any payment for any of its stock but its board. After ConversionPoint has receive any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the Board; provided, however, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

New Parent’s bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of capital stock of New Parent entitled to vote thereon, voting together as a single class, shall be required for the stockholders of New Parent to alter, amend or repeal, or adopt any bylaw inconsistent with certain sections of these bylaws. The board of directors, acting by the affirmative vote of at least a majority of the Whole Board (as defined in the bylaws), shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Special Meetings of Stockholders

Inuvo’s bylaws provide that special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the directors, and shall be called by the president at the request of the holders of not less than ten percent of all the outstanding shares of Inuvo entitled to vote at the meeting.

Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders or directors.

Under ConversionPoint’s bylaws, a special meeting of the stockholders for the transaction of any proper business may be called at any time only by the board.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

New Parent’s certification of incorporation provides that a special meeting of stockholders of the New Parent may be called only by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Same applicable Delaware law as ConversionPoint.

	Inuvo	ConversionPoint	New Parent

Limitation of Personal Liability of Directors

The Inuvo articles of incorporation provide that no director shall be personally liable to Inuvo or its stockholders for monetary damages for any breach of fiduciary duty. However, a director shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

		ConversionPoint’s certificate of incorporation provides that to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the ConversionPoint or its stockholders for monetary damages for breach of fiduciary duty as a director.	New Parent’s certificate of incorporation provides that to the fullest extent permitted by the DGCL as the same as the same exists or as may hereafter be amended from time to time, a director of New Parent shall not be personally liable to New Parent or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of New Parent shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

	Inuvo	ConversionPoint	New Parent

Indemnification

Regarding indemnification of third parties, Inuvo’s bylaws provide that it may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Inuvo) by reason of the fact that he is or was a director, officer, employee, or agent of Inuvo, or is or was serving at the request of Inuvo as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Inuvo, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Inuvo, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Under Nevada law, indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Further, NRS 78.751(3)(a) provides that indemnification, unless ordered by a court pursuant to statute, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or knowing violation of the law and was material to the cause of action.

Regarding indemnification for corporate actions or lawsuits by Inuvo, Inuvo’s bylaws provide that Inuvo may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Inuvo to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Inuvo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Inuvo, except that not indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to Inuvo, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in the view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.

Under Nevada law, indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Inuvo, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Further, NRS 78.751(3)(a) provides that indemnification, unless ordered by a court pursuant to statute, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or knowing violation of the law and was material to the cause of action.

ConversionPoint’s bylaws provides that ConversionPoint may indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of ConversionPoint), by reason of the fact that such person is or was a director, officer, employee, or agent of ConversionPoint, or is or was serving at the request of ConversionPoint as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgements, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ConversionPoint, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgement, order, settlement, conviction, or upon plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believe to be in or not opposed to the best interest of ConversionPoint, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Under Delaware law, the determination to indemnify based on such requirements shall be made by the stockholders, the board of directors by a majority vote consisting of directors who were not parties to such action, suit or proceeding, by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if so direct, by independent legal counsel in written opinion.

New Parent’s bylaws provides that New Parent shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the New Parent) by reason of the fact that such person is or was a director of New Parent or an officer of New Parent, or while a director of New Parent or officer of New Parent is or was serving at the request of New Parent as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of New Parent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests New Parent, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

New Parent shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the New Parent to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of New Parent, or while a director or officer of New Parent is or was serving at the request of New Parent as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of New Parent; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to New Parent unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

	Inuvo	ConversionPoint	New Parent

Business Combinations

Nevada law prohibits certain “combinations” between a corporation and an “interested stockholder” for a period of two years following the time that the stockholder became an interested stockholder unless: the combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board before the person first came an interested stockholder; or the combination is approved by the corporation’s board and is thereafter approved by its stockholders at an annual or special meeting by the affirmative vote of holders of at least sixty percent of its outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates.

ConversionPoint’s certificate of incorporation, as amended, and bylaws do not contain a business combinations provision.

Under Delaware law, a corporation shall not engage in any business combination with any stockholder for a period of 3 years following the time that such stockholder (“the interested stockholder”) came to own at least 15% of the outstanding voting stock of the corporation (“the acquisition”), except if:

(1) the board had approved the acquisition prior to its consummation; (2) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition, or the business combination is approved by the board, and by a 2/3 majority vote of the other stockholders in a meeting (i.e., not by written consent).

Same applicable Delaware law as ConversionPoint. New Parent’s certificate of incorporation, and bylaws do not contain a business combinations provision.

	Inuvo	ConversionPoint	New Parent

Forum for Adjudication of Disputes	Inuvo’s articles of incorporation, and amended and restated bylaws do not contain any provision designating a sole and exclusive forum for stockholder claims.	ConversionPoint’s certificate of incorporation, as amended, and bylaws do not contain any provision designating a sole and exclusive forum for stockholder claims.	New Parent’s certificate of incorporation and bylaws contain a provision designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for stockholder claims.

APPRAISAL RIGHTS

In connection with the ConversionPoint merger, record holders of ConversionPoint common stock who are not party to support agreement will be entitled to appraisal rights if the ConversionPoint merger is completed. Under Section 262, as a result of completion of the ConversionPoint merger, holders of shares of ConversionPoint common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the ConversionPoint merger consideration, to have the “fair value” of their shares at the effective time of the ConversionPoint merger (exclusive of any element of value arising from the accomplishment or expectation of the ConversionPoint merger) judicially determined and paid to them in cash, plus interest, by complying with the provisions of Section 262. ConversionPoint is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This joint proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this joint proxy statement/prospectus as Annex F. A holder of ConversionPoint common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review this discussion and Annex F carefully. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the ConversionPoint merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of ConversionPoint before the vote on the adoption of the ConversionPoint merger agreement at the special meeting at which the proposal to adopt the ConversionPoint merger agreement will be submitted to ConversionPoint’s stockholders, (iii) continuously hold the shares of record from the date of making the demand through the effective time of the ConversionPoint merger, (iv) file a petition in the Delaware Court of Chancery requesting a determination of the fair value of such shares within 120 days after the of the ConversionPoint merger, and (v) otherwise comply with the requirements of Section 262. Within 10 days after the effective time of the ConversionPoint merger, the surviving corporation must provide notice of the effective time to all stockholders who have complied with Section 262 and not voted in favor of the ConversionPoint merger.

Only a holder of record of ConversionPoint common stock is entitled to demand an appraisal of the shares registered in that holder’s name. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

 As required by Section 262, a demand for appraisal must be in writing and must reasonably inform ConversionPoint of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

 Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: ConversionPoint Technologies Inc., 840 Newport Center Drive, Suite 450, Newport Beach, CA 92660, Attention: Corporate Secretary. The written demand must be received by ConversionPoint prior to the taking of the vote on the ConversionPoint merger. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the ConversionPoint merger agreement and approve the ConversionPoint merger will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder seeking to demand appraisal must not vote its shares of stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain from voting on the adoption of the merger agreement or refrain from executing and submitting the enclosed proxy card.

Within 120 days after the effective time of the ConversionPoint merger, but not thereafter, either the surviving corporation in the ConversionPoint merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal.

There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the ConversionPoint merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the ConversionPoint merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for an appraisal is timely filed, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the office of the Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and to the stockholders shown on such duly verified list in accordance with Section 262. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. If immediately before a transaction such as the ConversionPoint merger the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery must dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the ConversionPoint merger for such total number of shares exceeds $1 million or (3) the ConversionPoint merger was approved pursuant to Section 253 or 267. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the ConversionPoint merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the ConversionPoint merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the ConversionPoint merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such ConversionPoint stockholder), in which case interest shall accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the fair value is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the ConversionPoint stockholders entitled thereto.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of ConversionPoint merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the ConversionPoint merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the ConversionPoint merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the ConversionPoint merger and not the product of speculation, may be considered”. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the ConversionPoint merger and not the product of speculation, may be considered”. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the ConversionPoint merger consideration they are entitled to receive pursuant to the ConversionPoint merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262. Neither ConversionPoint nor New Parent anticipates offering more than the applicable ConversionPoint merger consideration to any ConversionPoint stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of ConversionPoint common stock is less than the applicable ConversionPoint merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness fees although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the ConversionPoint merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the ConversionPoint merger.

At any time within 60 days after the effective time of the ConversionPoint merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the New Parent common stock as provided for in the ConversionPoint merger agreement by delivering to the surviving corporation a written withdrawal of such stockholder’s demand for appraisal and acceptance of the ConversionPoint merger consideration. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the ConversionPoint merger, all stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the ConversionPoint merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the ConversionPoint merger within 60 days after the effective time of the ConversionPoint merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex G to this joint proxy statement/prospectus.

A stockholder’s failure to comply with all the procedures set forth in Section 262 will result in the loss of such stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you should consider consulting a legal advisor. To the extent the drag-along is exercised pursuant to the ConversionPoint Stockholders Agreement, the ConversionPoint stockholders subject to the drag-along right have waived their respective appraisal rights arising out of a drag-along transaction.

LEGAL MATTERS

The validity of the New Parent common stock and certain United States federal income tax consequences relating to the ConversionPoint merger will be passed upon for New Parent and ConversionPoint by Troutman Sanders LLP.

Certain United States federal income tax consequences relating to the Inuvo merger will be passed upon for Inuvo by Porter, Wright, Morris & Arthur LLP.

EXPERTS

The consolidated financial statements of ConversionPoint as of December 31, 2018 and 2017, appearing in this registration statement have been audited by Squar Milner LLP, as stated in their report appearing elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Inuvo as of December 31, 2018 and 2017 appearing in this registration statement have been audited by Mayer Hoffman McCann P.C., as stated in their report appearing elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements), and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The balance sheets of SellPoints, Inc. as of November 30, 2017 and December 31, 2016, and the related statements of operations, stockholders’ deficit and cash flows for the period from January 1, 2017 through November 30, 2017, and for the year ended December 31, 2016 have been audited by Frank Rimerman & Co., LLP, as stated in their report appearing elsewhere in this registration statement (which report expresses an unqualified opinion on the financial statements), and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

ConversionPoint

ConversionPoint will hold a 2019 annual meeting of stockholders only if the merger is not completed. Any proposal of a stockholder of ConversionPoint that is intended to be presented by such stockholder at ConversionPoint’s 2019 annual meeting of stockholders (if it is held) must have been received by ConversionPoint, such proposal may be considered if written notice of such proposal is timely received by ConversionPoint’s Secretary. Generally, a notice is timely given if received by ConversionPoint’s Secretary not less than 90 or more than 120 days before the date of the annual meeting.

Inuvo

Inuvo will hold a 2019 annual meeting of stockholders only if the mergers are not completed.  For a stockholder proposal to be considered for inclusion in Inuvo’s proxy statement for the 2019 annual meeting, the corporate secretary must receive the written proposal at Inuvo’s principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Inuvo, Inc.

Attention: Corporate Secretary

500 President Clinton Avenue

Suite 300

Little Rock, Arkansas 72201

Facsimile: (877) 311-5050

Under Rule 14a-8, to be timely, a stockholder’s notice must be received at Inuvo’s principal executive offices not less than 120 calendar days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting. However, if Inuvo did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before Inuvo begins to print and send its proxy materials. Therefore, stockholder proposals intended to be presented at the 2019 annual meeting, if it is held, must have been received by Inuvo at its principal executive office no later than January 4, 2019, in order to be eligible for inclusion in Inuvo’s 2019 proxy statement and proxy relating to that meeting. Upon receipt of any proposal, Inuvo will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

Inuvo stockholders may propose director candidates for consideration by the Inuvo board’s Nominating, Corporate Governance and Compensation Committee. Any such recommendations should include the nominee’s name and qualifications for board membership, information regarding the candidate as would be required to be included in a proxy statement filed pursuant to SEC regulations, and a written indication by the recommended candidate of her or his willingness to serve, and should be directed to the Corporate Secretary of Inuvo at Inuvo’s principal executive offices: Inuvo, Inc., 500 President Clinton Avenue, Suite 300, Little Rock, Arkansas 72201 within the time period described above for proposals other than matters brought under SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

Inuvo files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including ConversionPoint, who file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. The information contained on the Securities and Exchange Commission’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

New Parent has filed with the Securities and Exchange Commission a registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. The registration statement registers the shares of New Parent common stock to be issued to ConversionPoint and Inuvo stockholders in connection with the mergers. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of ConversionPoint and the common stock of Inuvo. The rules and regulations of the Securities and Exchange Commission allow ConversionPoint to omit certain information included in the registration statement from this joint proxy statement/prospectus.

New Parent has also filed with the Securities and Exchange Commission a registration statement on Form S-1 in connection with the New Parent public offering. The registration statement registers the shares of New Parent common stock to be issued in connection with the New Parent public offering in order for New Parent to satisfy the financing condition. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of New Parent, the common stock of ConversionPoint and the common stock of Inuvo.

The Securities and Exchange Commission allows Inuvo to “incorporate by reference” information into this joint proxy statement/prospectus, which means that Inuvo can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Inuvo has previously filed with the Securities and Exchange Commission (other than documents or information deemed to have been furnished and not filed in connection with Securities and Exchange Commission rules). These documents contain important information about Inuvo and its financial position.

Inuvo Securities and Exchange Commission Filings (File No. 001-32442)

●	Current Reports on Form 8-K filed January 14, 2019, January 28, 2019, February 6, 2019, February 19, 2019; and March 5, 2019 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed).

●	The description of Inuvo’s common shares set forth in Current Report on Form 8-A filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442), including any subsequent amendment or report filed with the SEC for the purpose of updating such description.

●	All documents filed by Inuvo in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and before the termination of an offering under this joint proxy statement/prospectus, other than documents or information deemed furnished and not filed in accordance with Securities and Exchange Commission rules.

Neither ConversionPoint nor New Parent is required to file, and neither files, periodic reports with the Securities and Exchange Commission.

This document is a prospectus of New Parent and is a joint proxy statement of ConversionPoint and Inuvo for the ConversionPoint and Inuvo special meetings. Neither ConversionPoint nor Inuvo has authorized anyone to give any information or make any representation about the merger or ConversionPoint or Inuvo that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

ConversionPoint Technologies Inc.

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2018 and 2017	F-4

Consolidated Statements of Operations for the Years Ended December 31, 2018 and 2017	F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2018 and 2017	F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	F-7

Notes to Consolidated Financial Statements, December 31, 2018 and 2017	F-9

SellPoints, Inc.

Independent Auditor’s Report	F-36

Balance Sheets, November 30, 2017 and December 31, 2016	F-38

Statements of Operations for the Year Ended December 31, 2016 and for the Period from January 1, 2017 through November 30, 2017	F-39

Statements of Stockholders’ Deficit, Period from January 1, 2017 through November 30, 2017 and Year Ended December 31, 2016	F-40

Statements of Cash Flows	F-41

Notes to Financial Statements for the Year Ended December 31, 2016 and for the Period from January 1, 2017 through November 30, 2017	F-43

Push Holdings, Inc.

Independent Auditor’s Report	F-71

Consolidated Balance Sheets as of April 28, 2017 and December 31, 2016	F-73

Consolidated Statements of Operations for the Period from January 1, 2017 through April 28, 2017 and the Year Ended December 31, 2016	F-74

Consolidated Statements of Stockholders’ Equity (Deficit) for the Period from January 1, 2017 through April 28, 2017 and the Year Ended December 31, 2016	F-75

Consolidated Statements of Cash Flows for the Period from January 1, 2017 through April 28, 2017 and the Year Ended December 31, 2016	F-76

Notes to Consolidated Financial Statements for the Period from January 1, 2017 through April 28, 2017 and the Year Ended December 31, 2016	F-77

Inuvo, Inc.

Report of Independent Registered Public Accounting the Years Ended December 31, 2018 and 2017	F-87

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

ConversionPoint Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ConversionPoint Technologies Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a significant loss from operations in 2018, has negative operating cash flows, and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters, which include raising additional capital through an initial public offering, among other plans, are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Squar Milner LLP

We have served as the Company’s auditor since 2017.

Irvine, California

March 15, 2019

CONVERSIONPOINT TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$2,282,526	$4,695,803
Accounts receivable, net	4,904,667	4,737,663
Inventory	129,853	251,435
Prepaid expenses and other current assets	530,561	369,044
Total current assets	7,847,607	10,053,945
Property and Equipment, net (Note 4)	602,270	84,863
Other assets (Note 5)	159,812	391,653
Due from related party	—	80,763
Intangible Assets, net (Note 6)	16,428,127	20,476,475
Goodwill (Note 3)	23,923,248	24,348,248

Total assets	$48,961,064	$55,435,947

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,834,098	$2,651,796
Accrued expenses and other current liabilities (Note 7)	3,151,216	2,991,916
Deferred revenue	1,198,324	435,502
Notes payable, current portion (Note 8)	1,829,004	3,883,000
Bridge notes payable (Note 8)	2,395,000	2,902,060
Convertible notes payable (Note 9)	125,000	—
Notes payable – related party (Note 15)	425,000	—
Loan payable (Note 8)	79,498	144,213
Total current liabilities	12,037,140	13,008,487
Deferred tax liability	—	277,380
Notes payable (Note 8)	914,494	—
Convertible notes payable (Note 9)	—	3,816,850
Notes payable – related party (Note 15)	—	425,000
Convertible notes payable - related party (Note 9)	—	50,000
Total liabilities	12,951,634	17,577,717
Commitments and contingencies (Note 13)
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,993,995 and 12,619,472 issued and outstanding as of December 31, 2018 and 2017, respectively	1,500	1,263
Additional-paid-in-capital	70,376,360	38,985,904)
Accumulated deficit	(34,368,430)	(1,128,937)
Total stockholders’ equity	36,009,430	37,858,230)

Total liabilities and stockholders’ equity (deficit)	$48,961,064	$55,435,947

The accompanying notes are an integral part of these consolidated financial statements.

CONVERSIONPOINT TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2018 and 2017

	2018	2017

NET REVENUES	$39,780,941	$49,920,621

COST OF REVENUES	29,898,887	37,776,678

GROSS PROFIT	9,882,054	12,143,943

OPERATING EXPENSES:
Sales and marketing	2,920,030	4,298,412
General and administrative	28,721.023	5,776,332
Amortization of intangibles	4,483,121	1,278,344
Total operating expenses	36,124,174	11,353,088

(LOSS) INCOME FROM OPERATIONS	(26,242,120)	790,855

INTEREST EXPENSE:
Debt conversion to equity discount	4,360,929	—
Warrants issued to debt holders	1,494,308	—
Interest expense – stated rate	1,450,855	829,169
Total interest expense, net	7,306,092	829,169

LOSS BEFORE PROVISION (BENEFIT) FOR INCOME TAX	(33,548,212)	(38,314)

INCOME TAX BENEFIT	(308,719)	(434,974)

NET (LOSS) INCOME	$(33,239,493)	$396,660

BASIC AND DILUTED NET (LOSS) INCOME PER SHARE	$(2.43)	$0.04

WEIGHTED AVERAGE SHARES USED TO COMPUTE BASIC AND DILUTED NET (LOSS) INCOME PER SHARE	13,676,220	9,670,302

The accompanying notes are an integral part of these consolidated financial statements.

CONVERSIONPOINT TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2018 and 2017

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

BALANCE – December 31, 2016	7,367,500	737	(737)	(1,525,597)	(1,525,597)
Issuance of common stock – acquisition of Push Holdings (Note 3)	3,157,500	316	17,999,684	—	18,000,000
Issuance of common stock – acquisition of SellPoints (Note 3)	1,877,504	188	17,291,630	—	17,291,818
Issuance of common stock – bridge notes payable	5,972	1	49,999	—	50,000
Issuance of common stock for cash, net of issuance costs of $197,787	210,996	21	1,745,828	—	1,745,849
Issuance of warrants – acquisition of intellectual property	—	—	1,899,500	—	1,899,500
Net income	—	—	—	396,660	396,660
BALANCE – December 31, 2017	12,619,472	$1,263	$38,985,904	$(1,128,937)	$37,858,230
Working capital adjustment – acquisition of Sellpoints	(46,146)	(4)	(424,996)	—	(425,000)
Common stock cancelled for indemnity settlement	(13,572)	(1)	(124,999)	—	(125,000)
Notes converted to equity	941,257	94	8,700,150	—	8,700,244
Issuance of common stock for cash, net of issuance costs of $1,378,137	1,492,984	148	12,050,414	—	12,050,562
Issuance of stock-based compensation	—	—	9,695,579	—	9,695,579
Issuance of warrants to debt holders	—	—	1,494,308	—	1,494,308
Net loss	—	—	—	(33,239,493)	(33,239,493)
BALANCE – December 31, 2018	14,993,995	1,500	70,376,360	(34,368,430)	36,009,430

The accompanying notes are an integral part of these consolidated financial statements.

CONVERSIONPOINT TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(33,239,493)	$396,660
Adjustments to reconcile net income to net cash used in operating activities
Depreciation of property and equipment	84,837	11,975
Amortization of intangible assets	4,483,121	1,278,344
Amortization of debt discount	42,940	7,060
Stock-based compensation	9,695,579	—
Cancellation of warrants	1,494,308	—
Warrants issued to debt holders	1,297,408	—
Debt conversion to equity discount	4,360,929	—
Deferred taxes	(277,380)	(489,781)
Changes in operating assets and liabilities:
Accounts receivable	(167,004)	(2,201,217)
Inventory	121,582	(110,653)
Prepaid expenses and other current assets	(161,517)	(84,999)
Other assets	(113,170)	(341,641)
Due from related party	80,763	(80,763)
Accounts payable	182,302	(151,673)
Accrued expenses and other current liabilities	790,378	977,377
Deferred revenue	762,822	(615,925)
Net cash used in operating activities	(10,371,061)	(1,405,236)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash acquired in acquisitions (Note 3)	—	588,674
Purchase of property and equipment	(602,244)	(59,255)
Software development costs	(1,922,715)	(49,195)
Settlement paid subsequent to acquisition (Note 3)	(125,000)	—
Issuance of notes receivable	—	(100,000)
Collection of notes receivable	25,000	75,000
Net cash provided by (used in) investing activities	(2,624,959)	455,224)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under loan payable	(64,715)	(5,427)
Principal payments under notes payable	(1,139,502)	—
Principal payments under bridge notes payable	(550,000)	—
Principal payments under notes payable - related party	(200,000)	—
Proceeds from issuance of bridge notes payable	—	550,000
Proceeds from issuance of convertible notes payable	—	2,526,850
Proceeds from issuance of notes payable - related party	200,000	100,000
Proceeds from issuance of convertible notes payable - related party	—	50,000
Proceeds from subscription receivable	320,011	—
Payment of issuance costs related to the issuance of common stock	(1,411,750)	(164,174)
Proceeds from issuance of stock	13,428,699	1,943,636
Net cash provided by financing activities	10,582,743	5,000,885
Net (decrease) increase in cash	(2,413,277)	4,050,873

CASH – beginning of year	4,695,803	644,930

CASH – end of year	$2,282,526	$4,695,803

The accompanying notes are an integral part of these consolidated financial statements.

CONVERSIONPOINT TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018 and 2017

	2018	2017
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$686,746	$224,552
Income taxes	$42,916	$250,800

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Common stock cancelled in connection with the acquisition of Sellpoints (Note 3)	$(425,000)	—
Notes converted to equity	$8,700,244	—
Common stock canceled for indemnity settlement	$(125,000)	—
Common stock issued for the acquisition of Push Holdings (Note 3)	$—	$18,000,000
Common stock issued for the acquisition of SellPoints (Note 3)	$—	$17,291,818
Warrants issued for the acquisition of intellectual property (Note 3)	$—	1,899,500
Common stock issued for subscription receivable	$—	$320,011
Common stock issued with bridge notes payable (Note 8)	$—	$50,000
Accrued issuance cost for issuance of common stock	$—	$33,613

The accompanying notes are an integral part of these consolidated financial statements.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

1.	NATURE OF THE BUSINESS

ConversionPoint Technologies Inc., (the “Company”) a Delaware corporation, was incorporated on November 2, 2016 and operates as a direct to consumer e-commerce, online marketing, and technology managed services company through its wholly owned subsidiaries Branded Response Inc. (“Branded Response”), a California corporation, Push Holdings, Inc. (“Push”), a Delaware corporation, and SellPoints, Inc. (“SellPoints”), a Delaware corporation. The Company’s corporate headquarters are located in Newport Beach, California, Push is located in Minneapolis, Minnesota, and SellPoints is located in Emeryville, California.

The Company and its subsidiaries operate in three business segments – e-commerce Products, Managed Services, and Software-as-a-Service (“SaaS”) (Note 14). Branded Response is a technology-focused e-commerce product company specializing in the direct-to-consumer marketing of health, wellness and beauty products. Branded Response utilizes proprietary technologies to optimize sales funnels and customer acquisitions on recurring subscription-based pricing models. Branded Response revenue mix is approximately 74% in e-commerce Product and 26% in Managed Services. Push is an e-commerce technology company that has developed proprietary technology solutions including, among other things, artificial intelligence powered media buying optimization, customer relationship management, payment processing, fulfillment and customer lifecycle management platforms. Push utilizes their technologies to sell a multitude of products directly to consumers with a focus on recurring subscription-based models. Push also licenses its software technology and provides managed technology services to various other e-commerce companies. Push’s revenue mix is roughly 51% Managed Services and 49% e-commerce Product revenue. SellPoints produces and syndicates rich media content to its network of online shopping sites, facilitating and measuring increased levels of shopper engagement with the brands and products of SellPoints’s clients. Additionally, SellPoints also provides performance marketing and analytics, which enables clients to leverage engagement insights to create, augment, and track online marketing programs. SellPoints also offers advanced digital advertising solutions, specializing in audience targeting and retargeting. SellPoints builds and integrates technologies to provide solutions for advertisers to target advertisements to people who have previously engaged with the advertisers online. SellPoints revenue mix is approximately 52% in SaaS and 48% in Managed Services.

On April 28, 2017, the Company acquired all of the outstanding stock of Push in exchange for 3,157,500 shares of the Company’s common stock, which represented 30% of the outstanding common stock post-acquisition (Note 3).

On December 1, 2017, the Company acquired all of the outstanding stock of SellPoints and assumed $6,427,640 of debt in exchange for 1,877,504 shares of common stock, including indemnity holdback shares (Note 3).

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

1.	NATURE OF THE BUSINESS (continued)

The accompanying consolidated financial statements include the financial position of the Company and its wholly owned subsidiaries as of December 31, 2018 and 2017. The December 31, 2018 results of operations, changes in stockholders’ equity (deficit), and cash flows, include those of the Company and its subsidiaries for the year ended December 31, 2018. The December 31, 2017, results of operations, changes in stockholders’ equity (deficit), and cash flows, include those of the Company for the year ended December 31, 2017, those of Branded Response for the year ended December 31, 2017, those of Push from April 28, 2017 through December 31, 2017, and those of SellPoints from December 1, 2017 through December 31, 2017.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation

The consolidated financial statements include the accounts of ConversionPoint Technologies, Inc. and its wholly owned subsidiaries, Branded Response, Push, and SellPoints. Material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates under different assumptions or circumstances.

Significant estimates made by management include, among others, the valuation of accounts receivable, valuation of assets acquired and liabilities assumed in business combinations, valuation of goodwill and other intangible assets, allowance for sales returns and credit card chargebacks, realizability of deferred tax assets, and the recognition and disclosure of contingent liabilities.

Going Concern and Management’s Plans

The Company incurred operating losses, has a working capital deficit, and generated negative cash flows from operating activities during the year ended December 31, 2018 which raises substantial doubt about its ability to continue as a going concern.

The Company expects to use a significant amount of cash over the next twelve-month period for operating activities in order to carry out its strategic objectives. The Company’s management is therefore seeking additional sources of financing, including an initial public offering. Furthermore, the Company’s management is focused on increasing revenues and improved profit margins through the integration of its technology platform and expansion of managed services and SaaS products, which the Company expects will reduce the levels of cash required for its operating activities.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company considers historical operating results, capital resources and financial position, in combination with current projections and estimates, as part of its plan to fund operations over a reasonable period of time. While management believes it will have access to other financing sources and that based on current projections, the Company will be able to maintain current operations and meet its obligations, there can be no assurance that additional sources of financing will be available on acceptable terms or that the Company will successfully execute its operating plans.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Business Combinations

The Company accounts for acquisitions of entities that include inputs and processes and have the ability to create outputs as business combinations. The Company allocates the purchase price of the acquisition to the tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses and integration costs are expensed as incurred.

Business Segments

The Company and its subsidiaries operate in three business segments – e-commerce Products, Managed Services, and SaaS. See Note 14 to the consolidated financial statements for further information.

(Loss) Income per Share

Basic (loss) income per share is calculated by dividing net loss attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year.

Diluted (loss) income per share is calculated by dividing net loss attributable to common equity holders of the Company by the weighted average number of shares of common stock outstanding during the year, plus the effect of dilutive potential common stock outstanding during the year. This method requires that diluted loss per share be calculated (using the treasury stock method for options and warrants and the if-converted method for convertible instruments) as if all dilutive potential common stock had been exercised at the latest of the beginning of the year or on the date of issuance, as the case may be, and that the funds obtained thereby (plus an amount equivalent to the unamortized portion of related stock-based compensation costs) be used to purchase common stock of the Company at the average fair value of the common stock during the year. During the period where a net loss is incurred, dilutive potential shares are excluded from the computation of dilutive net loss per share as the inclusion is anti-dilutive.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. At December 31, 2018 and 2017, cash and cash equivalents consisted of cash and money market funds. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable, Net

Accounts receivable consists primarily of in-transit credit card settlements from customer sales processed through merchant accounts and revenue earned from customers based on contractual agreements. Merchant accounts frequently require a portion of settlements to be held back for potential future chargebacks and refunds. Holdbacks generally amount to 10% of total settlements and are generally released within six months or when the risk of chargebacks is remote. The Company estimates the impact of future chargebacks and sales returns based on historical experience and provides an allowance against accounts receivable. Additionally, the Company performs ongoing evaluations of its customers’ financial condition. The Company provides credit to some of its customers in the normal course of business and maintains allowances for potential credit losses. As of December 31, 2018 and 2017, the allowance for chargebacks and returns totaled $169,378 and $564,651, respectively. In addition, as of December 31, 2018 and 2017, the total for the allowance for bad debt totaled $161,415 and $105,841, respectively.

Inventory

Inventory consists of finished goods and is valued at the lower of cost (first-in, first-out) or net realizable value.

Property and Equipment, Net

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are seven years for furniture and fixtures, three years for software and three to five years for computer and related equipment. Leasehold improvements are amortized over the lesser of the related lease term or their estimated useful life. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is included in the Company’s results from operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment and software technology, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. As of December 31, 2018 and 2017, there have been no such impairments.

Goodwill and Intangible Assets, Net

Goodwill is recorded as the difference between the aggregate consideration paid for in a business combination and the fair value of the acquired net tangible and intangible assets acquired. The Company evaluates goodwill for impairment on an annual basis in the fourth quarter or more frequently if indicators of impairment exist that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Based on that qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company conducts a quantitative goodwill impairment test, which involves comparing the estimated fair value of the reporting unit with its carrying value, including goodwill. The Company estimates the fair value of a reporting unit using a combination of the income and market approach. If the carrying value of the reporting unit exceeds its estimated fair value, an impairment loss is recorded for the difference. During the fourth quarter of the fiscal year ended December 31, 2018, the Company performed its qualitative assessment and determined that no impairment indicators were present.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s intangible assets consist of software technology, customer lists, and brand names which are amortized using the straight-line method over five years. Amortization expense for the years ended December 31, 2018 and 2017 amounted to $4,483,121 and $1,278,344, respectively.

Software Development Costs

Capitalization of software development costs begins during the application development stage. Costs incurred in the application development phase, including upgrades and enhancements, if it is probable that such expenditures will result in additional functionality, are capitalized and will be amortized over their estimated useful life. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized on the accompanying balance sheets on a periodic basis, usually quarterly. For the years ended December 31, 2018 and 2017, the Company capitalized $1,922,715 and $49,195, respectively. The useful life of the software development costs was determined to be five years from the date of capitalization. Amortization expense for the years ended December 31, 2018 and 2017 amounted to $141,996 and $0, respectively.

Stock-Based Compensation

The Company values stock compensation based on the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated grant date fair value of stock awards over the requisite employee service period.

The fair value of restricted stock awards is based on the market price of the Company’s common stock on the date of the grant. To value stock option awards, the Company uses the Black-Scholes-Merton option pricing model. This model involves assumptions including the stock price, expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. The Company recognizes compensation expense in earnings over the requisite service period, while forfeitures of awards are recognized as they occur.

Revenue Recognition

The Company generates revenue from three primary revenue types: the sale of e-commerce products, managed services, and Software-as-a-Service. The Company recognizes revenue in accordance with ASC Topic 605, Revenue Recognition when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred, and collectability is reasonably assured.

e-commerce Products

The Company’s product revenues are generated from the sale of health, wellness and beauty products sold online through trial and subscription billing models directly to consumers. The revenue recognition criteria for product sales are generally met upon delivery of products to the customer and successful processing of the customers’ credit card. Revenues are presented net of credits and known and estimated refunds and credit card chargebacks. Revenues from product sales are presented on a gross basis as the Company is considered the primary obligor in the arrangement and bears the risk of credit loss.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Managed Services

The Company’s managed services revenues are derived through the management of online display advertising campaigns on behalf of customers, which include per-impression, and cost per acquisition (“CPA”) arrangements. Revenue derived on a cost per thousand impressions basis is recognized in the period in which the impressions are delivered. Revenue derived on a CPA basis is recognized in the period in which the acquisition occurs. The Company receives a fee from its customers and pays a fee to publishers based on revenue generated, or on a cost per thousand impressions basis. The Company recognizes revenue on a net basis since the Company is not the primary obligor in the arrangement.

Software-as-a-Service

The Company also offers a SaaS model to its customers whereby hosted Active Product Tours (“APTs”) of the customers’ consumer products are developed and published to third party retailer websites which can then be viewed online by consumers when investigating, evaluating and purchasing products on retailer’s e-commerce websites. Customers do not take delivery or possession of the Company’s software.

Multiple Element Arrangements

The Company’s SaaS arrangements contain multiple deliverables. In addition, in limited circumstances, the Company enters into arrangements that include a combination of both managed services and SaaS. In these cases, the Company applies the provisions of FASB ASC Topic 605, Revenue Recognition and FASB ASC Topic 605-25, Multiple Deliverables. Under Topic 605, companies whose arrangements include multiple-deliverables that do not include software licenses are required to allocate total contract consideration among elements with stand-alone value based on each element’s relative selling price. The Company considers a deliverable to have stand-alone value if the products or services are sold separately by the Company or another vendor or could be resold by the customer. Selling price is determined using a hierarchy based upon vendor specific objective evidence (“VSOE”), third party evidence (“TPE”) or the best estimated selling price (“BESP”), in descending order of reliability. Once total contract consideration is allocated to elements with stand- alone value, revenue is recognized for each element as the basic revenue recognition criteria are met, being persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured.

The Company’s SaaS arrangements with customers include the purchase of both tour production services and recurring monthly hosting services which are entered into at the same time, or within close proximity of one another. The Company concluded that the tour production services do not have stand-alone value to the customer and therefore is combined with the hosting element and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. Accordingly, revenue for the single unit of accounting is recognized ratably over the estimated period of time by which the product image is hosted by the Company on a retailer’s website, which the Company estimates to be ten months based on historical experience.

For arrangements that include a combination of both managed services and SaaS, the Company has determined that standalone value exists since both products are sold separately. In these cases, the Company allocates the arrangement consideration to the managed services and SaaS elements based on the relative stand-alone selling prices.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

To determine the selling price in multiple-element arrangements, the Company is generally able to establish VSOE using the price charged for a deliverable when sold separately. If VSOE is not available, TPE is established by evaluating similar and interchangeable competitor products or services in stand-alone arrangements with similarly situated customers. If the Company is unable to determine the selling price because VSOE or TPE does not exist, BESP is determined for the purposes of allocating the arrangement consideration by reviewing historical transactions, including transactions whereby the deliverable was sold on a stand-alone basis, and considering several other external and internal factors including, but not limited to; pricing practices, including discounting; margin objectives; competition; the geographies in which the Company offers products and services; the type of customer; and the stage of the product lifecycle. The determination of BESP is made through consultation with and approval by management, taking into consideration pricing models and go-to market strategies. As pricing and go-to-market strategies evolve, the Company may modify pricing practices in the future, which could result in changes to the determination of VSOE, TPE and BESP. As a result, future revenue recognition for multiple-element arrangements could differ materially from current results. Selling prices are analyzed on an annual basis or more frequently if the Company experiences significant changes in selling prices.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statement of operations in the period that includes the enactment date.

The Company’s tax positions are subject to income tax audits. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Risk

The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the FDIC limit. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.

No revenues from any single customer exceeded 10% of total net revenues in 2018. Approximately 10.1% of the net revenues generated in 2017 was generated from one customer.

No purchases from any single vendor exceeded 10% of total purchases during 2018 and 2017.

Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable. The estimated fair value of these instruments approximates their carrying amounts due to either market rates or the short maturity of these instruments. At December 31, 2018 and 2017, the Company had no recurring or nonrecurring fair value measurements for assets and liabilities.

Shipping and Handling Costs

The Company records shipping and handling costs charged to customers as revenues and the related expense as cost of revenues in the accompanying statements of operations. Shipping and handling costs for the years ended December 31, 2018 and 2017 amounted to $982,779 and $842,376, respectively.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses, consulting services and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising costs for the year ended December 31, 2018 and 2017 amounted to $240,878 and $47,520, respectively.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Accounting Pronouncements

New Accounting Pronouncements Adopted

FASB issued Accounting Standard Update (“ASU”) No. 2017-04, Intangibles – Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The objective of this ASU is to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The guidance is effective for annual periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this ASU in the annual period beginning January 1, 2018. The adoption of this ASU did not have any material impact on the Company’s financial statements.

FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815), Accounting for Certain Financial Instruments with Down Round Features. The objective of the ASU is to simplify the accounting for financial instruments with down round features. Down round features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of the future equity offerings. Current accounting guidance create cost and complexity for entities that issue financial instruments with down round features that require a fair value measurement of the entire instrument or conversion option. The guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted this ASU in the annual period beginning January 1, 2018. The adoption of this ASU did not have any material impact on the Company’s financial statements.

New Accounting Pronouncements Not Yet Adopted

FASB issued ASU No. 2014-09, an accounting standard which will supersede existing revenue recognition guidance under current U.S. GAAP. The new standard is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services.

In doing so, among other things, companies will generally need to use more judgment and make more estimates than under the current guidance. The accounting standard will be effective for the Company in the year beginning January 1, 2019 following the release of ASU 2015-14 in August 2015, which extended the original effective date by one year. The Company elected to take advantage of the extended transition period provided for by the JOBS Act. The standard may be adopted using a full retrospective or a modified retrospective (cumulative effect) method. Early adoption is permitted. The Company is currently evaluating this standard and has not yet selected a transition method or determined the effect of the standard on the consolidated financial statements and related disclosures.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Accounting Pronouncements (continued)

New Accounting Pronouncements Not Yet Adopted (continued)

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires that all leases be recognized by lessees on the balance sheet through a right-of-use asset and corresponding lease liability. This standard is required to be adopted for annual periods beginning after December 15, 2018. The Company has not yet determined the impact the adoption of this guidance will have on its financial position, results of operations or disclosures.

3.	BUSINESS COMBINATIONS

Push

On April 28, 2017, the Company acquired 100% of the outstanding stock of Push in exchange for 3,157,500 shares of the Company’s common stock, which represented 30% of the outstanding common stock post-acquisition. The fair value assigned to the shares of common stock was $18,000,000. At the time of the acquisition, management prepared projections, which there were used using the discounted cash flow approach to value the Company at $60,000,000.

The acquisition of Push was accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the results of Push Holdings Inc.’s operations included in the Company’s consolidated financial statements from April 28, 2017. Goodwill has been measured as the excess of the total consideration over the amounts assigned to identifiable assets acquired and liabilities assumed.

The following table summarizes the allocation of the purchase price based on the estimated fair value of the purchase consideration, the assets acquired and liabilities assumed at the date of acquisition:

Purchase consideration at fair value:
ConversionPoint common stock	$18,000,000

Estimated fair value of the assets acquired and liabilities assumed:
Cash and cash equivalents	$391,186
Accounts receivable	7,412
Inventories	140,782
Prepaid expenses	39,276
Goodwill	13,270,366
Software technology	7,856,437
Accounts payable and accrued expenses	(698,341)
Deferred tax liability	(3,007,118)
Net assets acquired	$18,000,000

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

3.	BUSINESS COMBINATIONS (continued)

Push (continued)

Fair valuation methods used for the identifiable net assets acquired in the acquisition make use of quoted prices in active markets, discounted cash flows and risk adjusted weighted cost of capital. The methods used in determining fair value of the identifiable intangible assets included consideration of the three traditional approaches to value: market, income, and cost. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the value of identifiable intangible assets acquired from Push has been developed primarily on the basis of the income approach. Under the income approach, the Company evaluated revenue projections derived from the software technology and the appropriate royalty rate that Push would have paid if Push did not own the software technology.

On the acquisition date, goodwill of $13,270,366 and other intangible assets of $7,856,437 were recorded. The other intangible asset identified during the acquisition is software technology, which has a weighted average useful life of five years, which is management’s best estimate at the time of acquisition. The business combination has been accounted for as a tax-free reorganization under Section 368(a) under the Internal Revenue Code; therefore, acquired goodwill and intangibles of $21,126,803 are not tax-deductible. In accordance with Topic 350, Intangibles––Goodwill and Other, the Company completed its annual impairment test and determined that the goodwill was not impaired at December 31, 2018.

The Company incurred $87,914 in accounting and legal fees related to the acquisition of Push. The amount attributable to the Company has been included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2018.

In the consolidated statements of operations, revenues and expenses include the operations of Push since April 28, 2017, which is the acquisition date.

In November 2017, and as part of a separate transaction, the Company issued 500,000 warrants with a fair value of $1,899,500 to acquire the full rights to the intellectual property of Push. In 2018, the Company cancelled these warrants (see Note 11). As part of the cancellation of the warrants, the Company expensed the fair value of the intangible assets recorded in connection with these warrants.

SellPoints

On December 1, 2017, the Company acquired 100% of the outstanding stock of SellPoints in exchange for 1,877,504 shares of the Company’s common stock. The fair value assigned to the shares of common stock was $17,291,818. The stock price consideration was based on the price at which the Company was selling shares of its common stock to accredited third party investors, which was $9.21 per common stock share.

The acquisition of SellPoints was accounted for as a business combination in accordance with ASC 805, with the results of SellPoints operations included in the Company’s consolidated financial statements from December 1, 2017. Goodwill has been measured as the excess of the total consideration over the amounts assigned to identifiable assets acquired and liabilities assumed. At closing the Company delivered 296,094 of the 1,877,504 shares of common stock to the Escrow Agent to setup an indemnity account to satisfy certain indemnification claims that may arise. On February 16, 2018, the Company settled a lawsuit filed by a third party against Sellpoints by issuing 16,287 shares to the third party from the Sellpoints indemnity account and cancelling 13,572 shares from the Sellpoints indemnity account and paying $125,000 in cash related to those shares to the third party. On September 26, 2018, the Company obtained 46,146 shares from the indemnity account as an adjustment for the net working capital calculation. This adjustment was recorded as part of the purchase price allocation reducing goodwill by $425,000.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

3.	BUSINESS COMBINATIONS (continued)

SellPoints (continued)

The following table summarizes the allocation of the purchase price based on the estimated fair value of the purchase consideration, the assets acquired and liabilities assumed at the date of acquisition:

Purchase consideration at fair value:
ConversionPoint common stock	$17,291,818

Estimated fair value of the assets acquired and liabilities assumed:
Cash and cash equivalents	$197,488
Accounts receivable	1,447,744
Prepaid expenses	234,769
Restricted cash	25,012
Property and equipment	17,745
Customer list	1,724,796
Goodwill	11,077,882
Software technology	8,781,982
Brand name	1,442,909
Deferred tax asset	2,239,957
Accounts payable	(875,111)
Accrued expenses and other current liabilities	(1,544,288)
Deferred revenue	(1,051,427)
Notes payable	(3,883,000)
Loan payable	(149,640)
Bridge notes payable	(2,395,000)
Net assets acquired	$17,291,818

Fair valuation methods used for the identifiable net assets acquired in the acquisition make use of quoted prices in active markets, discounted cash flows and risk adjusted weighted cost of capital. The methods used in estimating fair value of the intangible assets included consideration of the three traditional approaches to value: market, income, and cost. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the estimated fair value of intangible assets acquired from SellPoints has been developed primarily on the basis of the income and market approach. Under the income approach, the Company evaluated revenue projections derived from the software technology and brand name and the appropriate royalty rate that Sellpoints would have paid if Sellpoints did not own the software technology and brand name. Under the market approach, the Company evaluated the revenue generated by customers and the attrition rate of the customers to estimate the fair value of the customer list.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

3.	BUSINESS COMBINATIONS (continued)

“On the acquisition date, goodwill of $11,077,882 and other identifiable intangible assets totaling $11,949,687 were recorded.” The other intangible assets identified during the acquisition are software technology, customer list and brand name, all with a weighted average useful life of five years, which is management’s best estimate at the time of the acquisition. The business combination has been accounted for as a tax-free reorganization under Section 368(a) under the Internal Revenue Code; therefore, acquired goodwill and intangibles of $23,027,569 are not tax-deductible. In accordance with Topic 350, Intangibles—Goodwill and Other, the Company completed its annual impairment test and determined that the goodwill was not impaired at December 31, 2018.

The Company did not incur any additional accounting and legal fees related to the acquisition of SellPoints as all the due diligence and legal work was performed internally.

SellPoints

In the consolidated statements of operations, revenues and expenses include the operations of SellPoints since December 1, 2017, which is the acquisition date.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following as of December 31:

	2018	2017

Computer and related equipment	$280,738	$94,674
Furniture and fixtures	424,754	3,029
	705,492	97,703
Less: accumulated depreciation	(103,222)	(12,840)

	$602,270	$84,863

Depreciation expense for the year ended December 31, 2018 and 2017 amounted to $84,837 and $11,975, respectively.

5.	OTHER ASSETS

Other assets consist of the following as of December 31:

	2018	2017

Subscription receivable	$—	$320,011
Deposits	133,013	—
Restricted cash	10,052	25,012
Note receivable	—	25,000
Federal income tax receivable	16,747	21,630

	$159,812	$391,653

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

6.	INTANGIBLE ASSETS, NET

Intangible assets consist of the following as of December 31:

	2018	2017

Software technology	$19,021,886	$18,587,114
Customer list	1,724,796	1,724,796
Brand name	1,442,909	1,442,909
	22,189,591	21,754,819
Less: accumulated amortization	(5,761,465)	(1,278,344)

	$16,428,127	$20,476,475

Amortization expense related to software technology and customer list for the year ended December 31, 2018 and 2017 amounted to $4,483,121 and $1,278,344, respectively.

The estimated future amortization expense of intangible costs as of December 31, 2018 in the next five fiscal years is as follows:

2019	$4,270,798
2020	4,270,798
2021	4,270,798
2022	3,223,273
2023	392,460

$16,428,127

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of December 31, accrued expenses and other current liabilities consisted of the following:

	2018	2017

Credit cards payable	$318,642	$798,013
Accrued interest	723,694	756,556
Accrued payroll	1,003,192	694,877
Other accrued expenses	1,105,689	742,470

	$3,151,216	$2,991,916

8.	NOTES PAYABLE

Notes Payable

In connection with the acquisition of SellPoints described in Note 3, the Company assumed a loan and security agreement (the “2016 Agreement”) with accredited investors. As of December 31, 2018, the current balance on the note is $1,829,004 and the long-term portion is $914,494. As of December 31, 2017, the outstanding borrowings totaled $3,883,000. Outstanding borrowings under the term note bear interest at 12.25% per annum and require monthly interest only payments. In December 2017, the Company amended the agreement to repay the outstanding principal as follows: $25,000 in February 2018, $25,000 in March 2018, $50,000 in April 2018, and all remaining principal plus any accrued but unpaid interest in May 2018. In June 2018, the Company extended the note for another two years under the same terms and agreed to make monthly principal payments of $152,417. As part of the extension of the note, the Company issued 142,486 warrants to purchase common stock at an exercise price of $9.21 per share. The Company measured the fair value of the issued warrants based on the Black Scholes model. The estimated fair value of the warrants is $774,839, which the Company recorded as interest expense in the current period. As part of the extension, the Company is required to maintain certain monthly covenants. The covenants are a minimum cash balance or certain revenue and EBITDA levels. As of December 31, 2018, the Company was not in compliance with its financial covenants. On March 13, 2019, the Company entered into an amendment to obtain a forbearance from the lender through May 31, 2019. In compensation for the forbearance, the Company has agreed to pay off the debt upon the initial public offering of ConversionPoint Holdings, Inc. and prepay the interest expense through maturity of the debt.

As of December 31, 2018, the principal amount of long-term notes payable that matures during each of the next five years and thereafter is as follows:

2019	$1,829,004
2020	914,494
$2,743,498

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

8.	NOTES PAYABLE (continued)

Bridge Notes Payable

SellPoints

In connection with the SellPoints acquisition described in Note 3, the Company assumed unsecured subordinated promissory note payable agreements with accredited investors, which are governed under a single Note Purchase Agreement (the “NPA”). As of December 31, 2018 and 2017, the outstanding borrowings totaled $2,395,000. All notes payable under the NPA accrue interest at a rate equal to 10% per annum through February 2018 and 14% for the following 12 months thereafter. All outstanding borrowings under the NPA, along with any accrued but unpaid interest, were to become due in February 2019. In December 2017 as part of the acquisition of SellPoints, the Company amended the NPA (the “Amended NPA”) to change the maturity date to the earlier of August 31, 2018 or the closing of a financing of at least $10,000,000 by CPT, and to modify the interest rate to 10% per annum beginning in December 2017 through maturity. In October 2018, the Company extended the maturity of the bridge note to February 28, 2019. As part of the extension, the Company began making interest only payments from August 2018 forward. Additionally, the Company issued warrants to purchase 65,000 shares of common stock at an exercise price of $9.21 per share. In December 2018, the Company issued warrants to purchase another 65,000 shares of common stock at an exercise price of $9.21 per share to extend the maturity until February 28, 2019. The Company measured the fair value of the issued warrants based on the Black Scholes model. The total estimated fair value for the warrants issued in 2018 is $522,569, which the Company recorded as interest expense in the current period. In February 2019, the Company issued warrants to purchase another 65,000 shares of common stock at an exercise price of $9.21 per share to extend the maturity date until May 31, 2019. If the notes are not paid in full by May 31, 2019, the Company can continue to issue the same number of warrants every three months to extend the debt. The Company can extend the notes by issuing 65,000 warrants every three months indefinitely until the notes are paid off.

ConversionPoint

In November 2017, the Company entered into a loan agreement with accredited investors in the form of a promissory note (the “Note”). In November 2017, the Company borrowed $550,000 under the Note and issued 5,429 shares of common stock. As of December 31, 2018, the outstanding borrowings totaled $0. As of December 31, 2017, the outstanding borrowings totaled $550,000. Outstanding borrowings under the promissory note bear interest at 13.5% per annum. Principal and all accrued interest on the Note will be due and payable at the earlier of nine months from the date of the Note and the closing of a minimum of $15 million in financing. In connection with the Note, the accredited investors are obtaining 5,429 shares of common stock. The Company stock was recorded as a discount to the Bridge notes with a corresponding increase to equity. The amount allocated to the stock was $50,000 on a relative fair value basis. In June 2018, the Company paid off $500,000 plus the accrued interest of the Note and in August 2018, the Company paid the remainder $50,000 plus the accrued interest and the discount was fully accreted.

Loan Payable

In July 2017, the Company’s wholly owned subsidiary, SellPoints, entered into a revenue royalty agreement (the “RR Agreement”) with a financial institution. Advances under the RR Agreement require the Company to repay the lender 1% - 2% of net revenue until the lender has received an amount equal to the amount borrowed under the RR Agreement plus interest of 10% per annum. As of December 1, 2017 (date of acquisition), the Company assumed a liability of $149,640 under the RR Agreement, of which $5,427 was repaid through December 31, 2017. As of December 31, 2018, the outstanding balance is $79,498. Interest expense under the RR Agreement was determined to be immaterial through December 31, 2017 and 2018.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

9.	CONVERTIBLE NOTES PAYABLE

Convertible notes payable to unrelated parties as of December 31 consists of the following:

	2018	2017
Two unsecured convertible notes payable to an unrelated party bearing fixed interest at 15% per annum, maturing April 30, 2019. The notes require monthly interest only payments and are automatically converted to common stock upon a qualified public offering (“QPO”) as defined in the agreement, at a price equal to 50% of the price paid per share by the investors in the QPO.	$—	$1,250,000
An unsecured convertible notes payable to an unrelated party bearing fixed interest at 15% per annum, maturing April 30, 2019 when all principal and accrued interest is due. The note is automatically converted to common stock upon a qualified public offering (“QPO”) as defined in the agreement, at a price equal to 50% of the price paid per share by the investors in the QPO.	—	540,000
One unsecured convertible notes payable to unrelated party bearing fixed interest at 10% per annum, maturing April 30, 2019 when all outstanding principal accrued interest are due in full. The notes are automatically converted to common stock upon a QPO as defined in the agreement, at a price equal to 50% of the price paid per share by the investors in the QPO. The notes are also convertible, at the option of the holder at any time while any portion of the notes remain unpaid into the same securities sold by the Company in a subsequent equity financing using the same per share price being offered in the subsequent equity financing as the conversion rate.	125,000	2,026,850
Total convertible notes payable to unrelated parties	$125,000	$3,816,850

Convertible notes payable to related parties as of December 31 consists of the following:

	2018	2017
Unsecured convertible notes payable to a related party bearing fixed interest at 10% per annum, maturing April 30, 2019 when all outstanding principal accrued interest are due in full. The notes are automatically converted to common stock upon a QPO as defined in the agreement, at a price equal to 50% of the price paid per share by the investors in the QPO. The notes are also convertible, at the option of the holder at any time while any portion of the notes remain unpaid into the same securities sold by the Company in a subsequent equity financing using the same per share price being offered in the subsequent equity financing as the conversion rate.	$—	$50,000
Total convertible notes payable to related parties	$—	$50,000

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

9.	CONVERTIBLE NOTES PAYABLE (continued)

As part of the extension of the 2016 Agreement in June 2018, the holders of the convertible notes payable to unrelated parties agreed to subordinate their notes to the 2016 Agreement. As consideration for this agreement, the Company issued to the holders a five-year warrant to purchase 50,000 shares of common stock of the Company having an exercise price of $9.21 per share. The Company estimated the value of such warrants to be $196,900 using the Black Scholes model to value such warrants which was charged to interest expense in the period at the time of the agreement.

During 2018, all convertible note holders, with the exception of one convertible note holder, converted the notes to common stock. The Company induced the convertible note holders to convert the notes by giving them a 50% discount on the conversion price. The Company recorded the common stock issued at its estimated fair value of $9.21 per share and recognized the value of the discount totaling 4,360,929 as interest expense in the current period.

10.	INCOME TAXES

The (benefit) provision for income taxes consisted of the following for the year ended December 31, 2018 and 2017:

	2018	2017

Deferred:
Federal	$—	$(350,932)
State	(277,380)	(160,479)
	(277,380)	(511,411)
Current
Federal	(6,895)	28,525
State	(24,444)	47,912
Total current	(31,339)	76,437

Total (benefit) provision for income taxes	$(308,719)	$(434,974)

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

10.	INCOME TAXES (continued)

Significant items making up deferred tax assets and liabilities as of December 31 are as follow as:

	2018	2017

Deferred tax assets:
Allowances not currently deductible for tax purposes	$98,709	$205,471
Net operating loss carryforwards & credits	7,173,221	3,814,813
Accrued and other	183,456	77,636
Interest carryforward	820,019	—
Stock compensation	2,637,572	—
State Taxes	504	68,311
	10,913,481	4,166,231
Less valuation allowance	(7,486,112)	(71,970)
	3,427,369	4,094,261
Deferred tax liability:
Intangibles	(3,427,369)	(4,371,642)
	—	(4,371,642)

Net deferred tax liability	$—	$(277,381)

ASC 740-10 requires that an entity’s deferred tax assets be reduced by a valuation allowance to the extent its management determines that it is more likely than not that such deferred tax asset, or portion thereof, will not be realized. The Company evaluates the realizability of its deferred tax assets in each reporting period, to determine the need and appropriateness of a valuation allowance. In its determinations, Management considers items of evidence, both positive and negative, including those items outlined in ASC 740-10.

Management analyzed the realizability of the deferred tax assets existing as of December 31, 2018 and determined that the Company is unable to conclude that it is more likely than not that the federal and state net deferred tax assets will be realized. Accordingly, a full valuation allowance of $7,486,112 has been placed on Company’s federal net deferred tax assets as of December 31, 2018. As of December 31, 2017, the valuation allowance on the Company’s deferred tax assets was $71,970.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate federal tax rate from a maximum of 35% to a flat 21% rate. The rate reduction took effect on January 1, 2018.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

10.	INCOME TAXES (continued)

At December 31, 2017, the Company had federal gross deferred tax assets (after netting against deferred tax liabilities) before valuation allowance totaling $342,713. Under generally accepted accounting principles, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled The Company’s net deferred tax asset of $116,522 was determined at December 31, 2017 based on the Company’s tiered then-current enacted federal tax rate of 34%. As a result of the reduction in the corporate income tax rate from 34% to 21% under the Act, the Company revalued its net deferred tax asset at December 31, 2017. This resulted in a reduction in the value of its net deferred tax asset of $44,553, which is recorded as an addition to income tax expense in the Company’s consolidated statement of income for the year ended December 31, 2017.

The Act also amended Internal Revenue Code Section 172 which governs the utilization of net operating losses (“NOLs”). Prior rules generally allowed NOLs to be carried back two years and forward 20 years, after which time the NOL’s expired. The amendment by the Act disallows any carryback of NOL’s arising in a taxable year ending after December 31, 2017, but allows an indefinite carryforward of such losses, but such losses may only offset a maximum of 80 percent of a taxpayer’s pre-NOL taxable income.

As of December 31, 2018, the Company has net operating loss carryforwards of $25,027,302 for federal and $20,193,346 for state income tax purposes. Certain of the Company’s state and foreign loss carryforwards will start expiring in 2019 and will continue to expire through 2038 if not utilized. Federal NOLs exclude a portion of which will expire unutilized due to limitations under IRC section 382.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership. The Company completed its acquisition of Push Holdings, Inc. on April 28, 2017 and SellPoints, Inc. on December 1, 2017, which resulted in a stock ownership change as defined by the Reform Act of 1986. These transactions resulted in limitations on the annual utilization of federal and state net operating loss carryforwards. As a result, the Company reevaluated its available deferred tax assets, and the net operating loss and tax credit carryforward amounts, presented in the deferred tax table above, have been adjusted for the limitation resulting from change in ownership in accordance with the provisions of the Reform Act of 1986. The Company has not completed a full Section 382 study and the numbers may change when the analysis is completed.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

10.	INCOME TAXES (continued)

The (benefit) provision for income taxes reconciles to the amount computed by applying the statutory federal tax rate to the loss before income taxes from operations for the year ended December 31, 2018 and 2017 as follows:

	2018	2017

Income tax (benefit) provision at statutory federal tax rate of 21% and 34% for 2018 and 2017, respectively	$(6,512,402)	$(10,626)
State taxes, net of federal benefit	(238,441)	(74,295)
Meals and Entertainment	30,926	19,514
Federal rate adjustment	—	44,553
Change in valuation allowance	5,404,111	(444,068)
Acquisition costs	—	29,891
Induced note conversion	915,795	—
IPO costs	146,244	—
Other	(54,952)	57

Total (benefit) provision for income taxes	$(308,719)	$(434,974)

The Company accounts for uncertain tax positions in accordance with ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company analyzed its tax positions based on the ASC 740 guidance and believes that appropriate provisions for all tax matters have been provided for all open years and does not believe it has any uncertain income tax positions that could materially affect its financial statements at both the federal and state jurisdiction levels. The Company does not anticipate that there will be a material change in the liability for unrecognized tax benefits within the next 12 months. The Company has not recognized any interest or penalties during the year ended December 31, 2018.

The Company files U.S. federal and state tax returns. Tax years 2016, 2017 and 2018 remain open under statute as of December 31, 2018.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

11.	STOCK-BASED COMPENSATION

Options

The following table summarizes information with respect to outstanding options to purchase common stock of the Company, all of which were vested and exercisable, at December 31, 2018:

Exercise Price	Number Outstanding	Expiration Date
$9.21	1,843,229	December 31, 2028

In 2018, the Company issued stock options to its employees and advisory board to purchase an aggregate 1,843,229 shares of the Company’s common stock. The shares have a weighted average fair value of $4.32 and vest semi-annually over a three-year period.

The Company measures the fair value of the issued warrants based on the Black Scholes model using the following assumptions:

Stock price	$9.21
Risk-free interest rate	2.78-3.08%
Expected term	6 years
Expected stock price volatility	45.00%
Expected dividend yield	$0.00

The stock price is based on the price at which the Company recently sold shares of its common stock to accredited third party investors as well as the price used to consummate the acquisition of a Sellpoints in December 2017. The risk-free interest rate is based on the yield Daily U.S. Treasury Yield Curve Rates with terms equal to the life of the warrants as of grant date. The expected stock price volatility is based on comparable companies’ historical stock price volatility since the Company does not have sufficient historical volatility data. The expected term was estimated using the simplified method.

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company at December 31, 2018:

Exercise Price	Number Outstanding	Expiration Date
$9.21	762,949	December 31, 2023

In 2018, the Company issued warrants to an executive, lenders, and financial advisors to purchase an aggregate 762,949 shares of the Company’s common stock. The shares have a weighted average fair value of $3.91. The executive warrants vest semi-annually over a two-year period and the lender and financial advisors warrants are fully vested. Effective January 1, 2018, the Company adopted ASU 2017-11, which resulted in the Company ignoring the down round feature for purposes of evaluating if the instrument was indexed to its own stock, and therefore, was classified as equity.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

11.	STOCK-BASED COMPENSATION (continued)

The Company measures the fair value of the issued warrants based on the Black Scholes model using the following assumptions:

Stock price	$9.21
Risk-free interest rate	2.62-2.96%
Expected term	3.25-10.00 years
Expected stock price volatility	45.00%
Expected dividend yield	$0.00

The stock price is based on the price at which the Company recently sold shares of its common stock to accredited third party investors as well as the price used to consummate the acquisition of a Sellpoints in December 2017. The risk-free interest rate is based on the yield Daily U.S. Treasury Yield Curve Rates with terms equal to the life of the warrants as of grant date. The expected stock price volatility is based on comparable companies’ historical stock price volatility since the Company does not have sufficient historical volatility data.

In 2018, the Company cancelled 3,200,000 warrants, of which 500,000 were issued in 2017 and 2,700,000 were issued in 2018, to certain executives of the Company in connection with the merger agreement with Inuvo (Note 16). The expense related to the cancellation of these warrants was not reversed since the warrants were fully vested. The expenses related to the cancellation of these warrants was not reversed since the warrants were fully vested.

Restricted Stock Units (“RSUs”)

On August 30 and October 31, 2018, the Company granted 234,000 and 694,893 RSUs, respectively, to certain executives. The vesting of the RSUs is contingent upon a change in control. In addition, such RSUs vest if the executive is terminated without cause. Since the vesting events of the RSUs are not deemed probable, the Company has not recorded the RSUs. Additionally, the RSUs do not impact the Earnings Per Share calculation.

12.	NET INCOME (LOSS) PER SHARE

The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding as of December 31:

	2018	2017
Basic and diluted weighted average number of shares outstanding	13,676,220	9,670,302
The following items have been excluded from the diluted weighted average number of shares outstanding because they are anti-dilutive:
Convertible debt	27,174	840,620
Options	1,843,229	—
Warrants	762,949	—
	2,633,352	840,620

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

12.	NET INCOME (LOSS) PER SHARE (continued)

For the year ended December 31, 2018, the Company was in a loss position and therefore diluted loss per share is equal to basic loss per share. For the year ended December 31, 2017, the Company was in a net income position and therefore evaluated the convertible debt using the “If-Converted” method and for the warrants outstanding using the “Treasury Stock” method. Based on the analysis performed, the effect of the convertible debt and warrants is anti-dilutive and therefore the diluted income per share is equal to the basic income per share.

13.	COMMITMENTS AND CONTINGENCIES

During the ordinary course of business, the Company may be subject to various claims. The Company is not currently involved in any claims that management believes will have a material adverse effect on the Company’s financial position, results of operations or cash flow.

The Company leases office facilities under noncancelable operating lease agreements, which expire in varying years. The leases have renewal options providing for additional lease periods. The related rent expense for the leases is calculated on a straight-line basis with the difference recorded as deferred rent. Rent expense was $988,613 and $237,528 for the years ended December 31, 2018 and 2017, respectively. The table below includes future minimum lease payments for leases renewed and entered into in 2018.

Future minimum lease payments under the noncancelable operating lease agreements are as follows:

2019	$1,315,345
2020	1,350,272
2021	1,079,828
2022	522,150
2023	266,874
Thereafter	—
$4,534,469

14.	SEGMENT INFORMATION

The Company has determined that it operates in three operating and reportable segments: e-commerce Products, Managed Services, and SaaS. The Company determined its reportable segments based on operating and financial reports regularly reviewed by the Company’s Chief Operating Decision Maker (“CODM”), which is the Company’s Chief Executive Officer (“CEO”).

The Company evaluates each segment’s performance based on revenues and gross profit. Selling, general and administrative expenses include sales and marketing, engineering, corporate accounting and finance, information systems, and human resource management at the corporate level. These activities and total assets are allocated to each operating segment based on revenues.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

14.	SEGMENT INFORMATION (continued)

In the e-commerce Product reportable segment, the Company sells various products in the health, wellness and beauty industries directly to consumers online. The Company sells these products through a trial and subscription model. The Company uses its expertise and its internally developed technologies to maximize the lifetime value of a customer.

The Managed Services reportable segment consists mainly of the management of digital advertising campaigns on behalf of brands, which include per-impression and cost per acquisition arrangements as well as audience targeting and remarketing.

The Software-as-a-Service reportable segment consists of rich media content creation, product information management and syndication to increase conversion for brands selling on various online retail channels.

The following table presents the segment information for the years ended December 31, 2018 and 2017:

2018	e-commerce Products	Managed Services	SaaS	Totals
Net revenues from external customers	$20,287,005	$15,951,669	$3,542,267	$39,780,941
Cost of revenues	16,511,602	12,785,624	601,661	29,898,887
Gross profit	3,775,403	3,166,045	2,940,606	9,882,054
Operating expenses	14,267,784	15,536,181	6,320,209	36,124,174
Loss from operations	$(10,492,381)	$(12,370,136)	$(3,379,603)	$(26,242,120)
Total assets	$16,698,167	$22,561,213	$9,701,683	$48,961,064

2017	e-commerce Products	Managed Services	SaaS	Totals
Net revenues from external customers	$41,651,146	$7,950,890	$318,585	$49,920,621
Cost of revenues	32,958,100	4,766,526	52,052	37,776,678
Gross profit	8,693,046	3,184,364	266,533	12,143,943
Operating expenses	8,734,156	2,346,549	272,383	11,353,088
Income (loss) from operations	$(41,110)	$837,815	$(5,850)	$790,855
Total assets	$16,152,584	$29,365,345	$9,918,018	$55,435,947

Significant Customers

No revenues from any single customer exceeded 10% of total net revenues in 2018. Approximately 10.1% of the net revenues generated in 2017 was generated from one Managed Services customer.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

15.	RELATED PARTY TRANSACTIONS

From time to time the Company may enter into transactions with related parties. It is the Company’s policy to pay market value, or actual cost, to any related party for the goods/services provided.

The Company has notes payable due to entities under common ownership as of December 31, 2018 and 2017 with a combined principal balance of $425,000 and $425,000, respectively. Such notes do not bear interest and are due in full on April 30, 2019. During 2018, the Company repaid two notes payable to related parties totaling $200,000. Additionally, the Company borrowed a total of $200,000 from related parties under two notes payable. The two new notes have an interest rate of 8% annually and mature upon an Initial Public Offering (“IPO”).

The Company has a note receivable due from entities under common ownership as of December 31, 2018 and 2017 with a principal balance of $25,000 and $0, respectively. Such note bear a 10% annual interest and are due in full on June 30, 2019.

The Company outsources its product fulfillment and distribution to a logistics company under the control of the Company’s former Non-Executive Chairman. Fees paid to the logistics company during the years ended December 31, 2018 and 2017 totaled $853,271 and $2,534,250, respectively.

The Company outsources part of its e-commerce product customer service function to a related entity under the control of the Company’s former Non-Executive Chairman. Fees paid to the customer service center during the years ended December 31, 2018 and 2017 totaled $93,513 and $880,483, respectively.

The Company outsources its e-commerce Product unit chargeback resolution and recovery efforts to a related entity under the control of the Company’s former Non-Executive Chairman. Fees paid to the related entity for chargeback investigation and recovery services during the years ended December 31, 2018 and 2017 totaled $109,371 and $1,607,107, respectively.

The Company paid rent and other miscellaneous expenses to a related entity under the control of the Company’s former Non-Executive Chairman. Expenses paid to the related party for rent and other miscellaneous expenses totaled $115,477 and $604,200 during the years ended December 31, 2018, and 2017, respectively.

The Company paid royalty fees to a related party controlled by an officer of the Company for e-commerce Product’s electronic books. Royalty fees paid to the related party for the year ended December 31, 2018 and 2017 totaled $431,609 and $80,953, respectively.

The Company paid consulting fees in lieu of salary to a related party controller by an officer of the Company. Consulting fees paid to related party totaled $348,695 and $408,863 during the years ended December 31, 2018 and 2017, respectively.

The Company leases the office space used by Push in Minneapolis, Minnesota from a related party controlled by two officers of the Company under a month to month lease. The rent expense for the years ended December 31, 2018 and 2017 totaled $283,797 and $111,200, respectively.

The Company provides Manage Services to a customer in which the partner of an officer has an economic interest. Net revenues from the related entity totaled $672,650 and $0 for the years ended December 31, 2018 and 2017, respectively.

CONVERSIONPOINT TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2018 and 2017

16.	INUVO MERGER

On November 2, 2018, the Company entered into the merger agreement with Inuvo, Inc. ("Inuvo"). The merger agreement provides, upon the terms and subject to the conditions thereof, for two separate mergers involving the Company and Inuvo, respectively. First, CPT Merger Sub, Inc. (“CPT Merger Sub"), a wholly owned subsidiary of ConversionPoint Holdings, Inc. (“New Parent”), will merge with and into the Company, with the Company surviving the ConversionPoint merger as a wholly owned subsidiary of New Parent. Second, simultaneously with the consummation of the ConversionPoint merger, the merger agreement provides for the merger of CPT Cigar Merger Cub, Inc. ("Inuvo Merger Sub"), another wholly owned subsidiary of New Parent, with and into Inuvo, with Inuvo surviving the Inuvo merger as a wholly owned subsidiary of New Parent. As a result of the mergers, both of the surviving entities of the ConversionPoint merger and the Inuvo merger will become wholly owned subsidiaries of New Parent. It is a condition to the mergers, among other conditions as specified in the merger agreement, that New Parent common stock be approved for listing on (i) NASDAQ, subject to notice of issuance, and (ii) on the TSX, subject to standard listing conditions of the TSX. The Merger Agreement was unanimously approved by the Board of Directors of each of the Company, Inuvo, New Parent, CPT Merger Sub, and Inuvo Merger Sub.

17.	SUBSEQUENT EVENTS

The Company evaluated events subsequent to December 31, 2018 for their potential impact on the financial statements and disclosures through the date these financial statements were available to be issued.

From January 2019 through March 2019, the Company continued its common equity financing round and raised $705,878 of gross proceeds by issuing 76,643 common shares at $9.21 per share.

In January 2019, the Company borrowed a total of $50,000 from a related party under a note payable. The note has an interest rate of 8% annually and mature upon an IPO.

Board of Directors

SellPoints, Inc.

   (acquired by ConversionPoint Technologies Inc.)

Emeryville, California

INDEPENDENT AUDITORS’ REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of SellPoints, Inc. (the Company), which comprise the balance sheets as of November 30, 2017 and December 31, 2016, and the related statements of operations, stockholders’ deficit and cash flows for the period from January 1, 2017 through November 30, 2017 and for the year ended December 31, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SellPoints, Inc. as of November 30, 2017 and December 31, 2016 and the results of its operations and cash flows for the period from January 1, 2017 through November 30, 2017 and for the year then ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-Matter – Restatement of 2016 Financial Statements

As discussed in Note 2 to the financial statements, management of the Company concluded that the earnings process was incomplete on a contract and revenue was improperly recognized. The Company also determined that one of its revenue streams, which was recorded on a gross basis, should have been recognized on a net basis. Additionally, the Company determined that additional interest expense should have been recorded on its subordinated notes payable, based on the date at which interest on those notes began to accrue. Accordingly, the Company restated the December 31, 2016 financial statements to correct these errors. Our opinion is not modified with respect to these matters.

Emphasis-of-Matter –Agreement and Plan of Merger

As discussed in Note 1 to the financial statements, on December 1, 2017, the Company entered into an Agreement and Plan of Merger and sold all of its outstanding shares of capital stock. Our opinion is not modified with respect to that matter.

/s/ Frank Rimerman & Co. LLP

San Francisco, California

July 20, 2018

SellPoints, Inc.
Balance Sheets

November 30, 2017 and December 31, 2016

	November 30,	December 31,
	2017	2016
		(restated)
ASSETS
Current Assets
Cash	$197,488	$546,805
Accounts receivable, net of allowance for doubtful accounts of $97,000 ($15,000 at December 31, 2016)	1,447,744	1,491,901
Prepaid expenses and other current assets	234,769	212,597
Total current assets	1,880,001	2,251,303
Property and Equipment, net	17,745	49,199
Software Development Costs, net	3,132,557	2,775,448
Intangible Assets, net	662,006	744,756
Restricted Cash	25,011	575,000
	$5,717,320	$6,395,706
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$875,111	$939,819
Accrued expenses and other current liabilities	3,526,833	569,226
Deferred revenue	1,051,427	327,384
Notes payable, current portion	3,635,971	268,049
Subordinated notes payable, current portion	2,779,269	—
Loan payable	149,640	—
Total current liabilities	12,018,251	2,104,478
Notes Payable, net of current portion	—	2,914,780
Subordinated Notes Payable, net of current portion	—	2,461,739
Warrant Liability	571,026	549,683
Commitments and Contingencies (Notes 1, 6, 7, and 8)
Stockholders’ Deficit
Series C convertible preferred stock, $0.0001 par value, 15,600,000 shares authorized; 15,138,078 shares issued and outstanding (aggregate liquidation preference of $7,569,000)	1,514	1,514
Series BB1 convertible preferred stock, $0.0001 par value, 53,000,000 shares authorized; 49,144,114 shares issued and outstanding (aggregate liquidation preference of $13,838,000)	4,915	4,915
Series AA1 convertible preferred stock, $0.0001 par value, 1,000,000 shares authorized; 863,580 shares issued and outstanding (aggregate liquidation preference of $553,000)	86	86
Common stock, $0.0001 par value; 116,500,000 shares authorized; 18,108,227 shares issued and outstanding (27,579,741 shares at December 31, 2016)	1,811	2,758
Additional paid–in capital	23,021,475	23,064,882
Stockholder note receivable	—	(225,518)
Accumulated deficit	(29,901,758)	(24,483,611)
Total stockholders’ deficit	(6,871,957)	(1,634,974)
	$5,717,320	$6,395,706

SellPoints, Inc.
Statements of Operations
For the Year Ended December 31, 2016 and for the Period from
January 1, 2017 through November 30, 2017

	Period from January 1, 2017 through November 30, 2017	Year ended December 31, 2016
		(restated)
Revenue	$8,902,917	$10,093,186
Cost of Revenue	3,521,223	3,541,180
	5,381,694	6,552,006
Operating Expenses
Operations	3,363,886	3,939,381
General and administrative	1,417,446	1,689,468
Selling and marketing	1,250,142	1,675,464
Research and development	955,830	555,228
	6,987,304	7,859,541
Loss from Operations	(1,605,610)	(1,307,535)
Acquisition Costs	(2,837,509)	—
Interest Expense	(993,692)	(541,126)
Other Income	18,664	50,635
Net Loss	$(5,418,147)	$(1,798,026)

SellPoints, Inc.

Statements of Stockholders’ Deficit

Period from January 1, 2017 through November 30, 2017 and Year Ended December 31, 2016

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Stockholder Note	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit
Balances, December 31, 2015	64,968,772	$6,497	26,346,636	$2,635	$22,878,291	$(223,445)	$(22,685,585)	$(21,607)
Issuance of Series C convertible preferred stock in exchange for cash	177,000	18	—	—	89,004	—	—	89,022
Exercise of stock options	—	—	233,105	23	6,345	—	—	6,368
Accrued interest on note receivable from stockholder	—	—	—	—	—	(2,073)	—	(2,073)
Issuance of common stock in acquisition (Note 3)	—	—	1,000,000	100	49,900	—	—	50,000
Stock-based compensation	—	—	—	—	41,342	—	—	41,342
Net loss (restated)	—	—	—	—	—	—	(1,798,026)	(1,798,026)

Balances, December 31, 2016 (restated)	65,145,772	6,515	27,579,741	2,758	23,064,882	(225,518)	(24,483,611)	(1,634,974)
Repurchase of common stock in settlement of stockholder note receivable	—	—	(10,911,306)	(1,091)	(224,427)	225,518	—	—
Exercise of stock options	—	—	1,439,792	144	34,061	—	—	34,205
Stock-based compensation	—	—	—	—	146,959	—	—	146,959
Net loss	—	—	—	—	—	—	(5,418,147)	(5,418,147)
Balances, November 30, 2017	65,145,772	$6,515	18,108,227	$1,811	$23,021,475	$—	$(29,901,758)	$(6,871,957)

SellPoints, Inc.

Statements of Cash Flows

	Period from January 1, 2017 through November 30, 2017	Year ended December 31, 2016 (restated)
Cash Flows from Operating Activities
Net loss	$(5,418,147)	$(1,798,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	693,866	125,076
Stock-based compensation	146,959	41,342
Non-cash interest earned on stockholder note receivable	—	(2,073)
Revaluation of warrant liability	(18,657)	(48,558)
Allowance for doubtful accounts	82,000	(116,000)
Non-cash interest expense	542,347	320,616
Loss on disposal of property and equipment	—	3,619
Changes in operating assets and liabilities:
Accounts receivable	(37,843)	429,434
Prepaid expenses and other current assets	(22,172)	(68,186)
Accounts payable	(64,708)	322,602
Accrued expenses and other current liabilities	2,957,607	(335,118)
Deferred revenue	724,043	(177,761)
Net cash used in operating activities	(414,705)	(1,303,033)
Cash Flows from Investing Activities
Capitalized software development costs	(936,771)	(1,371,267)
Restricted cash, movement	549,989	(75,000)
Net cash used in investing activities	(386,782)	(1,446,267)
Cash Flows from Financing Activities
Proceeds from note payable, net	385,325	3,504,147
Principal payments on note payable	(117,000)	(2,000,000)
Proceeds from loan payable	165,000	—
Principal payments on loan payable	(15,360)	—
Proceeds from the issuance of common stock	34,205	6,368
Proceeds from the issuance of subordinated notes payable, net	—	460,023
Repayments on line of credit	—	(950,000)
Proceeds from issuance of convertible preferred stock, net	—	89,022
Net cash provided by financing activities	452,170	1,109,560
Net Decrease in Cash	(349,317)	(1,639,740)
Cash, beginning of period	546,805	2,186,545
Cash, end of period	$197,488	$546,805

SellPoints, Inc.

Statements of Cash Flows (continued)

	Period from January 1, 2017 through November 30, 2017	Year ended December 31, 2016 (restated)
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$451,000	$221,000
Supplemental Schedule of Non-Cash Financing Activities
Repurchase of common stock as settlement for stockholder note receivable	$225,518	$—
Issuance of warrants to purchase shares of common stock in connection with notes payable	$40,000	$360,000
Issuance of common stock in acquisition (Note 3)	$—	$50,000

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

1.	Nature of Business and Sale of Capital Stock

Nature of Business

SellPoints, Inc. (the Company) was incorporated in Delaware on May 5, 2000. The Company is headquartered in Emeryville, California and produces and syndicates video-on-demand product presentations through its large network of online shopping sites, facilitating and measuring increased levels of shopper engagement with the brands and products of the Company’s customers. The Company also provides performance marketing and analytics, which enables customers to leverage engagement insights to create, augment, and track online marketing programs. In March 2015, the Company expanded its offerings to provide advanced digital advertising solutions, specializing in audience targeting and retargeting. The Company builds and integrates technologies to provide solutions for advertisers to anonymously serve advertisements to people who have previously engaged with the advertisers online.

Sale of Capital Stock

On December 1, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) to sell all of its capital stock to ConversionPoint Technologies Inc. (CPT), and became a wholly-owned subsidiary of CPT upon completion of the merger.

2.	Significant Accounting Policies

Financial Statement Restatement:

In connection with the preparation of the financial statements for the year ended December 31, 2016, management of the Company concluded that the earnings process was incomplete on a contract and revenue was improperly recognized in 2016. The Company also determined that one of its revenue streams, which was recorded on a gross basis, should have been recognized on a net basis. Additionally, the Company determined that additional interest expense should have been recorded in 2016 on its subordinated notes payable (Note 7).

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Financial Statement Restatement: (continued)

Revenue Contract: One arrangement with a customer provided for the delivery of a specific dollar value threshold, which was not achieved as of December 31, 2016. In 2016, revenue was decreased by $328,000 and cost of revenue was decreased by $226,000. The net effect of this restatement was an increase to the 2016 net loss by $102,000.

Revenue Stream: The Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. In determining whether the Company acts as the principal or an agent, the Company follows the accounting guidance for principal-agent considerations. Management determined that the Company was acting as an agent in these transactions and, as such, should recognize the revenue earned on these transaction on a net basis. In 2016, revenue and cost of revenue were both decreased by $26,863,000. There was no effect on the 2016 net loss as a result of this restatement.

Interest Expense on Subordinated Notes Payable: The Company should have recorded additional interest expense in 2016 related to the subordinated notes payable (Note 7), based on the date at which interest on those notes began to accrue, which was in February 2016. The Company previously had recognized interest expense on the subordinated notes payable beginning in October 2016. The net effect of this restatement was an increase to the 2016 net loss of $150,000.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Financial Statement Restatement: (continued)

The net effect of all restatement adjustments was an increase to the 2016 net loss of $251,853, and the change in the statement of operations as a result of the restatement is as follows:

	2016, as restated	2016, prior to restatement	Variance
Revenue	$10,093,186	$37,284,081	$(27,190,895)
Cost of Revenue	3,541,180	30,401,002	(26,859,822)
	6,552,006	6,883,079	(331,073)
Operating Expenses
Operations	3,939,381	4,168,454	(229,073)
General and administrative	1,689,468	1,689,468	—
Selling and marketing	1,675,464	1,675,464	—
Research and development	555,228	555,228	—
	7,859,541	8,088,614	(229,073)
Loss from Operations	(1,307,535)	(1,205,535)	(102,000)
Interest Expense	(541,126)	(391,273)	(149,853)
Other Income	50,635	50,635	—
Net Loss	$(1,798,026)	$(1,546,173)	$(251,853)

None of the restatement adjustments impacted the Company’s total cash flows from operating, investing and financing activities.

Revenue Recognition:

The Company provides its services under a Software-as-a-Service model to its customers under hosting arrangements, by which Active Product Tours (APTs) of the customers’ consumer products are viewed online by consumers when investigating, evaluating and purchasing products. Customers do not take delivery or possession of the Company’s software.  Customers can and often do take possession of APTs produced by the Company on the customers’ behalf.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Revenue Recognition: (continued)

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 605, Revenue Recognition and FASB ASC Topic 985-605, Software. Under Topic 605, companies whose arrangements include multiple-deliverables that do not include software licenses are required to allocate total contract consideration among elements with stand-alone value based on each element’s relative selling price. Selling price is determined using a hierarchy based upon vendor specific objective evidence (VSOE), third party evidence (TPE) or the best estimated selling price (BESP), in descending order of reliability. Once total contract consideration is allocated to elements with stand-alone value, revenue is recognized for each element as the basic revenue recognition criteria are met being persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is assured.

The Company enters into arrangements with customers that purchase both recurring monthly hosting services and tour production services at the same time, or within close proximity of one another.  Each element within an arrangement is accounted for as a separate unit of accounting provided the following criteria are met: the delivered products or services have value to the customer on a standalone basis; and for an arrangement that includes a general right of return relative to the delivered products or services, delivery or performance of the undelivered service is considered probable and is substantially controlled by the Company. The Company considers a deliverable to have standalone value if the products or services are sold separately by the Company or another vendor or could be resold by the customer.  To date, the Company’s revenue arrangements do not include a general right of return relative for the delivered products or services.

Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition. For those units of accounting that include more than one deliverable but are treated as a single unit of accounting, the Company generally recognizes revenue over the delivery period.  For the purposes of revenue classification of the elements that are accounted for as a single unit of accounting, the Company allocates revenue to the hosting services and tour production services based on a rational and consistent methodology utilizing the best estimate of fair value of such elements.

For multiple-element arrangements, the Company allocates revenue to each element based on the above selling price hierarchy at the arrangement inception. The total arrangement consideration is allocated to each separate unit of accounting for each of the deliverables using the relative selling prices of each unit based on the aforementioned selling price hierarchy.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Revenue Recognition: (continued)

The Company limits the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the selling price in multiple-element arrangements, the Company establishes VSOE using the price charged for a deliverable when sold separately.  For multiple-element arrangements, TPE is established by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated customers.  If the Company is unable to determine the selling price because VSOE or TPE does not exist, BESP is determined for the purposes of allocating the arrangement by reviewing historical transactions, including transactions whereby the deliverable was sold on a standalone basis, and considering several other external and internal factors including, but not limited to; pricing practices, including discounting; margin objectives; competition; the geographies in which the Company offers products and services; the type of customer; and the stage of the product lifecycle.  The determination of BESP is made through consultation with and approval by management, taking into consideration pricing models and go-to-market strategies.  As pricing and go-to-market strategies evolve, the Company may modify pricing practices in the future, which could result in changes to the determination of VSOE, TPE and BESP. As a result, future revenue recognition for multiple-element arrangements could differ materially from current results.  Selling prices are analyzed on an annual basis or more frequently if the Company experiences significant changes in selling prices.

The Company derives certain revenue through the management of online display advertising campaigns, which include per-impression arrangements. Revenue is derived primarily based on a cost per thousand impressions and is recognized in the period in which the services are provided. The Company receives a fee from its customers and pays a fee to publishers based on revenue generated, or on a cost per thousand impressions basis. The Company recognizes revenue on a net basis based on these terms when persuasive evidence of an arrangement exists, the services have been provided, the fees the Company charges for its services are fixed or determinable, and collectability is reasonably assured.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Cost of Revenue:

The Company’s cost of revenue consists primarily of information technology costs, advertising and consulting services, and salaries and related expenses incurred directly in the Company’s revenue generating activities.

Acquisition Costs:

Acquisition costs consist of a change of control payment, payable in shares of CPT, due to the holders of the subordinated notes payable (Note 7), employee compensation expenses and legal fees incurred by the Company in connection to the Merger Agreement (Note 1). Accrued acquisition costs consist of the unpaid portion of costs described above and cash received from the Company’s employees for the purchase of shares of CPT to be issued after the closing of the Merger Agreement.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Restricted Cash:

Cash is held at a major financial institution at November 30, 2017 and December 31, 2016. Restricted cash consists of funds held at a financial institution as minimum balances in accordance with a loan and security agreement (Note 7) and a Company credit card agreement.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, restricted cash and accounts receivable. The Company maintains cash balances at one financial institution. Cash deposits exceeded the Federal Deposit Insurance Corporation insurable limit at November 30, 2017 and December 31, 2016. The Company’s accounts receivable are derived from revenue earned from customers located in the United States of America and Canada. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition. The Company provides credit to its customers in the normal course of business and maintains allowances for potential credit losses. To date, such losses have been within management’s expectations.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Property and Equipment:

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful life of the asset, generally three years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the remaining lease term. Depreciation and amortization expense was $31,000 in the period from January 1, 2017 through November 30, 2017 ($35,000 in 2016).

Intangible Assets:

Intangible assets comprise the value of developed technology, customer relationships, domain names and trademarks. Intangible assets are carried at cost and amortized using the straight-line method over the estimated useful life, ranging from three to ten years. Amortization expense is allocated to operating expenses on the accompanying statements of operations. Amortization expense was $83,000 in the period from January 1, 2017 through November 30, 2017 ($90,000 in 2016).

Software Development Costs:

Capitalization of software development costs begins during the application development stage. Costs incurred in the application development phase, including upgrades and enhancements, if it is probable that such expenditures will result in additional functionality, are capitalized and will be amortized over their estimated useful life. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized on the accompanying balance sheets on a periodic basis, usually quarterly. No amortization had been recorded as of December 31, 2016, as the software platform had not yet been placed into service. In January 2017, the software platform was placed into service and amortization commenced. The useful life of the software development costs was determined to be five years from the date of capitalization.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost amount or fair value less cost to sell. The Company did not identify any such impairment losses related to long-lived assets in the period from January 1, 2017 through November 30, 2017 or the year ended December 31, 2016.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Income Taxes:

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between financial statement and income tax basis of existing assets and liabilities. Deferred income assets and liabilities are recorded net and classified as noncurrent on the balance sheets. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Research and Development Costs:

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses, consulting services and other direct expenses.

Advertising Costs:

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses incurred by the Company were not significant in the period from January 1, 2017 through November 30, 2017 or the year ended December 31, 2016.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. The Company accounts for all stock option grants using the fair value method and stock-based compensation is recognized as the underlying options vest.

Stock-based compensation for warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Warrants:

Accounting standards require that freestanding warrants and similar instruments due to settlement features of the financial instrument should be accounted for as liabilities even though the underlying shares of stock may be classified as equity. Such warrants are measured and recognized at fair value, and subject to re-measurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense) on the accompanying statements of operations. The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time the liability will be reclassified to additional paid-in capital.

Fair Value of Financial Instruments:

The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – Inputs to the valuation methodology, which are significant to the fair value measurement, are unobservable.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Fair Value of Financial Instruments: (continued)

The Company’s warrant liability related to warrants to purchase shares of convertible preferred stock have been valued using the Black-Scholes option pricing model and is classified within Level 3 of the fair value hierarchy at November 30, 2017 and December 31, 2016. At November 30, 2017, the weighted average assumptions used to determine the fair value of the convertible preferred stock warrants were as follows: risk-free interest rate of 2.28%, remaining expected life of 7.39 years, expected volatility of 45% and no dividends (2.28%, 8.22 years, 45% and no dividends at December 31, 2016). The fair value of the convertible preferred stock warrant liability was $171,026 at November 30, 2017 ($189,683 at December 31, 2016).

In September 2016 and February 2017, the Company issued warrants to purchase shares of common stock in connection with a loan and security agreement (Note 7), which contain provisions that the holders can exchange the warrants for cash, contingent upon the earlier of the entering into any transaction deemed to be a liquidation or dissolution of the Company, or three years from the issuance date. The fair value of the warrants was determined to be equal to the potential cash payout, which is the most reliable measure of fair value. The Company’s warrant liability for warrants to purchase shares of common stock is classified within Level 1 of the fair value hierarchy at November 30, 2017 and December 31, 2016. The fair value of the common stock warrant liability was $400,000 at November 30, 2017 ($360,000 at December 31, 2016).

The changes in value of the warrant liability are summarized below:

Balance, December 31, 2015	$238,241
Warrants issued	360,000
Expiration of warrant recorded in other income	(29,747)
Change in fair value recorded in other income	(18,811)
Balance, December 31, 2016	549,683
Warrants issued	40,000
Change in fair value recorded in other income	(18,657)
Balance, November 30, 2017	571,026

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Reclassifications:

Certain reclassifications have been made to prior year balances to conform with current year presentation.

Recent Accounting Pronouncements Not Yet Effective:

Revenue:

In May 2014, the FASB issued ASC Topic 606, Revenue from Contracts with Customers. This accounting standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers to reflect the consideration to which the entity expects to be entitled to in exchange for goods and services. The standard will replace most existing revenue recognition guidance generally accepted in the United States of America. Topic 606 is effective for the Company as of January 1, 2019, and permits the use of either a retrospective or cumulative effect transition method. The Company has not selected a transition method and is currently evaluating the effect Topic 606 will have on its financial statements and related disclosures.

Leases:

In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets under leases with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. The standard is effective for the Company as of January 1, 2020 and requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect Topic 842 will have on its financial statements and related disclosures. Management expects the assets leased under operating leases, similar to the lease disclosed in Note 6, will be capitalized together with the related lease obligations on the balance sheet upon the adoption of Topic 842.

Stock-Based Compensation:

In March 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 requires recognition of the income tax effects of vested or settled awards in operations and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The standard is effective for the Company as of January 1, 2018. The Company is currently evaluating the effect ASU 2016-09 will have on its financial statements and related disclosures.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

2.	Significant Accounting Policies (continued)

Recent Accounting Pronouncements Not Yet Effective: (continued)

Restricted Cash:

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18), which requires restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statements of cash flows. The standard is effective for the Company as of January 1, word. The Company currently presents changes in cash and cash equivalents and restricted cash as separate components on its statements of cash flows. The new guidance will not impact financial results, but will result in a change in the presentation of restricted cash within the statement of cash flows upon the adoption of ASU 2016-18.

Subsequent Events:

Subsequent events have been evaluated through the date of the independent auditors’ report, which is the date the financial statements were approved by management and available to be issued.

3.	Acquisition

In March 2015, the Company acquired Retargeter, LLC (Retargeter) under an Asset Purchase Agreement (APA). The aggregate purchase price of $262,500 was paid through the issuance of 5,250,000 shares of common stock, valued at $0.05 per share on the date of acquisition. Under the terms of the APA, the Company withheld 1,000,000 of the 5,250,000 shares of common stock to allow time for the Company to file indemnification claims against the seller of Retargeter and cover for any potential unidentified or unresolved claims against Retargeter at the date of acquisition. The fair value of the withheld shares in 2015 was $50,000. As of December 31, 2016, no claims were filed and the Company released all 1,000,000 shares of common stock.

In connection with the acquisition, the Company recorded all acquired assets and assumed liabilities of Retargeter at fair value, and the operating results of Retargeter have been included in the Company’s financial statements since the date of acquisition.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

4.	Balance Sheet Detail

Property and Equipment:

Property and equipment consists of the following at:

	November 30,	December 31,
	2017	2016
Leasehold improvements	$76,406	$76,406
Furniture and fixtures	27,260	27,260
	103,666	103,666
Less accumulated depreciation and amortization	(85,921)	(54,467)
	$17,745	$49,199

Intangible Assets:

Intangible assets consists of the following at:

	November 30,	December 31,
	2017	2016
Intangible Assets	$902,736	$902,736
Less accumulated amortization	(240,730)	(157,980)
	$662,006	$744,756

Estimated future amortization expense for the intangible assets as of November 30, 2017 is as follows:

Month of December 2017	$7,524
Years Ending December 31:
2018	90,274
2019	90,274
2020	90,274
2021	90,274
2022	90,274
Thereafter	203,112
$662,006

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

4.	Balance Sheet Detail (continued)

Software Development Costs:

Software development costs consists of the following at:

	November 30,	December 31,
	2017	2016
Software development costs	$3,712,219	$2,775,448
Less accumulated amortization	(579,662)
	$3,132,557	$2,775,448

Estimated future amortization expense for software development costs as of November 30, 2017 is as follows:

Month of December 2017	$59,693
Years Ending December 31:
2018	742,444
2019	742,444
2020	742,444
2021	742,444
2022	103,088
$3,132,557

Accrued Expenses and Other Current Liabilities:

Accrued expenses and other current liabilities consists of the following at:

	November 30,	December 31,
	2017	2016
Accrued acquisition costs	$2,844,571	$—
Trade accrued expenses	453,810	190,298
Payroll and employee related expenses	166,892	285,925
Accrued interest	39,534	37,352
Deferred Rent	22,026	55,651
	$3,526,833	$569,226

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

5.	Income Taxes

Deferred income taxes result from the tax effect of transactions that are recognized in different periods for financial statement and income tax reporting purposes. The Company’s net deferred income tax assets at November 30, 2017 are $8,103,000 ($9,797,000 at December 31, 2016) and have been fully offset by a valuation allowance, as their realization is not reasonably assured. These deferred income tax assets consist primarily of net operating losses, which may be carried forward to offset future income tax liabilities, and temporary differences between financial statement and income tax reporting, such the depreciation and amortization period of long-lived assets and certain accrued expenses. Effective January 1, 2018, the federal corporate income tax rate has been reduced from 35% to 21%. The federal deferred income tax assets at November 30, 2017 are tax effected at 21%, while the federal deferred income tax assets at December 31, 2016 were tax effected at 34%. At November 30, 2017, the Company has federal and state net operating loss carry forwards of $27,006,000 and $9,028,000, respectively, available to reduce future income subject to income taxes ($24,604,000 and $10,795,000, respectively, at December 31, 2016). The federal net operating loss carry forwards will begin to expire, if not utilized, in 2020. State net operating loss carry forwards began expiring in 2010. Additionally, the Company has federal and state research and development income tax credits totaling $123,000 and $132,000 respectively, at November 30, 2017 ($91,000 and $109,000, respectively, at December 31, 2016). The federal income tax credits begin to expire in 2035. The state income tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code (the Code) limits the use of net operating loss carry forwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, as defined by the Code, utilization of these carry forwards could be restricted.

The Company applies the provisions set forth in FASB ASC Topic 740, Income Taxes, to account for uncertainty in income taxes. In the preparation of income tax returns in federal and state jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law. The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s financial statements. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and establishing measurement criteria for income tax benefits. The Company has evaluated the impact of these positions and believes that its income tax filing positions and deductions will be sustained upon examination and, accordingly, has not recorded any reserves or related accruals for interest and penalties as of November 30, 2017 for uncertain income tax positions. In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability and an increase to income tax expense. The Company does not expect significant changes in its tax positions over the next 12 months.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

5.	Income Taxes (continued)

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. Management believes all tax years since 2008 remain open and subject to examination by the appropriate tax authorities.

6.	Commitments and Contingencies

Operating Lease:

The Company leases its office facilities in Emeryville, California under a non-cancelable operating lease agreement which expires in May 2021. Under the terms of the lease agreement, the Company is responsible for certain insurance, property tax and maintenance expenses. The lease agreement contains scheduled rent increases and provides for several rent-free months over the term of the lease. The related rent expense for the lease is calculated on a straight-line basis with the difference recorded as deferred rent. Rent expense was $290,000 in the period from January 1, 2017 through November 30, 2017 ($317,000 in 2016).

Future minimum lease payments under the non-cancelable operating lease agreement are as follows:

Month of December 2017	$29,000
Years Ending December 31:
2018	374,000
2019	390,000
2020	402,000
2021	170,000
$1,365,000

Indemnification Agreements:

From time to time, in the normal course of business, the Company may indemnify other parties, with which it enters into contractual relationships, including customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements obligations due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnifications claims. Management believes any liability arising from their indemnification agreements would not be material to the financial statements.

SellPoints, Inc.

 Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

 January 1, 2017 through November 30, 2017

6.	Commitments and Contingencies (continued)

Litigation:

In the normal course of business, the Company receives inquiries or is involved in legal disputes and possible patent infringements. In the opinion of management, any liabilities resulting from these claims will not have a material adverse effect on the Company’s financial position or results of operations.

7.	Borrowings

Notes Payable:

In April 2013, the Company entered into a loan and security agreement (the 2013 Agreement) with a financial institution which allows for borrowings of up to $3,000,000 in the form of a term note and a revolving line of credit. In April 2013, the Company borrowed $1,134,026 under the term note and $800,000 under the line of credit. Outstanding borrowings under the term note bore interest at the higher of 1.75% plus prime or 5%, per annum and required monthly interest only payments through March 2014. Beginning in April 2014, the Company was required to make 30 equal monthly payments of $37,800, comprised of principal and interest. In January 2015, the Company amended the 2013 Agreement (the 2015 Amendment) to increase maximum aggregate borrowings under the term note and revolving line of credit to $4,000,000. In January 2015, the Company borrowed an additional $1,206,812 under the term note. Outstanding borrowings under the 2015 Amendment bore interest at 5.25% per annum and required monthly interest only payments through January 2016. Beginning in February 2016, the Company was required to make 24 equal monthly payments of $83,333, comprised of principal and interest through January 2018. Outstanding borrowings under the line of credit bore interest at the higher of 0.75% plus prime or 4%, per annum and were due in June 2017. However, all borrowings under the 2015 Amendment were fully repaid in September 2016.

In connection with the 2013 Agreement, the Company issued a warrant to purchase 213,083 shares of Series BB1 convertible preferred stock (Series BB1) at $0.28158 per share (Note 9).

In connection with the 2015 Amendment, the Company issued a warrant to purchase 46,736 shares of Series C convertible preferred stock (Series C) at $0.50 per share (Note 9). At issuance, the Company determined the fair value of the warrant to be $10,511 which was recorded as a warrant liability and a discount to the carrying value of the notes payable, which is being amortized to interest expense over the repayment term. In 2016, the Company recorded $7,154 of amortization to interest expense and the discount was fully amortized.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

7.	Borrowings (continued)

Notes Payable: (continued)

In September 2016, the Company entered into a loan and security agreement (the 2016 Agreement) with accredited investors, which allows for borrowings of up to $4,000,000 in the form of a term note. In September 2016, the Company borrowed $3,600,000 under the term note. Outstanding borrowings under the term note bear interest at 12.25% per annum and require monthly interest only payments through August 2017. In February 2017, the Company borrowed the remaining $400,000 available and amended the 2016 Agreement (the 2017 Amendment) to allow for an additional $1,000,000 of borrowings under the term note. Under the 2017 Amendment, the Company was to begin making principal repayments in September 2017, and repaid $117,000 of the principal outstanding through November 30, 2017. In December 2017, the Company amended the 2017 Amendment (the December 2017 Amendment) to repay the outstanding principal as follows: $25,000 in February 2018, $25,000 in March 2018, $50,000 in April 2018, and all remaining principal plus any accrued but unpaid interest in May 2018. As of the date of the independent auditors’ report, the majority of the principal remains outstanding, and the Company is in discussions with the lenders to amend the December 2017 Amendment to extend the maturity and modify the repayment terms.

Outstanding borrowings under the December 2017 Amendment are collateralized by substantially all assets of the Company. Under the December 2017 Amendment, the Company is required to maintain a compensating balance of $375,000 with a financial institution and borrowings are subject to certain financial and non-financial covenants. As the Company was out of compliance with the compensating balance and certain covenants requirements at November 30, 2017, the lenders have provided a waiver and is assessing compliance and repayment terms on a go-forward basis.

In September 2016, in connection with the 2016 Agreement, the Company issued warrants to purchase 3,169,623 shares of common stock at $0.06 per share (Notes 2 and 9). At issuance, the Company determined the fair value of the warrants to be $360,000 which was recorded as a warrant liability and a discount to the carrying value of the notes payable. In addition, in September 2016, the Company capitalized certain costs totaling $95,853, which were recorded as a discount to the notes payable. In February 2017, as a result of borrowing the $400,000 under the 2016 Agreement, the Company issued warrants to purchase 352,180 shares of common stock at $0.06 per share (Notes 2 and 9). At issuance the Company determined the fair value of the warrants to be $40,000 which was recorded as a warrant liability and a discount to the carry value of the notes payable. In addition, in February 2017, the Company capitalized certain costs totaling $14,675, which was recorded as a discount to the notes payable. The aforementioned discounts are being amortized to interest expense over the repayment terms of the notes payable. In the period from January 1, 2017 through November 30, 2017, the Company amortized $224,817 of the discounts to interest expense ($38,682 in 2016). At November 30, 2017, the remaining unamortized discounts totaled $247,029 ($417,171 at December 31, 2016).

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

7.	Borrowings (continued)

Subordinated Notes Payable:

In December 2015 and January 2016, the Company borrowed $1,870,000 and $525,000, respectively, under unsecured subordinated promissory note payable agreements with accredited investors, which are governed under a single Note Purchase Agreement (the NPA). The NPA allows for borrowings up to $2,500,000. All notes payable under the NPA began accruing interest in February 2016 at a rate equal to 10% per annum through February 2017, 12% per annum for the following 12 months, and 14% for the following 12 months thereafter. All outstanding borrowings under the NPA, along with any accrued but unpaid interest, were to become due in February 2019. In December 2017, the Company amended the NPA (the Amended NPA) to change the maturity date to the earlier of August 2018 or the closing of a financing of at least $10,000,000 by CPT, and to modify the interest rate to 10% per annum beginning in December 2017 through maturity. In the event of a change of control, a mandatory prepayment fee in the amount equal to 100% of the principal under the NPA is due. As the Company determined that the Merger Agreement was imminent at November 30, 2017, the Company determined that the mandatory prepayment fee under the change in control provision should be recognized. Subsequent to November 30, 2017, the Company negotiated the payment of the fee through the transfer of CPT shares acquired under the Merger Agreement. As such, the Company recorded an expense of $2,395,000 within the statement of operations for the period of January 1, 2017 through November 30, 2017 and accrued expenses and other current liabilities on the balance sheet at November 30, 2017.

In connection with the NPA, the Company capitalized certain costs totaling $143,064 and $64,977 in December 2015 and January 2016, respectively, which were recorded as discounts to the subordinated notes payable, and are being amortized to interest expense over the repayment terms. In the period from January 1, 2017 through November 30, 2017, the Company amortized $61,611 of the discount to interest expense ($65,216 in 2016). At November 30, 2017, the remaining unamortized discounts were $81,214 ($142,825 at December 31, 2016).

In February 2016, in connection with the NPA, the Company issued a warrant to a third party in exchange for services, to purchase 250,000 shares of common stock at $0.06 per share through February 2026. The fair value of the warrant was determined to be immaterial.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

7.	Borrowings (continued)

Loan Payable:

In July 2017, the Company entered into a revenue royalty agreement (the RR Agreement) with a financial institution which allows for borrowings of up to $1,500,000. Advances under the RR Agreement require the Company to repay the lender 1% - 2% of net revenue until the lender has received an amount equal to the amount borrowed under the RR Agreement plus interest of 10% per annum. In July 2017, the Company borrowed $165,000 under the RR Agreement, of which $15,360 was repaid through November 30, 2017. Interest expense under the RR Agreement was determined to be immaterial through November 30, 2017.

8.	Patent Purchase and Note Payable Agreement

In May 2014, the Company purchased a video technology patent in exchange for a convertible promissory note in the amount of $1,500,000. The note, which is subordinated to all bank debt (Note 7), accrued interest at the rate of 4% per annum through its maturity in May 2017. The note, plus any accrued interest, was convertible at any time into shares of common stock at the option of the holder with a conversion price of $0.75 per share. Upon the maturity date, the Company had the option to repay the note in full with the patent purchased under the agreement and be released of all obligations.

As the Company does not intend to repay the note in cash, and has the option to satisfy the note by returning the patent purchased under the agreement on the maturity date, no asset or liability has been recorded on the accompanying balance sheets for the corresponding patent acquired or the convertible note payable issued. The note matured in May 2017 and the Company attempted to return the patent, however, the note holder did not respond to that attempt. No other action has been taken by either the Company or the note holder and the Company is currently evaluating possible courses of action.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock

Convertible Preferred Stock:

The Company is authorized to issue 69,600,000 shares of convertible preferred stock which the Board of Directors had denominated as Series C, Series BB1 and Series AA1 convertible preferred stock (Series AA1) (collectively, Preferred Stock) with a par value of $0.0001 per share.

At November 30, 2017, the Company had the following shares of Preferred Stock issued and outstanding:

	Shares Authorized	Shares Outstanding	Aggregate Liquidation Preference
Series C	15,600,000	15,138,078	$7,569,000
Series BB1	53,000,000	49,144,114	13,838,000
Series AA1	1,000,000	863,580	553,000
	69,600,000	65,145,772	$21,960,000

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock (continued)

Convertible Preferred Stock: (continued)

At November 30, 2017, the rights, preferences, privileges and restrictions for the holders of Preferred Stock of are as follows:

Dividends:

The holders of Series C, Series BB1 and Series AA1 are entitled to receive non-cumulative dividends, when and if declared by the Board of Directors, as adjusted for stock splits, dividends, reclassifications or the like, prior to and in preference to the holders of common stock, at the rate of $0.040, $0.017 and $0.0384 per share, respectively, per annum. Any additional dividends will be paid ratably to holders of common and Preferred Stock, with holders of Preferred Stock participating on an as-if converted basis. No dividends have been declared as of November 30, 2017.

Liquidation:

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series C are entitled to receive, prior and in preference to any distribution to the holders of Series BB1, Series AA1 and common stock, an amount equal to $0.50 per share, as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any declared but unpaid dividends. If upon occurrence of such an event, the assets and funds to be distributed among the holders of Series C are insufficient to permit the payment to such holders, then the entire proceeds legally available for distribution will be distributed ratably among the holders of Series C in proportion to the full amounts that each such holder is otherwise entitled to receive.

Upon completion of payment of the full liquidation preference of Series C, the holders of Series BB1 and Series AA1 are entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount equal to $0.28158 and $0.64 per share, respectively, as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any declared but unpaid dividends. If upon occurrence of such an event, the assets and funds to be distributed among the holders of Series BB1 and Series AA1 are insufficient to permit the payment to such holders, then the entire proceeds legally available for distribution will be distributed ratably among the holders of Series BB1 and Series AA1 in proportion to the full amounts that each such holder is otherwise entitled to receive.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock (continued)

Convertible Preferred Stock: (continued)

Liquidation: (continued)

After payment of the full liquidation preference for Series BB1 and Series AA1, any remaining assets of the Company will be distributed ratably to the holders of Series BB1, Series AA1 and common stock, with the holders of Series BB1 and Series AA1 participating on an as-if converted basis, until such holders have received an aggregate of three times their respective original issuance price. Any remaining assets of the Company will be distributed ratably to the holders of common stock.

Conversion:

Shares of Preferred Stock are convertible into shares of the Company’s common stock at an initial conversion rate of one-for-one at the option of the holder, at any time after issuance, subject to certain anti-dilution adjustments. All outstanding shares of Preferred Stock will automatically convert into shares of common stock at the then applicable conversion ratio, upon the completion of a qualifying initial public offering with gross proceeds of at least $15,000,000; or upon the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Preferred Stock.

Voting Rights:

Holders of Preferred Stock are entitled to one vote for each share of common stock into which such Preferred Stock could then be converted, as adjusted for stock splits, dividends, reclassifications or the like, on all matters submitted to a vote of the stockholders of the Company.

Holders of Series BB1, voting as a separate class, are entitled to elect three members to the Board of Directors. Holders of common stock, voting as a separate class, are entitled to elect one member to the Board of Directors. Holders of common stock and Preferred Stock, with Preferred Stock voting on an as-if converted basis, are entitled to elect the remaining members to the Board of Directors.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock (continued)

Convertible Preferred Stock: (continued)

Protection Provisions:

As long as any of shares of Preferred Stock remains outstanding, the vote of the holders of a majority of the outstanding shares of Preferred Stock on an as-converted to common stock basis is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing the authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; altering or changing the Preferred stockholder rights; redeeming or repurchasing the Company’s equity securities; or entering into any transaction deemed to be a liquidation or dissolution of the Company.

Redemption:

Shares of Preferred Stock are not redeemable at the option of the holder.

Common Stock:

The Company is authorized to issue 116,500,000 shares of common stock with a par value of $0.0001 per share, of which 18,108,227 shares were issued and outstanding at November 30, 2017.

Stockholder Note Receivable:

In June 2013, the Company issued 10,911,306 shares of unvested common stock, granted under the 2005 Stock Plan (Note 10), under a restricted stock award agreement to an employee of the Company in exchange for a stockholder note receivable, services and the cancellation of previously awarded stock options to the employee under the 2005 Stock Plan. The principal of the note was $218,000, accrued interest at 0.95% per annum, was collateralized by the underlying common stock and was to mature in June 2020. At December 31, 2016, the principal plus all accrued but unpaid interest under the note totaled $225,518 and was included on the balance sheet within stockholders’ deficit. In September 2017, the Company entered into a stock repurchase agreement and repurchased all 10,911,306 shares of common stock in exchange for the extinguishment of all principal and accrued but unpaid interest due under the stockholder note receivable. In connection with the stock repurchase agreement, the Company granted the stockholder an option to purchase 10,911,306 shares of common stock under the Plan.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock (continued)

Stockholder Note Receivable: (continued)

On the date of issuance in 2013, The Company determined the fair value of the restricted stock to be $148,394 using the Black-Scholes option pricing model. Of the 10,911,306 shares, 3,637,102 shares vest over a period of four years, with a vesting start date in June 2012, and 7,274,204 shares were to vest, based on a calculation of net proceeds, upon an acceptable change of control. In 2016, the Company recognized $7,149 of employee stock-based compensation associated with the stockholder note receivable agreement. No additional shares vested and no additional stock-based compensation was recognized in 2017.

Convertible Preferred Stock Warrants:

In 2006, in connection with a loan agreement, the Company issued a warrant to purchase 852,333 shares of Series BB1 at $0.28158 per share through November 2016, at which time the warrant expired unexercised.

In 2009, in connection with a loan agreement, the Company issued a warrant to purchase 159,812 shares of Series BB1 at $0.28158 per share through March 2019. The warrant remains outstanding at November 30, 2017.

In 2010, in connection with a loan agreement, the Company issued a warrant to purchase 799,062 shares of Series BB1 at $0.28158 per share through December 2020. The warrant remains outstanding at November 30, 2017.

In 2013, in connection with the 2013 Agreement (Note 7), the Company issued a warrant to purchase 213,083 shares of Series BB1 at $0.28158 per share through April 2023. The warrant remains outstanding at November 30, 2017.

In 2013, in connection with consulting services, the Company issued a warrant to purchase 88,785 shares of Series BB1 at $0.28158 per share through June 2023. The warrant remains outstanding at November 30, 2017.

In 2014, in connection with the issuance of equity financing, the Company issued a warrant to purchase 246,821 shares of Series C at $0.50 per share through September 2024. The warrant remains outstanding at November 30, 2017.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

9.	Capital Stock (continued)

Convertible Preferred Stock Warrants: (continued)

In 2014, in connection with the issuance of equity financing, the Company issued a warrant to purchase 70,890 shares of Series C at $0.50 per share through October 2024. The warrant remains outstanding at November 30, 2017.

In 2015, in connection with the 2015 Amendment (Note 7), the Company issued a warrant to purchase 46,736 shares of Series C at $0.50 per share through January 2025. The warrant remains outstanding at November 30, 2017.

Common Stock Warrants:

In February 2016, in connection with the NPA (Note 7), the Company issued a warrant to a third party in exchange for services, to purchase 250,000 shares of common stock at $0.06 per share through February 2026. The fair value of the warrant was determined to be immaterial. The warrant remains outstanding at November 30, 2017.

In September 2016, in connection with the 2016 Agreement (Note 7), the Company issued warrants to purchase 3,169,623 shares of common stock at $0.06 per share through September 2026. The fair value of the warrants was determined to be equal to the potential cash payout (Note 2) of $360,000 at November 30, 2017. The warrants remain outstanding at November 30, 2017.

In February 2017, in connection with the 2017 Amendment (Note 7), the Company issued warrants to purchase 352,180 shares of common stock at $0.06 per share through February 2027. The fair value of the warrants was determined to be equal to the potential cash payout (Note 2) of $40,000 at November 30, 2017. The warrants remain outstanding at November 30, 2017.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

10.	Stock Option Plan

In 2005, the Company established the 2005 Stock Plan (the Plan). The Plan provides for the granting of stock options to employees, directors and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to Company employees. Nonqualified stock options may be granted to Company employees, directors and consultants. The Company has reserved 36,838,806 shares of common stock for issuance under the Plan at November 30, 2017.

Under the Plan, incentive and non-qualified stock options may be granted at a price not less than fair value and 85% of fair value of the Company’s common stock, respectively, (110% of fair value for options granted to holders of 10% or more of voting stock). Fair value is determined by the Board of Directors. Options are exercisable over periods not to exceed ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the date of grant. Options generally vest over four years.

In the period from January 1, 2017 through November 30, 2017, the Company recognized $146,959 of employee stock-based compensation from options granted from the Plan ($34,193 in 2016). The compensation expense is allocated on a departmental basis, based on the classification of the option holder. No income tax benefits have been recognized in the statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized as part of property and equipment as of November 30, 2017 or December 31, 2016.

The fair value of each award to employees is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions in the period from January 1, 2017 through November 30, 2017: expected life of 4.60 years; risk-free interest rate of 1.90%; expected volatility of 45.0% and no dividends during the expected life (4.60 years, 1.25%, 45.0% and no dividends, for the year ended December 31, 2016). Expected volatility is based on historical volatilities of public companies operating in the Company’s industry. The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Future stock-based compensation for unvested employee options granted and outstanding as of November 30, 2017 is $260,000, to be recognized over a weighted-average remaining requisite service period of 3.45 years.

SellPoints, Inc.

Notes to Financial Statements
For the Year Ended December 31, 2016 and for the Period from

January 1, 2017 through November 30, 2017

10.	Stock Option Plan (continued)

Stock option activity under the Plan is as follows:

		Options Outstanding
	Options Available	Number of Shares	Weighted- Average Exercise Price
Balances, December 31, 2015	2,733,844	11,310,162	$0.04
Granted	(3,040,000)	3,040,000	0.06
Exercised	—	(233,105)	0.03
Cancelled	2,969,186	(2,969,186)	0.04
Balances, December 31, 2016	2,663,030	11,147,871	0.04
Authorized	10,911,306	—	—
Granted	(13,964,606)	13,964,606	0.06
Exercised	—	(1,439,792)	0.02
Cancelled	1,916,145	(1,916,145)	0.05
Balances, November 30, 2017	1,525,875	21,756,540	$0.05

At November 30, 2017, there were 9,908,538 shares vested with a weighted-average exercise price of $0.04 and a weighted-average remaining contractual life of 4.78 years (6,616,605 shares, $0.03 and 5.79 years at December 31, 2016). The weighted-average fair value of options granted in the period from January 1, 2017 through November 30, 2017 was $0.03 per share ($0.03 per share for the year ended December 31, 2016).

The Company also uses the fair value method to value options granted to non-employees. Stock-based compensation related to options issued to non-employees has not been material to date.

11.	Benefit Plan

The Company established a 401(k) plan under which employees may contribute a portion of their compensation to the plan, subject to the limitations under the Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan through of November 30, 2017.

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders
Push Holdings, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Push Holdings, Inc. and its subsidiaries (the Company) which comprise the consolidated balance sheets as of April 28, 2017 and December 31, 2016 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from January 1, 2017 through April 28, 2017 and the year ended December 31, 2016, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Push Holdings, Inc. and its subsidiaries as of April 28, 2017 and December 31, 2016, and the results of their operations and their cash flows for the period from January 1, 2017 through April 28, 2017 and the year ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 1 to the financial statements, on April 28, 2017, ConversionPoint Technologies Inc., acquired 100% of the outstanding common stock of the Company. Our opinion is not modified with respect to this matter.

/s/ SQUAR MILNER LLP

Newport Beach, California

November 30, 2018

PUSH HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of April 28, 2017 and December 31, 2016

	April 28, 2017	December 31, 2016

ASSETS

Current Assets
Cash and cash equivalents	$391,186	$488,580
Accounts receivable, net	7,412	99,513
Inventory	140,782	72,154
Prepaid expenses and other current assets	37,765	20,090
Total current assets	577,145	680,337

Property and Equipment, net (Note 3)	1,511	100

Total assets	$578,656	$680,437

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$164,542	$135,705
Accrued expenses and other current liabilities (Note 4)	533,799	334,678
Total current liabilities	698,341	470,383

Total liabilities	698,341	470,383

Commitment and Contingencies (Note 6)

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value; 10,000,000 shares authorized; 2,000 issued and outstanding at April 28, 2017 and December 31, 2016	—	—
(Accumulated Deficit) Retained Earnings	(119,685)	210,054
Total stockholders’ equity (deficit)	(119,685)	210,054

Total liabilities and stockholder’s equity (deficit)	$578,656	$680,437

The accompanying notes are an integral part of these consolidated financial statements.

PUSH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period From January 1, 2017 through April 28, 2017 and the Year Ended December 31, 2016

	The period from January 1, 2017 through April 28, 2017	The year ended December 31, 2016

NET REVENUES	$2,124,266	$6,065,222

COST OF REVENUES	1,900,345	4,695,161

GROSS PROFIT	223,921	1,370,061

OPERATING EXPENSES
Sales and marketing	51,703	160,287
General and administrative	501,957	1,358,022
Total operating expenses	553,660	1,518,309

LOSS FROM OPERATIONS	(329,739)	(148,248)

INCOME TAX EXPENSE	—	—

NET LOSS	$(329,739)	$(148,248)

The accompanying notes are an integral part of these consolidated financial statements.

PUSH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

	Common Stock		Retained Earnings (Accumulated	Total Stockholders’ Equity
	Shares	Amount	Deficit)	(Deficit)

Balance – January 1, 2016	2,000	$—	$407,997	$407,997

Distributions to owners	—	—	(49,695)	(49,695)

Net loss	—	—	(148,248)	(148,248)

Balance – December 31, 2016	2,000	—	210,054	210,054

Net loss	—	—	(329,739)	(329,739)

Balance – April 28, 2017	2,000	$—	$(119,685)	$(119,685)

The accompanying notes are an integral part of these consolidated financial statements.

PUSH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

	For the period January 1, 2017 through April 28, 2017	For the year ended December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(329,739)	$(148,248)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	92	67
Increase in bad debt and returns and chargeback reserves	64,567	56,591
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	27,534	(91,863)
(Increase) decrease in inventories	(68,628)	(64,071)
(Increase) decrease in prepaid expenses and other assets	(17,675)	(16,830)
Increase (decrease) in accounts payable	28,837	(59,665)
Increase (decrease) in accrued expenses	199,121	159,971
Net cash used in operating activities	(95,891)	(164,048)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,503)	—
Net cash used in investing activities	(1,503)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to owners	—	(49,695)
Net cash used in financing activities	—	(49,695)

Net decrease in cash and cash equivalents	(97,394)	(213,743)

CASH AND CASH EQUIVALENTS – beginning of period	488,580	702,323

CASH AND CASH EQUIVALENTS – end of period	$391,186	$488,580

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

1.	NATURE OF THE BUSINESS

Push Holdings Inc. (the “Company”), a Delaware corporation, was incorporated on January 27, 2017. The Company was originally formed on May 6, 2010 through the creation of Push Interactive, LLC, a Delaware limited liability company (“Push Interactive”), and Comiseo, LLC, a Delaware limited liability company (“Comiseo”). Tamble, Inc., a Delaware C corporation (“Tamble”), was formed on January 3rd, 2012. On March 31, 2017, the owners of Push Interactive, Tamble, and Comiseo contributed their interests to Push Holdings Inc. in exchange for 2,000 shares of the Company’s common stock resulting in Push Interactive, Tamble, and Comiseo becoming wholly-owned subsidiaries of the Company. Such transaction was accounted for at historical basis of the assets and obligations as the entities were under common control. Pursuant to the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 850-50-45-2, Business Combinations- Related Issues, the Company reported the results of operations of Push Interactive, Tamble, and Comiseo as though the transfer had occurred at the beginning of the earliest period presented (January 1, 2016).

The Company operates as a direct to consumer e-commerce, online marketing, and technology managed-services provider. The Company has developed proprietary technology solutions including, among other things, artificial intelligence powered media buying optimization, customer relationship management, payment processing, and fulfillment and customer lifecycle management platforms. The Company utilizes its technologies to sell a multitude of products directly to consumers with a focus on recurring subscription-based models. The Company also licenses its software technology and provides managed technology services to various other e-commerce companies. The Company is located in Minneapolis, Minnesota.

On April 28, 2017, ConversionPoint Technologies Inc. (“CPT”), an independent entity, acquired all of the outstanding stock of the Company in exchange for 3,157,500 shares of CPT common stock, which represented 30% of the outstanding common stock of CPT post- acquisition.

The accompanying consolidated financial statements include the financial position of the Company and its wholly-owned subsidiaries as of April 28, 2017, and December 31, 2016, and the results of operations, changes in stockholders’ equity (deficit), and cash flows for the period January 1, 2017 through April 28, 2017 and the year ended December 31, 2016.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. Management believes that these accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying consolidated financial statements.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation

The consolidated financial statements include the accounts of Push Holdings, Inc. and its wholly-owned subsidiaries, Tamble, Comiseo, Push Interactive, Push Properties, LLC, Tremeta, LLC, Alpine Computing Systems, LLC, and Base Camp Technologies, LLC. Material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates under different assumptions or circumstances.

Significant estimates made by management include, among others, the valuation of inventories, allowance for bad debt, allowance for sales returns and credit card chargebacks, and the recognition and disclosure of contingent liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. As of April 28, 2017 and December 31, 2016, cash equivalents consisted of money market funds. At times, cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Accounts Receivable, Net

Accounts receivable consists primarily of online traffic management revenue from business customers and in-transit credit card settlements from customer sales processed through merchant accounts. Merchant accounts frequently require a portion of settlements to be held back for potential future chargebacks. Holdbacks generally amount to 10% of total settlements and are generally released within six months or when the risk of chargebacks is remote. The Company establishes allowances for uncollectible receivables based on historical collection trends and write-off history. The Company estimates the impact of future chargebacks and sales returns based on historical experience and provides an allowance against accounts receivable. As of April 28, 2017 and December 31, 2016, the allowance for bad debt was approximately $56,800 and $18,600, respectively, and the allowance for returns and chargebacks was approximately $62,500 and $39,000 respectively.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories consist of finished goods and are valued at the lower of cost (first-in, first-out) or net realizable value. There was no inventory reserve recorded as of April 28, 2017 and December 31, 2016.

Property and Equipment, net

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are seven years for furniture and fixtures, three years for software and three to five years for computer and related equipment. Leasehold improvements are amortized over the lesser of the related lease term or their estimated useful life. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is included in the Company’s results from operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. As of April 28, 2017 and December 31, 2016, there have been no such impairments.

Revenue Recognition

The majority of the Company’s revenue is generated from the sale of consumer goods as well as health and wellness products sold online through single sale and subscription billing models along with the sale of online traffic management services that drive sales of online retailers on a cost per customer acquisition model. The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition. In all cases, revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred, and collectability is reasonably assured. These criteria are generally met upon delivery of products to the customer and successful processing of the customers’ credit card. Traffic management revenues are recognized based on the day the traffic was generated for the customer and is generally billed weekly for the past seven days of activity. Revenues are presented net of credits, and known and estimated refunds, and credit card chargebacks.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statement of operations in the period that includes the enactment date.

The Company’s tax positions are subject to income tax audits. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Concentrations of Risk

The Company’s financial instruments are potentially subject to concentrations of credit risk. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the FDIC limit. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.

For the period from January 1, 2017 through April 28, 2017, purchases from two vendors accounted for approximately 33.0% and 42.9% of the cost of revenues. For the year ended December 31, 2016, purchases from one vendor accounted for approximately 42.9% of the cost of revenues.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments.

At April 28, 2017 and December 31, 2016, the Company had no recurring or nonrecurring fair value measurements for assets and liabilities.

Shipping and Handling Costs

The Company records shipping and handling costs charged to customers as revenues and the related expense as cost of revenues in the accompanying statement of operations. Shipping and handling costs for the period from January 1, 2017 through April 28, 2017 and for the year ended December 31, 2016 amounted to $237,615 and $512,422, respectively.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising costs for the period from January 1, 2017 through April 28, 2017 and for the year ended December 31, 2016 amounted to $6,030 and $25,606, respectively.

Significant Recent Accounting Pronouncements

New Accounting Pronouncements Adopted

Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The amendments in this ASU intends to incorporate into US GAAP a requirement that management perform a going concern evaluation similar to the auditor’s evaluation required by standards issued by the Public Accounting Oversight Board (“PCAOB”) and the American Institute of Certified Public Accountants (“AICPA”). This ASU requires management of all entities to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Management will have to make certain disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the entity’s ability to continue as a going concern. For calendar entities, the guidance is effective for annual periods beginning in 2016. Early adoption is permitted. The Company adopted this ASU in the annual period beginning January 1, 2016. The adoption of the ASU did not have any material impact on the Company’s financial statements. The Company determined there were no known conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Significant Recent Accounting Pronouncements (continued)

New Accounting Pronouncements Adopted (continued)

FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory (Topic 330) in July 2015. The amendments in this ASU requires an entity to measure inventory within the scope of this ASU at the lower of cost and net realizable value rather than lower of cost or market as defined under the previous guidance. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The ASU will be effective for financial statements issued for fiscal years beginning after December 15, 2016. The Company adopted this ASU in the annual period beginning January 1, 2016. The adoption of the ASU did not have any material impact on the Company’s financial statements.

New Accounting Pronouncements Not Yet Adopted

FASB issued ASU No. 2014-09, an accounting standard which will supersede existing revenue recognition guidance under current U.S. GAAP. The new standard is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services.

In doing so, among other things, companies will generally need to use more judgment and make more estimates than under the current guidance. The accounting standard will be effective for the Company in the year beginning January 1, 2019 following the release of ASU 2015-14 in August 2015, which extended the original effective date by one year. The standard may be adopted using a full retrospective or a modified retrospective (cumulative effect) method. Early adoption is permitted. The Company is currently evaluating this standard and has not yet selected a transition method or determined the effect of the standard on the consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases. This update requires that all leases be recognized by lessees on the balance sheet through a right-of-use asset and corresponding lease liability. This standard is required to be adopted for annual periods beginning after December 15, 2018. The Company has not yet determined the impact the adoption of this guidance will have on its financial position, results of operations or disclosures.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following as of:

	April 28, 2017	December 31, 2016

Computers and related equipment	$6,657	$5,154
Furniture and fixtures	649	649
	7,306	5,803
Less: accumulated depreciation	(5,795)	(5,703)
	$1,511	$100

Depreciation expense for the period from January 1, 2017 through April 28, 2017 and for the year ended December 31, 2016 amounted to $92 and $67, respectively.

4.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

As of April 28, 2017 and December 31, 2016, accrued expenses and other current liabilities consisted of the following:

	April 28, 2017	December 31, 2016

Credit cards payable	$397,907	$218,275
Accrued liabilities	123,834	116,403
Accrued vacation	12,058	—
	$533,799	$334,678

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

5.	INCOME TAXES

The components of the income tax expense was as follows:

	For the Period from January 1, 2017 through April 28, 2017	The Year Ended December 31, 2016

Current:
Federal	$—	$—
State	—	—
	—	—
Deferred:
Federal	—	—
State	—	—
	—	—

Total income tax expense	$—	$—

The Company was a LLC, a pass-through entity for the period January 1, 2016 through March 31, 2017 and as such, was not subject to income taxes in any jurisdiction. Each LLC member was responsible for the tax liability, if any, related to its proportionate share of the LLC’s taxable income. Accordingly, no provision for income taxes is reflected for this period in the accompanying financial statements. For the period from April 1, 2017 through April 28, 2017, the Company is a corporation, subject to income taxes. The Company had minimal activity and generated book and tax losses during this period, all of which are fully valued. As such, there is no tax provision for the period from January 1, 2017 through April 28, 2017 and the year ended December 31, 2017.

The tax effect of temporary differences that give rise to deferred income taxes at April 28, 2017 and December 31, 2016 consisted of the following:

	For the Period from January 1, 2017 through April 28, 2017	The Year Ended December 31, 2016

Deferred tax assets:
Reserves and accruals	$53,130	$—
Net operating losses	51,089	—
	104,219	—
Less: valuation allowance	(104,219)	—
Net deferred taxes	$—	$—

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

5.	INCOME TAXES (continued)

Management believes that appropriate provisions for all tax matters have been provided for all open years and does not believe it has any uncertain income tax positions that could materially affect its financial statements at both the federal and state jurisdiction levels. The Company does not anticipate that there will be a material change in the liability for unrecognized tax benefits within the next 12 months. The Company has not recognized any interest or penalties during the period from January 1, 2017 through April 28, 2017 and the year ended December 31, 2017.

As of April 28, 2017, the Company’s federal and state tax returns are open to audit under the statute of limitations for the years 2014 and later, and the Company’s state tax returns generally are open to audit under statutes of limitations for the years 2013 and later.

6.	COMMITMENTS AND CONTINGENCIES

During the ordinary course of business, the Company may be subject to various claims. The Company is not currently involved in any claims that management believes will have a material adverse effect on the Company’s financial position, results of operations or cash flow.

The Company leases its office facilities under noncancelable operating lease agreements, which expire in varying years through 2021. The lease on the primary offices has a renewal option providing for additional lease periods. The related rent expense for the leases is calculated on a straight-line basis with the difference recorded as deferred rent. Rent expense was $56,000 and $168,000 for the period from January 1, 2017 through April 28, 2017 and for the year ended December 31, 2016, respectively. The table below includes future minimum lease payments for leases renewed and entered into in 2017.

PUSH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Period From January 1, 2017 through April 28, 2017 and The Year Ended December 31, 2016

6.	COMMITMENTS AND CONTINGENCIES (continued)

Future minimum lease payments under the noncancelable operating lease agreements are as follows:

2017	$112,000
2018	270,900
2019	332,500
2020	324,000
2021	324,000
$1,363,400

7.	RELATED PARTY TRANSACTIONS

From time to time the Company may enter into transactions with related parties. It is the Company’s policy to pay market value, or actual cost, to any related party for the goods/services provided.

The Company leases its office space from a related party under common ownership under a 7.5-year lease expiring December 31, 2021. The lease requires monthly payments of $14,000.

As of April 28, 2017 the Company had a balance of $5,000 due from At Glenwood, LLC related to on-site improvements initially paid for by Comiseo. This balance has been subsequently paid.

8.	SUBSEQUENT EVENTS

The Company evaluated events subsequent to April 28, 2017 for their potential impact on the financial statements and disclosures through the date the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Inuvo, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inuvo, Inc. (“Company”) as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company’s auditor since 2009.

March 15, 2019

Clearwater, Florida

Inuvo, Inc.

Consolidated Balance Sheets

For the Years Ended December 31,

	2018	2017
Assets
Current Assets
Cash	$228,956	$4,084,686
Accounts receivable, net of allowance for doubtful accounts of $83,789 and $83,789, respectively	6,711,595	10,759,250
Unbilled revenue	11,754	4,330
Prepaid expenses and other current assets	259,712	395,861
Total current assets	7,212,017	15,244,127
Property and equipment, net	2,123,672	2,306,279
Other assets
Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	9,441,681	10,808,018
Other assets	35,170	36,070
Total other assets	19,330,193	20,697,430
Total assets	$28,665,882	$38,247,836

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,499,541	$13,614,053
Accrued expenses and other current liabilities	2,489,834	2,887,816
Financed receivables	1,859,853	—
Notes payable	250,000	—
Revolving credit line	—	4,900,000
Total current liabilities	14,099,228	21,401,869

Long-term liabilities
Deferred tax liability	2,339,832	2,331,900
Convertible promissory note	1,000,000
Other long-term liabilities	193,007	426,725
Total long-term liabilities	3,532,839	2,758,625

Stockholders’ equity
Preferred stock, $.001 par value:
Authorized shares 500,000, none issued and outstanding	—	—
Common stock, $.001 par value:
Authorized shares 40,000,000; issued shares 32,811,973 and 28,994,981 respectively; outstanding shares 32,435,446 and 28,618,454, respectively	32,813	28,996
Additional paid-in capital	138,867,455	136,033,967
Accumulated deficit	(126,469,894)	(120,579,062)
Treasury stock, at cost - 376,527 shares	(1,396,559)	(1,396,559)
Total stockholders’ equity	11,033,815	14,087,342
Total liabilities and stockholders’ equity	$28,665,882	$38,247,836

See accompanying report of independent registered public accounting firm and notes to the consolidated financial statements.

Inuvo, Inc.

Consolidated Statements of Operations

For the Years Ended December 31,

	2018	2017
Net revenue	$73,330,642	$79,554,493
Cost of revenue	29,921,482	36,669,543
Gross profit	43,409,160	42,884,950
Operating expenses
Marketing costs (TAC)	31,852,190	28,578,401
Compensation	8,524,476	10,200,117
Selling, general and administrative	8,502,874	8,342,906
Total operating expenses	48,879,540	47,121,424
Operating loss	(5,470,380)	(4,236,474)
Interest expense, net	(420,452)	(318,193)
Loss from continuing operations before taxes	(5,890,832)	(4,554,667)
Income tax benefit	—	1,498,076
Loss from continuing operations	(5,890,832)	(3,056,591)
Loss from discontinued operations	—	(1,109)
Net loss	$(5,890,832)	$(3,057,700)

Per common share data
Basic and diluted
Net loss from continuing operations	$(0.19)	$(0.11)
Net income from discontinued operations	—	—
Net loss	$(0.19)	$(0.11)

Weighted average shares
Basic	31,019,623	28,155,320
Diluted	31,019,623	28,155,320

See accompanying report of independent registered public accounting firm and notes to the consolidated financial statements.

Inuvo, Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2018 and 2017

	Common Stock		Additional Paid in	Accumulated	Treasury
	Shares	Stock	Capital	Deficit	Stock	Total
Balances as of December 31, 2016	24,923,662	$25,300	$130,418,413	$(117,521,362)	$(1,396,559)	$11,525,792
Net loss	—	—	—	(3,057,700)	—	(3,057,700)
Stock-based compensation	—	—	1,279,807	—	—	1,279,807
Stock issued for vested restricted stock awards	309,057	309	22,200	—	—	22,509
2017 asset acquisition	3,529,000	3,529	4,455,715	—	—	4,459,244
Taxes withheld on vested restricted stock			(97,539)			(97,539)
Treasury Stock Retirement	(143,265)	(142)	(44,629)	—	—	(44,771)
Balances as of December 31, 2017	28,618,454	$28,996	$136,033,967	$(120,579,062)	$(1,396,559)	$14,087,342
Net loss	—	—	—	(5,890,832)	—	(5,890,832)
Stock-based compensation	—	—	915,469	—	—	915,469
Stock issued for vested restricted stock awards	527,866	528	(528)	—	—	—
Shares withheld for taxes on vested restricted stock			(78,747)	—	—	(78,747)
Sale of common stock	3,289,000	3,289	1,997,294	—		2,000,583
Balances as of December 31, 2018	32,435,320	$32,813	$138,867,455	$(126,469,894)	$(1,396,559)	$11,033,815

See accompanying report of independent registered public accounting firm and notes to the consolidated financial statements.

Inuvo, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

	2018	2017
Operating activities:
Net loss	$(5,890,832)	$(3,057,700)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,181,619	3,029,801
Stock based compensation	915,469	1,279,807
Amortization of financing fees	40,382	25,600
Deferred income taxes	7,931	(1,406,600)
(Recovery)/Provision for doubtful accounts	(20,062)	60,789
Write-off of publisher payable	—	315,137
Adjustment of European liabilities related to discontinued operations	—	1,109
Change in operating assets and liabilities:
Accounts receivable and unbilled revenue	4,058,591	(1,216,611)
Prepaid expenses and other assets	139,031	52,687
Accounts payable	(4,114,512)	437,241
Accrued expenses and other liabilities	(417,784)	(669,541)
Net cash used in operating activities	(2,100,167)	(1,148,281)
Investing activities:
Purchases of equipment and capitalized development costs	(1,634,919)	(1,558,693)
Net cash received from NetSeer asset acquisition	—	235,763
Net cash used in investing activities	(1,634,919)	(1,322,930)
Financing activities:
Net proceeds from sale of common stock	2,000,583	—
Proceeds from financed receivables	1,859,853	—
Proceeds from convertible promissory note	1,000,000	—
Proceeds from note payable	250,000	—
Net proceeds on revolving line of credit	(4,900,000)	4,900,000
Payments on capital leases	(211,671)	(158,782)
Net taxes paid on RSU grants exercised	(77,044)	(97,376)
Prepaid financing fees	(42,365)	25,600
Payoff of NetSeer debt acquired	—	(2,015,577)
Treasury Stock Repurchase	—	(44,772)
Net cash (used in) provided by financing activities	(120,644)	2,609,093

Net change – cash	(3,855,730)	137,882
Cash, beginning of year	4,084,686	3,946,804
Cash, end of year	$228,956	$4,084,686

Supplemental information:
Interest paid	$388,757	$268,960
Non-cash investing and financing activities:
NetSeer asset acquisition (See Note 17)	$—	$4,459,244
Purchase of property and equipment under capital lease	$—	$530,407
Write-down of domain names due to settlement of contingent liability	$—	$369,506

See accompanying report of independent registered public accounting firm and notes to the consolidated financial statements.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 1 – Organization and Business

Company Overview

Inuvo, Inc. is a technology company that provides data-driven platforms that can automatically identify and message online audiences for any product or service across devices, channels and formats, including video, mobile, connected TV, display, social and native. These capabilities allow Inuvo’s clients to engage with their customers and prospects in a manner that drives engagement from the first contact with the consumer. Inuvo facilitates over a billion marketing messages to consumers every single month and counts among its clients numerous world-renowned names in industries that have included retail, automotive, insurance, health care, technology, telecommunications and finance. Inuvo counts among its many contractual relationships, three clients who collectively manage over 50% of all U.S. digital media budgets.

Inuvo’s solution incorporates a proprietary form of artificial intelligence, or AI, branded the IntentKey. This sophisticated machine learning technology uses interactions with Internet content as a source of information from which to predict consumer intent. The AI includes a continually updated database of over 500 million machine profiles which Inuvo utilizes to deliver highly aligned online audiences to its clients. Inuvo earns revenue when consumers view or click on its client’s messages. Inuvo’s business scales through account management activity with existing clients and by adding new clients through sales activity.

As part of Inuvo’s technology strategy, it owns a collection of websites like alot.com and earnspendlive.com, where Inuvo creates content in health, finance, travel, careers, auto, education and living categories. These sites provide the means to test Inuvo’s technologies, while also delivering high quality consumers to clients through the interaction with proprietary content in the form of images, videos, slideshows and articles.

There are many barriers to entry to Inuvo’s business that would require proficiency in large scale data center management, software development, data products, analytics, artificial intelligence, integration to the internet of things, or IOT, the relationships required to execute within the IOT and the ability to process tens of billions of transactions daily. Inuvo’s intellectual property is protected by 15 issued and 8 pending patents.

Liquidity

On October 11, 2018, we entered into the Amended and Restated Business Financing Agreement (the “Amended and Restated Financing Agreement”) with Western Alliance Bank. The Amended and Restated Financing Agreement, which is secured by all of our assets, superseded in its entirety the prior the Business Financing Agreement, as amended, that we entered into on March 1, 2012 with Bridge Bank, N.A. which is now owned by Western Alliance Bank. The Amended and Restated Financing Agreement does not have a term and either party may terminate upon notice to the other party.

During the third quarter of 2017, we filed an S-3 registration statement with the Securities and Exchange Commission (“SEC”) to replace an existing, expiring S-3 “shelf” registration statement, which permits us to offer and sell up to $15 million of our securities from time to time in one or more offerings. In May 2018, we took down from this shelf registration statement approximately $2.3 million in the underwritten public offering. The underwritten public offering of 2,860,000 shares of our common stock at a public offering price of $.70 per share and an additional 429,000 shares to cover overallotments in connection with the offering. The net proceeds were $2.0 million after deducting the underwriting discounts, commissions and offering expenses payable.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 1 – Organization and Business (contined)

For the year ended December 31, 2018, our revenues declined 7.8% from the prior year. The lower revenue in 2018 is principally responsible for our $5.9 million net loss in 2018. Of the $5.9 million loss, approximately $4.1 million was depreciation, amortization and stock-based compensation expense. Further, we had roughly $500 thousand of merger related costs and an additional $175 thousand dollars in other non-cash accruals. Since our credit facility is dependent upon receivables, and we do not know when, if ever, that our revenues will return to historic levels or if we will be able to replace those lost revenues with revenues from other sources, the combination of lower credit availability and recent negative cash flows generated from operating activities introduces potential risk of operation without interruption. As described earlier in this report, on November 2, 2018, we entered into the Merger Agreement. At the closing the Merger, which is subject to a number of conditions precedent, the Company will become a wholly-owned subsidiary of CPT. In addition, on November 1, 2018, we borrowed $1 million from an affiliate of CPT which we are using for working capital, and on November 2, 2018, four directors of the Company lent us $62,500 each, for an aggregate of $250,000, to cover certain costs associated with the pending Merger. In March 2019, we sold an aggregate of $1,440,000 Original Issue Discount Unsecured Subordinated Convertible Notes due September 1, 2020 in a private placement and received $1,200,000 in proceeds which we are using for working capital. Subject to the terms of the Merger Agreement and the credit facility with the additional borrowing, together with this additional capital raise, we believe we will have sufficient cash and credit to operate until the Merger closes. There are no assurances we will be successful in our efforts to generate revenues, report profitable operations or close the Merger in which case we would need to find additional sources of credit and make substantial reductions to operating expense.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 2 – Summary of Significant Accounting Policies

Basis of presentation - The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents - Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.

Revenue recognition - In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605), and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted this guidance on January 1, 2018 using the modified retrospective approach and elected to apply the new guidance only to contracts that were not complete as of the date of adoption. The cumulative impact to retained earnings was not material.

Most of our revenue is generated through clicks on advertisements presented on our properties or those of our partners. We recognize revenue from clicks in the period in which the click occurs. Payments to partners who display advertisements on our behalf are recognized as cost of revenue. Revenue from data sales and commissions is recognized in the period in which the transaction occurs and the other revenue recognition criteria are met. Effective January 1, 2018, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We also recognize revenue from serving impressions when we complete all or a part of an order from an advertiser. The revenue is recognized in the period that the impression is served.

The below table is the proportion of revenue that is generated through advertisements on our partners sites and owned sites:

	For the Years Ended December 31,
	2018		2017
Partners	$52,087,368	71.0%	$59,745,179	75.1%
Owned Sites	21,243,274	29.0%	19,809,314	24.9%
Total	$73,330,642	100%	$79,554,493	100%

The following table presents our revenue disaggregated by channel:

	For the Years Ended December 31,
	2018	2017
Mobile	$50,785,680	$49,216,065
Desktop	21,398,065	29,392,347
Other	1,146,897	946,081
Total	$73,330,642	$79,554,493

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 2 – Summary of Significant Accounting Policies (continued)

Accounts receivable - Accounts receivable consists of trade receivables from customers. We record accounts receivable at its net realizable value, recognizing an allowance for doubtful accounts based on our best estimate of probable credit losses on our existing accounts receivable. Balances are written off against the allowance after all means of collection have been exhausted and the possibility of recovery is considered remote.

Marketing costs - Marketing costs or Traffic Acquisition Costs (“TAC”) include the purchase of sponsored listings from search engines and is our primary method of attracting consumers to our owned and operated applications and websites. We expense these costs as incurred and present them as a separate line item in operating expenses in the consolidated statements of operations.

Property and equipment - Property and equipment are stated at cost, net of accumulated depreciation and amortization. Major renewals and improvements are capitalized while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of assets sold or retired and the related accumulated depreciation are eliminated from accounts and the net gain or loss is reflected as an operating expense in the consolidated statements of operations.

Property and equipment are depreciated on a straight-line basis over three years for equipment, five to seven years for furniture and fixtures and two to three years for software. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the remaining term of the lease. Depreciation expense was $1,815,281 and $1,503,449, respectively, for the years ended December 31, 2018 and 2017.

Capitalized Software Costs - We capitalize certain costs related to internally developed software and amortize these costs using the straight-line method over the estimated useful life of the software, generally two years. We do not sell internally developed software. Certain development costs not meeting the criteria for capitalization, in accordance with ASC 350-40 Internal-Use Software, are expensed as incurred.

Goodwill - Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets (“ASC 350”), we test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis or more frequently if we believe indicators of impairment exist. The impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying value, including goodwill.

We generally determine the fair value of our reporting units using the income approach methodology of valuation that includes the undiscounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the amount it exceeds fair value is equivalent to the amount of impairment loss.

We determined there was no impairment of goodwill during 2018 and 2017.

See Note 5, Intangible Assets and Goodwill, for more information.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 2 – Summary of Significant Accounting Policies (continued)

Intangible Assets - We allocate a portion of the purchase price of acquisitions to identifiable intangible assets and we amortize definite-lived assets over their estimated useful lives. We consider our indefinite-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Trade names are not amortized as they are believed to have an indefinite life. Trade names are reviewed annually for impairment under ASC 350.

As a result of our acquisition of Vertro, Inc. (“Vertro”) in March 2012, we recognized an asset for the customer relationship with Google of $8,820,000 and assigned it a useful life of 20 years. A primary reason for acquiring Vertro was its relationship with Google. Up to the time of the acquisition, we principally had access to the Yahoo! inventory of advertisements. Among the many valuable assets acquired in the Vertro transaction was this Google relationship and the access it provided to an enormous inventory of advertisements. In addition, we acquired the ALOT brand, whose products are monetized through Google and has historically produced a better margin than monetization through Yahoo!. In determining the useful life of this asset, we considered the strategic importance of Vertro’s strong relationship with Google. Vertro and its predecessor company had contracts and successful renewals with Google that date back to 2006. The Google contract has been extended through February 2021. We expect the relationship with Google to continue through the 20-year amortization period and beyond.

In order to substantiate our determination of the fair value of acquired assets at the time of the Vertro acquisition, we engaged a third party valuation service. We subsequently engaged third party valuation services to corroborate our assessment of the fair value of the acquired assets at the close of 2018 and 2017 fiscal years. We recorded no impairment of intangible assets during 2018 or 2017.

See Note 5, Intangible Assets and Goodwill, for more information.

Income taxes - We utilize the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes (“ASC 740”). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, we must project future levels of taxable income, which requires significant judgment. We examine evidence related to the history of taxable losses or income, the economic conditions in which we operate, organizational characteristics, our forecasts and projections, as well as factors affecting liquidity. All our deferred tax assets and liabilities are recorded as long-term assets and liabilities in the consolidated balance sheets. In 2017, we recognized an income tax benefit of $1,498,076 due to the passing of the Tax Cuts and Jobs Act in December 2017. The new law reduced corporate income tax rates from 35% to 21%. As a result, the deferred tax assets and liabilities recorded in the 2017 consolidated balance sheet were reevaluated at the new tax rates. Both the deferred tax assets and the deferred tax liabilities were reduced. The decrease in the deferred tax liability resulted in the one-time tax benefit.

We believe it is more likely than not that essentially none of our deferred tax assets will be realized, and we have recorded a full valuation for the net deferred tax assets as of December 31, 2018 and 2017.

We have adopted certain provisions of ASC 740. This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. ASC 740 prescribes a recognition threshold of more likely than not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order to be recognized in the financial statements.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 2 – Summary of Significant Accounting Policies (continued)

Impairment of long-lived assets - In accordance with ASC 360, Property, Plant and Equipment, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount to future undiscounted cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value.

Stock-based compensation - We value stock compensation based on the fair value recognition provisions ASC 718, Compensation – Stock Compensation, which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated grant date fair value of stock awards over the requisite employee service period.

The fair value of restricted stock awards is based on the market price of our common stock on the date of the grant. To value stock option awards, we use the Black-Scholes-Merton option pricing model. This model involves assumptions including the expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. We recognize compensation expense in earnings over the requisite service period, applying a forfeiture rate to account for expected forfeitures of awards.

See Note 12, Stock-Based Compensation, for further details on our stock awards.

Government Grant- During the first quarter of 2013, we received a grant from the state of Arkansas to relocate our corporate headquarters to Conway, AR. We recognize the grant funds into income as a reduction of the related expense in the period in which those expenses are recognized. We defer grant funds related to capitalized costs and classify them as current or long-term liabilities on the balance sheet according to the classification of the associated asset.

As of December 31, 2018, there were 39 employees in Arkansas, eleven employees under the required 50. As such, we recorded a contingent liability $55,000.

Treasury Stock - The cost method was used in recording the purchase of the treasury stock. Treasury stock changes as a result of common stock we acquire in the market.

Earnings per share - During the periods presented, we had securities that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been anti-dilutive. We reported a net loss for 2018 and 2017 and therefore, shares associated with stock options, warrants and restricted stock are not included because they are anti-dilutive. Basic and diluted net loss per share is the same for all periods presented.

Operating segments - In accordance with ASC 280 - Segment reporting, segment information reported is built on the basis of internal management data used for performance analysis of businesses and for the allocation of resources. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker, its chief executive officer, reviews financial information presented on a consolidated basis and no expense or operating income is evaluated at a segment level. Given the consolidated level of review by the Company’s chief executive officer, the Company operates as one reportable segment. Most net revenue is earned in the United States and all long-lived assets are located in the United States.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 2 – Summary of Significant Accounting Policies (continued)

Concentration of credit risk - We are exposed to concentrations of risk primarily in cash and accounts receivable, which are generally not collateralized. Our policy is to place our cash with high credit quality financial institutions in order to limit the amount of credit exposure. At times, deposits may exceed FDIC limits. We do not require collateral from our customers, but our credit extension and collection policies include monitoring payments and aggressively pursuing delinquent accounts. We maintain allowances for potential credit losses.

Customer concentrations - At December 31, 2018, we had two individual customers with accounts receivable balances greater than 10% of the gross accounts receivable from continuing operations. These customers combined owed approximately 71.1% of our gross accounts receivable balance as of December 31, 2018. The same two customers accounted for 81.8% of our revenue for the year ended December 31, 2018.

In 2017, we had two individual customers with accounts receivable balances greater than 10% of the gross accounts receivable from continuing operations. These customers combined owed approximately 71.3% of our gross accounts receivable balance as of December 31, 2017. The same two customers accounted for 76.1% of our revenue for the year ended and December 31, 2017.

Use of estimates - The preparation of financial statements, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s regular evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. We regularly evaluate estimates and assumptions related to allowances for returns and redemptions, allowances for doubtful accounts, goodwill and purchased intangible asset valuations, lives of intangible assets, deferred income tax asset valuation allowances, contingent liabilities, including the Arkansas grant contingency, and stock compensation. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, and such differences could be material.

Litigation and settlement costs - From time to time, we are involved in disputes, litigation and other legal actions. In accordance with ASC 450, Contingencies, we record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the consolidated financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred as of the date of the consolidated financial statements and (ii) the range of loss can be reasonably estimated.

Additional accounting pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We will adopt the new standard effective January 1, 2019 on a modified retrospective basis and will not restate comparative periods. We will elect the package of practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classification, our assessment on whether a contract is or contains a lease, and our initial direct costs for any leases that exist prior to adoption of the new standard. We will also elect to combine lease and non-lease components and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term. We do not expect the new standard to have a material impact on our consolidated financial statements.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 3 – Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts was as follows during the years ended December 31, 2018 and 2017:

	2018	2017
Balance at the beginning of the year	$83,789	$23,000
(Recoveries)/provision for bad debts	(14,000)	63,000
Charge-offs	(6,062)	(2,211)
Balance at the end of the year	$63,727	$83,789

Note 4 – Property and Equipment

The net carrying value of property and equipment at December 31, 2018 and 2017 was as follows:

	2018	2017
Furniture and fixtures	$293,152	$288,536
Equipment	1,527,054	1,509,464
Software	9,142,075	7,582,181
Leasehold improvements	421,016	455,850
Subtotal	$11,383,297	$9,836,031
Less: accumulated depreciation and amortization	(9,259,625)	(7,529,752)
Total	$2,123,672	$2,306,279

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 5 – Intangible Assets and Goodwill

The following is a schedule of intangible assets and goodwill as of December 31, 2018:

	Term	Carrying Value	Accumulated Amortization and Impairment	Net Carrying Value	2018 Amortization

Customer list, Google	20 years	$8,820,000	$(3,013,500)	$5,806,500	$441,000
Technology, NetSeer	5 years	3,600,000	(1,380,000)	2,220,000	720,000
Customer list, all other	10 years	1,610,000	(1,100,194)	509,806	161,004
Customer relationships, NetSeer	20 years	570,000	(54,625)	515,375	28,500
Trade names, web properties (1)	—	390,000	—	390,000	—
Brand, NetSeer	1 year	121,000	(121,000)	—	10,083
Non-competition agreements, NetSeer	1 year	69,000	(69,000)	—	5,750
Intangible assets classified as long-term		$15,180,000	$(5,738,319)	$9,441,681	$1,366,337

Goodwill, total		$9,853,342	$—	$9,853,342	$—

The following is a schedule of intangible assets and goodwill as of December 31, 2017:

	Term	Carrying Value	Accumulated Amortization	Net Carrying Value	2017 Amortization
Customer list, Google	20 years	$8,820,000	$(2,572,500)	$6,247,500	$441,000
Technology, NetSeer	5 years	3,600,000	(660,000)	2,940,000	660,000
Customer list, all other	10 years	1,610,000	(939,190)	670,810	161,004
Trade names, ALOT	5 years	960,000	(960,000)	—	32,000
Customer relationships, NetSeer	20 years	570,000	(26,125)	543,875	26,125
Domain websites (2)	5 years	300,001	(300,001)	—	32,056
Tradenames, web properties (1)	—	390,000	—	390,000	—
Brand, NetSeer	1 year	121,000	(110,917)	10,083	110,917
Non-competition agreements, NetSeer	1 year	69,000	(63,250)	5,750	63,250
Intangible assets classified as long-term		$16,440,001	$(5,631,983)	$10,808,018	$1,526,352

Goodwill, total		$9,853,342	$—	$9,853,342	$—

(1)	The trade names related to our web properties have an indefinite life, and as such are not amortized.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 5 – Intangible Assets and Goodwill (continued)

(2)	In May 2015, we purchased two domain websites with a fair value of $715,874. We determined they should be amortized over 5 years. In May 2016, the carrying value was adjusted by approximately $46,000 to reflect the lower price paid as compared to the contingent liability recorded as a result of the change in the price of Inuvo stock from the date of acquisition to the first contingent release of shares. In 2017, we determined that the seller would not meet the specific performance target for the second and third years and therefore, we adjusted the carrying value of the intangible asset and associated contingent liability by $369,506.

Our amortization expense over the next five years and thereafter is as follows:

2019	$1,350,504
2020	1,350,504
2021	1,350,504
2022	556,294
2023	469,500
Thereafter	3,974,375
Total	$9,051,681

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 6 – Bank Debt

The following table summarizes our outstanding bank debt balances:

	December 31, 2018	December 31, 2017
Revolving credit line - 5.25 percent at December 31, 2017 (prime plus 0.75 percent), due September 29, 2018 - current portion	$—	$4,900,000
Financed receivables - 6.50 percent at December 31, 2018 (prime plus 1 percent) on invoice receivables; 7.50 percent at December 31, 2018 (prime plus 2 percent) on uninvoiced receivables	1,859,853	—
Total	$1,859,853	$4,900,000

On March 1, 2012 we entered into a Business Financing Agreement with Bridge Bank, which is now owned by Western Alliance Bank. The agreement provided us with a revolving credit line of up to $10 million which we use to help satisfy our working capital needs. We have provided Western Alliance with a first priority perfected security interest in all of our accounts and personal property as collateral for the credit facility. Available funds under the revolving credit line are 85% of eligible accounts receivable balances up to a limit of $10 million. Eligible accounts receivable is generally defined as those from United States based customers that are not more than 90 days from the date of the invoice.

On April 18, 2018, we entered into the Tenth Business Financing Modification Agreement with Western Alliance Bank the parent company of Bridge Bank, N.A., our original lender, that modified the existing agreement. The modified terms require a monthly quick ratio of not less than .60 to 1.00 from February 1, 2018 through November 30, 2018; and a monthly quick ratio of not less than .70 to 1.00 on and after December 31, 2018; and the quarterly consolidated Adjusted EBITDA shall not negatively deviate from financial projections by more than $18,000 for the quarter ending March 31, 2018, $57,000 for the quarter ending June 30, 2018, $191,000 for the quarter ended September 30, 2018 and $496,000 for the quarter ended December 31, 2018, or with respect to any quarter in 2019 and beyond, by more than 25% from projections. In addition, the finance charge for outstanding advances is equal to Prime Rate plus one basis point.

On September 19, 2018, we entered into the Eleventh Business Financing Modification Agreement with Western Alliance Bank that modified the existing agreement by extending the maturity date to October 20, 2018.

On October 11, 2018, we entered into the Amended and Restated Business Financing Agreement with Western Alliance Bank and superseded the Business Financing Agreement, as amended, entered into on March 1, 2012 with Bridge Bank, N.A. which is now owned by Western Alliance Bank. The Amended and Restated Financing Agreement may be terminated by either party upon notice to the other party. The material terms of the Amended and Restated Financing Agreement include financing eligible invoiced receivables at an advance rate of 85% and an interest rate of prime plus 1% and a sub-limit of up to $2.5 million of uninvoiced eligible receivables at an advance rate of 75% and an interest rate of prime plus 2%. The sub-limit provision expires at the end of April 2019. The Amended and Restated Financing Agreement includes certain fees; a facility fee of $11,765 due at closing; an annual facility fee of 0.25% of the account balance due beginning on April 20, 2019; a monthly maintenance fee of 0.125% of the ending daily account balance; a $30,000 fee in lieu of a warrant; and $80,000 due upon termination of the agreement or repayment of our obligations under the agreement. The Amended and Restated Financing Agreement is secured by all of our assets.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 7 – Notes Payable

On November 2, 2018, each of Messrs. Richard K. Howe, the Company’s Chief Executive Officer and member of our board of directors, and Charles D. Morgan, G. Kent Burnett and Gordon Cameron, members of the Company’s board of directors, lent the Company $62,500, for an aggregate of $250,000, under the terms of 10% Promissory Notes. The Company is using the proceeds from these notes to pay certain costs associated with the pending Merger. The notes are unsecured, bear interest at 10% per annum and the principal and accrued interest is due on November 2, 2019, subject to acceleration upon an Event of Default or Change of Control (as both terms are defined in the note) (see Note 18 - Related Party Transactions).

Note 8 – Convertible Promissory Note

On November 1, 2018, the Company and ConversionPoint Investments, LLC., an affiliate of CPT (the “Noteholder”) entered into a Securities Purchase Agreement for up to $2 million pursuant to which the Company issued and sold a $1,000,000 principal amount 10% senior unsecured subordinated convertible promissory note (“the Subordinated Promissory Note”) to the Noteholder which we are using for working capital. The Subordinated Promissory Note, which bears interest at the rate of 10% per annum, and the principal and accrued interest is due on November 1, 2021. In the event Merger Agreement is terminated, and providing that the shares issuable upon the possible conversion of the Subordinated Promissory Note have been approved for listing on the NYSE American, the Noteholder may, upon 15 days written notice to the Company, elect to convert all or any portion of the principal and accrued and unpaid interest due under the Subordinated Promissory Note into shares of the Company’s common stock (see Note 19 - ConversionPoint Merger). The conversion portion of the Subordinated Promissory Note was analyzed for derivative accounting and is deemed immaterial.

Note 9 – Accrued Expenses and Other Current Liabilities

	2018	2017
Accrued marketing costs (TAC)	$1,509,843	$1,107,404
Accrued expenses and other	461,823	624,688
Accrued payroll and commission liabilities	200,290	867,634
Capital leases, current portion	198,769	209,940
Arkansas grant contingency	55,000	2,245
Accrued sales allowance	50,000	50,000
Accrued taxes, current portion	14,109	25,905
Total	$2,489,834	$2,887,816

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 10 – Other Long-Term Liabilities

Other long-term liabilities consist of the following at December 31, 2018 and 2017:

	2018	2017
Deferred rent	$98,276	$131,493
Capital leases, less current portion	80,969	281,470
Accrued taxes, less current portion	13,762	13,762
Total	$193,007	$426,725

Note 11 - Income Taxes

The provision for income taxes consists of the following at December 31, 2018 and 2017:

	2018	2017
Current tax provision	$—	$(91,477)
Deferred tax benefit	—	(1,406,599)
Total tax benefit	$—	$(1,498,076)

In 2017, we recognized an income tax benefit of $1,498,076 due to the passing of the Tax Cuts and Jobs Act in December 2017. The new law reduced corporate income tax rates from 35% to 21%. As a result, the deferred tax assets and liabilities recorded in the consolidated balance sheets were reevaluated at the new tax rates. Both the deferred tax assets and the deferred tax liabilities were reduced. The decrease in the deferred tax liability resulted in the one-time income tax benefit.

A reconciliation of the expected Federal statutory rate to our actual rate as reported for each of the periods presented is as follows:

	2018	2017
Federal statutory rate	21%	34%
State income tax rate, net of federal benefit	(1%)	4%
Permanent differences	(2%)	(2%)
Impact in changes in tax law	—%	22%
Change in valuation allowance	(18%)	(25%)
	—%	33%

Deferred Income Taxes

Deferred income taxes are the result of temporary differences between book and tax basis of certain assets and liabilities, timing of income and expense recognition of certain items and net operating loss carry-forwards.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 11 – Income Taxes (continued)

We assess temporary differences resulting from different treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in the consolidated balance sheets. We evaluate the realizability of our deferred tax assets on a regular basis, an exercise that requires significant judgment. In the course of this evaluation we considered our recent history of tax losses, the economic conditions in which we operate, recent organizational changes and our forecasts and projections. We believe it is more likely than not that essentially none of our deferred tax assets will be realized, and we have recorded a valuation allowance for the net deferred tax assets that may not be realized as of December 31, 2018 and 2017.

The following is a schedule of the deferred tax assets and liabilities as of December 31, 2018 and 2017:

	2018	2017
Deferred tax assets:
Net operating loss carry forward	$31,473,506	$29,622,135
Intangible assets	863,400	1,278,900
Stock based expenses	—	1,176,900
Accrued expense	142,000	362,000
Deferred rent	27,000	33,400
Allowance for doubtful accounts	17,500	23,200
Other	140,300	7,200
Subtotal	32,663,706	32,503,735

Less valuation allowance	(32,663,706)	(32,503,735)
Total	—	—
Deferred tax liabilities:
Intangible assets and property and equipment	2,162,500	2,307,600
Other	177,332	24,300
Total	2,339,832	2,331,900
Total deferred tax liabilities	$(2,339,832)	$(2,331,900)

The net operating losses amounted to approximately $89,272,000 and expire beginning 2021 through 2038. Pursuant to Internal Revenue Service Code Section 382, the use of certain of the Company’s net operating loss carry forwards are limited due to a cumulative change in ownership.

We are currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2015 through 2017. Our state income tax returns are open to audit under the statute of limitations for the same periods.

We recognize interest and penalties related to income taxes in income tax expense. We have incurred no penalties and interest for the years ended December 31, 2018 and 2017.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 12 – Stock Based Compensation

We maintain a stock-based compensation program intended to attract, retain and provide incentives for talented employees and directors and align stockholder and employee interests. Currently, we grant options and restricted stock units (“RSUs”) from the 2010 Equity Compensation Plan (“2010 ECP”) and the 2017 Equity Compensation Plan (“2017 ECP”). Option and restricted stock unit vesting periods are generally up to three years.

Compensation Expense

We recorded stock-based compensation expense for all equity incentive plans of $915,469 and $1,279,807 for the years ended December 31, 2018 and 2017, respectively. Total compensation cost not yet recognized at December 31, 2018 was $944,426 to be recognized over a weighted-average recognition period of 1.6 years.

Award Information and Activity

The following table summarizes the stock grants outstanding under our 2005 Long-Term Incentive Plan (“2005 LTIP”), 2010 ECP and 2017 ECP plans as of December 31, 2018:

	Options Outstanding	RSUs Outstanding	Options and RSUs Exercised	Available Shares	Total
2017 ECP	—	733,500	41,664	1,524,836	2,300,000
2010 ECP	250,498	838,364	3,380,919	612,237	5,082,018
2005 LTIP (*)	13,748	—	950,085	—	963,833
Total	264,246	1,571,864	4,372,668	2,137,073	8,345,851

(*) Expired June 2015

The fair value of restricted stock units is determined using market value of the common stock on the date of the grant. The fair value of stock options is determined using the Black-Scholes-Merton valuation model. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the expected life of the option, stock price volatility, risk-free interest rate, dividend yield, exercise price, and forfeiture rate. Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. The forfeiture rate, which is estimated at a weighted average of 0% of unvested options outstanding, is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate.

At December 31, 2018, the 2005 LTIP and 2010 ECP plans had 264,246 outstanding options and all were exercisable with an aggregate intrinsic value of $0, a weighted average exercise price of $2.84 and a weighted average remaining contractual term of 2.1 years.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 12 – Stock Based Compensation (continued)

The following table summarizes our stock option activity under the 2005 LTIP and 2010 ECP plans during 2018:

	Options	Weighted Average Exercise Price
Outstanding, beginning of year	264,246	$2.84
Granted	—	$—
Forfeited, expired or cancelled	—	$—
Exercised	—	$—
Outstanding, end of year	264,246	$2.84
Exercisable, end of year	264,246	$2.84

No options were granted during 2018 or 2017.

Expected volatility is based on the historical volatility of our common stock over the period commensurate with or longer than the expected life of the options. The expected life of the options is based on the vesting schedule of the option in relation to the overall term of the option. The risk free interest rate is based on the market yield of the U.S. Treasury Bill with a term equal to the expected term of the option awarded. We do not anticipate paying any dividends so the dividend yield in the model is zero.

The following table summarizes our restricted stock activity for 2018:

	Restricted Stock	Weighted Average Fair Value
Outstanding, beginning of year	1,071,538	$1.84
Granted	1,664,266	$0.76
Exercised	641,843	$2.26
Forfeited	522,097	$1.04
Outstanding, end of year	1,571,864	$0.79

Note 13 – Stockholders Equity

Earnings per Share

During the 2018 and 2017, we generated a net loss from continuing operations and as a result, all of our shares are anti-dilutive.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 14 – Discontinued Operations

Certain of our subsidiaries previously operated in the European Union (“EU”). Though operations ceased in 2009, statutory requirements made it necessary to have a continued presence in the EU for varying terms until November 2015. Profits and losses generated from the remaining assets and liabilities are accounted for as discontinued operations.

In the third quarter of 2016, our petition with the UK (United Kingdom) Companies House to strike off and dissolve the remaining subsidiary in the EU was approved. As of December 31, 2017, we recorded a net income of $1,109 due primarily to the adjustment of certain accrued liabilities.

Note 15 – Retirement Plan Costs

We provide a 401(k) plan to help our employees prepare for retirement where we matched each employee’s contributions to the plan up to the first four percent of the employee’s annual salary. Effective October 31, 2018, the employer match was suspended. The matching contribution for the years ended December 31, 2018 and 2017 was $222,083 and $255,366, respectively.

Note 16 - Leases

We lease certain office space and equipment. As leases expire, it can be expected that they will be renewed or replaced in the normal course of business. Rent expense was $411,135 and $431,949 for the year ended December 31, 2018 and 2017, respectively.

Minimum lease payments under non-cancelable operating leases for the periods ended December 31:

Lease Payments
2019	$477,319
2020	405,606
2021	242,558
2022	$163,284
Total	$1,288,767

April 2015, we entered into a five-year agreement to lease office space in Little Rock, Arkansas commencing October 1, 2015, to serve as our headquarters. The lease is for 12,245 square feet and will cost approximately $171,000 during its first year. Thereafter, the lease payment increases by 2%.

As part of the 2017 asset acquisition, Inuvo assumed the office space lease and a lease obligation in Sunnyvale, CA. The lease was for 15,717 square feet and cost approximately $95,000 for the remaining term of the lease which expired in July 2017.

In June 2017, we entered into an agreement to lease 4,801 square feet of office space in San Jose, CA commencing on July 17, 2017. The lease has a term of five years and will cost approximately $216,000 during its first year. Thereafter, the lease payments increase by 3%.

In June 2017, we entered into an agreement with Dell Financial Services to lease computer equipment for our data centers. The lease has a term of three years and will cost approximately $173,000 over the life of the lease.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 16 – Leases (continued)

Capital lease obligations and future minimum lease payments under non-cancelable capital leases as of December 31, 2018 are:

Lease Payments
2019	$213,879
2020	82,405
Total payments under capital lease obligations	296,284
Less amount representing interest	(16,546)
Present value of capital lease obligations	279,738
Current portion of capital lease obligations	(198,769)
Capital lease obligations, net of current portion	$80,969

Assets acquired under capital lease obligations are included in property and equipment in the accompanying consolidated balance sheets. Cost and related accumulated depreciation as of December 31, 2018 and 2017 are as follows:

	2018	2017
Equipment	$707,264	$707,264
Less accumulated depreciation	(441,084)	(242,169)
Equipment, net	$266,180	$465,095

Depreciation expense on assets under capital lease obligations was $198,914 and $173,097 for the years ended December 31, 2018 and 2017, respectively and is included in the consolidated statements of operations.

In February 2017, we acquired the assets and certain liabilities of NetSeer, Inc. including the capital lease for computer equipment with a remaining value at that time of $88,575.

In June 2017, we entered into an agreement with Dell Financial Services to lease computer equipment for our data centers. The lease has a term of three years and will cost approximately $516,000 over the life of the lease.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 17 – NetSeer Acquisition

On February 6, 2017, we entered into an Asset Purchase Agreement to acquire the assets of NetSeer, Inc. Under the terms of the agreement, we acquired substantially all of the assets of NetSeer, and assumed certain liabilities and personnel obligations, in exchange for 3,529,000 shares of our common stock. Of this amount, 529,350 shares were deposited into escrow with our counsel under the terms of an escrow agreement pending possible post-closing adjustments in the purchase price related to working capital and audited financial statement adjustments, as well as in connection with possible indemnification claims post-closing. In August 2017, these shares were released from escrow and delivered to the sellers in accordance with the terms of the Asset Purchase Agreement. The operating results of this acquisition have been included in the consolidated statements of operations since the acquisition date. As a result of the business acquisition, the Company recognized goodwill in the amount of $4,013,034. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from the asset acquisition. The Company incurred approximately $350,000 in acquisition related costs, which are recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Total consideration paid in common stock (with marketability discount applied)	$4,459,244
Fair value of assets acquired:
Accounts receivable, net	(2,292,485)
Prepaid expenses and other current assets	(236,163)
Property and equipment, net	(119,101)
Goodwill	(4,013,034)
Intangible assets	(4,360,000)
Fair value of liabilities assumed:
Accounts payable	$3,579,787
Accrued expenses and other current liabilities	1,152,789
Other long-term liabilities	49,149
Debt	2,015,577
Cash received in acquisition	$235,763

In accordance with ASC guidance related to business combinations, net consideration was first allocated to the fair value of assets acquired, including specifically identifiable intangible assets and liabilities assumed, with the excess being recorded as goodwill. Goodwill related to this acquisition is not deductible for tax purposes and is not amortized, but instead is subject to periodic impairment tests.

The purchase includes the assumption of gross customer accounts receivable totaling $2,292,485. The Company has collected most of these receivables and has recorded them at their fair value, the gross contractual amount. Specifically identifiable intangible assets consist of $4,360,000 and are amortized on a straight-line basis over the estimated useful life. Additionally, revenue totaling approximately $15.8 million from the 2017 asset acquisition is included in the consolidated statements of operations as of December 31, 2017.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 18 – Related Party Transactions

In 2018 and 2017, the Company received a total of $31,500 and $117,385, respectively from First Orion Corp., which is partially owned by two directors and shareholders of Inuvo, for providing IT services.

On November 2, 2018, each of Messrs. Richard K. Howe, the Company’s Chief Executive Officer and member of our board of directors, and Charles D. Morgan, G. Kent Burnett and Gordon Cameron, members of the Company’s board of directors, lent the Company $62,500, for an aggregate of $250,000, under the terms of 10% Promissory Notes. The Company is using the proceeds from these notes to pay certain costs associated with the pending Merger. The notes are unsecured, bear interest at 10% per annum and the principal and accrued interest is due on November 2, 2019, subject to acceleration upon an Event of Default or Change of Control (as both terms are defined in the note) (see Note 7 - Notes Payable).

Note 19 - ConversionPoint Merger

On November 2, 2018, the Company entered into the Merger Agreement with CPT, ConversionPoint Holdings, Inc., a wholly-owned subsidiary of CPT (“Parent”), CPT Merger Sub, Inc., a wholly-owned subsidiary of Parent (“CPT Merger Sub”), and CPT Cigar Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Inuvo Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Inuvo Merger Sub with the Company as the surviving corporation in the Inuvo Merger (the “Inuvo Merger”), and CPT merging with and into CPT Merger Sub with CPT as the surviving corporation in the CPT Merger (the “CPT Merger” and collectively with the Inuvo Merger, the “Merger”). Upon consummation of the Merger, CPT and Inuvo will be wholly-owned subsidiaries of Parent. The Merger Agreement was unanimously approved by the Board of Directors of each of the Company, CPT, Parent, CPT Merger Sub, and Inuvo Merger Sub.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger the Company’s shareholders will be entitled to receive $0.45 in cash and 0.18877 shares of Parent common stock for each share of common stock of the Company, and CPT’s stockholders will be entitled to receive 0.9840 shares of Parent common stock for each share of common stock of CPT. Each outstanding option to acquire a share of the Company’s common stock will be converted into an option to acquire 0.2370 shares of Parent’s common stock. In addition, unvested restricted stock units will vest in full immediately prior to consummation of the Merger and will be entitled to receive the merger consideration. No fractional shares of Parent common stock will be issued in the Merger and Parent stockholders and CPT stockholders will receive cash in lieu of any fractional interests.

The Merger Agreement contains customary representations and warranties from each party to the agreement, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of the CPT’s and the Company’s businesses during the interim period between the execution of the Merger Agreement and the closing of the Merger, (2) the Company’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Merger Agreement and the Inuvo Merger, (3) CPT’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the CPT Merger, (4) the recommendation by the Board of Directors of the Company in favor of approval of the Merger Agreement and the Inuvo Merger by the Company’s shareholders, and (5) the Company’s non-solicitation obligations relating to alternative business combination transactions.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 19 – ConversionPoint Merger (continued)

The completion of the Merger is subject to (1) the approval of CPT’s stockholders and the Company’s shareholders, (2) regulatory approvals, (3) the closing of financing to the Parent of $36,000,000 (the “Financing”), (4) the approval of the listing of shares of Parent’s common stock on NASDAQ and conditional approval for listing on the TSX, (5) the delivery of customary opinions from counsel to the CPT and the Company to the effect that the Merger will qualify as a tax-free exchange for federal income tax purposes (6) Parent entering into separation agreements with Mr. Howe, the Company Chief Executive Officer, Mr. Ruiz, the Company’s Chief Financial Officer and Secretary, and Mr. Pisaris, the Company’s General Counsel, and (7) other customary closing conditions. Immediately following the Merger, Richard K. Howe will serve as non-executive chairman of the board of directors of the Parent and an additional individual appointed by Inuvo shall serve on the seven member board of directors of the Parent.

The Merger Agreement contains customary termination rights for both the Company and CPT and further provides that (1) a termination payment of approximately $2.8 million will be payable by the Company to CPT in certain circumstances; and (2) a termination payment of approximately $2.8 million will be payable by CPT to the Company in certain circumstances, including if the Parent fails to consummate the Financing by May 31, 2019.

On November 1, 2018, the Company and CPT Investments, LLC., an affiliate of CPT (the “Noteholder”) entered into a Securities Purchase Agreement for up to $2 million pursuant to which the Company issued and sold a $1,000,000 principal amount 10% senior unsecured subordinated convertible promissory note (“the Subordinated Promissory Note”) to the Noteholder which we are using for working capital.

The Subordinated Promissory Note, which bears interest at the rate of 10% per annum, and the principal and accrued interest is due on November 1, 2021. The maturity date of the Subordinated Promissory Note is subject to acceleration in the event (i) the Closing (as that term is defined in the Merger Agreement) occur pursuant to the Merger Agreement, in which event the maturity date is accelerated to the fifth day after the Closing Date (as that term is defined in the Merger Agreement) and (ii) immediately upon an Event of Default (as that term is defined in the Subordinated Promissory Note). The Company has the right to prepay the amounts due under the Subordinated Promissory Note at any time, upon 15 days prior written notice to the Noteholder, subject to the term of the note and Noteholder consent. The Company’s obligations under the Subordinated Promissory Note are unsecured and subordinate to its obligations to Western Alliance Bank, the Company’s secured lender.

In the event Merger Agreement is terminated, and providing that the shares issuable upon the possible conversion of the Subordinated Promissory Note have been approved for listing on the NYSE American, the Noteholder may, upon 15 days written notice to the Company, elect to convert all or any portion of the principal and accrued and unpaid interest due under the Subordinated Promissory Note into shares of the Company’s common stock at a conversion price of $0.44 per share, or $0.35 per share if the Merger Agreement is terminated for any reason other than in connection with a Superior Proposal (as defined in the Merger Agreement). The conversion prices are subject to proportional adjustment in the event of stock split or adjustments. The Subordinated Promissory Note also contains a provision limiting the Company’s ability to issue any shares of our common stock upon any voluntary conversion by the Noteholder which, when aggregated with all shares of its common stock issued pursuant to a conversion of the Subordinated Promissory Note, would exceed 19.99% of our issued and outstanding shares of common stock immediately preceding the issuance of the note without first obtaining stockholder approval in accordance with the rules of the NYSE American.

On November 1, 2018 the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Noteholder covering the shares of its common stock which may be issued upon a conversion of the Subordinated Promissory Note.

Inuvo, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

Note 20 – Subsequent Events

Effective February 1, 2019, the Amended and Restated Business Financing Agreement with Western Alliance Bank was amended with the First Amendment to Amended and Restated Business Financing Agreement. The amendment extended the $2.5 million sublimit for unbilled eligible receivables to April 30, 2019 and increased the Success Fee from $75,000 to $80,000.

On March 1, 2019, we entered into a Securities Purchase Agreement with three accredited investors for the purchase and sale of an aggregate of $1,440,000 of principal of Original Issue Discount Unsecured Subordinated Convertible Notes (“Notes”) due September 1, 2020 to fund working capital and additional expenses resulting from the delay in closing associated with the government shut down. The proceeds from the offering were $1,200,000. We did not pay any commissions or finders fees in connection with the sale of the Notes. Other than the original issue discount, no additional interest accrues on the Notes, except during the existence of an event of default under the Notes, where interest accrues at the lesser of (i) the rate of 15% per annum, or (ii) the maximum amount permitted by law. The initial conversion price of the Notes is $1.08 per share. Assuming no adjustment to the conversion price, the Note holders would receive 1,333,333 unregistered shares of our common stock. The shares of common stock issuable upon conversion are restricted, subject to resale under Rule 144. If the Mergers (see Note 19), however, are not completed or a change of control does not occur within six months of the issuance of the Notes, each holder has the right to immediately convert any portion of the Note at the greater of (a) a 20% discount from the average VWAP for the 10 trading days prior to giving notice of conversion, or (b) $0.44 per share. Should the Mergers fail to close and the note to CPT Investments, LLC (see Note 8) is converted into our common stock, the holders are then permitted to immediately convert any portion of the Note at $0.44 per share.

On March 1, 2019, we entered into Amendment No. 1 to the Agreement and Plan of Merger dated November 2, 2018 (the “Amendment”) to (i) due to the delays in the SEC’s ability to review and declare effective securities filings because of the government shutdown, extend the outside date for New Parent to receive funding in a financing from May 31, 2019 to July 12, 2019, and extend the outside termination date for closing of the Mergers from June 30, 2019, to August 5, 2019, (ii) permit the issuances of the above described Notes and permit us to issue up to 3,272,728 shares of common stock or securities convertible into up to 3,272,728 shares of our common stock, and waive any breach of our representations, warranties, or covenants that would be caused by the stock issuance. Our exchange ratio of 0.18877 shares of New Parent common stock for each share of our common stock for the stock portion of the merger consideration is adjusted downward to account for the dilutive effect of the stock issuance, and (iii) permit us to amend our articles of incorporation to increase the amount of its authorized shares of common stock from 40,000,000 to 60,000,000.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

The certificate of incorporation of ConversionPoint Holdings, Inc. (“New Parent”) provides that, except in certain specified instances, its directors shall not be personally liable to New Parent or its stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

●	any breach of their duty of loyalty to New Parent or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
●	any transaction from which the director derived an improper personal benefit.

In addition, New Parent’s certificate of incorporation and bylaws obligate it to indemnify its directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of New Parent. New Parent’s bylaws also authorize it to purchase and maintain insurance on behalf of any of its directors or officers against any liability asserted against that person in that capacity, whether or not New Parent would have the power to indemnify that person under the provisions of the DGCL. New Parent has entered and expect to continue to enter into agreements to indemnify its directors and officers as determined by the New Parent Board. These agreements provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. New Parent believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. New Parent also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in New Parent’s certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New Parent’s directors and officers, even though an action, if successful, might benefit New Parent and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of New Parent’s directors, officers or employees regarding which indemnification is sought, and New Parent is not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of New Parent’s certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act, New Parent has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

●	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 1st day of April, 2019.

ConversionPoint Holdings, Inc.,
a Delaware corporation

By:	/s/ ROBERT TALLACK
Robert Tallack
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT TALLACK	Chief Executive Officer (principal executive officer) and Chairman of the Board of Director	April 1, 2019
Robert Tallack

/s/ RAGHUnath KILAMBI	Chief Financial Officer (principal financial and accounting officer)	April 1, 2019
Raghunath Kilambi

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated November 2, 2018, by and among ConversionPoint Holdings, Inc., ConversionPoint Technologies Inc., CPT Merger Sub, Inc., Inuvo, Inc. and CPT Cigar Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus which forms part of this registration statement).

2.2	Securities Purchase Agreement, by and between Inuvo, Inc. and CPT Investments, LLC, dated November 1, 2018 (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Inuvo, Inc. as filed on November 5, 2018, File No. 001-32442).

2.3	10% Senior Unsecured Subordinated Convertible Promissory Note, executed by the Company in favor of CPT Investments, LLC, dated November 1, 2018 (Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Inuvo, Inc. as filed on November 5, 2018, File No. 001-32442).

2.4	Securities Purchase Agreement, by and between Inuvo, Inc. and CPT Investments, LLC, dated November 1, 2018 (Incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K of Inuvo, Inc. as filed on November 5, 2018, File No. 001-32442).

2.5	Registration Rights Agreement, by and between Inuvo, Inc. and CPT Investments, LLC, dated November 1, 2018 (Incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of Inuvo, Inc. as filed on November 5, 2018, File No. 001-32442).

2.6	Form of 10% Promissory Note, executed by Inuvo, Inc. in favor of certain affiliates of Inuvo, Inc., dated November 1, 2018 (Incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K of Inuvo, Inc. as filed on November 5, 2018, File No. 001-32442).

2.7	First Amendment to Agreement and Plan of Merger dated March 1, 2019, by and among Inuvo, Inc., a Nevada corporation, ConversionPoint Technologies Inc., a Delaware corporation, ConversionPoint Holdings, Inc., a Delaware corporation, CPT Merger Sub, Inc., a Delaware corporation and CPT Cigar Merger Sub, Inc., a Nevada corporation (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 5, 2019, File No. 001-32442).

3.1	Amended and Restated Certificate of Incorporation of ConversionPoint Holdings, Inc. (included as Annex B to the joint proxy statement/prospectus which forms part of this registration statement)

3.2	Bylaws of ConversionPoint Holdings, Inc. (included as Annex C to the joint proxy statement/prospectus which forms part of this registration statement).

5.1^	Opinion of Troutman Sanders LLP as to validity of the securities being registered.

8.1^	Opinion of Troutman Sanders LLP regarding certain tax matters.

8.2^	Opinion of Porter Wright Morris & Arthur LLP regarding certain tax matters.

10.1	Form of Note Purchase Agreement, dated February 16, 2016, by and among SellPoints, Inc. and the persons listed on the schedule of investors attached thereto.

10.2	Form of Subordinated Unsecured Promissory Note.

10.3	First Amendment to Subordinated Unsecured Promissory Notes, dated December 1, 2017, by and among SellPoints, Inc. and the investors listed thereon.

Exhibit No.	Description

10.4	Second Amendment to Subordinated Unsecured Promissory Notes, dated August 31, 2018, by and among SellPoints, Inc., ConversionPoint Technologies, Inc. and the investors listed thereon.

10.5	Loan and Security Agreement, dated September 29, 2016, by and among SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.6	First Amendment to Loan and Security Agreement, dated February 17, 2017, by and among SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.7	Second Amendment to Loan and Security Agreement, dated December 1, 2017, by and among SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth, IV, L.P.

10.8	Third Amendment to Loan and Security Agreement, dated June 30, 2018, by and among ConversionPoint Technologies, Inc., Push Holdings, Inc., Branded Response, Inc., Tamble Inc., Comiseo, LLC, Push Interactive, LLC, Push Properties LLC, Tremeta, LLC, Base Camp Technologies, LLC, Alpine Computing Systems, LLC, SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.9	Fourth Amendment to Loan and Security Agreement, dated September 28, 2018, by and among ConversionPoint Technologies, Inc., Push Holdings, Inc., Branded Response, Inc., Tamble Inc., Comiseo, LLC, Push Interactive, LLC, Push Properties LLC, Tremeta, LLC, Base Camp Technologies, LLC, Alpine Computer Systems, LLC, SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.10	Fifth Amendment to Loan and Security Agreement, dated November 2, 2018, by and among ConversionPoint Technologies, Inc., Push Holdings, Inc., Branded Response, Inc., Tamble Inc., Comiseo, LLC, Push Interactive, LLC, Push Properties LLC, Tremeta, LLC, Base Camp Technologies, LLC, Alpine Computing Systems, LLC, SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.11	Sixth Amendment to Loan and Security Agreement, dated March 13, 2019, by and among ConversionPoint Technologies, Inc., Push Holdings, Inc., Branded Response, Inc., Tamble Inc., Comiseo, LLC, Push Interactive, LLC, Push Properties LLC, Tremeta, LLC, Base Camp Technologies, LLC, Alpine Computing Systems, LLC, SellPoints, Inc., Montage Capital II, L.P. and Partners for Growth IV, L.P.

10.12#	Employment Agreement, dated November 1, 2018, by and between Stephen Blazick and ConversionPoint Technologies Inc.

10.13#	Employment Agreement, dated November 1, 2018, by and between Christopher Jahnke and ConversionPoint Technologies Inc.

10.14#	Employment Agreement, dated November 1, 2018, by and between Raghu Kilambi and ConversionPoint Technologies Inc.

10.15#	Employment Agreement, dated November 1, 2018, by and between Jeffrey Marks and ConversionPoint Technologies Inc.

10.16#	Employment Agreement, dated November 1, 2018, by and between Haig Newton and ConversionPoint Technologies Inc.

10.17#	Employment Agreement, dated November 1, 2018, by and between Andre Peschong and ConversionPoint Technologies Inc.

10.18#	Employment Agreement, dated November 1, 2018, by and between Robert Tallack and ConversionPoint Technologies Inc.

10.19#	Form of Indemnification Agreement by and between ConversionPoint Technologies Inc. and each of its directors and officers.

Exhibit No.	Description

10.20	Lease, dated October 14, 2013, by and between 65th Street Development Company, LLC and SellPoints Inc. for that certain real property commonly known as 6550 Vallejo Street, Suite 200, Emeryville, California 94608.

10.21	Amendment No. 1 to SellPoints, Inc. Lease, dated December 11, 2013, by and between 65th Street Development Company, LLC and SellPoints Inc.

10.22	Amendment No. 2 to SellPoints, Inc. Lease, dated December 27, 2013, by and between 65th Street Development Company, LLC and SellPoints Inc.

10.23	Amendment No. 3 to SellPoints, Inc. Lease, dated February 27, 2015, by and between 65th Street Development Company, LLC and SellPoints Inc.

10.24	Amendment No. 4 to SellPoints, Inc. Lease, dated February 9, 2018, by and between 65th Street Development Company, LLC and SellPoints Inc.

10.25	Amendment No. 5 to SellPoints, Inc. Lease, dated August 1, 2018, by and between 65th Street Development Company, LLC and SellPoints Inc.

10.26	Lease Agreement, dated June 1, 2014, by and between At Glenwood, LLC and Tamble Inc. for that certain real property commonly known as 225, 301 and 305 Thomas Avenue N., Minneapolis, Minnesota 55405.

10.27	Amendment to Lease Agreement, dated June 1, 2018, by and between At Glenwood, LLC and ConversionPoint Technologies Inc..

10.28	Second Amendment to Lease Agreement, dated September 15, 2018, by and between At Glenwood, LLC and ConversionPoint Technologies Inc.

10.29	Lease, dated March 20, 2018, by and between The Irvine Company LLC and ConversionPoint Technologies Inc. for that certain real property commonly known as 840 Newport Center Drive, Suite 450, Newport Beach, California 92660.

10.30	2005 Long-Term Incentive Plan (Incorporated by reference to Annex C to the Definitive Proxy Statement on Schedule 14A of Inuvo, Inc. as filed on February 8, 2006, File No. 001-32442.)

10.31	2015 Long Term Equity Incentive Program (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on July 29, 2015, File No. 001-32442.)

10.32	Third Business Financing Modification Agreement, dated March 29, 2013, effective May 1, 2013, with Bridge Bank, National Association. (Incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on May 9, 2013, File No. 001-32442).

10.33***	Amendment No. 8 to Yahoo! Publisher Network Contract effective as of September 1, 2013, executed and delivered October 10, 2013. (Incorporated by reference to Exhibit 10.28 to Amendment No. 1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on January 6, 2014, File No. 001-32442).

10.34	2010 Equity Compensation Plan (Incorporated by reference to the Definitive Proxy Statement on Schedule 14A of Inuvo, Inc. as filed on April 30, 2010, File No. 001-32442.)

10.35	Lease Agreement, dated April 8, 2015, with Arkansas Democrat-Gazette, Inc. (Incorporated by reference to Exhibit 10.30 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on April 29, 2015, File No. 001-32442.)

Exhibit No.	Description

10.36	First Business Financing Modification Agreement with Bridge Bank, National Association, dated June 29, 2012. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on August 9, 2012, File No. 001-32442.)

10.37	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Richard K. Howe (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.38	Second Business Financing Modification Agreement with Bridge Bank, National Association, dated October 11, 2012. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on November 8, 2012, File No. 001-32442.)

10.39	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and Wallace D. Ruiz (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.40	Employment Agreement dated March 1, 2012 between Inuvo, Inc. and John B. Pisaris (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.41	Amendment dated February 29, 2012 to 2010 Equity Compensation Plan (Incorporated by reference to Exhibit 99.2 to the Registration statement on Form S-8 of Inuvo, Inc. as filed on February 29, 2012, File No. 001-32442.)

10.42	Business Financing Agreement, dated March 1, 2012, with Bridge Bank, National Association (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.43	Intellectual Property Security Agreement, dated March 1, 2012, between Inuvo, Inc. and Bridge Bank, National Association (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.44	Intellectual Property Security Agreement, dated March 1, 2012, between subsidiaries and Bridge Bank, National Association (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 6, 2012, File No. 001-32442.)

10.45	Quick Action Closing Fund Grant Agreement, dated January 25, 2013, with the Arkansas Economic Development Commission. (Incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on March 13, 2013, File No. 001-32442).

10.46	Grant Reimbursement Agreement, dated January 25, 2013, with the Arkansas Economic Development Commission. (Incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on March 13, 2013, File No. 001-32442).

10.47	Amendment #11 to Yahoo! Publisher Network Contract, effective January 15, 2016, executed and delivered January 26, 2015. (Incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on February 12, 2016, File No. 001-32442).

10.48	Yahoo! Publisher Network Contract, dated April 4, 2009, as amended. (Incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on December 28, 2012, File No. 001-32442).

Exhibit No.	Description

10.49	Fourth Business Financing Modification Agreement, dated March 6, 2014, with Bridge Bank, National Association. (Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on March 10, 2014, File No. 001-32442).

10.50	Fifth Business Financing Modification Agreement, dated September 29, 2014 with Bridge Bank N.A. (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on October 30, 2014, File No. 001-32442).

10.51	Bridge Bank BFA Modification, dated October 9, 2014. (Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of Inuvo, Inc as filed on October 30, 2014, File No. 001-32442).

10.52***	Amendment #12 to Yahoo! Publisher Network Contract, effective March 2, 2016. (Incorporated by reference to Exhibit 10.25 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on April 27, 2016, File No. 001-32442).

10.53	Sixth Business Financing Modification Agreement, dated September 27, 2016 with Bridge Bank N.A. (Incorporated by reference to Exhibit 10.26 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on October 26, 2016, File No. 001-32442).

10.54	Seventh Business Financing Modification Agreement, dated December 9, 2016 with Bridge Bank N.A. (Incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on February 16, 2017, File No. 001-32442).

10.55***	Google Services Agreement, dated February 28, 2017 (Incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K of Inuvo, Inc. as filed on February 16, 2017, File No. 001-32442).

10.56	Eight Business Financing Modification Agreement dated March 27, 2017 by and among Western Alliance Bank, Inuvo, Inc., BabytoBee LLC, Kowabunga Marketing, Inc., Vertro, Inc. and Alot, Inc. (Incorporated by reference to Exhibit 10.26 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on May 5, 2017, File No. 001-32442).

10.57	Google Services Agreement effective March 1, 2017 by and between Vertro, Inc. and Google Inc. (Incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K/A of Inuvo, Inc. as filed on June 7, 2017, File No. 001-32442).

10.58	Lease Agreement, dated June 5, 2017, with KBSIII ALMADEN FINANCIAL PLAZA, LLC. (Incorporated by reference to Exhibit 10.28 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on August 8, 2017, File No. 001-32442).

10.59	Ninth Business Financing Modification Agreement, dated August 7, 2017, with Bridge Bank N.A. (Incorporated by reference to Exhibit 10.29 to the Quarterly Report on Form 10-Q of Inuvo, Inc. as filed on August 8, 2017, File No. 001-32442).

10.60	Amendment No. 14 dated February 28, 2018 to the Yahoo Publisher Network Contract (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Inuvo, Inc. filed March 6, 2018, File No. 001-32442).

10.61	Tenth Business Financing Modification Agreement dated April 30, 2018 with Western Alliance Bank (Incorporated by reference to Exhibit 10.40 to the Quarterly Report on Form 10-Q of Inuvo, Inc., as filed on May 9, 2018 File No. 001-32442).

10.62***	Amendment # 16 dated Yahoo! Publisher Network Contract dated August 28, 2018 (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Inuvo, Inc., as filed on November 7, 2018 File No. 001-32442).

Exhibit No.	Description

10.63	Form of Amendment #11 dated September 19, 2018 to the Business Financing Agreement with Western Alliance Bank (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of Inuvo, Inc., as filed on November 7, 2018 File No. 001-32442).

10.64	Form of Amended and Restated Business Financing Agreement dated October 11, 2018 with Western Alliance Bank (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of Inuvo, Inc., as filed on November 7, 2018 File No. 001-32442).

10.65	Form of Indemnification Agreement for Inuvo Directors and Executive Officers (Incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Inuvo, Inc., as filed on November 7, 2018 File No. 001-32442).

10.66***	Amendment Number One to Google Services Agreement, effective as of March 1, 2019 (Incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K of Inuvo, Inc., as filed on March 15, 2019 File No. 001-32442).

10.67***	Amendment # 18 to Yahoo! Publisher Network Contract, effective as of January 1, 2019 (Incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of Inuvo, Inc., as filed on March 15, 2019 File No. 001-32442).

10.68	First Amendment to Amended and Restated Business Financing Agreement with Western Alliance Bank, effective as of January 31, 2019 (Incorporated by reference to Exhibit 10.15, to the Annual Report on Form 10-K of Inuvo, Inc., as filed on March 15, 2019 File No. 001-32442).

10.69	Form of Securities Purchase Agreement, dated March 1, 2019 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 5, 2019, File No. 001-32442).

10.70	Form of $1,440,000 Original Issue Discount Unsecured Subordinated Convertible Notes due September 1, 2020 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Inuvo, Inc. as filed on March 5, 2019, File No. 001-32442).

21.1	Subsidiaries of ConversionPoint Holdings, Inc.

23.1	Consent of Squar Milner LLP, independent registered public accounting firm for ConversionPoint Technologies Inc. and Push Holdings, Inc.

23.2	Consent of Squar Milner LLP, independent registered public accounting firm for ConversionPoint Technologies Inc. and Push Holdings, Inc.

23.3	Consent of Mayer Hoffman McCann P.C., independent auditor for Inuvo, Inc.

23.4	Consent of Frank Rimerman & Co. LLP.

23.5^	Consent of Troutman Sanders LLP (included in Exhibit 5.1 and Exhibit 8.1 hereto).

23.6^	Consent of Porter Wright Morris & Arthur LLP (included in Exhibit 8.2 hereto).

24.1^	Power of Attorney (contained on the signature page to this registration statement).

99.1^	Form of Proxy Card of ConversionPoint Technologies Inc.

Exhibit No.	Description

99.2^	Form of Proxy Card of Inuvo, Inc.

99.3	Opinion of Canaccord Genuity LLC (included as Annex F to the joint proxy statement/prospectus which forms part of this registration statement).

99.4	Consent of Canaccord Genuity LLC.

# A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

*** Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission under Rule 24b-2. The omitted confidential material has been filed separately. The location of the omitted confidential information is indicated in the exhibit with asterisks ***.

^ Previously Filed.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CONVERSIONPOINT HOLDINGS, INC.,

CONVERSIONPOINT TECHNOLOGIES, INC.,

CPT MERGER SUB, INC.,

INUVO, INC.,

and

CPT CIGAR MERGER SUB, INC.

Dated as of November 2, 2018

EXHIBITS & SCHEDULES

Exhibits:

Exhibit A	Forms of Support Agreements
Exhibit B	CPT Certificate of Merger
Exhibit C	Inuvo Certificate of Merger
Exhibit D	Form of Separation Agreement

Schedules:

Schedule 2.6(a)	Directors of Parent and Parent’s Subsidiaries
Schedule 2.6(b)	Officers of Parent and Parent’s Subsidiaries
Schedule 2.7(a)	Certificate of Incorporation of Parent
Schedule 2.7(b)	Bylaws of Parent

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 2, 2018 (the “Execution Date”), by and among CONVERSIONPOINT TECHNOLOGIES, INC., a Delaware corporation (“CPT”), CONVERSIONPOINT HOLDINGS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of CPT (“Parent”), CPT MERGER SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“CPT Merger Sub”), INUVO, INC., a Nevada corporation (“Inuvo”), and CPT CIGAR MERGER SUB, INC., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Inuvo Merger Sub”). Each of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub is a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, the respective Boards of Directors of CPT and Inuvo have each determined unanimously that it is in the best interests of their respective corporations and stockholders that the business and operations of CPT and Inuvo be combined upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties have determined that the most practical manner to give effect to such combination is through (i) the merger of CPT Merger Sub, with and into CPT, with CPT surviving the merger and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), and (ii) the merger of Inuvo Merger Sub, with and into Inuvo, with Inuvo surviving the merger and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger,” and together with the CPT Merger, the “Mergers”), each on the terms and subject to the conditions of this Agreement;

WHEREAS, in anticipation of the Mergers, CPT has formed wholly-owned subsidiaries, Parent, CPT Merger Sub and Inuvo Merger Sub;

WHEREAS, the directors and certain stockholders of CPT and Inuvo have each entered into support agreements, in the forms attached hereto as Exhibit A (collectively, the “Support Agreements”), pursuant to which each such stockholder has agreed, among other things, to vote all voting securities of CPT or Inuvo, as the case may be, beneficially owned by such stockholder in favor of the approval and adoption of the CPT Merger or the Inuvo Merger, as the case may be;

WHEREAS, CPT and Inuvo desire to make certain representations, warranties, covenants and agreements in connection with the CPT Merger and the Inuvo Merger and also prescribe various conditions to the CPT Merger and the Inuvo Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Mergers and the Financing (as defined below) (together, the “Exchanges”), taken together, shall qualify as an “exchange” governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1       Definitions. The following capitalized terms as used in this Agreement shall have the meanings ascribed to them in this Article I:

“Acquisition Agreement” has the meaning set forth in Section 6.12(b)(i) of this Agreement.

“Affiliate” of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Antitrust Laws” has the meaning set forth in Section 6.8(b) of this Agreement.

“Business Day” means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in the State of California.

“Change in Recommendation” has the meaning set forth in Section 6.12(b)(i) of this Agreement.

“Closings” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(a) of this Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect Liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such Liability, or the primary effect thereof, is to provide assurance to the obligee of such Liability that such Liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Liability will be protected (in whole or in part) against loss with respect thereto.

“Continuing Employees” has the meaning set forth in Section 6.10(a) of this Agreement.

“Contract” means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (each, including all amendments thereto).

2

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

“CPT” has the meaning set forth in the Preamble of this Agreement.

“CPT Affiliated Persons” has the meaning set forth in Section 4.20(a) of this Agreement.

“CPT Audited Financial Statements” has the meaning set forth in Section 4.5(a) of this Agreement.

“CPT Balance Sheet Date” has the meaning set forth in Section 4.6 of this Agreement.

“CPT Benefit Arrangement” means each individual employment, severance or termination agreement between CPT or any of CPT’s Subsidiaries and any current or former employee, officer or director of CPT or any of CPT’s Subsidiaries, other than (i) any agreement mandated by applicable Law or (ii) any CPT Benefit Plan.

“CPT Benefit Plans” means each employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of CPT or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by CPT or any of its Subsidiaries or to which CPT or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which CPT or any of its Subsidiaries has or may have any Liability, including but not limited to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other plan, or program.

“CPT Board” means the Board of Directors of CPT.

“CPT Book-Entry Shares” has the meaning set forth in Section 3.1(a) of this Agreement.

“CPT Bylaws” has the meaning set forth in Section 4.1(b) of this Agreement.

“CPT Certificate” has the meaning set forth in Section 3.1(a) of this Agreement.

“CPT Certificate of Incorporation” has the meaning set forth in Section 4.1(b) of this Agreement.

“CPT Certificate of Merger” has the meaning set forth in Section 2.3 of this Agreement.

3

“CPT Common Stock” means the common stock of CPT, par value $0.0001 per share.

“CPT Convertible Notes” has the meaning set forth in Section 4.2(a) of this Agreement.

“CPT Data Room” means the electronic data room hosted by Dropbox with such contents contained therein as of immediately prior to the execution of this Agreement.

“CPT Disclosure Schedule” has the meaning set forth in the preamble to Article IV of this Agreement.

“CPT Exchange Ratio” means 0.9840; provided, however, that in the event of any Post Execution Date CPT Stock Issuances, the CPT Exchange Ratio shall be adjusted by taking the number of shares of Parent Common Stock to be allocated to CPT stockholders, holders of CPT RSUs and holders of CPT Convertible Notes that convert into shares of CPT Common Stock (ignoring the impact of any Dissenting Shares), which is 15,567,200 shares of Parent Common Stock, and dividing that amount by the sum of (i)(A) the number of shares of CPT Common Stock outstanding as of the Execution Date, plus (B) the number of shares of CPT Common Stock to be issued upon the vesting of CPT RSUs, plus (C) the number of shares of CPT Common Stock issuable upon the conversion of CPT Convertible Notes (which (A), (B), and (C) totals 15,819,911 as of November 1, 2018), and (ii) the amount of Post Execution Date CPT Stock Issuance. By way of example; if the Post Execution Date CPT Stock Issuances equal 500,000 shares of CPT Common Stock, the CPT Exchange Ratio would be adjusted to equal 0.9539 calculated as follows: 15,567,200 / (15,819,911 + 500,000) = 0.9539.

“CPT Financial Statements” has the meaning set forth in Section 4.5(b) of this Agreement.

“CPT Leases” has the meaning set forth in Section 4.16(b) of this Agreement.

“CPT Material Adverse Effect” means any fact, event, circumstance or effect, other than any Excluded CPT Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of CPT and its Subsidiaries, taken as a whole or (ii) prevents, or would reasonably be expected to prevent, the ability of CPT and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“CPT Material Contracts” has the meaning set forth in Section 4.10(a) of this Agreement.

“CPT Material Leased Real Property” has the meaning set forth in Section 4.16(b) of this Agreement.

“CPT Material Licenses” has the meaning set forth in Section 4.15(b) of this Agreement.

“CPT Merger” has the meanings set forth in the Recitals of this Agreement.

4

“CPT Merger Consideration” has the meaning set forth in Section 3.1(a) of this Agreement.

“CPT Merger Sub” has the meaning set forth in the Preamble of this Agreement.

“CPT Owned Intellectual Property” means all material Intellectual Property owned by CPT.

“CPT Permits” has the meaning set forth in Section 4.9(a) of this Agreement.

“CPT Preferred Stock” has the meaning set forth in Section 4.2(a) of this Agreement.

“CPT Product” means any product, line of products or service which CPT or any of its Subsidiaries has marketed and/or sold in the preceding three (3) calendar years.

“CPT Qualified Plans” has the meaning set forth in Section 4.12(d) of this Agreement.

“CPT Registered Brand Name” means all registrations for trademarks, trade names, brand names, and service marks owned by CPT or any of its Subsidiaries that are material to the business and operations of the business.

“CPT Representatives” means with respect to CPT, each of its Subsidiaries, and each of CPT’s and such Subsidiaries’ respective officers, directors, managers, employees, agents, counsel, accountants, investment bankers, financial advisors and authorized representatives.

“CPT Required Statutory Approvals” has the meaning set forth in Section 4.4(f) of this Agreement.

“CPT RSU” has the meaning set forth in Section 3.1(g) of this Agreement.

“CPT Stock Options” means options to acquire CPT Common Stock granted under or pursuant to any CPT Stock Plan or otherwise.

“CPT Stock Plans” means any plan or arrangement under which CPT grants equity-based awards.

“CPT Stockholders’ Meeting” means a meeting of the holders of CPT Common Stock to vote on the approval and adoption of this Agreement and the Merger.

“CPT Subsidiary Bylaws” has the meaning set forth in Section 4.3(c) of this Agreement.

“CPT Subsidiary Charters” has the meaning set forth in Section 4.3(c) of this Agreement.

“CPT Tax Opinion” has the meaning set forth in Section 7.2(e) of this Agreement.

“CPT Termination Fee” has the meaning set forth in Section 8.3(b) of this Agreement

5

“CPT Unaudited Financial Statements” has the meaning set forth in Section 4.5(b) of this Agreement.

“CPT Unregistered Brand Name” means all (i) trademarks, trade names, brand names, and service marks for which CPT or any of its Subsidiaries that are the subjects of such trademarks, trade names, brand names, and service marks has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks owned and used by CPT or any of its Subsidiaries but not registered or are the subject of any pending applications in any country anywhere in the world.

“CPT Voting Proposal” has the meaning set forth in Section 6.6(a) of this Agreement.

“CPT Warrant” has the meaning set forth in Section 3.1(f) of this Agreement.

“D&O Insurance” has the meaning set forth in Section 6.11(d) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.1(d) of this Agreement.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System.

“Effective Time” means the later of (i) the date and time the CPT Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such subsequent time as Parent, Inuvo and CPT shall agree and as shall be specified in the CPT Certificate of Merger), and (ii) the date and time the Inuvo Certificate of Merger is duly filed with the Secretary of State of the State of Nevada (or at such subsequent time as Parent, CPT and Inuvo shall agree and as shall be specified in the Inuvo Certificate of Merger).

“Environmental Law(s)” means any and all applicable international, federal, state, or local Laws or rule of common Law which regulate or relate to (i) the condition, protection or cleanup of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources; (ii) the generation, manufacturing, labeling, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances; (iii) the protection of public health or property; or (iv) impose Liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, California’s Proposition 65, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous Laws promulgated or issued by any Governmental Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

6

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.3(a) of this Agreement.

“Exchange Agent Agreement” has the meaning set forth in Section 3.3(a) of this Agreement.

“Exchange Fund” has the meaning set forth in Section 3.3(a) of this Agreement.

“Exchanges” has the meaning set forth in the Recitals to this Agreement.

“Excluded CPT Matters” means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by a Governmental Entity; (ii) general changes after the date hereof in economic conditions, markets (including capital, financial, credit or securities) or political environment in general or general changes in the industry in which CPT operates generally; (iii) a change or proposed change in GAAP or the interpretation thereof; (iv) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, any other acts of war (whether declared or undeclared), sabotage, military action or any escalation or worsening thereof, earthquakes, hurricanes or similar catastrophes, or the occurrence of any other calamity or crisis, including an act of terrorism; (v) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or the failure to take actions as a result of any terms or conditions set forth in this Agreement, including any loss of or change in the relationship with employees, customers, partners, suppliers or other persons having business relationships with such Person; (vi) any action taken pursuant to this Agreement or at the express request of the other Party; or (vii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (vii)); provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects CPT compared with other companies in the ecommerce industry in which CPT operates shall not be an Excluded CPT Matter.

“Excluded Inuvo Matters” means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by a Governmental Entity; (ii) general changes after the date hereof in economic conditions, securities markets in general in the United States or general changes in the industry in which Parent operates generally; (iii) a change or proposed change in GAAP or the interpretation thereof; (iv) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, any other acts of war (whether declared or undeclared), sabotage, military action or any escalation or worsening thereof, earthquakes, hurricanes or similar catastrophes, or the occurrence of any other calamity or crisis, including an act of terrorism; (v) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or the failure to take actions as a result of any terms or conditions set forth in this Agreement, including any loss of or change in the relationship with employees, customers, partners, suppliers or other persons having business relationships with such Person; (vi) any action taken pursuant to this Agreement or at the express request of the other party; (vii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (vii)), (viii) any change in Inuvo’s credit rating or any change affecting the rating outlook of Inuvo, or (ix) a change in the market price or trading volume of Inuvo Common Stock, in and of itself; provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects Inuvo compared with other companies operating in the digital advertising industry in which Inuvo operates shall not be an Excluded Inuvo Matter.

7

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Financing” means the receipt by Parent of at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities on terms mutually reasonably agreeable to Inuvo and CPT in good faith.

“Financing Comfort Letter” has the meaning set forth in Section 4.27(a) of this Agreement.

“Fractional Share Cash Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

“Hazardous Substances” means any pollutant, chemical, chemical compound, waste, material or substance that is defined, classified or regulated, or controlled by any Environmental Law, whether solid, liquid or gas, and including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business); (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease; (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, encumbrance, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

8

“Indemnified Directors and Officers” has the meaning set forth in Section 6.11(b) of this Agreement.

“Indemnified Parties” has the meaning set forth in Section 6.11(c) of this Agreement.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign and domestic, including: (i) patents, patent applications (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, PCT international applications, and all foreign counterparts), statutory invention certificates, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logos, brand names, trade dress and trade names; (ii) all rights in, applications for, registrations of any of the foregoing; (iii) moral rights, rights to use a natural person’s name and likeness, publicity rights; (iv) all rights in and to trade secrets, confidential information, inventions, discoveries, improvements, modifications, know-how, techniques, methods, data, embodied or disclosed in any computer programs; product specifications; and manufacturing; and (v) all goodwill related to any of the foregoing.

“Inuvo Articles of Incorporation” has the meaning set forth in Section 5.1(b) of this Agreement.

“Inuvo Balance Sheet Date” means December 31, 2017.

“Inuvo Benefit Plans” means each employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of Inuvo or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Inuvo or any of its Subsidiaries or to which Inuvo or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Inuvo or any of its Subsidiaries has or may have any Liability, including but not limited to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other plan, or program.

“Inuvo Board” means the Board of Directors of Inuvo.

“Inuvo Book-Entry Shares” has the meaning set forth in Section 3.2(a) of this Agreement.

9

“Inuvo Bridge Notes” means certain 10% senior subordinated unsecured convertible promissory notes issued by Inuvo in the original principal amount of up to $2,000,000, or such lesser amount thereof as may have been advanced thereunder, which shall be $1,000,000 at issuance, to CPT Investments, LLC, a California limited liability company (the “Inuvo Bridge Note Holder”), pursuant to which, Inuvo has agreed that (A) the Inuvo Bridge Note Holder may voluntarily convert such Inuvo Bridge Notes into shares of Inuvo Common Stock, and (B) all Inuvo Common Stock resulting from such conversion described in subsection (A) shall be afforded certain registration rights.

“Inuvo Bylaws” has the meaning set forth in Section 5.1(b) of this Agreement.

“Inuvo Cash Merger Consideration” has the meaning set forth in Section 3.2(a) of this Agreement.

“Inuvo Certificate” has the meaning set forth in Section 3.2(a) of this Agreement.

“Inuvo Certificate of Merger” has the meaning set forth in Section 2.3 of this Agreement.

“Inuvo Common Stock” means the common stock, $0.001 par value per share, of Inuvo.

“Inuvo Data Room” means the electronic data room hosted by Vault Rooms with such contents contained therein as of immediately prior to the execution of this Agreement.

“Inuvo Exchange Ratio” means 0.18877.

“Inuvo Financial Advisor” has the meaning set forth in Section 5.16 of this Agreement.

“Inuvo Financial Statements” has the meaning set forth in Section 5.5(a) of this Agreement.

“Inuvo Leases” has the meaning set forth in Section 5.25(b) of this Agreement.

“Inuvo Material Adverse Effect” means any fact, event, circumstance or effect, other than any Excluded Inuvo Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, Liabilities, or results of operations of Inuvo; or (ii) prevents, or would reasonably be expected to prevent, the ability of Inuvo to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“Inuvo Material Contract” has the meaning set forth in Section 5.12 of this Agreement.

“Inuvo Material Leased Real Property” has the meaning set forth in Section 5.25(b) of this Agreement.

“Inuvo Material Licenses” has the meaning set forth in Section 5.18(b) of this Agreement.

10

“Inuvo Merger” has the meaning set forth in the Recitals to this Agreement.

“Inuvo Merger Consideration” means, collectively, the Inuvo Stock Merger Consideration and the Inuvo Cash Merger Consideration.

“Inuvo Merger Sub” has the meaning set forth in the Preamble of this Agreement.

“Inuvo Option Exchange Ratio” means 0.2370.

“Inuvo Owned Intellectual Property” means all material Intellectual Property owned by Inuvo.

“Inuvo Permits” has the meaning set forth in Section 5.9(a) of this Agreement.

“Inuvo Preferred Stock” means the preferred stock, $0.001 par value per share, of Inuvo.

“Inuvo Product” means any product, line of products or service which Inuvo or any of its Subsidiaries has marketed and/or sold in the preceding three (3) calendar years.

“Inuvo Registered Brand Name” means all registrations for trademarks, trade names, brand names, and service marks owned by Inuvo or any of its Subsidiaries that are material to the business and operations of the business.

“Inuvo Representatives” means Affiliates of Inuvo and each of its Subsidiaries, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives.

“Inuvo Required Statutory Approvals” has the meaning set forth in Section 5.4(c) of this Agreement.

“Inuvo RSU” has the meaning set forth in Section 3.2(e) of this Agreement.

“Inuvo SEC Documents” has the meaning set forth in Section 5.5(a) of this Agreement.

“Inuvo Separation Agreements” has the meaning set forth in Section 6.10(c) of this Agreement.

“Inuvo Stockholders’ Meeting” means a meeting of the holders of Inuvo Common Stock to vote on the Inuvo Voting Proposals.

“Inuvo Stock Merger Consideration” has the meaning set forth in Section 3.2(a) of this Agreement.

“Inuvo Stock Option” means any option to purchase Inuvo Stock granted under any Inuvo Stock Plan or otherwise.

“Inuvo Stock Plans” means any plan or arrangement under which Inuvo grants equity-based awards, including, without limitation, the Inuvo 2010 Equity Compensation Plan and the Inuvo 2017 Equity Compensation Plan.

11

“Inuvo Subsidiary Bylaws” has the meaning set forth in Section 5.3(c) of this Agreement.

“Inuvo Subsidiary Charters” has the meaning set forth in Section 5.3(c) of this Agreement.

“Inuvo Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, share exchange, business combination or other similar transaction involving Inuvo or any of Inuvo’s operating Subsidiaries that constitutes ten percent (10%) or more of the net revenues, net income or assets of Inuvo; (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of Inuvo or any of Inuvo’s Subsidiaries equal to or greater than twenty-five percent (25%) of the number of such shares outstanding before such acquisition; or (iii) the acquisition by any Person in any manner (including by license or lease), directly or indirectly, of assets that constitute twenty-five percent (25%) or more of the net revenues, net income or assets of Inuvo (in each case, on a consolidated basis) in the case of each of the foregoing clauses (i)-(iii) other than the transactions contemplated by this Agreement.

“Inuvo Tax Opinion” has the meaning set forth in Section 7.3(d) of this Agreement.

“Inuvo Termination Fee” has the meaning set forth in Section 8.3(b) of this Agreement.

“Inuvo Unregistered Brand Name” means all (i) trademarks, trade names, brand names, and service marks for which CPT or any of its Subsidiaries that are the subjects of such trademarks, trade names, brand names, and service marks has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks owned and used by CPT or any of its Subsidiaries but not registered or are the subject of any pending applications in any country anywhere in the world.

“Inuvo Voting Proposal” has the meaning set forth in Section 6.6(b) of this Agreement.

“IRS” means Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to the holders of CPT Common Stock in connection with CPT Stockholders’ Meeting and to the holders of Inuvo Common Stock in connection with the Inuvo Stockholders’ Meeting.

“Knowledge” means, (i) with respect to CPT, Parent, CPT Merger Sub, and Inuvo Merger Sub, the actual knowledge or awareness of any of Robert Tallack, Raghunath Kilambi and Jeffrey S. Marks, John Gregg, Jack Thomsen and Haig Newton, and (ii) with respect to Inuvo, the actual knowledge or awareness of any of Richard K. Howe, Wallace D. Ruiz, John B. Pisaris, or Don Walker “Trey” Barrett III.

“Law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the court, other Governmental Entity or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

12

“Liability” or “Liabilities” mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, right of first refusal, option, conditional or installment sale agreement, charge or other claims of third parties of any kind.

“Mergers” has the meaning set forth in the Recitals to this Agreement.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” means The NASDAQ, Inc.

“Non-Employee Options” has the meaning set forth in Section 6.16 of this Agreement.

“NRS” means the Nevada Revised Statutes.

“NYSE American” means the NYSE American Stock Exchange.

“Parent Bylaws” has the meaning set forth in Section 2.7 of this Agreement.

“Parent Certificate of Incorporation” has the meaning set forth in Section 2.7 of this Agreement.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Options” has the meaning set forth in Section 6.10(c) of this Agreement.

“Parties” has the meaning set forth in the Preamble of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Post Execution Date CPT Stock Issuances” has the meaning set forth in Section 6.1(b) of this Agreement.

“Proceeding(s)” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Entity.

“Proposal Period” has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

13

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Required CPT Stockholder Vote” has the meaning set forth in Section 4.4(a) of this Agreement.

“Required Inuvo Stockholder Vote” has the meaning set forth in Section 5.4(a) of this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Inuvo Proposal” means any written offer made by a third party not in violation of Section 6.12 that if consummated would result in such third party acquiring, directly or indirectly, a majority of Inuvo Common Stock or a majority of the assets of Inuvo and Inuvo’s Subsidiaries, (i) for consideration that the Inuvo Board determines in its good faith judgment (following consultation with an independent financial advisor) to be superior from a financial point of view to the holders of Inuvo Common Stock than the transactions contemplated by this Agreement (based on the advice of the Inuvo Financial Advisor), taking into account all the terms and conditions of such proposal, this Agreement and any proposal by Parent to amend the terms of this Agreement as permitted hereunder; and (ii) that, in the good faith judgment of the Inuvo Board, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal.

“Superior Proposal Notice” has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

“Support Agreements” means has the meaning set forth in the Recitals of this Agreement.

“Takeover Law” has the meaning set forth in Section 6.15 of this Agreement.

“Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity (domestic or foreign).

14

“Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 8.1(b)(i) of this Agreement.

“TSX” means the Toronto Stock Exchange.

Section 1.2       Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

Article II

THE MERGERS

Section 2.1       The CPT Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, CPT Merger Sub shall be merged with and into CPT at the Effective Time. Following the Effective Time, the separate corporate existence of CPT Merger Sub shall cease and CPT shall continue as the corporation surviving the CPT Merger and as a result of the CPT Merger shall become a wholly-owned subsidiary of Parent and shall continue its corporate existence under the DGCL.

15

Section 2.2       The Inuvo Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NRS, Inuvo Merger Sub shall be merged with and into Inuvo at the Effective Time. Following the Effective Time, the separate corporate existence of Inuvo Merger Sub shall cease and Inuvo shall continue as the corporation surviving the Inuvo Merger and as a result of the Inuvo Merger shall become a wholly-owned subsidiary of Parent and shall continue its corporate existence under the NRS.

Section 2.3       Closings; Effective Time. The closings of the CPT Merger and the Inuvo Merger (collectively, the “Closings”) shall take place at 10:00 a.m. (Pacific time) at the offices of Troutman Sanders LLP, 5 Park Plaza, Irvine, California 92614, unless another place is agreed to in writing by the Parties on the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closings, but subject to the continued satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties (the actual date at 10:00 a.m. (Pacific time) of the Closings being referred to herein as the “Closing Date”). On the Closing Date and subject to the terms and conditions hereof, the Parties shall cause the CPT Merger and the Inuvo Merger to be consummated by filing (i) a CPT Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “CPT Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware, and (ii) an Inuvo Certificate of Merger, in substantially the form attached hereto as Exhibit C (the “Inuvo Certificate of Merger”), executed in accordance with the relevant provisions of the NRS, with the Secretary of State of the State of Nevada. The CPT Merger and the Inuvo Merger shall become effective at the Effective Time.

Section 2.4       Effect of the CPT Merger. At the Effective Time, the effect of the CPT Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of CPT and CPT Merger Sub shall vest in CPT, and all debts, Liabilities and duties of CPT and CPT Merger Sub shall become the debts, Liabilities and duties of CPT.

Section 2.5       Effect of the Inuvo Merger. At the Effective Time, the effect of the Inuvo Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Inuvo and Inuvo Merger Sub shall vest in Inuvo, and all debts, Liabilities and duties of Inuvo and Inuvo Merger Sub shall become the debts, Liabilities and duties of Inuvo.

Section 2.6       Directors and Officers of Parent and Parent Subsidiaries.

(a)       CPT shall cause the individuals set forth on Schedule 2.6(a) attached hereto to be the directors of Parent and each of its Subsidiaries upon the Effective Time, including two directors of Parent that are designated by Inuvo prior to the Effective Time, one of whom shall be the non-executive chairman of the board of Parent and one of whom shall be “independent” as defined by NASDAQ, and such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of Parent or as otherwise provided by Law.

16

(b)       CPT shall cause the individuals set forth on Schedule 2.6(b) attached hereto to be the officers of Parent and each of its Subsidiaries upon the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of Parent or as otherwise provided by Law.

Section 2.7       Organizational and Governing Documents of Parent. Subject to the consummation of the Mergers, Parent and CPT, as the sole stockholder of Parent, shall take all requisite actions to cause the certificate of incorporation of Parent (the “Parent Certificate of Incorporation”) and the bylaws of Parent (the “Parent Bylaws”), each in effect immediately prior to the Effective Time to be in substantially in the forms attached to this Agreement as Schedule 2.7(a) and Schedule 2.7(b). The name of Parent immediately after the Effective Time shall be “ConversionPoint Technologies, Inc.”

Section 2.8       Effect on Parent Capital Stock. At the Effective Time, each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of Parent owned by CPT shall be surrendered to Parent without payment therefor and canceled by Parent with no consideration exchanged therefor.

Article III

EFFECT ON CAPITAL STOCK; EXCHANGE PROCEDURES

Section 3.1       The CPT Merger.

(a)       CPT Merger Consideration. Pursuant to the CPT Merger, each share of CPT Common Stock outstanding immediately prior to the Effective Time (other than (i) shares of CPT Common Stock held in CPT’s treasury, which shall be cancelled pursuant to Section 3.1(c), (ii) shares of CPT Common Stock held by CPT Merger Sub, which shall be cancelled pursuant to Section 3.1(c) and (iii) Dissenting Shares) shall by virtue of the CPT Merger and without any action on the part of the CPT Merger Sub, CPT or the holder thereof, be converted into and become that number of shares of Parent Common Stock equal to the CPT Exchange Ratio (subject to adjustment for any stock split, reverse split, stock dividend or other similar distribution with respect to CPT Common Stock) (the “CPT Merger Consideration”). All such shares of CPT Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of uncertificated CPT Common Stock represented in book-entry form (“CPT Book-Entry Shares”) or a certificate representing any such shares of CPT Common Stock (each, a “CPT Certificate”) shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Parent Common Stock, in each case upon (i) the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of CPT Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) the surrender of such CPT Certificate in accordance with Section 3.3 and without any interest thereon. Pursuant to the CPT Merger, at the Effective Time, each share of common stock of CPT Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the CPT Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of CPT Common Stock. The separate existence and corporate organization of CPT Merger Sub shall cease upon the Effective Time.

17

(b)       Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in connection with the conversion of CPT Common Stock in the CPT Merger and the distribution of Parent Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the same fraction of the market value of a full share of Parent Common Stock, computed on the basis of the mean of the high and low sales prices of Parent Common Stock as reported on the NASDAQ Capital Market on the first full day on which the Parent Common Stock is traded on the NASDAQ Capital Market after the [Effective Time/Closing] (the “Fractional Share Cash Amount”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding-off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

(c)       Treasury Shares. At the Effective Time, each share of capital stock held in the treasury of CPT and each share of CPT Common Stock held by CPT Merger Sub shall, by virtue of the CPT Merger and without any action on the part of CPT or CPT Merger Sub be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d)       Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, shares of CPT Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable CPT Exchange Ratio, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the CPT Effective Time into the right to receive the applicable CPT Exchange Ratio and the Parent shall remain liable for payment of the CPT Exchange Ratio with respect to such Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 3.1(d), if this Agreement is terminated prior to the Effective Time, then the right of any holder of CPT Common Stock to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. CPT shall give Parent notice of any written demands for appraisal of CPT Common Stock received by CPT under Section 262 of the DGCL, and shall give Parent the opportunity to participate in all negotiations and Proceedings with respect thereto. CPT shall not, except with the prior written consent of Parent and Inuvo, (i) make any payment with respect to any such demands for appraisal or (ii) offer to settle or settle any such demands.

18

(e)       CPT Stock Options. CPT and Parent shall take all actions reasonably necessary (including any required notices by CPT) to provide that, effective as of the Effective Time, each outstanding option to purchase CPT Common Stock (a “CPT Stock Option”) will be assumed by Parent. Each CPT Stock Option assumed by Parent will continue to have, and be subject to, the same material terms and conditions of such option immediately prior to the Effective Time, except that (i) each CPT Stock Option will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of CPT Common Stock that would have been issuable upon exercise of the CPT Stock Option outstanding immediately prior to the Effective Time multiplied by the CPT Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed CPT Stock Option will be equal to the quotient determined by dividing the per share exercise price for such CPT Stock Option outstanding immediately prior to the Effective Time by the CPT Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed CPT Stock Options as well as the terms and conditions of exercise of such assumed options shall be designed to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such CPT Stock Option will continue in full force and effect, and the term, exercisability, vesting schedule or other provisions of such CPT Stock Option will remain unchanged. The CPT Merger will not terminate any of the outstanding CPT Stock Options or accelerate the exercisability or vesting of such CPT Stock Options or the shares of Parent Common Stock underlying the CPT Stock Options upon Parent’s assumption thereof in the CPT Merger.

(f)       Treatment of CPT Warrants. To the extent the CPT Warrants have not been terminated in accordance with their terms, at the Effective Time, (i) each outstanding warrant to purchase CPT Common Stock (a “CPT Warrant”) shall by virtue of the CPT Merger be assumed by Parent subject to the terms of such CPT Warrant and (ii) CPT shall take all actions reasonably necessary, including any required notices by CPT, to provide that, effective as of the Effective Time, each outstanding CPT Warrant will be assumed by Parent. Each CPT Warrant assumed by Parent will continue to have, and be subject to, the same terms and conditions of such warrant immediately prior to the Effective Time, except that (A) each CPT Warrant will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of CPT Common Stock that would have been issuable upon exercise of the CPT Warrant outstanding immediately prior to the Effective Time multiplied by the CPT Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed CPT Warrant will be equal to the quotient determined by dividing the per share exercise price for such CPT Warrant outstanding immediately prior to the Effective Time by the CPT Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such CPT Warrant will continue in full force and effect, and the term, exercisability or other provisions of such CPT Warrant will remain unchanged. Consistent with the terms of the CPT Warrants, the CPT Merger will not accelerate the exercisability of such CPT Warrants or the shares of Parent Common Stock underlying the CPT Warrants upon Parent’s assumption thereof in the CPT Merger.

19

(g)       Treatment of CPT RSUs. To the extent the CPT RSUs have not been terminated in accordance with their terms, at the Effective Time, CPT shall cause each outstanding restricted stock unit to purchase CPT Common Stock (each, a “CPT RSU”) by virtue of the CPT Merger to vest in full so to no longer be subject to any forfeiture or vesting requirements, and all such shares of CPT Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the CPT Merger Consideration with respect thereto. The CPT Board (or, if appropriate, any committee thereof administering the CPT Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 3.2       The Inuvo Merger.

(a)       Inuvo Merger Consideration. Pursuant to the Inuvo Merger, each share of Inuvo Common Stock outstanding immediately prior to the Effective Time (other than (i) shares of Inuvo Common Stock held in Inuvo’s treasury, which shall be cancelled pursuant to Section 3.2(c), and (ii) shares of Inuvo Common Stock held by Inuvo Merger Sub, which shall be cancelled pursuant to Section 3.2(c)) shall by virtue of the Inuvo Merger and without any action on the part of the Inuvo Merger Sub, Inuvo or the holder thereof, be converted into and represent the right to receive (1) that number of shares of Parent Common Stock equal to the Inuvo Exchange Ratio (the “Inuvo Stock Merger Consideration”), and (2) $0.45 in cash (the “Inuvo Cash Merger Consideration”) (both (1) and (2) subject to adjustment for any stock split, reverse split, stock dividend or other similar distribution with respect to Inuvo Common Stock). All such shares of Inuvo Common Stock, when so converted and paid for in accordance with the preceding sentence, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of uncertificated Inuvo Common Stock represented in book-entry form (“Inuvo Book-Entry Shares”) or a certificate (each, an “Inuvo Certificate”) representing any such shares of Inuvo Common Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Parent Common Stock and the Inuvo Cash Merger Consideration, in each case upon (i) the receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Inuvo Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent or (ii) the surrender of such Inuvo Certificate in accordance with Section 3.3 and without any interest thereon. Pursuant to the Inuvo Merger, at the Effective Time, each share of common stock of Inuvo Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Inuvo Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of Inuvo Common Stock. The separate existence and corporate organization of Inuvo Merger Sub shall cease upon the Effective Time.

(b)       Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in connection with the conversion of Inuvo Common Stock in the Inuvo Merger and the distribution of Parent Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the Fractional Share Amount. Parent and Inuvo agree to use their best efforts to cause the Inuvo Merger to be consummated in accordance with the terms of this Agreement. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding-off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

20

(c)       Treasury Shares. At the Effective Time, each share of capital stock held in the treasury of Inuvo and each share of Inuvo Common Stock held by Inuvo Merger Sub shall, by virtue of the Inuvo Merger and without any action on the part of Inuvo or Inuvo Merger Sub be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d)       Inuvo Stock Options. Inuvo and Parent shall take all actions reasonably necessary (including any required notices by Inuvo) to provide that, effective as of the Effective Time, each outstanding option to purchase Inuvo Common Stock (a “Inuvo Stock Option”) will be assumed by Parent. Each Inuvo Stock Option assumed by Parent will continue to have, and be subject to, the same material terms and conditions of such option immediately prior to the Effective Time, except that (i) each Inuvo Stock Option will be exercisable for a number of shares of Parent Common Stock equal to the product of the number of Inuvo Common Stock that would have been issuable upon exercise of the Inuvo Stock Option outstanding immediately prior to the Effective Time multiplied by the Inuvo Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Inuvo Stock Option will be equal to the quotient determined by dividing the per share exercise price for such Inuvo Stock Option outstanding immediately prior to the Effective Time by the Inuvo Option Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Inuvo Stock Options as well as the terms and conditions of exercise of such assumed options shall be designed to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such Inuvo Stock Option will continue in full force and effect, and the term, exercisability, vesting schedule or other provisions of such Inuvo Stock Option will remain unchanged. Except as provided in the Inuvo Separation Agreements, the Inuvo Merger will not terminate any of the outstanding Inuvo Stock Options or accelerate the exercisability or vesting of such Inuvo Stock Options or the shares of Parent Common Stock (or prior to the Effective Time, Inuvo Common Stock) underlying the Inuvo Stock Options upon Parent’s assumption thereof in the Inuvo Merger.

(e)       Treatment of Inuvo RSUs. To the extent the Inuvo Restricted Stock Units have not been terminated in accordance with their terms, at the Effective Time, Invuo shall cause each outstanding restricted stock unit to purchase Inuvo Common Stock (each, an “Inuvo RSU”) to vest in full so to no longer be subject to any forfeiture or vesting requirements, and all such shares of Inuvo Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Inuvo Merger Consideration with respect thereto. The Inuvo Board (or, if appropriate, any committee thereof administering the Inuvo Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

Section 3.3       CPT Merger and Inuvo Merger Exchange Procedures.

(a)       Exchange Agent. Prior to the mailing of the Joint Proxy Statement/Prospectus, Parent shall appoint a bank or trust reasonably acceptable to CPT and Inuvo to act as exchange agent (the “Exchange Agent”) for the payment of the CPT Merger Consideration and the Inuvo Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement, which Exchange Agent Agreement shall be subject to the reasonable approval of CPT and Inuvo. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of CPT Common Stock and Inuvo Common Stock, for exchange in accordance with this Article III through the Exchange Agent (i) evidence of Parent Common Stock in book-entry or certificate form representing the number of shares of Parent Common Stock sufficient to deliver the applicable CPT Merger Consideration and Inuvo Stock Merger Consideration and (ii) an amount of cash sufficient to make the Inuvo Cash Merger Consideration and Fractional Share Cash Amount payments in accordance with Sections 3.2(a) and 3.2(b) (collectively, the “Exchange Fund”). Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions pursuant to Section 3.3(c). The Exchange Agent shall promptly deliver the applicable CPT Merger Consideration and Inuvo Merger Consideration from the Exchange Fund to the former CPT and Inuvo stockholders who are entitled thereto pursuant to Section 3.1 and Section 3.2. Except as contemplated by Section 3.3(c) and Section 3.3(e), the Exchange Fund shall not be used for any other purpose. Parent shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with (i) the exchange of CPT Common Stock for the CPT Merger Consideration, (ii) the exchange of Inuvo Common Stock for the Inuvo Merger Consideration, and (iii) other amounts contemplated by this Article III.

21

(b)       Surrender of CPT Certificates, Inuvo Certificates and Inuvo Book-Entry Shares. Promptly after the Effective Time, but in no event later than three (3) Business Days after the Effective Time, Parent shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of the shares of CPT Common Stock or Inuvo Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the CPT Certificates and Inuvo Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the CPT Certificates, Inuvo Certificates, CPT Book-Entry Shares, or Inuvo Book-Entry Shares pursuant to such letter of transmittal. Upon surrender of a CPT Certificate, CPT Book-Entry Shares, Inuvo Certificate or Inuvo Book-Entry Shares to the Exchange Agent, together with such other documents as may reasonably be required by Parent or the Exchange Agent, the holder of such CPT Certificate, CPT Book-Entry Shares, Inuvo Certificate or Inuvo Book-Entry Shares shall be entitled to receive in exchange therefor the CPT Merger Consideration, Inuvo Stock Merger Consideration and the Inuvo Cash Merger Consideration, as the case may be, into which the shares represented by the CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates or Inuvo Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which the CPT Certificates, CPT Book-Entry Shares, the Inuvo Certificates or Inuvo Book-Entry Shares become entitled in accordance with Section 3.3(c), if any, and the CPT Certificate, CPT Book-Entry Shares, Inuvo Certificate or Inuvo Book-Entry Share so surrendered shall forthwith be cancelled and exchanged as provided in this Article III. No interest will be paid or will accrue on any cash payable pursuant to Section 3.3(c) or Section 3.3(e).

(c)       Dividends and Distributions; Treatment of Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered share of CPT Common Stock or Inuvo Common Stock who is entitled to receive Parent Common Stock upon such surrender, and no Fractional Share Cash Amount payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.3(e), unless and until the holder of such CPT Common Stock or Inuvo Common Stock shall surrender such CPT Common Stock or Inuvo Common Stock in accordance with Section 3.3(b).

22

(d)       Full Satisfaction. The CPT Merger Consideration and the Inuvo Merger Consideration delivered upon surrender of CPT Common Stock and Inuvo Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.3 (c)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the such CPT Common Stock and Inuvo Common Stock.

(e)       Termination of Fund. Any portion of the Exchange Fund which remains undistributed to the holders of CPT Common Stock and Inuvo Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of CPT Common Stock or Inuvo Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the CPT Merger Consideration, Inuvo Stock Merger Consideration and the Inuvo Cash Merger Consideration payable in respect of such CPT Common Stock and Inuvo Common Stock and any cash paid in respect of the Fractional Share Cash Amount and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Neither Parent, the Exchange Agent, CPT nor Inuvo shall be liable to any holder of CPT Common Stock or Inuvo Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)       Lost, Stolen or Destroyed CPT Certificates and Inuvo Certificates. If any CPT Certificate or Inuvo Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such CPT Certificate or Inuvo Certificate to be lost, stolen or destroyed and, if required by Parent or Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or Exchange Agent may direct as indemnity against any claim that may be made against Parent with respect to such CPT Certificate or Inuvo Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed CPT Certificate or Inuvo Certificate the CPT Merger Consideration, Inuvo Stock Merger Consideration and/or the Inuvo Cash Merger Consideration, as case may be, payable in respect of the CPT Common Stock or Inuvo Common Stock represented by such CPT Certificate or Inuvo Certificate, any cash paid in respect of the Fractional Share Cash Amount and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.

(g)       Withholding Taxes. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPT Common Stock or Inuvo Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CPT Common Stock or Inuvo Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

23

(h)       Exchange Fund Cash. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. No investment or loss on the investment of the Exchange Fund in accordance with the preceding sentence shall affect the amounts payable to the holder of CPT Common Stock or Inuvo Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 3.3(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(i)       No Further Ownership Rights in Shares. From and after the Effective Time, the stock transfer books of CPT and Inuvo shall be closed, and there shall be no further registration of transfers on the stock transfer books of Parent of CPT Common Stock or Inuvo Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates and/or Inuvo Book-Entry Shares shall cease to have any rights as CPT and Inuvo stockholders other than the right to receive the CPT Exchange Ratio or Inuvo Stock Merger Consideration and the Inuvo Cash Merger Consideration into which the shares represented by such CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates and/or Inuvo Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates and/or Inuvo Book-Entry Shares in accordance with Section 3.3(b) (together with the Inuvo Cash Merger Consideration amount, Fractional Share Cash Amount and any dividends or other distributions to which such CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates and/or Inuvo Book-Entry Shares become entitled in accordance with Section 3.3(c)), without interest. If, after the Effective Time, any CPT Certificates, CPT Book-Entry Shares, Inuvo Certificates and/or Inuvo Book-Entry Shares formerly representing CPT Common Stock or Inuvo Common Stock are presented to the Parent or the Exchange Agent for any reason, such CPT Certificates, Inuvo Certificates or Inuvo Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares. Any cash paid in respect of the Fractional Share Cash Amount and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5(c), in each case, net of any required withholding for Taxes and without any interest thereon.

Section 3.4       Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding CPT Common Stock or Inuvo Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the CPT Merger Consideration (including the CPT Exchange Ratio), Inuvo Stock Merger Consideration (including the Inuvo Exchange Ratio) and Inuvo Cash Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of CPT Common Stock and Inuvo Common Stock the same economic and proportional effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the CPT Merger Consideration, Inuvo Stock Merger Consideration, Inuvo Cash Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence; provided, however, that nothing in this Section 3.4 shall be constrained to permit CPT, Inuvo or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

24

Section 3.5       Reservation of Stock. Prior to the Effective Time, CPT shall cause Parent to take all necessary action to reserve for future issuance shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the CPT Options, CPT Warrants, CPT RSUs, Inuvo Options, and Inuvo RSUs as a result of the actions contemplated by this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES OF CPT, PARENT, CPT MERGER SUB AND INUVO MERGER SUB

Except for the disclosures expressly set forth in the correspondingly numbered Section of the disclosure letter of CPT delivered to Inuvo concurrently with the parties’ execution of this Agreement (the “CPT Disclosure Schedule”), CPT, Parent, CPT Merger Sub and Inuvo Merger Sub jointly represent and warrant to Inuvo as follows:

Section 4.1       Organization and Qualification.

(a)       Each of CPT, Parent, CPT Merger Sub and Inuvo Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Each of CPT, Parent, CPT Merger Sub and Inuvo Merger Sub is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a CPT Material Adverse Effect. Section 4.1(a) of the CPT Disclosure Schedule lists each jurisdiction in which CPT is qualified to do business as a foreign entity.

(b)       Complete, true and correct copies of CPT’s certificate of incorporation, as amended (the “CPT Certificate of Incorporation”), and bylaws, as amended (the “CPT Bylaws”), a have been made available to Inuvo in the CPT Data Room. The CPT Certificate of Incorporation and the CPT Bylaws are in full force and effect. CPT is not in violation of any provision of the CPT Certificate of Incorporation or the CPT Bylaws. CPT has made available to Inuvo in the CPT Data Room copies of the charters of each committee of CPT’s Board of Directors and any code of conduct or similar policy adopted by CPT.

25

(c)       Complete, true and correct copies of Parent’s, CPT Merger Sub’s and Inuvo Merger Sub’s certificate of incorporation or articles of incorporation and bylaws have been made available to Inuvo in the CPT Data Room, are in full force and effect, and neither Parent, nor CPT Merger Sub or Inuvo Merger Sub, is in violation of any provision of its respective certificate of incorporation or articles of incorporation and bylaws.

Section 4.2       Capitalization.

(a)       The authorized capital stock of CPT consists of 100,000,000 shares of CPT Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“CPT Preferred Stock”). As of the Execution Date, (i) 14,087,862 shares of CPT Common Stock were issued and outstanding, (ii) no shares of CPT Preferred Stock were issued or outstanding, (iii) no shares of CPT Common Stock were held in the treasury of CPT, (iv) 1,997,500 shares of CPT Common Stock were reserved for issuance upon exercise of CPT Stock Options, (v) 693,998 shares of CPT Common Stock were reserved for issuance upon exercise of CPT Warrants, (vi) 928,893 shares of CPT Common Stock were reserved for issuance upon exercise of CPT RSUs, and (vii) 828,813 shares of CPT Common Stock were reserved for issuance upon conversion of CPT Convertible Notes. As of October 31, 2018, the Company had $3,694,484 in principal and interest outstanding under Convertible Promissory Notes (“CPT Convertible Notes”). Each issued and outstanding share of capital stock of CPT is, and each share of CPT Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable. All of the issued and outstanding shares of capital stock of CPT were issued in compliance with applicable Laws. None of the issued and outstanding shares of capital stock of CPT were issued in violation of any agreement, arrangement or commitment to which CPT is a party or is subject to or in violation of any preemptive or similar rights of any Person. All of the issued and outstanding shares of CPT Common Stock are owned of record by the Persons set forth in Section 4.2(a) of the CPT Disclosure Schedule. Since the CPT Balance Sheet Date, there are no dividends or distributions which have accrued or been declared but are unpaid upon any of CPT’s capital stock.

(b)       Except for CPT Stock Options set forth in Section 4.2(c) of CPT Disclosure Schedule, CPT Warrants set forth in Section 4.2(d) of CPT Disclosure Schedule, and CPT Convertible Notes, as of the date hereof, there are no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating CPT or any Subsidiary of CPT to issue, deliver or sell, or cause to be issued, delivered or sold, CPT Common Stock or CPT Preferred Stock or obligating CPT or any Subsidiary of CPT to grant, extend or enter into any such agreement or commitment. Except as set forth in Section 4.2(b) of the CPT Disclosure Schedule, as of the date hereof, there are no obligations, contingent or otherwise, of CPT or its Subsidiaries to (i)  repurchase, redeem or otherwise acquire any CPT Common Stock or CPT Preferred Stock or the capital stock or other equity interests of any Subsidiary of CPT or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a CPT Subsidiary. Except as set forth in Section 4.2(b) of the CPT Disclosure Schedule, there are no outstanding stock appreciation rights or similar derivative securities or rights of CPT or any of its Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of CPT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of CPT may vote. Except as set forth in Section 4.2(b) of the CPT Disclosure Schedule, there are no voting trusts, irrevocable proxies or other agreements or understandings to which CPT or any Subsidiary of CPT is a party or is bound with respect to the voting of any CPT Common Stock or CPT Preferred Stock. Except as set forth in Section 4.2(b) of the CPT Disclosure Schedule, CPT has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired).

26

(c)       Section 4.2(c) of the CPT Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding CPT Stock Options, including the date of grant, the number of shares of CPT Common Stock subject to each such option, the exercise price per share of CPT Common Stock, the exercise and vesting schedule, the number of shares of CPT Common Stock remaining subject to each such option, the CPT Stock Options that are incentive stock options for purposes of the Code, and the maximum term of each such option. Complete and correct copies of (i) all written agreements, including amendments thereto, evidencing the grant of CPT Stock Options and (ii) all the CPT Board consents approving each CPT Stock Option, including the written agreement and amendments thereto, have been made available to Inuvo in the CPT Data Room. None of the CPT Stock Options were granted with exercise prices below fair market value on the date of grant. All CPT Stock Options have been validly issued and properly approved by the CPT Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the CPT Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(d)       CPT has previously made available to Inuvo in the CPT Data Room complete and correct copies of each CPT Warrant. Section 4.2(d) of the CPT Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding CPT Warrants, including the date of issuance, the number of shares of CPT Common Stock subject to each such warrant, the exercise price per share of CPT Common Stock, the exercise and vesting schedule, the number of shares of CPT Common Stock remaining subject to each such warrant, and the maximum term of each such warrant. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the issuance of CPT Warrants have been made available to Inuvo in the CPT Data Room. All CPT Warrants have been validly issued and properly approved by the CPT Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the CPT Financial Statements in accordance with GAAP.

(e)       Section 4.2(e) of the CPT Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding CPT RSUs, including the date of grant, the number of shares of CPT Common Stock subject to each such restricted stock unit, the exercise price per share of CPT Common Stock, the exercise and vesting schedule, the number of shares of CPT Common Stock remaining subject to each such restricted stock unit, and the maximum term of each such restricted stock unit. All CPT RSUs have been validly issued and properly approved by the CPT Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the CPT Financial Statements in accordance with GAAP.

27

(f)       Section 4.2(f) of the CPT Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding CPT Convertible Notes, including the date of issuance, and the principal and interest outstanding thereunder as of one day prior to the date hereof. Complete and correct copies of (i) all written agreements, including amendments thereto, evidencing the issuance of CPT Convertible Notes, and (ii) all the CPT Board consents approving each CPT Convertible Notes, including the written agreement and amendments thereto, have been made available to Inuvo in the CPT Data Room. All CPT Convertible Notes have been validly issued and properly approved by the CPT Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the CPT Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(g)       Section 4.2(g) of the CPT Disclosure Schedule sets forth the capitalization of Parent, CPT Merger Sub, and Inuvo Merger Sub as of the date hereof.

(h)       Since their respective dates of incorporation, none of Parent, CPT Merger Sub, and Inuvo Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary hereto.

Section 4.3       Subsidiaries.

(a)       Section 4.3(a) of the CPT Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all Subsidiaries of CPT. Each Subsidiary of CPT (including without limitation Parent, CPT Merger Sub and Inuvo Merger Sub) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of CPT is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a CPT Material Adverse Effect.

(b)       All of the outstanding shares of capital stock or other equity interests of each Subsidiary of CPT are validly issued, fully paid, nonassessable and free of preemptive rights and are wholly-owned directly or indirectly by CPT. All of the issued and outstanding shares of capital stock of each Subsidiary of CPT were issued in compliance with applicable Laws. None of the issued and outstanding shares of capital stock of any Subsidiary of CPT were issued in violation of any agreement, arrangement or commitment to which any Subsidiary of CPT or CPT is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of CPT, including any right of conversion or exchange under any outstanding security, instrument or agreement. CPT has no material investment in any entity other than its Subsidiaries.

28

(c)       CPT has heretofore furnished to Inuvo in the CPT Data Room a complete and correct copy of each of CPT’s Subsidiaries’ Articles of Incorporation, Certificate of Incorporation, Articles of Organization or Operating Agreement, as the case may be (collectively, the “CPT Subsidiary Charters”), and Bylaws (collectively, the “CPT Subsidiary Bylaws”), each as amended to date. The CPT Subsidiary Charters and the CPT Subsidiary Bylaws are in full force and effect. CPT’s Subsidiaries are not in violation of any provision of the applicable CPT Subsidiary Charters or the applicable CPT Subsidiary Bylaws. CPT has made available to Inuvo in the CPT Data Room copies of the charters of each committee of the Board of Directors of each Subsidiary of CPT and any code of conduct or similar policy adopted by each Subsidiary of CPT.

Section 4.4       Authority; Non-Contravention; Approvals.

(a)       CPT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required CPT Stockholder Vote, to consummate the CPT Merger and the other transactions contemplated by this Agreement. Subject to obtaining the Required CPT Stockholder Vote, the execution, delivery and performance by CPT of this Agreement, and the consummation by CPT of the CPT Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of CPT, and no other actions on the part of CPT are necessary to authorize this Agreement or to consummate the CPT Merger or the other transactions contemplated by this Agreement other than (i) obtaining the Required CPT Stockholder Vote, (ii) the filing and recordation of the CPT Certificate of Merger as required by the DGCL and (iii) filings by CPT as may be required by the HSR Act. This Agreement has been duly executed and delivered by CPT and, assuming the due authorization, execution and delivery by Inuvo, constitutes a valid and binding obligation of CPT enforceable against CPT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The affirmative vote of the holders of a majority of the issued and outstanding CPT Common Stock (i) entitled to vote at a duly called and held meeting of CPT stockholders or (ii) action by written consent as permitted by the CPT Bylaws, will be the only vote of the holders of capital stock of CPT necessary to approve and adopt this Agreement and the Merger (the “Required CPT Stockholder Vote”).

(b)       Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

29

(c)       CPT Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by CPT Merger Sub and constitutes a valid and binding agreement of CPT Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

(d)       Inuvo Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Inuvo Merger Sub and constitutes a valid and binding agreement of Inuvo Merger Sub enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

(e)       Except as disclosed in Section 4.4(e) of the CPT Disclosure Schedule, the execution, delivery and performance of this Agreement by CPT, CPT Merger Sub, Inuvo Merger Sub and Parent and the consummation of the CPT Merger and the Inuvo Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of CPT or any of its Subsidiaries (including without limitation Parent, CPT Merger Sub and Inuvo Merger Sub) under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of CPT or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to CPT or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining CPT Required Statutory Approvals and the Required CPT Stockholder Vote, (iii) any CPT Permit, or (iv) any Contract to which CPT or any of its Subsidiaries is a party or by which CPT or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a CPT Material Adverse Effect.

(f)       Except as disclosed in Section 4.4(f) of the CPT Disclosure Schedule and for (i) obtaining the Required CPT Stockholder Vote, (ii) the filings by CPT as may be required by the HSR Act, (iii) the filing and effectiveness of the Registration Statement with the SEC, including the Joint Proxy Statement/Prospectus, and (iv) the filing of the CPT Certificate of Merger and the Inuvo Certificate of Merger as required by the DGCL (the filings and approvals referred to in clauses (i), (ii), (iii) and (iv) collectively, the “CPT Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the execution and delivery of this Agreement by CPT or the consummation by CPT of the CPT Merger or the Inuvo Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a CPT Material Adverse Effect.

30

Section 4.5       CPT Financial Statements.

(a)       CPT has made available to Inuvo in the CPT Data Room copies of CPT’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2016 and 2017, together with the notes thereto (the “CPT Audited Financial Statements”). The CPT Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of CPT and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto.

(b)       CPT has made available to Inuvo in the CPT Data Room copies of CPT’s unaudited consolidated financial statements, including the notes thereto, for the nine (9) month period ended September 30, 2018 (the “CPT Unaudited Financial Statements”). The CPT Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the CPT Audited Financial Statements and are correct and complete and fairly present, in all material respects, the financial position and condition of CPT at the date thereof and the results of operations for the period covered thereby (subject to normal year-end adjustments and the absence of complete footnotes) (the CPT Audited Financial Statements and the CPT Unaudited Financial Statements, together, the “CPT Financial Statements”).

(c)       CPT has disclosed to its auditors (and made available to Inuvo in the CPT Data Room a summary of the significant aspects of such disclosure) (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CPT’s internal controls over financial reporting.

31

Section 4.6       Absence of Undisclosed Liabilities. Except as set forth in Section 4.6 of the CPT Disclosure Schedule, neither CPT nor any of its Subsidiaries has any Liabilities that are required to be reported by GAAP, except such Liabilities: (a) as and to the extent set forth on the audited consolidated balance sheet of CPT and its Subsidiaries as of December 31, 2017 (the “CPT Balance Sheet Date”); or (b) incurred pursuant to or in connection with this Agreement; or (c) incurred after the CPT Balance Sheet Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a CPT Material Adverse Effect.

Section 4.7       Litigation. Except as set forth in Section 4.7 of the CPT Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of CPT, threatened, against CPT, any of its Subsidiaries or any of their respective directors, managers or officers (in their capacities as such or relating to their employment, services or relationship with CPT or any of its Subsidiaries) or that would materially relate to or affect CPT or any of its Subsidiaries. Neither CPT nor any Subsidiary has committed a violation of any judgment, decree, injunction or order of any Governmental Entity applicable to CPT or any Subsidiary or any of their respective properties or assets. Since January 1, 2016, there has not been any internal investigations or inquiries conducted by CPT, the CPT Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. Neither CPT nor its Subsidiaries, nor, to the Knowledge of CPT, any of the directors, managers or officers of CPT or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with CPT or any of its Subsidiaries as applicable) is subject to any judgment, decree, injunction or order of any Governmental Entity. Except as set forth in Section 4.7 of the CPT Disclosure Schedule, neither CPT nor its Subsidiaries has any Proceeding pending against any other Person.

Section 4.8       Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the CPT Disclosure Schedule, since September 30, 2018, CPT and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and there has not been:

(a)       any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have a CPT Material Adverse Effect;

(b)       any material change in any method of accounting or accounting practice by CPT or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP or by applicable Law;

(c)       any material revaluation by CPT or any Subsidiary of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

(d)       any transaction or commitment made, or any Contract or agreement entered into, by CPT or any Subsidiary, relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by CPT or any Subsidiary of any Contract or other right, in either case, material to CPT and Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

32

(e)       any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of CPT’s capital stock or any redemption, purchase or other acquisition of any of CPT’s securities;

(f)       any split, combination or reclassification of any of CPT’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(g)       any amendment of any material term of any outstanding security of CPT or any Subsidiary;

(h)       any material incurrence, assumption or guarantee by CPT or any Subsidiary of any Indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(i)       any creation or assumption by CPT or any Subsidiary of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

(j)       any making of any material loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in any Subsidiary and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

(k)       any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CPT or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a CPT Material Adverse Effect;

(l)       any material grant of equity or other compensation, or increase in the benefits under, or the establishment, material amendment or termination of, any CPT Benefit Plan covering current or former employees, officers, consultants, or directors of CPT or any Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of CPT or any of its Subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(m)       any entry by CPT or any Subsidiary into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of CPT or any Subsidiary, entry into any such agreement with any person for a noncontingent cash amount in excess of $250,000 per year or outside the ordinary course of business, or entry into any employment agreement other than on an at-will basis;

33

(n)       any labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any employees of CPT or any of its subsidiaries for the purposes of forming a labor union or labor organization, or for selecting a labor union or labor organization as a collective bargaining representative;

(o)       any authorization or commitment with respect to, any single capital expenditure that was in excess of $1,000,000 individually or $5,000,000 in the aggregate; or

(p)       any authorization of, or agreement by CPT or any Subsidiary to take, any of the actions described in this Section 4.8, except as expressly contemplated by this Agreement.

Section 4.9       Compliance with Applicable Law; Permits.

(a)       Except as set forth in Section 4.9 of the CPT Disclosure Schedule, CPT and its Subsidiaries hold all material authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, any Governmental Entity engaged in the regulation of CPT Products) which are required for CPT and its Subsidiaries to own, lease, license and operate their respective properties and other assets and to carry on their respective business in the manner as they are being conducted as of the date hereof (the “CPT Permits”), and all CPT Permits are valid, and in full force and effect other than any CPT Permit which if not held or not valid, as the case may be, would not individually or in the aggregate, reasonably be expected to have a CPT Material Adverse Effect. Section 4.9 of the CPT Disclosure Schedule sets forth a list of all material CPT Permits.

(b)       CPT and its Subsidiaries are, and have been since January 1, 2016, in compliance with the terms of CPT Permits and all applicable Laws relating to CPT and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of CPT Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a CPT Material Adverse Effect. Since January 1, 2016, neither CPT nor any of its Subsidiaries has received any written notification from any Governmental Entity (i) asserting that CPT or any of its Subsidiaries is not in compliance with any Law or CPT Permit, or (ii) threatening to revoke any CPT Permit.

34

Section 4.10       CPT Material Contracts; Defaults.

(a)       Except as set forth in Section 4.10(a) of the CPT Disclosure Schedule and previously made available to Inuvo, neither CPT nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral), or groups of related Contracts with the same party or group of parties, that (i) would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act (it being understood that to the extent that a material contract described under Item 601(b)(10) is duplicative with any of the Contracts set forth in clauses (ii) through (xiii) of this Section 4.10(a) the thresholds set forth in clauses (ii) through (xiii) of this Section 4.10(a) shall control for disclosure purposes to the extent there is any conflict with such material contract definition); (ii) relate to borrowed money or other Indebtedness in excess of $1,000,000 or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of CPT or any of its Subsidiaries, the foreclosure of which would reasonably be expected to have, individually or in the aggregate a CPT Material Adverse Effect; (iii) require the payment or receipt of $1,000,000 or more per year which are not cancelable by CPT on 30 days’ or less notice without premium or penalty or other cost of any kind or nature; (iv) relate to any joint venture, partnership or other similar agreements to which CPT or any of its Subsidiaries is a party; (v) relate to lease agreements to which CPT or any of its Subsidiaries is a party with annual lease payments in excess of $1,000,000; (vi) relate to standby letter of credits obtained by CPT or any of its Subsidiaries has in an amount in excess of $100,000 and Contracts under which CPT or any of its Subsidiaries has advanced or loaned any other Person or entity an amount in excess of or guaranteed an amount in excess of $100,000; (vii) relate to agreements under which CPT has granted any Person or entity registration rights (including, without limitation, demand and piggy-back registration rights); (viii) relate to agreements under which CPT or any of its Subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of CPT’s or any of its Subsidiaries’ properties or assets; (ix) (A) purport to restrict or prohibit CPT or any of its Subsidiaries from engaging or competing in any material line of business or activity, with any Person or in any geographic area, or (B) would have any such effect on Parent or any of its Affiliates after the consummation of the CPT Merger or the Closing Date; (x) (A) grants any exclusive supply or exclusive distribution agreement or other material exclusive rights, or (B) grants any “most favored nation” rights or other preferential pricing terms with respect to any CPT Product; (xi) relate to any executory obligations relating to the acquisition or disposition of all or any portion of any material business of CPT or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, business combination or otherwise); (xii) CPT or any of CPT’s Subsidiaries is a party with any Governmental Entity and which requires the payment or receipt of $1,000,000 or more per year; and (xiii) to the extent not included within the foregoing, any Contract that the termination of which would result in a CPT Material Adverse Effect (the items described in clauses (i) through (xiii) hereof, collectively, the “CPT Material Contracts”). CPT has made available to Inuvo in the CPT Data Room a correct and complete copy of each CPT Material Contract listed in Section 4.10(a) of the CPT Disclosure Schedule (including all exhibits and schedules thereto).

(b)       Each of CPT Material Contracts is valid and binding on CPT or its Subsidiary party thereto and, to the Knowledge of CPT, each other Person party thereto, and is in full force and effect and enforceable against CPT or such CPT Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. Except to the extent that consents are required as set forth in Section 4.4(f) of the CPT Disclosure Schedule, no CPT Material Contract will, by its terms, terminate as a result of the transactions contemplated by this Agreement or require any consent from or notice to any Person thereto in order to remain in full force and effect immediately after the Effective Time.

(c)       Neither CPT nor any of its Subsidiaries is in material violation, breach or default under any of CPT Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default. CPT has delivered or made available to Inuvo in the CPT Data Room a list of those Persons who, to CPT’s Knowledge, have alleged or claimed that CPT or any of its Subsidiaries, or any sublicensee of CPT or any of its Subsidiaries, is in material violation, breach or default under any CPT Material Contract.

35

Section 4.11       Taxes. Except as set forth in Section 4.11 of the CPT Disclosure Schedule:

(a)       Each of CPT and its Subsidiaries has (i) duly and timely filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed by it (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither CPT nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Entity in a jurisdiction where CPT and its Subsidiaries do not file Tax Returns that CPT or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that has not been resolved.

(b)       The unpaid Taxes of CPT and its Subsidiaries did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the CPT Financial Statements.

(c)       There are no Liens for Taxes upon any property or asset of CPT or any Subsidiary thereof, except for statutory Liens for current Taxes that are not yet due and payable, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(d)       No material deficiencies for Taxes with respect to any of CPT and its Subsidiaries have been set forth or claimed, proposed, or assessed in writing by a Governmental Entity that have not been finally settled or otherwise resolved. There are no pending or, to the Knowledge of CPT, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of CPT and its Subsidiaries. Neither CPT nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of CPT, or receive information relating to CPT, with respect to any Tax matter.

(e)       Neither CPT nor any of its Subsidiaries has requested or received any ruling from any Governmental Entity, or signed any binding agreement with any Governmental Entity that would affect any amount of Tax payable after the Closing Date.

(f)       Each of CPT and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

36

(g)       Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither CPT nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h)       Except for the affiliated group of which CPT is the common parent, each of CPT and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither CPT nor any of its Subsidiaries is liable for the Taxes of any Person (other than Persons that are part of the affiliated group of which CPT is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) otherwise.

(i)       Neither CPT nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)       Neither CPT nor any of its Subsidiaries has taken any action, agreed to take any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Exchanges from qualifying as an “exchange” within the meaning of Section 351 of the Code.

(k)       Neither CPT nor any of its Subsidiaries has participated in a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(l)       Neither CPT nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.12       Employee Benefit Plans; ERISA.

(a)       Section 4.12(a) of the CPT Disclosure Schedule includes a complete list, as of the date hereof, of each CPT Benefit Plan. With respect to each of the written CPT Benefit Plans, CPT has made available to Inuvo true and complete copies of the following documents to the extent applicable: (i) the governing plan document, all amendments thereto and related trust documents, group contracts, insurance policies or other funding arrangements, and amendments thereto; (ii) the three most recently filed Forms 5500 annual returns and all schedules thereto, including any audited financial statements and auditors’ opinions; (iii) the most recent favorable determination, opinion or advisory letter issued by the IRS; (iv) the actuarial report, statement of assets and liabilities, and annual nondiscrimination testing results for the three most recently completed plan years; (v) the most recent summary plan description and any summaries of material modifications thereto; (vi) a summary of the material terms of any CPT Benefit Plan that is not in writing; and (vii) any filings, applications or submissions under the IRS’ Voluntary Correction Program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program.

37

(b)       To the Knowledge of CPT, CPT and its Subsidiaries have operated and administered each of the CPT Benefit Plans in accordance with their terms and all the provisions of Laws and regulations applicable to the CPT Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof with respect to the CPT Benefit Plans have been timely paid or accrued by CPT and its Subsidiaries as applicable. To the Knowledge of CPT, CPT and its Subsidiaries have satisfied all reporting and disclosure requirements under the Code and ERISA that are applicable to the CPT Benefit Plans. To the Knowledge of CPT, no event or condition exists which would reasonably be expected to subject CPT or any of its Subsidiaries to Liability in connection with the CPT Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course. With respect to each applicable CPT Benefit Plan, (i) there are no pending or, to the Knowledge of CPT, threatened actions which have been asserted or instituted and which would reasonably be expected to result in any Liability of CPT or any of its Subsidiaries (other than routine claims for benefits payable in the ordinary course); (ii) there are no audits, inquiries or Proceedings pending or, to the Knowledge of CPT, threatened by any governmental authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Subtitle B of Title I of ERISA) which has resulted or would reasonably be expected to result in material Liability to CPT, any CPT Subsidiary, or any of their respective employees.

(c)       In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the CPT Merger or the transactions contemplated hereby or thereby, or Required CPT Stockholder Vote (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of CPT or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of CPT or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CPT Benefit Plan or related trust.

(d)       Section 4.12(d) of the CPT Disclosure Schedule identifies each CPT Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the “CPT Qualified Plans”). Each CPT Qualified Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is entitled to rely upon, and its accompanying trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of CPT, no fact or event has occurred since the date of such letter that would reasonably be expected to jeopardize the tax-qualified status of any such CPT Qualified Plan or the tax-exempt status of its accompanying trust.

(e)       Except as otherwise provided in Section 4.12(e) of the CPT Disclosure Schedule, no CPT Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of CPT or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

38

(f)       Neither CPT nor any of its Subsidiaries or any of their respective ERISA Affiliates sponsor, contribute to or have any Liabilities with respect to any CPT Benefit Plan that: (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430, 431 or 432 of the Code; (ii) is a Multiemployer Plan; or (iii) is a multiple employer plan that is described in Section 413 of the Code. No “reportable event,” as such term is defined in ERISA Section 4043(c), has occurred or is continuing with respect to any CPT Benefit Plan. No CPT Benefit Plan that is or was subject to Title IV of ERISA has been terminated and no proceeding has been initiated to terminate any such plan. Neither CPT nor any of its Subsidiaries or any of their respective ERISA Affiliates has incurred or reasonably expects to incur, any Liability to the PBGC with respect to any CPT Benefit Plan, except for required premium payments, which payments have been timely made when due.

(g)       Neither CPT nor any of its Subsidiaries or any of their respective ERISA Affiliates has incurred or expects to incur any “withdrawal liability” (as defined in ERISA Section 4201) under or with respect to any CPT Benefit Plan that is a Multiemployer Plan.

(h)       No CPT Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee, contractor or other service provider residing or working outside the United States.

(i)       There is no Contract, agreement, plan or arrangement to which CPT or any Subsidiary of CPT is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

(j)       No payment pursuant to any CPT Benefit Plan or CPT Benefit Arrangement between CPT or a Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.

(k)       Each CPT Benefit Plan, CPT Benefit Arrangement, or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, its Treasury regulations, and any applicable administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such CPT Benefit Plan, CPT Benefit Arrangement, or other Contract, plan, program, agreement, or arrangement. Neither CPT nor any ERISA Affiliate is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

39

(l)       No amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the Required CPT Stockholder Vote of the CPT Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of CPT or any Subsidiary of CPT who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any CPT Benefit Plan, CPT Benefit Arrangement or otherwise could be characterized as a “parachute payment” (as defined in Section 280G(b)(2) of the Code). CPT has made available to Inuvo all necessary information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements, CPT Benefit Arrangements and CPT Benefit Plans currently in effect, assuming that the individual’s employment with CPT is terminated immediately after the Effective Time. CPT has made available to Inuvo in the CPT Data Room (i) the grant dates, exercise prices and vesting schedules applicable to each CPT Option granted to the individual; (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement; and (iii) the maximum additional amount that CPT has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual’s excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

Section 4.13       Labor and Other Employment Matters.

(a)       Except as otherwise provided in Section 4.13 of the CPT Disclosure Schedule, as of the date hereof, (i) no work stoppage, slowdown, lockout, labor strike, grievances, arbitration or other material labor dispute against CPT or any of its Subsidiaries by employees is pending or, to the Knowledge of CPT, threatened; (ii) neither CPT nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees; (iii) to the Knowledge of CPT, for the past four (4) years, CPT and each of its Subsidiaries have been in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers’ compensation, occupational safety, plant closings, layoffs, reductions in force and wage and hours; (iv) except as otherwise provided in Section 4.13 of the CPT Disclosure Schedule, CPT and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (v) neither CPT nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice); (vi) other than as made available to Inuvo in the CPT Data Room, there are no pending claims against CPT or any of its Subsidiaries under any workers’ compensation plan or policy or for long term disability; (vii) there are no controversies pending or, to the Knowledge of CPT, threatened (including threatened lawsuits or claims), between CPT or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to result in any Proceeding before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, Labor Commissioner, the Department of Labor, OSHA, or any other Governmental Entity; (viii) all employees of CPT and its Subsidiaries are employed on an at-will basis, and their respective employment can be terminated at any time, with or without notice, for any lawful reason or no reason at all; and (ix) CPT and its Subsidies have not conducted any layoffs or reductions in force within six (6) months of the date hereof. As of the date hereof, to the Knowledge of CPT, no employees of CPT or any of its Subsidiaries are in violation of any term of any employment or other Contract, including any non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by CPT or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by CPT or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no exempt employee of CPT or any of its Subsidiaries has given notice in writing to CPT or any of its Subsidiaries that any such employee intends to terminate his or her employment with CPT or any of its Subsidiaries.

40

(b)       Except as set forth in Section 4.13(b) of the CPT Disclosure Schedule, since January 1, 2016, neither CPT nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. Except as set forth in Section 4.13(b) of the CPT Disclosure Schedule, since January 1, 2016 to the date hereof, there has not been any campaign to organize any of the employees of CPT or any of its Subsidiaries for the purposes of forming a labor union or labor organization or selecting a labor union or labor organization as a collective bargaining representative and, to the Knowledge of CPT, there are no campaigns or other efforts being conducted to organize employees of CPT or any of its Subsidiaries for the purposes of forming a labor union or labor organization or selecting a labor union or labor organization as a collective bargaining representative.

(c)       CPT has identified in Section 4.13(c) of the CPT Disclosure Schedule and has made available to Inuvo in the CPT Data Room true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to CPT or any of its Subsidiaries; (ii) all severance programs and policies of each of CPT and each of its Subsidiaries with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of CPT and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or Required CPT Stockholder Vote (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of CPT or any of its Subsidiaries or Affiliates from CPT or any of its Subsidiaries or Affiliates under any CPT Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any CPT Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits, except in connection with a termination of employment.

41

(d)       CPT has made available to Inuvo, as of the date hereof, a list of the names of all current directors, officers, employees and consultants currently employed or engaged by CPT and its Subsidiaries and who have received payment by way of compensation from CPT or its Subsidiaries in excess of $100,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with CPT or its Subsidiaries, seniority, exemption classification, any union membership, and current positions and identifies all written agreements between CPT or its Subsidiaries and such individuals (other than any of the following agreements in CPT or its Subsidiaries’ standard form: (i) offer letters for employment; (ii) proprietary rights assignment agreements; (iii) stock option agreements; or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with CPT.

Section 4.14       Environmental Matters. CPT and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a CPT Material Adverse Effect.

Section 4.15       Intellectual Property.

(a)       Section 4.15(a) of the CPT Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) issued patents and patent applications; (ii) CPT Registered Brand Names; (iii) material CPT Unregistered Brand Names and applications therefor; and (iv) material domain name registrations, in each case set forth in subsections (i) through (iv) above, included in CPT Owned Intellectual Property as of the date hereof. All the patents, patent applications, CPT Registered Brand Names, copyright registrations, copyright applications, and applications comprising CPT Unregistered Brand Names are subsisting and all the necessary fees and costs have been paid.

(b)       Section 4.15(b) of the CPT Disclosure Schedule sets forth a complete and accurate list of all Contracts by which CPT or any of its Subsidiaries has been granted or has granted to others any license, covenant not to sue or other immunity to or under Intellectual Property that is material to the conduct of the business of CPT or any of its Subsidiaries, as conducted as of the date hereof (collectively, “CPT Material Licenses”); provided, however, that Section 4.15(b) of the CPT Disclosure Schedule does not disclose licenses of computer software which computer software has not been significantly modified or customized and that is available commercially off-the-shelf. CPT has made available to Inuvo in the CPT Data Room a true and complete copy of each CPT Material License.

(c)       Neither (i) the use of CPT Owned Intellectual Property and Intellectual Property licensed to CPT and/or its Subsidiaries under CPT Material Licenses in connection with the operation of the business of CPT or any of its Subsidiaries as conducted as of the date hereof, nor (ii) the manufacture, use, offer for sale, and sale of CPT Products (as such products exist as of the date hereof) to the Knowledge of CPT, infringe or misappropriate or otherwise violate any valid Intellectual Property rights of any Person, and CPT is unaware of any facts that would form a reasonable basis for a claim of any such infringement, misappropriation or violation. No Proceeding is pending or, to the Knowledge of CPT, threatened against CPT or any of its Subsidiaries alleging any of the foregoing.

42

(d)       CPT or a Subsidiary of CPT is the exclusive owner of all right, title and interest in and to each item of Intellectual Property purported to be CPT Owned Intellectual Property, including without limitation, the items listed on Section 4.15(a) of the CPT Disclosure Schedule. CPT or a Subsidiary of CPT is entitled to use CPT Owned Intellectual Property and Intellectual Property licensed to CPT and/or its Subsidiaries under CPT Material Licenses in the ordinary course of its business consistent with past practice, subject only to any applicable terms of CPT Material Licenses.

(e)       Other than CPT Owned Intellectual Property and Intellectual Property licensed to CPT and/or its Subsidiaries under CPT Material Licenses, there are no items of Intellectual Property that are necessary to the conduct of the business of CPT or any of its Subsidiaries as conducted as of the date hereof, with the exception of any licenses of computer software which computer software has not been significantly modified or customized and that is available commercially off-the-shelf. CPT Owned Intellectual Property is valid and enforceable, and CPT has the right to enforce such CPT Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

(f)       No legal Proceedings are pending or, to the Knowledge of CPT, threatened against CPT or any of its Subsidiaries (i) based upon, challenging or seeking to deny or restrict the use by CPT or any of its Subsidiaries of any of the Intellectual Property licensed to CPT and/or its Subsidiaries under CPT Material Licenses, or (ii) alleging that CPT Material Licenses conflict with the terms of any other Person’s license or other agreement.

(g)       To the Knowledge of CPT, there are no infringements, misappropriations or violations by others of any of CPT Owned Intellectual Property and CPT is unaware of any facts which would form a reasonable basis for a claim of any such infringement, misappropriation or violation.

(h)       CPT and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence.

(i)       To the Knowledge of CPT (i) there has been no misappropriation of any trade secrets of CPT or any of its Subsidiaries by any Person, and (ii) no employee, independent contractor or agent of CPT or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent.

(j)       The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of CPT’s rights to own or license any of CPT Owned Intellectual Property, (ii) the inability (for any period of time) of Parent to succeed to the rights and perform the obligations of CPT and any of its applicable Subsidiaries with respect to CPT Owned Intellectual Property, pursuant to the terms of this Agreement, or (iii) the right to market CPT Products as presently marketed.

43

Section 4.16       Real Property.

(a)       CPT owns no real property.

(b)       Section 4.16(b) of the CPT Disclosure Schedule sets forth a complete list of all material real property leased by CPT or any of its Subsidiaries as of the date hereof (“CPT Material Leased Real Property”). A copy of the lease, including all amendments, extensions, renewals, guaranties and other agreements for each CPT Material Leased Real Property (the “CPT Leases”) has been made available to Inuvo in the CPT Data Room. With respect to each of the CPT Leases: (i) such CPT Lease is legal, valid, and binding on CPT or its Subsidiary party thereto, and, to the Knowledge of CPT, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); (ii) except as set forth in Section 4.16(b) of the CPT Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to such CPT Lease, will not result in a breach of or default under such CPT Lease, or otherwise cause such CPT Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither CPT nor any of its Subsidiaries, as the case may be, nor any other party to CPT Lease is in material breach or default under such CPT Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such CPT Lease; (iv) the other party to such CPT Lease is not an Affiliate of, and otherwise does not have any economic interest in, CPT or any of its Subsidiaries; (v) neither CPT nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such CPT Material Leased Real Property or any portion thereof; and (vi) neither CPT nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such CPT Lease or any interest therein.

(c)       CPT and each of its Subsidiaries has good and valid leasehold interest to all CPT Material Leased Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and liens, encumbrances and defects in title, that in each case do not materially detract from the value or use of the property subject thereto.

(d)       Except as set forth in Section 4.16(d) of the CPT Disclosure Schedule, the present use of the land, buildings, structures and improvements on CPT Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither CPT nor any of its Subsidiaries, as the case may be, has received any written notice of material violation thereof. Neither CPT nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any CPT Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations CPT Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

44

(e)       Neither CPT nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in CPT Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such CPT Material Leased Real Property.

Section 4.17       Insurance. Section 4.17 of the CPT Disclosure Schedule contains an accurate and complete list of all policies and programs of insurance providing coverage for CPT together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, and the amount of coverage and any retention or deductible of CPT or any Subsidiary. All premiums due and payable under all such policies and bonds have been paid and CPT and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 4.17 of the CPT Disclosure Schedule, neither CPT nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither CPT nor any of its Subsidiaries has any material disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by CPT or any of its Subsidiaries. No notice of cancellation, termination or reduction in coverage has been received by CPT or any Subsidiary with respect to any policy listed in Section 4.17 of the CPT Disclosure Schedule.

Section 4.18       Assets. Except as disclosed in Section 4.18 of the CPT Disclosure Schedule, CPT and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of CPT and its subsidiaries as of the CPT Balance Sheet Date or acquired thereafter, free and clear of any Liens. Except as disclosed in Section 4.18 of the CPT Disclosure Schedule, CPT’s and each of its Subsidiary’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses, consistent with past use and practice. Except as disclosed in Section 4.18 of the CPT Disclosure Schedule, the furniture, fixtures, equipment, vehicles and other items of tangible personal property of CPT and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, consistent with past use and practice. Except as disclosed in Section 4.18 of the CPT Disclosure Schedule, the furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by CPT or its Subsidiaries, together with all other properties and assets of CPT and its Subsidiaries, are sufficient for the conduct of CPT’s business as of the date hereof in substantially the same manner as conducted prior to the date hereof and constitute all of the rights, property and assets necessary to conduct the business of CPT as currently conducted as of the date hereof.

Section 4.19       Business Relationships. CPT has made available to Inuvo in the CPT Data Room the top ten (10) suppliers (based on current fiscal year expenditures) of products or services and the top ten (10) customers (based on current fiscal year revenues) of CPT and its Subsidiaries (on a consolidated basis). Since the CPT Balance Sheet Date, to the Knowledge of CPT, there has not been any material adverse change in the business relationship of CPT or any of its Subsidiaries with any such customer or supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and neither CPT nor any of its Subsidiaries has received any written or oral communication or notice from any such customer or supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with CPT or any of its Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to CPT or any of its Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with CPT or any of its Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to business and operations of CPT or any of its Subsidiaries.

45

Section 4.20       Related Party Transactions.

(a)       Except as disclosed in Section 4.20(a) of the CPT Disclosure Schedule, no director, officer, partner, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of CPT or any of its Subsidiaries (or, with respect to clause (a) of this sentence, to the Knowledge of CPT, its employees) (collectively, “CPT Affiliated Persons”): (i) has borrowed any monies from or has outstanding any Indebtedness or other similar obligations to CPT or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of CPT or any of its Subsidiaries, (y) engaged in a business related to the business of CPT or any of its Subsidiaries, (iii) participating in any transaction to which CPT or any of its Subsidiaries is a party, (iv) otherwise a party to any Contract, arrangement or understanding with CPT or any of its Subsidiaries, or (v) to the Knowledge of CPT, no CPT Affiliated Person of has any claim against CPT or any of its Subsidiaries, other than claims arising in the ordinary course of business for wages owed and employment benefits accrued.

(b)       Except as disclosed in Section 4.20(a) of the CPT Disclosure Schedule, no CPT Affiliated Person is a party to any Contract with any customer or supplier of CPT or any Subsidiary that affects in any material manner the business, financial condition or results of operation of CPT.

Section 4.21       Certain Business Practices.

(a)       Neither CPT nor its Subsidiaries, nor any of their directors, managers, officers, or to the Knowledge of CPT their employees, agents or any other person acting for or on behalf of CPT or any of its Subsidiaries, directly or indirectly, (i) violated the Foreign Corrupt Practices Act of 1977, as amended, or violated any similar Law; or (ii) made any unlawful bribe, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CPT or any of its Subsidiaries. Neither CPT nor its Subsidiaries, nor, any of their directors, officers, or, to the Knowledge of CPT their employees, agents, or any other person acting for or on behalf of CPT or its Subsidiaries is the subject of any current, pending or threatened investigation, inquiry or enforcement proceedings for violations of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in any country in which CPT or its Subsidiaries does business.

46

(b)       None of CPT or any Subsidiary of CPT nor, to the Knowledge of CPT, any director, officer, employee, auditor, accountant or representative of CPT or any Subsidiary of CPT, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of CPT or any Subsidiary of CPT or any material complaint, allegation, assertion or claim from employees of CPT or any Subsidiary of CPT regarding questionable accounting or auditing matters with respect to CPT or any Subsidiary of CPT, and to the Knowledge of CPT, no attorney representing CPT or any Subsidiary CPT, whether or not employed by CPT or any Subsidiary of CPT, has reported evidence of any material violation of state or federal banking or securities Laws, breach or violation of fiduciary duty or similar violation, by CPT, any Subsidiary of CPT or any of their respective officers, directors, managers, employees or agents to the Board of Directors of CPT or any committee thereof, or to the general counsel or chief executive officer of CPT.

Section 4.22       Brokers and Finders. Except as set forth in Section 4.22 of the CPT Disclosure Schedule, none of CPT or its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm which may result in the obligation of CPT or any of its Subsidiaries to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby.

Section 4.23       Takeover Laws. CPT has taken all action necessary to exempt this Agreement and the transactions contemplated hereby, including the CPT Merger, from the provisions of Section 203 of the DGCL. No other anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated hereby. CPT does not have any stockholder rights plan or “poison pill” in effect, including without limitation any agreement with a third-party trust or fiduciary entity with respect thereto.

Section 4.24       Books and Records. The minute books and stock record books of CPT and each of its Subsidiaries, all of which have been made available to Inuvo, are materially complete and correct. The minute books of CPT and each of its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, members, the board of directors, managers and any committees of the board of directors of CPT and its Subsidiaries, as applicable, and no meeting, or action taken by written consent, of any such stockholders, members, board of directors, managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of CPT. The accounting, financial reporting, and business books and records of CPT and each of its Subsidiaries accurately and fairly reflect in all material respects the business and condition of CPT and its Subsidiaries and the transactions and the assets and liabilities of CPT and its Subsidiaries with respect thereto.

47

Section 4.25       Parent Common Stock. At the Closing, Parent shall have sufficient authorized but unissued shares of Parent Common Stock to consummate the Mergers.

Section 4.26       Information Supplied. The information supplied or to be supplied by CPT, Parent, CPT Merger Sub and Inuvo Merger Sub in writing expressly for inclusion in the Form S-4 will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by CPT, Parent, CPT Merger Sub or Inuvo Merger Sub with respect to statements made therein based on information supplied by Inuvo in writing expressly for inclusion therein. The information supplied by CPT, Parent, CPT Merger Sub and Inuvo Merger Sub in writing expressly for inclusion in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first mailed to CPT stockholders and at the time of the CPT Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by CPT, Parent, CPT Merger Sub and Inuvo Merger Sub with respect to statements made therein based on information supplied by Inuvo in writing expressly for inclusion therein.

Section 4.27       Financing.

(a)       Parent has delivered to Inuvo true, correct and complete copies of (i) the executed comfort letters, dated as of the date hereof (the “Financing Comfort Letters”) from certain intermediaries pursuant to which, and subject to the terms and conditions thereof, the intermediaries will assist in obtaining the Financing.

(b)       As of the date hereof, the Financing Comfort Letters are in full force and effect and have not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, and, to the Knowledge of Parent and the Knowledge of CPT, no such withdrawal, termination, rescission, amendment, supplement or modification is presently contemplated (other than amendments, modifications or terminations that are permitted by Section 6.17). Except for the Financing Comfort Letters in the form delivered pursuant to Section 4.27(a) and any customary engagement letters and non-disclosure agreements that do not impact the conditionality or amount of the Financing, as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Comfort Letters, including any that could affect the conditionality or availability of the Financing, to which Parent, CPT, Inuvo Merger Sub, the intermediaries or any of their respective Affiliates is a party. Assuming the accuracy of the representations and warranties in Article IV in all material respects, the compliance and performance by Inuvo of its covenants and agreements set forth in this Agreement in all material respects, to the Knowledge of Parent and the Knowledge of CPT, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (y) result in a failure to consummate the Financing, or (z) result in any portion of the Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the Financing that, to the Knowledge of CPT, cannot be fulfilled. Assuming the satisfaction of the conditions to CPT’s and Parent’s obligation to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing), as of the date hereof, neither Parent, CPT, nor Inuvo Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent and Inuvo Merger Sub on the date of the Closing.

48

Section 4.28       No Additional Representations. Except for the representations and warranties contained in this Article IV, Inuvo acknowledges that neither Parent, CPT, CPT Merger Sub, Inuvo Merger Sub nor any other Person on behalf of Parent, CPT, CPT Merger Sub or Inuvo Merger Sub makes any other express or implied representation or warranty with respect to CPT or any of its Subsidiaries or with respect to any other information provided to Inuvo, including any information, documents, projections, forecasts or other material made available to Inuvo or any Inuvo Representative in the CPT Data Room (other than information contained in the CPT Data Room that is specifically referred to in any of the representations and warranties contained in this Article IV) or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information. CPT disclaims any other representations or warranties, whether made by CPT or any of its Subsidiaries or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF INUVO

Except for the disclosures expressly set forth (i) in the Inuvo SEC Documents (including any documents, instruments or Contracts included as exhibits to the Inuvo SEC Documents), or (ii) in the correspondingly numbered Section of the disclosure letter of Inuvo delivered to Parent and CPT, concurrently with the parties’ execution of this Agreement (the “Inuvo Disclosure Schedule”), Inuvo represents and warrants to Parent, CPT, CPT Merger Sub and Inuvo Merger Sub as follows:

Section 5.1       Organization and Qualification.

(a)       Inuvo is a corporation duly organized and validly existing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Inuvo is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonable be expected to have a Inuvo Material Adverse Effect. Section 5.1(a) of the Inuvo Disclosure Schedule lists each jurisdiction in which Inuvo is qualified to do business as a foreign entity.

(b)       Complete, true and correct copies of Inuvo’s articles of incorporation, as amended (the “Inuvo Articles of Incorporation”), and bylaws, as amended (the “Inuvo Bylaws”), have been publicly filed with the SEC. The Inuvo Articles of Incorporation and Bylaws are in full force and effect. Inuvo is not in violation of any provision of the Inuvo Articles of Incorporation or the Inuvo Bylaws. Inuvo has made available to CPT in the Inuvo Data Room copies of the charters of each committee of Inuvo’s Board of Directors and any code of conduct or similar policy adopted by Inuvo.

49

Section 5.2       Capitalization.

(a)       The authorized capital stock of Inuvo consists of 40,000,000 shares of Inuvo Common Stock and 500,000 shares of Inuvo Preferred Stock, $0.001 par value per share. As of the Execution Date, (i) 32,435,446 shares of Inuvo Common Stock were issued and outstanding, (ii) no shares of Inuvo Preferred Stock were issued and outstanding, (iii) 376,527 shares of Inuvo Common Stock were held in treasury, (iv) 3,573,183 shares of Inuvo Common Stock were reserved for issuance under the Inuvo Stock Plans (including shares of Inuvo Common Stock authorized and reserved for future issuance upon exercise of outstanding awards issued under the Inuvo Stock Plans), including 264,246 shares of Inuvo Common Stock issuable upon exercise of outstanding Inuvo Stock Options and 1,643,949 shares of Inuvo Common Stock issuable upon vesting of Inuvo RSUs outstanding. To the Knowledge of Inuvo, as of the date hereof, no Person owns ten percent (10%) or more of Inuvo’s issued and outstanding shares of Inuvo Common Stock (calculated based on the assumption that all securities convertible, exchangeable or exercisable into any capital stock or other equity securities of Inuvo, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a ten percent (10%) stockholder for purposes of federal securities laws).

(b)       Except for the Inuvo Bridge Notes, the Inuvo Stock Options set forth in Section 5.2(c) of the Inuvo Disclosure Schedule and Inuvo RSUs set forth in Section 5.2(d) of the Inuvo Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Inuvo or any Subsidiary of Inuvo to issue, deliver or sell, or cause to be issued, delivered or sold, Inuvo Common Stock or obligating Inuvo or any Subsidiary of Inuvo to grant, extend or enter into any such agreement or commitment. Except for acquisitions or deemed acquisitions of Inuvo Common Stock in connection with the payment of the exercise price of Inuvo Stock Options with Inuvo Common Stock (including in connection with net exercises), or required tax withholdings in connection with the exercise of Inuvo Stock Options or vesting of Inuvo RSUs, as of the date hereof, there are no obligations, contingent or otherwise, of Inuvo or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Inuvo Common Stock or the capital stock or other equity interests of any Subsidiary of Inuvo or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Inuvo’s Subsidiary. Except as set forth in Section 5.2(b) of the Inuvo Disclosure Schedule, there are no outstanding stock appreciation rights or similar derivative securities or rights of Inuvo or any of its Subsidiaries. Except for the Inuvo Bridge Notes, there are no bonds, debentures, notes or other Indebtedness of Inuvo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Inuvo may vote. Except for the Support Agreements, there are no voting trusts, irrevocable proxies or other agreements or understandings to which Inuvo or any Subsidiary of Inuvo is a party or is bound with respect to the voting of any Inuvo Common Stock. Except as set forth in Section 5.2(b) of the Inuvo Disclosure Schedule, Inuvo has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither Inuvo nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

50

(c)       Section 5.2(c) of the Inuvo Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding Inuvo Stock Options, including the date of grant, the number of shares of Inuvo Common Stock subject to each such option, the exercise price per share of Inuvo Common Stock, the exercise and vesting schedule, the number of shares of Inuvo Common Stock remaining subject to each such option, the Inuvo Stock Options that are incentive stock options for purposes of the Code, and the maximum term of each such option. None of the Inuvo Stock Options were granted with exercise prices below fair market value on the date of grant. All Inuvo Stock Options have been validly issued and properly approved by the Inuvo Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Inuvo Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(d)       Section 5.2(d) of the Inuvo Disclosure Schedule sets forth a complete and correct list as of the date hereof, of all holders of outstanding Inuvo RSUs, including the date of grant, the number of shares of Inuvo Common Stock subject to each such restricted stock unit, the vesting schedule, the number of shares of Inuvo Common Stock remaining subject to each such restricted stock unit, and the maximum term of each such restricted stock unit. All Inuvo RSUs have been validly issued and properly approved by the Inuvo Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Inuvo Financial Statements in accordance with GAAP.

(e)       Except as disclosed in this Section 5.2 above, (i) none of Inuvo’s or any of its Subsidiaries’ outstanding capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Inuvo or any Subsidiary of Inuvo, (ii) there are no outstanding securities or instruments of Inuvo or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Inuvo or any of its Subsidiaries is or may become bound to redeem a security of Inuvo or any of its Subsidiaries; (iii) neither Inuvo nor any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (iv) neither Inuvo nor any of its Subsidiaries have any Liabilities or obligations required to be disclosed in Inuvo SEC Documents which are not so disclosed in Inuvo SEC Documents, other than those incurred in the ordinary course of Inuvo’s or its Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Inuvo Material Adverse Effect.

Section 5.3       Subsidiaries.

(a)       Each Subsidiary of Inuvo is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted, and each Subsidiary of Inuvo is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Inuvo Material Adverse Effect.

51

(b)       All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Inuvo are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Inuvo. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of Inuvo, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(c)       Inuvo has heretofore furnished to Inuvo in the Inuvo Data Room a complete and correct copy of each of Inuvo’s Subsidiaries’ Articles of Incorporation, Certificate of Incorporation, Articles of Organization or Operating Agreement, as the case may be (collectively, the “Inuvo Subsidiary Charters”), and Bylaws (collectively, the “Inuvo Subsidiary Bylaws”), each as amended to date. The Inuvo Subsidiary Charters and the Inuvo Subsidiary Bylaws are in full force and effect. Inuvo’s Subsidiaries are not in violation of any provision of the applicable Inuvo Subsidiary Charters or the applicable Inuvo Subsidiary Bylaws. Inuvo has made available to CPT in the Inuvo Data Room copies of the charters of each committee of the Board of Directors of each Subsidiary of Inuvo and any code of conduct or similar policy adopted by each Subsidiary of Inuvo.

Section 5.4       Authority; Non-Contravention; Approvals.

(a)       Inuvo has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Inuvo Stockholder Vote, to consummate the Inuvo Merger and the other transactions contemplated by this Agreement. Subject to obtaining the Required Inuvo Stockholder Vote, the execution, delivery and performance by Inuvo of this Agreement, and the consummation by Inuvo of the Inuvo Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Inuvo, and no other actions on the part of Inuvo are necessary to authorize this Agreement or to consummate the Inuvo Merger or the other transactions contemplated by this Agreement other than (i) obtaining the Required Inuvo Stockholder Vote, (ii) the filing and recordation of the Inuvo Certificate of Merger as required by the NRS and (iii) filings by Inuvo as may be required by the HSR Act. This Agreement has been duly executed and delivered by Inuvo and, assuming the due authorization, execution and delivery by Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub, constitutes a valid and binding obligation of Inuvo enforceable against Inuvo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The affirmative vote of the holders of a majority of the issued and outstanding Inuvo Common Stock (i) entitled to vote at a duly called and held meeting of Inuvo stockholders or (ii) action by written consent as permitted by the Inuvo Bylaws, will be the only vote of the holders of capital stock of Inuvo necessary to approve and adopt this Agreement and the Merger (the “Required Inuvo Stockholder Vote”).

52

(b)       Except as disclosed in Section 5.4(b) of the Inuvo Disclosure Schedule, the execution, delivery and performance of this Agreement by Inuvo and the consummation of the Inuvo Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of Inuvo or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of Inuvo or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to Inuvo or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining Inuvo Required Statutory Approvals and the Required Inuvo Stockholder Vote, (iii) any Inuvo Permit, or (iv) any Inuvo Material Contract to which Inuvo or any of its Subsidiaries is a party or by which Inuvo or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a Inuvo Material Adverse Effect.

(c)       Except as disclosed in Section 5.4(c) of the Inuvo Disclosure Schedule and except for (i) obtaining the Required Inuvo Stockholder Vote, (ii) the filings by Inuvo as may be required by the HSR Act, (iii) the filing and effectiveness of the Registration Statement with the SEC, including the Joint Proxy Statement/Prospectus, and (iv) the filing of the Inuvo Certificate of Merger as required by the NRS (the filings and approvals referred to in clauses (i), (ii), (iii) and (iv) collectively, the “Inuvo Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the execution and delivery of this Agreement by Inuvo or the consummation by Inuvo of the Inuvo Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Inuvo Material Adverse Effect.

53

Section 5.5       Reports and Inuvo Financial Statements.

(a)       Since January 1, 2016, Inuvo has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Inuvo SEC Documents”). As of their respective dates, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the Inuvo SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Inuvo SEC Documents, and none of the Inuvo SEC Documents, at the time they were filed with the SEC, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseded filing (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the financial statements of Inuvo included in the Inuvo SEC Documents (the “Inuvo Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, or (iii) or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act) and fairly present in all material respects the financial position of Inuvo as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). Inuvo is not currently contemplating to amend or restate any of the Inuvo Financial Statements (including without limitation, any notes or any letter of the independent accountants of Inuvo with respect thereto) included in the Inuvo SEC Documents, nor is Inuvo currently aware of facts or circumstances which would require Inuvo to amend or restate any of the Inuvo Financial Statements, in each case, in order for any of the Inuvo Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. Inuvo has not been informed by its independent accountants that they recommend that Inuvo amend or restate any of the Inuvo Financial Statements or that there is any need for Inuvo to amend or restate any of the Inuvo Financial Statements.

(b)       Inuvo is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(c)       Each of Inuvo and its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability; (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Inuvo maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by Inuvo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Inuvo in the reports that it files or submits under the Exchange Act is accumulated and communicated to Inuvo’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

54

Section 5.6       Absence of Undisclosed Liabilities. Neither Inuvo nor any of its Subsidiaries has any Liabilities (whether accrued, absolute, contingent or otherwise), except Liabilities: (a) as and to the extent set forth on the audited consolidated balance sheet of Inuvo and its Subsidiaries as of the Inuvo Balance Sheet Date; (b) incurred pursuant to the terms of this Agreement, or (c) incurred after the Inuvo Balance Sheet Date in the ordinary course of business consistent with past practice. No material event or development has occurred with respect to Inuvo, any of its Subsidiaries or any of their respective businesses, properties, prospects, operations (including results thereof) or condition (financial or otherwise), from the filing of Inuvo’s Form 10-Q for the three and six months ended June 30, 2018 through the date hereof, that would be required to be disclosed by Inuvo under applicable securities Laws and which, individually or in the aggregate would have an Inuvo Material Adverse Effect.

Section 5.7       Litigation. Except as set forth in Section 5.7 of the Inuvo Disclosure Schedule and the Inuvo SEC Documents, as of the date hereof, there is no Proceeding pending, or, to the Knowledge of Inuvo, threatened, against Inuvo, any of its Subsidiaries or any of their respective directors, managers or officers (in their capacities as such or relating to their employment, services or relationship with Inuvo or any of its Subsidiaries) or that would materially relate to or affect Inuvo or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator which would reasonably be expected to individually or in the aggregate, have an Inuvo Material Adverse Effect. To the Knowledge of Inuvo, neither Inuvo nor any Subsidiary has committed a violation of any judgment, decree, injunction or order of any Governmental Entity applicable to Inuvo or any Subsidiary or any of their respective properties or assets. Since January 1, 2016, there has not been any internal investigations or inquiries conducted by Inuvo, the Inuvo Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. Neither Inuvo nor its Subsidiaries, nor, to the Knowledge of Inuvo, any of the directors, managers or officers of Inuvo or any of its Subsidiaries (in their capacities as such or relating to their employment, services or relationship with Inuvo or any of its Subsidiaries as applicable) is subject to any judgment, decree, injunction or order of any Governmental Entity. Neither Inuvo nor its Subsidiaries has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.

55

Section 5.8       Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Inuvo Disclosure Schedule, since September 30, 2018, Inuvo and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice and there has not been:

(a)       any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have an Inuvo Material Adverse Effect;

(b)       any material change in any method of accounting or accounting practice by Inuvo or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP or required by applicable Law;

(c)       any material revaluation by Inuvo or any Subsidiary of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

(d)       any transaction or commitment made, or any Contract or agreement entered into, by Inuvo or any Subsidiary, relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by Inuvo or any Subsidiary of any Contract or other right, in either case, material to Inuvo and Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(e)       any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of Inuvo’s capital stock or any redemption, purchase or other acquisition of any of Inuvo’s securities;

(f)       any split, combination or reclassification of any of Inuvo’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(g)       any amendment of any material term of any outstanding security of Inuvo or any Subsidiary;

(h)       any issuance by Inuvo or any Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Inuvo Common Stock pursuant to the exercise of any Inuvo Stock Options and Inuvo RSUs, or otherwise pursuant to Inuvo Stock Plans, in existence prior to the date hereof;

(i)       any material incurrence, assumption or guarantee by Inuvo or any Subsidiary of any Indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j)       any creation or assumption by Inuvo or any Subsidiary of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

56

(k)       any making of any material loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in any Subsidiary and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

(l)       any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Inuvo or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Inuvo Material Adverse Effect;

(m)       any material grant of equity or other compensation, or increase in the benefits under, or the establishment, material amendment or termination of, any Inuvo Benefit Plan covering current or former employees, officers, consultants, or directors of Inuvo or any Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of Inuvo or any of its Subsidiaries or any other employee earning noncontingent cash compensation in excess of $100,000 per year;

(n)       any entry by Inuvo or any Subsidiary into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of Inuvo or any Subsidiary, entry into any such agreement with any person for a noncontingent cash amount in excess of $250,000 per year or outside the ordinary course of business, or entry into any employment agreement other than on an at-will basis;

(o)       any labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any employees of Inuvo or any of its subsidiaries for the purposes of forming a labor union or labor organization, or for selecting a labor union or labor organization as a collective bargaining representative;

(p)       any authorization or commitment with respect to, any single capital expenditure that was in excess of $1,000,000 individually or $5,000,000 in the aggregate; or

(q)       any authorization of, or agreement by Inuvo or any Subsidiary to take, any of the actions described in this Section 5.8, except as expressly contemplated by this Agreement.

Section 5.9       Compliance with Applicable Law; Permits.

(a)       Except as set forth in Section 5.9(a) of the Inuvo Disclosure Schedule, Inuvo and its Subsidiaries hold all material authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by Governmental Entities engaged in the regulation of Inuvo Products) which are required for Inuvo and its Subsidiaries to own, lease, license and operate their properties and other assets and to carry on their respective business in the manner described in the Inuvo SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “Inuvo Permits”), and all Inuvo Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Inuvo Permits would not, individually or in the aggregate, reasonably be expected to have a Inuvo Material Adverse Effect. Section 5.9(a) of the Inuvo Disclosure Schedule sets forth a list of all material Inuvo Permits.

57

(b)       Inuvo and its Subsidiaries are, and have been at all times, in compliance with the terms of the Inuvo Permits and all applicable Laws relating to Inuvo and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Inuvo Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Inuvo Material Adverse Effect. To the Knowledge of Inuvo, neither Inuvo nor any of its Subsidiaries has received any written notification from any Governmental Entity (i) asserting that Inuvo or any of its Subsidiaries is not in compliance with any Law or Inuvo Permit, or (ii) threatening to revoke any Inuvo Permit.

Section 5.10       Taxes. Except as disclosed on Section 5.10 of the Inuvo Disclosure Schedules:

(a)       Each of Inuvo and its Subsidiaries has (or as to its Subsidiaries, Inuvo has filed on behalf of such Subsidiaries) (i) duly and timely filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed by it (taking into account any applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and prepared in substantial compliance with all applicable Laws and (ii) timely paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither Inuvo nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Entity in a jurisdiction where Inuvo and its Subsidiaries do not file Tax Returns that Inuvo or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that has not been resolved.

(b)       The unpaid Taxes of Inuvo and its Subsidiaries did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Inuvo Financial Statements.

(c)       There are no Liens for Taxes upon any property or asset of Inuvo or any Subsidiary thereof, except for statutory Liens for current Taxes that are not yet due and payable, or for Taxes contested in good faith through appropriate proceedings and reserved against in accordance with GAAP.

(d)       No material deficiencies for Taxes with respect to any of Inuvo and its Subsidiaries have been set forth or claimed, proposed, or assessed in writing by a Governmental Entity that have not been finally settled or otherwise resolved. There are no pending or, to the Knowledge of Inuvo, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of Inuvo and its Subsidiaries. Neither Inuvo nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver that remains in effect. There is not currently in effect any power of attorney authorizing any Person to act on behalf of Inuvo, or receive information relating to Inuvo, with respect to any Tax matter.

58

(e)       Neither Inuvo nor any of its Subsidiaries has requested or received any ruling from any Governmental Entity, or signed any binding agreement with any Governmental Entity that would affect any amount of Tax payable after the Closing Date.

(f)       Each of Inuvo and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed with, and supplied to, the appropriate parties.

(g)       Except for any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business (each of which is not specifically entered into to address Taxes), neither Inuvo nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h)       Except for the affiliated group of which Inuvo is the common parent, each of Inuvo and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither Inuvo nor any of its Subsidiaries is liable for the Taxes of any Person (other than Persons that are part of the affiliated group of which Inuvo is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) otherwise.

(i)       Neither Inuvo nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)       Neither Inuvo nor any of its Subsidiaries has taken any action, agreed to take any action, failed to take any action, or knows of any fact that would be reasonably expected to prevent the Exchanges from qualifying as an “exchange” within the meaning of Section 351 of the Code.

(k)       Neither Inuvo nor any of its Subsidiaries has participated in a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(l)       Neither Inuvo nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.11        Environmental Matters. Inuvo and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Inuvo Material Adverse Effect.

59

Section 5.12       Contracts. The Exhibit Index to Inuvo’s Annual Report on Form 10-K for the year ended December 31, 2017 or the Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequent to such Form 10-K list each Contract that would be required to be filed by Inuvo as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in such reports (each, a “Inuvo Material Contract”). Neither Inuvo nor any Subsidiary of Inuvo is in breach or violation of or default in any material respect under the terms of any Inuvo Material Contract and, to the Knowledge of Inuvo, no other party to any Inuvo Material Contract is in breach or violation of or default in any material respect under the terms of any Inuvo Material Contract and, to the Knowledge of Inuvo, no event has occurred or not occurred through Inuvo’s or any of its Subsidiaries’ action or inaction or, to Inuvo’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach or violation of or default under the terms of any Inuvo Material Contract, in each case except as has not had and would not reasonably be expected to have a Inuvo Material Adverse Effect. To the Knowledge of Inuvo, each Inuvo Material Contract (i) is a valid and binding obligation of Inuvo or the Subsidiary of Inuvo that is party thereto and of each other party thereto and (ii) is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). There are no disputes pending or, to Inuvo’s Knowledge, threatened with respect to any Inuvo Material Contract and neither Inuvo nor any of its Subsidiaries has received any written notice of the intention of any other party to a Inuvo Material Contract to terminate for default, convenience or otherwise any Inuvo Material Contract, nor to the Inuvo’s Knowledge, is any such party threatening to do so, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Inuvo Material Adverse Effect.

Section 5.13       Business Relationships. Inuvo has made available to CPT the top ten (10) suppliers (based on current fiscal year expenditures) of products or services and the top ten (10) customers (based on current fiscal year revenues) of Inuvo and Inuvo’s Subsidiaries (on a consolidated basis). Since the Inuvo Balance Sheet Date, to the Knowledge of Inuvo, there has not been any material adverse change in the business relationship of Inuvo or any of Inuvo’s Subsidiaries with any such customer or supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and neither Inuvo nor any of Inuvo’s Subsidiaries has received any written or oral communication or notice from any such customer or supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce its business relationship with Inuvo or any of Inuvo’s Subsidiaries in a manner that is, or is reasonably likely to be materially adverse to Inuvo or any of Inuvo’s Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Material Contract with Inuvo or any of Inuvo’s Subsidiaries in any manner that is, or is reasonably likely to individually, or in the aggregate, to have an Inuvo Material Adverse Effect.

60

Section 5.14       Transactions with Affiliates. Except as set forth in the Inuvo SEC Documents, none of the officers, directors, employees or Affiliates of Inuvo or any of its Subsidiaries is presently a party to any transaction with Inuvo or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, employee or affiliate or, to the Knowledge of Inuvo or any of its Subsidiaries, any corporation, partnership, trust or other Person in which any such officer, director, or employee has a substantial interest or is an employee, officer, director, trustee, affiliate or partner.

Section 5.15       Certain Business Practices.

(a)       Neither Inuvo nor its Subsidiaries, nor any of their directors or executive officers, or to the Knowledge of Inuvo their employees, agents or any other person acting for or on behalf of Inuvo or any of its Subsidiaries, directly or indirectly, (i) violated the Foreign Corrupt Practices Act of 1977, as amended, or violated any similar Law; or (ii) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Inuvo or any of its Subsidiaries. Neither Inuvo nor its Subsidiaries, nor, any of their directors, officers, or, to the Knowledge of Inuvo their employees, agents, or any other person acting for or on behalf of Inuvo or its Subsidiaries is the subject of any current, pending or threatened investigation, inquiry or enforcement proceedings for violations of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in any country in which Inuvo or its Subsidiaries does business.

(b)       None of Inuvo or any Subsidiary of Inuvo nor, to the Knowledge of Inuvo, any director, officer, employee, auditor, accountant or representative of Inuvo or any Subsidiary of Inuvo, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Inuvo or any Subsidiary of Inuvo or any material complaint, allegation, assertion or claim from employees of Inuvo or any Subsidiary of Inuvo regarding questionable accounting or auditing matters with respect to Inuvo or any Subsidiary of Inuvo, and to the Knowledge of Inuvo, no attorney representing Inuvo or any Subsidiary Inuvo, whether or not employed by Inuvo or any Subsidiary of Inuvo, has reported evidence of any material violation of state or federal banking or securities Laws, breach or violation of fiduciary duty or similar violation, by Inuvo, any Subsidiary of Inuvo or any of their respective officers, directors, managers, employees or agents to the Board of Directors of Inuvo or any committee thereof, or to the general counsel or chief executive officer of Inuvo.

(c)       Except as set forth on Section 5.18(a) of the Inuvo Disclosure Schedule, without limiting the generality of the foregoing, Inuvo is not in violation of any of the rules, regulations or requirements of NYSE American and has no Knowledge of any facts or circumstances that would reasonably be expected to lead to delisting or suspension of the Inuvo Common Stock by the rules and regulations of NYSE American. During the two years prior to the date hereof, (i) the Inuvo Common Stock has been listed or designated for quotation on NYSE American; (ii) trading in the Inuvo Common Stock has not been suspended by the SEC or NYSE American; and (iii) Inuvo has received no communication, written or oral, from the SEC or NYSE American regarding the suspension or delisting of the Inuvo Common Stock from NYSE American.

61

Section 5.16       Opinion of Financial Advisor. Inuvo’s financial advisor, Canaccord Genuity LLC (the “Inuvo Financial Advisor”), has delivered to the Inuvo Board its written opinion to the effect that, as of the date of such opinion, the Inuvo Merger Consideration is fair, from a financial point of view, to the stockholders of Inuvo.

Section 5.17       Brokers and Finders. Inuvo has not entered into any Contract, arrangement or understanding with any Person or firm which may result in the obligation of Inuvo to pay any investment banking fees, finder’s fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Inuvo Financial Advisor.

Section 5.18       Intellectual Property.

(a)       Section 5.18(a) of the Inuvo Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) issued patents and patent applications; (ii) material Inuvo Registered Brand Names; (iii) material Inuvo Unregistered Brand Names and applications therefor; and (iv) material domain name registrations, in each case set forth in subsections (i) through (iv) above, included in Inuvo Owned Intellectual Property as of the date hereof. All the patents, patent applications, Inuvo Registered Brand Names, copyright registrations, copyright applications, and applications comprising Inuvo Unregistered Brand Names are subsisting and all the necessary fees and costs have been paid.

(b)       Section 5.18(b) of the Inuvo Disclosure Schedule sets forth a complete and accurate list of all Contracts by which Inuvo or any of its Subsidiaries has been granted or has granted to others any license, covenant not to sue or other immunity to or under Intellectual Property that is material to the conduct of the business of Inuvo or any of its Subsidiaries, as conducted as of the date hereof (collectively, “Inuvo Material Licenses”); provided, however, that Section 5.18(b) of the Inuvo Disclosure Schedule does not disclose licenses of computer software which computer software has not been significantly modified or customized and that is available commercially off-the-shelf. Inuvo has made available to CPT in the Inuvo Data Room a true and complete copy of each Inuvo Material License.

(c)       Neither (i) the use of Inuvo Owned Intellectual Property and Intellectual Property licensed to Inuvo and/or its Subsidiaries under Inuvo Material Licenses in connection with the operation of the business of Inuvo or any of its Subsidiaries as conducted as of the date hereof, nor (ii) the manufacture, use, offer for sale, and sale of Inuvo Products (as such products exist as of the date hereof) to the Knowledge of Inuvo, infringe or misappropriate or otherwise violate any valid Intellectual Property rights of any Person, and Inuvo is unaware of any facts that would form a reasonable basis for a claim of any such infringement, misappropriation or violation. No Proceeding is pending or, to the Knowledge of Inuvo, threatened against Inuvo or any of its Subsidiaries alleging any of the foregoing.

(d)       Inuvo or a Subsidiary of Inuvo is the exclusive owner of all right, title and interest in and to each item of Intellectual Property purported to be Inuvo Owned Intellectual Property, including without limitation, the items listed on Section 5.18(a) of the Inuvo Disclosure Schedule. Inuvo or a Subsidiary of Inuvo is entitled to use Inuvo Owned Intellectual Property and Intellectual Property licensed to Inuvo and/or its Subsidiaries under Inuvo Material Licenses in the ordinary course of its business consistent with past practice, subject only to any applicable terms of Inuvo Material Licenses.

62

(e)       Other than Inuvo Owned Intellectual Property and Intellectual Property licensed to Inuvo and/or its Subsidiaries under Inuvo Material Licenses, there are no items of Intellectual Property that are necessary to the conduct of the business of Inuvo or any of its Subsidiaries as conducted as of the date hereof, with the exception of any licenses of computer software which computer software has not been significantly modified or customized and that is available commercially off-the-shelf. Inuvo Owned Intellectual Property is valid and enforceable, and Inuvo has the right to enforce such Inuvo Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

(f)       No legal Proceedings are pending or, to the Knowledge of Inuvo, threatened against Inuvo or any of its Subsidiaries (i) based upon, challenging or seeking to deny or restrict the use by Inuvo or any of its Subsidiaries of any of the Intellectual Property licensed to Inuvo and/or its Subsidiaries under Inuvo Material Licenses, or (ii) alleging that Inuvo Material Licenses conflict with the terms of any other Person’s license or other agreement.

(g)       To the Knowledge of Inuvo, there are no infringements, misappropriations or violations by others of any of Inuvo Owned Intellectual Property and Inuvo is unaware of any facts which would form a reasonable basis for a claim of any such infringement, misappropriation or violation.

(h)       Inuvo and its Subsidiaries have taken commercially reasonable measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence.

(i)       To the Knowledge of Inuvo (i) there has been no misappropriation of any trade secrets of Inuvo or any of its Subsidiaries by any Person, and (ii) no employee, independent contractor or agent of Inuvo or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent.

(j)       The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of Inuvo’s rights to own or license any of Inuvo Owned Intellectual Property, (ii) the inability (for any period of time) of Parent to succeed to the rights and perform the obligations of Inuvo and any of its applicable Subsidiaries with respect to Inuvo Owned Intellectual Property, pursuant to the terms of this Agreement, or (iii) the right to market Inuvo Products as presently marketed.

Section 5.19       Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Inuvo or any of its Subsidiaries and an unconsolidated or other off- balance sheet entity that is required to be disclosed by Inuvo in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Inuvo Material Adverse Effect.

63

Section 5.20       Manipulation of Price. Neither Inuvo nor any of its Subsidiaries has, and, to the Knowledge of Inuvo, no Person acting on their behalf has, directly or indirectly, (a) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of Inuvo or any of its Subsidiaries to facilitate the sale or resale of any of the Inuvo Common Stock, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Inuvo Common Stock, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Inuvo or any of its Subsidiaries.

Section 5.21       Intentionally Omitted.

Section 5.22       Employee Benefit Plans; ERISA.

(a)       Section 5.22(a) of the Inuvo Disclosure Schedule includes a complete list, as of the date hereof, of each Inuvo Benefit Plan. With respect to each of the written Inuvo Benefit Plans, Inuvo has made available to CPT true and complete copies of the following documents to the extent applicable: (i) the governing plan document, all amendments thereto and related trust documents, group contracts, insurance policies or other funding arrangements, and amendments thereto; (ii) the three most recently filed Forms 5500 annual returns and all schedules thereto, including any audited financial statements and auditors’ opinions; (iii) the most recent favorable determination, opinion or advisory letter issued by the IRS; (iv) the actuarial report, statement of assets and liabilities, and annual nondiscrimination testing results for the three most recently completed plan years; (v) the most recent summary plan description and any summaries of material modifications thereto; (vi) a summary of the material terms of any Inuvo Benefit Plan that is not in writing; and (vii) any filings, applications or submissions under the IRS’ Voluntary Correction Program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program.

(b)       Inuvo and its Subsidiaries have operated and administered each of the Inuvo Benefit Plans in accordance with their terms and all the provisions of Laws and regulations applicable to the Inuvo Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof with respect to the Inuvo Benefit Plans have been timely paid or accrued by Inuvo and its Subsidiaries as applicable. Inuvo and its Subsidiaries have satisfied all reporting and disclosure requirements under the Code and ERISA that are applicable to the Inuvo Benefit Plans. No event or condition exists which would reasonably be expected to subject Inuvo or any of its Subsidiaries to Liability in connection with the Inuvo Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course. With respect to each applicable Inuvo Benefit Plan, (i) there are no pending or, to the Knowledge of Inuvo, threatened actions which have been asserted or instituted and which would reasonably be expected to result in any Liability of Inuvo or any of its Subsidiaries (other than routine claims for benefits payable in the ordinary course); (ii) there are no audits, inquiries or Proceedings pending or, to the Knowledge of Inuvo, threatened by any governmental authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Subtitle B of Title I of ERISA) which has resulted or would reasonably be expected to result in material Liability to Inuvo, any Inuvo Subsidiary, or any of their respective employees.

64

(c)       Except as provided herein or in the Separation Agreements, in no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the Inuvo Merger or the transactions contemplated hereby or thereby, or Required Inuvo Stockholder Vote (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of Inuvo or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of Inuvo or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Inuvo Benefit Plan or related trust.

(d)       Section 5.22(d) of the Inuvo Disclosure Schedule identifies each Inuvo Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the “Inuvo Qualified Plans”). Each Inuvo Qualified Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is entitled to rely upon, and its accompanying trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Inuvo, no fact or event has occurred since the date of such letter that would reasonably be expected to jeopardize the tax-qualified status of any such Inuvo Qualified Plan or the tax-exempt status of its accompanying trust.

(e)       Except as otherwise provided in Section 5.22(e) of the Inuvo Disclosure Schedule, no Inuvo Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of Inuvo or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law and/or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(f)       Neither Inuvo nor any of its Subsidiaries or any of their respective ERISA Affiliates sponsor, contribute to or have any Liabilities with respect to any Inuvo Benefit Plan that: (i) is subject to Title IV or Section 302 of ERISA or Section 412, 430, 431 or 432 of the Code; (ii) is a Multiemployer Plan; or (iii) Except as otherwise provided in Section 5.22(f) of the Inuvo Disclosure Schedule, is a multiple employer plan that is described in Section 413 of the Code. No “reportable event,” as such term is defined in ERISA Section 4043(c), has occurred or is continuing with respect to any Inuvo Benefit Plan. No Inuvo Benefit Plan that is or was subject to Title IV of ERISA has been terminated and no proceeding has been initiated to terminate any such plan. Neither Inuvo nor any of its Subsidiaries or any of their respective ERISA Affiliates has incurred or reasonably expects to incur, any Liability to the PBGC with respect to any Inuvo Benefit Plan, except for required premium payments, which payments have been timely made when due.

65

(g)       Neither Inuvo nor any of its Subsidiaries or any of their respective ERISA Affiliates has incurred or expects to incur any “withdrawal liability” (as defined in ERISA Section 4201) under or with respect to any Inuvo Benefit Plan that is a Multiemployer Plan.

(h)       No Inuvo Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee, contractor or other service provider residing or working outside the United States.

(i)       Except as provided in Section 5.22(i) of the Inuvo Disclosure Schedule, there is no Contract, agreement, plan or arrangement to which Inuvo or any Subsidiary of Inuvo is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

(j)       No payment pursuant to any Inuvo Benefit Plan or Inuvo Benefit Arrangement between Inuvo or a Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.

(k)       Each Inuvo Benefit Plan, Inuvo Benefit Arrangement, or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, its Treasury regulations, and any applicable administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Inuvo Benefit Plan, Inuvo Benefit Arrangement, or other Contract, plan, program, agreement, or arrangement. Neither Inuvo nor any ERISA Affiliate is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(l)       Except as provided in Section 5.22(l) of the Inuvo Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the Required Inuvo Stockholder Vote of the Inuvo Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of Inuvo or any Subsidiary of Inuvo who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Inuvo Benefit Plan, Inuvo Benefit Arrangement or otherwise could be characterized as a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Inuvo has made available to CPT all requested information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements, Inuvo Benefit Arrangements and Inuvo Benefit Plans currently in effect, assuming that the individual’s employment with Inuvo is terminated immediately after the Effective Time. Inuvo has made available to CPT in the Inuvo Data Room (i) the grant dates, exercise prices and vesting schedules applicable to each Inuvo Option granted to the individual; (ii) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement; and (iii) the maximum additional amount that Inuvo has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual’s excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

66

Section 5.23       Labor and Other Employment Matters.

(a)       Except as disclosed in Section 5.23(a) of the Inuvo Disclosure Schedule, as of the date hereof, (i) no work stoppage, slowdown, lockout, labor strike, grievances, arbitration or other material labor dispute against Inuvo or any of its Subsidiaries by employees is pending or, to the Knowledge of Inuvo, threatened; (ii) neither Inuvo nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees; (iii) for the past four (4) years, Inuvo and each of its Subsidiaries have been in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers’ compensation, occupational safety, plant closings, layoffs, reductions in force and wage and hours; (iv) to the Knowledge of Inuvo, Inuvo and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (v) to the Knowledge of Inuvo, neither Inuvo nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice); (vi) other than as made available to Inuvo in the Inuvo Data Room, there are no pending claims against Inuvo or any of its Subsidiaries under any workers’ compensation plan or policy or for long term disability; (vii) there are no controversies pending or, to the Knowledge of Inuvo, threatened (including threatened lawsuits or claims), between Inuvo or any of its Subsidiaries and any of their respective current or former employees, which controversies have or would reasonably be expected to result in an Proceeding before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, Labor Commissioner, the Department of Labor, OSHA, or any other Governmental Entity; (viii) all employees of Inuvo and its Subsidiaries are employed on an at-will basis, and their respective employment can be terminated at any time, with or without notice, for any lawful reason or no reason at all; and (ix) Inuvo and its Subsidies have not conducted any layoffs or reductions in force within six (6) months of the date hereof. As of the date hereof, to the Knowledge of Inuvo, no employees of Inuvo or any of its Subsidiaries are in violation of any term of any employment or other Contract, including any non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Inuvo or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Inuvo or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no exempt employee of Inuvo or any of its Subsidiaries has given notice in writing to Inuvo or any of its Subsidiaries that any such employee intends to terminate his or her employment with Inuvo or any of its Subsidiaries.

67

(b)       Since January 1, 2016, neither Inuvo nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. Since January 1, 2016 to the date hereof, there has not been any campaign to organize any of the employees of Inuvo or any of its Subsidiaries for the purposes of forming a labor union or labor organization or selecting a labor union or labor organization as a collective bargaining representative and, to the Knowledge of Inuvo, there are no campaigns or other efforts being conducted to organize employees of Inuvo or any of its Subsidiaries for the purposes of forming a labor union or labor organization or selecting a labor union or labor organization as a collective bargaining representative.

(c)       Inuvo has identified in Section 5.23(c) of the Inuvo Disclosure Schedule and has made available to CPT in the Inuvo Data Room true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to Inuvo or any of its Subsidiaries; (ii) all severance programs and policies of each of Inuvo and each of its Subsidiaries with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of Inuvo and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 5.23(c) of the Inuvo Disclosure Schedule, or as otherwise provided in this Agreement, in no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or Required Inuvo Stockholder Vote (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Inuvo or any of its Subsidiaries or Affiliates from Inuvo or any of its Subsidiaries or Affiliates under any Inuvo Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Inuvo Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits.

(d)       Inuvo has made available to CPT, as of the date hereof, a list of the names of all current directors, officers, employees and consultants currently employed or engaged by Inuvo and its Subsidiaries and who have received payment by way of compensation from Inuvo or its Subsidiaries in excess of $100,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with Inuvo or its Subsidiaries, seniority, exemption classification, any union membership, and current positions and identifies all written agreements between Inuvo or its Subsidiaries and such individuals (other than any of the following agreements in Inuvo or its Subsidiaries’ standard form: (i) offer letters for employment; (ii) proprietary rights assignment agreements; (iii) stock option agreements; or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with Inuvo.

Section 5.24       Insurance. Section 5.24 of the Inuvo Disclosure Schedule contains an accurate and complete list of all policies and programs of insurance providing coverage for Inuvo together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, and the amount of coverage and any retention or deductible of Inuvo or any Subsidiary. All premiums due and payable under all such policies and bonds have been paid and Inuvo and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Section 5.24 of the Inuvo Disclosure Schedule, neither Inuvo nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither Inuvo nor any of its Subsidiaries has any material disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by Inuvo or any of its Subsidiaries. No notice of cancellation, termination or reduction in coverage has been received by Inuvo or any Subsidiary with respect to any policy listed in Section 5.24 of the Inuvo Disclosure Schedule.

68

Section 5.25       Real Property.

(a)       Inuvo owns no real property.

(b)       Section 5.25(b) of the Inuvo Disclosure Schedule sets forth a complete list of all material real property leased by Inuvo or any of its Subsidiaries as of the date hereof (“Inuvo Material Leased Real Property”). A copy of the lease, including all amendments, extensions, renewals, guaranties and other agreements for each Inuvo Material Leased Real Property (the “Inuvo Leases”) has been made available to CPT in the Inuvo Data Room. With respect to each of the Inuvo Leases: (i) such Inuvo Lease is legal, valid, and binding on Inuvo or its Subsidiary party thereto, and, to the Knowledge of Inuvo, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); (ii) except as set forth in Section 5.25(b) of the Inuvo Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to such Inuvo Lease, will not result in a breach of or default under such Inuvo Lease, or otherwise cause such Inuvo Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Inuvo nor any of its Subsidiaries, as the case may be, nor any other party to Inuvo Lease is in material breach or default under such Inuvo Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Inuvo Lease; (iv) the other party to such Inuvo Lease is not an Affiliate of, and otherwise does not have any economic interest in, Inuvo or any of its Subsidiaries; (v) neither Inuvo nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Inuvo Material Leased Real Property or any portion thereof; and (vi) neither Inuvo nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Inuvo Lease or any interest therein.

(c)       Inuvo and each of its Subsidiaries has good and valid leasehold interest to all Inuvo Material Leased Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, or (iii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and liens, encumbrances and defects in title, that in each case do not materially detract from the value or use of the property subject thereto.

69

(d)       Except as set forth in Section 5.25(d) of the Inuvo Disclosure Schedule, the present use of the land, buildings, structures and improvements on Inuvo Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither Inuvo nor any of its Subsidiaries, as the case may be, has received any written notice of material violation thereof. Neither Inuvo nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Inuvo Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations Inuvo Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

(e)       Neither Inuvo nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in Inuvo Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Inuvo Material Leased Real Property.

Section 5.26       Assets. Except as disclosed in Section 5.26 of the Inuvo Disclosure Schedule, Inuvo and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of Inuvo and its subsidiaries as of the Inuvo Balance Sheet Date or acquired thereafter, free and clear of any Liens. Except as disclosed in Section 5.26 of the Inuvo Disclosure Schedule, Inuvo’s and each of its Subsidiary’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses, consistent with past use and practice. Except as disclosed in Section 5.26 of the Inuvo Disclosure Schedule, the furniture, fixtures, equipment, vehicles and other items of tangible personal property of Inuvo and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, consistent with past use and practice. Except as disclosed in Section 5.26 of the Inuvo Disclosure Schedule, the furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by Inuvo or its Subsidiaries, together with all other properties and assets of Inuvo and its Subsidiaries, are sufficient for the conduct of Inuvo’s business as of the date hereof in substantially the same manner as conducted prior to the date hereof and constitute all of the rights, property and assets necessary to conduct the business of Inuvo as currently conducted as of the date hereof.

Section 5.27       Takeover Laws. Inuvo has taken all action necessary to exempt this Agreement and the transactions contemplated hereby, including the Inuvo Merger, from the provisions of Section 78.378 et seq. of the NRS. No other anti-takeover, “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated hereby. Inuvo does not have any stockholder rights plan or “poison pill” in effect, including without limitation any agreement with a third-party trust or fiduciary entity with respect thereto.

Section 5.28       Books and Records. The minute books and stock record books of Inuvo and each of its Subsidiaries, all of which have been made available to CPT, are materially complete and correct. The minute books of Inuvo contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors, and any committees of the board of directors of Inuvo, and no meeting, or action taken by written consent, of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Inuvo. The accounting, financial reporting, and business books and records of Inuvo and each of its Subsidiaries accurately and fairly reflect in all material respects the business and condition of Inuvo and its Subsidiaries and the transactions and the assets and liabilities of Inuvo and its Subsidiaries with respect thereto.

70

Section 5.29       Information Supplied. The information supplied or to be supplied by Inuvo in writing expressly for inclusion in the Form S-4 will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Inuvo with respect to statements made therein based on information supplied by CPT in writing expressly for inclusion therein. The information supplied by Inuvo in writing expressly for inclusion in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first mailed to Inuvo stockholders and at the time of the Inuvo Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Inuvo with respect to statements made therein based on information supplied by CPT in writing expressly for inclusion therein.

Section 5.30       No Additional Representations. Except for the representations and warranties contained in this Article V, Parent, CPT, CPT Merger Sub and Inuvo Merger Sub acknowledges that none of Inuvo nor any other Person on behalf of either Inuvo makes any other express or implied representation or warranty with respect to Inuvo or with respect to any other information provided to CPT (other than information provided to CPT specifically referred to in any of the representations and warranties contained in this Article V), including any information, documents, projections, forecasts or other material made available to CPT or any CPT Representative or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information. Inuvo disclaims any other representations or warranties, whether made by Inuvo or any other Person.

Article VI

COVENANTS

Section 6.1       Conduct of Business by CPT Pending the Closing. From the Execution Date through the Effective Time, except as expressly contemplated by the terms of this Agreement, CPT shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which would adversely affect or delay in any material respect the ability of either Inuvo or CPT to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, except as expressly contemplated by the terms of this Agreement, as required by applicable Law and except as set forth in Section 6.1 of the CPT Disclosure Schedule, CPT shall not, and shall not permit any of its Subsidiaries to, do any of the following outside of the ordinary course of business consistent with past practices without the prior written consent of Inuvo (which consent shall not be unreasonably withheld, conditioned or delayed) and which consent shall not be required in the event that the withholding of Inuvo’s consent would cause a CPT Material Adverse Effect:

71

(a)       (i) amend or propose to amend the certificate of incorporation or bylaws or similar governing documents of CPT or any of its Subsidiaries, (ii) redeem, split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any Subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of CPT or any of its Subsidiaries, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by CPT or any of its Subsidiaries;

(b)       issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of CPT or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that CPT may issue (i) up to 500,000 shares of CPT Common Stock, at a price per share of not less than $9.21, in the ordinary course of current securities offerings being conducted by CPT, (ii) up to 25,657 shares of CPT Common Stock issuable upon exercise of CPT Convertible Notes outstanding on the Execution Date (collectively, the “Post Execution Date CPT Stock Issuances”), (iii) CPT Common Stock upon exercise of CPT Stock Options and CPT Warrants outstanding on the date hereof in accordance with their present terms, (iv) Warrants to purchase up to 130,000 shares of CPT Common Stock at an exercise price per share of not less than $9.21; (v) Warrants to purchase up to 55,693 shares of CPT Common Stock at an exercise price per share of $7.50; (vi) 85,684 shares of CPT Common Stock in connection with certain commitments of CPT;

(c)       (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its Subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its Subsidiaries;

(d)       (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of CPT, in excess of $1,000,000 individually or $5,000,000 in the aggregate in any twelve (12) month period;

72

(e)       sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of CPT or its Subsidiaries;

(f)       except as required by any CPT Benefit Plan or CPT Material Contract existing on the date hereof, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of CPT or any of its Subsidiaries who are not directors or executive officers of CPT, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of CPT or of any of CPT’s Subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(g)       knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

(h)       announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of CPT or any of its Subsidiaries;

(i)       make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

(j)       prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(k)       except for immaterial elections or changes, make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to CPT or any of its Subsidiaries;

73

(l)       except as would not reasonably be expected to be materially adverse to CPT and its Subsidiaries taken as a whole, commence any litigation or Proceedings with respect to Taxes, settle or compromise any Proceedings with respect to Taxes;

(m)       (i) enter into a new line of business which is material to CPT and its Subsidiaries taken as a whole or (ii) open or close any facility or office of CPT or any of its Subsidiaries;

(n)       pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of CPT;

(o)       enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts CPT or any of its Subsidiary or, upon completion of the Merger or any other transaction contemplated hereby, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice; (iii) arrangement with Persons that are Affiliates or are executive officers or directors of CPT, or (iv) any material rights or claims with respect to any confidentiality or standstill agreement to which CPT is a party and which relates to a business combination or other similar extraordinary transaction, in each case, that would reasonably be expected to, individually or in the aggregate, materially affect the business or operations of CPT;

(p)       terminate, cancel, amend or modify any material insurance coverage policy maintained by CPT or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

(q)       commence, waive, release, assign, settle or compromise any material claims, or any material litigation, Proceeding or arbitration;

(r)       except as the CPT Board determines in good faith is necessary to comply with its fiduciary duties, take any action to (i) render inapplicable, or to exempt any third Person from, the provisions of Section 203 of the DGCL, or any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any stockholder rights agreement or plan; or

(s)       authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

74

Section 6.2       Conduct of Business by Inuvo Pending the Closing. From the Execution Date through the Effective Time, except as expressly contemplated by the terms of this Agreement, Inuvo shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which would adversely affect or delay in any material respect the ability of either Inuvo or CPT to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, except as expressly contemplated by the terms of this Agreement, as required by applicable Law and except as set forth in Section 6.2 of the Inuvo Disclosure Schedule, Inuvo shall not, and shall not permit any of its Subsidiaries to, do any of the following outside of the ordinary course of business consistent with past practices without the prior written consent of CPT (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required in the event that the withholding of CPT’s consent would cause an Inuvo Material Adverse Effect):

(a)       (i) amend or propose to amend the articles of incorporation or bylaws or similar governing documents of Inuvo or any of its Subsidiaries, (ii) redeem, split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any Subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Inuvo or any of its Subsidiaries, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Inuvo or any of its Subsidiaries;

(b)       issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of Inuvo or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Inuvo may (i) grant stock options or restricted stock units in an amount equal to the number of stock options or restricted stock units that are outstanding on the date hereof, but have terminated in accordance with their terms; and (ii) issue Inuvo Common Stock upon exercise of Inuvo Stock Options and Inuvo RSUs outstanding on the date hereof in accordance with their present terms;

(c)       (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its Subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its Subsidiaries;

(d)       (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of Inuvo, in excess of $1,000,000 individually or $5,000,000 in the aggregate in any twelve (12) month period;

75

(e)       sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of Inuvo or its Subsidiaries;

(f)       except as required by any Inuvo Benefit Plan or Inuvo Material Contract existing on the date hereof, (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Inuvo or any of its Subsidiaries who are not directors or executive officers of Inuvo, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of Inuvo or of any of Inuvo’s Subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(g)       knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

(h)       announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Inuvo or any of its Subsidiaries;

(i)       make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

(j)       prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(k)       except for immaterial elections or changes, make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to Inuvo or any of its Subsidiaries;

(l)       except as would not reasonably be expected to be materially adverse to Inuvo and its Subsidiaries taken as a whole, commence any litigation or Proceedings with respect to Taxes, settle or compromise any Proceedings with respect to Taxes;

76

(m)       (i) enter into a new line of business which is material to Inuvo and its Subsidiaries taken as a whole or (ii) open or close any facility or office of Inuvo or any of its Subsidiaries;

(n)       pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of Inuvo;

(o)       amend, modify or consent to the termination of any Inuvo Material Contract, or amend, waive, modify or consent to the termination of Inuvo’s or any of its Subsidiary’s rights thereunder;

(p)       enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts Inuvo or any of its Subsidiary or, upon completion of the Merger or any other transaction contemplated hereby, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice; (iii) arrangement with Persons that are Affiliates or are executive officers or directors of Inuvo, or (iv) any material rights or claims with respect to any confidentiality or standstill agreement to which Inuvo is a party and which relates to a business combination or other similar extraordinary transaction, in each case, that would reasonably be expected to, individually or in the aggregate, materially affect the business or operations of Inuvo;

(q)       terminate, cancel, amend or modify any material insurance coverage policy maintained by Inuvo or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

(r)       commence, waive, release, assign, settle or compromise any material claims, or any material litigation, Proceeding or arbitration;

(s)       except as the Inuvo Board determines in good faith is necessary to comply with its fiduciary duties, take any action to (i) render inapplicable any state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any stockholder rights agreement or plan; or

(t)       authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

77

Section 6.3       Access to Information; Confidentiality.

(a)       Each of Inuvo and CPT shall afford to each other’s officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to applicable Laws regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the Execution Date through the Effective Time or the termination of this Agreement, to its properties, books and records, contracts, commitments and personnel in a manner commensurate with due diligence conducted by any Party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 6.3(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the Parties or their respective Subsidiaries. During such period, CPT and Inuvo shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (ii) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Notwithstanding the foregoing, Inuvo and CPT may restrict or otherwise prohibit access to any documents or information to the extent that access to such documents or information would risk waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information. Except as otherwise required by applicable Law, all information obtained by Inuvo and CPT, and their respective Subsidiaries, pursuant to this Section 6.3(a) shall be kept confidential in accordance with the confidentiality agreement, dated May 17, 2018, by and between Inuvo and CPT (the “Confidentiality Agreement”) or any other similar agreement among the Parties.

(b)       CPT shall consult with Inuvo regarding its business in a prompt manner and on a regular basis. In addition, CPT and its officers and employees shall reasonably cooperate with Inuvo in, and shall permit Inuvo to participate in any discussions or negotiations relating to, the execution or amendment of any CPT Material Contract.

(c)       No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

(d)       CPT shall not disclose the unredacted terms of any Material Inuvo Contract to any Person other than to CPT’s counsel.

Section 6.4       Employee Matters.

(a)       Promptly following the Execution Date, CPT and Inuvo shall reasonably cooperate to develop communication to the employees of CPT and its Subsidiaries concerning the Mergers, including responses to anticipated employee questions and concerns.

(b)       At the Closing, Parent shall enter into an employment agreement with Don Walker Barrett III, the Chief Operating Officer of Inuvo, upon terms and conditions substantially similar to other business unit lead executive officers of CPT.

78

Section 6.5       Joint Proxy Statement/Prospectus; Registration Statement.

(a)       Inuvo and CPT shall each use their reasonable best efforts to jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement within twenty (20) Business Days following the Execution Date. Each of Inuvo and CPT shall provide as promptly as practicable to the other such information concerning its business affairs and Financial Statements as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other Party’s counsel in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement and shall request the cooperation of such Party’s auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Inuvo and CPT shall respond to any comments of the SEC and shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Inuvo and CPT will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other Party in good faith) on any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement prior to the filing thereof with the SEC. CPT and Inuvo shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of Inuvo and CPT shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to this Section 6.5(a) or for additional information and shall supply the other with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Mergers or any filing pursuant to Section 6.5(b). Each of Inuvo and CPT shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5(a) to comply as to form and substance as to such Party in all material respects with all applicable Laws.

(b)       If, at any time prior to the Effective Time, any information is discovered or any event occurs with respect to Inuvo, CPT or any of their respective Subsidiaries, or any change occurs with respect to the other information included in the Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the Party learning of such information shall notify the other Parties as promptly as practicable of such event, and Inuvo and CPT shall as promptly as practicable file with the SEC any necessary amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, respectively, and (ii) Inuvo and CPT shall (A) use their reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and (B) as required by applicable Law, disseminate the information contained in such amendment or supplement to holders of CPT Common Stock and Inuvo Common Stock; provided, however, that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Inuvo and CPT and providing Inuvo and CPT with a reasonable opportunity to review and comment on such amendment or supplement.

79

(c)       Inuvo shall provide CPT on a confidential, non-reliance basis for informational purposes only, a copy of the fairness opinion from the Inuvo Financial Advisor stating that the Inuvo Merger Consideration is fair from a financial point of view to the holders of Inuvo Common Stock electing to receive Parent Common Stock, as of the date of the fairness opinion; provided, that CPT has executed a non-reliance release letter reasonably acceptable to the Inuvo Financial Advisor prior to the receipt of the fairness opinion, and CPT shall not disclose the fairness opinion, its contents or the identity of Inuvo Financial Advisor, including in the Joint Proxy Statement/Prospectus or the Registration Statement, except as required by applicable Law or as otherwise agreed to by Inuvo and the Inuvo Financial Advisor.

Section 6.6       Meetings of Stockholders; Board Recommendations.

(a)       CPT, acting through the CPT Board, shall take all actions in accordance with the DGCL, the CPT Certificate of Incorporation or the CPT Bylaws or similar governing documents of CPT and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the CPT Stockholders’ Meeting for the purpose of considering and voting upon CPT Voting Proposal. Subject to Section 6.12(b), (i) the CPT Board shall recommend approval and adoption of this Agreement and the CPT Merger by the stockholders of CPT(the “CPT Voting Proposal”) and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the CPT Board nor any committee thereof shall effect a Change in Recommendation and (iii) CPT shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the CPT Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required CPT Stockholder Vote. Without limiting the generality of the foregoing, (x) CPT agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of CPT Common Stock, as required by this Section 6.6(a), shall not be affected by the withdrawal, amendment or modification of the recommendation by the CPT Board or committee thereof, including a Change in Recommendation, pursuant to the provisions contained in Section 6.12(b), (y) CPT agrees that its obligations pursuant to this Section 6.6(a) shall not be affected by the commencement, public proposal, public disclosure or communication to CPT of any CPT Takeover Proposal and (z) notwithstanding any Change in Recommendation, unless this Agreement is validly terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of CPT’s Common Stock for the purpose of obtaining the Required CPT Stockholder Vote.

(b)       Inuvo, acting through the Inuvo Board, shall take all actions in accordance with the NRS, the Inuvo Articles of Incorporation or Inuvo Bylaws or similar governing documents of Inuvo and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Inuvo Stockholders’ Meeting for the purpose of considering and voting upon the Inuvo Voting Proposal. Subject to Section 6.12(b), (i) the Inuvo Board shall recommend approval and adoption of this Agreement and the Inuvo Merger by the stockholders of Inuvo (the “Inuvo Voting Proposal”) and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Inuvo Board nor any committee thereof shall effect a Change in Recommendation and (iii) Inuvo shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Inuvo Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required Inuvo Stockholder Vote. Without limiting the generality of the foregoing, (x) Inuvo agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Inuvo Common Stock, as required by this Section 6.6(b), shall not be affected by the withdrawal, amendment or modification of the recommendation by the Inuvo Board or committee thereof, including a Change in Recommendation, pursuant to the provisions contained in Section 6.12(b), (y) Inuvo agrees that its obligations pursuant to this Section 6.6(b) shall not be affected by the commencement, public proposal, public disclosure or communication to CPT of any CPT Takeover Proposal and (z) notwithstanding any Change in Recommendation, unless this Agreement is validly terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the holders of Inuvo’s Common Stock for the purpose of obtaining the Required Inuvo Stockholder Vote.

80

(c)       Nothing contained in this Section 6.6 or otherwise contained in this Agreement shall be deemed to prohibit Inuvo from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders in order to comply with the Inuvo Board’s fiduciary duties to its stockholders under the NRS.

(d)       Unless otherwise mutually agreed upon by the Parties, the Parties shall use reasonable best efforts to cause the respective record dates and meeting dates for CPT Stockholders’ Meeting and for the Inuvo Stockholders’ Meeting to be the same.

(e)       Except to the extent required by applicable Laws, CPT shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for CPT Stockholders’ Meeting or (ii) postpone, delay or adjourn CPT Stockholders’ Meeting without the consent of Inuvo (not to be unreasonably withheld, delayed or conditioned), except, in each case, after consultation with Inuvo, (A) to the extent necessary (as determined in good faith by the CPT Board following consultation with outside counsel) to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Laws is provided to the stockholders of CPT sufficiently in advance of CPT Stockholders’ Meeting; (B) if there are an insufficient number of shares of CPT Common Stock represented in person or by proxy at CPT Stockholders’ Meeting to constitute a quorum or to adopt this Agreement, in which case CPT may adjourn the CPT Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and the Required CPT Stockholder Vote as promptly as practicable in the prevailing circumstances; (C) to a date not less than three (3) Business Days after the expiration of any five-Business Day period contemplated by Section 6.12(b)(ii); or (D) to a date not less than five (5) Business Days after a Change in Recommendation effected pursuant to Section 6.12(b)(iii). Except to the extent required by applicable Law, Inuvo shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Inuvo Stockholders’ Meeting or (ii) postpone, delay or adjourn the Inuvo Stockholders’ Meeting without the consent of CPT (not to be unreasonably withheld, delayed or conditioned) except, in each case, after consultation with CPT, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Law is provided to the stockholders of Inuvo sufficiently in advance of the Inuvo Stockholders’ Meeting; (B) if there are an insufficient number of shares of Inuvo Stock represented in person or by proxy at the Inuvo Stockholders’ Meeting to constitute a quorum, in which case Inuvo may adjourn the Inuvo Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and the Required Inuvo Stockholder Vote as promptly as practicable in the prevailing circumstances; (C) to a date not less than three (3) Business Days after the expiration of any five-Business Day period contemplated by Section 6.12(b)(ii); or (D) to a date not less than five (5) Business Days after a Change in Recommendation effected pursuant to Section 6.12(b)(iii).

81

Section 6.7       Public Announcements. Inuvo and CPT will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange or market on which Inuvo Common Stock or the Parent Common Stock, as applicable, are traded or listed, will not issue any such press release or make any such public statement prior to receiving the other Party’s consent (which shall not be unreasonably withheld or delayed); provided, however, that each of Inuvo and Parent may make (a) subject to Section 6.10(a), public disclosure reasonably required in the public SEC filings made by Inuvo and Parent in connection with the transactions contemplated hereby and (b) public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous statements that have been mutually agreed upon by each of Inuvo and Parent with respect to press releases, public disclosures or public statements.

Section 6.8       Reasonable Best Efforts.

(a)       Prior to the Closing, CPT and Inuvo shall each use their reasonable best efforts to (i) take, or cause to be taken, all reasonable actions, and do, or cause to be done, all reasonable things necessary and proper under applicable Law to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders as may be required to be obtained or made by such Party or any of their Subsidiaries in connection with the consummation of the Merger and the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, if any, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) any Antitrust Laws and any related governmental request thereunder, and (C) any other applicable Law. CPT and Inuvo shall cooperate with each other in connection with the making of all such filings (subject to applicable Law regarding the sharing of information), if any, and CPT and Inuvo and their counsel shall be given a reasonable opportunity to review and comment upon such filings and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC.

(b)       CPT and Inuvo agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any clearances or approvals of any Governmental Entities required for the consummation of the Mergers under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to obtain the expiration of any applicable waiting period under any Antitrust Law and to respond to any government requests for information under any Antitrust Law. No Party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld. CPT and Inuvo shall use reasonable best efforts to file, as promptly as practicable, all notifications required under the HSR Act and any applicable international antitrust requirements.

82

(c)       Notwithstanding anything to the contrary in this Section 6.8(c), neither Inuvo, nor CPT nor any of their Subsidiaries shall be required to (i) license, divest, dispose of or hold separate any assets or businesses of Inuvo or CPT or any of their respective Subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Inuvo or CPT or any of their respective Subsidiaries, or that would otherwise have a material adverse effect on the combined company or (ii) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Mergers under applicable Antitrust Laws (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Entities with respect to, such required consents or approvals).

(d)       Each of Inuvo and CPT, as applicable, shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third Person consents related to or required in connection with the Mergers that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the CPT Disclosure Schedule or Inuvo Disclosure Schedule, or (iii) required to prevent an Inuvo Material Adverse Effect or a CPT Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that, with respect to this subsection (d), neither CPT nor Inuvo shall offer or pay any consideration in excess of $100,000 for all consents, approvals or waivers in the aggregate, or make any agreement or understanding affecting the business or the assets, properties or Liabilities of CPT or Inuvo, as the case may be, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). If any Party shall fail to obtain any consent from a third Person described in this subsection (d), such Party will use its reasonable efforts, and will take any such actions reasonably requested by the other Party hereto, to limit the adverse effect upon CPT and Inuvo, their respective Subsidiaries, and their respective businesses resulting, or that would reasonably be expected to result after the consummation of the Mergers, from the failure to obtain such consent.

83

(e)       Inuvo and CPT shall each keep the other apprised of the status of matters relating to the completion of the Mergers and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8(e). In that regard, prior to the Closing, each Party shall promptly consult with the other Parties with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Mergers. Each Party shall promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties orally of) any communication from or to any Governmental Entity regarding the Mergers, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication with any such Governmental Entity. If any Party or any Representative of such Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such Party shall use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Parties to this Agreement, an appropriate response in substantial compliance with such request. No Party shall participate in any meeting or teleconference with any Governmental Entity where material issues or any matters relating to timing would likely be discussed in connection with this Agreement and the Merger unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Without limiting the foregoing, unless prohibited by Law or the applicable Governmental Entity, each Party shall, on a current basis, furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Notwithstanding anything to the contrary contained in this Section 6.8(e), materials provided pursuant to this Section 6.8(e) may be redacted (i) to remove references concerning the valuation of CPT, Inuvo and the Mergers or other similarly confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 6.9       Notification of Certain Matters. Inuvo and CPT shall promptly (and, in any event, within two (2) Business Days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Inuvo Material Adverse Effect or a CPT Material Adverse Effect, respectively. CPT shall give prompt notice to Inuvo, and Inuvo shall give prompt notice to CPT, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

84

Section 6.10       Agreements With Respect to Parent Post Closing.

(a)       Parent agrees that those employees of Inuvo and CPT who are actively employed by Inuvo and CPT as of immediately prior to the Effective Time and who continue to be actively employed by the Parent (or any Subsidiary thereof) during such one year period (the “Continuing Employees”) shall be eligible to continue to participate in the Parent’s health and welfare benefit plans; provided, however, that (i) subject to the provisions of this Section 6.10, nothing in this Section 6.10 or elsewhere in this Agreement shall limit the right of Parent, CPT, or Inuvo to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent, CPT, or Inuvo terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), for a period of one year following the Effective Time the Continuing Employees shall be eligible to participate in Parent’s, CPT’s, or Inuvo’s, as applicable, health and welfare benefit plans to the extent that coverage under such plans is replacing comparable coverage under an Inuvo Benefit Plan or CPT Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent, Inuvo, or CPT, then Parent shall use its commercially reasonable efforts to ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting and allowances (including paid time off) but not for purposes of benefit accrual, credit Continuing Employees for service prior to the Effective Time with Inuvo or CPT, as applicable, to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of Inuvo or CPT, as applicable. Nothing in this Section 6.10 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, Inuvo, or CPT or any other Subsidiary of the foregoing and the employment of each Continuing Employee shall be “at will” employment, unless such Continuing Employee enters into, or is already party to, a preexisting employment agreement or contract for employment.

(b)       Without limiting the scope of the foregoing, Parent agrees that those individuals set forth on Section 6.10 of the Inuvo Disclosure Schedule shall terminate employment following the Effective Time and be entitled to receive such separation payments as are determined in accordance with the separation agreements to be entered into at the Closing and substantially in the form attached hereto as Exhibit D (the “Inuvo Separation Agreements”).

(c)       At the Closing, Parent’s board of directors of or compensation committee of the board of directors, shall cause the grant of stock options to purchase 1,300,000 shares of Parent Common Stock (the “Parent Options”) to certain employees of Inuvo with an exercise price equal to the fair market value of Parent Common Stock as of the grant date of such Parent Options. The Parent Options shall be allocated in accordance with Inuvo Disclosure Schedule Section 6.10(c).

Section 6.11       Indemnification; Insurance.

(a)       The provisions with respect to indemnification, advancement of expenses and exculpation contained in the Parent Certificate of Incorporation and Parent Bylaws shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the CPT Certificate of Incorporation, the CPT Bylaws, the Inuvo Articles of Incorporation, or the Inuvo Bylaws (or the applicable organizational documents of CPT’s and Inuvo’s Subsidiaries) in respect of actions or omissions occurring at or prior to the Effective Time, unless otherwise required by applicable Law (and provided that all rights of indemnification, advancement of expenses and exculpation in respect of any claim asserted or made within such six-year period shall continue until the final disposition of such claim).

85

(b)       From and after the Effective Time and until the expiration of any applicable statutes of limitation of the underlying claim to which the indemnification relates, Parent shall indemnify, defend and hold harmless the present and former officers directors of CPT, Inuvo and their respective Subsidiaries (collectively, together with their respective heirs, executors and administrators, the “Indemnified Directors and Officers”) against all losses, claims, damages, expenses (including reasonable attorneys’ fees and including any attorneys’ fees or other fees incurred to enforce the provisions of this Section 6.11(b), Liabilities or amounts that are paid in settlement of, or otherwise, in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof to which any Indemnified Directors and Officers is or may become a party to by virtue of his or her service as a present or former director or officer of CPT, Inuvo or any of their respective Subsidiaries, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time, in each case to the fullest extent permitted by applicable Law.

(c)       Each of Parent, CPT and Inuvo agrees, that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any Indemnified Directors and Officers or any current or former employee of CPT, Inuvo or any of their respective Subsidiaries (together with their heirs, executors and administrators, and any Indemnified Directors and Officers, the “Indemnified Parties”) as provided in CPT Certificate of Incorporation, CPT Bylaws, Inuvo Articles of Incorporation or Inuvo Bylaws (or the organizational documents of CPT’s or Inuvo’s Subsidiaries) shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall maintain in effect the indemnification, exculpation and advancement of expenses provisions of CPT Certificate of Incorporation, CPT Bylaws, Inuvo Articles of Incorporation or Inuvo Bylaws (and the organizational documents of CPT’s and Inuvo’s Subsidiaries) now in effect and any such indemnification agreements of CPT, Inuvo or any of their respective Subsidiaries with the Indemnified Parties and not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of such Indemnified Parties, and all such rights in respect of any action, suit, proceeding or investigation pending or asserted or claim made or threatened within such period shall continue until the final disposition or resolution thereof.

(d)       Prior to the Effective Time, Parent, CPT and/or Inuvo shall obtain “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope reasonably acceptable to CPT and Inuvo for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with a directors’ and officers’ liability policy insurer reasonably acceptable to CPT and Inuvo (the “D&O Insurance”). Parent shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.

(e)       The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the CPT Certificate of Incorporation, the CPT Bylaws, the Inuvo Articles of Incorporation, the Inuvo Bylaws, and any of CPT’s or Inuvo’s Subsidiaries or under any other indemnification agreements or under applicable Law. The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 6.11). This Section 6.11 shall survive the consummation of the Mergers and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein.

86

(f)       If the Parent or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent shall assume the obligations set forth in this Section 6.11.

Section 6.12       No Solicitation.

(a)       Inuvo Takeover Proposal.

(i)       Inuvo shall not, nor shall it authorize or permit any Subsidiary of Inuvo to, nor shall it authorize or permit any Inuvo Representative to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission, making or announcement of any Inuvo Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or take any other action to facilitate the making of, any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Inuvo Takeover Proposal or (iii) make or authorize any statement, recommendation or solicitation in respect of any Inuvo Takeover Proposal (in each case, except as permitted by this Section 6.12).

(ii)       Inuvo shall, and shall cause each Subsidiary of Inuvo and each Inuvo Representative to, immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Inuvo Takeover Proposal. Inuvo shall, and shall cause each Subsidiary of Inuvo to, enforce (and not waive any provision of or release any Person from any obligations under) any confidentiality, standstill or similar agreement to which Inuvo or any Subsidiary of Inuvo is a party unless the Inuvo Board concludes in good faith that a failure to take any action described in this sentence would be inconsistent with the Inuvo Board’s fiduciary duties to Inuvo’s stockholders under applicable Law.

(iii)       Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Inuvo Stockholder Vote has been obtained, Inuvo receives a bona fide Inuvo Takeover Proposal that did not result from a breach or a deemed breach (pursuant to Section 6.12(a)(iv)) by Inuvo or any Inuvo Representative of Section 6.12(a)(i) and/or (ii), or the Confidentiality Agreement and Inuvo otherwise has complied with Sections 6.12(a)(i) and (ii), and the Inuvo Board determines in good faith (A) after consultation with outside counsel and an independent financial advisor that such Inuvo Takeover Proposal is, or is reasonably likely to result in, a Superior Inuvo Proposal and (B) after consultation with outside counsel that failure to take the actions set forth in clauses (1) and (2) below with respect to such Inuvo Takeover Proposal would be inconsistent with the Inuvo Board’s fiduciary duties to Inuvo’s stockholders under applicable Law, Inuvo may, subject to providing prior written notice of its decision to take such action to CPT and compliance with Section 6.12(c): (1) furnish information with respect to Inuvo and Inuvo’s Subsidiaries to the Person making such Inuvo Takeover Proposal pursuant to a confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement (but which confidentiality agreement may allow such Person to make any Inuvo Takeover Proposal to Inuvo in connection with the negotiations and discussions permitted by this Section 6.12), provided that all such material information not previously provided to CPT is promptly provided to CPT and (2) participate in discussions or negotiations with the Person making such Inuvo Takeover Proposal regarding such Inuvo Takeover Proposal.

87

(iv)       The parties hereto acknowledge that any violation by any Subsidiary of Inuvo or any Inuvo Representative of any provision of this Section 6.12 shall be deemed to be a violation by Inuvo.

(b)       Change in Recommendation.

(i)       Neither Inuvo nor the Inuvo Board nor any committee thereof shall (A) (1) withdraw (or qualify or modify in a manner adverse to CPT) or propose to withdraw (or qualify or modify in a manner adverse to CPT), the approval or recommendation by the Inuvo Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement or (2) approve or recommend, or propose to approve or recommend, any Inuvo Takeover Proposal (either (1) or (2) being a “Change in Recommendation”) or (B) approve, or cause or permit Inuvo or any Subsidiary of Inuvo to enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Inuvo Takeover Proposal (each, an “Acquisition Agreement”).

(ii)       Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Inuvo Stockholder Vote has been obtained, (x) Inuvo receives a Superior Inuvo Proposal that did not result from a breach or a deemed breach (pursuant to Section 6.12(a)(iv)) by Inuvo or any Inuvo Representative of Section 6.12(a)(i) and/or Section 6.12(a)(ii), or the Confidentiality Agreement, and (y) the Inuvo Board determines in good faith after consultation with outside counsel that, in light of such proposal, a failure to make a Change in Recommendation would be inconsistent with the Inuvo Board’s fiduciary duties to Inuvo’s stockholders under applicable Law, Inuvo may, (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to Section 8.1(f), so long as (and only if) (i) Inuvo has complied with this Section 6.12, including subsection (c) below, (ii) the Inuvo Board shall have first provided a Superior Proposal Notice to CPT, (iii) either (x) within five (5) Business Days after receipt of such Superior Proposal Notice (the “Proposal Period”), CPT shall not have proposed (in writing and in a manner what would be binding on CPT if accepted by Inuvo) any adjustments to the terms and conditions of this Agreement that would cause the Superior Inuvo Proposal to cease to constitute a Superior Inuvo Proposal or (y) the Inuvo Board shall have determined in good faith, after consultation with the Inuvo Financial Advisor, that any such proposal by CPT during the Proposal Period does not cause the Superior Inuvo Proposal to cease to constitute a Superior Inuvo Proposal, and (iv) concurrently with and as a condition to such termination, the Inuvo Board causes Inuvo to enter into an Acquisition Agreement with such Person with respect to such Superior Inuvo Proposal and to pay the Inuvo Termination Fee pursuant to Section 8.3(b). Inuvo agrees that, during the Proposal Period, Inuvo and Inuvo Representatives shall negotiate in good faith with CPT and the CPT Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement that are proposed by CPT. A “Superior Proposal Notice” means a written notice to CPT from Inuvo advising CPT that the Inuvo Board is prepared to make a Change in Recommendation or accept a Superior Inuvo Proposal, specifying the terms and conditions of such Superior Inuvo Proposal, attaching the material terms of the Superior Inuvo Proposal and identifying the Person making such Superior Inuvo Proposal (it being understood and agreed that any material amendment to the price or any other material term of such Superior Inuvo Proposal shall require a new Superior Proposal Notice and a new Proposal Period, as provided above).

88

(iii)       Notwithstanding anything to the contrary contained herein, prior to obtaining the Required Inuvo Stockholder Vote, the Inuvo Board may make a Change in Recommendation (except for a Change in Recommendation with respect to a Superior Proposal to which Section 6.12(b)(ii) applies), if the Inuvo Board determines in good faith, after consultation with Inuvo’s outside counsel, that the failure to take such action would be inconsistent with Inuvo directors’ fiduciary duties to Inuvo stockholders under applicable Law.

(c)       Inuvo Takeover Proposal Information.

(i)       Inuvo shall promptly, but in any event within forty-eight (48) hours, (i) advise CPT orally and in writing of any Inuvo Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Inuvo Takeover Proposal (including any change to the terms of any such Inuvo Takeover Proposal or inquiry), specifying the material terms and conditions thereof and the identity of the Person making any such Inuvo Takeover Proposal or inquiry and (ii) provide to CPT a copy of all written material provided to Inuvo or any Subsidiary of Inuvo or any Inuvo Representative in connection with any such Inuvo Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Inuvo Takeover Proposal. Inuvo shall (A) keep CPT fully informed of the status of any such Inuvo Takeover Proposal or inquiry, and (B) promptly, but in any event within forty-eight (48) hours, advise CPT orally and in writing of any material amendments to the terms of any such Inuvo Takeover Proposal or inquiry and shall provide to CPT a copy of all written materials provided to Inuvo or any Subsidiary of Inuvo or any Inuvo Representative in connection with any such Inuvo Takeover Proposal. Inuvo shall not take any actions whether contractually or otherwise to limit its ability to comply with its obligations hereunder.

(ii)       Inuvo shall provide CPT with at least forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Inuvo Board) of any meeting of the Inuvo Board at which the Inuvo Board is expected to consider any Inuvo Takeover Proposal or any such inquiry or to consider providing information to any person or group in connection with an Inuvo Takeover Proposal or any such inquiry.

89

Section 6.13       Section 351 Exchange.

(a)       Each of CPT and Inuvo shall use its commercially reasonable best efforts to cause the Exchanges to qualify as an “exchange” governed by the provisions of Section 351 of the Code. None of CPT, Inuvo, or their respective Subsidiaries shall take, or agree to take, fail to take, or agree to fail to take, any action (including any action otherwise permitted by Section 6.1 in the case of CPT) that would reasonably be expected to prevent or impede the Exchanges from qualifying as an “exchange” governed by the provisions of Section 351 of the Code. Pursuant to the foregoing, each Party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Exchanges to so qualify.

(b)       Unless otherwise required by applicable Law, each of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub (i) shall report the Exchanges as an “exchange” governed by the provisions of Section 351 of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.351-3.

(c)       The Parties hereto shall cooperate and use their commercially reasonable efforts to deliver to CPT’s and Inuvo’s Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Exchanges as an “exchange” governed by the provisions of Section 351 of the Code as required under Section 7.2(f) and Section 7.3(d) and in connection with the filing of the Registration Statement. CPT’s and Inuvo’s Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

(d)       The certificates required pursuant to Section 6.13(c) and the tax opinions required pursuant to Section 7.2(e) and Section 7.3(d) will be in a form and content that is reasonably acceptable to both CPT and Inuvo.

Section 6.14       Litigation. Each Party shall promptly notify the other Parties of any Proceeding that shall be instituted or threatened against a Party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. Each Party shall promptly notify the other Parties of any Proceeding that may be threatened or asserted in writing, brought or commenced against such Party or any of such Party’s Subsidiaries, that would have been disclosed pursuant to Article IV or Article V, as the case may be, if such Proceeding had arisen prior to the date hereof. Each Party agrees that it shall not settle or make an offer to settle any litigation commenced against such Party or any director by any stockholder relating to this Agreement, the Mergers or any other transactions contemplated hereby, unless the other Parties shall have consented in writing to such payment or settlement (with such consent not to be unreasonably withheld).

Section 6.15       Takeover Laws and Rights. If any “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation (“Takeover Law”) is or may become applicable to this Agreement, the CPT Common Stock, the Inuvo Common Stock, the Mergers or any of the other transactions contemplated hereby, each of CPT, the CPT Board, Inuvo and the Inuvo Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the CPT Common Stock, the Inuvo Common Stock, the Mergers or such other transactions contemplated hereby.

90

Section 6.16       Registration Statement on Form S-8. Parent shall, as soon as practicable following the Effective Time, file a registration statement on Form S-8 with the SEC relating to the shares of Parent Common Stock issuable with respect to assumed CPT Stock Options, Inuvo Options, CPT RSUs and Inuvo RSUs eligible for registration on Form S-8; provided, however, that (i) assumed CPT Stock Options held by non-employees of CPT and non-employees of Inuvo (the “Non-Employee Options”) shall not be registered by Parent on Form S-8 and (ii) the Non-Employee Options may only be exercised following the Closing upon delivery to Parent of an opinion of counsel, in such form to be reasonably acceptable to Parent, that the exercise does not violate federal or state Law.

Section 6.17       Financing Covenant.

(a)       Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub shall use their respective reasonable best efforts to do, or cause to be done all things necessary, proper or advisable to arrange and obtain the Financing.

(b)       As applicable, Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub shall give Inuvo prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on any portion of the Financing necessary for the satisfaction of all of Parent’s, CPT’s, CPT Merger Sub’s, and Merger Sub’s obligations under this Agreement.

(c)       Prior to the Effective Time, Inuvo and its Subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub as necessary in connection with the Financing as may be reasonably requested by Parent, CPT, CPT Merger Sub, or Inuvo Merger Sub, at CPT’s sole expense.

(d)       CPT, Parent, CPT Merger Sub, and Inuvo Merger Sub shall cause the Financing to occur as promptly as practicable following the Execution Date and in no event later than May 31, 2019, which date may be extended by thirty (30) day increments with the consent of Inuvo, which consent may be withheld in the sole discretion of Inuvo. If the Financing does not occur by May 31, 2019, subject to Inuvo’s right to extend such time period, CPT shall be in material breach of this Section 6.17.

(e)       Notwithstanding anything in this Section 6.17 to the contrary, in fulfilling its obligations pursuant to this Section 6.17, neither Inuvo nor any of its Subsidiaries shall be required to take any action that would: (i) in the reasonable judgment of Inuvo after consultation with its outside legal counsel, (A) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the charter or organizational documents of Inuvo, or any Subsidiary, any applicable Legal Requirement or under any Material Inuvo Contract or (B) require disclosure of information if, in the reasonable judgment of Inuvo, such disclosure would cause significant competitive harm to Inuvo or its Subsidiaries if the transactions contemplated by this Agreement are not consummated; (C) require Inuvo to provide access to or disclose information that Inuvo reasonably determines would result in a loss or waiver of attorney-client privilege of Inuvo or its Subsidiaries (in each case it being agreed that Inuvo shall give notice to Parent, CPT, or Inuvo Merger Sub, as applicable, of the fact that it is withholding such information or documents pursuant to this clause (i)(C), and thereafter Inuvo, Parent, CPT, and Inuvo Merger Sub shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection); or (ii) cause any condition to the Closing set forth in this Agreement to not be satisfied.

91

(f)       Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub shall, in the event the Closing does not occur, on a joint and several basis, indemnify and hold harmless Inuvo and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law except, in each case, to the extent resulting from gross negligence or willful misconduct of Inuvo or its Subsidiaries or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

Section 6.18       Section 16 Matters. Prior to the Effective Time, Inuvo, and Inuvo’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of shares of Inuvo Common Stock in the transactions contemplated hereby by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.19       Payment of Certain Indebtedness. At the Effective Time, Parent shall cause all outstanding indebtedness incurred by the Inuvo and certain of its Subsidiaries under the Amended and Restated Business Finance Agreement, dated as of October 11, 2018, by and among Western Alliance Bank (f/k/a Bridge Bank, N.A.), as amended, supplemented, or otherwise supplemented from time to time, to be paid in full.

Section 6.20       Merger Sub Compliance. Parent shall cause CPT Merger Sub and Inuvo Merger Sub to comply with all of CPT Merger Sub’s and Inuvo Merger Sub’s obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions in this Agreement.

Section 6.21       Support Agreements. The Parties shall cause the Support Agreements to be executed by those directors and stockholders of CPT and Inuvo as mutually agreed by CPT and Inuvo.

Section 6.22       Further Assurances. Each of the Parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Mergers and the transactions contemplated hereby.

92

Article VII

CONDITIONS TO THE MERGERS

Section 7.1       Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)       Stockholder Approval. The CPT Voting Proposal shall have been approved at CPT Stockholders’ Meeting by the Required CPT Stockholder Vote and the Inuvo Voting Proposal shall have been approved at the Inuvo Stockholders’ Meeting by the applicable Required Inuvo Stockholder Vote.

(b)       No Order. No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Mergers illegal or prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement; provided, however, that prior to asserting this condition, subject to Section 6.10, the Party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree.

(c)       HSR Act; Approvals. All waiting periods, and any extensions thereof, under the HSR Act relating to the Mergers or any of the transactions contemplated hereby will have expired or terminated early. All other authorizations, consents, orders, declarations or approvals of, or filings and registrations with, any Governmental Entity that are required to effect the Mergers or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

(d)       Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

(e)       Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Mergers or any other transaction contemplated by this Agreement or that would otherwise cause a CPT Material Adverse Effect or an Inuvo Material Adverse Effect; provided, however, that if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity’s request for an injunction in such suit, action or proceeding, then four (4) Business Days following such dismissal or decision, this condition to Closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

93

(f)       NASDAQ and TSX Listings. Shares of Parent Common Stock to be issued in the Mergers and the transactions contemplated hereby, shall have been authorized for listing on NASDAQ, subject to official notice of issuance, and shall be conditionally approved for listing on the TSX, subject to standard listing conditions of the TSX.

Section 7.2       Additional Conditions to Obligations of CPT. The obligation of CPT to effect the CPT Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by CPT:

(a)       Representations and Warranties. Each of the representations and warranties of Inuvo set forth in this Agreement, without giving effect to any materiality or “Inuvo Material Adverse Effect” qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, an Inuvo Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only); provided, however, that the representations and warranties contained in (i) Section 5.1 (Organization and Qualification); Section 5.3 (Subsidiaries); and Section 5.4(a) and (b) (Authority; Non-Contravention; Approvals) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct in all material respects as of such certain date only); and (ii) in Section 5.2 (Capitalization) shall be true and correct in all material respects (except to a de minimis extent), and CPT shall have received a certificate signed on behalf of Inuvo by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions contained in this Section 7.2(a) have been satisfied.

(b)       Performance of Obligations. Inuvo shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Effective Time, and CPT shall have received a certificate signed on behalf of Inuvo by its Chief Executive Officer and its Chief Financial Officer to such effect.

(c)       Material Adverse Effect. Since the date of this Agreement, there shall have been no Inuvo Material Adverse Effect. CPT shall have received a certificate signed on behalf of Inuvo by its Chief Executive Officer and its Chief Financial Officer to such effect.

(d)       Consents. Inuvo shall have obtained the consent or approval of each Person or Governmental Entity whose consent or approval shall be required in connection with the Inuvo Merger and the transactions contemplated hereby as set forth in Section 5.4(c) of the Inuvo Disclosure Schedule.

(e)       Tax Opinion. CPT shall have received the written opinion of its counsel, Troutman Sanders LLP, in form and substance reasonably satisfactory to CPT, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Exchanges will be treated as an “exchange” governed by the provisions of Section 351 of the Code (the “CPT Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained letters or certificates of officers of CPT and Inuvo, reasonably satisfactory in form and substance to it.

94

(f)       Dissenters’ Rights. CPT shall not have received demands (in accordance with applicable Law and which have not been withdrawn or effectively withdrawn and with respect to which the right to seek appraisal on the shares underlying such demand has not otherwise been lost) for the appraisal of CPT Common Stock as contemplated by Section 3.1(d) and within the time periods mandated by the DGCL from holders of CPT Common Stock representing more than ten percent (10%) of the issued and outstanding CPT Common Stock.

(g)       Financing. Financing shall have closed at or immediately prior to the Closing.

Section 7.3       Additional Conditions to Obligations of Inuvo. The obligation of Inuvo to effect the Inuvo Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Inuvo:

(a)       Representations and Warranties. Each of the representations and warranties of CPT set forth in this Agreement, without giving effect to any materiality or “CPT Material Adverse Effect” qualification therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a CPT Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct as of such certain date only); provided, however, that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification); Section 4.3 (Subsidiaries); and Section 4.4(a), (b), (c), (d) and (e) (Authority; Non-Contravention: Approvals) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be so true and correct in all material respects as of such certain date only); and (ii) in Section 4.2 (Capitalization) shall be true and correct in all material respects (except as contemplated by Section 6.1(b)); and Inuvo shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the effect that the conditions contained in this Section 7.3(a) have been satisfied.

(b)       Performance of Obligations. CPT shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Inuvo shall have received certificates signed on behalf of CPT by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)       Material Adverse Effect. Since the date of this Agreement, there shall have been no CPT Material Adverse Effect. Inuvo shall have received a certificate signed on behalf of CPT by its Chief Executive Officer and Chief Financial Officer.

(d)       Tax Opinion. Inuvo shall have received the written opinion of its counsel, Porter Wright Morris & Arthur LLP, in form and substance reasonably satisfactory to Inuvo, on the basis of facts, representations and assumptions set forth in such opinion and dated the Closing Date, to the effect that the Exchanges will be treated as an “exchange” governed by the provisions of Section 351 of the Code (the “Inuvo Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in letters or certificates of officers of Inuvo and CPT, reasonably satisfactory in form and substance to it.

95

(e)       Financing. The Financing shall have closed at or immediately prior to the Closing.

(f)       Separation Agreements. A counterpart signature page of each Separation Agreement duly executed by the Parent, shall be delivered to Inuvo and each executive who is a counterparty to the applicable Separation Agreement.

Section 7.4       Frustration of Closing Conditions. Neither CPT, on one hand, nor Inuvo, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused (to any substantial extent) by CPT’s failure or Inuvo’s failure, respectively, to act in good faith to comply with this Agreement and to consummate the transactions provided for herein.

Article VIII

TERMINATION

Section 8.1       Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after any requisite approval of the stockholders of CPT or Inuvo:

(a)       by mutual written consent of CPT and Inuvo;

(b)       by either CPT or Inuvo:

(i)       if the Mergers have not been consummated on or before June 30, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this subsection shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach, violation or failure to perform by such Party of any representation, warranty, covenant, obligation or other agreement of such Party set forth in this Agreement;

(ii)       if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action enjoining or otherwise prohibiting the consummation of the Mergers and such order, decree, ruling or other action is or shall have become final and nonappealable;

(iii)       if, at the CPT Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the CPT Voting Proposal is taken, the Required CPT Stockholder Vote in favor of the CPT Voting Proposal shall not have been obtained; or

(iv)       if, at the Inuvo Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Inuvo Voting Proposal is taken, the Required Inuvo Stockholder Vote in favor of the Inuvo Voting Proposal shall not have been obtained;

96

(c)       by CPT, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Inuvo set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (ii) which is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is thirty (30) days following written notice from Inuvo to CPT describing such breach, violation or failure in reasonable detail; provided, that Parent is not then in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b);

(d)       by Inuvo, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of CPT set forth in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) which is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is thirty (30) days following written notice from CPT to Inuvo describing such breach, violation or failure in reasonable detail; provided, that Inuvo is not in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b);

(e)       by CPT (but only prior to the time the Required Inuvo Stockholder Vote is obtained), if (i) the Inuvo Board shall have effected a Change in Recommendation (other than as contemplated by Section 6.12(b)(iii)); (ii) the Inuvo Board shall have approved or recommended to the holders of Inuvo Common Stock an Inuvo Takeover Proposal; (iii) a tender offer or exchange offer for Inuvo Common Stock that constitutes an Inuvo Takeover Proposal is commenced (other than by CPT or any of its Affiliates) and the Inuvo Board recommends that the holders of Inuvo Common Stock tender their shares in such tender or exchange offer or the Inuvo Board fails to recommend that the holders of Inuvo Common Stock reject such tender or exchange offer within ten (10) Business Days of commencement thereof; or (iv) there has been a material breach by Inuvo of Section 6.12;

(f)       by Inuvo, prior to the time that the Required Inuvo Stockholder Vote has been obtained in accordance with Section 6.12(b); provided, however, that, in order for the termination of this Agreement pursuant to this Section 8.1(f) to be effective, (A) CPT shall have complied in all respects with the provisions of Section 6.12, including the notice provisions therein, (B) the Inuvo Board shall have authorized Inuvo to enter into an Acquisition Agreement with respect to a Superior Proposal, (C) substantially concurrently with a termination, pursuant to this Section 8.1(f), Inuvo enters into such Acquisition Agreement and (D) Inuvo shall have complied with all applicable requirements of Section 8.3, including payment of CPT Termination Fee;

97

(g)       by Inuvo, in the event that (i) Inuvo is not in material breach or violation of, and has not materially failed to perform, any representation, warranty, covenant, obligation or other agreement contained herein that would cause it to fail to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b), and (ii) (A) the representations and warranties of CPT, Parent, CPT Merger Sub, and/or Inuvo Merger Sub under Section 4.27 become inaccurate or have been breached, such that the condition set forth in Section 7.2(a) would not be satisfied, and CPT shall have been provided with thirty (30) days advance written notice and an ability to cure such breach; (B) the covenants or obligations of CPT, Parent, CPT Merger Sub and/or Inuvo Merger Sub contained in Section 6.17 have been breached such that the condition set forth in Section 7.2(b) would not be satisfied; or (C)  CPT, Parent, CPT Merger Sub, or Inuvo Merger Sub is enjoined from consummating the Financing; or

(h)       by Inuvo, if (i) all the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but provided such conditions are then capable of being fulfilled), (ii) Inuvo has thereafter confirmed in writing to CPT and Parent that it is ready and able to consummate the Mergers, and (iii) CPT and Parent fail to consummate the Mergers within three (3) Business Days following the date the Closing should have occurred in accordance with Section 2.3; provided, however, that during such period of three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other Parties.

Section 8.2       Effect of Termination. In the event of termination of this Agreement by either CPT or Inuvo prior to the Effective Time pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, CPT, CPT Merger Sub, Inuvo, Inuvo Merger Sub or their respective officers or directors (except for the last sentence of Section 6.3(a) and the entirety of Section 8.2, Section 8.3 and Article IX, all of which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any Party hereto from any Liability for any willful material breach of this Agreement or fraud occurring prior to termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.3       Fees and Expenses.

(a)       General. Except as set forth in this Section 8.3 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

(b)       Termination Fee.

(i)       In the event that:

(A)       this Agreement is terminated by CPT pursuant to Section 8.1(e); or

98

(B)       this Agreement is terminated by Inuvo pursuant to Section 8.1(f),

then in the case of (A) or (B) above, Inuvo shall promptly, but in no event later than the date of the earliest such event, pay to CPT a fee equal to Two Million Eight Hundred Thousand Dollars ($2,800,000) (the “Inuvo Termination Fee”), payable by wire transfer of same day funds; provided, however, that, in the case of any termination pursuant to Section 8.1(f), the CPT Termination Fee shall be payable prior to, and as a condition to, such termination.

(ii)       In the event that this Agreement is terminated by Inuvo pursuant to Section 8.1(g) or Section 8.1(h), CPT shall, or shall cause Parent to, promptly, but in no event later than the date of the earliest such event, pay to Inuvo a fee equal to Two Million Eight Hundred Thousand Dollars ($2,800,000) (the “CPT Termination Fee”), payable by wire transfer of same day funds; provided, however, that, in the case of any termination pursuant to Section 8.1(g) or Section 8.1(h), the CPT Termination Fee shall be payable prior to, and as a condition to, such termination.

(iii)       Each of CPT and Inuvo acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, each Party would not enter into this Agreement. It is agreed that each of the CPT Termination Fee and the Inuvo Termination Fee constitutes liquidated damages and is not a penalty, and the payment of the CPT Termination Fee or the Inuvo Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. Accordingly, if CPT or Inuvo fails promptly to make a payment due pursuant to this Section 8.3(b), and, in order to obtain such payment, CPT on the one hand, or Inuvo on the other hand, commences a suit that results in a judgment against the other Party, such other Party shall pay to CPT or Inuvo, as applicable, their reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the publicly announced prime rate of Bank of America, N.A. plus two percent (2.0%) per annum, compounded quarterly, from the date such payment was required to be paid. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in Section 8.2.

(iv)       In no event shall more than one CPT Termination Fee or one Inuvo Termination Fee be payable hereunder.

Article IX

MISCELLANEOUS

Section 9.1       Non-Survival of Representations and Warranties. The representations, warranties and covenants of CPT, Parent, Inuvo, CPT Merger Sub and Inuvo Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

99

Section 9.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile or e-mail (but only if followed by transmittal by a nationally recognized overnight carrier for delivery on the next Business Day), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, CPT, CPT Merger Sub, or Inuvo Merger Sub, to:

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO
Email: robert@conversionpoint.com

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

If to Inuvo, to:
Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO
Email: Richard.howe@inuvo.com

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

Section 9.3       Interpretation; Other Remedies. The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

100

Section 9.4       Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.5       Entire Agreement; Third-Party Beneficiaries. This Agreement and all exhibits and attachments hereto, including the CPT Disclosure Schedule, the Inuvo Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive, in accordance with its terms, any termination of this Agreement. Each of Parties agrees that this Agreement is not intended to, and does not, confer upon any Person, other than the Parties to this Agreement, any rights or remedies, and CPT only shall be entitled to enforce any remedies against Inuvo on the one hand, and Inuvo shall only be entitled to enforce any remedies against CPT on the other (in each case, including pursuant to Section 9.11 (related to specific performance)) for any breach or violation of this Agreement.

Section 9.6       Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign or pledge as collateral this Agreement or any of its rights and obligations hereunder to an affiliate of Parent or to any financing sources. Any purported assignment in violation of this Section 9.6 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.7       Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the Parties, whether before or after the Required CPT Stockholder Vote or the Required Inuvo Stockholder Vote; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders or member without such further approval.

Section 9.8       Waiver. At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the other Parties’ representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the other Parties’ agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party’s right to demand exact compliance with the terms hereof. Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

101

Section 9.9       Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.10       Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.11       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.12       Jurisdiction. Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

102

Section 9.13       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.13.

Section 9.14       Disclosure. Any matter disclosed in any Section of a Party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular Section of a Party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[Remainder of Page Intentionally Left Blank]

103

IN WITNESS WHEREOF, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CONVERSIONPOINT HOLDINGS, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

INUVO, INC.

By:	/s/ Richard K. Howe
Name:	Richard K. Howe
Title:	Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORMS OF SUPPORT AGREEMENTS

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 2, 2018, is entered into by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned Subsidiary of CPT, CPT Merger Sub, a Delaware corporation and a wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT Cigar Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Inuvo Merger Sub”), Inuvo, Inc., a Nevada corporation (“Inuvo”), and [●] (the “Stockholder”). Each of Parent, CPT, CPT Merger Sub, Inuvo Merger Sub and Inuvo is a “Party” and together, the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the record and Beneficial Owner (as defined below) of the Existing Shares (as defined below), and has sole investment power over, the Existing Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent, CPT, Inuvo, CPT Merger Sub and Inuvo Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) a merger of CPT Merger Sub with and into CPT, with CPT being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), (ii) the merger of Inuvo Merger Sub with and into Inuvo, with Inuvo being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder has been provided with the execution copy of the Merger Agreement and acknowledges that the Stockholder will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, as a condition and inducement to the willingness of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub to enter into the Merger Agreement, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have required that the Stockholder agree to, and the Stockholder has agreed to, enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has agreed to enter into this Agreement and vote in favor of the CPT Merger and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Agreement to Vote.

(a)                From the date hereof until the Termination Date in accordance with Section 8 (the “Voting Period”), at every meeting of the stockholders of CPT called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of CPT with respect to any of the following, the Stockholder hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or (with respect to any written consent solicitation) deliver (or cause to be delivered) a written consent with respect to, all of the Subject Shares (as defined below): (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the CPT Merger, and any related proposal in furtherance thereof; (B) in favor of any proposal to adjourn or postpone the CPT Stockholders’ Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the CPT Stockholders’ Meeting to constitute a quorum; and (C) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement. The Stockholder retains the authority to vote on all other matters.

(b)               At any meeting of the stockholders of CPT to which Section 1(a) above is applicable, the Stockholder shall, or shall direct the holder(s) of record of all of the Subject Shares on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Shares to be counted as present for purposes of establishing a quorum. The Stockholder shall provide Inuvo with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Shares.

(c)                Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1(a) and Section 1(b) of this Agreement, and except as otherwise expressly provided herein, the Stockholder hereby irrevocably grants to and appoints Inuvo (and any designee thereof) as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to (i) represent the Subject Shares and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of CPT or otherwise) with respect to the Subject Shares, in the case of each of clause (i) and clause (ii), regarding the matters referred to in Section 1(a) and Section 1(b) until, subject to Law, the Termination Date, to the same extent and with the same effect as the Stockholder could do under Law. The Stockholder intends the proxy granted pursuant to this Section 1(c) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked on the Termination Date. Inuvo may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The parties acknowledge and agree that neither Inuvo, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to the Stockholder or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to Inuvo by this Section 1(c).

(d)               The Stockholder shall use his, her, or its, reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions set forth in Sections 4 and 5.

(e)                The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i) “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(ii) Company Shares” means, collectively, each share of common stock, par value $0.0001 per share of CPT.

(iii) “Existing Shares” means, with respect to the Stockholder, the number of Company Shares Beneficially Owned and/or owned of record by the Stockholder as of the date hereof, as set forth on Schedule A.

(iv) “Jointly Owned Shares” means any voting shares of capital stock of CPT beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person or entity, including but not limited to such Stockholder’s spouse.

(v) “Subject Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any Company Shares or other voting capital stock of CPT of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

2.                  Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a)                Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and except for any filings by the Stockholder with the Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by the Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity other than any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder.

(b)               No Conflicts. Assuming compliance with the matters referred to in Section 2(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under the Stockholder’s organizational documents, if any, or under any Contract of, or Law applicable to, the Stockholder or to the Stockholder’s property or assets. If the Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding, and enforceable, this Agreement has been (or promptly shall be) duly executed and delivered by, and constitutes a valid and legally binding agreement of, the Stockholder’s spouse, enforceable in accordance with its terms.

(c)                The Subject Shares. The Stockholder is the sole record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, and has good and marketable title to, all of the Existing Shares, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Existing Shares), except for (i) any such Liens arising hereunder or under the Merger Agreement, (ii) Liens imposed by federal or state securities laws, and (iii) Liens arising under any contract governing the terms of any awards granted to such Stockholder pursuant to an incentive compensation plan other than any of the foregoing that would not prevent, materially delay or materially impair, the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder. The Stockholder does not Beneficially Own or own of record any Company Shares other than the Existing Shares. The Stockholder has, and will have at the time of each CPT Stockholders’ Meeting occurring prior to the Mergers with respect to the matters covered by Section 1(a), the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d)               Reliance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. The Stockholder understands and acknowledges that Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Stockholder contained in this Agreement.

(e)                Litigation. As of the date hereof, there is no (i) action, proceeding or investigation pending or threatened against the Stockholder or any of its Affiliates; or (ii) outstanding order to which the Stockholder or any of its Affiliates are subject or bound, in each case, that would reasonably be expected to or seeks to prevent, materially delay or materially impair the exercise by Parent of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)                Other Agreements. Except for this Agreement, the Stockholder has not: (i) taken any action that would or would reasonably be expected to (A) constitute or result in a breach hereof; (B) make any representation or warranty of the Stockholder set forth in this Section 2 untrue or incorrect; or (C) have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1(a); or (iii) deposited any of the Subject Shares into a separate voting trust or entered into a voting agreement or arrangement with respect to any of the Subject Shares.

(g)               Finders Fees. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(h)               Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of CPT to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub or any Affiliate of any of the foregoing, and based on such information as the Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that none of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that it has had the opportunity to seek independent legal advice prior to executing this Agreement.

3.                  Representations and Warranties of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. Each of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub and constitutes a valid and binding obligation of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub enforceable against Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and any filings by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with the SEC, the execution, delivery and performance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Mergers.

4.                  Restrictions on Transfer of Shares and Proxies. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, the Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Shares; or (v) take any other action, that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement. Any purported Transfer of the Subject Shares in violation of this Section 4 shall be null and void ab initio.

5.                  Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, Inuvo and Parent that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including its successors or assigns; and (b) such Stockholder shall not request that CPT register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. In the event of a stock split, stock dividend or distribution, or any change in Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Shares or the like, the terms “Existing Shares” and “Subject Shares” shall be deemed to refer to and include such Company Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Company Shares may be converted, changed or exchanged or which are otherwise received in such transaction.

6.                  Documentation and Information. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by CPT, Inuvo, Parent and/or their respective Affiliates of its identity and holdings of the Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other disclosure document or filing with or notice to a Governmental Entity in connection with the Mergers or any of the transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to give to CPT, Inuvo and Parent any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to as promptly as practicable notify CPT, Inuvo and Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Stockholder hereby agrees to notify Inuvo and Parent in writing as promptly as practicable of the number of any additional Subject Shares or other securities of CPT of which the Stockholder acquires Beneficial Ownership on or after the date hereof. Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub each hereby consent to and authorize the Stockholder and its Affiliates, to the extent the Stockholder or such Affiliates determine it to be necessary or advisable under applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Stockholder’s Schedule 13D) and all documents and schedules filed with the Federal Trade Commission or the Department of Justice, and any press release or other disclosure document or filing in connection with the Mergers or any of the transactions contemplated by the Merger Agreement or this Agreement, a copy of this Agreement, each of the other party’s identities and the nature of the Stockholder’s commitments and obligations under this Agreement.

7.                  Waiver of Dissenters’ or Appraisal Rights. The Stockholder hereby waives, to the full extent of the law, and agrees not to assert, any dissenters’ or appraisal rights pursuant to Section 262 of the Delaware General Corporation Law or otherwise in connection with the CPT Merger with respect to any and all Subject Shares.

8.                  Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the date and time at which the earliest of clause (a) and clause (b) occurs being, the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 8 and Section 10 through Section 19 shall survive any termination of this Agreement.

9.                  Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated thereby.

10.              Notices. Any notice, request, instruction or other document or communication to be given to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent, CPT, CPT Merger Sub or Inuvo Merger Sub to:

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

if to Inuvo, to:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

if to the Stockholder, to:

 _________________________

 _________________________

 ________________________

 _________________________

Email:

Facsimile No.:

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

11.              Amendment, Waivers, etc.

(a)                Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.           Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.           Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

14.           Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of CPT, and not in the Stockholder’s capacity as a director, officer, employee, agent or consultant of CPT. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of CPT in the taking of any actions (or failure to act) in his or her capacity as a director of CPT, or in the exercise of his or her fiduciary duties as a director of CPT, or prevent or be construed to create any obligation on the part of any director or officer of CPT from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of CPT shall be deemed to constitute a breach of this Agreement.

15.           Governing Law; Jurisdiction.

(a)                This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)               Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

16.              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.              Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18.              Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

19.              Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

20.              Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

21.              Joint Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONVERSIONPOINT HOLDINGS, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

INUVO, INC.

By:
Name: Richard K. Howe
Title: Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

STOCKHOLDER

By:
Name:

SCHEDULE A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 2, 2018, is entered into by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned Subsidiary of CPT, CPT Merger Sub, a Delaware corporation and a wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT Cigar Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Inuvo Merger Sub”), Inuvo, Inc., a Nevada corporation (“Inuvo”), and [●] (the “Stockholder”). Each of Parent, CPT, CPT Merger Sub, Inuvo Merger Sub and Inuvo is a “Party” and together, the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the record and Beneficial Owner (as defined below) of the Existing Shares (as defined below), and has sole investment power over, the Existing Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent, CPT, Inuvo, CPT Merger Sub and Inuvo Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) a merger of CPT Merger Sub with and into CPT, with CPT being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), (ii) the merger of Inuvo Merger Sub with and into Inuvo, with Inuvo being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder has been provided with the execution copy of the Merger Agreement and acknowledges that the Stockholder will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, as a condition and inducement to the willingness of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub to enter into the Merger Agreement, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have required that the Stockholder agree to, and the Stockholder has agreed to, enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has agreed to enter into this Agreement and vote in favor of the Inuvo Merger and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.              Agreement to Vote.

(a)                From the date hereof until the Termination Date in accordance with Section 8 (the “Voting Period”), at every meeting of the stockholders of Inuvo called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Inuvo with respect to any of the following, the Stockholder hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or (with respect to any written consent solicitation) deliver (or cause to be delivered) a written consent with respect to, all of the Subject Shares (as defined below): (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Inuvo Merger, and any related proposal in furtherance thereof; (B) in favor of any proposal to adjourn or postpone the Inuvo Stockholders’ Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the Inuvo Stockholders’ Meeting to constitute a quorum; (C) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement; and (D) against the following actions: (1) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Inuvo, any of its Subsidiaries and any other Person (including any Inuvo Takover Proposal), other than the Mergers and (2) any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the Mergers or any other transaction contemplated by the Merger Agreement, including the consummation thereof. The Stockholder retains the authority to vote on all other matters.

(b)               At any meeting of the stockholders of Inuvo to which Section 1(a) above is applicable, the Stockholder shall, or shall direct the holder(s) of record of all of the Subject Shares on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Shares to be counted as present for purposes of establishing a quorum. The Stockholder shall provide CPT with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Shares.

(c)                Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1(a) and Section 1(b) of this Agreement, and except as otherwise expressly provided herein, the Stockholder hereby irrevocably grants to and appoints CPT (and any designee thereof) as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to (i) represent the Subject Shares and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of Inuvo or otherwise) with respect to the Subject Shares, in the case of each of clause (i) and clause (ii), regarding the matters referred to in Section 1(a) and Section 1(b) until, subject to Law, the Termination Date, to the same extent and with the same effect as the Stockholder could do under Law. The Stockholder intends the proxy granted pursuant to this Section 1(c) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked on the Termination Date. CPT may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The parties acknowledge and agree that neither CPT, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to the Stockholder or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to CPT by this Section 1(c).

2

(d)               The Stockholder shall use his, her, or its, reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions set forth in Sections 4 and 5.

(e)                The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i) “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(ii) “Company Shares” means, collectively, each share of common stock, par value $0.001 per share of Inuvo.

(iii) “Existing Shares” means, with respect to the Stockholder, the number of Company Shares Beneficially Owned and/or owned of record by the Stockholder as of the date hereof, as set forth on Schedule A.

(iv) “Jointly Owned Shares” means any voting shares of capital stock of Inuvo beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person or entity, including but not limited to such Stockholder’s spouse.

(v) “Subject Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any Company Shares or other voting capital stock of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

2.              Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a)                Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and except for any filings by the Stockholder with the Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by the Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity other than any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder.

3

(b)               No Conflicts. Assuming compliance with the matters referred to in Section 2(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under the Stockholder’s organizational documents, if any, or under any Contract of, or Law applicable to, the Stockholder or to the Stockholder’s property or assets. If the Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding, and enforceable, this Agreement has been (or promptly shall be) duly executed and delivered by, and constitutes a valid and legally binding agreement of, the Stockholder’s spouse, enforceable in accordance with its terms.

(c)                The Subject Shares. The Stockholder is the sole record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, and has good and marketable title to, all of the Existing Shares, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Existing Shares), except for (i) any such Liens arising hereunder or under the Merger Agreement, (ii) Liens imposed by federal or state securities laws, (iii) Liens imposed pursuant to any written policies of Inuvo with respect to restrictions upon the trading of securities under applicable securities laws, and (iv) Liens arising under any contract governing the terms of any awards granted to such Stockholder pursuant to an incentive compensation plan other than any of the foregoing that would not prevent, materially delay or materially impair, the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder. The Stockholder does not Beneficially Own or own of record any Company Shares other than the Existing Shares. The Stockholder has, and will have at the time of each Inuvo Stockholders’ Meeting occurring prior to the Mergers with respect to the matters covered by Section 1(a), the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

4

(d)               Reliance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. The Stockholder understands and acknowledges that Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Stockholder contained in this Agreement.

(e)                Litigation. As of the date hereof, there is no (i) action, proceeding or investigation pending or threatened against the Stockholder or any of its Affiliates; or (ii) outstanding order to which the Stockholder or any of its Affiliates are subject or bound, in each case, that would reasonably be expected to or seeks to prevent, materially delay or materially impair the exercise by Parent of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)                Other Agreements. Except for this Agreement, the Stockholder has not: (i) taken any action that would or would reasonably be expected to (A) constitute or result in a breach hereof; (B) make any representation or warranty of the Stockholder set forth in this Section 2 untrue or incorrect; or (C) have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1(a); or (iii) deposited any of the Subject Shares into a separate voting trust or entered into a voting agreement or arrangement with respect to any of the Subject Shares.

(g)               Finders Fees. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(h)               Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of CPT to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub, or any Affiliate of any of the foregoing, and based on such information as the Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that none of Parent, CPT, CPT Merger Sub, Inuvo, or Inuvo Merger Sub or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that it has had the opportunity to seek independent legal advice prior to executing this Agreement.

5

3.              Representations and Warranties of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub. Each of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub and constitutes a valid and binding obligation of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub enforceable against Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and any filings by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with the SEC, the execution, delivery and performance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Mergers.

4.              Restrictions on Transfer of Shares and Proxies. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, the Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Shares; or (v) take any other action, that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement. Any purported Transfer of the Subject Shares in violation of this Section 4 shall be null and void ab initio.

5.              Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, CPT and Parent that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including its successors or assigns; and (b) such Stockholder shall not request that Inuvo register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. In the event of a stock split, stock dividend or distribution, or any change in Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Shares or the like, the terms “Existing Shares” and “Subject Shares” shall be deemed to refer to and include such Company Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Company Shares may be converted, changed or exchanged or which are otherwise received in such transaction.

6

6.              Documentation and Information. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by CPT, Inuvo, Parent and/or their respective Affiliates of its identity and holdings of the Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other disclosure document or filing with or notice to a Governmental Entity in connection with the Mergers or any of the transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to give to CPT, Inuvo and Parent any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to as promptly as practicable notify CPT, Inuvo and Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Stockholder hereby agrees to notify CPT and Parent in writing as promptly as practicable of the number of any additional Subject Shares or other securities of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof. Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub each hereby consent to and authorize the Stockholder and its Affiliates, to the extent the Stockholder or such Affiliates determine it to be necessary or advisable under applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Stockholder’s Schedule 13D) and all documents and schedules filed with the Federal Trade Commission or the Department of Justice, and any press release or other disclosure document or filing in connection with the Mergers or any of the transactions contemplated by the Merger Agreement or this Agreement, a copy of this Agreement, each of the other party’s identities and the nature of the Stockholder’s commitments and obligations under this Agreement.

7.              [Intentionally Omitted.]

8.              Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the date and time at which the earliest of clause (a) and clause (b) occurs being, the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 8 and Section 10 through Section 19 shall survive any termination of this Agreement.

9.              Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated thereby.

10.              Notices. Any notice, request, instruction or other document or communication to be given to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent, CPT, CPT Merger Sub or Inuvo Merger Sub, to:

7

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO
Email: [●]
Facsimile No.: [●]

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

if to Inuvo, to:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO
Email: [●]
Facsimile No.: [●]

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

if to the Stockholder, to:

[●]

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

8

11.              Amendment, Waivers, etc.

(a)                Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.              Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.              Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

14.                Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of Inuvo, and not in the Stockholder’s capacity as a director, officer, employee, agent or consultant of Inuvo. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of Inuvo in the taking of any actions (or failure to act) in his or her capacity as a director of Inuvo, or in the exercise of his or her fiduciary duties as a director of Inuvo, or prevent or be construed to create any obligation on the part of any director or officer of Inuvo from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of Inuvo shall be deemed to constitute a breach of this Agreement.

15.              Governing Law; Jurisdiction.

(a)                This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)               Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

9

16.              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.              Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18.              Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

19.              Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10

20.              Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

21.              Joint Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONVERSIONPOINT HOLDINGS, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

INUVO, INC.

By:
Name: Richard K. Howe
Title: Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:
Name: Robert Tallack
Title: Chief Executive Officer

STOCKHOLDER

By:
Name:

 12

SCHEDULE A

EXHIBIT B

CPT CERTIFICATE OF MERGER

CERTIFICATE OF MERGER OF

CPT MERGER SUB, INC.,

a Delaware corporation

WITH AND INTO

CONVERSIONPOINT TECHNOLOGIES, INC.,

a Delaware corporation

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law, the undersigned corporation hereby certifies:

FIRST: The name of the surviving corporation is ConversionPoint Technologies, Inc., a Delaware corporation (the “Surviving Corporation”), and the name of the corporation being merged into the Surviving Corporation is CPT Merger Sub, Inc., a Delaware corporation (the “Merging Corporation”).

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and the Merging Corporation.

THIRD: The name of the Surviving Corporation is ConversionPoint Technologies, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The merger is to become effective upon the filing of this Certificate of Merger with the Delaware Secretary of State.

SIXTH: The Agreement and Plan of Merger is on file at 840 Newport Center Drive, Suite 450, Newport Beach, California 92660, the place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized person as of _______________, 2019.

ConversionPoint Technologies, Inc.,
a Delaware corporation

By:
Robert Tallack, Chief Executive Officer

EXHIBIT C

INUVO CERTIFICATE OF MERGER

140105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Merger
(Pursuant to NRS Chapter 92A)

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article one.**

CPT Cigar Merger Sub, Inc.
Name of **merging** entity

Nevada
Jurisdiction

Corporation
Entity type *

Name of **merging** entity

Jurisdiction

Entity type *

Name of **merging** entity

Jurisdiction

Entity type *

Name of **merging** entity

Jurisdiction

Entity type *

and,

Inuvo, Inc.
Name of **surviving** entity

Nevada
Jurisdiction

Corporation
Entity type *

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 1
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn:

c/o:

3) Choose one:

☒ **The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).**

☐ **The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).**

4) Owner's approval (NRS 92A.200) (options a, b or c must be used, as applicable, for each entity):

☐ **If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from the appropriate section of article four.**

(a) Owner's approval was not required from

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Name of **surviving** entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 2
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(b) The plan was approved by the required consent of the owners of *:

CPT Cigar Merger Sub, Inc.

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Inuvo, Inc.

Name of **surviving** entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 3
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

Name of **merging** entity, if applicable

and, or;

Name of **surviving** entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 4
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

6) Location of Plan of Merger (check a or b):

[ ] (a) The entire plan of merger is attached;

or,

[X] (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date: ____________ **Time:** ____________

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

This form must be accompanied by appropriate fees.

Nevada Secretary of State 92A Merger Page 5
Revised: 1-5-15

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

☐ If there are more than four merging entities, check box and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity from article eight.

CPT Cigar Merger Sub, Inc.
Name of **merging** entity

X ______________________ Chief Executive Officer
Signature Title Date

Name of **merging** entity

X ______________________
Signature Title Date

Name of **merging** entity

X ______________________
Signature Title Date

Name of **merging** entity

X ______________________
Signature Title Date

and,

Inuvo, Inc.
Name of **surviving** entity

X ______________________ Chairman & CEO
Signature Title Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Nevada Secretary of State 92A Merger Page 6
Revised: 1-5-15

EXHIBIT D

Form of Separation Agreement

CONTINGENT SEPARATION AND RELEASE AGREEMENT

THIS CONTINGENT SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and among [_______________] (the “Employee”), Inuvo, Inc., a Nevada corporation (the “Company”), and ConversionPoint Holdings, Inc. (“Buyer”) as of this ____ day of _______________, 2019 (the “Agreement Date”).

W I T N E S S E T H :

WHEREAS, the Employee is employed by the Company as [_______________]1 pursuant to an Employment Agreement dated March 1, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and Buyer and other wholly-owned subsidiaries of Buyer have entered into a Merger Agreement, dated November 2, 2018 (the “Merger Agreement”) whereby the Company has agreed to merge with a subsidiary of Buyer (the “Merger”).

WHEREAS, Employee, by signing below, acknowledges Employee’s separation from employment with Inuvo and as an employee of Inuvo and Insperity Companies II, L.P. (“Insperity”) in any other capacity, as well as Employee’s resignation as [a director of the Company and as]2 a director and officer of any subsidiaries of the Company effective as of the dates set forth herein. [This Agreement has no impact on Employee’s service as a Director of Buyer as contemplated by the Merger Agreement.]3

WHEREAS, the Company and the Employee are sometimes referred to herein collectively as the “Parties,” or individually as a “Party.”

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Employee and the Company agree as follows:

1.           This Agreement is contingent upon consummation of the Merger. If for any reason the Merger is not consummated this Agreement shall automatically terminate and Employee’s employment with the Company shall continue pursuant to the terms of the Employment Agreement.

2.           On the date the Merger Closes (the “Effective Date”) the Company shall be deemed to have delivered written notice of termination without Cause (as defined in the Employment Agreement) to Employee (the “Notice Date”). Employee’s employment with the Company and Insperity will be terminated effective on the earlier of (i) one hundred and eighty (180) days after the Notice Date; or (ii) upon thirty (30) days written notice from the Employee, which notice shall not be given prior to the sixty (60) day anniversary of the Notice Date (the “Termination Date”). The Termination Date may be extended with the mutual written agreement of the parties. Between the Notice Date and the Termination Date, Employee shall: (i) no longer serve or act as the Company’s [___________________] but shall remain an employee through the Termination Date; and (ii) not be required to report to work, but shall be available on a limited basis to assist the Company with the orderly transition of his duties. Additionally, Employee resigns [as a director of the Company and]4 as a director and officer of any subsidiaries of the Company effective as of the Notice Date. Health care and dental insurance coverage will continue under the Company’s benefits plans, as then in effect, until 11:59pm on the end of the month in which the Termination Date occurs. After the Termination Date, COBRA options are available depending on eligibility.

1 Note: Applicable to Richard K. Howe, Chairman and Chief Executive Officer; Wallace D. Ruiz, Chief Financial Officer; and John B. Pisaris, General Counsel.

2 Note: Applicable to Richard K. Howe only.

3 Note: Applicable to Richard K. Howe only.

3.          Until the Termination Date, the Company shall pay the Employee (i) the earned but unpaid portion of the Employee’s Basic Salary (as defined in the Employment Agreement) through the Termination Date and (ii) any other amounts or benefits owing to the Employee under the applicable employee benefit, incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs. All payments made under this Paragraph 3 will be subject to applicable federal and state tax withholding and statutory deductions.

4.          On the Termination Date, the Company shall pay the Employee a lump sum severance of $_____________5 (the “[Initial] Severance Payment”). [Following the first day of the month after six (6) months after the Termination Date, the Company shall pay the Employee $168,057, paid over a period of six (6) months in twelve (12) equal installments payable on the 15th and last business day of each month (the “Trailing Severance Payments, and, collectively with the Initial Severance Payment, the “Severance Payments”)].6 The payments made under this Paragraph 4 will be subject to applicable federal and state tax withholding and statutory deductions. Employee agrees and understands that the Severance Payment[s] made under this Agreement [is/are] the sole responsibility of the Company and that Insperity Companies II, L.P. (“Insperity”) has no obligation to make the Severance Payment[s] even though such payments may be processed in whole or in part through Insperity. Furthermore, Employee understands and agrees that if the Company determines that any amount paid to Employee under this Agreement should not commence until the first day of the month after six (6) months after the Termination Date because Employee is a “specified employee” under Code Section 409A, then the Company shall in good faith adjust the form and timing of such payments as it reasonably determines to be necessary or advisable to comply with Code Section 409A.

5.           Except as specifically provided in this Paragraph 5, the Employee hereby acknowledges and agrees that the payment and benefits specifically provided for herein are in complete satisfaction of and constitute all of the payments and benefits to which the Employee is entitled relating to severance or otherwise in connection with the termination of the Employee’s employment with the Company. Notwithstanding the foregoing or anything to the contrary contained herein, Employee does not waive any rights related to the settlement of outstanding restricted stock units and stock options contained in the Merger Agreement and such items shall be settled as set forth in the Merger Agreement. The Employee hereby acknowledges and agrees that Section 6(b) of the Employment Agreement requires, as a condition precedent to receiving the Severance Payment[s], the Employee to provide the Company with a written general release that releases the Company from both known and unknown claims and in which the Employee agrees not to disparage the Company or its affiliates and in which the Employee acknowledges his continuing obligations under the Non-Competition, Confidentiality and Non-Solicitation Agreement entered into by the parties (the “Non-Competition Agreement”), all of which are contained hereunder.

4 Note: Applicable to Richard K. Howe only.

5 Note: Richard K. Howe to receive $550,000; Wallace D. Ruiz to receive $417,206; John B. Pisaris to receive $398,097.

6 Note: Richard K. Howe to receive $168,057 in Trailing Severance Payments.

25

6.           In exchange for the valuable consideration hereunder, including but not limited to the Severance Payment, the Employee hereby releases the Company, the Buyer, Insperity and each of their respective employees, officers, directors, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, legal representatives and assigns, as well as each of the above entities’ past and present officers, directors, employees, shareholders, members, trustees, joint venturers, attorneys, partners, and anyone claiming through them (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees and compensation in any form whatsoever, whether known or unknown, which the Employee now has or may have, or which may hereafter accrue against any of the Released Parties on account of or in any way growing out of the Employee’s employment with the Company and Insperity and the Employment Agreement or the termination thereof or otherwise arising up to and including the Termination Date, including, but not limited to, claims for wrongful discharge, breach of implied or express contracts (including the Employment Agreement), breach of an implied covenant of good faith and fair dealing, tortious interference with contract or prospective economic advantage, claims for wages, vacation and bonus compensation, violation of public policy, intentional or negligent infliction of emotional distress, negligent hiring/supervision, defamation, fraud, or other wrongful conduct, including, specifically, any claims arising out of any legal or contractual restriction on the Company’s or Insperity’s right to terminate its employees, claims for wages, bonuses, incentives, employment benefits, and claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991 and the laws amended thereby, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, [the Arkansas Civil Rights Act of 1993, the Arkansas Uniform Contribution Among Tortfeasors Act/the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation provision, Florida Wage Discrimination Law, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law,]7 or any other provision of federal, state or local statutory or common law or regulation. Notwithstanding the foregoing, nothing contained herein shall be deemed a waiver of Employee’s right to indemnification from the Company for any third party claims, including but not limited to indemnification rights under the Company’s Articles of Incorporation, ByLaws, Directors and Officers insurance, Nevada law or any other agreements between the Company and the Employee providing for indemnification. This general release does not waive any of the Employee’s claims for workers’ compensation, unemployment compensation, or any other applicable law for which claims cannot be waived as a matter of law.

7 Note: Arkansas labor law applicable to Richard K. Howe and Wallace D. Ruiz; Florida labor law applicable to John B. Pisaris.

26

7.           To the extent not prohibited by applicable law, the Employee hereby warrants that he has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against the Company and/or Insperity and/or the Released Parties, and Employee waives, or at a minimum assigns to the Company and/or Insperity, any and all rights to any and all forms of recovery or compensation from any legal action brought by Employee or on Employee’s behalf in connection with Employee’s employment with the Company or Insperity or the termination of Employee’s employment with the Company or Insperity. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Employee in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. The Employee further acknowledges and agrees that any material breach by Employee of any of the terms contained in this Agreement relieves the Company and Insperity of any and all obligations it may have pursuant to this Agreement. The Employee further agrees that should he bring any type of administrative, equitable, or legal action arising out of claims waived under this Agreement, the Employee will bear all legal fees and costs associated therewith, including those of the Released Parties. Furthermore, nothing in this Agreement prevents Employee from filing any claim that the law precludes him from waiving by agreement, including any administrative charge or complaint filed with the Equal Employment Opportunity Commission, any state equivalent, or any other governmental agency. Employee, however, expressly waives and releases any right Employee may have to recover any damages (including without limitation any attorneys’ fees) resulting from such an administrative charge or any complaint that may be instituted on Employee’s behalf against the Company by the Equal Employment Opportunity Commission, any state equivalent, or any other governmental agency, or in any class or collective action that may be filed on Employee’s behalf.

8.           To the extent not prohibited by applicable law, the Company hereby warrants that it has not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Employee, and the Company waives, or at a minimum assigns to Employee, any and all rights to any and all forms of recovery or compensation from any legal action brought by the Company or on the Company’s behalf in connection with Employee’s employment with the Company or Insperity or the termination of Employee’s employment with the Company or Insperity. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by Company in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. The Company further acknowledges and agrees that any material breach by the Company of any of the terms contained in this Agreement relieves Employee of any and all obligations he may have pursuant to this Agreement. The Company further agrees that should it bring any type of administrative, equitable, or legal action arising out of claims waived under this Agreement, the Company will bear all legal fees and costs associated therewith. The Company does not release, waive or discharge Employee from any legal, equitable or administrative claim or action based on any act of fraud, dishonesty, embezzlement, intentional wrongdoing or criminal conduct committed by Employee during his employment with the Company.

27

9.          On or before the Termination Date, the Employee will return all Company Property within his possession, custody, or control to the Company. As used herein, the term “Company Property” means any and all documents, electronic information, or other tangible things that are confidential or proprietary to the Company or any affiliate thereof or otherwise relate to the business of the Company. The Employee hereby represents and warrants that he has not retained any copies, electronic or otherwise, of any such Company Property. The term “Company Property” does not include the Employee’s copy of this Agreement. The Employee agrees to cooperate with the Company with regard to resigning all corporate positions and directorships he may have with the Company and/or any affiliated entities. Employee will promptly provide such information about the corporate records of the Company as might be requested by the Company. As part of providing such cooperation, Employee agrees to execute such documents as might be requested by the Company. Notwithstanding the foregoing, Employee may retain his Company owned laptop computer and cell phone, after Company Property is deleted by the Company’s technology personnel on both devices. The Company shall forward any personal mail received at the Company’s office to Employee’s residence.

10.        The Employee and the Company agree that they will not directly or indirectly, individually or in concert with others for a period of five years from the date of this Agreement, (i) disparage, interfere with or attempt to interfere with, the Employee’s or the Company’s, as applicable, reputation, goodwill, services, business and/or the Company’s stockholders, directors, officers, employees, agents, representatives and any affiliates or (ii) engage in any conduct, take any actions, make any statements (oral or written), or engage in any internet or other electronic communications (such as blog posts, message boarding, text messages, e-mail, or instant messages) to the public, future employers, Company shareholders, customers, or vendors, the investment community, the media, current, former or future Company employees, or any other third party whatsoever that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively or could reasonably be considered to undermine, disparage or reflect negatively, on the Company, its reputation, goodwill, services, business and/or stockholders, directors, officers, employees, agents, representatives and its affiliates.

11.        The Employee agrees to provide thorough and accurate information and testimony voluntarily to or on behalf of the Company or any affiliate thereof regarding any investigation, litigation or claims initiated by or against the Company or any affiliate thereof or by any entity or person(s) (individually, a “Proceeding,” and collectively, the “Proceedings”), but he agrees not to disclose or to discuss with anyone who is not directing or assisting in any Proceeding, other than his attorney, the fact of or the subject matter of any Proceeding, except as required by law. The Employee will take all reasonable steps to cooperate fully with the Company or any affiliate thereof in supplying thorough and accurate information in each Proceeding and during the defense or prosecution thereof. The Employee will accommodate his schedule to cooperate with the Company or any affiliate thereof and provide such information as soon as is reasonable under the circumstances. In requesting information the Company or any affiliate thereof will attempt to work with the Employee to arrange times that reasonably accommodate his schedule and, to the extent permitted by law, the Company will reimburse the Employee for reasonable travel, commuting, parking or other similar out-of-pocket expenses incurred by him in connection with providing such information or testimony.

28

12.        The Employee acknowledges and agrees that the Company may disclose the terms of this Agreement in accordance with applicable legal requirements.

13.        This Agreement shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

14.        The Employee and the Company agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which the Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), including the Older Workers’ Benefits Protection Act (“OWBPA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(a)	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Employee signs this Agreement;

(b)	The Employee is advised by this writing to consult an attorney before signing this Agreement;

(c)	The Employee is granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement;

(d)	The Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of his signing this Agreement, and this Agreement shall not become effective or enforceable until that revocation period has expired without the Employee having revoked this Agreement. In order to revoke this Agreement, the Employee must submit written notice of his revocation to:

Inuvo, Inc.

500 President Clinton Ave.

Little Rock, AR 72201

ATTN: Human Resources

such that the notice is received by said person before the expiration of the seven (7) day revocation period; and

(e)	The Employee hereby acknowledges and agrees that this Agreement is written clearly in a manner which he understands he is knowingly and voluntarily waiving and releasing his rights and claims only in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

29

15.        Employee acknowledges and agree that the Company has not made any representations to the Employee regarding the tax consequences of any amounts received by the Employee pursuant to this Agreement and further the Employee agrees that he shall be solely responsible for payment of all his personal tax liabilities due on any and all payments to him set forth in this Agreement, including but not limited to federal, state and local taxes, and interest and penalties, which are or may become due.

16.       Nothing contained in this Agreement, or the fact of its submission to the Employee, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of the Company or the other Released Parties of any violation of federal or state statutory or common law or regulation.

17.        If any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this agreement will not be affected and will be given full force and effect.

18.        This Agreement sets forth the entire agreement between the Parties and supersedes any and all prior oral or written agreements or understandings between the Employee and the Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by the Employee and an authorized officer of the Company. Nothing herein, however, shall alter, limit, or modify the Non-Competition Agreement, or Employee’s non-disparagement obligations set forth in Paragraph 6(b) of the Employment Agreement and Paragraph 10 of this Agreement, and the Employee expressly acknowledges that the Non-Competition Agreement and Employee’s non-disparagement obligation in Paragraph 6(b) of the Employment Agreement remain in full force and effect in accordance with their terms.

19.       This Agreement shall be construed and enforced in accordance with the laws of the State of [Arkansas/Florida]8 without reference to its or any other state’s conflicts of law rules.

20.        This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Either Party’s facsimile, PDF’d, or emailed signature shall be deemed to be an original signature for all purposes.

21.       The Employee acknowledges that he has had adequate time to review this Agreement, that he has been advised by the Company to consult with legal counsel of his choosing regarding this Agreement, and that he enters into this Agreement freely, knowingly, and voluntarily.

22.       This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, each payment provided under this Agreement shall be treated as a separate payment.

8 Note: Arkansas law applicable to Richard K. Howe and Wallace D. Ruiz; Florida law applicable to John B. Pisaris.

30

23.       Buyer hereby unconditionally and irrevocably guarantees to Employee each obligation of the Company under this Agreement. The liability of Buyer shall not be released or diminished by any arrangements or alterations of terms of this Agreement or any forbearance, compromise, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance or the dissolution or insolvency or liquidation or any change in the status of the Company. Buyer hereby waives any rights which it may have to require Employee to proceed first against or claim payment from the Company. This guarantee is to be a continuing security to Employee. Buyer’s obligations under this Section 23 are primary obligations and not those of a mere surety. Notwithstanding the foregoing or anything to the contrary herein, this provision 23 shall be of no force and effect unless the Merger is consummated.

[REST OF PAGE LEFT INTENTIONALLY BLANK]

31

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date specified below.

INUVO, INC.

By:
Name:
Title:

Date:

EMPLOYEE

Date:

CONVERSIONPOINT HOLDINGS, INC.

By:
Name:
Title:

Date:

32

SCHEDULE 2.6(a)

DIRECTORS OF PARENT AND PARENT’S SUBSIDIARIES

CONVERSIONPOINT HOLDINGS, INC.
Richard K. Howe	Non-Executive Chairman
Raghunath Kilambi	Director
Robert Tallack	Director
An individual to be nominated by Inuvo within 30 days of the Closing	Director
3 additional independent directors to be nominated by the board of ConversionPoint Holdings, Inc.	Directors

CONVERSIONPOINT TECHNOLOGIES, INC.
Raghunath Kilambi	Director
Haig Newton	Director
Robert Tallack	Director

INUVO, INC.
Don Walker “Trey” Barrett III	Director
Raghunath Kilambi	Director
Haig Newton	Director
Robert Tallack	Director

SCHEDULE 2.6(b)

OFFICERS OF PARENT AND PARENT’S SUBSIDIARIES

CONVERSIONPOINT HOLDINGS, INC.
Robert Tallack	Chief Executive Officer
Raghunath Kilambi	Vice Chairman and Chief Financial Officer
Jeffrey Marks	Secretary and General Counsel

CONVERSIONPOINT TECHNOLOGIES, INC.
Robert Tallack	Chief Executive Officer
Stephen Blazick	Chief Revenue Officer
Tom Furukawa	Chief Product Officer
Christopher Jahnke	Chief Marketing Officer
Jack Thomsen	Chief Financial Officer
Haig Newton	Chief Technology Officer

INUVO, INC.
Don Walker “Trey” Barrett III	Chief Operating Officer
Robert Tallack	Chief Executive Officer
Tom Furukawa	Chief Product Officer
Raghunath Kilambi	Chief Financial Officer

SCHEDULE 2.7(a)

PARENT CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION

OF CONVERSIONPOINT HOLDINGS, INC.

ARTICLE I

The name of the corporation is ConversionPoint Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, County of New Castle. The name of the registered agent of the Corporation at such address is vCorp Services, LLC.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

The name and mailing address of the incorporator is Dean Longfield, c/o Troutman Sanders LLP, 5 Park Plaza, Suite 1400, Irvine, California 92614.

ARTICLE V

Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 100,000,000 shares, of which 90,000,000 shares are Common Stock, $0.0001 par value per share, and 10,000,000 shares are Preferred Stock, $0.0001 par value per share.

Section 2. Each share of Common Stock shall entitle the holder thereof to one vote. Each share of Common Stock shall be equal in all respects to every other share of Common Stock. Each holder of record of issued and outstanding Common Stock shall be entitled to one vote on all matters for each share so held. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times, if any, as the Board of Directors shall determine, ratably in proportion to the number of shares of Common Stock held by each such record holder. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for the payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock held by each such holder.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series.

Section 4. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of shares of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 3 of this Article V (or any certificate of designation with respect thereto). Except as otherwise required by law or provided in this Section 4, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE VI

Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in the previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL or by written consent in lieu of an annual meeting pursuant to Section 211(b) of the DGCL and Article IX hereof.

ARTICLE VII

Except as otherwise provided for or fixed by or pursuant to the provisions of Article V hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or as provided by resolution of the Board of Directors, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VIII

Section 1. The Corporation is to have perpetual existence.

Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

Section 1. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of record on the record date (established in the manner provided in Section 2 of this Article IX) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, but only if such action is taken in accordance with the provisions of this Article IX, the Bylaws of the Corporation and applicable law; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Section 2. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 2 of Article IX). If no record date has been fixed by the Board of Directors within ten days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE X

Section 1. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 2. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE XI

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article XI, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XII

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine; in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

ARTICLE XIV

The Corporation shall not be governed by the provisions of Section 203 of the DGCL.

ARTICLE XV

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

I, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 1st day of November, 2018.

Dean Longfield, Incorporator

SCHEDULE 2.7(b)

PARENT BYLAWS

BYLAWS OF CONVERSIONPOINT HOLDINGS, INC.

ARTICLE I — CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of ConversionPoint Holdings, Inc. (the “Corporation”) shall be fixed in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). References in these Bylaws (the “Bylaws”) to the Certificate of Incorporation shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock.

1.2 OTHER OFFICES

The Corporation may at any time establish other offices at any place or places.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Corporation’s Board of Directors (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these Bylaws, may be transacted.

2.3 SPECIAL MEETING

(i) A special meeting of the stockholders, other than those required by statute, may be called at any time only by the affirmative vote of a majority of the Whole Board. A special meeting of the stockholders may not be called by any other person or persons. The Board of Directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

 45

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “1934 Act”), clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i), a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the chief executive officer of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6) above, a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

 46

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board of Directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

 47

(a) To comply with clause (B) of Section 2.4(ii), a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a); provided, however, that in the event the number of directors to be elected to the Board of Directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by the Corporation at least ten (10) days before the last day a stockholder may deliver notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the date on which such Public Announcement is first made by the Corporation.

(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b), and the supplement referenced in the second sentence of Section 2.4(i)(b) (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

 48

(c) At the request of the Board of Directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of any such information of the kind specified in this Section 2.4(ii)(c) if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) If the Board of Directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the Board of Directors at such special meeting shall be made only (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c). To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected or appointed at such meeting. A person shall not be eligible for election or appointment as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or appointment if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with, the provisions of Section 2.4(ii)(c).

 49

(b) The chairperson of such special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

 50

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

 51

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (i) signed by the holders of record on the record date (established in the manner set forth in Section 2.11 below and Article VIII of the Corporation’s Certificate of Incorporation) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (ii) delivered to the Corporation in accordance with Section 228 of the DGCL.

2.11 RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

 52

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (as opposed to solely by means of remote communication), then a list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then a list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to the identity of the stockholders entitled to examine the stock list and vote at the meeting and the number of shares held by each of them.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a person to fill that vacancy.

 53

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III — DIRECTORS

3.1 POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

Notwithstanding anything in these Bylaws to the contrary, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation to the Board of Directors for consideration by the Board of Directors.

 54

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws or if authorized by resolution of the Board of Directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the capital stock of the Corporation at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

 55

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws.

If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

 56

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, the Board of Directors shall have the authority to fix the compensation of directors.

3.11 REMOVAL OF DIRECTORS

A director may be removed from office by the stockholders of the Corporation with or without cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

 57

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 3.9 (action without a meeting); and

(vi) Section 7.5 (waiver of notice)

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. However:

(i) the time of regular meetings of committees may be determined by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the committee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors or a committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V — OFFICERS

5.1 OFFICERS

The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

 58

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors, except that, unless specifically approved by the Board of Directors, officers may not remove other officers chosen by the Board of Directors.

Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SHARES OR INTERESTS OF OTHER CORPORATIONS OR ENTITIES

The chairperson of the Board of Directors, the president, any vice president, the treasurer, the secretary or any assistant secretary of this Corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or equity interests of any other corporation or corporations or entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

 59

ARTICLE VI — STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson of the Board of Directors or vice-chairperson of the Board of Directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

 60

6.3 LOST, STOLEN OR DESTROYED CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

6.6 STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

 61

6.7 REGISTERED STOCKHOLDERS

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled (to the fullest extent permitted by law) to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

 62

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5 WAIVER OF NOTICE

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board of Directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

 63

ARTICLE VIII — INDEMNIFICATION

8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

 64

8.3 SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4 INDEMNIFICATION OF OTHERS; ADVANCE PAYMENT TO OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to advance expenses to and indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified or receive an advancement of expenses to such person or persons as the Board of Directors determines.

8.5 ADVANCE PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) of these Bylaws prior to a determination that the person is not entitled to be indemnified by the Corporation.

 65

8.6 LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 of these Bylaws or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7 DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

 66

8.9 INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 EFFECT OF REPEAL OR MODIFICATION

Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12 CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

 67

ARTICLE IX — GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X — AMENDMENTS

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these Bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors, acting by the affirmative vote of at least a majority of the Whole Board, shall also have the power to adopt, amend or repeal Bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

 68

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2019 (this “Amendment”), by and among CONVERSIONPOINT TECHNOLOGIES INC., a Delaware corporation (“CPT”), CONVERSIONPOINT HOLDINGS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of CPT (“Parent”), CPT MERGER SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“CPT Merger Sub”), INUVO, INC., a Nevada corporation (“Inuvo”), and CPT CIGAR MERGER SUB, INC., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Inuvo Merger Sub”). Each capitalized term used and not otherwise defined in this Amendment has the meaning given to such term in the Merger Agreement (as defined below).

WHEREAS, CPT, Inuvo, Parent, CPT Merger Sub and Inuvo Merger Sub are Parties to that certain Agreement and Plan of Merger dated as of November 2, 2018 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.7 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, the respective Boards of Directors of each Party have each determined unanimously that it is in the best interests of their respective corporations and stockholders that the terms and conditions of the Merger Agreement be amended.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.          Amendments to Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.

a.           Amendment to Definition of Inuvo Exchange Ratio. The definition of Inuvo Exchange Ratio present in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

““Inuvo Exchange Ratio” means 0.18877; provided, however, that in the event of any Post Execution Date Inuvo Stock Issuances, the Inuvo Exchange Ratio shall be adjusted by taking the number of shares of Parent Common Stock to be allocated to Inuvo stockholders and holders of Inuvo RSUs that vest and convert into shares of Inuvo Common Stock (ignoring the impact of any Dissenting Shares), which is 6,432,800 shares of Parent Common Stock, and dividing that amount by the sum of (i)(A) the number of shares of Inuvo Common Stock outstanding as of the Execution Date plus (B) the number of shares of Inuvo Common Stock to be issued upon the vesting of Inuvo RSUs (which (A) and (B) totals 34,079,395 as of November 1, 2018), and (ii) the amount of the Post Execution Date Inuvo Stock Issuance. By way of example; if the Post Execution Date Inuvo Stock Issuances equal 2,000,000 shares of Inuvo Common Stock, the Inuvo Exchange Ratio would be adjusted to equal 0.17829 calculated as follows: 6,432,800 / (34,079,395 + 2,000,000) = 0.17829.”

b.           Amendment to Definition of Inuvo Option Exchange Ratio. The definition of Inuvo Option Exchange Ratio present in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“”Inuvo Option Exchange Ratio” means 0.2370; provided, however, that in the event of any Post Execution Date Inuvo Stock Issuances, the Inuvo Option Exchange Ratio shall be adjusted by calculating the percentage change in the Inuvo Exchange Ratio and then applying the same percentage change to the Inuvo Option Exchange Ratio, resulting in an adjustment to the Inuvo Option Exchange Ratio equal to the same percentage change in the Inuvo Exchange Ratio.”

c.           Amendment to Section 1.1. A definition of “Post Execution Date Inuvo Stock Issuance” shall be included in Section 1.1 as follows:

““Post Execution Date Inuvo Stock Issuance” has the meaning set forth in Section 6.2(b) of this Agreement.”

d.           Amendment to Section 5.20. Section 5.20 is hereby amended to add the following sentence at the end of such section:

“Notwithstanding the foregoing, no Post Execution Date Inuvo Stock Issuances, nor any placement agent, underwriter or other similar or related agreements entered into by Inuvo in connection with such Post Execution Date Inuvo Stock Issuances shall be deemed a breach of this Section 5.20.”

e.           Amendment to Section 6.1(b). Section 6.1(b) is hereby amended and restated to read as follows:

“issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of CPT or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that CPT may issue (i) up to 500,000 shares of CPT Common Stock, at a price per share of not less than $9.21, in the ordinary course of current securities offerings being conducted by CPT, (ii) up to 25,657 shares of CPT Common Stock issuable upon exercise of CPT Convertible Notes outstanding on the Execution Date, (iii) CPT Common Stock upon exercise of CPT Stock Options and CPT Warrants outstanding on the date hereof in accordance with their present terms, (iv) 85,684 shares of CPT Common Stock in connection with certain commitments of CPT (collectively (i) – (iv), the “Post Execution Date CPT Stock Issuances”), (v) Warrants to purchase up to 130,000 shares of CPT Common Stock at an exercise price per share of not less than $9.21, or (vi) Warrants to purchase up to 55,693 shares of CPT Common Stock at an exercise price per share of $7.50;”

f.            Amendment to Section 6.2(b). Section 6.2(b) is hereby amended and restated to read as follows:

“issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of Inuvo or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Inuvo may (i) issue up to 3,272,728 shares of Inuvo Common Stock or securities convertible into up to 3,272,728 shares of Inuvo Common Stock at or prior to the Effective Time for working capital purposes (collectively, the “Post Execution Date Inuvo Stock Issuances”), (ii) grant stock options or restricted stock units in an amount equal to the number of stock options or restricted stock units that are outstanding on the date hereof, but have terminated in accordance with their terms; and (iii) issue Inuvo Common Stock upon exercise of Inuvo Stock Options and Inuvo RSUs outstanding on the date hereof in accordance with their present terms; it is expressly agreed that the Post Execution Date Inuvo Stock Issuance pursuant to the $1.44 million Original Issue Discount Unsecured Subordinated Convertible Note(s) dated March 1, 2019 are permitted.”

g.           Amendment to Section 6.17(d). The reference to “May 31, 2019” in Section 6.17(d) of the Merger Agreement, shall be amended and restated to read “July 12, 2019”.

h.           Amendment to Section 7.2(a). Subsection (ii) of Section 7.2(a) of the Merger Agreement shall be amended and restated as follows:

“(ii) Section 5.2 (Capitalization) shall be true and correct in all material respects (except to a de minimis extent, as contemplated by Section 6.2(b) or if the Inuvo Articles of Incorporation are amended to increase the amount of authorized shares of Inuvo Common Stock if authorized at the Inuvo Stockholders Meeting), and CPT shall have received a certificate signed on behalf of Inuvo by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions contained in this Section 7.2(a) have been satisfied.

i.            Amendment to Section 8.1(b)(i). The reference to “June 30, 2019” in Section 8.1(b)(i) of the Merger Agreement, which pertains to the Termination Date, shall be amended and restated to read “August 5, 2019”.

Section 2.          Waiver of Representations. CPT hereby acknowledges and consents to (a) Inuvo’s issuance, after the Execution Date, of up to 3,272,728 shares of Inuvo Common Stock or securities convertible into up to 3,272,728 shares of Inuvo Common Stock for working capital purposes at or prior to the Effective Time (the “Inuvo Issuance”) and (b) any properly authorized amendment to the Inuvo Articles of Incorporation made to increase the amount of authorized shares of Inuvo Common Stock to 60,000,000 from 40,000,000 (the “Inuvo Articles Amendment”) and waives, solely with respect to the Inuvo Issuance or the Inuvo Articles Amendment, any resulting breach of Section 5.1(b) or Section 5.8(f) or any other representation set forth in Article V.

Section 3.          Waiver of Covenants. Pursuant to Article VI of the Merger Agreement, CPT hereby consents to the Inuvo Issuance and the Inuvo Articles Amendment and, solely with respect to the Inuvo Issuance and the Inuvo Articles Amendment, waives the restrictions or limitations imposed upon the Inuvo Issuance and the Inuvo Articles Amendment by Section 6.2 of the Merger Agreement.

Section 4.          Ratification of Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 5.          References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to November 2, 2018. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 6.          Counterparts. This amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 7.          Miscellaneous. All relevant provisions of Article IX of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONVERSIONPOINT HOLDINGS, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

INUVO, INC.

By:	/s/ Richard K. Howe
Name:	Richard K. Howe
Title:	Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:	/s/ Robert Tallack
Name:	Robert Tallack
Title:	Chief Executive Officer

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONVERSIONPOINT HOLDINGS, INC.

ConversionPoint Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

A.       That the original Certificate of Incorporation of ConversionPoint Holdings, Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on November 1, 2018 and that all amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

B.       That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholder, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholder therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is ConversionPoint Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, County of New Castle. The name of the registered agent of the Corporation at such address is vCorp Services, LLC.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

 1

ARTICLE IV

Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 100,000,000 shares, of which 90,000,000 shares are Common Stock, $0.0001 par value per share, and 10,000,000 shares are Preferred Stock, $0.0001 par value per share.

Section 2. Each share of Common Stock shall entitle the holder thereof to one vote. Each share of Common Stock shall be equal in all respects to every other share of Common Stock. Each holder of record of issued and outstanding Common Stock shall be entitled to one vote on all matters for each share so held. Subject to the rights and preferences, if any, of the holders of Preferred Stock, each issued and outstanding share of Common Stock shall entitle the record holder thereof to receive dividends and distributions out of funds legally available therefor, when, as and if declared by the Board of Directors, in such amounts and at such times, if any, as the Board of Directors shall determine, ratably in proportion to the number of shares of Common Stock held by each such record holder. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class of capital stock having preference over the Common Stock in such circumstances the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of capital stock entitled to participate in whole or in part therewith as to the distribution of assets, shall be entitled, after payment or provision for the payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, ratably in proportion to the number of shares of Common Stock held by each such holder.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series.

 2

Section 4. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of shares of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 3 of this Article IV (or any certificate of designation with respect thereto). Except as otherwise required by law or provided in this Section 4, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in the previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL or by written consent in lieu of an annual meeting pursuant to Section 211(b) of the DGCL and Article VIII hereof.

ARTICLE VI

Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or as provided by resolution of the Board of Directors, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

 3

ARTICLE VII

Section 1. The Corporation is to have perpetual existence.

Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by holders of record on the record date (established in the manner provided in Section 2 of this Article VIII) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, but only if such action is taken in accordance with the provisions of this Article VIII, the Bylaws of the Corporation and applicable law; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Section 2. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the attention of the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 2 of Article VIII). If no record date has been fixed by the Board of Directors within ten days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

 4

ARTICLE IX

Section 1. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 2. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE X

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

 5

Section 3. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment nor repeal of any Section of this Article X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine; in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

 6

ARTICLE XIII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

* * *

C.       That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the Delaware General Corporation Law.

D.       That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of this Corporation on this 13th day of December, 2018.

By:	/s/ Raghunath Kilambi
Raghunath Kilambi
Chief Financial Officer

 7

Annex C

BYLAWS OF CONVERSIONPOINT HOLDINGS, INC.

ARTICLE I — CORPORATE OFFICES

1.1  REGISTERED OFFICE

The registered office of ConversionPoint Holdings, Inc. (the “Corporation”) shall be fixed in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”). References in these Bylaws (the “Bylaws”) to the Certificate of Incorporation shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock.

1.2  OTHER OFFICES

The Corporation may at any time establish other offices at any place or places.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1  PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Corporation’s Board of Directors (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2  ANNUAL MEETING

The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these Bylaws, may be transacted.

2.3  SPECIAL MEETING

(i) A special meeting of the stockholders, other than those required by statute, may be called at any time only by the affirmative vote of a majority of the Whole Board. A special meeting of the stockholders may not be called by any other person or persons. The Board of Directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

 1

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4  ADVANCE NOTICE PROCEDURES

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “1934 Act”), clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i), a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the chief executive officer of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

 2

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6) above, a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board of Directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

 3

(a) To comply with clause (B) of Section 2.4(ii), a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a); provided, however, that in the event the number of directors to be elected to the Board of Directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by the Corporation at least ten (10) days before the last day a stockholder may deliver notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the date on which such Public Announcement is first made by the Corporation.

(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b), and the supplement referenced in the second sentence of Section 2.4(i)(b) (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

 4

(c) At the request of the Board of Directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of any such information of the kind specified in this Section 2.4(ii)(c) if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) If the Board of Directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the Board of Directors at such special meeting shall be made only (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c). To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected or appointed at such meeting. A person shall not be eligible for election or appointment as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or appointment if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with, the provisions of Section 2.4(ii)(c).

 5

(b) The chairperson of such special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

2.5  NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6  QUORUM

The holders of a majority of the voting power of the stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

 6

If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7  ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8  CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

2.9  VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

 7

Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

2.10  STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (i) signed by the holders of record on the record date (established in the manner set forth in Section 2.11 below and Article VIII of the Corporation’s Certificate of Incorporation) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (ii) delivered to the Corporation in accordance with Section 228 of the DGCL.

2.11  RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

 8

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12  PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

2.13  LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (as opposed to solely by means of remote communication), then a list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then a list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to the identity of the stockholders entitled to examine the stock list and vote at the meeting and the number of shares held by each of them.

 9

2.14  INSPECTORS OF ELECTION

Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III — DIRECTORS

3.1  POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.

3.2  NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3  ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

 10

Notwithstanding anything in these Bylaws to the contrary, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation to the Board of Directors for consideration by the Board of Directors.

3.4  RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws or if authorized by resolution of the Board of Directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the capital stock of the Corporation at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5  PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

 11

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6  REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7  SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile; or

(iv) sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8  QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws.

 12

If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9  BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10  FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, the Board of Directors shall have the authority to fix the compensation of directors.

3.11  REMOVAL OF DIRECTORS

A director may be removed from office by the stockholders of the Corporation with or without cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1  COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

 13

4.2  COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3  MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 3.9 (action without a meeting); and

(vi) Section 7.5 (waiver of notice)

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. However:

(i) the time of regular meetings of committees may be determined by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the committee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors or a committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4  SUBCOMMITTEES

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

 14

ARTICLE V — OFFICERS

5.1  OFFICERS

The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2  APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

5.3  SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4  REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors, except that, unless specifically approved by the Board of Directors, officers may not remove other officers chosen by the Board of Directors.

Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5  VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

 15

5.6  REPRESENTATION OF SHARES OR INTERESTS OF OTHER CORPORATIONS OR ENTITIES

The chairperson of the Board of Directors, the president, any vice president, the treasurer, the secretary or any assistant secretary of this Corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or equity interests of any other corporation or corporations or entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7  AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI — STOCK

6.1  STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson of the Board of Directors or vice-chairperson of the Board of Directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

 16

6.2  SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3  LOST, STOLEN OR DESTROYED CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4  DIVIDENDS

The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5  TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

 17

6.6  STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7  REGISTERED STOCKHOLDERS

The Corporation:

(i)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)   shall be entitled (to the fullest extent permitted by law) to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)  shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1  NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2  NOTICE BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

 18

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3  NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4  NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

 19

7.5  WAIVER OF NOTICE

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board of Directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII — INDEMNIFICATION

8.1  INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2  INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

 20

8.3  SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4  INDEMNIFICATION OF OTHERS; ADVANCE PAYMENT TO OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to advance expenses to and indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified or receive an advancement of expenses to such person or persons as the Board of Directors determines.

8.5  ADVANCE PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) of these Bylaws prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6  LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

 21

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 of these Bylaws or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7  DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

 22

8.8  NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9  INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10  SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11  EFFECT OF REPEAL OR MODIFICATION

Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12  CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

 23

ARTICLE IX — GENERAL MATTERS

9.1  EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2  FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3  SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4  CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X — AMENDMENTS

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least a majority of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these Bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors, acting by the affirmative vote of at least a majority of the Whole Board, shall also have the power to adopt, amend or repeal Bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

24

Annex D

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 1, 2018, is entered into by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned Subsidiary of CPT, CPT Merger Sub, a Delaware corporation and a wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT Cigar Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Inuvo Merger Sub”), Inuvo, Inc., a Nevada corporation (“Inuvo”), and [●] (the “Stockholder”). Each of Parent, CPT, CPT Merger Sub, Inuvo Merger Sub and Inuvo is a “Party” and together, the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the record and Beneficial Owner (as defined below) of the Existing Shares (as defined below), and has sole investment power over, the Existing Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent, CPT, Inuvo, CPT Merger Sub and Inuvo Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) a merger of CPT Merger Sub with and into CPT, with CPT being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), (ii) the merger of Inuvo Merger Sub with and into Inuvo, with Inuvo being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder has been provided with the execution copy of the Merger Agreement and acknowledges that the Stockholder will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, as a condition and inducement to the willingness of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub to enter into the Merger Agreement, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have required that the Stockholder agree to, and the Stockholder has agreed to, enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has agreed to enter into this Agreement and vote in favor of the CPT Merger and the transactions contemplated by the Merger Agreement.

 1

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.       Agreement to Vote.

(a)       From the date hereof until the Termination Date in accordance with Section 8 (the “Voting Period”), at every meeting of the stockholders of CPT called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of CPT with respect to any of the following, the Stockholder hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or (with respect to any written consent solicitation) deliver (or cause to be delivered) a written consent with respect to, all of the Subject Shares (as defined below): (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the CPT Merger, and any related proposal in furtherance thereof; (B) in favor of any proposal to adjourn or postpone the CPT Stockholders’ Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the CPT Stockholders’ Meeting to constitute a quorum; and (C) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement. The Stockholder retains the authority to vote on all other matters.

(b)       At any meeting of the stockholders of CPT to which Section 1(a) above is applicable, the Stockholder shall, or shall direct the holder(s) of record of all of the Subject Shares on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Shares to be counted as present for purposes of establishing a quorum. The Stockholder shall provide Inuvo with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Shares.

(c)       Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1(a) and Section 1(b) of this Agreement, and except as otherwise expressly provided herein, the Stockholder hereby irrevocably grants to and appoints Inuvo (and any designee thereof) as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to (i) represent the Subject Shares and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of CPT or otherwise) with respect to the Subject Shares, in the case of each of clause (i) and clause (ii), regarding the matters referred to in Section 1(a) and Section 1(b) until, subject to Law, the Termination Date, to the same extent and with the same effect as the Stockholder could do under Law. The Stockholder intends the proxy granted pursuant to this Section 1(c) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked on the Termination Date. Inuvo may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The parties acknowledge and agree that neither Inuvo, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to the Stockholder or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to Inuvo by this Section 1(c).

 2

(d)       The Stockholder shall use his, her, or its, reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions set forth in Sections 4 and 5.

(e)       The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i) “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(ii) Company Shares” means, collectively, each share of common stock, par value $0.0001 per share of CPT.

(iii) “Existing Shares” means, with respect to the Stockholder, the number of Company Shares Beneficially Owned and/or owned of record by the Stockholder as of the date hereof, as set forth on Schedule A.

(iv) “Jointly Owned Shares” means any voting shares of capital stock of CPT beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person or entity, including but not limited to such Stockholder’s spouse.

(v) “Subject Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any Company Shares or other voting capital stock of CPT of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

2.       Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a)       Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and except for any filings by the Stockholder with the Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by the Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity other than any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder.

 3

(b)       No Conflicts. Assuming compliance with the matters referred to in Section 2(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under the Stockholder’s organizational documents, if any, or under any Contract of, or Law applicable to, the Stockholder or to the Stockholder’s property or assets. If the Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding, and enforceable, this Agreement has been (or promptly shall be) duly executed and delivered by, and constitutes a valid and legally binding agreement of, the Stockholder’s spouse, enforceable in accordance with its terms.

(c)       The Subject Shares. The Stockholder is the sole record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, and has good and marketable title to, all of the Existing Shares, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Existing Shares), except for (i) any such Liens arising hereunder or under the Merger Agreement, (ii) Liens imposed by federal or state securities laws, and (iii) Liens arising under any contract governing the terms of any awards granted to such Stockholder pursuant to an incentive compensation plan other than any of the foregoing that would not prevent, materially delay or materially impair, the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder. The Stockholder does not Beneficially Own or own of record any Company Shares other than the Existing Shares. The Stockholder has, and will have at the time of each CPT Stockholders’ Meeting occurring prior to the Mergers with respect to the matters covered by Section 1(a), the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

(d)       Reliance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. The Stockholder understands and acknowledges that Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Stockholder contained in this Agreement.

 4

(e)       Litigation. As of the date hereof, there is no (i) action, proceeding or investigation pending or threatened against the Stockholder or any of its Affiliates; or (ii) outstanding order to which the Stockholder or any of its Affiliates are subject or bound, in each case, that would reasonably be expected to or seeks to prevent, materially delay or materially impair the exercise by Parent of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)       Other Agreements. Except for this Agreement, the Stockholder has not: (i) taken any action that would or would reasonably be expected to (A) constitute or result in a breach hereof; (B) make any representation or warranty of the Stockholder set forth in this Section 2 untrue or incorrect; or (C) have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1(a); or (iii) deposited any of the Subject Shares into a separate voting trust or entered into a voting agreement or arrangement with respect to any of the Subject Shares.

(g)       Finders Fees. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(h)       Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of CPT to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub or any Affiliate of any of the foregoing, and based on such information as the Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that none of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that it has had the opportunity to seek independent legal advice prior to executing this Agreement.

3.       Representations and Warranties of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. Each of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub and constitutes a valid and binding obligation of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub enforceable against Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and any filings by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with the SEC, the execution, delivery and performance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Mergers.

 5

4.       Restrictions on Transfer of Shares and Proxies. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, the Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Shares; or (v) take any other action, that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement. Any purported Transfer of the Subject Shares in violation of this Section 4 shall be null and void ab initio.

5.       Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, Inuvo and Parent that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including its successors or assigns; and (b) such Stockholder shall not request that CPT register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. In the event of a stock split, stock dividend or distribution, or any change in Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Shares or the like, the terms “Existing Shares” and “Subject Shares” shall be deemed to refer to and include such Company Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Company Shares may be converted, changed or exchanged or which are otherwise received in such transaction.

6.       Documentation and Information. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by CPT, Inuvo, Parent and/or their respective Affiliates of its identity and holdings of the Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other disclosure document or filing with or notice to a Governmental Entity in connection with the Mergers or any of the transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to give to CPT, Inuvo and Parent any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to as promptly as practicable notify CPT, Inuvo and Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Stockholder hereby agrees to notify Inuvo and Parent in writing as promptly as practicable of the number of any additional Subject Shares or other securities of CPT of which the Stockholder acquires Beneficial Ownership on or after the date hereof. Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub each hereby consent to and authorize the Stockholder and its Affiliates, to the extent the Stockholder or such Affiliates determine it to be necessary or advisable under applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Stockholder’s Schedule 13D) and all documents and schedules filed with the Federal Trade Commission or the Department of Justice, and any press release or other disclosure document or filing in connection with the Mergers or any of the transactions contemplated by the Merger Agreement or this Agreement, a copy of this Agreement, each of the other party’s identities and the nature of the Stockholder’s commitments and obligations under this Agreement.

 6

7.       Waiver of Dissenters’ or Appraisal Rights. The Stockholder hereby waives, to the full extent of the law, and agrees not to assert, any dissenters’ or appraisal rights pursuant to Section 262 of the Delaware General Corporation Law or otherwise in connection with the CPT Merger with respect to any and all Subject Shares.

8.       Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the date and time at which the earliest of clause (a) and clause (b) occurs being, the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 8 and Section 10 through Section 19 shall survive any termination of this Agreement.

9.       Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated thereby.

 7

10.       Notices. Any notice, request, instruction or other document or communication to be given to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent, CPT, CPT Merger Sub or Inuvo Merger Sub to:

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

if to Inuvo, to:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

if to the Stockholder, to:

_________________________

_________________________

_________________________

_________________________

Email:

Facsimile No.:

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

 8

11.       Amendment, Waivers, etc.

(a)       Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.       Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

14.       Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of CPT, and not in the Stockholder’s capacity as a director, officer, employee, agent or consultant of CPT. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of CPT in the taking of any actions (or failure to act) in his or her capacity as a director of CPT, or in the exercise of his or her fiduciary duties as a director of CPT, or prevent or be construed to create any obligation on the part of any director or officer of CPT from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of CPT shall be deemed to constitute a breach of this Agreement.

15.       Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)       Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

 9

16.       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18.       Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

19.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

 10

20.       Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

21.       Joint Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

 11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONVERSIONPOINT HOLDINGS, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

INUVO, INC.

By:
Name:	Richard K. Howe
Title:	Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

STOCKHOLDER

By:
Name:

 12

SCHEDULE A

13

Annex E

EXECUTION VERSION

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of November 2, 2018, is entered into by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned Subsidiary of CPT, CPT Merger Sub, a Delaware corporation and a wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT Cigar Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Inuvo Merger Sub”), Inuvo, Inc., a Nevada corporation (“Inuvo”), and [●] (the “Stockholder”). Each of Parent, CPT, CPT Merger Sub, Inuvo Merger Sub and Inuvo is a “Party” and together, the “Parties.” Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the record and Beneficial Owner (as defined below) of the Existing Shares (as defined below), and has sole investment power over, the Existing Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent, CPT, Inuvo, CPT Merger Sub and Inuvo Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) a merger of CPT Merger Sub with and into CPT, with CPT being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “CPT Merger”), (ii) the merger of Inuvo Merger Sub with and into Inuvo, with Inuvo being the surviving entity and becoming a wholly-owned Subsidiary of Parent (the “Inuvo Merger” and, together with the CPT Merger, the “Mergers”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Stockholder has been provided with the execution copy of the Merger Agreement and acknowledges that the Stockholder will benefit directly and substantially from the consummation of the transactions contemplated thereby;

WHEREAS, as a condition and inducement to the willingness of Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub to enter into the Merger Agreement, Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub have required that the Stockholder agree to, and the Stockholder has agreed to, enter into this Agreement; and

WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has agreed to enter into this Agreement and vote in favor of the Inuvo Merger and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Agreement to Vote.

(a)       From the date hereof until the Termination Date in accordance with Section 8 (the “Voting Period”), at every meeting of the stockholders of Inuvo called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Inuvo with respect to any of the following, the Stockholder hereby irrevocably and unconditionally agrees to be present (in person or by proxy) and vote (or cause to be voted), or (with respect to any written consent solicitation) deliver (or cause to be delivered) a written consent with respect to, all of the Subject Shares (as defined below): (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Inuvo Merger, and any related proposal in furtherance thereof; (B) in favor of any proposal to adjourn or postpone the Inuvo Stockholders’ Meeting to a later date if there are not sufficient votes to adopt the Merger Agreement and/or if there are not sufficient shares present in person or by proxy at the Inuvo Stockholders’ Meeting to constitute a quorum; (C) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement; and (D) against the following actions: (1) any merger, tender offer, exchange offer, sale of all or substantially all assets, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions involving Inuvo, any of its Subsidiaries and any other Person (including any Inuvo Takover Proposal), other than the Mergers and (2) any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the Mergers or any other transaction contemplated by the Merger Agreement, including the consummation thereof. The Stockholder retains the authority to vote on all other matters.

(b)       At any meeting of the stockholders of Inuvo to which Section 1(a) above is applicable, the Stockholder shall, or shall direct the holder(s) of record of all of the Subject Shares on any applicable record date to, appear, in person or by proxy, at each meeting or otherwise cause all of the Subject Shares to be counted as present for purposes of establishing a quorum. The Stockholder shall provide CPT with at least five (5) Business Days’ written notice prior to signing any action proposed to be taken by written consent with respect to any Subject Shares.

(c)       Solely in the event of a failure by the Stockholder to act in accordance with its obligations pursuant to Section 1(a) and Section 1(b) of this Agreement, and except as otherwise expressly provided herein, the Stockholder hereby irrevocably grants to and appoints CPT (and any designee thereof) as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to (i) represent the Subject Shares and (ii) vote, execute written consents and otherwise act (by voting at any meeting of stockholders of Inuvo or otherwise) with respect to the Subject Shares, in the case of each of clause (i) and clause (ii), regarding the matters referred to in Section 1(a) and Section 1(b) until, subject to Law, the Termination Date, to the same extent and with the same effect as the Stockholder could do under Law. The Stockholder intends the proxy granted pursuant to this Section 1(c) to be irrevocable and coupled with an interest and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares. The Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Agreement. Notwithstanding the foregoing, this proxy shall automatically be revoked on the Termination Date. CPT may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder. The parties acknowledge and agree that neither CPT, nor any of its Affiliates, shall owe any duty (fiduciary or otherwise), or incur any liability of any kind to the Stockholder or any of its Affiliates, in connection with or as a result of the exercise of the powers granted to CPT by this Section 1(c).

2

(d)       The Stockholder shall use his, her, or its, reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including but not limited to the restrictions set forth in Sections 4 and 5.

(e)       The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i) “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that notwithstanding the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time (including the passage of time in excess of sixty days), the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

(ii) “Company Shares” means, collectively, each share of common stock, par value $0.001 per share of Inuvo.

(iii) “Existing Shares” means, with respect to the Stockholder, the number of Company Shares Beneficially Owned and/or owned of record by the Stockholder as of the date hereof, as set forth on Schedule A.

(iv) “Jointly Owned Shares” means any voting shares of capital stock of Inuvo beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person or entity, including but not limited to such Stockholder’s spouse.

(v) “Subject Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any Company Shares or other voting capital stock of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof.

3

2.             Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a)       Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and except for any filings by the Stockholder with the Securities and Exchange Commission (the “SEC”), the execution, delivery and performance by the Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity other than any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder.

(b)       No Conflicts. Assuming compliance with the matters referred to in Section 2(a), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under the Stockholder’s organizational documents, if any, or under any Contract of, or Law applicable to, the Stockholder or to the Stockholder’s property or assets. If the Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding, and enforceable, this Agreement has been (or promptly shall be) duly executed and delivered by, and constitutes a valid and legally binding agreement of, the Stockholder’s spouse, enforceable in accordance with its terms.

(c)       The Subject Shares. The Stockholder is the sole record and beneficial owner of, or is a trust or estate that is the sole record holder of and whose beneficiaries are the sole beneficial owners of, and has good and marketable title to, all of the Existing Shares, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Existing Shares), except for (i) any such Liens arising hereunder or under the Merger Agreement, (ii) Liens imposed by federal or state securities laws, (iii) Liens imposed pursuant to any written policies of Inuvo with respect to restrictions upon the trading of securities under applicable securities laws, and (iv) Liens arising under any contract governing the terms of any awards granted to such Stockholder pursuant to an incentive compensation plan other than any of the foregoing that would not prevent, materially delay or materially impair, the consummation of the transactions contemplated by the Merger Agreement or the Stockholder’s ability to observe and perform the Stockholder’s obligations hereunder. The Stockholder does not Beneficially Own or own of record any Company Shares other than the Existing Shares. The Stockholder has, and will have at the time of each Inuvo Stockholders’ Meeting occurring prior to the Mergers with respect to the matters covered by Section 1(a), the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Existing Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

4

(d)       Reliance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub. The Stockholder understands and acknowledges that Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties, covenants and other agreements of the Stockholder contained in this Agreement.

(e)       Litigation. As of the date hereof, there is no (i) action, proceeding or investigation pending or threatened against the Stockholder or any of its Affiliates; or (ii) outstanding order to which the Stockholder or any of its Affiliates are subject or bound, in each case, that would reasonably be expected to or seeks to prevent, materially delay or materially impair the exercise by Parent of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(f)       Other Agreements. Except for this Agreement, the Stockholder has not: (i) taken any action that would or would reasonably be expected to (A) constitute or result in a breach hereof; (B) make any representation or warranty of the Stockholder set forth in this Section 2 untrue or incorrect; or (C) have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement; (ii) granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares with respect to the matters set forth in Section 1(a); or (iii) deposited any of the Subject Shares into a separate voting trust or entered into a voting agreement or arrangement with respect to any of the Subject Shares.

(g)       Finders Fees. No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(h)       Stockholder Has Adequate Information. The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of CPT to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub, or any Affiliate of any of the foregoing, and based on such information as the Stockholder has deemed appropriate, made his or its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that none of Parent, CPT, CPT Merger Sub, Inuvo, or Inuvo Merger Sub or any Affiliate of any of the foregoing has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that it has had the opportunity to seek independent legal advice prior to executing this Agreement.

5

3.             Representations and Warranties of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub. Each of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub and constitutes a valid and binding obligation of Parent, CPT, CPT Merger Sub, Inuvo, and Inuvo Merger Sub enforceable against Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). Other than as provided in the Merger Agreement and any filings by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub with the SEC, the execution, delivery and performance by Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Mergers.

4.             Restrictions on Transfer of Shares and Proxies. The Stockholder covenants and agrees that during the period from the date of this Agreement through the Termination Date, the Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of its Subject Shares in respect of any matter addressed by this Agreement; (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iv) enter into any Contract with respect to the Transfer of any Subject Shares; or (v) take any other action, that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the transactions contemplated by the Merger Agreement. Any purported Transfer of the Subject Shares in violation of this Section 4 shall be null and void ab initio.

5.             Stop Transfer; Changes in Subject Shares. The Stockholder hereby agrees with, and covenants to, CPT and Parent that (a) this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person or entity to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including its successors or assigns; and (b) such Stockholder shall not request that Inuvo register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Subject Shares. In the event of a stock split, stock dividend or distribution, or any change in Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Shares or the like, the terms “Existing Shares” and “Subject Shares” shall be deemed to refer to and include such Company Shares as well as all such stock splits, dividends and distributions and any securities into which or for which any or all of such Company Shares may be converted, changed or exchanged or which are otherwise received in such transaction.

6

6.             Documentation and Information. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by CPT, Inuvo, Parent and/or their respective Affiliates of its identity and holdings of the Subject Shares and the nature of its commitments and obligations under this Agreement in any announcement, the Joint Proxy Statement/Prospectus, the Registration Statement or any other disclosure document or filing with or notice to a Governmental Entity in connection with the Mergers or any of the transactions contemplated by the Merger Agreement, and (b) agrees as promptly as practicable to give to CPT, Inuvo and Parent any information it may reasonably require for the preparation of any such disclosure documents. The Stockholder hereby agrees to as promptly as practicable notify CPT, Inuvo and Parent of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, filing or notice if and to the extent that any shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Stockholder hereby agrees to notify CPT and Parent in writing as promptly as practicable of the number of any additional Subject Shares or other securities of Inuvo of which the Stockholder acquires Beneficial Ownership on or after the date hereof. Parent, CPT, CPT Merger Sub, Inuvo and Inuvo Merger Sub each hereby consent to and authorize the Stockholder and its Affiliates, to the extent the Stockholder or such Affiliates determine it to be necessary or advisable under applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to the Stockholder’s Schedule 13D) and all documents and schedules filed with the Federal Trade Commission or the Department of Justice, and any press release or other disclosure document or filing in connection with the Mergers or any of the transactions contemplated by the Merger Agreement or this Agreement, a copy of this Agreement, each of the other party’s identities and the nature of the Stockholder’s commitments and obligations under this Agreement.

7.             [Intentionally Omitted.]

8.             Termination. This Agreement shall automatically terminate without further action upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the date and time at which the earliest of clause (a) and clause (b) occurs being, the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 8 shall relieve any party from liability for any breach of this Agreement occurring prior to the termination hereof; and (ii) the provisions of this Section 8 and Section 10 through Section 19 shall survive any termination of this Agreement.

9.             Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated thereby.

7

10.           Notices. Any notice, request, instruction or other document or communication to be given to any party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent, CPT, CPT Merger Sub or Inuvo Merger Sub, to:

ConversionPoint Technologies, Inc.
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Robert Tallack, CEO
Email: [●]
Facsimile No.: [●]

with copies to:

Troutman Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attention: Larry A. Cerutti, Esq.
Email: larry.cerutti@troutmansanders.com
Facsimile No.: (949) 622-2739

if to Inuvo, to:

Inuvo, Inc.
500 President Clinton Avenue, Suite 300
Little Rock, AR 72201
Attention: Richard K. Howe, Chairman and CEO
Email: [●]
Facsimile No.: [●]

with copies to:

Porter Wright Morris & Arthur LLP
41 South High Street, Suite 2900
Columbus, OH 43215
Attention: Jeremy D. Siegfried, Esq.
Email: jsiegfried@porterwright.com
Facsimile No.: (614) 227-2100

if to the Stockholder, to:

[●]

8

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; five (5) Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

11.           Amendment, Waivers, etc.

(a)       Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.           Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.           Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to, and no provision of this Agreement does, confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

14.           Stockholder Capacity. The Stockholder is executing and entering into this Agreement solely in the Stockholder’s capacity as a stockholder of Inuvo, and not in the Stockholder’s capacity as a director, officer, employee, agent or consultant of Inuvo. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of Inuvo in the taking of any actions (or failure to act) in his or her capacity as a director of Inuvo, or in the exercise of his or her fiduciary duties as a director of Inuvo, or prevent or be construed to create any obligation on the part of any director or officer of Inuvo from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of Inuvo shall be deemed to constitute a breach of this Agreement.

15.           Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9

(b)       Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery (or, if (and only if) the Court of Chancery does not accept jurisdiction over a particular matter, any court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

10

16.           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED BY THE PARTIES IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.           Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

18.           Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.

19.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

20.           Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11

21.           Joint Negotiation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONVERSIONPOINT HOLDINGS, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

CONVERSIONPOINT TECHNOLOGIES, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

INUVO, INC.

By:
Name:	Richard K. Howe
Title:	Chairman and Chief Executive Officer

CPT MERGER SUB, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

CPT CIGAR MERGER SUB, INC.

By:
Name:	Robert Tallack
Title:	Chief Executive Officer

STOCKHOLDER

By:
Name:

13

SCHEDULE A

Annex F

Canaccord Genuity LLC 99 High Street Boston, MA 02110

November 1, 2018

Board of Directors

Inuvo, Inc.

500 President Clinton Ave, Suite 300

Little Rock, AR 72201

Members of the Board:

You have requested our opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to the holders (other than CPT, Parent and CPT Merger Sub (each as defined below) and their respective affiliates) of common stock (the “Common Stock”) of Inuvo, Inc., a Nevada corporation (“Inuvo”), of the Merger Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of the date hereof, (the “Agreement”), by and among ConversionPoint Technologies, Inc., a Delaware corporation (“CPT”), ConversionPoint Holdings, Inc., a Delaware corporation and wholly owned subsidiary of CPT (“Parent”), CPT Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“CPT Merger Sub”), Inuvo and Inuvo Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Inuvo Merger Sub”).

Pursuant to the terms and subject to the conditions set forth in the Agreement, we understand the following will occur (collectively, the “Transaction”):

a)	CPT Merger Sub will merge with and into CPT, with CPT surviving the merger and becoming a wholly owned subsidiary of Parent (the “CPT Merger”) and Inuvo Merger Sub will merge with and into Inuvo, with Inuvo surviving the merger and becoming a wholly owned subsidiary of Parent (the “Inuvo Merger,” and together with the CPT Merger, the “Mergers”); and
b)	Pursuant to the Inuvo Merger, each share of Common Stock outstanding immediately prior to the effectiveness of the Inuvo Merger (other than shares of Common Stock held in Inuvo’s treasury and shares of Common Stock held by Inuvo Merger Sub) will be converted into and represent the right to receive (i) that number of shares of common stock of Parent equal to one multiplied by 0.18877 (the “Inuvo Stock Merger Consideration”), and (ii) $.45 in cash (the “Inuvo Cash Merger Consideration”, and together with the Inuvo Stock Merger Consideration, the “Merger Consideration”).

In connection with the Transaction, Parent expects to receive at least $36 million in gross proceeds from the issuance and sale of its equity, debt and/or equity-linked securities (the “Financing”).

Board of Directors of Inuvo, Inc.

November 1, 2018

Canaccord Genuity LLC (“Canaccord Genuity”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Inuvo, Parent, CPT, certain of their respective affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies. We may in the future provide investment banking and other services to Parent. We have been engaged to serve as financial advisor to Inuvo solely in connection with the Transaction, and will receive a fee for our services, upon delivery of this Fairness Opinion and a fee contingent upon the successful completion of the Transaction.

In connection with our review of the proposed Transaction and developing our Fairness Opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Inuvo;

(ii)	analyzed certain internal financial statements and other business and financial information, including certain historical and projected financial and operating data concerning Inuvo provided to us by senior management of Inuvo and concerning CPT provided to us by senior management of CPT;

(iii)	conducted discussions with members of senior management of Inuvo and CPT regarding past and current operations and financial condition and the prospects of Inuvo and CPT;

(iv)	compared the projected results of operations of Inuvo and CPT with those of certain publicly traded companies we deemed to be relevant and comparable to Inuvo and CPT;

(v)	compared the financial terms of the Transaction with the financial terms of certain other acquisitions we deemed to be relevant and comparable to the Transaction;

(vi)	reviewed the terms of the Agreement and the exhibits thereto furnished to us by Inuvo; and

(vii)	reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any of the foregoing information, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of the managements of Inuvo and CPT that they are not aware of any facts that would make such information misleading. With respect to the internal financial forecasts and other forward-looking financial information provided to us by senior management of Inuvo and CPT, including the terms of the Financing, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management. We have also assumed that the Transaction will be consummated upon the terms set forth in the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein which would be in any way meaningful to our analysis. We have also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the Transaction, no modification, delay, limitation, restriction or conditions will be imposed that will have an adverse effect on Inuvo, Parent, CPT or the contemplated benefits of the Transaction in any way meaningful to our analysis.

Board of Directors of Inuvo, Inc.

November 1, 2018

This Fairness Opinion has been approved by a fairness committee of Canaccord Genuity in accordance with FINRA Rule 5150. Our Fairness Opinion is rendered on the basis of securities, economic and market conditions prevailing as of the date hereof and on the prospects, financial and otherwise, of Inuvo, known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Canaccord Genuity disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion. We have not been requested to conduct and we have not conducted, nor have we relied upon, any independent valuation or appraisal of any of the assets of Inuvo. We also have not evaluated the solvency of any party to the Agreement under any state or federal laws, rules or regulations relating to bankruptcy, insolvency or similar matters. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of Inuvo are as set forth in the financial statements of Inuvo provided to us.

This Fairness Opinion is limited to the fairness, from a financial point of view, to the holders of Common Stock of Inuvo (other than CPT, Parent and CPT Merger Sub and their respective affiliates) of the Merger Consideration, and we express no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Inuvo. Our Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Inuvo, nor does it address the underlying business decision of Inuvo to proceed with the Transaction or any view on any other term or aspect of the Agreement, including the Financing. We also note that we are not legal, accounting, regulatory or tax experts and have relied on the assessments made by Inuvo and its advisors with respect to such matters. We have not considered, and we express no opinion as to, the fairness of the amount or nature of the compensation to be paid to any of Inuvo’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be paid to the stockholders of Inuvo in the Transaction.

This Fairness Opinion, as set forth in this letter form, is directed to and for the information of the Board of Directors of Inuvo (in its capacity as such) in connection with its evaluation of the Transaction and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote with respect to the Mergers or any other aspect of the Transaction or how such stockholders should otherwise act on any matter relating to the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent.

Board of Directors of Inuvo, Inc.

November 1, 2018

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Common Stock of Inuvo (other than CPT, Parent and CPT Merger Sub and their respective affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Canaccord Genuity LLC

CANACCORD GENUITY LLC

Annex G

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex H

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GLOBAL PERFORMANCE BRANDS, INC.

Global Performance Brands, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.          The name of the corporation is Global Performance Brands, Inc., and was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 2, 2016.

2.          The Corporation has not received any payment for any of its stock and as of the date hereof it does not have any stockholders.

3.          This Certificate of Amendment was duly approved and adopted by the Unanimous Written Consent of the Board of Directors of this Corporation effective as of April 10, 2017, in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

4.          Article I of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

“ARTICLE I

Name of Corporation

The name of this corporation is ConversionPoint Technologies Inc.”

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts stated herein are true, this 11th day of April 2017.

GLOBAL PERFORMANCE BRANDS, INC.

By:	/s/ Robert Tallack
Robert Tallack
Chief Executive Officer

CERTIFICATE OF INCORPORATION

OF

GLOBAL PERFORMANCE BRANDS, INC.

ARTICLE I

Name of Corporation

The name of this corporation is Global Performance Brands, Inc.

ARTICLE II

Registered Office and Agent

The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, County of New Castle, and the name of its registered agent at that address is vCorp Services, LLC.

ARTICLE III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Authorized Capital Stock

This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock” and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 100,000,000 and each such share shall have a par value of $0.0001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $0.0001. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V
Incorporator

The incorporator is Gregory R. Carney, Esq., 11900 Olympic Boulevard, Suite 770, Los Angeles, California 90064.

ARTICLE VI

Limitation of Director Liability

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VII

Perpetual Existence

The corporation is to have perpetual existence.

ARTICLE VIII

Stockholder Meetings

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ARTICLE IX
Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend, and rescind the bylaws of this corporation, subject to any limitations expressed in such bylaws.

ARTICLE X

Amendment of Certificate of Incorporation

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

I, the undersigned, being the sole incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file, and record this Certificate, hereby declaring and certifying under penalty of perjury that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand.

Dated: November 2, 2016

/s/ Gregory R. Carney
Gregory R. Carney, Incorporator

Annex I

BYLAWS

OF

GLOBAL PERFORMANCE BRANDS, INC.

A Delaware Corporation

ARTICLE I

OFFICE

1.1           Registered Office. The registered office of Global Performance Brands, Inc., a Delaware corporation (hereinafter called the “Corporation”), in the State of Delaware shall be at 1013 Centre Road Suite 403-B, City of. Wilmington, County of New Castle, and the name of the registered agent in charge thereof shall be vCorp Services, LLC.

1.2           Principal Office. The principal office for the transaction of the business of the Corporation shall be 18400 Von Karman Avenue, Irvine, CA 92612. The Board of Directors (hereinafter called the “Board”) is hereby granted full power and authority to change the principal office from one location to another.

1.3           Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1           Annual Meetings. Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly come before such meetings in accordance with Section 2.11 of these Bylaws may be held at such time, date, and place as the Board shall determine by resolution.

2.2           Special Meetings. A special meeting of the stockholders for the transaction of any proper business may be called at any time only by the Board.

2.3           Place of Meetings. All meetings of the stockholders shall be held at such places within or without the State of Delaware, as may from time to time be designated by the person or persons calling the respective meeting and specified in the respective notices or waivers of notice thereof.

2.4           Notice of Meetings.

(a)          Except as otherwise required by law, written notice of each meeting of the stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Except as otherwise expressly required by law, no publication of any notice of a meeting of the stockholders shall be required. Every notice of a meeting of the stockholders shall state the place, date, and hour of the meeting, and in the case of a special meeting, shall also state the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall have waived such notice and such notice shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except as a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Except as otherwise expressly required by law. notice of any adjourned meeting of the stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

(b)          Whenever notice is required to be given to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any person shall deliver to the Corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any of the other sections, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this section.

2.5           Quorum. Except as provided by law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders of the Corporation or any adjournment thereof. The stockholders present at a duly called or held meeting at which a quorum is, present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum, and by any greater number of shares otherwise required to take such action by applicable law or the Certificate of Incorporation. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

2.6           Voting.

(a)          Each stockholder shall, at each meeting of the stockholders, be entitled to vote in person or by proxy each share or fractional share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by him and registered in his name on the books of the Corporation:

(i)          on the date fixed pursuant to Section 2.10 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting, or

(ii)         if no such record date shall have been so fixed, then (A) at the close of business on the day next preceding the day on which notice of the meeting shall be given or (B) if notice of the meeting shall be waived, at the close of business on the day next preceding the day on which the meeting shall be held.

(b)          Voting shall in all cases be subject to the provisions, of the Delaware General Corporation Law and to the following provisions:

(i)          Subject to Section 2.6(b)(vii), shares held by an administrator, executor, guardian, conservator, custodian, or other fiduciary may be voted by such holder either in person or by proxy, without a transfer of such shares into the holder’s name; and shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without a transfer of such shares into the trustee's name.

(ii)         Shares standing in the name of a receiver may be voted by such receiver; and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the receiver's name if authority to do so is contained in the order of the court by which such receiver was appointed.

(iii)        Subject to the provisions of the Delaware General Corporation Law, and except where otherwise agreed in writing between the parties, a stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

(iv)        Shares standing in the name of a minor may be voted and the Corporation may treat all rights incident thereto as exercisable by the minor, in person or by proxy, whether or not the Corporation has notice, actual or constructive, of the non-age, unless a guardian of the minor's property has been appointed and written notice of such appointment given to the Corporation.

(v)         Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxyholder as the bylaws of such other corporation may prescribe or, in the absence of such provision, as the board of directors of such other corporation may determine or, in the absence of such determination, by the chairman of the board, president or any vice president of such other corporation, or by any other person authorized to do so by the board, president or any vice president of such other corporation. Shares which are purported to be executed in the name of a corporation (whether or not any title of the person signing is indicated) shalt be presumed to be voted or the proxy executed in accordance with the provisions of this subdivision, unless the contrary is shown.

(vi)        Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors in such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

(vii)       Shares held by the Corporation in a fiduciary capacity, and shares of the Corporation held in a fiduciary capacity by any subsidiary, shall not be entitled to vote on any matter, except to the extent that the settlor or beneficial owner possesses and exercises a right to vote or to give the Corporation binding instructions as to how to vote such shares.

(viii)      If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees, persons entitled to vote under a stockholder voting agreement or otherwise, or if two or more persons (including proxyholders) have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(A)         If only one votes, such act binds all;

(B)         If more than one vote, the act of the majority so voting binds all;

(C)         If more than one vote, but the vote is evenly split on any particular matter, each fraction may vote the securities in question proportionately. If the instrument so filed or the registration of the shares shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this section shall be a majority or even split in interest.

(c)          Any such voting rights may be exercised by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized and delivered to the secretary of the meeting. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless revoked by the person executing it, prior to the vote pursuant thereto, by a writing delivered to the Corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by the person executing the proxy; provided. however, that no such proxy shall be valid after the expiration of three (3) years from the date of such proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of the Delaware General Corporation Law.

(d)          At any meeting of the stockholders, all matters, except as otherwise provided in the Certificate of Incorporation, in these Bylaws, or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present.

(e)          The vote at any meeting of the stockholders on any question need not be written ballot, unless so directed by the chairman of the meeting, provided, however, that any election of directors at any meeting must be conducted by written ballot upon demand made by any stockholder or stockholders present at the meeting before the voting begins. On a vote by ballot each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and it shall state the number of shares voted.

2.7           Action Without a Meeting. Any action which is required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware. its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors; provided, however, that a director may be elected at any time to fill a vacancy on the Board that has not been filled by the directors, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this section to the Corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate under any other section of this title, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such other section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with this section, and that written notice has been given as provided in this section.

2.8           List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.9           Judges. If at any meeting of the stockholders a vote by written ballot shall be taken on any question, the chairman of such meeting may appoint a judge or judges to act with respect to such vote. Each judge so appointed shall first subscribe an oath faithfully to execute the duties of a judge at such meeting with strict impartiality and according to the best of his ability. Such judges shall (i) decide upon the qualification of the voters; (ii) report the number of shares represented at the meeting and entitled to vote on such question; (iii) conduct the voting and accept the votes: and (iv) when the voting is completed, ascertain and report the number of shares voted respectively for and against the question. Reports of judges shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The judges need not be stockholders of the Corporation, and any officer of the Corporation may be a judge on any question other than a vote for or against a proposal in which he shall have a material interest

2.10           Fixing Date for Determination of Stockholders of Record.

(a)          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.

(b)          In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights, in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the Board may fix a new record date for the adjourned meeting.

2.11       Stockholder Proposals at Annual Meetings.

(a)          Business may be properly brought before an annual meeting by a stockholder only upon the stockholder's timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting as originally scheduled; provided, however, that in the event that less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. For purposes of this Section 2.11, any adjournment(s) or postponement(s) of the original meeting shall be deemed for purposes of notice toy be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary of the Corporation for the meeting as originally scheduled. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding the foregoing, nothing in this Section 2.11 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of the Board.

(b)          The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.11, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.12         Notice of Stockholder Nominees.

(a)          Nominations of persons for election to the Board of the Corporation shall be made only at, a meeting of stockholders and only (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.12. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the. Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than thirty (30) days nor more than sixty (60) days prior to the meeting; provided, however, that in the event that less than forty (40) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was, mailed or such public disclosure was made. For purposes of this Section 2.12, any adjournment(s) or postponement(s) of the original meeting shall be deemed for purposes of notice to be a continuation of the original meeting and no nominations by a stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Such stockholder's notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to the Securities Exchange Act of 1934, as amended, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Corporation's books, of such stockholder, and (B) the class and number of shares of the Corporation which are beneficially owned by such stockholder. Notwithstanding the foregoing, nothing in this Section 2 12 shall be interpreted or construed to require the inclusion of information about any such nominee in any proxy statement distributed by, at the discretion of, or on behalf of the. Board.

(b)          The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Section 2.12, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

BOARD OF DIRECTORS

3.1           General Powers. The property, business, and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2           Number and Term of Office. The authorized number of directors shall be no less than one (1) and no more than seven (7). The exact number of authorized directors shall be set by resolution of the Board of Directors, within the limits specified above. Directors need not be stockholders. Each director shall hold office until the next annual meeting and until a successor has been elected and qualified, or he resigns, or he is removed in a manner consistent with these Bylaws.

3.3           Election of Directors. The directors shall be elected annually by the stockholders of the Corporation and the persons receiving the greatest number of votes in accordance with the system of voting established by these Bylaws shall be the directors.

3.4           Resignation and Removal of Directors. Any director of the Corporation may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon its receipt; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any or all of the directors may be removed with or without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors. No reduction of the authorized number of directors shall have the effect of removing any director before his term of office expires.

3.6           Vacancies. Except as otherwise provided in the Certificate of Incorporation, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by a majority of the remaining directors though less than a quorum. Each director so chosen to fill a vacancy shall hold office until his successor shall have been elected and qualified or until he shall resign or shall have been removed in the manner hereinafter provided.

3.7           Place of Meeting. The Board may hold any of its meetings at such place or places within or without the State of Delaware as the Board may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board can hear each other. and such participation shall constitute presence in person at such meeting.

3.8           First Meeting. The Board shall meet as soon as practicable after each annual election of directors and notice of such first meeting shall not be required.

3.9           Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day not a legal holiday. Except as may be required by law or specified herein, notice of regular meetings need not be given.

3.10         Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the President or any two or more directors. Except as otherwise provided by law or by these Bylaws, notice of the time and place of each such special meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least five (5) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph or cable or be delivered personally not less than forty-eight (48) hours before the time at which the meeting is to be held. Except where otherwise required by law or by these Bylaws, notice of the purpose of a special meeting need not be given. Notice of any meeting of the Board shall not be required to be given to any director who is present at such meeting, except a director who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.11            Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, in the Certificate of Incorporation or by law, the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business, at any meeting of the Board, and all matters shall be decided at, any such meeting, a quorum being present, by the affirmative votes of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present Notice of an adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

3.12            Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

3.13            Compensation. The directors shall receive only such compensation for their services as directors as may be allowed by resolution of the Board. The Board may also provide that the Corporation shall reimburse each such director for any expense incurred by him on account of his attendance at any meetings of the Board or Committees of the Board. Neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

3.14            Committees of Directors.

(a)          The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board and except as otherwise limited by law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to act on behalf of the Board with regard to the following:

(i)          the approval of any action which, under the Delaware General Corporation La also requires stockholders’ approval or approval of the outstanding shares;

(ii)         the filling of vacancies on the Board of Directors or on any committees;

(iii)        the fixing of compensation of the directors for serving on the Board or on any committee;

(iv)        the amendment or repeal of Bylaws or the adoption of new Bylaws;

(v)         the amendment or repeal of any resolution of the Board of Directors which by its express terms is not so amendable or repealable;

(vi)        a distribution to the stockholders of the Corporation, except at a rate or in a periodic amount or within a price range determined by the Board of Directors; or

(vii)       the appointment of any other committees of the Board of Directors or the members thereof

(b)          Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of these Bylaws dealing with the place of meetings, regular meetings, special meetings and notice, quorum, Waiver of notice, adjournment, notice of adjournment and action without meeting, with such changes in the context of these Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, except that the time or regular meetings of committees may be determined by resolutions of the Board of Directors. Notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors or a committee may adopt rules for the government of such committee not inconsistent with the provisions of these Bylaws.

Any such committee shall keep written minutes of its meetings and report the same to the Board at the next regular meeting of the Board. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

3.15            Other Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more non-employee directors and one or more other disinterested persons, who need not be directors; for the purpose of providing advice to the Board regarding any matter, including but not limited to the compensation of officers and other key employees. For the purposes of this Section. a “disinterested person” means any person having no significant interest in the actions of the committee, as determined by the Board. Any such committee, to the extent provided in the resolution of the Board and except as otherwise limited by law, shall assist the Board in exercising pits powers and authority in the management of the business and affairs of the Corporation, but shall not itself exercise such powers and authority. Any such committee shall keep written minutes of pits meetings and report the same to the Board at the next regular meeting of the Board. In the absence or disqualification of a member of any such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint any disinterested person to act at the meeting in the place of any such absent or disqualified member. The compensation and reimbursement of expenses of the members of any such committee shall be determined by resolution passed by a majority of the whole Board. Neither the payment of such compensation nor the reimbursement of such expenses shall be construed to preclude any such member from serving the Corporation or its subsidiaries in any other capacity and receiving compensation therefor.

3.16            Certain Transactions. In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, and no act of the Corporation, shall ins any way be affected or invalidated by the fact that any of the directors of the Corporation are financially or otherwise interested in, or are directors or officers of, such other corporations; and, in the absence of fraud, any director, individually, or any firm of which any director may be a member, may be a party to, or may be financially or otherwise interested in, any contract or transaction of the Corporation; provided, in any case, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or committee. Any director of the Corporation. who is also a director or officer 'of any such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation that shall authorize any such contract, act or transaction, and may vote thereat to authorize any such contract, act, or transaction, with full force and effect as if he were not such director or officer of such other corporation or not so interested.

ARTICLE IV

OFFICERS

4.1           Corporate Officers.

(a)          The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer (Treasurer) and such other officers as may be appointed at the discretion of the Board in accordance with the provisions of Section 4.1(b).

(b)          In addition to the officers specified in Section 4.1(a), the Board may appoint such other officers as the Board may deem necessary or advisable, including one or more Assistant Secretaries and one or more Assistant Treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as the Board may from time to time determine. The Board may delegate to any officer of the Corporation or any committee of the Board the power to appoint, remove, and prescribe the duties of any officer provided for in this Section 4.1(b).

(c)          Any number of offices may bey held by the same person.

4.2           Election, Term of Office and Qualifications. The officers of the Corporation, except such officers as may be appointed in accordance with Sections 4.1(b) or 4.5, shall be appointed annually by the Board at the first meeting thereof held after the election of the Board. Each officer shall hold office until such officer shall resign or shall be removed by the Board (either with or without cause) or otherwise disqualified to serve, or the officer's successor shall be appointed and qualified.

4.3           Removal. Any officer of the Corporation may be removed, with or without cause, at any time at any regular or special meeting of the Board by a majority of the directors of the Board at the time in office or, except in the case of an officer appointed by the Board, by any officer of the Corporation or committee of the Board upon whom or which such power of removal maybe. conferred by the Board.

4.4           Resignations. Any officer may resign at any time by giving written notice of his resignation to the. Board, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof by the Board, President, or. Secretary, as the case may be; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.5           Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or other cause may be filled for the unexpired portion of the term thereof in the manner prescribed in these Bylaws for regular appointments or elections to such office.

4.6           Chief Executive Officer. The Chief Executive Officer of the Corporation shall be the chief executive officer of the Corporation, unless otherwise determined by the Board, and shall have, subject to the control of the. Board, general and active supervision and management over the business of the Corporation and over its several subordinate officers, assistants, agents, and employees. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board.

4.7           President. The President shall have, subject to the control of the Board and/or the Chief Executive Officer, general and active supervision and management over the business of the Corporation and over its several subordinate officers, assistants, agents and employees. The. President shall have such other powers and duties as may from time to time be assigned to him by the Chief Executive Officer, the Board or as prescribed by the Bylaws. At the request of the Chief Executive Officer, or in the case of the absence or inability to act of the Chief Executive Officer upon the request of the Board, the President shall perform the duties of the Chief Executive Officer and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.

4.8           Chief Financial Officer (Treasurer). The Chief Financial Officer (Treasurer) shall supervise, have custody of, and be responsible for all finds and securities of the Corporation. The Chief Financial Officer (Treasurer) shall deposit all such funds in the name of the Corporation in such banks, trust companies, or other depositories as shall be selected by the Board or in accordance with authority delegated by the Board. The Chief Financial Officer (Treasurer) shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever. The Chief Financial Officer (Treasurer) shall exercise general supervision over expenditures and disbursements made by officers, agents, and employees of the Corporation and the preparation of such records and reports in connection therewith as may be necessary or desirable. The Chief Financial Officer (Treasurer) shall, in general, perform all other duties incident to the office of Chief Financial Officer (Treasurer) and such other duties as from time to time may be assigned to the Chief Financial Officer (Treasurer) by the Board.

4.9           Secretary. The Secretary shall have the duty to record the proceedings of all meetings of the Board, of the stockholders, and of all committees of which a secretary shall not have been appointed in one or more books provided for that purpose. The Secretary shall see that all notices are duly given in accordance with these Bylaws and as required by law; shall be custodian of the seal of the Corporation and shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal; and. in general, he shall perform all the duties incident to the office of Secretary and such other duties as may from time to time be assigned to him by the Board.

4.10 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board. None of such officers shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary corporation, in any other capacity and receiving proper compensation therefor.

ARTICLE V

CONTRACTS, CHECKS, DRAFTS,

BANK ACCOUNTS, ETC.

5.1           Execution of Contracts. The Board, except as in these Bylaws otherwise provided, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board or by these Bylaws, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any account.

5.2           Checks, Drafts, Etc. All checks, drafts, or other orders for payment of money, notes, or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such person shall give such bond, if any, as the Board may require.

5.3           Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chief Executive Officer, President, Chief Financial Officer (Treasurer), or any other officer or officers, assistant or assistants, agent or agents or attorney or attorneys of the Corporation who shall from time to time be determined by the Board, may endorse, assign, and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

5.4           General and Special Bank Accounts. The Board may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies, or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE VI

SHARES AND THEIR TRANSFER

6.1           Certificates for Stock.

(a)          The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, in such form as the Board shall prescribe, signed by, or in the name of, the Corporation by the Chief Executive Officer or the President, and by the Chief Financial Officer (Treasurer) or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any of or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, any such certificates shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent, or registrar at the date of issue.

(b)          A record shall be kept of the respective names of the persons, firms, or corporations owning the stock represented by such certificates, the number and class of shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no news certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 6.4.

6.2           Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such holder's attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.3, and upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer, both the transferor and the transferee request the. Corporation to do so.

6.3           Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer, and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

6.4           Lost, Stolen, Destroyed and Mutilated Certificates. In any case of loss, theft, destruction, or mutilation of any certificate of stock, another may be issued in its place upon proof of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided, however, that a new certificate may be issued without requiring any bond when, in the judgment of the Board, it is proper to do so.

6.5           Payment for Shares. Certificates for shares may be issued prior to full payment under such restrictions and for such purposes as the. Board may provide; provided, however, that on any certificate issued to represent any partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.

ARTICLE VII

INDEMNIFICATION

7.1           Authorization For Indemnification. The Corporation may indemnify, in the manner and to the full extent permitted by law, any person (or the estate, heirs, executors, or administrators of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the. Corporation, and with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful

7.2           Advance of Expenses. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director or officer in defending or investigating any action, suit proceeding, or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director or officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or by the stockholders, that, based upon the facts known to the Board or counsel at the time such determination is made. (a) the director, officer, employee, or agent acted in bad faith or deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the director, officer, employee, or agent, it is more likely than not that it will ultimately be determined that such director, officer, employee or agent is not entitled to indemnification.

7.3           Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

7.4           Non-exclusivity. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee, or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.

ARTICLE VIII

MISCELLANEOUS

8.1           Seal. The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words and figures showing that the Corporation was incorporated in the State of Delaware and the year of incorporation.

8.2           Waiver of Notices. Whenever notice is required to be given by these Bylaws or the Certificate of Incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice. Attendance of a person at a meeting (whether in person or by proxy in the case of a meeting of stockholders) shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

8.3           Amendments. The original or other Bylaws of the Corporation may be adopted, amended, or repealed by the incorporators, by the initial directors if they were named in the Certificate of Incorporation, or, before the Corporation has received any payment for any of its stock, by its Board. After the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal Bylaws shall be in the Board; provided, however, that the fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

8.4           Representation of Other Corporations. The Chief Executive Officer, President, and Secretary of this Corporation is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized to do so by proxy or power of attorney duly executed by said officers.

8.5           Stock Purchase Plans. The Corporation may adopt and carry out a stock purchase plan or agreement or stock option plan or agreement providing for the issue and sale for such consideration as may be fixed of its unissued shares, or of issued shares acquired or to be acquired, to one or more of the employees or directors of the Corporation or of a subsidiary or to a trustee on their behalf and for the payment for such shares in installments or at one time, and may provide for aiding any such persons in paying for such shares by compensation for services rendered, promissory notes, or otherwise.

Any stock purchase plan or agreement or stock option plan or agreement may include, among other features, the fixing of eligibility for participation therein, the class and price of shares to be issued or sold under the plan or agreement, the number of shares which may be subscribed for, the method of payment therefor, the reservation of title until full payment therefor, the effect of the termination of employment and option or obligation on the part of the Corporation to repurchase the shares, the time limits of and termination of the plan and any other matters, not in violation of applicable law, as may be included in the plan as approved or authorized by the Board or any committee of the Board.

8.6           Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware. General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify the following:

1.          That I am the duly elected and acting Secretary of Global Performance Brands, Inc., a Delaware corporation; and

2.          That the foregoing Bylaws, comprising nineteen (19) pages, constitute the Bylaws of said Corporation as duly adopted by the incorporator of said Corporation and as duly approved by the board of directors of said Corporation by unanimous written consent effective as of November 23, 2016.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said Corporation effective as of November 23, 2016.

/s/ Stephen Blazick
Stephen Blazick, Secretary

Annex J-1

ARTICLES OF INCORPORATION

OF

NORTH STAR PETROLEUM, INC.

WE, THE UNDERSIGNED natural persons of the age of twenty-one (21) years or more, acting as incorporators of a corporation under the Nevada Business Corporation Act. adopt the following Articles of Incorporation for such corporation.

ARTICLE I - NAME

The name of the Corporation is North Star Petroleum, Inc.

ARTICLE II - DURATION

The duration of the corporation is perpetual.

ARTICLE III - PURPOSES

The purpose or purposes for which this corporation is engaged are:

(a)          To engage in the specific business of development of oil and gas properties and making investments, including investment in, purchase and ownership of any and all kinds of property, assets or business, whether alone or in conjunction with others. Also, to acquire, develop, explore and otherwise deal in and with all kinds of real and personal property and all related activities, and for any and all other lawful purposes.

(b)          To acquire by purchase, exchange, gift, bequest, subscription, or otherwise: and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange, or otherwise dispose of or deal in or with its own corporate securities or stock or other securities including, without limitations, any shares of stock, bonds, debentures, notes, mortgages, or other obligations. and any certificates, receipts or other instruments representing rights or interests therein on any property or assets created or issued by any person, firm. associate, or corporation. or instrumentalities thereof; to make payment therefor in any lawful manner or to issue in exchange therefor its unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers, and privileges in respect thereof.

(c)          To do each and everything necessary, suitable, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may, at any time, appear conducive to or expedient for the protection or benefit of this corporation, and to do said acts as fully and to the same extent as natural persons might, or could do in any part of the world as principals, agents, partners, trustees. or otherwise, either alone or in conjunction with any other person, association, or corporation.

(d)          The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Nevada; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.

ARTICLE IV - STOCK

The aggregate number of shares which this corporation shall have authority to issue is 100,000,000 shares of Common Stock having a par value of $.001 per share. All stock of the corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE V - AMENDMENT

These Articles of Incorporation may be amended by the affirmative vote of "a majority" of the shares entitled to vote on each such amendment.

ARTICLE VI - SHAREHOLDERS RIGHTS

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation.

ARTICLE VII - CAPITALIZATION

This corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of said shares.

ARTICLE VIII - INITIAL OFFICE AND AGENT

The Corporate Trust Company of Nevada
One East First Street
Reno, NV 89501

ARTICLE IX - DIRECTORS

The directors are hereby given the authority to do any act on behalf of the corporation by law and in each instance where the Business Corporation Act provides that the directors may act in certain instances where the Articles of Incorporation authorize such action by the directors, the directors are hereby given authority to act in such instances without specifically numerating such potential action or instance herein.

The directors are specifically given the authority to mortgage or pledge any or all assets of the business without stockholders' approval.

The number of directors constituting the initial Board of Directors of this corporation is three. The names and addresses of persons who are to serve as Directors until the first annual meeting of stockholders or until their successors are elected and qualify, are:

2

NAME	ADDRESS

Denny W. Nestripke	311 South State, Suite 410
Salt Lake City, UT 84111

Lester A. Perry	311 South State, Suite 410
Salt Lake City, UT 84111

Tracy L. Anderson	311 South State, Suite 410
Salt Lake City, UT 84111

ARTICLE X - INCORPORATORS

The name and address of each incorporator is:

NAME	ADDRESS

Thomas C. Kimble	311 South State, #440 Salt Lake City, UT 84111

Jody York	311 South State, #440 Salt Lake City, UT 84111

Van L. Butler	311 South State, #440 Salt Lake City, UT 84111

ARTICLE XI
COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

No contract or other transaction between this corporation and any one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or (b) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

3

Under penalties of perjury, we declare that these Articles of Incorporation have been examined by us and are, to the best of our knowledge and belief, true, correct and complete.

DATED this 28th day of October, 1987.

/s/ Thomas G. Kimble
Thomas G. Kimble

/s/ Jody York
Jody York

/s/ Van L. Butler
Van L. Butler

STATE OF UTAH	)
: ss.
COUNTY OF SALT LAKE	)

On the 28th day of October, 1987, personally appeared before me, Thomas G. Kimble, Jody York and Van L. Butler, who duly acknowledged to me that they signed the foregoing Articles of Incorporation.

[seal]

My Commission Expires:

/s/ Elizabeth L. Haws
Notary Public
Residing at Salt Lake City

4

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

NORTH STAR PETROLEUM, INC.

Pursuant to the applicable provisions of the Nevada Business Corporations Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST: The present name of the Corporation is North Star Petroleum, Inc.

SECOND: The following amendments to its Articles of Incorporation were adopted by majority vote of shareholders of the Corporation on May 10, 1990 in the manner prescribed by Nevada law.

1.          Article I, is amended as follows:

ARTICLE I CORPORATE NAME

The name of the corporation (hereinafter called the Corporation) is Gemstar Enterprises, Inc.

2.          Article IV is amended as follows:

ARTICLE IV - STOCK

A.           Common Stock.

The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 100,000,000 shares at a par value of $.02 per share. All stock when issued shall be full) paid and non-assessable.

No holder of shares of Common Stock of the corporation shall be entitled, as such, to any pre-eruptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or thereafter be authorized to issue. The Board of Directors of the corporation may, however, at its discretion, by resolution determine that any unissued securities of the corporation shall be offered for subscription solely to the holders of common stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said board at its discretion may determine.

Each share of common stock shall be entitled to one vote at stockholder’s meetings, either in person or by proxy. Cumulative voting in elections of Directors and all other matters brought before stockholder’s meetings, whether they be annual or special, shall not be permitted.

B.           Preferred Stock.

The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 5,000,000 shares, S.001 par value, which may be issued in such series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

500,000 shares, out of the total of 5,000,000 authorized shares of Preferred Stock shall be designated Series One Preferred Stock and shall have the designations, preferences and rights as set forth below:

1.          Shares in Series. The Corporation shall have 500,000 shares of authorized-preferred stock as "Series One Preferred Stock" (the "Series One Stock"). The shares of Series One Stock shall have a par value of $.001 per share.

2.          Voting Rights. The holders of record of said shares of the Series One Stock shall be entitled to one vote per share at all meetings of shareholders of the Corporation and said voting rights shall be equal in all respects to the voting rights of the Corporation’s common stock. The holders of record of shares of the Series One Stock shall vote such shores together with the holders of the Corporation's common stock, and not as a separate class.

3.          Liquidation Rights. In case of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, the holders of record of shares of the Series One Stock then outstanding shall be entitled to participate in the distributions, either in cash or in kind, of the remaining assets of the Corporation, after payment of its debts and liabilities, pro rata on a share for share basis as to all outstanding Series One Preferred Stock on the basis of par value plus unpaid dividends and prior to any distribution to the holders of the shares of the Corporation's outstanding common stock. For purposes of this paragraph 3, a consolidation or merger of the Corporation with any other corporation, whether or not the Corporation is the surviving corporation of such transaction, or a sale, lease, mortgage, pledge, exchange, transfer or other disposition by the Corporation of all or substantially all of its assets, shall not be deemed a liquidation, dissolution or winding-up of the Corporation.

4.          Quarterly Dividends. The holders of record of shares of the Series One Stock outstanding shall be entitled to receive preferential cash dividends, when and as declared by the Board of Directors in its discretion and only out of funds lawfully available for the payment of dividends under the laws of the State of Nevada, at the rate of $.10 per share, payable annually for the prior fiscal year 90 days after the end of said year, commencing for the fiscal year ending in 1992, before any dividends shall be declared, distributed or set aside for distribution to the holders of any other class or series of the Corporation's capital stock. Such Series One Stock dividends shall be cumulative from year to year until paid in full. The holders of said shares of Series One. Stock shall at m: time have any right to any other or further dividend of any kind.

5.          Redemption. The Series One Preferred Shares shall not be subject to redemption unless agreed upon by the Corporation and the holders thereof.

6.          Other Matters. The holders of the shares of Series One Stock will have no pre-emptive or other rights other than as established by Nevada law.

3.          Article XII is added as follows:

ARTICLE XII

LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78.300.

The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.

THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 10,977,250 shares.

FOURTH: The number of shares voted for such amendments was 5,517,200 and the number voted against such amendments was 5,000. DATED this 10th day of May, 1990.

Attest:	NORTH STAR PETROLEUM, INC.

/s/ Denny W. Nestripke	By:	/s/ Denny W. Nestripke
Secretary		President

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GEMSTAR ENTERPRISES, INC.

Pursuant to the applicable provisions of the Nevada Revised Statutes, Gemstar Enterprises, Inc. (the "Corporation") hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:             The present name of the Corporation is Gemstar Enterprises, Inc.

SECOND:        The following amendment to its Articles of Incorporation was adopted by majority vote of shareholders of the

Corporation on May 10, 1990, in the manner prescribed by Nevada law:

1.          Article IV is amended by adding to "B. Preferred Stock" a paragraph 7 as follows:

7.          Conversion. The Series One Preferred Shares shall be convertible into two shares of Common Stock at any time subsequent to September 30, 1992.

THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 10,977,250 shares.

FOURTH: The number of shares voted for such amendments was 5,517,200 and the number voted against such amendments was 5,000. DATED this13th day of July, 1990.

GEMSTAR ENTERPRISES, INC.

/s/ Denny W. Nestripke	By:	/s/ Denny W. Nestripke
Secretary		President

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

GEMSTAR ENTERPRISES, INC.

Pursuant to the applicable provisions of the Nevada Revised Statutes, the undersigned officer, duly authorized by the shareholders of GEMSTAR ENTERPRISES, INC., adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST: The present name of the Corporation is Gemstar Enterprises, Inc.

SECOND: The following Amendment to the Articles of Incorporation was adopted by a majority vote of the shareholders of the Corporation eligible to vote on the 25th day of March, 1996 pursuant to Section 78.320 of the Nevada Revised Statutes.

1.          Article IV - Stock is amended only with respect to paragraph A. Common Stock as follows. Paragraph B. Preferred Stock is not amended by this Amendment to the Articles of Incorporation.

ARTICLE IV - STOCK

A.           Common Stock.

The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is 100,000,000 shares at a par value of $.001 per share. All stock when issued shall be fully paid and non-assessable. The Board of Directors of the Corporation may, at its discretion and by resolution of the majority of all of the members of the Board of Directors at the time of such resolution, issue any authorized but unissued Common Stock of the Corporation which has not been reserved for issuance upon the exercise of any outstanding warrants, options, or other document evidencing the right to acquire the Common Stock of the Corporation.

Each share of Common Stock shall be entitled to one vote at any meeting of the Corporation's shareholders duly called for in accordance with the Nevada Revised Statutes, either in person or by proxy. Cumulative voting shall not be permitted for the election of individuals to the Corporation's Board of Directors or for any other matters brought before any meeting of the Corporation's shareholders, regardless of the nature thereof. Shareholders of the Corporation's Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Corporation.

THIRD: The number of shares of the Corporation outstanding stock eligible to vote on March 25, 1996, the date that this Amendment was adopted by the shareholders of the Corporation, was 6,758,614 shares.

FOURTH: The number of shares of the Corporation that voted for the adoption of this Amendment was 4,915,000 shares, representing 73% of the shares eligible to vote. There were no shares voted against the adoption of this Amendment.

DATED this 26th day of April 1996

Attest:	GEMSTAR ENTERPRISES, INC.

Denny W. Nestripke	By:	/s/ Denny W. Nestripke
Secretary		President

AFFIRMATION

State of California
County of Riverside

Subscribed and affirmed before mc, Kathleen Jones, Notary Public, on this 26th day of April, 1996, by Denny W. Nestripke, who attests, deposes and states that be signed this Amendment to the Articles of Incorporation in his capacity as Secretary and President of Gemstar Enterprises, Inc., that he has read these Articles of Amendment, that he knows the contents thereof and that these Articles of Amendment contain the Amendment du! adopted on March 25, 1996, by those shareholders of Gemstar Enterprises, Inc. eligible to vote in accordance with Section 78.320 of the Nevada Revised Statutes.

WITNESS my hand and official seal.

[seal]

/s/ Kathleen Jones
Signature of Notary

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

GEMSTAR ENTERPRISES, INC.

Pursuant to the provisions of Section 78.385 et. Seq. of the Nevada Revised statutes, Gemstar Enterprises Inc., a Nevada corporation, hereinafter referred to as the "Corporation," hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:            The name of the Corporation is Gemstar Enterprises. Inc.

SECOND:       Article I of the of the Articles of Incorporation shall be amended to read as follow:

Article 1

The name of the Corporation is CGI Holding Corporation

THIRD:           By executing these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that on June 30, 1997, the foregoing amendment to the Articles of Incorporation of Gemstar Enterprises, Inc. was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the consent of the majority of the Corporation's shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendment to the Articles of Incorporation was 10,758,614 of which 6,634,750 shares voted for, no shares voted against and no shares abstained from the foregoing amendment to the Articles of Incorporation. No other class or shares was entitled to vote thereon as a class.

Dated this 8th day of August 1997

/s/ Denny W. Nestripke
Denny W. Nestripke, President, Secretary

State of Utah	)
:
County of Salt Lake))

On this 8th day of August, 1997, personally appeared before me, the undersigned, a notary public, Denny Nestripke, who being by me first duly sworn, declared that they are the president and secretary, respectively, of the above-named corporation, that they signed the foregoing Articles of Amendment to the Articles of Incorporation and that the statements contained therein are true.

[seal]	WITNESS MY HAND AND OFFICIAL SEAL.

Signature of Notary

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number
Dean Heller	20060158114-48
Secretary of State	Filing Date and Time: 03/14/2006 12:05 PM
State of Nevada	Entity Number: C8333-1987

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CGI HOLDING CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

The name of the corporation is amended so that as amended it reads as follows:

THINK PARTNERSHIP INC.

The first sentence of section A of Article IV-Stock of the Articles of Incorporation is amended so that as amended it reads as follows:

A. COMMON STOCK.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 29,843,991 affirmative votes

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): Gerard M Jacobs, CEO

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 03/25/05

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20080623026-89
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/19/2008 1:46 PM
	Entity Number C8333-1987

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

THINK PARTNERSHIP INC.

2. The articles have been amended as follows: (provide article numbers, if available)

The name of the corporation is amended so that as amended it reads as follows:

KOWABUNGA! INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 36,049,930 Affirmative votes

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X SECRETARY & GENERAL COUNSEL

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 7-1-08

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90):

Attn:

c/o:

3) (Choose one)

☐ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

☒ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4) Owner's approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box ☐ and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity):

(a) Owner's approval was not required from

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 2 2007
Revised on: 01/01/07

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(b) The plan was approved by the required consent of the owners of*:

INUVO, INC.
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

KOWABUNGA! INC.
Name of surviving entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 3 2007
Revised on: 01/01/07

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 4 2007
Revised on: 01/01/07

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 5

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

ARTICLE I - NAME

THE NAME OF THE CORPORATION IS INUVO, INC.

6) Location of Plan of Merger (check a or b):

☐ (a) The entire plan of merger is attached;

or,

☒ (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date (optional):** 7/30/09

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 5 2007
Revised on: 01/01/07

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

(If there are more than four merging entities, check box ☐ and attach an 8 ½" x 11" blank sheet containing the required information for each additional entity.):

INUVO, INC.
Name of merging entity

X [signature] | President | 6/5/09
Signature | Title | Date

Name of merging entity

X
Signature | Title | Date

Name of merging entity

X
Signature | Title | Date

Name of merging entity

X
Signature | Title | Date

KOWABUNGA! INC.
Name of surviving entity

X [signature] | Chief Executive officer | 6/5/09
Signature | Title | Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger Page 6 2007
Revised on: 01/01/07

090301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20100866550-23
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/18/2010 10:15 AM
	Entity Number C8333-1987

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Inuvo, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

one share of common stock after the change for every 10 shares of common stock before the change; no shares of preferred outstanding therefore no change in the preferred stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

round up

7. Effective date of filing: (optional) close of business December 10, 2010

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

Chief Financial Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split
Revised: 3-6-09

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120144902-25
	Filing Date and Time 02/29/2012 11:32 AM
	Entity Number C8333-1987

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Inuvo, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV - Stock is hereby deleted in its entirety and replaced with the text set forth hereto and incorporated herein by such reference.

A. Common Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

CONTINUATION TO

CERTIFICATE OF AMENDMENT

FOR INUVO, INC.

(PURSUANT TO NRS 78.385 AND 78.390)

ARTICLE IV — STOCK

A.           Common Stock — continued

but unissued Common Stock of the Corporation which has not been reserved for issuance upon the exercise of any outstanding warrants, options or other document evidencing the right to acquire the Common Stock of the Corporation.

Each share of Common Stock shall be entitled to one vote at any meeting of the Corporation's shareholders duly called for in accordance with the Nevada Revised Statutes, either in person or by proxy. Cumulative voting shall not be permitted for the election of individuals to the Corporation's Board of Directors or for any other matters brought before any meeting of the Corporation's shareholders, regardless of the nature thereof. Shareholders of the Corporation's Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Corporation.

B.           Preferred Stock.

The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is 500,000 shares, $0.00 I par value, which may be issued in such series, with such designations, stated values, rights, qualification or limitations as determined solely by the Board of Directors of the Corporation.

Annex J-2

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Inuvo, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV - Stock is hereby deleted in its entirety and replaced with the text set forth hereto and incorporated herein by reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Reset

CONTINUATION TO

CERTIFICATE OF AMENDMENT

FOR INUVO, INC.

(PURSUANT TO NRS 78.385 AND 78.390)

ARTICLE IV – STOCK

A.            Common Stock – continued

right to acquire the Common Stock of Corporation.

Each share of Common Stock shall be entitled to one vote at any meeting of the Corporation’s shareholders duly called for in accordance with the Nevada Revised Statutes, either in person or by proxy. Cumulative voting shall not be permitted for the election of individuals to the Corporation’s Board of Directors or for any other matters brought before any meeting of the Corporation’s shareholders, regardless of the nature thereof. Shareholders holding the Corporation’s Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Company.

B.           Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is 500,000 shares, $0.001 par value, which may be issued in such series, with such designation, stated values, rights, qualifications or limitations, as determined solely by the Board of Directors of the Corporations.

Annex K

AMENDED AND RESTATED
BY-LAWS
OF
INUVO, INC.

ARTICLE I — OFFICES

The corporation’s duly appointed resident agent in the State of Nevada upon whom process can be served is: Incorp Services, Inc., 3675 Pecos-McLeod, Suite 1400, Las Vegas, Nevada 89121-3881. The corporation may have such offices, either within or without the State of incorporation as the board of directors may designate or as the business of the corporation may from time to time require.

ARTICLE II — STOCKHOLDERS

1.            ANNUAL MEETING.

The annual meeting of the stockholders shall be held on such date as is determined by the board of directors for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

2.            SPECIAL MEETINGS.

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the directors, and shall be called by the president at the request of the holders of not less than ten percent of all the outstanding shares of the corporation entitled to vote at the meeting.

3.            PLACE OF MEETING.

The directors may designate any place, either within or without the State unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the directors. A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the State unless otherwise prescribed by statute, as the place of holding such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation.

4.            NOTICE OF MEETING.

Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary or the officer or persons calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books of the corporation, with postage thereon pre-paid.

5.            CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.

For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the directors of the corporation may provide that the stock transfer books shall be closed for a stated period but not to exceed, in any case, thirty days; provided, however, that for so long as any class of the corporation’s capital stock is listed on an exchange or included for quotation on an interdealer quotation system, the directors of the corporation shall not authorize closing of the stock transfer books for any purpose. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty days and in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

6.            VOTING LISTS.

The officer or agent having charge of the stock transfer books for shares of the corporation shall make, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the principal office of the corporation or transfer agent and shall be subject to inspection by any stockholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock transfer book shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at the meeting of stockholders.

2

7.            QUORUM.

Unless otherwise provided by law, at any meeting of stockholders one-third of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than said number of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

8.            PROXIES.

At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting.

9.            VOTING.

Each stockholder entitled to vote in accordance with the terms and provisions of the certificate of incorporation and these by-laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholders. Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the certificate of incorporation or the laws of this State.

10.          ORDER OF BUSINESS.

The order of business at all meetings of the stockholders shall be as follows:

1.	Roll Call.

2.	Proof of notice of meeting or waiver of notice.

3.	Reading of minutes of preceding meeting.

4.	Reports of Officers.

5.	Reports of Committees.

6.	Election of Directors.

7.	Unfinished Business

8.	New Business.

11.          INFORMAL ACTION BY STOCKHOLDERS.

Unless otherwise provided by law, any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the same percentage of all the stockholders entitled to vote with respect to the subject matter thereof as would be required to take such action at a meeting.

3

ARTICLE III — BOARD OF DIRECTORS

1.            GENERAL POWERS.

The business and affairs of the corporation shall be managed by its board of directors. The directors shall in all cases act as a board, and they may adopt such rules and regulations for the conduct of their meetings and the management of the corporation, as they may deem proper, not inconsistent with these bylaws and the laws of this State.

2.            NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall be established by the board of directors, but shall not be less than one. The directors shall be elected at the annual meeting of the stockholders. Directors shall be divided into three classes, as equal in number as may be possible, and designated Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors. Directors shall be elected for a full term of three years; provided, however, that commencing with the board of directors elected at the 2008 annual meeting, the terms of the Class I and Class II directors shall be shortened, to the 2009 and 2010 annual meetings, respectively. The terms of the Class III directors elected at 2008 annual meeting shall be for a full three year term, expiring at the 2011 annual meeting. The term of office of each person elected as a director will continue until the designated annual meeting for the class of director or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the stockholders. Any reduction of the authorized number of directors may not remove any director prior to the expiration of that director’s term of office, unless, at the time of such decrease, there shall be vacancies on the Board that are being eliminated by such reduction. With the consent of the serving director, the corporation may assign such serving director to any other Class of directors.

3.            REGULAR MEETINGS.

A regular meeting of the directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders. The directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

4.            SPECIAL MEETINGS.

Special meetings of the directors may be called by or at the request of the president or any director. The person or persons authorized to call special meetings of the directors may fix the place for holding any special meeting of the directors called by them. A director may attend any meeting by telephonic participation at the meeting.

5.            NOTICE.

Notice of any special meeting shall be given at least two days previously thereto by written notice delivered personally, by electronic mail, by facsimile, or by telegram or mailed to each director at his business address. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4

6.            QUORUM.

At any meeting of the directors a majority shall constitute a quorum for the transaction of business, but if less than said number is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

7.            MANNER OF ACTING.

The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the directors.

8.            NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason except the removal of directors without cause may be filled by a vote of a majority of the directors then in office, although less than a quorum exists. Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

9.            REMOVAL OF DIRECTORS.

Any or all of the directors may be removed for cause by vote of the stockholders or by action of the board. Directors may be removed without cause only by vote of the stockholders.

10.          RESIGNATION.

A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

5

11.          COMPENSATION.

The board of directors shall have the authority to fix the compensation of directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

12.          PRESUMPTION OF ASSENT.

A director of the corporation who is present at a meeting of the directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

13.          EXECUTIVE AND OTHER COMMITTEES.

The board, by resolution, may designate from among its members an executive committee and other committees, each consisting of two or more directors. Each such committee shall serve at the pleasure of the board.

ARTICLE IV — OFFICERS

1.            NUMBER.

The officers of the corporation shall be a president and chief executive officer, a secretary and a treasurer, each of whom shall be elected by the directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the directors.

2.            ELECTION AND TERM OF OFFICE.

The officers of the corporation to be elected by the directors shall be elected annually at the first meeting of the directors held after each annual meeting of the stockholders. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

3.            REMOVAL.

Any officer or agent elected or appointed by the directors may be removed by the directors whenever in their judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.            VACANCIES.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the directors for the unexpired portion of the term.

6

5.            PRESIDENT.

The president shall be the principal executive officer of the corporation and, subject to the control of the directors, shall in general supervise and control all of the business and affairs of the corporation. He shall, when present, preside at all meetings of the stockholders and of the directors. He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by these by-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the president and such other duties as may be prescribed by the directors from time to time.

6.            VICE-PRESIDENT.

In the absence of the president or in event of his death, inability or refusal to act, a vice-president may perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. A vice-president shall perform such other duties as from time to time may be assigned to him by the president or by the directors.

7.            SECRETARY.

The secretary shall keep the minutes of the stockholders’ and of the directors’ meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of these by-laws or as required, be custodian of the corporate records and of the seal of the corporation and keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder, have general charge of the stock transfer books of the corporation and in general perform all duties incident to the office of the secretary and such other duties as from time to time may be assigned to him by the president or by the directors.

8.            TREASURER.

If required by the directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the directors shall determine. He shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with these by-laws and in general perform all of the duties incident to the office of the treasurer and such other duties as from time to time may be assigned to him by the president or by the directors.

9.            SALARIES.

The salaries of the officers shall be fixed from time to time by the directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

7

ARTICLE V — CONTRACTS, LOANS, CHECKS AND DEPOSITS

1.            CONTRACTS.

The directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

2.            LOANS.

No loans shall be contracted on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the directors. Such authority may be general or confined to specific instances.

3.            CHECKS, DRAFTS, ETC.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the directors.

4.            DEPOSITS.

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the directors may select.

ARTICLE VI — CERTIFICATES FOR SHARES AND THEIR TRANSFER

1.            CERTIFICATES.

The name and address of the stockholders, the number of shares and date of issue, shall be entered in the stock transfer books of the corporation. Shares of the capital stock of the corporation may be certificated or uncertificated, as provided under Nevada law. Any certificates for shares (“Certificates”) shall be in such form, consistent with law and the Articles of Incorporation, as shall be approved by the board of directors. Any Certificates for each class, or series within a class, of shares, shall be numbered consecutively as issued or otherwise identified. Any Certificate shall be signed (either manually or in facsimile) by (i) the president or a vice president and (ii) the secretary or an assistant secretary, or by any two or more officers who may be designated by the board or directors, and may have affixed thereto the corporate seal, which may be a facsimile, engraved or printed.

2.            UNCERTIFICATED SHARES.

The board of directors may authorize the issuance of uncertificated or book-entry shares of some or all of the shares of any or all of its classes or series. The issuance of uncertificated or book-entry shares has no effect on existing certificates for shares until surrendered to the corporation, or on the respective rights and obligations of the stockholders. Within a reasonable time after the issuance or transfer of shares without certificates and a least annually thereafter, the corporation shall send the stockholder a written statement certifying the number of shares in the corporation owned by the stockholder. Notwithstanding the foregoing, upon the written request of a holder of shares of the corporation delivered to the Secretary of the corporation or the corporation’s transfer agent, such holder is entitled to receive one or more certificates representing the shares of capital stock of the corporation held by such holder.

8

3.            RECORD OF CERTIFICATES; TRANSFERS.

Transfers of certificated shares shall be assignable and transferable only on the books of the corporation or by transfer agents designated to transfer shares of the stock of the corporation. An outstanding certificate for the number of shares involved shall be surrendered for cancellation, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, before a new certificate or uncertificated share is issued therefor. Transfers of uncertificated shares of capital stock shall be entered on the books of the corporation only by the holder thereof or by attorney upon presentment of proper evidence of succession, assignment or authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation. The corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof except as expressly provided by the laws of this State.

4.            LOST, STOLEN OR DESTROYED CERTIFICATES.

The corporation may issue a new certificate of stock or, if authorized by the board of directors or these by-laws, uncertificated shares in place of a certificate previously issued by it and alleged to have been lost, stolen or destroyed. Any person claiming a Certificate to be lost, stolen or destroyed shall make affidavit or affirmation of that fact in such form as the corporation may require and, if the board, the president or the secretary shall so require, shall give the corporation and/or the transfer agents and registrars, if they shall so require, a bond of indemnity, in form and with one or more sureties satisfactory to the board, the president, the secretary and/or the transfer agents and registrars, in such amount as the board, the president or the secretary may direct and/or the transfer agents and registrars may require, whereupon a new Certificate or uncertificated shares may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed. An uncertificated share may be issued in place of the lost, stolen or destroyed Certificate.

ARTICLE VII — FISCAL YEAR

The fiscal year of the corporation shall end on the last day of such month on each year as the directors may prescribe.

ARTICLE VIII — DIVIDENDS

The directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

9

ARTICLE IX — SEAL

The directors may, in their discretion, provide a corporate seal which shall have inscribed thereon the name of the corporation, the state of incorporation, and the words, “Corporate Seal’.

ARTICLE X — WAIVER OF NOTICE

Unless otherwise provided by law, whenever any notice is required to be given to any stockholder or director of the corporation under the provisions of these by-laws or under the provisions of the certificate of incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI — AMENDMENTS

These by-laws may be altered, amended or repealed and new by-laws may be adopted by action of the board of directors.

ARTICLE XII — INDEMNIFICATION

1.            INDEMNIFICATION OF THIRD PARTY ACTIONS.

The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.            INDEMNIFICATION - CORPORATE ACTIONS.

The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.

10

3.            DETERMINATION.

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 and 2 of this Article XII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attomey’s fees) which he actually and reasonably incurred in connection therewith. Any other indemnification under Section 1 and 2 of this Article XII not ordered by a court shall be made by the corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 hereof. Such determination shall be made either by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) by independent legal counsel in a written opinion, or (3) by the stockholders by a majority vote of a quorum of stockholders at any meeting duly called for such purpose.

4.            GENERAL INDEMNIFICATION.

The indemnification and advancement of expenses provided by this Article may not be construed to be exclusive of any of the rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in another capacity while holding office.

5.            ADVANCES.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent that he shall repay the amount advanced if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized by this Article.

6.            SCOPE OF INDEMNIFICATION.

The indemnification and advancement of expenses authorized by this Article shall apply to all present and future directors, officers, employees and agents of the corporation and shall continue as to such persons who cease to be directors, officers, employees, or agents of the corporation and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification and advancement of expenses provided by law.

11

7.            INSURANCE.

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status in any such capacity, whether or not the corporation would have the power to indemnify him against any such liability under the provision of this Article X11 or the laws of the State of Nevada, as the same may hereafter be amended or modified.

12